UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

METSERA, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☐	Fee paid previously with preliminary materials

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION, DATED OCTOBER 6, 2025

METSERA, INC.

3 World Trade Center

175 Greenwich Street

New York, NY 10007

[    ], 2025

Dear Metsera Stockholder:

You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, which we refer to as the “Special Meeting”) of stockholders of Metsera, Inc., a Delaware corporation (which we refer to as “Metsera”, the “Company”, “we”, “us” and “our”) to be held virtually via live webcast on [    ], 2025, beginning at [    ] Eastern Time (unless the Special Meeting is adjourned or postponed). Metsera stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/MTSR2025SM, which we refer to as the “Special Meeting website”. To attend the Special Meeting, you must pre-register at [    ] by [    ] Eastern Time on [    ], 2025. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “present” shall mean virtually present at the Special Meeting.

At the Special Meeting, you will be asked to consider and vote on (a) a proposal to adopt the Agreement and Plan of Merger, dated as of September 21, 2025 (as it may be amended from time to time, which we refer to as the “Merger Agreement”), by and among Pfizer Inc., a Delaware corporation (which we refer to as “Parent” or “Pfizer”), Mayfair Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (which we refer to as “Merger Sub”), and Metsera, including the form of contingent value rights agreement (which we refer to as the “CVR Agreement”) to be entered into at or immediately prior to the Effective Time (which we define below), by Parent and a rights agent determined in accordance with the Merger Agreement (which we refer to as the “Merger Agreement Proposal”) and (b) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”). Pursuant to the terms of the Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Metsera (which we refer to as the “Merger”), with Metsera continuing as the surviving corporation in the Merger and as a wholly-owned subsidiary of Parent.

The Merger Agreement provides that, subject to certain exceptions, each share of common stock, par value $0.00001 per share, of Metsera (which we refer to as “Metsera common stock”) issued and outstanding immediately prior to the effective time of the Merger (which we refer to as the “Effective Time”) will at the Effective Time automatically be converted into the right to receive (i) $47.50 in cash without interest and less any applicable withholding taxes (which we refer to as the “Closing Amount”), and (ii) one contractual contingent value right (which we refer to as a “CVR”), which shall represent the right to receive contingent payments in cash, without interest and less any applicable withholding taxes, upon the achievement of certain Milestones (which we define in the section of this proxy statement entitled “Form of Contingent Value Rights Agreement”), and subject to the terms and conditions set forth in the CVR Agreement (we refer to the consideration contemplated by (i) and (ii), together, as the “Merger Consideration”).

If the Merger is consummated, you will be entitled to receive the Merger Consideration, less any applicable withholding taxes, for each share of Metsera common stock that you own immediately prior to the Effective Time (unless you have properly and validly exercised and do not withdraw your appraisal rights under Section 262 of the General Corporation Law of the State of Delaware).

The Board of Directors of Metsera, after considering the factors more fully described in the enclosed proxy statement, has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger (collectively, the “Transactions”) are fair to and in the best interests of Metsera and Metsera stockholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the execution, delivery and performance of the Merger Agreement, (iii) approved Metsera entering into the voting and support agreements with each of each of ARCH Venture Fund XII, L.P., ARCH Venture Fund XIII, L.P., Validae Health, L.P. and Population Health Partners GP, LLC and Parent (each, a “Voting and Support Agreement” and together, the “Voting and Support Agreements”), including the execution and delivery of the Voting and Support Agreements, (iv) directed that the adoption of the Merger Agreement be submitted to a vote of Metsera stockholders at the Special Meeting and (v) resolved to recommend adoption of the Merger Agreement and approval of the Merger by Metsera stockholders. The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; and (2) “FOR” the Adjournment Proposal.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement (including the form of CVR Agreement, which is an exhibit to the Merger Agreement) and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.

The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.

Whether or not you plan to attend the Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting”). If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name”, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot consummate the Merger unless the Merger Agreement Proposal is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Metsera common stock entitled to vote thereon at the Special Meeting. If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: 1 (877) 825-8793

Banks and Brokers may call collect: 1 (212) 750-5833

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of these matters.

Sincerely,

Whit Bernard
Co-Founder, Chief Executive Officer and President
Metsera, Inc.

2

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [    ], 2025, and, together with the enclosed form of proxy card, is first being mailed to Metsera stockholders on or about [    ], 2025.

3

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION, DATED OCTOBER 6, 2025

METSERA, INC.

3 World Trade Center

175 Greenwich Street

New York, NY 10007

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [    ], 2025

Notice is hereby given that a special meeting (including any adjournments or postponements thereof, which we refer to as the “Special Meeting”) of stockholders of Metsera, Inc., a Delaware corporation (which we refer to as “Metsera”, the “Company”, “we”, “us” and “our”), will be held virtually via live webcast on [    ], 2025, beginning at [    ] Eastern Time (unless the Special Meeting is adjourned or postponed). Metsera stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/MTSR2025SM, which we refer to as the “Special Meeting website”. To attend the Special Meeting, you must pre-register at [    ] by [    ] Eastern Time on [    ], 2025. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “present” shall mean virtually present at the Special Meeting. The Special Meeting is being held for the following purposes:

1.

To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of September 21, 2025 (as it may be amended from time to time, which we refer to as the “Merger Agreement”), by and among Pfizer Inc., a Delaware corporation (which we refer to as “Parent” or “Pfizer”), Mayfair Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (which we refer to as “Merger Sub”), and Metsera, pursuant to which Merger Sub will merge with and into Metsera (which we refer to as the “Merger”), with Metsera continuing as the surviving corporation in the Merger and as a wholly-owned subsidiary of Parent (which we refer to as the “Merger Agreement Proposal”); and

2.

To consider and vote on any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”).

Only Metsera stockholders of record as of the close of business on [    ], 2025, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; and (2) “FOR” the Adjournment Proposal.

Whether or not you plan to attend the Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting”). If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name”, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the Merger Agreement Proposal and “FOR” the Adjournment Proposal.

Sincerely,

Whit Bernard
Co-Founder, Chief Executive Officer and President
Metsera, Inc.

Dated: [ ], 2025

2

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) OVER THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote before the Special Meeting in the manner described in the enclosed proxy statement.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Adjournment Proposal.

You should carefully read and consider the entire accompanying proxy statement and its annexes, including the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Metsera common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: 1 (877) 825-8793

Banks and Brokers may call collect: 1 (212) 750-5833

i

ii

Page
Exchange and Payment Procedures	88
Withholding	89
Representations and Warranties	89
Conduct of Business Pending the Merger	92
Restrictions on Solicitation of Company Takeover Proposals; The Board’s Recommendation; Change of Recommendation	94
Employee Benefits	98
Indemnification and Insurance	99
Other Covenants	101
Conditions to the Closing of the Merger	104
Termination of the Merger Agreement	105
Termination Fees	106
Specific Enforcement	107
Limitations of Liability	107
Expenses	107
Amendments and Waivers	108
Governing Law	108

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT	109

VOTING AND SUPPORT AGREEMENT	112

Voting and Support	112
Restrictions on Transfer	112
Non-Solicitation	113
Termination	113

PROPOSAL 2: THE ADJOURNMENT PROPOSAL	114

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	115

OTHER MATTERS	117

Other Matters	117
Important Notice Regarding Internet Availability of Materials	117
Householding of Proxy Materials	117
Submission of Stockholder Proposals	117

WHERE YOU CAN FIND MORE INFORMATION	119

MISCELLANEOUS	120

Annex A Agreement and Plan of Merger, dated as of September 21, 2025, among Pfizer Inc., Mayfair Merger Sub, Inc. and Metsera, Inc.	A-1

Annex B Opinion of Goldman Sachs LLC, dated as of September 21, 2025	B-1

Annex C Opinion of Guggenheim Securities, LLC, dated as of September 21, 2025	C-1

Annex D Voting and Support Agreement, dated as of September  21, 2025, by and between Pfizer Inc., Metsera, Inc., ARCH Venture Fund XII, L.P., ARCH Venture Partners XII, L.P., ARCH Venture Partners XII, LLC, ARCH Venture Fund XIII, L.P., ARCH Venture Partners XIII, L.P. and ARCH Venture Partners XIII, LLC

D-1

Annex E Voting and Support Agreement, dated as of September 21, 2025, by and between Pfizer Inc., Metsera, Inc., Validae Health, L.P. and Population Health Partners GP, LLC	E-1

Annex F Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 26, 2025	F-1

Annex G Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed on July 28, 2025	G-1

iii

METSERA, INC.

3 World Trade Center

175 Greenwich Street

New York, NY 10007

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [   ], 2025

PROXY STATEMENT

This proxy statement contains information relating to a special meeting of stockholders of Metsera, Inc., a Delaware corporation, which we refer to as the “Company”, “Metsera”, “we”, “us” or “our”. The special meeting (which we refer to as the “Special Meeting”) will be held via live webcast on [    ], 2025, beginning at [    ] Eastern Time (unless the Special Meeting is adjourned or postponed). Metsera stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/MTSR2025SM. We are furnishing this proxy statement to holders of the Company’s issued and outstanding common stock, par value $0.00001 per share, which we refer to as “Metsera common stock”, as part of the solicitation of proxies by the Board of Directors of Metsera, which we refer to as the “Board”, for use at the Special Meeting and at any adjournments or postponements thereof. This proxy statement is dated [   ], 2025 and is first being mailed to holders of Metsera common stock on or about [   ], 2025. Throughout this proxy statement, we refer to Pfizer Inc., a Delaware corporation, as “Parent” or “Pfizer”, Mayfair Merger Sub, Inc., a Delaware corporation, as “Merger Sub” and Metsera, Parent and Merger Sub each as a “party” and together as the “parties”. In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of September 21, 2025 (as it may be amended from time to time), by and among Parent, Merger Sub and Metsera as the “Merger Agreement,” the form of contingent value rights agreement to be entered by Parent and a rights agent (which we refer to as the “Rights Agent”) determined in accordance with the Merger Agreement (which we refer to as the “CVR Agreement,”) and the holders of Metsera common stock as “Metsera stockholders”. Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement related to the Merger and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. The Merger Agreement, including the form of contingent value rights agreement to be entered into at or immediately prior to the Effective Time by Parent and the Rights Agent, is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.

Parties Involved in the Merger

(page 31)

Metsera, Inc.

Metsera is a clinical-stage biopharmaceutical company accelerating the next generation of medicines for obesity and metabolic diseases. Metsera is advancing a broad portfolio of oral and injectable incretin, non-incretin and combination therapies with potential best-in-class profiles to address multiple therapeutic targets and meet the future needs of a rapidly evolving weight loss treatment landscape. Metsera was founded in 2022 and is based in New York City. Metsera common stock is listed on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol “MTSR”.

Pfizer Inc.

Pfizer is a research-based, global biopharmaceutical company. Pfizer applies science and its global resources to bring therapies to people that extend and significantly improve their lives through the discovery, development, manufacture, marketing, sale and distribution of biopharmaceutical products worldwide. Pfizer works across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Pfizer collaborates with healthcare providers, governments and local communities to support and expand access to reliable, affordable healthcare around the world. Pfizer was incorporated under the laws of the State of Delaware on June 2, 1942.

Shares of Pfizer common stock, par value $0.05 per share, are listed on the New York Stock Exchange (the “NYSE”) under the symbol “PFE.” For additional information, visit www.pfizer.com. The information provided on the Pfizer website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the Pfizer website provided in this proxy statement. Pfizer’s principal executive offices are maintained at 66 Hudson Boulevard East, New York, New York 10001, telephone number (212) 733-2323.

Mayfair Merger Sub, Inc.

Merger Sub was formed solely for the purposes of entering into the Merger Agreement and engaging in the Transactions (as defined below). Merger Sub is a wholly-owned subsidiary of Pfizer and has not carried on any activities or operations to date, except for those activities incidental to its formation and the Transactions. Upon consummation of the Merger, Merger Sub will be merged with and into Metsera and will cease to exist, with

Metsera surviving the merger as a wholly-owned subsidiary of Pfizer. Merger Sub’s principal executive offices are maintained at 66 Hudson Boulevard East, New York, New York 10001, telephone number (212) 733-2323.

The Merger

(page 31)

On the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), at the Effective Time (as defined below), Merger Sub will merge with and into Metsera (which we refer to as the “Merger”), the separate corporate existence of Merger Sub will cease and Metsera will continue its corporate existence under the DGCL as the surviving corporation in the Merger (which we refer to as the “Surviving Corporation”). As a result of the Merger, Metsera will become a wholly-owned subsidiary of Parent, and Metsera common stock will no longer be publicly traded and will be delisted from the Nasdaq. In addition, Metsera common stock will be deregistered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and Metsera will no longer file periodic reports with the United States Securities and Exchange Commission (which we refer to as the “SEC”). If the Merger is consummated, you will not own any shares of the capital stock of the Surviving Corporation. The Merger will become effective at such time as the certificate of merger with respect to the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Metsera and Merger Sub in writing and specified in the certificate of merger in accordance with the DGCL (which we refer to as the “Effective Time”).

Background of the Merger

(page 33)

A description of the process we undertook that led to the Merger, including our discussions with Pfizer, is included in this proxy statement under the section entitled “Proposal 1: Adoption of the Merger Agreement—Background of the Merger”.

Merger Consideration

(page 32)

Metsera Common Stock

At the Effective Time, by virtue of the Merger and without any action on the part of Metsera, Parent, Merger Sub or the holders of any securities of Metsera or Merger Sub, each share of Metsera common stock (other than Metsera common stock owned by (i) Metsera, any subsidiary of Metsera, Parent, Merger Sub or any other subsidiary of Parent and (ii) Metsera stockholders who have validly exercised their statutory rights of appraisal under the DGCL (together, the “Excluded Metsera Shares”)) issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive (i) $47.50 in cash, without interest and less any applicable withholding taxes (which we refer to as the “Closing Amount”) and (ii) one contractual contingent value right (which we refer to as a “CVR”), which shall represent the right to receive contingent payments upon the achievement of certain specified milestones (which we define in the section of this proxy statement entitled “Form of Contingent Value Rights Agreement”), without interest and less any applicable withholding taxes, and subject to the terms and conditions set forth in the CVR Agreement (we refer to the consideration contemplated by (i) and (ii), together, as the “Merger Consideration”).

On or prior to the date of the Closing (referred to as the “Closing Date”), Parent will (a) deposit (or cause to be deposited) with a designated paying agent a cash amount that is sufficient to pay the Closing Amount in exchange for all shares of Metsera common stock outstanding immediately prior to the Effective Time (other than Excluded Metsera Shares) and (b) enter into the CVR Agreement with the Rights Agent, in substantially the form attached to the Merger Agreement, pursuant to which Parent will issue CVRs. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Exchange and Payment Procedures”.

After the Merger is consummated, you will have the right to receive the Merger Consideration in respect of each share of Metsera common stock that you own (other than Excluded Metsera Shares) immediately prior to the Effective Time (less any required tax withholding), but you will no longer have any rights as a Metsera stockholder (except that Metsera stockholders who properly and validly exercise and do not withdraw their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by the DGCL). For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights”.

Treatment of Metsera Equity Awards

(page 32)

At the Effective Time, subject to all applicable withholding taxes, equity awards granted on or prior to the date of the Merger Agreement that remain outstanding as of immediately prior to the Effective Time will be treated as follows:

•

each outstanding option to purchase shares of Metsera common stock (a “Company Stock Option”), whether vested or unvested, will be canceled in exchange for the right to receive (i) a cash payment equal to (x) the excess, if any, of (1) the Closing Amount minus (2) the exercise price per share of Metsera common stock subject to such Company Stock Option, multiplied by (y) the number of shares of Metsera common stock subject to such Company Stock Option immediately prior to the Effective Time, and (ii) one CVR for each share of Metsera common stock subject to such Company Stock Option immediately prior to the Effective Time; provided that, in the case of a Company Stock Option that is unvested as of immediately prior to the Effective Time and that does not vest by its terms as a result of the occurrence of the Effective Time, the cash payment contemplated by clause (i) and all payments in respect of the CVRs contemplated by clause (ii) shall be subject to the same vesting schedule and terms (including double-trigger vesting protection) as were applicable to the corresponding Company Stock Option (except that, subject to the holder’s continued service with Parent or its subsidiaries through the first anniversary of the Closing, all such payments shall become vested upon the first anniversary of the Closing to the extent unvested and not previously forfeited);

•

certain Company Stock Options held by executive officers will vest “single-trigger” at the Closing while the remaining Company Stock Options held by the executive officers provide for “double-trigger” vesting protection in the event of a termination by us, or any successor, without “Cause” or by such executive officer for “Good Reason” on or within 12 months following the Closing;

•	each Company Stock Option held by a non-employee director will vest “single-trigger” at the Closing pursuant to the Company’s Non-Employee Director Compensation Program; and

•

each outstanding award in respect of restricted shares of Metsera common stock (a “Company Restricted Stock Award”), shall be fully vested and the holder thereof shall be entitled to receive the Merger Consideration pursuant in respect of each share of Metsera common stock underlying such Company Restricted Stock Award.

At the Effective Time, equity awards in the form of restricted stock units with respect to Metsera common stock (“Company RSUs”) that may be granted to employees of the Company (including the executive officers) after the date of the Merger Agreement and prior to the Effective Time and that remain outstanding as of immediately prior to the Effective Time will be canceled and converted into the right of the holder thereof to receive as of the Effective Time (i) an amount in cash equal to (x) the Closing Amount, multiplied by (y) the total number of shares of Metsera common stock subject to such Company RSU (the “ Fixed Cash Award”) and (ii) a number of CVRs equal to the number of shares of Metsera common stock underlying the Company RSU. The Fixed Cash Award and CVRs received in respect of the Company RSUs shall vest on the same schedule as the Company RSUs, shall be paid as soon as reasonably practicable following the vesting date and shall have full “double-trigger” change in control vesting protections.

For more information, please see the section of this proxy statement entitled “The Merger Agreement—Merger Consideration—Treatment of Metsera Equity Awards”.

Material U.S. Federal Income Tax Consequences of the Merger

(page 79)

The exchange of shares of Metsera common stock for the Merger Consideration pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger”) recognizes, and the timing and character of such gain or loss, depends in part on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty. We urge you to consult your own tax advisor as to the particular tax consequences to you of the receipt of cash and CVRs in exchange for Metsera common stock pursuant to the Merger.

You should read the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the material U.S. federal income tax consequences of the Merger. You should consult your tax advisor to determine the particular U.S. federal, state, local and non-U.S. tax consequences to you of the Merger.

Appraisal Rights

(page 73)

If the Merger is consummated, persons who do not wish to accept the Merger Consideration are entitled to seek appraisal of their shares of Metsera common stock under Section 262 of the DGCL (which we refer to as “Section 262”) and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Metsera common stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery (the “Delaware Court”), together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Metsera common stock as determined by the Delaware Court may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.

Persons who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their shares of Metsera common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Metsera common stock determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A holder of record of shares of Metsera common stock and a beneficial owner who (i) continuously holds such shares through the Effective Time, (ii) has not consented to or otherwise voted in favor of the Merger or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such shares and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights”), will be entitled to receive the fair value of his, her or its shares of Metsera common stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The summary provided in this proxy statement is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights”.

Regulatory Approvals Required for the Merger

(page 84)

U.S. Regulatory Clearances

Under the Merger Agreement, the Merger cannot be consummated until the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (which we refer to as the “HSR Act”), have expired or been terminated.

For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Regulatory Approvals Required for the Merger”.

Closing Conditions

(page 104)

The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including (among other conditions) the following:

•	the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Metsera common stock;

•

the absence of any judgment issued by any court of competent jurisdiction or law enacted by any governmental entity (which we refer to, collectively, as “Legal Restraints”) preventing or prohibiting the consummation of the Merger;

•

(a) the expiration or termination of the waiting period applicable to the Merger under the HSR Act; and (b) all required consents and expirations or terminations of waiting periods (as applicable) with respect to certain other required regulatory filings;

•	the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers);

•

in the case of Parent and Merger Sub, the absence, since September 21, 2025, of, subject to certain exceptions described further in the section of this proxy statement entitled “The Merger Agreement—Representations and Warranties”, any change, event, condition, development, circumstance, effect or occurrence that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or (b) would or would reasonably be expected to prevent the consummation of, or materially impair the ability of the Company to consummate, the Merger by the Outside Date (as defined in the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement”), in each case, that has occurred and is continuing; and

•

the performance and compliance in all material respects by the parties of their respective covenants, agreements and obligations required by the Merger Agreement to be performed or complied with by such party at or prior to the Effective Time.

For more information, please see the section of this proxy statement entitled “The Merger Agreement—Conditions to the Closing of the Merger”.

Financing of the Merger

(page 73)

There is no financing condition to the Merger. Parent and Merger Sub have represented in the Merger Agreement that they will have at the Effective Time available funds sufficient to pay all amounts required to consummate the Merger and the other Transactions at the Effective Time, including all fees and expenses in connection therewith, and to perform their respective obligations under the Merger Agreement.

Required Stockholder Approval

(page 26)

The affirmative vote of the holders of a majority of the outstanding shares of Metsera common stock entitled to vote thereon is required to adopt the Merger Agreement (which we refer to as the “Merger Agreement Proposal”). The Board has fixed the close of business on [   ], 2025 as the record date for the Special Meeting (which we refer to as the “Record Date”). As of [   ], 2025, the latest practicable date before the filing of this proxy statement, [   ] votes constitute a majority of the outstanding shares of Metsera common stock entitled to vote thereon. Approval of the proposal to adjourn the Special Meeting (which we refer to as the “Adjournment Proposal”) (a) when a quorum is present, requires the affirmative vote of a majority of the shares of Metsera common stock properly cast for and against the Adjournment Proposal, and (b) when a quorum is not present, requires the affirmative vote of the holders of shares of Metsera common stock representing a majority of the voting power present at the Special Meeting.

As of [   ], 2025, the latest practicable date before the filing of this proxy statement, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [   ] shares of Metsera common stock, representing approximately [  ]% of the shares of Metsera common stock outstanding as of such date.

We currently expect that each of our directors and executive officers will vote all of their respective shares of Metsera common stock: (1) “FOR” the Merger Agreement Proposal; and (2) “FOR” the Adjournment Proposal.

The Special Meeting

(page 25)

Date, Time and Location

The Special Meeting to consider and vote on the proposal to adopt the Merger Agreement will be held virtually via live webcast on [   ], 2025, beginning at [   ] Eastern Time (unless the Special Meeting is adjourned or postponed). Metsera stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/MTSR2025SM, which we refer to as the “Special Meeting website”. To attend the Special Meeting, you must pre-register at [   ] by [   ] Eastern Time on [   ], 2025. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” shall mean virtually present at the Special Meeting.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you own shares of Metsera common stock at the close of business on the Record Date. Each Metsera stockholder shall be entitled to one vote for each such share owned at the close of business on the Record Date.

Quorum

As of [   ], 2025, the latest practicable date before the filing of this proxy statement, there were [   ] shares of Metsera common stock outstanding and entitled to vote at the Special Meeting. The presence, in person or represented by proxy, of the holders of a majority of the shares of Metsera common stock entitled to vote on the Record Date, will constitute a quorum at the Special Meeting.

Recommendation of the Metsera Board of Directors

(page 45)

The Board of Directors of Metsera, after considering the factors more fully described in the enclosed proxy statement, has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger (collectively, the “Transactions”) are fair to and in the best interests of Metsera and Metsera stockholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the execution, delivery and performance of the Merger Agreement, (iii) approved Metsera entering into the support agreements with each of each of ARCH Venture Fund XII, L.P., ARCH Venture Fund XIII, L.P., Validae Health, L.P. and Population Health Partners GP, LLC (each, a “Supporting Metsera Stockholder” and together, the “Supporting Metsera Stockholders”) and Parent (each, a “Voting and Support Agreement” and together, the “Voting and Support Agreements”), including the execution and delivery of the Voting and Support Agreements, (iv) directed that the adoption of the Merger Agreement be submitted to a vote of Metsera stockholders at the Special Meeting and (v) resolved to recommend adoption of the Merger Agreement and approval of the Merger by Metsera stockholders.

The Board unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; and (2) “FOR” the Adjournment Proposal.

Prior to the adoption of the Merger Agreement by Metsera stockholders, under certain circumstances, the Board may withdraw, qualify or modify the foregoing recommendation in response to an Intervening Event (as defined in the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals; The Board’s Recommendation; Change of Recommendation”) or in connection with a Superior Company Proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals; The Board’s Recommendation; Change of Recommendation”).

However, the Board cannot effect an Adverse Recommendation Change (as defined in the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals; The Board’s Recommendation; Change of Recommendation”) unless it complies with certain procedures in the Merger Agreement, including negotiating with Parent in good faith over a four-business day period to amend or modify the Merger Agreement to obviate the need for such Adverse Recommendation Change, after which the Board shall have determined, after consultation with outside counsel and its financial advisor, that the failure of the Board to make an Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. The termination of the Merger Agreement (a) by Parent in the event of (1) an Adverse Recommendation Change or (2) the Company’s failure to (i) recommend rejection of a tender offer or exchange offer that constitutes a Company Takeover Proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals; The Board’s Recommendation; Change of Recommendation”) within ten (10) business days of the commencement of such tender offer or exchange offer or (ii) publicly reaffirm the Board’s recommendation that Metsera’s stockholders approve the adoption of the Merger Agreement at the Company Stockholders Meeting within ten (10) business days of the written request of Parent following the date any Company Takeover Proposal is first made public, or (b) by Metsera following the Board’s authorization for Metsera to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Company Proposal will result in the payment by Metsera of a termination fee (the “Company Termination Fee”) of $190 million. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals; The Board’s Recommendation; Change of Recommendation”.

Opinion of Goldman Sachs LLC

(page 51 and Annex B)

Goldman Sachs LLC (which we refer to as “Goldman Sachs”) delivered its opinion to the Board that, as of September 21, 2025 and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Pfizer and its affiliates) of all of the outstanding shares of Metsera common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of Metsera common stock.

The full text of the written opinion of Goldman Sachs, dated September 21, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Transactions. Goldman Sachs’ opinion is not a recommendation as to how any holder of Metsera common stock should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between Metsera and Goldman Sachs dated September 21, 2025, (the “GS Engagement Letter”), Metsera has agreed to pay Goldman Sachs a transaction fee of approximately $30 million, all of which is contingent upon consummation of the Merger.

For additional information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Goldman Sachs” and the full text of the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Opinion of Guggenheim Securities, LLC

(page 58 and Annex C)

Metsera retained Guggenheim Securities, LLC (which we refer to as “Guggenheim Securities”) as its financial advisor in connection with the potential sale of or another extraordinary corporate transaction involving Metsera. In connection with the Merger, Guggenheim Securities rendered an opinion to the Board to the effect that, as of September 21, 2025 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Merger Consideration was fair, from a financial point of view, to Metsera stockholders (other than Pfizer and its affiliates). The full text of Guggenheim Securities’ written opinion, which is attached as Annex C to this proxy statement and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, business, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.

In rendering its opinion, Guggenheim Securities did not express any view or opinion as to (i) the prices at which the shares of Metsera common stock or other securities or financial instruments of or relating to Metsera may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on Metsera, its securities or other financial instruments, or the Merger or (iii) the impact of the Merger on the solvency or viability of Metsera or the ability of Metsera to pay its obligations when they come due.

Guggenheim Securities’ opinion was provided to the Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger Consideration. Guggenheim Securities’ opinion and any materials provided in connection therewith did not constitute a recommendation to the Board with respect to the Merger, nor does Guggenheim Securities’ opinion or the summary of its underlying financial analyses elsewhere in this proxy statement constitute advice or a recommendation to any holder of Metsera common stock as to how to vote or act in connection with the Merger or otherwise. Guggenheim Securities’ opinion addresses only the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration to Metsera stockholders (other than Pfizer and its affiliates) to the extent expressly specified in such opinion and does not address any other term, aspect or implication of the Merger (including, without limitation, the form or structure of the Merger), the Merger Agreement or any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger, including the CVR Agreement or any financing or other transactions related thereto.

For additional information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Guggenheim Securities” and the full text of the written opinion of Guggenheim Securities attached as Annex C to this proxy statement.

Interests of Metsera’s Directors and Executive Officers in the Merger

(page 68)

Metsera directors and executive officers have financial interests in the Merger that may be different from, or in addition to, the interests of Metsera stockholders generally. The members of the Board were aware of and considered these interests in reaching the determination to approve the Merger Agreement and recommend that Metsera stockholders vote their Metsera common stock to adopt the Merger Agreement. These interests may include the following:

•

each of the Company’s executive officers is party to an offer letter or participates in the Company’s severance plan that in each case provides severance and other benefits in the case of a “qualifying termination” on or following a change of control, which will include the completion of the Merger (as described in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Metsera’s Directors and Executive Officers in the Merger—Severance Plan”); and

•	the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement.

Please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Interests of the Company’s Directors and Executive Officers in the Merger” for additional information about these financial interests.

Restrictions on Solicitation of Company Takeover Proposals

(page 94)

Under the Merger Agreement, Metsera may not: (a) directly or indirectly solicit, initiate or knowingly encourage or knowingly facilitate the making of any inquiry, offer or proposal which constitutes or is reasonably likely to lead to any Company Takeover Proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals; The Board’s Recommendation; Change of Recommendation”), (b) directly or indirectly participate in any discussions or negotiations regarding, furnish to any person any information with respect to, or take any other action to assist, knowingly facilitate or knowingly encourage any effort by any person, in each case in connection with or in response to any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal or (c) grant any waiver or release under any restriction from making a Company Takeover Proposal.

Notwithstanding the foregoing restrictions, under certain specified circumstances, until the adoption of the Merger Agreement by Metsera stockholders, Metsera may, among other things, provide information to, and engage in discussions or negotiations with, a person in respect of a Company Takeover Proposal if, subject to complying with certain procedures, the Board or a committee thereof acting with the full authority of the Board determines in good faith (after consultation with its outside counsel and financial advisor) that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Company Proposal. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals; The Board’s Recommendation; Change of Recommendation”.

Prior to the adoption of the Merger Agreement by Metsera stockholders, Metsera is entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Company Proposal if it complies with certain procedures in the Merger Agreement, including (a) giving Parent at least four business days prior written notice of its intention to take such action, (b) during such four-business day period, negotiate with Parent in good faith any adjustments to the terms of the Merger Agreement so that such Company Takeover Proposal ceases to constitute a Superior Company Proposal and (c) at the end of such four-business day period, the Board or a committee thereof acting with the full authority of the Board again determines in good faith (after consultation with its outside counsel and financial advisor) that, after taking into account any adjustments to the terms of the Merger Agreement proposed by Parent during such four-business day period, such Superior Company Proposal continues to be a “Superior Company Proposal” (as defined in the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals; The Board’s Recommendation; Change of Recommendation”).

The termination of the Merger Agreement by Metsera in connection with the Board’s authorization for Metsera to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Company Proposal will result in the payment by Metsera of the Company Termination Fee of $190 million. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals; The Board’s Recommendation; Change of Recommendation”.

Termination of the Merger Agreement

(page 105)

In addition to the circumstances described above, Parent and Metsera have certain rights to terminate the Merger Agreement under customary circumstances, including (i) by mutual agreement; (ii) the imposition of a final and non-appealable Legal Restraint that permanently prevents or prohibits consummation of the Merger; (iii) certain uncured breaches of the Merger Agreement by the other party; (iv) if the Merger has not been consummated by on or before March 21, 2026 (which we refer to as the “Initial Outside Date”; however, if, on the Initial Outside Date, all conditions to the Closing of the Merger have been satisfied or waived except for (x) the absence of any Legal Restraint preventing or prohibiting the consummation of the Merger and/or (y) the expiration or termination of the waiting period applicable to the Merger under the HSR Act and all required consents and expirations or terminations of waiting periods (as applicable) with respect to certain other required regulatory filings, then the Initial Outside Date will automatically be extended to June 21, 2026); or (v) if Metsera stockholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment or postponement thereof).

Under certain circumstances, Metsera will be required to pay Parent the Company Termination Fee equal to $190 million. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees”.

Effect on Metsera If the Merger Is Not Consummated

(page 32)

If the Merger Agreement is not adopted by Metsera stockholders, or if the Merger is not consummated for any other reason:

•	Metsera stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Metsera common stock pursuant to the Merger Agreement;

•

(a) Metsera will remain an independent public company; (b) Metsera common stock will continue to be listed and traded on the Nasdaq and registered under the Exchange Act; and (c) Metsera will continue to file periodic reports with the SEC; and

•

under certain specified circumstances described in the section of this proxy statement entitled “The Merger Agreement—Termination Fees”, Metsera will be required to pay Parent the Company Termination Fee of $190 million.

For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Effect on Metsera If the Merger Is Not Consummated”.

Current Price of Shares

The closing sale price of Metsera common stock on the Nasdaq on [    ], 2025 was $[    ]. You are encouraged to obtain current market quotations for Metsera common stock in connection with voting your shares of Metsera common stock.

Additional Information

(page 119)

You can find more information about the Company in the periodic reports and other information we file with the Securities and Exchange Commission (the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. Please see the section of this proxy statement entitled “Where You Can Find More Information”.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING OF STOCKHOLDERS AND THE MERGER

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement (including the form of CVR Agreement, which is an exhibit to the Merger Agreement) and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you.

Q:	Why am I receiving these materials?

A:

The Board is soliciting your proxy to vote at the Special Meeting because you own shares of Metsera common stock. This proxy statement, along with a proxy card or a voting instruction card, is being mailed to stockholders on or about [    ], 2025. Metsera stockholders as of the close of business on [     ], 2025, the “Record Date” for the Special Meeting, are entitled to notice of the Special Meeting and to vote at the Special Meeting. Metsera has made these materials available to you on the Internet, and Metsera has delivered printed proxy materials to you or sent them to you by e-mail. This proxy statement summarizes the information that you need to know in order to cast your vote at the Special Meeting. You do not need to attend the Special Meeting in person to vote your shares of Metsera common stock.

Q:	When and where is the Special Meeting?

A:

The Special Meeting is scheduled to be held virtually via live webcast on [    ], 2025, at [    ] Eastern Time (unless the Special Meeting is adjourned or postponed). There will not be a physical meeting location. The virtual nature of the Special Meeting is generally designed to enable participation of and access by more Metsera stockholders while decreasing the cost of conducting the Special Meeting. Metsera stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/MTSR2025SM.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

•	to adopt the Merger Agreement Proposal; and

•	to approve the Adjournment Proposal.

Q:	Who is entitled to vote at the Special Meeting?

A:

Metsera stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of shares of Metsera common stock shall be entitled to cast one vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date. Virtual attendance at the Special Meeting via the Special Meeting website is not required to vote.

Q:	May I attend and vote at the Special Meeting?

A:	All Metsera stockholders as of the Record Date may attend and vote at the Special Meeting. To vote your shares at the Special Meeting, you must pre-register for the Special Meeting at [ ] by [ ]

Eastern Time on [ ], 2025. For additional information on how to pre-register for the Special Meeting, please see the section entitled “The Special Meeting—Pre-Registering for the Special Meeting”.

Shares held directly in your name as a Metsera stockholder of record may be voted at the Special Meeting via the Special Meeting website, provided you have pre-registered for the Special Meeting. Shares held in “street name” may be voted at the Special Meeting via the Special Meeting website only if you obtain a legal proxy from your bank, broker or other nominee and provided you have pre-registered for the Special Meeting.

Even if you plan to attend the Special Meeting, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting”) so that your vote will be counted if you later decide not to or become unable to virtually attend the Special meeting. If you attend the Special Meeting and vote thereat, your vote will revoke any proxy previously submitted.

Q:	What is the proposed transaction?

A:

If the Merger Agreement Proposal is approved by Metsera stockholders and the other conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, Merger Sub will merge with and into Metsera. Metsera will be the surviving corporation in the Merger.

Q:	What will I receive if the Merger is consummated?

A:

Upon consummation of the Merger, you will be entitled to receive the Merger Consideration (which is $47.50 in cash plus one CVR, without interest and less any applicable withholding taxes), for each share of Metsera common stock that you own (other than the Excluded Metsera Shares) issued and outstanding immediately prior to the Effective Time, unless you have properly and validly exercised and do not withdraw your appraisal rights in accordance with Section 262 of the DGCL. For example, if you own 100 shares of Metsera common stock (other than Excluded Metsera Shares), you will receive $4,750 in cash in exchange for your shares of Metsera common stock, without interest and less any applicable withholding taxes, and 100 CVRs, without interest and less any applicable withholding taxes.

Q:	What are the material U.S. federal income tax consequences of the Merger?

A:

The exchange of shares of Metsera common stock for the Merger Consideration pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement–Material U.S. Federal Income Tax Consequences of the Merger”) recognizes, and the timing and character of such gain or loss, depends in part on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty. We urge you to consult your own tax advisor as to the particular tax consequences to you of the receipt of cash and CVRs in exchange for Metsera common stock pursuant to the Merger.

You should read the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the material U.S. federal income tax consequences of the Merger. You should consult your tax advisor to determine the particular U.S. federal, state, local and non-U.S. tax consequences to you of the Merger.

Q:	What will happen to Metsera equity compensation awards in the Merger?

A:

At the Effective Time, subject to all required withholding taxes, equity awards granted on or prior to the date of the Merger Agreement that remain outstanding as of immediately prior to the Effective Time will be treated as follows:

•

each outstanding Company Stock Option, whether vested or unvested, will be canceled in exchange for the right to receive (i) a cash payment equal to (x) the excess, if any, of (1) the Closing Amount minus

(2) the exercise price per share of Metsera common stock subject to such Company Stock Option, multiplied by (y) the number of shares of Metsera common stock subject to such Company Stock Option immediately prior to the Effective Time, and (ii) one CVR for each share of Metsera common stock subject to such Company Stock Option immediately prior to the Effective Time; provided that, in the case of a Company Stock Option that is unvested as of immediately prior to the Effective Time and that does not vest by its terms as a result of the occurrence of the Effective Time, the cash payment contemplated by clause (i) and all payments in respect of the CVRs contemplated by clause (ii) shall be subject to the same vesting schedule and terms (including double-trigger vesting protection) as were applicable to the corresponding Company Stock Option (except that, subject to the holder’s continued service with Parent or its subsidiaries through the first anniversary of the Closing, all such payments shall become vested upon the first anniversary of the Closing to the extent unvested and not previously forfeited);

•

certain Company Stock Options held by executive officers will vest “single-trigger” at the Closing while the remaining Company Stock Options held by the executive officers provide for “double-trigger” vesting protection in the event of a termination by us, or any successor, without “Cause” or by such executive officer for “Good Reason” on or within 12 months following the Closing;

•	each Company Stock Option held by a non-employee director will vest “single-trigger” at the Closing pursuant to the Company’s Non-Employee Director Compensation Program; and

•

each outstanding Company Restricted Stock Award, shall be fully vested and the holder thereof shall be entitled to receive the Merger Consideration pursuant in respect of each share of Metsera common stock underlying such Company Restricted Stock Award.

At the Effective Time, Company RSUs that may be granted to employees of the Company (including the executive officers) after the date of the Merger Agreement and prior to the Effective Time and that remain outstanding as of immediately prior to the Effective Time will be canceled and converted into the right of the holder thereof to receive as of the Effective Time (i) an amount in cash equal to (x) the Closing Amount, multiplied by (y) the total number of shares of Metsera common stock subject to such Company RSU (the “Fixed Cash Award”) and (ii) a number of CVRs equal to the number of shares of Metsera common stock underlying the Company RSU. The Fixed Cash Award and CVRs received in respect of the Company RSUs shall vest on the same schedule as the Company RSUs, shall be paid as soon as reasonably practicable following the vesting date and shall have full “double-trigger” change in control vesting protections.

For more information, please see the section of this proxy statement entitled “The Merger Agreement—Merger Consideration—Treatment of Metsera Equity Awards”.

Q:	Are any Metsera stockholders already committed to vote in favor of any of the proposals to be considered and voted on at the special meeting?

A:

Yes. Each of ARCH Venture Fund XII, L.P., ARCH Venture Fund XIII, L.P., Validae Health, L.P. and Population Health Partners GP, LLC (each, a “Supporting Metsera Stockholder” and together, the “Supporting Metsera Stockholders”) have entered into a voting and support agreement with Metsera and Parent (each, a “Voting and Support Agreement” and together, the “Voting and Support Agreements”), pursuant to which such Supporting Metsera Stockholder has agreed to vote its shares of Metsera common stock to approve the Merger Agreement Proposal, subject to the terms and conditions set forth therein. See the section of this proxy statement entitled “Voting and Support Agreement”.

As of the Record Date, the Supporting Metsera Stockholders beneficially owned and were entitled to vote, in the aggregate, [    ] shares of Metsera common stock, representing approximately [   ]% of the shares of Metsera common stock outstanding as of the Record Date.

Q:	How do Metsera’s directors and executive officers intend to vote?

A:

As of [    ], 2025, the latest practicable date before the filing of this proxy statement, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [    ] shares of Metsera common stock, representing approximately [   ]% of the shares of Metsera common stock outstanding as of such date. Although none of the directors or executive officers are obligated to vote to approve the Merger Agreement and the Transactions, we currently expect that each of our directors and executive officers will vote all of their respective shares of Metsera common stock: (1) “FOR” the Merger Agreement Proposal; and (2) “FOR” the Adjournment Proposal.

Q:	Do any of the Company’s directors or executive officers have any interests in the Merger that are different from, or in addition to, my interests as a Metsera stockholder?

A:

In considering the proposals to be voted on at the Special Meeting, you should be aware that Metsera’s directors and executive officers have financial interests in the Merger that may be different from, or in addition to, the interests of Metsera stockholders generally. The members of the Board were aware of and considered these interests in reaching the determination to approve the Merger Agreement and recommend that Metsera stockholders vote their Metsera common stock to adopt the Merger Agreement. These interests may include the following:

•	at the Effective Time, each Company Stock Option will receive the treatment described in the section of this proxy statement entitled “The Merger Agreement—Treatment of Equity Awards”;

•

certain Company Stock Options held by executive officers will vest “single-trigger” at the Closing while the remaining Company Stock Options held by the executive officers provide for “double-trigger” vesting protection in the event of a termination by us, or any successor, without “Cause” or by such executive officer for “Good Reason” on or within 12 months following the Closing;

•

for employees at the level of executive vice president and above, the “double-trigger” change in control vesting protections will include a “Good Reason” definition that includes a “material diminution in the participant’s title, authority, duties or responsibilities”;

•

each of the Company’s executive officers are eligible to receive severance under their offer letters or under the Company’s severance plan, which provide severance and other benefits in the case of a “qualifying termination” on or following a change of control, which will include the consummation of the Merger (as described in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Interests of the Company’s Directors and Executive Officers in the Merger—Severance Plan”);

•

each of the Company’s executive officers as well as two members of the of the Board, Paul L. Berns and Kristina Burow, have entered into letter agreements providing that, in the event that the applicable individual receives any payments or benefits that are subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, such executive will receive a payment that puts such executive or director in the same after-tax position as though such tax did not apply, up to an aggregate limit of $47,000,000 (as described in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Interests of the Metsera’s Directors and Executive Officers in the Merger—Section 280G Letter Agreements”);

•

each of the Company’s executive officers are entitled to receive a full 2025 annual bonus at closing (if 2025 bonus has not been paid prior to the Closing), based on actual performance as determined by the Company prior to the Closing; and

•	the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement.

If the proposal to adopt the Merger Agreement is approved, the shares of Metsera common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other Metsera stockholders. Please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Interests of the Company’s Directors and Executive Officers in the Merger” for additional information.

Q:	What vote is required to approve the Merger Agreement Proposal and the Adjournment Proposal?

A:

The affirmative vote of the holders of a majority of the outstanding shares of Metsera common stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of either (a) a majority of the shares of Metsera common stock properly cast for and against the Adjournment Proposal, when a quorum is present, or (b) the affirmative vote of the holders of the shares of Metsera common stock representing a majority of the voting power present at the Special Meeting, when a quorum is not present, is required, as applicable, for approval of the Adjournment Proposal.

If a quorum is present at the Special Meeting, the failure of any Metsera stockholder of record to: (a) submit a signed proxy card; (b) grant a proxy over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting-Voting at the Special Meeting”); or (c) vote virtually at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Adjournment Proposal. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Adjournment Proposal. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Adjournment Proposal. Each “broker non-vote” will also count as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Adjournment Proposal. If a quorum is not present, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the Merger Agreement Proposal; and (2) “FOR” the Adjournment Proposal.

Q:	What happens if the Merger is not consummated?

A:

If the Merger Agreement is not adopted by Metsera stockholders or if the Merger is not consummated for any other reason, Metsera stockholders will not receive any payment for their shares of Metsera common stock. Instead, Metsera will remain an independent public company, Metsera common stock will continue to be listed and traded on the Nasdaq and registered under the Exchange Act, and Metsera will continue to file periodic reports with the SEC.

Under certain circumstances, Metsera will be required to pay Parent the Company Termination Fee equal to $190 million. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees”.

Q:	What do I need to do now?

A:

You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting”), so that your shares can be voted at the Special Meeting. If you hold your shares in “street name”, please refer to the voting instruction form provided by your bank, broker or other nominee to vote your shares.

Q:	Should I surrender my book-entry shares now?

A:

No. After the Merger is consummated, the Paying Agent (as defined in the section of this proxy statement entitled “The Merger Agreement—Exchange and Payment Procedures”) will mail a check, or make a wire transfer, to each holder of book-entry shares in an amount of U.S. dollars equal to the aggregate amount of Merger Consideration, without interest, to which such holder is entitled, as described in the section of this proxy statement entitled “The Merger Agreement—Exchange and Payment Procedures”.

Q:	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the Merger Consideration for my shares of Metsera common stock?

A:

Yes. If you are a record holder of Metsera common stock, you are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger if you comply with the requirements of Section 262 of the DGCL. See the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement —Appraisal Rights” beginning on page 73. In addition, a copy of Section 262 of the DGCL is available at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Failure to strictly comply with all procedures required by Section 262 of the DGCL will result in a loss of your right to appraisal. You are encouraged to read these provisions carefully and in their entirety and, in view of their complexity, to promptly consult with your legal and financial advisors if you wish to pursue your appraisal rights in connection with the Merger.

Q:	What happens if I sell or otherwise transfer my shares of Metsera common stock after the Record Date but before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be consummated. If you own shares of Metsera common stock as of the Record Date and sell or transfer your shares of Metsera common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Metsera in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is consummated, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Metsera common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting”).

Q:	What is the difference between holding shares as a Metsera stockholder of record and holding shares in “street name” as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered to be the “stockholder of record” with respect to those shares. In this case, this proxy statement and your proxy card have been sent directly to you by Metsera.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Metsera common stock held in “street name”. In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the Metsera stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting.

Q:	How may I vote?

A:

If you are a Metsera stockholder of record (that is, if your shares of Metsera common stock are registered in your name with Equiniti Trust Company, LLC, our transfer agent), there are four ways to vote:

•

Internet: Vote at [    ] in advance of the Special Meeting. The Internet voting system is available 24 hours a day until 11:59 p.m. Eastern Time on [    ], 2025. Once you enter the Internet voting system, you can record and confirm (or change) your voting instructions.

•

Telephone: Use the telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m. Eastern Time on [    ], 2025. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

•

Mail: Mark your voting instructions on the card and sign, date and return it in the postage-paid envelope provided. For your mailed proxy card to be counted, we must receive it before [    ] on [    ], 2025.

•

At the Special Meeting: To vote your shares at the Special Meeting, you must pre-register at [    ] by [    ] Eastern Time on [    ], 2025. Shares held directly in your name as a Metsera stockholder of record may be voted at the Special Meeting via the Special Meeting website, provided you have pre-registered for the Special Meeting. Shares held in “street name” may be voted at the Special Meeting via the Special Meeting website only if you obtain a legal proxy from your bank, broker or other nominee, and provided you have pre-registered for the Special Meeting.

If your shares of Metsera common stock are held “in street name” by a bank, broker or other nominee, the holder of your shares will provide you with a copy of this proxy statement, a voting instruction form and directions on how to provide voting instructions. These directions may allow you to vote over the Internet or by telephone.

Whether or not you plan to attend the Special Meeting, we urge you to vote in advance by proxy to ensure your vote is counted. We encourage you to submit your proxy over the Internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail. You may still attend the Special Meeting and vote thereat if you have already voted by proxy.

Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet by visiting the address on your proxy card or by telephone by calling the phone number on your proxy card, in each case, you may incur costs such as Internet access and telephone charges for which you will be responsible.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone.

Q:	What is a proxy?

A:

A proxy is a Metsera stockholder’s legal designation of another person to vote shares owned by such Metsera stockholder on their behalf. If you are a Metsera stockholder of record, you can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name”, you should follow the voting instructions provided by your bank, broker or other nominee.

Q:	If a Metsera stockholder gives a proxy, how are the shares voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the Merger Agreement Proposal; and (2) “FOR” the Adjournment Proposal.

Q:	If my broker holds my shares in “street name”, will my broker vote my shares for me?

A:

No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:

Yes. You can change or revoke your proxy before the Special Meeting in the manner described in this proxy statement. If you are the record holder of your shares, you may change or revoke your proxy by any of the following actions:

•	You may vote again over the Internet or by telephone as instructed on your proxy card before the closing of the voting facilities at 11:59 p.m. Eastern Time on [ ].

•	You may submit another properly signed proxy card with a later date, provided such proxy card is received no later than the close of business on [ ].

•

You may send a signed written notice that you are revoking your proxy to Metsera’s Secretary at 3 World Trade Center, 175 Greenwich Street, New York, NY 10007, provided such written notice is received no later than the close of business on [    ].

•	You may attend the Special Meeting and vote thereat. Simply attending the Special Meeting will not, by itself, revoke your proxy.

If you hold your shares of Metsera common stock in “street name”, you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the Special Meeting via the Special Meeting website, provided you have pre-registered for the Special Meeting.

If you have any questions about how to vote or change your vote, you should contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: 1 (877) 825-8793

Banks and Brokers may call collect: 1 (212) 750-5833

Q:	What should I do if I receive more than one set of voting materials?

A:

This means you own shares of Metsera common stock that are registered under different names or are in more than one account. For example, you may own some shares directly as a Metsera stockholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	How many copies of this proxy statement and related voting materials should I receive if I share an address with another Metsera stockholder?

A:

The SEC’s proxy rules permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more Metsera stockholders sharing the same address by delivering a single proxy statement to those Metsera stockholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for Metsera stockholders and cost savings for companies.

Metsera and some brokers may be householding our proxy materials by delivering a single set of proxy materials to multiple Metsera stockholders who request a copy and share an address, unless contrary instructions have been received from the affected Metsera stockholders. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker if your shares are held in a brokerage account or Metsera if you are a Metsera stockholder of record by making a request to our Secretary at 3 World Trade Center, 175 Greenwich Street, New York, NY 10007 or by calling (212) 784-6595. In addition, Metsera will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement.

Q:	Where can I find the voting results of the Special Meeting?

A:

The preliminary voting results for the Special Meeting are expected to be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, Metsera will file the final voting results of the Special Meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

Metsera has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the Special Meeting. Metsera expects to pay Innisfree M&A Incorporated a fee of $60,000, plus certain costs associated with additional services, as necessary, and Innisfree M&A Incorporated will be reimbursed for certain out-of-pocket fees and expenses. Metsera has agreed to indemnify Innisfree M&A Incorporated against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Metsera also may reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Metsera common stock. Metsera directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	When do you expect the Merger to be consummated?

A:

We currently expect to complete the Merger as early as the fourth quarter of 2025. However, the exact timing of consummation of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of our control. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Conditions to the Closing of the Merger”.

Q:	How can I obtain additional information about Metsera?

A:

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the investor relations page of our website at www.investors.metersa.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Any person, including any beneficial owner of shares of Metsera common stock, to whom this proxy statement is delivered may request copies of proxy statements or other information concerning us by written or telephonic request directed to Metsera’s address below. If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one (1) business day after we receive your request.

Metsera, Inc.

Address: 3 World Trade Center

175 Greenwich Street

New York, NY 10007

Attention: Secretary

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: 1 (877) 825-8793

Banks and Brokers may call collect: 1 (212) 750-5833

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Metsera common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: 1 (877) 825-8793

Banks and Brokers may call collect: 1 (212) 750-5833

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including information about, among other topics, the proposed acquisition of the Company by Pfizer, the timelines, design and results of the Company’s clinical trials and data releases; the Company’s product candidate pipeline and milestone events; and potential benefits of treatment with the Company’s product candidates, that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the Company’s limited operating history; the Company’s ability to generate revenue or become profitable; the Company’s failure to obtain additional capital when needed on acceptable terms or at all; raising additional capital may cause dilution to the Company’s stockholders or require the Company to relinquish rights to its technologies or product candidates; the Company’s risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition by Pfizer (including the failure to obtain necessary regulatory approvals and failure to obtain the requisite vote by the Company stockholders) in the anticipated timeframe or at all, including the possibility that the proposed acquisition does not close; the possibility that competing offers may be made; risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships, including the Company’s ability to attract and retain highly qualified management and other clinical and scientific personals; negative effects of this announcement or the consummation of the proposed acquisition on the market price of the Company’s common stock and/or operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition or the Company’s business; other business effects and uncertainties, including the effects of industry, market, business, economic, political or regulatory conditions; future exchange and interest rates; risks and uncertainties related to issued or future executive orders or other new, or changes in, laws, regulations or policy; changes in tax and other laws, regulations, rates and policies; the uncertainties inherent in business and financial planning, including, without limitation, risks related to the Company’s business and prospects, adverse developments in the Company’s markets, or adverse developments in the U.S. or global capital markets, credit markets, regulatory environment, tariffs and other trade policies or economies generally; future business combinations or disposals; uncertainties regarding the commercial success of the Company’s pipeline products; risks associated with the Company conducting clinical trials and preclinical studies outside of the United States; the Company’s reliance on third-parties to conduct clinical trials and preclinical studies and for the manufacture and shipping of its product candidates; the risk that the Company’s product candidates are associated with side effects, adverse events or other properties or safety risks; risks associated with the Company’s license and collaboration agreements and future strategic alliances; the Company’s ability to obtain, maintain, defend and enforce patent or other intellectual property protection for current or future product candidates or technology; the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; risks associated with initial, preliminary or interim data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; whether and when drug applications may be filed in any jurisdictions for the Company’s pipeline products for any potential indications; whether and when any such applications may be approved by regulatory authorities, which will depend on myriad factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such products will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of such products; and uncertainties regarding the impact of COVID-19; and competitive developments.

You should carefully consider the foregoing factors and the other risks and uncertainties that affect the business of the Company described in the “Special Note regarding Forward Looking Statements” section of the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by either of them from time to time with the SEC, all of which are available at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company does not assume any obligation to, and does not intend to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law. The Company does not give any assurance that it will achieve its expectations.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board for use at the Special Meeting.

Date, Time and Place

The Special Meeting will held virtually via live webcast on [    ], 2025, beginning at [    ] Eastern Time (unless the Special Meeting is adjourned or postponed). Metsera stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/MTSR2025SM. To attend the Special Meeting, you must pre-register at [    ] by [    ] Eastern Time on [    ], 2025.

Purpose of the Special Meeting

At the Special Meeting, we will ask Metsera stockholders to vote on proposals to: (a) adopt the Merger Agreement Proposal; and (b) approve the Adjournment Proposal.

Pre-Registering for the Special Meeting

In order to attend the Special Meeting, you must pre-register at [    ] by [    ] Eastern Time on [__________], 2025. To pre-register for the meeting, please follow the instructions below:

Metsera Stockholders of Record

Metsera stockholders of record as of the Record Date may register to participate in the Special Meeting remotely by visiting [    ]. Please have your proxy card, or notice, containing your control number available and follow the instructions to complete your registration request. After registering, Metsera stockholders will receive a confirmation email with a link and instructions for accessing the Special Meeting. Requests to register to participate in the Special Meeting remotely must be received no later than [    ] Eastern Time on [    ], 2025.

Beneficial (Street Name) Stockholders

Metsera stockholders whose shares are held through a bank, broker or other nominee as of the Record Date may register to participate in the Special Meeting remotely by visiting [    ]. Please have your voting instruction form, notice, or other communication containing your control number available and follow the instructions to complete your registration request. After registering, Metsera stockholders will receive a confirmation email with a link and instructions for accessing the Special Meeting. Requests to register to participate in the Special Meeting remotely must be received no later than [    ] Eastern Time on [    ], 2025.

Questions on How to Pre-Register

If you have any questions or require any assistance with pre-registering, please contact Innisfree M&A Incorporated, Metsera’s proxy solicitor for the Special Meeting, at 1 (877) 825-8793.

Record Date; Shares Entitled to Vote; Quorum

Only Metsera stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of Metsera stockholders entitled to vote at the Special Meeting will be available at our principal executive offices located at 3 World Trade Center, 175 Greenwich Street, New York, NY 10007, during regular business hours for a period of no less than 10 days before the Special Meeting, as well as on the Special Meeting website. The list will also be available electronically during the Special Meeting on the Special Meeting website. As of [     ], 2025, the latest practicable date before the filing of this proxy statement, there were [    ] shares of Metsera common stock outstanding and entitled to vote at the Special Meeting.

The presence, in person or represented by proxy, of the holders of a majority of the shares of Metsera common stock entitled to vote on the Record Date will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

Each Metsera stockholder shall be entitled to one vote for each share of Metsera common stock owned at the close of business on the Record Date.

The affirmative vote of the holders of a majority of the outstanding shares of Metsera common stock entitled to vote thereon is required to approve the Merger Agreement Proposal. As of [     ], 2025, the latest practicable date before the filing of this proxy statement, [    ] votes constitute a majority of the outstanding shares of Metsera common stock. Adoption of the Merger Agreement by Metsera stockholders is a condition to the consummation of the Merger.

The affirmative vote of either (a) a majority of the shares of Metsera common stock properly cast for and against the Adjournment Proposal, when a quorum is present, or (b) the affirmative vote of the holders of the shares of Metsera common stock representing a majority of the voting power present at the Special Meeting, when a quorum is not present, is required, as applicable, for approval of the Adjournment Proposal.

In connection with the execution of the Merger Agreement, Metsera and Pfizer entered into the Voting and Support Agreements with the Supporting Metsera Stockholders, pursuant to which each such Supporting Metsera Stockholder has agreed to vote its shares of Metsera common stock to approve the Merger Agreement Proposal, subject to the terms and conditions set forth therein. See the section of this proxy statement entitled “Voting and Support Agreements”. As of [     ], 2025, the latest practicable date before the filing of this proxy statement, the Supporting Metsera Stockholders beneficially owned and were entitled to vote, in the aggregate, [    ] shares of Metsera common stock, representing approximately [    ]% of the shares of Metsera common stock outstanding as of such date.

If a quorum is present at the Special Meeting, for Metsera stockholders who attend the Special Meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the Metsera stockholder voted “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Adjournment Proposal. If a quorum is not present, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.

Each “broker non-vote” will also count as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Adjournment Proposal. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Metsera does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered “routine”, whereas each of the proposals to be presented at the Special Meeting is considered “non-routine”. As a result, no broker will be permitted to vote your shares of Metsera common stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Stock Ownership and Interests of Certain Persons

Shares Held by Metsera’s Directors and Executive Officers

As of [     ], 2025, the latest practicable date before the filing of this proxy statement, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [    ] shares of Metsera common stock, representing approximately [    ]% of the shares of Metsera common stock outstanding as of such date.

We currently expect that each of our directors and executive officers will vote all of their respective shares of Metsera common stock (1) “FOR” the Merger Agreement Proposal, and (2) “FOR” the Adjournment Proposal.

Shares Held by Supporting Metsera Stockholders

As of [    ], 2025, the latest practicable date before the filing of this proxy statement, the Supporting Metsera Stockholders beneficially owned and were entitled to vote, in the aggregate, [    ] shares of Metsera common stock, representing approximately [    ]% of the shares of Metsera common stock outstanding as of such date.

Under the Voting and Support Agreements, the Supporting Metsera Stockholders are required to vote all of their respective shares of Metsera common stock “FOR” the Merger Agreement Proposal.

Voting at the Special Meeting

You can vote at the Special Meeting, which will be held on [    ], 2025, at [    ] Eastern Time at [    ] (unless the Special Meeting is adjourned or postponed).

You may also authorize the persons named as proxies on the proxy card to vote your shares by returning the proxy card in advance by mail, over the Internet or by telephone. Although Metsera offers four different voting methods, Metsera encourages you to vote over the Internet or by phone as Metsera believes they are the most cost-effective methods. We also recommend that you vote as soon as possible, even if you are planning to attend the Special Meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective and reliable alternatives to returning your proxy card by mail. If you choose to vote your shares over the Internet or by telephone, there is no need for you to submit your proxy card by mail.

To Vote Over the Internet:

Vote at [    ] in advance of the Special Meeting. The Internet voting system is available 24 hours per day until 11:59 p.m. Eastern Time on [    ], 2025. Once you enter the Internet voting system, you can record and confirm (or change) your voting instructions.

To Vote by Telephone:

Use the telephone number shown on your proxy card. The telephone voting system is available 24 hours per day in the United States until 11:59 p.m. Eastern Time on [    ], 2025. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

To Vote by Proxy Card:

If you received a proxy card, mark your voting instructions on the card and sign, date and return it in the postage-paid envelope provided. For your mailed proxy card to be counted, we must receive it before [    ] Eastern Time on [    ], 2025.

All shares represented by properly signed and dated proxies received by the deadline indicated above will be voted at the Special Meeting in accordance with the instructions of the Metsera stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” the Merger Agreement Proposal; and (2) “FOR” the Adjournment Proposal. If you indicate on your proxy card that you wish to vote in favor of the Merger Agreement Proposal but do not indicate a choice on the Adjournment Proposal, your shares of Metsera common stock will be voted “FOR” each such proposal. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting using your control number, or, if you did not obtain a control number, contacting your bank, broker or other nominee to obtain a control number so that you may vote. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote thereat, it will have the same effect as if you voted “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will not have any effect on the Adjournment Proposal.

Revocability of Proxies

Any proxy given by a Metsera stockholder may be revoked before the Special Meeting by doing any of the following:

•

if a proxy was submitted by telephone or over the Internet, by submitting another proxy by telephone or over the Internet, in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting” at any time before the closing of the voting facilities at 11:59 p.m. Eastern Time on [    ];

•

by submitting a properly signed and dated proxy card with a date later than the date of the previously submitted proxy relating to the same shares of Metsera common stock, provided such proxy card is received no later than the close of business on [    ];

•

by delivering a signed written notice of revocation bearing a date later than the date of the proxy to Metsera’s Secretary at 3 World Trade Center, 175 Greenwich Street, New York, NY 10007, stating that the proxy is revoked, provided such written notice is received no later than the close of business on [    ]; or

•	by attending the Special Meeting and voting thereat (your attendance at the Special Meeting will not, by itself, revoke your proxy).

If you hold your shares of Metsera common stock in “street name”, you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the Special Meeting with your control number, or, if you did not obtain a control number, by contacting your bank, broker or other nominee to obtain a control number.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow Metsera stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board’s Recommendation

The Board, after considering the factors more fully described in the enclosed proxy statement, has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger (collectively, the “Transactions”) are fair to and in the best interests of Metsera and Metsera stockholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the execution, delivery and performance of the Merger Agreement, (iii) approved the entering into of the Voting and Support Agreements, including the execution and delivery of the Voting and Support Agreements, (iv) directed that the adoption of the Merger Agreement be submitted to a vote of Metsera stockholders at the Special Meeting and (v) resolved to recommend adoption of the Merger Agreement and approval of the Merger by Metsera stockholders. The Board unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; and (2) “FOR” the Adjournment Proposal.

Solicitation of Proxies

The Board is soliciting your proxy, and Metsera will bear the cost of soliciting proxies. Innisfree M&A Incorporated has been retained to assist with the solicitation of proxies. Metsera expects to pay Innisfree M&A Incorporated a fee of $60,000, plus certain costs associated with additional services, as necessary, and Innisfree M&A Incorporated will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the Special Meeting. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of Metsera common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses in accordance with SEC and Nasdaq regulations. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Innisfree M&A Incorporated or, without additional compensation, by Metsera or Metsera’s directors, officers and employees.

Anticipated Date of Consummation of the Merger

Assuming the timely satisfaction of necessary closing conditions, including the approval by Metsera stockholders of the Merger Agreement Proposal, we currently anticipate that the Merger will be consummated as early as the fourth quarter of 2025. However, the exact timing of consummation of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of our control.

Appraisal Rights

If the Merger is consummated, persons who do not wish to accept the Merger Consideration are entitled to seek appraisal of their shares of Metsera common stock under Section 262 of the DGCL (“Section 262”) and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Metsera common stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery (which we refer to as the “Delaware Court”), together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Metsera common stock as determined by the Delaware Court may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.

Persons who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their shares of Metsera common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Metsera common stock determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A holder of record of shares of Metsera common stock and a beneficial owner who (i) continuously holds such shares through the Effective Time, (ii) has not consented to or otherwise voted in favor of the Merger or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such shares and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights”), will be entitled to receive the fair value of his, her or its shares of Metsera common stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The summary provided in the proxy statement is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights”.

Delisting and Deregistration of Metsera Common Stock

If the Merger is consummated, the shares of Metsera common stock will be delisted from the Nasdaq and deregistered under the Exchange Act, and shares of Metsera common stock will no longer be publicly traded.

Other Matters

Pursuant to the DGCL and Metsera’s bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the Special Meeting.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more Metsera stockholders reside if we believe the stockholders are members of the same family. Each Metsera stockholder in the household will continue to receive a separate proxy card. This process, known as “householding”, reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents, please contact us using the instructions set forth below. Similarly, if you share an address with another Metsera stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact us using the instructions set forth below.

If you are a Metsera stockholder of record, you may contact us by writing to our Secretary at 3 World Trade Center, 175 Greenwich Street, New York, NY 10007 or by calling (212) 784-6595. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Metsera common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: 1 (877) 825-8793

Banks and Brokers may call collect: 1 (212) 750-5833

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because it contains important information about the Merger and how it affects you.

Parties Involved in the Merger

Metsera, Inc.

3 World Trade Center

175 Greenwich Street

New York, NY 10007

Metsera is a clinical-stage biopharmaceutical company accelerating the next generation of medicines for obesity and metabolic diseases. Metsera is advancing a broad portfolio of oral and injectable incretin, non-incretin and combination therapies with potential best-in-class profiles to address multiple therapeutic targets and meet the future needs of a rapidly evolving weight loss treatment landscape. Metsera was founded in 2022 and is based in New York City. Metsera common stock is listed on the Nasdaq under the symbol “MTSR”.

Pfizer Inc.

66 Hudson Boulevard East,

New York, New York 10001

Pfizer is a research-based, global biopharmaceutical company. Pfizer applies science and its global resources to bring therapies to people that extend and significantly improve their lives through the discovery, development, manufacture, marketing, sale and distribution of biopharmaceutical products worldwide. Pfizer works across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Pfizer collaborates with healthcare providers, governments and local communities to support and expand access to reliable, affordable healthcare around the world. Pfizer was incorporated under the laws of the State of Delaware on June 2, 1942.

Shares of Pfizer common stock, par value $0.05 per share, are listed on the NYSE under the symbol “PFE.” For additional information, visit www.pfizer.com. The information provided on the Pfizer website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the Pfizer website provided in this proxy statement. Pfizer’s principal executive offices are maintained at 66 Hudson Boulevard East, New York, New York 10001, telephone number (212) 733-2323.

Mayfair Merger Sub, Inc.

66 Hudson Boulevard East,

New York, New York 10001

Merger Sub was formed solely for the purposes of entering into the Merger Agreement and engaging in the Transactions. Merger Sub is a wholly-owned subsidiary of Pfizer and has not carried on any activities or operations to date, except for those activities incidental to its formation and the Transactions. Upon consummation of the Merger, Merger Sub will be merged with and into Metsera and will cease to exist, with Metsera surviving the Merger as a wholly-owned subsidiary of Pfizer. Merger Sub’s principal executive offices are maintained at 66 Hudson Boulevard East, New York, New York 10001, telephone number (212) 733-2323.

Effects of the Merger

On the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into Metsera, the separate corporate existence of Merger Sub will cease and Metsera will continue its corporate existence under the DGCL as the Surviving Corporation. As a result of the Merger, Metsera will become a wholly-owned subsidiary of Parent, and Metsera common stock will no longer be publicly traded and will be delisted from the Nasdaq. In addition, Metsera common stock will be deregistered under the Exchange Act, and Metsera will no longer file periodic reports with the SEC. If the Merger is consummated, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur at such time as the certificate of merger with respect to the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Metsera and Merger Sub in writing and specified in the certificate of merger in accordance with the DGCL.

Effect on Metsera If the Merger Is Not Consummated

If the Merger Agreement is not adopted by Metsera stockholders, or if the Merger is not consummated for any other reason:

•	Metsera stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Metsera common stock pursuant to the Merger Agreement;

•

(a) Metsera will remain an independent public company; (b) Metsera common stock will continue to be listed and traded on the Nasdaq and registered under the Exchange Act; and (c) Metsera will continue to file periodic reports with the SEC; and

•

under certain specified circumstances described in the section of this proxy statement entitled “The Merger Agreement—Termination Fees”, Metsera will be required to pay Parent the Company Termination Fee of $190 million.

Merger Consideration

Metsera Common Stock

At the Effective Time, by virtue of the Merger and without any action on the part of Metsera, Parent, Merger Sub or the holders of any securities of Metsera or Merger Sub, each share of Metsera common stock (other than the Excluded Metsera Shares) issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive the Merger Consideration (which is $47.50 in cash plus one CVR, without interest and less any applicable withholding taxes).

After the Merger is consummated, you will have the right to receive the Merger Consideration in respect of each share of Metsera common stock that you own (other than Excluded Metsera Shares) immediately prior to the Effective Time (less any required tax withholding), but you will no longer have any rights as a Metsera stockholder (except that Metsera stockholders who properly and validly exercise and do not withdraw their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by the DGCL). For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights”.

Treatment of Metsera Equity Awards

At the Effective Time, subject to all applicable withholding taxes, equity awards granted on or prior to the date of the Merger Agreement that remain outstanding as of immediately prior to the Effective Time will be treated as follows:

•

each outstanding Company Stock Option, whether vested or unvested, will be canceled in exchange for the right to receive (i) a cash payment equal to (x) the excess, if any, of (1) the Closing Amount minus (2) the exercise price per share of Metsera common stock subject to such Company Stock Option, multiplied by (y) the number of shares of Metsera common stock subject to such Company Stock Option immediately prior to the Effective Time, and (ii) one CVR for each share of Metsera common stock subject to such Company Stock Option immediately prior to the Effective Time; provided that, in the case of a Company Stock Option that is unvested as of immediately prior to the Effective Time and that does not vest by its terms as a result of the occurrence of the Effective Time, the cash payment contemplated by clause (i) and all payments in respect of the CVRs contemplated by clause (ii) shall be subject to the same vesting schedule and terms (including double-trigger vesting protection) as were applicable to the corresponding Company Stock Option (except that, subject to the holder’s continued service with Parent or its subsidiaries through the first anniversary of the Closing, all such payments shall become vested upon the first anniversary of the Closing to the extent unvested and not previously forfeited);

•

certain Company Stock Options held by executive officers will vest “single-trigger” at the Closing while the remaining Company Stock Options held by the executive officers provide for “double-trigger” vesting protection in the event of a termination by us, or any successor, without “Cause” or by such executive officer for “Good Reason” on or within 12 months following the Closing;

•	each Company Stock Option held by a non-employee director will vest “single-trigger” at the Closing pursuant to the Company’s Non-Employee Director Compensation Program; and

•

each outstanding Company Restricted Stock Award shall be fully vested and the holder thereof shall be entitled to receive the Merger Consideration pursuant in respect of each share of Metsera common stock underlying such Company Restricted Stock Award.

At the Effective Time, Company RSUs that may be granted to employees of the Company (including the executive officers) after the date of the Merger Agreement and prior to the Effective Time and that remain outstanding as of immediately prior to the Effective Time will be canceled and converted into the right of the holder thereof to receive as of the Effective Time (i) an amount in cash equal to (x) the Closing Amount, multiplied by (y) the total number of shares of Metsera common stock subject to such Company RSU (the “Fixed Cash Award”) and (ii) a number of CVRs equal to the number of shares of Metsera common stock underlying the Company RSU. The Fixed Cash Award and CVRs received in respect of the Company RSUs shall vest on the same schedule as the Company RSUs, shall be paid as soon as reasonably practicable following the vesting date and shall have full “double-trigger” change in control vesting protections.

For more information, please see the section of this proxy statement entitled “The Merger Agreement—Merger Consideration—Treatment of Metsera Equity Awards”.

Background of the Merger

Members of Metsera management and the Board regularly review Metsera’s performance and prospects in light of Metsera’s business and developments in the biotechnology and pharmaceutical industries. These reviews have included consideration, from time to time, of potential partnerships, collaborations and other strategic transactions to enhance stockholder value, including potential sale transactions. Such reviews have been accompanied by periodic conversations between senior executives and Board members of Metsera and their counterparts at other companies in such industries regarding such potential transactions and opportunities.

Between 2024 and September 2025, Metsera engaged in discussions regarding strategic transactions with several potential strategic partners and acquirers, including Pfizer and six other major biopharmaceuticals companies referred to as Party 1, Party 2, Party 3, Party 4, Party 5 and Party 6. In connection with these discussions, Metsera first entered into confidentiality agreements with Pfizer on April 22, 2024, Party 1 on January 15, 2025, Party 2 on October 10, 2024, Party 3 on April 16, 2025, Party 4 on September 15, 2025, Party 5 on April 23, 2025 and Party 6 on December 12, 2024, and following the execution of each, the counterparties were provided access to certain due diligence materials. None of these confidentiality agreements contained standstill provisions.

On January 23, 2025, Party 1 sent to Metsera a non-binding proposal (the “January 23 Party 1 Proposal”) to acquire Metsera for $2.0 billion in cash, representing a price of $21.13 per share of Metsera common stock.

Following receipt of the January 23 Party 1 Proposal, the Board was provided a copy of the proposal and thereafter was regularly updated with respect to the developments regarding potential transactions with Party 1 and all other parties.

Later on January 23, 2025, the Board held a meeting at which members of Metsera management were present. At the meeting, the Board reviewed the January 23 Party 1 Proposal, in the context of, among other things: (i) Metsera’s impending initial public offering, which was scheduled for early February 2025 and was expected to value Metsera at approximately $1.8 billion, and (ii) the potential regulatory concerns associated with a transaction with Party 1, including, among other things, the time that it may take to obtain regulatory clearance and the possibility that regulatory clearance may not be obtained. Following discussion, the Board determined to inform Party 1 that the January 23 Party 1 Proposal was meaningfully insufficient with respect to both value and closing certainty and that unless it was materially improved, Metsera would proceed with its initial public offering. Following the Board meeting, representatives of Metsera held various discussions with representatives of Party 1 during which the representatives of Metsera conveyed the message directed by the Board.

On January 24, 2025, representatives of Party 1 advised representatives of Metsera that it did not intend to submit a revised proposal at that time.

Also on January 24, 2025, Pfizer was granted access to Metsera’s virtual data room. Following that time and through June 3, 2025, Metsera responded to numerous due diligence requests from, and conducted numerous due diligence meetings and teleconferences with, representatives of Pfizer.

On February 3, 2025, Metsera completed the initial public offering of Metsera common stock pursuant to which it issued and sold 17,569,444 shares of Metsera common stock at a price to the public of $18.00 per share. At the close of trading on February 3, 2025, shares of Metsera common stock closed at a price of $27.80 per share, implying a market capitalization of $3.1 billion. Goldman Sachs & Co LLC (“Goldman Sachs”) and Guggenheim Securities, LLC (“Guggenheim Securities”) both acted as underwriters in Metsera’s initial public offering and thereafter acted as financial advisors to Metsera and provided advice and analyses to Metsera in respect of the various proposals received and engaged in discussions with potential counterparties. The engagement of both Goldman Sachs and Guggenheim Securities was documented in separate engagement letters with each financial advisor on September 21, 2025.

On April 24, 2025, members of Metsera management provided a management presentation regarding Metsera’s product candidates to representatives from Party 3. On May 16, 2025, Party 3 was granted access to Metsera’s virtual data room and the parties engaged in conversations through August 17, 2025.

On June 2, 2025, Pfizer sent to Metsera a non-binding proposal (the “June 2 Pfizer Proposal”) to acquire Metsera for $30.00 per share of Metsera common stock in cash.

On June 3, 2025, the Board held a meeting at which members of Metsera management were present. At the meeting, the Board reviewed the June 2 Pfizer Proposal. Following discussion, the Board determined to (i) communicate to Pfizer that the June 2 Pfizer Proposal was insufficient, (ii) continue to engage with Pfizer with a view to improving Pfizer’s proposal and (iii) continue to assess opportunities for strategic transactions. Following the Board meeting, representatives of Metsera management sent a letter to representatives of Pfizer rejecting the June 2 Pfizer Proposal, noting that the proposal significantly undervalued Metsera.

In the summer of 2025, representatives of Metsera had various discussions with Party 1, Party 2 and Party 5 regarding a potential strategic transaction with Metsera and, alongside such discussions, began further due diligence of Metsera. During this time, Pfizer continued to undertake further due diligence of, and engaged in various discussions with representatives of, Metsera.

During the week of August 4, 2025, in a series of conversations, representatives of Party 2 indicated to representatives of Metsera that Party 2 intended to make a proposal to acquire Metsera. Following those conversations, representatives of Metsera and its advisors contacted other actively engaged parties, including Pfizer and Party 1, to encourage them to move quickly if they intended to make a proposal to acquire Metsera.

On August 11, 2025, both Pfizer and Party 2 sent non-binding proposals to acquire Metsera on the following terms:

•

Pfizer proposed (the “August 11 Pfizer Proposal”) to acquire Metsera for up to $39.00 per share of Metsera common stock, consisting of (i) $34.00 in cash plus (ii) one non-tradeable contingent value right (“CVR”) representing the right to receive up to $5.00 in cash upon the achievement of certain milestones by specified deadlines. The August 11 Pfizer Proposal also indicated that entities affiliated with ARCH Venture Partners and Validae Health, L.P. would be required to enter into voting and support agreements for the proposed transaction as a condition to signing. In conversations between representatives of Metsera and Pfizer in connection with the submission of the August 11 Pfizer Proposal, the representatives of Pfizer expressed that Pfizer would be significantly constrained in the amount of any additional value that could be offered for Metsera.

•

Party 2 proposed (the “August 11 Party 2 Proposal,” and together with the August 11 Pfizer Proposal, the “August 11 Proposals”) to acquire Metsera for up to $90.00 per share of Metsera common stock, consisting of (i) $45.00 in an unspecified mix of Party 2 stock and cash, plus (ii) one non-tradeable CVR representing the right to receive up to $45.00 in an unspecified mix of Party 2 stock and cash payable upon the achievement of certain clinical development milestones with no specific deadlines. The August 11 Party 2 Proposal also (a) included a draft exclusivity agreement that provided for exclusivity through 9:00 a.m. Eastern Time on September 15, 2025, and (b) specified various legal and other terms, including that Metsera would remain a free-standing business unit within Party 2 post-closing. In conversations between representatives of Metsera and Party 2 in connection with the submission of the August 11 Party 2 Proposal, the representatives of Party 2 expressed that its proposal was intended to “pre-empt” any other potential proposals, Party 2 did not expect to meaningfully improve the terms of its proposal and was only willing to engage with Metsera if Metsera was willing to execute a transaction within a short timeframe.

On August 12, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), legal counsel to the Company, were present. At the meeting, members of Metsera management and the Board and representatives of Paul, Weiss (i) described the terms of the August 11 Proposals, including the conversation with representatives of Pfizer and Party 2, (ii) explained that the August 11 Party 2 Proposal could be restructured such that the receipt of Party 2 stock and the CVR in the transaction by Metsera stockholders would be on a tax-deferred basis and (iii) noted that, among other things, the letter setting out the terms of the August 11 Party 2 Proposal (a) did not provide any commitment as to the efforts to be expended to cause the payments under the CVR to become payable, (b) did not specify deadlines for the CVRs, (c) did not specify the treatment of Metsera’s equity awards, (d) did not include an exception in the definition of Company Material Adverse Effect for regulatory matters, (e) included a termination fee of 3.9% of Metsera’s “fully diluted equity value to be paid” by Metsera in customary circumstances, including if Metsera changes its recommendation to be adverse to a transaction with Party 2 and (f) included an exclusivity period of over a month (such matters described in clauses (a) to (f), the “August 11 Party 2 Open Items”). Representatives of Paul, Weiss also reviewed the Board’s fiduciary duties, including, among other things, in respect of the granting of exclusivity.

Following discussion, the Board (i) noted that the value of the potential payments under the CVR in the August 11 Party 2 Proposal represented a significant portion of the value of the August 11 Party 2 Proposal and also represented a significantly greater portion of the total consideration as compared with other precedent biopharmaceutical transactions, (ii) noted that, given the value of the potential payments under the CVR, it was important to have meaningful commitments from Party 2 as to the efforts to be expended to cause the payments under the CVR to become payable, including the incentivization and retention of Metsera employees given

Party 2’s proposal that Metsera be operated as a free-standing business unit, (iii) noted that clinical trial-related risk should be minimized, any termination fee must not preclude further bidders emerging following the signing of any merger agreement with Party 2 and that a month long period of exclusivity was longer than it was prepared to agree to if it would agree to exclusivity at all and (iv) determined to direct its financial advisors to provide their preliminary financial analyses relating to Metsera and the August 11 Proposals at a meeting of the Board the next day, following which the Board would determine next steps.

On August 13, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss and Goldman Sachs were present. At the meeting, members of Metsera management and the Board and representatives of Goldman Sachs reviewed a draft version of Metsera management’s projections for Metsera (the “Forecasts”), including the assumptions underlying the same, which were prepared at the Board’s request (as further described in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Certain Financial Forecasts”). Representatives of Goldman Sachs also presented Goldman Sachs’ preliminary financial analyses relating to Metsera, based on the Forecasts, and the August 11 Proposals. Following discussion, the Board determined (i) that the Forecasts were reasonably prepared in good faith on a basis reflecting the best available estimates and judgments of the members of Metsera management at the time of preparation, and presented as of the time of preparation, as to the expected future financial performance of Metsera on a standalone basis, and approved the Forecasts and directed that its financial advisors should use and rely on the Forecasts in performing financial analyses relating to the rendering of their fairness opinions to the Board, (ii) that the August 11 Party 2 Proposal was significantly superior to both the August 11 Pfizer Proposal, which was insufficient, and the $30.88 closing price of shares of Metsera common stock on August 12, 2025, (iii) to seek to negotiate with Party 2 to try to increase the value of its Proposal, to resolve the August 11 Party 2 Open Items and to obtain clarity on the deadlines for the CVR milestones and improve their other terms, (iv) that while Pfizer’s offer was inadequate, Metsera should otherwise continue its discussions with Pfizer in case Pfizer was able to improve its proposal, (v) that no other potential strategic partner would be able to engage on the timeline desired by Party 2 given their advanced stage of due diligence and (vi) on the assumption that satisfactory resolution could be achieved on the August 11 Party 2 Open Items, and that if no superior proposal emerged, to negotiate the terms of the Party 2 Exclusivity Agreement, including to seek to reduce the length of the exclusivity period. Following the meeting, representatives of Metsera conveyed to representatives of Pfizer that the August 11 Pfizer Proposal was insufficient.

On August 14, 2025, representatives of Metsera and its advisors had various discussions with representatives of Party 2 and its advisors to seek to resolve the August 11 Party 2 Open Items and make progress on the tax structuring of a potential transaction and the economic terms of the August 11 Party 2 Proposal.

On August 15, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss were present. At the meeting, the Board was, among other things, updated on the discussions with representatives of Party 2 and, following discussion, determined to continue discussions with Party 2.

Following the Board meeting on August 15, 2025, a representative of Party 1 informed a representative of Metsera during a phone conversation (the “August 15 Party 1 Call”) that Party 1 was interested in acquiring Metsera for approximately $4.5 billion in cash (representing $39.51 per share of Metsera common stock).

Later on August 15, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss were present. At the meeting, the Board was, among other things, updated on the August 15 Party 1 Call and noted that the proposal made during the August 15 Party 1 Call was insufficient and instructed members of Metsera management to so inform Party 1. Following the meeting, representatives of Metsera informed representatives of Party 1 that the Party 1 proposal made in the August 15 Party 1 Call was insufficient.

Later on the same day, Party 2 sent to Metsera a revised non-binding proposal (the “August 15 Party 2 Proposal”) to acquire Metsera for up to $95.00 per share of Metsera common stock, consisting of (i) $47.50 in Party 2 stock, plus (ii) one non-tradeable CVR representing the right to receive up to $47.50 in Party 2 stock upon the achievement of certain clinical development milestones by specified deadlines. The

August 15 Party 2 Proposal reiterated Party 2’s request to negotiate on an exclusive basis through 9:00 a.m. Eastern Time on September 15, 2025 but did not address any of the August 11 Party 2 Open Items.

Later still on August 15, 2025 and on August 16, 2025, representatives of Metsera and Party 2 and their respective advisors discussed the August 15 Party 2 Proposal, including reaching resolution on a significant number of the August 11 Party 2 Open Items.

On August 16, 2025, Party 2 sent to Metsera a revised non-binding proposal (the “August 16 Party 2 Proposal”) to acquire Metsera that included (i) the same consideration as in the August 15 Party 2 Proposal, (ii) no commitment as to the efforts to be expended to cause the payments under the CVR to become payable, (iii) a reduced termination fee of 3.7% of Metsera’s fully diluted equity value (based on the upfront consideration to be paid at closing) to be paid by Metsera in customary circumstances and (iv) a statement that, subject to the completion of confirmatory due diligence, Party 2 expected to include an exception from the definition of Company Material Adverse Effect for regulatory matters. The CVR milestones referenced in the August 15 Party 2 Proposal remained unchanged.

Later on August 16, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss were present. At the meeting, members of Metsera management and the Board (i) described the August 16 Party 2 Proposal and the August 15 Party 1 Call, (ii) noted that while Metsera believed that the milestones in the August 16 Party 2 Proposal were achievable by the applicable deadline, it would be beneficial to have additional time for it to achieve certain milestones and to have broader definitions of other milestones and (iii) explained there were no developments in respect of Pfizer or any other potential counterparty. The representatives of Paul, Weiss reviewed the potential regulatory risks associated with a transaction with Party 1.

The Board engaged in discussion regarding, among other things, (i) the value of the August 16 Party 2 Proposal, which was significantly higher than any other proposal to acquire Metsera and the upfront consideration and total nominal value of which represented a 53% and 205% premium, respectively, to the closing price of shares of Metsera common stock on August 15, 2025, the last trading day prior to the August 16 Party 2 Proposal, (ii) Party 2’s statements that it was only willing to engage with Metsera if Metsera was willing to enter into exclusivity to allow Party 2 to negotiate and execute a transaction within a short timeframe on a bilateral basis, (iii) the risk that if Metsera did not grant Party 2 exclusivity then Party 2 may terminate its engagement with Metsera, (iv) the fact that even if Metsera executed a transaction with Party 2, Metsera would be able to respond to unsolicited proposals prior to obtaining stockholder approval, which would present sufficient opportunity for a competing bidder to emerge, (v) the advanced stage of negotiations with significant alignment on transaction terms with Party 2 particularly as compared to the early stage of Party 1’s potential proposal, which lacked specificity, and the nascent stages of discussions with other potential counterparties, (vi) the current bullish market for product candidates in the indications targeted by Metsera’s product candidates that may not continue, and that, given the pace of acquisition activity for such product candidates, there may be a narrow window of time in which potential acquirers would be interested in acquiring Metsera and (vii) the regulatory risks associated with a transaction with Party 1 for which Metsera would need to be significantly compensated, if it could agree to a transaction with such risks at all.

Following that discussion, the Board determined (i) to seek to improve the CVR milestones with Party 2 as discussed, (ii) to communicate to Party 1 that it would need to significantly improve its proposal and agree to pay a very large termination fee if the transaction was terminated due to the failure to obtain regulatory clearance, (iii) that the August 11 Pfizer Proposal was insufficient and there was no realistic prospect of Pfizer submitting a proposal comparable to the August 16 Party 2 Proposal in the near term and (iv) unless Party 1 made a revised, detailed proposal at a level above the August 11 Party 2 Proposal and including such a termination fee, to enter into an exclusivity agreement with Party 2 through 9:00 a.m. Eastern Time on September 8, 2025, provided that alignment could be reached on the outstanding CVR milestone items.

Later on August 16, 2025, representatives of Metsera and its advisors had various conversations with representatives of Party 2 and Party 1 and their respective advisors to communicate the messages as directed by the Board.

On August 17, 2025, Party 2 sent to Metsera a revised non-binding proposal (the “August 17 Party 2 Proposal”) that included the same terms as the August 16 Party 2 Proposal other than (i) agreeing to changes to the CVR milestones as discussed at the August 16 Board meeting as follows: (a) $2.50 upon first dosing in a registration trial for MET-097i for weekly dosing by December 31, 2026; (b) $10.00 upon first dosing in a registrational trial for MET-097i for monthly dosing by March 31, 2027; (c) $10.00 upon first dosing in a registrational trial for a combination product by March 31, 2028; (d) $10.00 upon BLA approval of MET-097i by March 31, 2030; and (e) $15.00 upon BLA approval of MET-097o, by December 31, 2030 and (ii) a shortened exclusivity period through 9:00 a.m. Eastern Time on September 8, 2025.

Also on August 17, 2025, a representative of Party 1 verbally indicated to a representative of Metsera that Party 1 was interested in acquiring Metsera for up to $10.5 billion (representing approximately $90.68 per share of Metsera common stock), consisting of up to $6.5 billion consideration payable in cash at closing, plus a non-tradable CVR representing the right to receive up to $4 billion based on unspecified milestones, and that it would agree to a regulatory reverse termination fee of $500 million.

Later on August 17, 2025, given the developments of that day and the Board’s prior direction on the terms of a Party 1 proposal, Metsera and Party 2 entered into an exclusivity agreement, pursuant to which the parties agreed to negotiate on an exclusive basis through 9:00 a.m. Eastern Time on September 8, 2025.

Between August 17, 2025 and September 3, 2025, representatives of Metsera and Party 2 and their respective advisors engaged in various conversations regarding transaction terms and due diligence, shared due diligence information and exchanged drafts of definitive transaction documents.

On August 20, 2025, the Board held a regularly scheduled meeting at which members of Metsera management were present. At the meeting, members of Metsera management provided an update to the Board regarding ongoing discussions with Party 2, clinical data (including Vesper 1 emerging data), potential value catalysts for the rest of the calendar year and Metsera’s financial performance (including updates regarding Metsera’s budget).

On September 2, 2025, a representative of Party 2 contacted a representative of Metsera to suggest a status update call, noting that Party 2 believed that the parties were continuing to make progress that would allow them to announce a transaction by the end of the exclusivity period.

Also on September 2, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss and Goldman Sachs were present. At the meeting, members of Metsera management and the Board and representatives of Goldman Sachs (i) explained that Party 2 had communicated that Party 2 had satisfactorily completed its due diligence and was ready to proceed from a technical perspective and (ii) noted the request from Party 2 for a status update call. Representatives of Paul, Weiss reviewed the key terms of the Party 2 transaction agreements and updated the Board on status of the negotiations relating thereto. The Board determined to reconvene after the status update call with Party 2.

On September 3, 2025, representatives of Metsera and the Chief Executive Officer of Party 2 engaged in a phone conversation to discuss the status of the proposed Party 2 transaction. The Chief Executive Officer of Party 2 stated that Party 2 remained enthusiastic about a transaction with Metsera but that, due solely to an unanticipated recent internal development that made it impossible for Party 2 to enter into a transaction in which it would agree to issue Party 2 stock, Party 2 would not be able to continue to pursue an acquisition of Metsera. Representatives of Metsera and the Chief Executive Officer of Party 2 agreed on the call that the Party 2 exclusivity agreement should be terminated, which occurred promptly following the ending of the call.

On September 4, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss were present. At the meeting, Mr. Bernard provided the Board with an update regarding the September 3, 2025 call with Party 2. The Board discussed that update as well as, among other things, (i) that Metsera had informed the market that it would be releasing clinical data regarding MET-097i in September 2025 and (ii) if the market reaction to that data was positive, Metsera wanted to leave open the possibility of raising capital promptly following the data release, which it could not do if it were engaged in ongoing discussions regarding a strategic transaction—meaning that Metsera needed to have clarity on a potential strategic transaction by the time of its data release. Following discussion, the Board determined to (i) renew discussions with Pfizer and Party 1, and, in the case of Party 1, seek to address the potential regulatory risks with such a transaction and (ii) determine, with the help of its financial advisors, whether any other major biopharmaceutical companies may be interested in, and able to execute, a strategic transaction with Metsera ahead of Metsera’s September data release.

On September 4, 2025 and thereafter through September 21, 2025, representatives of Metsera and its advisors engaged in various conversations with representatives of Pfizer and Party 1 and their respective advisors to discuss a potential strategic transaction with Metsera, including a description of new, non-public, clinical data that could be shared with Pfizer.

On September 8, 2025, both Pfizer and Party 1 sent revised non-binding proposals to acquire Metsera on the following terms:

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Pfizer proposed (the “September 8 Pfizer Proposal”) to acquire Metsera for up to $50.00 per share of Metsera common stock, consisting of (i) $40.00 in cash plus (ii) one non-tradeable CVR representing the right to receive up to $10.00 in cash upon the achievement of certain clinical development and commercial milestones by specified deadlines. The September 8 Pfizer Proposal also indicated that entities affiliated with ARCH Venture Partners and Validae Health, L.P. would be required to enter into voting and support agreements for the proposed transaction as a condition to signing.

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Party 1 proposed (the “September 8 Party 1 Proposal”) to acquire Metsera for up to $91.00 per share of Metsera common stock, consisting of (i) 56.50 in cash plus (ii) one non-tradeable CVR representing the right to receive up to $34.50 in cash upon the achievement of unspecified milestones. The September 8 Party 1 Proposal also (a) indicated Party 1 would agree to pay an unspecified regulatory reverse termination fee and (b) requested exclusive access to certain recent clinical data for seven days.

Later on September 8, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss were present. At the meeting, among other things, members of Metsera management and the Board (i) described the terms of the September 8 Pfizer Proposal and the September 8 Party 1 Proposal and certain related discussions that had occurred with representatives of Pfizer and Party 1 and (ii) provided an update on discussions with the FDA regarding upcoming clinical trials. Following discussion, the Board determined to (a) negotiate with both Pfizer and Party 1 to improve the terms of their proposals and (b) as discussed with Metsera’s financial advisors, to contact Party 3, Party 4, Party 5 and Party 7 to explore their potential interest in a transaction.

Also on September 8, 2025, Metsera confidentially submitted a Form S-1 to the SEC in connection with its intention to commence fundraising following the release of its clinical data regarding MET-097i if a transaction was not likely to be entered into by the end of September.

On September 9, 2025, representatives of Metsera shared new, non-public, clinical data with representatives of Pfizer and Party 1.

Also on September 9, 2025, representatives of Metsera had a phone conversation with representatives of Pfizer in which the representatives of Metsera made a counterproposal that Pfizer acquire Metsera for (i) $50.00 in cash plus (ii) one non-tradeable CVR representing the right to receive an amount of cash with a risk-adjusted net present value of between $15.00 to $20.00.

Also on September 9, 2025, representatives of Paul, Weiss had a phone conversation with representatives of Party 1 and Party 1’s outside counsel in which the representatives of Party 1 and Party 1’s outside counsel presented their views on the potential regulatory risks associated with a transaction between Metsera and Party 1.

On September 10, 2025, Pfizer sent Metsera a revised non-binding proposal (the “September 10 Pfizer Proposal”) to acquire Metsera for up to $60.00 per share of Metsera common stock, consisting of (i) $45.00 in cash plus (ii) one non-tradeable CVR representing the right to receive up to $15.00 in cash upon the achievement of certain clinical development milestones by specified deadlines.

Also on September 10, 2025, representatives of Metsera’s financial advisors had discussions with each of Party 3, Party 4, Party 6 and Party 7 regarding their interest in exploring a potential strategic transaction with Metsera. Later on September 10, 2025, representatives of Party 6 informed representatives of Metsera’s financial advisors that Party 6 was declining to participate in further discussions regarding a strategic transaction with Metsera.

On September 11, 2025, representatives of Metsera had discussions with Party 5 regarding Party 5’s interest in exploring a potential strategic transaction with Metsera. Also on September 11, 2025, representatives of Party 7 informed representatives of Metsera’s financial advisors that Party 7 was declining to participate in further discussions regarding a strategic transaction with Metsera. Shortly thereafter, Party 5 declined to participate further regarding a strategic transaction with Metsera.

Also on September 11, 2025, Party 1 sent to Metsera a revised non-binding proposal (the “September 11 Party 1 Proposal”) to acquire Metsera which included the same cash and CVR amount as set out in the September 8 Party 1 Proposal. The September 11 Party 1 Proposal also (i) indicated Party 1 would agree to pay a $500 million regulatory reverse termination fee and (ii) requested exclusivity for 14 days.

Additionally on September 11, 2025, Party 3 was granted access to Metsera’s virtual data room.

On September 12, 2025, members of Metsera management met with members of Party 3 management to discuss a potential transaction, and Party 3 was granted access to Metsera’s virtual data room.

On September 13, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss were present. At the meeting, among other things, members of Metsera management and the Board provided updates on discussions with the various parties, including the September 10 Pfizer Proposal and the September 11 Party 1 Proposal, noting that Party 1’s proposal on regulatory matters was the same as on August 17, 2025. Representatives of Paul, Weiss (i) provided an update on a conversation they had prior to the Board meeting with representatives of Party 1’s legal counsel regarding the potential regulatory risks associated with a transaction with Party 1, (ii) provided Paul, Weiss’ views on such matters and (iii) described to the Board a potential alternative transaction structure in which (a) immediately following the signing of definitive agreements, Party 1 would pay consideration to Metsera in return for Metsera issuing non-voting stock to Party 1 that represented 50% of the share capital of Metsera, (b) promptly thereafter, and without requiring regulatory clearance, Metsera would pay a dividend of such consideration to the existing Metsera stockholders and (c) at the closing of the transaction, following receipt of regulatory clearance and Metsera stockholder approval, Party 1 would pay further consideration to the Metsera stockholders. The Board noted that such a structure could provide greater value to Metsera stockholders than a traditional regulatory reverse termination fee.

Following this discussion, the Board determined (i) given Metsera’s September release of its clinical data regarding MET-097i and fundraising plans, to communicate to both Pfizer and Party 1 that Metsera desired to announce a transaction no later than September 22, 2025, (ii) to seek to improve both Pfizer and Party 1’s current proposals, (iii) for representatives of Paul, Weiss to discuss with representatives of Party 1’s legal counsel the potential alternative transaction structure and (iv) to proceed with management meetings with Party 3 and Party 4.

Later, on September 13, 2025 and on September 14, 2025, representatives of Metsera and its advisors had various conversations with (i) representatives of Pfizer in which they sought to improve the terms of the September 10

Pfizer Proposal and (ii) representatives of Party 1 and its advisors in which they sought to improve the terms of the September 11 Party 1 Proposal and to explore the potential alternative transaction structure.

On September 14, 2025, representatives of Metsera made a written counterproposal to representatives of Pfizer that Pfizer acquire Metsera for up to $82.50 per share, consisting of (i) $47.50 in cash plus (ii) one non-tradeable CVR representing the right to receive up to $35.00 in cash.

On September 14, 2025, Pfizer sent to Metsera a revised non-binding proposal (the “September 14 Pfizer Proposal”) to acquire Metsera for up to $65.00 per share of Metsera common stock, consisting of (i) $45.00 in cash, plus (ii) one non-tradeable CVR representing the right to receive up to $20.00 in cash as follows: (a) $5.00 upon first dosing of the first human subject in a phase 3 trial for the GLP-1/Amylin injectable fixed dose combo for chronic weight management by December 31, 2027; (b) $7.00 upon FDA approval of the monthly dosed GLP-1 injectable for chronic weight management by June 30, 2029; and (c) $8.00 upon FDA approval of the monthly dosed GLP-1/Amylin injectable fixed dose combo for chronic weight management by September 30, 2030.

Later on September 14, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss were present. At the meeting, members of Metsera management and the Board and representatives of Paul, Weiss provided an update on discussions with Party 1 and a description of September 14 Pfizer Proposal, noting that, among other things, (i) while Metsera desired for certain milestone periods to be extended, the September 14 Pfizer Proposal was acceptable and preferable to the September 11 Party 1 Proposal which continued to provide insufficient compensation for the potential regulatory risk with such a transaction, (ii) based on discussions with representatives of Pfizer, there was a meaningful risk that Pfizer may explore alternative acquisition candidates in the same indication as Metsera’s product candidates if Metsera did not enter into an agreement with Pfizer in the near-term and (iii) Party 1’s antitrust legal counsel had provided initial positive feedback to the proposed alternative transaction structure. Following discussion, the Board determined (i) given the proximity to the September 22, 2025 deadline that had been communicated to Pfizer and Party 1, to negotiate definitive documents based on the September 14 Pfizer Proposal with the aim of aligning on the milestones of the CVR as part of such negotiations and (ii) to continue discussions with Party 1, Party 4 and Party 3 to determine whether terms could be reached on a transaction that would be superior to a potential transaction with Pfizer on September 22, 2025.

Still later on September 14, 2025, Metsera sent Pfizer a letter indicating its willingness to negotiate definitive documentation for the proposed transaction on the basis of the September 14 Pfizer Proposal with the aim of making an announcement of a transaction on September 22, 2025.

Between September 14, 2025 and September 21, 2025, representatives of Paul, Weiss and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), legal counsel to Pfizer, exchanged several drafts of, and engaged in numerous discussions and negotiations concerning the terms of, the Merger Agreement, CVR Agreement and the Voting and Support Agreements including, among other things, Pfizer’s initial agreement provisions that (i) it would not make any commitment as to the efforts to be expended to cause the payments under the CVR to become payable, (ii) Metsera would pay a termination fee of 4% of equity value of Metsera based on the total value of cash and CVRs to be paid in the transaction in certain customary situations, including if Metsera changes its recommendation to be adverse to a transaction with Pfizer, and (iii) there would not be an exception in the definition of Company Material Adverse Effect for regulatory matters.

Between September 15 and 17, 2025, representatives of Metsera and Party 1 and their respective advisors had various meetings in-person and via videoconference and telephone call to discuss deal structure and commercial terms.

On September 15, 2025, representatives of Metsera met with representatives of Party 4 to discuss a potential transaction, following which, Party 4 was granted access to Metsera’s virtual data room.

On September 15, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss were present. At the meeting, among other things, members of Metsera management and the Board and representative of Paul, Weiss provided updates on discussions with Pfizer, Party 1 and Party 4. A representative of Paul, Weiss reviewed with the Board the key terms of the Pfizer transaction agreements. Following discussion, the Board determined to continue discussions with all parties to maximize the value and terms of the proposals that the Board could consider ahead of September 22, 2025.

On September 17, 2025, Mr. Bernard and the Chief Executive Officer of Party 1 engaged in a conversation to discuss the status of the proposed Party 1 transaction. As part of that discussion the Chief Executive of Party 1 indicated that Party 1 was willing to pursue the alternative transaction structure proposed by Metsera but would only be willing to transact at a lower value than was contained in the September 11 Party 1 Proposal.

On September 18, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss were present. At the meeting, among other things, members of Metsera management and the Board provided updates regarding recent discussions with Pfizer and Party 1, including that, with respect to Party 1, Party 1 continued to be willing to proceed with the alternative transaction structure proposed by Metsera and the parties had begun to discuss potential agreement terms. Following discussion, the Board determined to continue to negotiate with both parties with the goal of announcing a transaction on September 22 and to seek to maximize the upfront value that would be paid by Party 1 in any transaction.

Between September 18, 2025 and September 21, 2025, representatives of Paul, Weiss and representatives of Party 1’s legal counsel exchanged several drafts of, and engaged in numerous discussions and negotiations concerning the terms of the definitive transactions required to implement the proposed alternative transaction structure.

Also on September 18, 2025, representatives of Party 4 communicated to representatives of Metsera that Party 4 was declining to participate in further discussions regarding a potential transaction with Metsera.

On September 19, 2025, representatives of Party 3 communicated to representatives of Metsera’s financial advisors that Party 3 was unable to execute a potential transaction with Metsera within the September timeframe that Metsera was considering.

On September 20, 2025, representatives of Metsera had various conversations with representatives of Party 1 in which (i) the representatives of Party 1 stated that they would only be willing to transact at a value of approximately $87.00 per share of Metsera common stock, being approximately $4.00 per share of Metsera common stock lower than the September 11 Party 1 Proposal, (ii) the representatives of Metsera informed the representatives of Party 1 that the upfront cash consideration would need to be at least $50.00 per share in order to be considered for a potential strategic transaction and (iii) following further discussions, the representatives of Party 1 stated that Party 1 would be willing to pay $50.00 of the $87.00 per share of Metsera common stock in cash immediately following signing.

On September 20, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss were present. At the meeting, members of Metsera management and Board and representatives of Paul, Weiss provided updates on discussions with Party 1, including that Party 1 (i) was willing to agree to the alternative transaction structure proposed by Metsera, albeit at a lower price than the September 11 Party 1 Proposal, (ii) was willing to agree to pay $50.00 per share in cash in upfront cash consideration, (iii) understood Metsera’s desire to announce a transaction on September 22, 2025 and was working toward that deadline, but was not certain that it could finalize the various aspects of the transaction by that time, and (iv) had not made a concrete proposal since the September 11 Party 1 Proposal. Members of Metsera management and Board and representatives of Paul, Weiss also provided updates on discussions with Pfizer, including that the majority of open items had been resolved and that Metsera expected to be able to announce a transaction with Pfizer on September 22, 2025. Following discussion, the Board determined to (i) send a detailed term sheet to representatives of Party 1 describing the terms on which Metsera was willing to enter into a transaction with Party 1 and (ii) continue to finalize the terms of a transaction with Pfizer.

Later on September 20, 2025, representatives of Paul, Weiss sent to representatives of Party 1’s legal counsel the detailed term sheet as directed by the Board that specified that, among other things: (i) immediately following the signing of definitive agreements, Party 1 would pay Metsera $50.00 in cash per share of Metsera common stock and certain other amounts, (ii) promptly following the signing of definitive agreements, without the need to obtain regulatory clearance, Metsera would pay a dividend of $50.00 in cash per share of Metsera common stock, (iii) at the closing of the transaction, following receipt of regulatory clearance and Metsera stockholder approval, Party 1 would issue, in respect of each share of Metsera common stock, one non-tradeable CVR representing the right to receive up to $37.00 in cash upon the achievement of certain clinical development and commercial milestones, (iv) if the proposed transaction were not consummated, Party 1 would hold an economic interest in Metsera equivalent to 50% of the share capital of Metsera immediately following the signing of the definitive agreements, (v) Party 1 would fund Metsera during the signing to closing period on customary terms; (vi) a regulatory reverse termination fee would not be payable in any circumstance; (vii) Party 1 would provide market-standard commitment as to the efforts to be expended to cause the payments under the CVR to become payable and (viii) Metsera would pay a termination fee of 3.25% of the aggregate amount payable to Metsera in respect of the $50.00 per share described in clause (i) above in customary situations, including if Metsera changes its recommendation to be adverse to a transaction with Party 1 (the “September 20 Party 1 Term Sheet”).

Also on September 20, 2025 and on September 21, 2025, representatives of Metsera and Party 1 and their respective advisors had various discussions regarding, and ultimately agreed on, the CVR milestones as follows: (i) $7.50 upon FDA approval of MET-097i for chronic weight management by September 30, 2029; (ii) $7.50 upon FDA approval of the monthly dosed MET-097i for chronic weight management by December 31, 2029; (iii) $11.00 upon FDA approval of the monthly dosed co-formulated combination MET-097i and MET-233i for chronic weight management by March 31, 2032; and (iv) $11.00 on the earlier of (a) FDA approval of an oral product candidate for chronic weight management or (b) $2.0 billion in four consecutive quarters of net sales of products that include any product candidates, in each case, by December 31, 2031 (the September 20 Party 1 Term Sheet as adjusted by these discussions, the “September 20 Party 1 Proposal”). As part of those discussions, the representatives of Party 1 and its advisors explained that Party 1 was constrained on the value it could offer.

Also on September 21, 2025, representatives of Paul, Weiss and representatives of Wachtell Lipton shared execution versions of the Pfizer transaction documents which reflected, among other things: (i) Pfizer’s agreement to spend $1.5 billion towards the achievement of the CVR milestones subject to certain exceptions and fallaway provisions, (ii) Metsera’s agreement to pay, in customary situations, a termination fee of 3.7% of the equity value of Metsera based on the upfront consideration to be paid, including if Metsera changes its recommendation to be adverse to a transaction with Pfizer, and (iii) certain specific exceptions to the definition of Company Material Adverse Effect.

In the evening of September 21, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss were present. At the meeting, members of Metsera management and the Board provided updates on the status of negotiations with Pfizer and Party 1, including that, among other things: (i) the risk-adjusted net present value of the September 14 Pfizer Proposal per share of Metsera common stock was $51.64 as calculated by Goldman Sachs and $51.73 as calculated by Guggenheim Securities, (ii) the risk-adjusted net present value of the September 20 Party 1 Proposal per share of Metsera common stock was $59.46 as calculated by Goldman Sachs and $59.62 as calculated by Guggenheim Securities, in all cases based on the Forecasts and (iii) that the September 20 Party 1 Proposal was the result of significant negotiation and given the reduction in the value of Party 1’s proposals and the various statements of representatives of Party 1 in respect of value constraints, there was not a realistic prospect of Party 1 further improving its proposal. Representatives of Paul, Weiss provided a description of the transaction documents with each of Pfizer and Party 1 and explained that a transaction with either party could be announced on or around September 22, 2025.

Thereafter, the Board discussed the two proposals, noting that while the September 20 Party 1 Proposal had a higher cash and nominal value than the Pfizer proposal, a transaction with Party 1 presented a variety of risks. In particular, the Board noted that, due to the previously discussed potential regulatory risks, closing could be delayed by up to 24 months (being the outside date that the parties had been discussing if the closing occurred at all meaning that, among others things, (i) the CVR might only be paid after an extended period of time, if it all, (ii) there could be an extended signing to closing period that could have a significant negative impact on Metsera, including, among other things, its ability to attract and retain employees, continue the clinical development of its product candidates, obtain funding (noting that there remained significant misalignment on the terms of the funding arrangements that would be in place with Party 1) and lead to a significant portion of its stockholder base being replaced with short-term holders and (iii) Metsera may ultimately not be acquired by Party 1 and, in that situation, it may be more difficult or impossible to complete a later strategic transaction on favorable terms or at all, due to factors such as, among others, a future downturn in the market for product candidates in the indications targeted by Metsera’s product candidates, changes in the competitive landscape, for such products or changes due to data relating to Metsera’s product candidates. Further, the Board noted that there were risks with the structure of the Party 1 transaction including, among other things: (a) the risk that the payment of the initial cash consideration by Party 1 to Metsera and the subsequent payment of the dividend in respect of shares of Metsera common stock may not occur, (b) that the structure of the transaction could lead to changes in trading of Metsera common stock and its stockholder base following the payment of the proposed dividend that would be significantly greater than in a more customary transaction structure — and that such changes could reduce the likelihood of holders of Metsera common stock approving the transaction, in which case the CVRs would not be paid to holders of Metsera common stock and Party 1 would continue to own a significant portion of the share capital of Metsera.

Following the discussion, the Board (i) noted that in light of the various factors discussed, the value to the shareholders of each of the Pfizer and Party 1 proposals was similar and (ii) determined to (a) contact Pfizer to understand whether Pfizer would be able to further improve its proposal and (b) reconvene once it had that information to consider whether there would be potential value in contacting Party 1, particularly in light of the reduction in the value of Party 1’s proposals since the September 8 Party 1 Proposal and the prior discussions with representatives of Party 1 with respect to value constraints.

Later in the evening of September 21, 2025, representatives of Metsera contacted representatives of Pfizer and encouraged Pfizer to improve its proposal in light of the competitive dynamics of the proposals being considered by Metsera. Representatives of Pfizer conveyed that Pfizer would increase its proposal to acquire Metsera so that it would pay up to $70.00 per share of Metsera common stock, consisting of (i) $47.50 in cash, plus (ii) one non-tradeable CVR representing the right to receive up to $22.50 in cash; which had a risk-adjusted net present value of $54.66 per share, as calculated by Goldman Sachs, and $54.76, as calculated by Guggenheim Securities, each representing approximately a 64% premium to the closing price of shares of Metsera common stock on September 19, 2025 (the “September 21 Pfizer Proposal”), in both cases based on the Forecasts. As part of that discussion, the representative of Pfizer explained that this improved proposal was made on the basis that Metsera would announce a transaction with Pfizer on or around September 22, 2025 and that Pfizer may not be prepared to enter into a transaction with Metsera thereafter.

Still later in the evening of September 21, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss, Goldman Sachs and Guggenheim Securities were present. At the meeting, members of Metsera management and the Board described the September 21 Pfizer Proposal and the statements made by the representative of Pfizer when providing that proposal. The Board then discussed the terms of the September 21 Pfizer Proposal, the September 20 Party 1 Proposal and the various factors discussed at the Board earlier that evening as well as prior meetings. In particular, the Board weighed the statements made by the representative of Pfizer when providing the September 21 Pfizer Proposal and the changes in the value of Party 1’s proposals and prior discussions with representative of Party 1 with respect to value constraints. Following discussion, the Board determined that there was no realistic prospect of Party 1 increasing the value of its proposal and, even if there were, the time which it would take to do so would create significant risk that Pfizer would not be willing to execute a transaction with Metsera.

Each of Goldman Sachs and Guggenheim Securities then reviewed with the Board their financial analyses of the consideration in the September 21 Pfizer Proposal, which we refer to in this proxy statement as the “Merger Consideration”. Thereafter, Goldman Sachs rendered an oral opinion, confirmed by delivery of a written opinion dated September 21, 2025, to the Board to the effect that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Pfizer and its affiliates) of Metsera common stock pursuant to the Pfizer merger agreement was fair from a financial point of view to such holders of Metsera common stock, and Guggenheim Securities rendered an oral opinion, confirmed by delivery of a written opinion dated September 21, 2025, to the Board to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Merger Consideration was fair, from a financial point of view, to the holders of Metsera common stock (other than Pfizer and its affiliates). For a detailed discussion of Goldman Sachs’ opinion and Guggenheim Securities’ opinion, please see the sections of this proxy statement entitled “—Opinion of Goldman Sachs” and “—Opinion of Guggenheim Securities”, respectively.

Following further discussion with members of Metsera management and Metsera’s legal and financial advisors, and taking into account the factors described below in greater detail in the section of this proxy statement entitled “—Recommendation of the Board and Reasons for the Merger”, the Board unanimously: (i) determined that the Pfizer merger agreement and the transactions contemplated thereby, were fair to and in the best interests of Metsera and Metsera stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the execution, delivery and performance of the Merger Agreement, (iii) approved the entering into of the Voting and Support Agreements, including the execution and delivery of the Voting and Support Agreements, (iv) directed that the adoption of the Merger Agreement be submitted to a vote of Metsera stockholders at the Special Meeting and (v) resolved to recommend adoption of the Merger Agreement and approval of the Merger by Metsera stockholders.

Following the conclusion of the September 21 Board meeting, Metsera, Pfizer and Merger Sub executed and delivered the Merger Agreement and Metsera, Pfizer and the stockholder parties thereto executed and delivered the Voting and Support Agreements.

On September 22, 2025, prior to the opening of trading on Nasdaq and the New York Stock Exchange, Metsera and Pfizer issued a joint press release announcing the transaction.

Recommendation of the Board

The Board has unanimously: (i) determined that the Merger Agreement and the Transactions, are fair to, and in the best interests of, Metsera stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the Transactions, (iii) approved and declared it advisable to enter into the Voting and Support Agreements, (iv) directed that the adoption of the Merger Agreement be submitted to a vote of Metsera stockholders at the Special Meeting and (v) resolved to recommend adoption of the Merger Agreement and approval of the Merger by Metsera stockholders.

The Board unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal and (2) “FOR” the Adjournment Proposal.

Reasons for the Merger

As described above in the section of this proxy statement entitled “—Background of the Merger”, prior to and in unanimously passing the resolutions described above in the section entitled “—Recommendation of the Board”, the Board consulted with and received the advice of its financial advisors and outside counsel, discussed certain issues with Metsera management and considered a variety of factors weighing positively in favor of the Transactions, including the Merger, including, among other things, the following non-exhaustive list of material factors (which factors and reasons are not necessarily presented in order of relative importance):

•

Transaction Consideration. The fact that the consideration per share of Metsera common stock consists of: $47.50 payable upfront in cash at the Closing, and one CVR for up to $22.50 in cash upon the achievement of the Milestones set forth in the CVR Agreement.

•	Certainty of Value of the Cash Consideration. The fact that the Closing Amount is all cash, which will provide certain and immediate value and liquidity to Metsera stockholders for their shares of

Metsera common stock. The Board believed this liquidity and certainty of value to be compelling, especially when viewed against the internal and external risks and uncertainties associated with the development of Metsera’s products (as noted in the item “Costs and Risks Associated with Development of Metsera’s Products” below) and certain macroeconomic and industry conditions and the potential impact of such risks and uncertainties on a standalone strategy and trading price of the shares of Metsera common stock, including those described above and the other risks and uncertainties discussed in Metsera’s public filings with the SEC (including the risk factors set forth in the Metsera’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, the Metsera’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K).

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CVR Consideration; Opportunity to Realize Additional Value. The fact that, in addition to the Closing Amount, Metsera stockholders will receive one CVR for each share of Metsera common stock held (other than the Excluded Metsera Shares), which provides Metsera stockholders an opportunity to realize additional value of up to $22.50 per share of Metsera common stock in cash, to the extent that the Milestones set forth in the CVR Agreement are achieved within the applicable time periods described therein. Taking into account the obligations of Pfizer to make certain expenditures and refrain from taking certain actions, as set forth in the CVR Agreement, the extensive experience and resources of Pfizer and its affiliates and given the business reputation and global capabilities of Pfizer and its affiliates, the Board believes that the Milestones are reasonably achievable.

•

Implied Premium. The Board considered the current and historical market prices, volatility and trading information with respect to the shares of Metsera common stock, including, among other things, the fact that the $47.50 Closing Amount represented a premium of approximately 43% over Metsera’s closing share price of $33.32 on September 19, 2025, the last trading day before the Board approved the transactions contemplated by the Merger Agreement, and the fact that the nominal $70.00 Merger Consideration represented a premium of approximately 110% over the Metsera’s closing share price of $33.32 on September 19, 2025, the last trading day before the Board approved the transactions contemplated by the Merger Agreement.

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Best Strategic Alternative for Maximizing Stockholder Value. After a thorough review of strategic alternatives and discussions with Metsera management and outside financial and legal advisors, the Board determined that the Merger Consideration is more favorable to Metsera stockholders than the potential value that might result from other strategic options available, including, among other things, remaining a standalone public company. In particular:

•

the Board considered the enhancements that Metsera and its advisors were able to obtain as a result of negotiations with Pfizer, including, among other things, the increase in Pfizer’s proposed Closing Amount from $30.00 in the June 2 Pfizer Proposal to the Closing Amount of $47.50 at the end of negotiations, the increase in the aggregate amount payable in cash under the CVRs from $5.00 in the August 11 Pfizer Proposal to $22.50 at the end of negotiations (as more fully described under the section of this proxy statement entitled “—Background of the Merger”);

•

the Board’s belief that as a result of conversations and negotiations with Pfizer, as of the date of the Merger Agreement, the Merger Consideration represented the highest price reasonably obtainable from Pfizer by Metsera under the circumstances;

•

the risk that prolonging or expanding the sale process further could have resulted in the loss of an opportunity to consummate a transaction with Pfizer either on the terms of the Merger Agreement, including, among other things, the valuation represented by the Merger Consideration or at all; and

•

the Board’s belief that there was unlikely to be another acquirer of Metsera that could consummate an acquisition of 100% of Metsera equity with the level of certainty and on the timeline that is expected for the completion of the Pfizer transaction at a higher price than the Merger Consideration, based on the process conducted by the Board, with the assistance of Metsera’s financial advisors, that involved contacting a number of capable alternative counterparties (including multinational biopharmaceutical companies in addition to Pfizer) regarding a potential transaction with Metsera and negotiating transaction documents with two of these parties, neither of whom could complete an acquisition of 100% of Metsera’s equity with the same level of certainty or on the same expected timeline as Pfizer. For a detailed discussion of the sale process, please see above in the section of this proxy statement entitled “—Background of the Merger”.

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Financial Condition and Prospects of the Company. Metsera’s current and historical financial condition, results of operations, business, competitive position, properties, assets and prospects, as well as the long-range plan of Metsera’s and the execution risks associated with the research, development, manufacture and commercialization of Metsera’s product candidate pipeline.

•

Financing Prospects. The fact that Metsera would be required to raise substantial additional dilutive capital and/or successfully execute future business development activities to raise additional capital, in order to fund the clinical development of Metsera’s assets and the commercial launch of its products and the Board’s belief that while Metsera may seek additional funding through future debt or equity financing or significant licenses, research collaborations or partnerships, any such equity fundraising could be highly dilutive for Metsera’s existing stockholders, might only be available on unfavorable terms, or might not be available at all given the downturn in general market sentiment towards biopharmaceutical companies and risk associated with raising capital.

•	Costs and Risks Associated with Development of Metsera’s Products. The costs and risks associated with continuing the development of Metsera’s product candidates, including, among other things:

•

Risk of Clinical Trial Failure. That clinical trials can take years to complete, and the outcomes are uncertain, along with the risks inherent in the development of Metsera’s products and the risks related to conducting and compiling data from clinical trials.

•

Risks Associated with Increased Competition. Metsera’s competitive position in the field of obesity treatment and the broader biopharmaceutical industry, and other competitive risks, including potential future competition from other companies that have established commercial presences and scale advantages, including companies outside of the United States, that can operate in less-uncertain political, economic and regulatory environments.

•

Risks Associated with Regulatory Processes. The risks inherent in obtaining regulatory approvals or a delay in receiving such approvals from regulatory authorities to be able to sell Metsera’s product candidates, which can take years to complete and the receipt of which is not guaranteed and which the failure to receive, among other things, may be caused by unexpected safety or manufacturing issues; that domestic and foreign regulators may have their own procedures for approval of product candidates; and that if a product candidate is approved, regulators may limit the indications for which the product may be marketed, require extensive warnings on the product labeling or require expensive and time-consuming clinical trials or reporting as conditions of approval.

•

Risks Associated with Commercialization. The Board also considered the uncertainty associated with market demand, pricing, governmental reimbursement and other factors beyond the control of Metsera with respect to Metsera’s products and the product candidates in Metsera’s pipeline.

•	Likelihood and Speed of Closing. The likelihood of completing the Merger to be high, particularly in light of the terms of the Merger Agreement, including, among others:

•	the conditions to the Merger being specific and limited, and the fact that the Merger is not subject to a financing condition;

•	the exceptions contained within the “Company Material Adverse Effect” definition, which generally defines the standard for allocating certain closing risks;

•	the likelihood of obtaining required regulatory approvals, including, among other things, the commitment of Pfizer to pursue the required regulatory approvals;

•	the size and financial strength of Pfizer, and Pfizer’s ability to fund the Closing Amount with cash without the need for any third-party financing;

•	the business reputation and global capabilities of Pfizer, and the Board’s perception that Pfizer is willing to devote the resources necessary to close the Merger in an expeditious manner;

•	the remedy of specific performance available to Metsera under the Merger Agreement in the event of breaches by Pfizer and Merger Sub; and

•

the fact that the Supporting Metsera Stockholders, who collectively beneficially owned approximately 37.6% of the votes of all issued and outstanding shares of Metsera common stock entitled to vote on the Merger Agreement as of September 21, 2025, supported the Merger and agreed to vote all shares of Metsera common stock held by the Supporting Metsera Stockholders (and any other shares of Metsera common stock they may hold in the future) in favor of the Merger and the adoption of the Merger Agreement and against any proposal made in opposition to, or in competition with, the consummation of the Merger, and entered into the Voting and Support Agreements with Pfizer and Metsera.

•

Goldman Sachs’ and Guggenheim Securities’ Respective Fairness Opinions and Related Financial Analyses. The Board considered (i) the oral opinion of Goldman Sachs rendered to the Board on September 21, 2025, which was subsequently confirmed by delivery of a written opinion dated September 21, 2025, to the Board to the effect that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Pfizer and its affiliates) of Metsera common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of Metsera common stock and (ii) the oral opinion of Guggenheim Securities rendered to the Board on September 21, 2025, which was subsequently confirmed by delivery of a written opinion dated September 21, 2025, to the Board to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and the various limitations of and qualifications to the review undertaken, the Merger Consideration was fair, from a financial point of view, to the stockholders of Metsera (other than Pfizer and its affiliates). For a detailed discussion of Goldman Sachs’ opinion and Guggenheim Securities’ opinion, please see below in the sections of this proxy statement entitled “—Opinion of Goldman Sachs” and “—Opinion of Guggenheim Securities”. The written opinions delivered by Goldman Sachs and Guggenheim are attached to this proxy statement as Annex B and Annex C, respectively.

•	No Vote of Pfizer Stockholders. The Board considered the fact that the Merger is not subject to the conditionality and execution risk of any required approval by Pfizer’s stockholders.

•

Other Terms of the Merger Agreement. The Board considered other terms of the Merger Agreement, which are more fully described in the section of this proxy statement entitled “The Merger Agreement”. Certain provisions of the Merger Agreement that the Board considered important included, among other things:

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Metsera’s ability to provide confidential information to, and participate in discussions and negotiations with, any person who has made an unsolicited proposal that constitutes or could reasonably be expected to lead to a Superior Company Proposal and to authorize, adopt, approve, recommend and otherwise declare advisable such a Superior Company Proposal subject to a number of conditions, in order to maximize stockholder value;

•

Metsera’s ability to terminate the Merger Agreement and to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Company Proposal, subject to payment of the Company Termination Fee (as described in further detail in the section of this proxy statement captioned “The Merger Agreement—Termination Fees”), in order to maximize stockholder value;

•

the ability of the Board to effect an Adverse Recommendation Change (as defined in the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals; The Board’s Recommendation; Change of Recommendation”) in specified circumstances in connection with a Superior Company Proposal or in response to an Intervening Event, subject to Pfizer’s right to terminate the Merger Agreement in the event of such Adverse Recommendation Change, and Metsera’s obligation to pay the Company Termination Fee in the event of such termination, which amount the Board believes, after discussion with Metsera’s advisors, to be reasonable under the circumstances and unlikely to serve as a meaningful deterrent to a Superior Company Proposal from being made;

•

the outside date of March 21, 2026, which date will automatically be extended to June 21, 2026 if all conditions to the Closing of the Merger have been satisfied or waived except for (i) the absence of any Legal Restraint preventing or prohibiting the consummation of the Merger and/or (ii) the expiration or termination of the waiting period applicable to the Merger under the HSR Act and all required consents and expirations or terminations of waiting periods (as applicable) with respect to certain other required regulatory filings, after which either party, subject to certain exceptions, can terminate the Merger Agreement if the Merger has not been consummated as of such date, and that the Board determined that this outside date allows for sufficient time to consummate the Merger, while minimizing the time during which Metsera would be required to operate subject to the restrictions on interim operations set forth in the Merger Agreement;

•

the requirement in the Merger Agreement that each of Pfizer, Merger Sub and Metsera use their reasonable best efforts to consummate the Merger and the other Transactions, and agreed actions with respect to Pfizer’s and Merger Sub’s obligations under the Merger Agreement to obtain requisite approvals to consummate the Merger and the other Transactions;

•

the right of the Metsera stockholders to exercise appraisal rights in respect of their Metsera common stock and to receive payment of the “fair value” of such Metsera common stock pursuant to Section 262 in lieu of the Merger Consideration if they comply in all respects with Section 262, and the lack of closing conditions related to the exercise of dissent rights by Metsera stockholders in the Merger Agreement; and

•	that the Merger Agreement is subject to the approval by Metsera stockholders.

In the course of its deliberations, the Board also considered a variety of risks and other countervailing factors related to the Merger Agreement and Transactions, including the Merger, including the following material factors:

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No Participation in Metsera’s Future Growth or Earnings. The fact that while the Merger Consideration provides relative certainty of value, if the Merger is consummated, Metsera will no longer exist as an independent, publicly-traded company and Metsera stockholders will forgo any potential increase in Metsera’s value above the Merger Consideration, including, among others, any value that could be achieved if Metsera engages in future strategic or other transactions or potential positive outcomes in Metsera’s product candidates, which could result if Metsera remained an independent, publicly-traded company.

•

Contingent Nature of CVR. The risk that the Milestones necessary to trigger the contingent payments to be made pursuant to the CVR may not be achieved during the periods prescribed by the CVR Agreement.

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Closing Conditions. The fact that the completion of the Transactions, including the Merger, requires antitrust clearance in the U.S. and the satisfaction of other closing conditions that are not within Metsera’s control even if the Merger Agreement is adopted by Metsera stockholders.

•

Potential Negative Impact on Metsera’s Business. The possible negative effect of the Transactions and public announcement of the Transactions on Metsera’s operations and the Metsera’s relationships with suppliers, business partners, management and employees, the possibility of any suit, action or proceeding in respect of the Merger Agreement and the effect of such disruptions on Metsera’s operating results in the event the Transactions, including the Merger, are not consummated in a timely manner.

•

Prohibition Against Solicitations; Termination Fee Due to Terminate in Respect of, or Accept, a Superior Company Proposal. The fact that the Merger Agreement precludes Metsera from actively soliciting a Company Takeover Proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals; The Board’s Recommendation; Change of Recommendation”) from a person and requires Metsera to pay Pfizer the Company Termination Fee of $190 million if the Merger Agreement is terminated under certain circumstances, including to accept a Superior Company Proposal, and that the amount of the Company Termination Fee is comparable to termination fees in transactions of a similar size, is reasonable, would not likely deter competing bids and would not likely be required to be paid unless Metsera entered into a more favorable transaction.

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Interim Operating Covenants. The effect of the restrictions in the Merger Agreement on the conduct of Metsera’s business prior to the consummation of the Transactions, requiring Metsera to conduct its and its subsidiaries’ business in the ordinary course of business, which may delay or prevent Metsera from undertaking business opportunities that may arise prior to the consummation of the Transactions or any other action Metsera would otherwise take with respect to the operations of Metsera absent the pending Merger and may limit Metsera from taking specified actions without Pfizer’s written consent (as more fully described in the section of this proxy statement entitled “The Merger Agreement—Conduct of Business Pending the Merger”).

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Risk Associated with Failure to Consummate the Merger. The risk that the Transactions, including the Merger, are not consummated in a timely manner or at all, and the effect of a resulting public announcement of the termination of the Merger Agreement (other than in connection with a Superior Company Proposal) on the trading price of Metsera common stock, which could be adversely affected by many factors, including (i) the reason the Merger Agreement was terminated and whether such termination results from factors adversely affecting Metsera, (ii) the possibility that the marketplace would consider Metsera to be an unattractive acquisition candidate and (iii) the possible sale of Metsera common stock by investors following the announcement of a termination of the Merger Agreement. The Board also considered that if the Merger is not consummated, Metsera’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distraction from their work during the pendency of the Merger.

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Regulatory Matters. The Board of Directors considered the risks associated with the potential need to make antitrust filings, and obtain antitrust consents and approvals, in the United States and certain foreign jurisdictions, including the risk that regulatory agencies would not approve the Transactions or would impose terms and conditions on their approvals that would, if accepted, either materially impair the business operations of Metsera or adversely impact the ability of Metsera to realize the synergies that are expected to occur in connection with the Transactions. For a detailed discussion of regulatory matters, please see below in the section of this proxy statement entitled “The Merger Agreement—Other Covenants—Efforts to Consummate the Merger”.

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Potential Future Share Price. The possibility that, although the Merger provides Metsera stockholders the opportunity to realize a premium to the price at which Metsera common stock traded prior to the public announcement of the Merger, the price of Metsera common stock might have increased in the future to a price greater than the Merger Consideration.

•

Litigation Risk. The inherent risk of litigation in relation to the Transactions, including the Merger, including, among other things, potential stockholder litigation in connection with the execution of the Merger Agreement and the consummation of the Transactions, including the Merger.

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Interests of Directors and Officers. The interests of Metsera’s executive officers and directors and the fact that Metsera’s executive officers and directors may be deemed to have interests in the Transactions, including the Merger, that may be different from or in addition to the Company’s stockholders generally, including, among other things, those interests that are a result of employment and compensation arrangements with Metsera. The Board was aware of these interests and considered them at the time it approved the Merger Agreement and made its recommendation to Metsera stockholders. For more information, please see below in the section of this proxy statement entitled “—Interests of Metsera’s Directors and Executive Officers in the Merger”.

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Transaction Expenses. The substantial transaction expenses to be incurred in connection with the Transactions and the negative impact of such expenses on Metsera’s cash reserves and operating results should the Transactions not be completed.

•	Retention. The Company’s ability to attract and retain key personnel or other employees.

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Tax Treatment. The Board considered that the receipt of the Merger Consideration payable in the Merger will generally be taxable to stockholders of Metsera for United States federal income tax purposes.

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Other Risks. The Board considered various other risks associated with the Merger and the business of Metsera, as more fully described below in the section of this proxy statement entitled “Cautionary Note Regarding Forward-Looking Statements”.

The Board concluded that the uncertainties, risks and potentially negative factors relevant to the Transactions, including the Merger, were outweighed by the potential benefits of the Transactions, including the Merger.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive and may not include all the factors considered by the Board, but includes the material positive and negative factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement and the Transactions, including the Merger, and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its unanimous recommendation on the totality of the information presented, including, among other things, the factors described above. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section of this proxy statement entitled “Cautionary Note Regarding Forward-Looking Statements”.

Opinion of Goldman Sachs

Goldman Sachs rendered its opinion to the Board that, as of September 21, 2025 and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Pfizer and its affiliates) of Metsera common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of Metsera common stock.

The full text of the written opinion of Goldman Sachs, dated September 21, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Transactions. Goldman Sachs’ opinion is not a recommendation as to how any holder of Metsera common stock should vote with respect to the Merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	the annual report to stockholders and Annual Report on Form 10-K of Metsera for the fiscal year ended December 31, 2024;

•

the registration statement on Form S-1 (File No. 333-284225) of Metsera, including the prospectus contained therein, as amended, declared effective by the Securities and Exchange Commission on January 30, 2025, relating to the initial public offering of Metsera’s common stock;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Metsera;

•	certain other communications from Metsera to its stockholders;

•	certain publicly available research analyst reports for Metsera; and

•

certain internal financial analyses and forecasts for Metsera prepared by Metsera management as approved for Goldman Sachs’ use by Metsera (which we refer to as the “Forecasts”), and estimates as to the timing and amount of achievement of the Milestones (as defined in the CVR Agreement) (which we refer to as the “CVR Estimates”).

Goldman Sachs also held discussions with Metsera management regarding their assessment of the past and current business operations, financial condition, and future prospects of Metsera; reviewed the reported price and trading activity for Metsera common stock; reviewed the financial terms of certain recent business combinations in the biotechnology industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with Metsera’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Metsera’s consent that the Forecasts and the CVR Estimates, were reasonably prepared on a basis reflecting the best then-available estimates and judgments of Metsera management. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Metsera or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on the expected benefits of the Transactions in any way meaningful to its analysis. Goldman Sachs also assumed that the Transactions will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Metsera to engage in the Transactions or the relative merits of the Transactions as compared to any strategic alternatives that may be available to Metsera, including a potential transaction proposed by a third party that may have resulted in greater value than the Merger Consideration, which proposed transaction, Metsera had advised Goldman Sachs, Metsera had determined not to pursue; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Pfizer and its affiliates) of Metsera common stock, as of the date of the opinion, of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs does not express any view on, and Goldman Sachs’ opinion does not address, any other term or aspect of the Merger Agreement, the CVR Agreement or the Transactions or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or the CVR Agreement or entered into or amended in connection with the Transactions, including, any allocation of the Merger Consideration, the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Metsera;

nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Metsera, or class of such persons in connection with the Transactions, whether relative to the Merger Consideration to be paid to the holders (other than Pfizer and its affiliates) of Metsera common stock pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which Metsera common stock will trade at any time or the potential effects of volatility in the credit, financial and stock markets on Metsera, Pfizer or the Transactions, or as to the impact of the Transactions on the solvency or viability of Metsera or Pfizer or the ability of Metsera or Pfizer to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 19, 2025, the last trading day before the public announcement of the Merger, and is not necessarily indicative of current market conditions.

For purposes of its financial analyses, Goldman Sachs calculated the implied value of the price per share to be paid to Metsera stockholders pursuant to the Merger Agreement to be $54.66 by adding to the Closing Amount of $47.50 per share of Metsera common stock, the net present value (“NPV”) of one CVR of $7.16 per share of Metsera common stock, calculated by discounting to the present value, as of June 30, 2025, the risk adjusted milestone payments estimated to be made based on the timing of achieving the Milestones (as defined in the CVR Agreement) as reflected in the CVR Estimates, using the mid-year convention for discounting cash flows and a discount rate of 14% (the midpoint of the discount rate range of 13% to 15% determined by Goldman Sachs), reflecting estimates of Metsera’s weighted average cost of capital. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including Metsera’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Metsera, as well as certain financial metrics for the United States financial markets generally.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for Metsera common stock from its initial public offering on January 31, 2025 to September 19, 2025. In addition, Goldman Sachs analyzed the consideration to be paid to holders of Metsera common stock pursuant to the Merger Agreement in relation to (i) the closing price per share of Metsera common stock on September 19, 2025, the last trading day prior to the public announcement of the Merger and (ii) the 52-week high closing trading price per share of Metsera common stock for the 52-week period ending September 19, 2025.

This analysis indicated that the implied value of the price per share to be paid to Metsera stockholders pursuant to the Merger Agreement represented:

•	a premium of approximately 64% to the closing price per share of Metsera common stock on September 19, 2025 (which was $33.32); and

•	a premium of approximately 23% to the 52-week high closing trading price per share of Metsera common stock for the 52-week period ending September 19, 2025 (which was $44.30).

Illustrative Discounted Cash Flow Analysis. Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Metsera to derive a range of illustrative present values per share of Metsera common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 13.0% to 15.0%, reflecting estimates of Metsera’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2025 (i) estimates of unlevered free cash flow for Metsera for the fiscal years 2025 through 2045 as reflected in the Forecasts, (ii) a range of illustrative terminal values for Metsera, which were calculated by applying perpetuity growth rates ranging from -10% to -30%, to a terminal year estimate of the unlevered free cash flow to be generated by Metsera, as reflected in the Forecasts. In addition, using a mid-year convention and discount rate of 13.0% to 15.0%, reflecting an estimate of Metsera’s WACC, Goldman Sachs discounted to present value as of June 30, 2025 the estimated benefits of Metsera’s net operating losses (“NOLs”) for the second half of fiscal year 2025 through fiscal year 2045, as reflected in the Forecasts. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including Metsera’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Metsera, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs derived ranges of illustrative enterprise values for Metsera by adding the ranges of present values it derived above. Goldman Sachs then added the amount of Metsera’s cash and cash equivalents as of June 30, 2025, as provided by and approved for Goldman Sachs’ use by Metsera management, to derive a range of illustrative equity values for Metsera. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Metsera as of September 18, 2025, as provided by and approved for Goldman Sachs’ use by Metsera management, using the treasury stock method, to derive a range of illustrative present values per share of Metsera common stock ranging from $39.76 to $49.85. The discounted cash flow analysis assumed three follow-on equity offerings by Metsera in 2025, 2026 and 2027 for aggregate gross proceeds of $1.5 billion to fund Metsera through breakeven, as provided by and approved for Goldman Sachs’ use by Metsera management.

Premia Paid Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for the following selected transactions involving public companies in the biotechnology industry as the target where the disclosed enterprise values for the transaction were between approximately $2.5 billion and $10 billion since March 2020. Goldman Sachs calculated the implied acquisition premia based on the applicable target company’s last undisturbed closing price prior to announcement based on information in public filings. While none of the companies that participated in the selected transactions are directly comparable to Metsera, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Metsera’s results, market sizes and product profile. Using publicly available information, Goldman Sachs calculated the 25th percentile and 75th percentile premiums of the price paid in the biotechnology transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a 25th percentile premium of 40% and 75th percentile premium of 95% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 40% to 95% to the undisturbed closing price per share of Metsera common stock of $33.32 as of September 19, 2025 and calculated a range of implied equity values per share of Metsera common stock of $46.65 to $64.97.

The following table presents the results of this analysis:

Announcement Date	Selected Transactions		Premium to Unaffected
	Acquiror	Target
September 2025	Roche Holdings, Inc.	89bio, Inc.	79%
July 2025	Merck Sharp & Dohme LLC	Verona Pharma plc	23%
June 2025	Sanofi	Blueprint Medicines Corporation	27%
April 2025	Merck KGaA	SpringWorks Therapeutics, Inc.	17%

Announcement Date	Selected Transactions		Premium to Unaffected
	Acquiror	Target
July 2024	Eli Lilly and Company	Morphic Holding, Inc.	79%
April 2024	Vertex Pharmaceuticals Incorporated	Alpine Immune Sciences, Inc.	67%
February 2024	Gilead Sciences, Inc.	CymaBay Therapeutics, Inc.	27%
February 2024	Novartis AG	MorphoSys AG	89%
December 2023	Bristol-Myers Squibb Company	RayzeBio, Inc.	104%
December 2023	AbbVie Inc.	Cerevel Therapeutics Holdings, Inc.	73%
November 2023	AbbVie Inc.	ImmunoGen, Inc.	95%
October 2023	Bristol-Myers Squibb Company	Mirati Therapeutics, Inc.	35%
July 2023	Biogen Inc.	Reata Pharmaceuticals, Inc.	63%
June 2023	Novartis AG	Chinook Therapeutics, Inc.	67%
May 2023	Astellas Pharma Inc.	Iveric Bio, Inc.	64%
March 2023	Sanofi	Provention Bio, Inc.	273%
October 2022	Sumitomo Pharma Co., Ltd.	Myovant Sciences Ltd.	50%
August 2022	Pfizer Inc.	Global Blood Therapeutics, Inc.	102%
August 2022	Amgen Inc.	ChemoCentryx, Inc.	116%
June 2022	Bristol-Myers Squibb Company	Turning Point Therapeutics, Inc.	122%
December 2021	Pfizer Inc.	Arena Pharmaceuticals, Inc.	100%
November 2021	Novo Nordisk A/S	Dicerna Pharmaceuticals, Inc.	80%
August 2021	Sanofi	Translate Bio, Inc.	30%
February 2021	Jazz Pharmaceuticals plc	GW Pharmaceuticals plc	50%
February 2021	Horizon Therapeutics plc	Viela Bio, Inc.	53%
October 2020	BridgeBio Pharma, Inc.	Eidos Therapeutics, Inc.	41%
August 2020	Johnson & Johnson	Momenta Pharmaceuticals, Inc.	70%
August 2020	Sanofi	Principia Biopharma Inc.	35%
March 2020	Gilead Sciences, Inc.	Forty Seven, Inc.	96%

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Metsera or Pfizer or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board as to the fairness from a financial point of view to the holders (other than Pfizer and its affiliates) of Metsera common stock, as of the date of the opinion, of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Metsera, Pfizer, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Merger Consideration was determined through arm’s-length negotiations between Metsera and Pfizer and was approved by the Board. Goldman Sachs provided advice to Metsera during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Metsera or the Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above in the section captioned “—Recommendation of the Board and Reasons for the Merger”, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates (collectively, “Goldman Sachs Affiliated Entities”) are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Metsera, Pfizer, any of their respective affiliates and third parties, including ARCH Venture Partners (“ARCH”), a significant shareholder of Metsera, Validae Health, L.P. (“Validae”), a significant shareholder of Metsera, Population Health Partners GP, LLC (“PHP”), a significant shareholder of Metsera, and any of their respective affiliates and, as applicable, portfolio companies (collectively, “Relevant Entities”) or any currency or commodity that may be involved in the Transactions. Goldman Sachs Investment Banking has an existing lending relationship with Pfizer. Goldman Sachs acted as financial advisor to Metsera in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the Merger Agreement. Goldman Sachs and/or its affiliates also have provided certain financial advisory and/or underwriting services to Metsera and its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as bookrunner with respect to the initial public offering of Metsera common stock in January 2025. During the two-year period ended September 21, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Metsera and/or its affiliates of approximately $6 million. Goldman Sachs and/or its affiliates also have provided certain financial advisory and/or underwriting services to Pfizer and its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as a dealer in connection with a commercial paper issuance by Pfizer starting in June 2011; as bookrunner with respect to a follow-on public offering by Haleon plc (“Haleon”), an affiliate of Pfizer, of shares of its common stock in October 2024; as bookrunner with respect to a follow-on public offering by Haleon of shares of its common stock in January 2025; as bookrunner with respect to a follow-on public offering by Haleon of shares of its common stock in March 2025; and as bookrunner with respect to an offering of debt securities by Pfizer in May 2025. During the two-year period ended September 21, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Pfizer and/or its affiliates of approximately $14 million. Goldman Sachs and/or its affiliates also have provided certain financial advisory and/or underwriting services to ARCH and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation. During the two-year period ended September 21, 2025, Goldman Sachs has recognized aggregate compensation for financial advisory and underwriting services provided by Goldman Sachs Investment Banking to ARCH and/or such companies of less than $15 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Relevant Parties and their respective affiliates and, as applicable, portfolio companies for which Goldman Sachs Investment Banking may receive compensation.

As of September 21, 2025, Goldman Sachs Affiliated Entities had (i) no direct GS Principal Investment (as defined below) in Metsera and/or its affiliates (excluding ARCH, Validae, PHP and their respective other affiliates), (ii) no direct GS Principal Investment in Pfizer and/or its affiliates (excluding ARCH, Validae, PHP and their respective other affiliates), (iii) an aggregate direct GS Principal Investment of approximately $9.61 million in ARCH and/or its Related Entities (as defined below) (but excluding Metsera, Pfizer or their respective other affiliates), (iv) no direct GS Principal Investments in ARCH Venture Fund XII, a fund managed by ARCH, (v) no direct GS Principal Investments in ARCH Venture Fund XIII, a fund managed by ARCH, (vi) no direct GS Principal Investment in Validae and/or its Related Entities (but excluding Metsera, Pfizer or their respective other affiliates) and (vii) no direct GS Principal Investment in PHP and/or its Related Entities (but excluding Metsera, Pfizer or their respective other affiliates). As of September 21, 2025, funds managed by affiliates of Goldman Sachs Investment Banking were co-invested with ARCH and/or its affiliates and were invested in equity interests of funds managed by affiliates of ARCH. Such funds managed by affiliates of Goldman Sachs Investment Banking may co-invest with, and invest in equity interests of, ARCH, Validae and PHP and/or their respective affiliates or funds managed thereby in the future.

On the public side of Goldman Sachs’ informational wall (the “Public Side”) and in the ordinary course of its various business activities, Goldman Sachs Affiliated Entities may also own equity securities in the Relevant Parties, and/or their respective affiliates arising from engaging in market making, trade execution, clearing, custody, margin lending and other similar financing transactions, securities lending, and related activities (including by acting as agent for third parties executing their transactions or as principal supplying liquidity to market participants, and any related hedging, other risk management or inventory management) (collectively, “Market Making Activities”), which positions change frequently. Regulatory, informational and operational barriers separate the Public Side from Goldman Sachs Investment Banking.

For purposes of this section of this proxy statement, (x) Goldman Sachs relied on its books and records to (i) unless otherwise indicated, calculate all amounts and (ii) determine whether an entity is an affiliate, portfolio company, subsidiary or majority-owned subsidiary of another entity, and (y) the following terms have the definitions set forth below:

GS Principal Investments (including any associated commitments) are (i) direct balance sheet investments in equity interests or equity securities held by Goldman Sachs Affiliated Entities for its own account or (ii) direct investments in equity interests held by a fund managed by a Goldman Sachs Affiliated Entity which fund is primarily for the benefit of Goldman Sachs Affiliated Entities and/or its current and former employees and not third party clients. GS Principal Investments do not include equity interests arising from Market Making Activities, equity derivatives, convertible debt instruments, or warrants or equity kickers received in connection with senior secured loans, mezzanine loans, warehouse loans, preferred equity with a fixed rate of return or other similar types of financing transactions (which may also be subject to hedging or other risk-mitigating instruments). GS Principal Investments also do not include investments by funds managed by Goldman Sachs Affiliated Entities which funds are almost entirely for the benefit of third party clients (“GS Client Funds”), which funds can co-invest alongside, and/or make Investments in, the Relevant Parties or their respective Related Entities. As investment managers for GS Client Funds, Goldman Sachs Affiliated Entities are required to fulfill a fiduciary responsibility to GS Client Funds in making decisions to purchase, sell, hold or vote on, or take any other action with respect to, any financial instrument. Related Entities are, as applicable, a person or entity’s subsidiaries, affiliates, portfolio companies and/or funds managed thereby.

The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction. Pursuant to the GS Engagement Letter, Metsera engaged Goldman Sachs to act as its financial advisor in connection with the Transactions. The engagement letter between Metsera and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $30 million, all of which is contingent upon consummation of the Merger. In addition, Metsera has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Guggenheim Securities

Overview

Metsera retained Guggenheim Securities as its financial advisor in connection with the potential sale of or another extraordinary corporate transaction involving Metsera. In selecting Guggenheim Securities as its financial advisor, the Board considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the biopharmaceutical industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the September 21, 2025 meeting of the Board , Guggenheim Securities rendered an oral opinion, which was confirmed by delivery of a written opinion, to the Board to the effect that, as of September 21, 2025 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Merger Consideration was fair, from a financial point of view, to Metsera stockholders (other than Pfizer and its affiliates).

This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex C to this proxy statement and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, business, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

In rendering its opinion, Guggenheim Securities did not express any view or opinion as to (i) the prices at which Metsera common stock or other securities or financial instruments of or relating to Metsera may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on Metsera, its securities or other financial instruments or the Merger or (iii) the impact of the Merger on the solvency or viability of Metsera or the ability of Metsera to pay its obligations when they come due.

In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith or the summary of Guggenheim Securities’ underlying financial analyses elsewhere in this proxy statement):

•	Was provided to the Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger Consideration;

•	Did not constitute a recommendation to the Board with respect to the Merger;

•	Does not constitute advice or a recommendation to any holder of Metsera common stock as to how to vote or act in connection with the Merger or otherwise;

•

Did not address Metsera’s underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Metsera, the financing of the Merger by Pfizer or the effects of any other transaction in which Metsera might engage;

•

Addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration to Metsera stockholders (other than Pfizer and its affiliates) to the extent expressly specified therein;

•

Expressed no view or opinion as to (i) any other term, aspect or implication of (y) the Merger (including, without limitation, the form or structure of the Merger), the Merger Agreement, CVR Agreement or the Voting and Support Agreements or (z) any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger, including the CVR Agreement and Voting and Support Agreements, (ii) the form or terms of the CVRs with respect to transferability, illiquidity or otherwise or (iii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified therein), creditors or other constituencies of Metsera; and

•

Expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Metsera’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise.

In connection with rendering its opinion, Guggenheim Securities:

•	Reviewed a draft of the Merger Agreement dated as of September 21, 2025, including the form of CVR Agreement attached thereto;

•	Reviewed certain publicly available business and financial information regarding Metsera;

•

Reviewed certain non-public business and financial information regarding Metsera and its business, products, product candidates, intellectual property and future prospects (including certain probability-adjusted financial projections for Metsera on a stand-alone basis for the years ending December 31, 2025 through December 31, 2045 (the “Metsera-Provided Financial Projections”), certain estimates as to potentially realizable existing net operating loss carryforwards expected to be utilized by Metsera and certain other estimates and other forward-looking information, including assumptions regarding the probability and the timing of achieving the Milestones under the CVR Agreement, all as prepared by, discussed with and approved for Guggenheim Securities’ use by Metsera’s senior management (collectively, the “Metsera-Provided Information”);

•

Discussed with Metsera’s senior management their views of Metsera’s business, operations, historical and projected financial results, liquidity, funding needs, access to capital and future prospects (including, without limitation, their assumptions as to the expected amounts, timing and pricing of future issuances of equity in Metsera) and the commercial, competitive and regulatory dynamics in the biopharmaceutical sector;

•	Performed financing-adjusted discounted cash flow analyses based on the Metsera-Provided Financial Projections;

•	Reviewed the valuation and financial metrics of certain precedent mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the Merger;

•	Reviewed the historical prices and the trading activity of Metsera common stock;

•

Compared the financial performance of Metsera and the trading activity of Metsera common stock with corresponding data for certain publicly traded companies that Guggenheim Securities deemed relevant in evaluating Metsera; and

•	Conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion, Guggenheim Securities noted that:

•

Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with Metsera (including, without limitation, the Metsera-Provided Information) or obtained from public sources, data suppliers and other third parties.

•

Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the Metsera-Provided Information), (ii) expressed no view or opinion regarding (x) the reasonableness or achievability of the Metsera-Provided Financial Projections, any other estimates or any other forward-looking information provided by Metsera or the assumptions upon which any of the foregoing were based, (y) the reasonableness of the probability adjustments reflected in the Metsera-Provided Financial Projections or (z) the likelihood or probability of the achievement or satisfaction of the Milestones (as defined in the CVR Agreement) necessary for the Milestone Payments to be paid in accordance with the CVR Agreement and (iii) relied upon the assurances of Metsera’s senior management that they were unaware of any facts or circumstances that would make the Metsera-Provided Information incomplete, inaccurate or misleading.

•

Guggenheim Securities (i) was advised by Metsera’s senior management, and Guggenheim Securities assumed, that (x) the Metsera-Provided Financial Projections (including the probability adjustments reflected therein and the expected development and commercialization of Metsera’s products and product candidates) had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Metsera’s senior management as to the expected future performance of Metsera on a stand-alone basis, (y) the probability and the timing of achieving the Milestones reflected the best then-currently available estimates and judgments of Metsera’s senior management and (z) the foregoing information had been reviewed by the Board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion and (ii) assumed that any financial projections/forecasts, any other estimates and/or any other forward-looking information obtained from public sources, data suppliers and other third parties were reasonable and reliable.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:

•

Guggenheim Securities and Metsera’s other financial advisor were asked by the Board to solicit indications of interest from various potential third-party transaction counterparties regarding a potential extraordinary corporate transaction with or involving Metsera, and Guggenheim Securities considered the results of such solicitation process in rendering its opinion.

•

Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Metsera or any other entity or the solvency or fair value of Metsera or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

•

Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and Guggenheim Securities’ opinion should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of Metsera’s senior management and Metsera’s other professional advisors with respect to such matters.

•	Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the Merger to Metsera or its securityholders.

•	Guggenheim Securities further assumed that:

•

In all respects meaningful to its analyses, (i) the final executed forms of the Merger Agreement and the CVR Agreement would not differ from the drafts that Guggenheim Securities reviewed, (ii) Metsera, Pfizer and Merger Sub will comply with all terms and provisions of the Merger Agreement and the CVR Agreement and (iii) the representations and warranties of Metsera, Pfizer and Merger Sub contained in the Merger Agreement were true and correct and all conditions to the obligations of each party to the Merger Agreement to consummate the Merger will be satisfied without any waiver, amendment or modification thereof.

•

The Merger will be consummated in a timely manner in accordance with the terms of the Merger Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Metsera or the Merger in any way meaningful to Guggenheim Securities’ analyses and opinion.

•

The conditions for the payment of the Milestone Payments will occur as and to the extent contemplated in the Metsera-Provided Financial Projections and the full amount of the Milestone Payments will be paid to each holder of Metsera common stock as provided in the Merger Agreement and the CVR Agreement.

Summary of Financial Analyses

Overview of Financial Analyses

This “Summary of Financial Analyses” presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to the Board in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to the Board was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ financial analyses.

The preparation of a fairness opinion is a complex process and involves various professional judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities’ opinion.

In arriving at its opinion, Guggenheim Securities:

•

Based its financial analyses on various assumptions, including assumptions concerning general economic, business and capital markets conditions and industry-specific and company-specific factors, all of which are beyond the control of Metsera and Guggenheim Securities;

•	Did not form a view or opinion as to whether any individual financial analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•	Considered the results of all its financial analyses and did not attribute any particular weight to any one financial analysis or factor; and

•

Ultimately arrived at its opinion based on the results of all its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration to Metsera stockholders (other than Pfizer and its affiliates) pursuant to the Merger to the extent expressly specified in such opinion.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

•

Such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•	Such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

•	Unless otherwise noted below, all stock price data is as of September 19, 2025.

Metsera Change-of-Control Financial Analyses

Recap of Metsera Change-of-Control Financial Analyses. In evaluating Metsera in connection with rendering its opinion, Guggenheim Securities performed a financing-adjusted discounted cash flow analysis which is summarized in the table below and described in more detail elsewhere herein. Solely for informational reference purposes, Guggenheim Securities also reviewed the premia paid in selected precedent merger and acquisition transactions, historical stock price ranges for Metsera common stock and the NPV of Wall Street equity research analysts’ stock price targets for Metsera common stock described below.

Recap of Metsera Change-of-Control Financial Analyses

Implied per Share Value of Merger Consideration(1)	$54.76

	Reference Range for Metsera’s Metsera common stock
	Low	High
Financial Analysis
Metsera Discounted Cash Flow (DCF) Analysis	$41.09	51.52

For Informational Reference Purposes
Premia Paid in Selected Precedent Merger and Acquisition Transactions	$47.31	$62.97
Historical Trading Range of Metsera Common Stock	$13.08	$44.30
NPV of Metsera Wall Street Equity Research Stock Price Targets	$46.93	$72.28

(1)

Represents the sum of (i) $47.50 per share, the per share value of the upfront cash consideration, plus (ii) the net present value as at June 30, 2025 of $7.26 per share, assuming an aggregate payment of $22.50 per CVR upon the achievement of the Milestones based on the probability of success and timing of achievement of each Milestone as estimated by Metsera’s senior management, assuming a discount rate of 13.50% (based on the midpoint of Guggenheim Securities’ analysis of Metsera’s weighted average cost of capital) without giving effect to any potential adjustments.

Metsera Discounted Cash Flow (DCF) Analysis. Guggenheim Securities performed a stand-alone financing-adjusted discounted cash flow analysis of Metsera based on projected, probability adjusted, after-tax unlevered free cash flows for Metsera and an estimate of its terminal/continuing value at the end of the projection horizon.

In performing its discounted cash flow analysis with respect to Metsera:

•

Guggenheim Securities based its financing-adjusted discounted cash flow analysis on forecasted, risk-adjusted after-tax unlevered free cash flows over the period beginning on July 1, 2025 and ending on December 31, 2045 based on the Forecasts and the impact of certain net operating losses accrued historically by Metsera and net operating losses generated over the forecast period, in each case, as provided by, discussed with and approved for Guggenheim Securities’ use by Metsera’s senior management.

•	Guggenheim Securities used a discount rate range of 12.50% – 14.50% based on its estimate of Metsera’s weighted average cost of capital.

•

In estimating Metsera’s terminal/continuing value, Guggenheim Securities used an illustrative perpetual growth rate of negative 20% applied to Metsera’s terminal year normalized after-tax unlevered free cash flow as provided by, discussed with and approved for Guggenheim Securities’ use by Metsera’s senior management.

•

Guggenheim Securities’ analysis deducted from the result the estimated present value of the estimated net cost of equity financings from 2026 and 2027 and added Metsera’s net cash of $531 million as of June 30, 2025 plus $470 million in net proceeds from an assumed equity financing in 2025, each as provided by, discussed with and approved for Guggenheim Securities’ use by Metsera’s senior management.

•

Guggenheim Securities then converted the result of the foregoing calculations to per share equity value using diluted shares outstanding as of September 18, 2025 (based on the treasury stock method), taking into account the dilution associated with the assumed 2025 equity raise, as provided by, discussed with and approved for Guggenheim Securities’ use by Metsera’s senior management.

Guggenheim Securities’ financing-adjusted discounted cash flow analysis resulted in an overall reference range of $41.09 – $51.52 per share for purposes of evaluating Metsera common stock on a stand-alone intrinsic-value basis, as compared to the implied per share value of the Merger Consideration (as described above) of $54.76.

Other Financial Reviews and Analyses Solely for Informational Reference Purposes

In order to provide certain context for the financial analyses in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews and analyses as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews and analyses to be determinative methodologies for purposes of its opinion.

Premia Paid in Selected Precedent Merger and Acquisition Transactions. Guggenheim Securities reviewed, based on publicly available information, the implied premia paid or proposed to be paid in connection with the selected precedent merger and acquisition transactions since 2023 involving companies in the biopharmaceutical sector that Guggenheim Securities deemed relevant for the analysis. Guggenheim Securities noted that such precedent M&A transaction-related premia ranged from approximately 42% – 89% based on the 25th to 75th percentile for the target companies’ one-day unaffected premiums, which applied to the September 19, 2025 closing price of Metsera common stock resulted in an illustrative range of $47.31 – $62.97 per share.

Historical Trading Range of Metsera Common Stock. Guggenheim Securities reviewed Metsera`s common stock trading history since January 31, 2025 (the first day Metsera common stock began trading on the Nasdaq Global Select Market). Guggenheim Securities indicated that from January 31, 2025 through September 19, 2025 (the last trading day prior to the announcement of the Merger), Metsera`s common stock, at the time of market-close, had the lowest closing share price of $13.08 on April 10, 2025 and the highest closing share price of $44.30 on July 17, 2025.

NPV of Metsera Wall Street Equity Research Stock Price Targets. Guggenheim Securities reviewed selected Wall Street equity research analyst forward stock price targets for Metsera (as published prior to September 19, 2025, the last trading day prior to the announcement of the Merger). Guggenheim Securities then discounted the analyst forward stock price targets to June 30, 2025, using a discount rate of 13.50%, resulting in a range of present values of analyst forward stock price targets of $46.93 – $72.28.

Other Considerations

Except as described in the summary above, Metsera did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses or providing its opinion. The type and amount of consideration payable in the

Merger were determined through negotiations between Metsera and Pfizer and were approved by the Board . The decision to enter into the Merger Agreement was solely that of the Board . Guggenheim Securities’ opinion was just one of the many factors taken into consideration by the Board . Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of the Board with respect to the fairness, from a financial point of view, of the Merger Consideration to Metsera stockholders (other than Pfizer and its affiliates) pursuant to the Merger Agreement.

Pursuant to the terms of Guggenheim Securities’ engagement letter, Metsera has agreed to pay Guggenheim Securities a cash transaction fee upon consummation of the Merger in the amount of $30 million. In addition, Metsera has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify it against certain liabilities arising out of its engagement.

During the two years prior to the rendering of its opinion, Guggenheim Securities (i) has previously been engaged by Metsera and (ii) has previously been engaged by Pfizer, in each case to provide certain financial advisory or investment banking services in connection with matters unrelated to the Merger (for which Guggenheim Securities received agreed-upon fees). Specifically during the past two years, Guggenheim Securities has performed the following financial advisory or investment banking services for Metsera and Pfizer, respectively: (i) Guggenheim Securities acted as joint bookrunner in connection with Metsera’s January 2025 initial public offering of equity securities and (ii) Guggenheim Securities acted as Pfizer’s financial advisor in connection with its December 2023 acquisition of Seagen Inc. Guggenheim Securities may in the future seek to provide Metsera, Pfizer or their respective affiliates with financial advisory and investment banking services unrelated to the Merger, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to Metsera, Pfizer, other participants in the Merger or their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Metsera, Pfizer, other participants in the Merger or their respective affiliates. Furthermore, Guggenheim Securities’ and its affiliates’ and related entities’ respective directors, officers, employees, consultants and agents may have investments in Metsera, Pfizer, other participants in the Merger or their respective affiliates.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Metsera, Pfizer, other participants in the Merger or their respective affiliates or the Merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Certain Financial Forecasts

Important Information Concerning Metsera Management Forecasts

Metsera, which does not yet have any marketed products, does not, as a matter of course, regularly prepare or publicly disclose long-term forecasts or internal projections as to future performance, revenues, earnings or other results, due to, among other reasons, the unpredictability of the underlying assumptions and estimates and the inherent difficulty of accurately predicting financial performance for future periods.

However, in connection with the Board’s review of potential strategic alternatives, Metsera management, at the direction of the Board, prepared unaudited financial projections for fiscal years 2025 through 2045 on a risk-

adjusted basis (the “Forecasts”), based on the best currently available estimates and good faith judgments of Metsera management at such time, to assist the Board in its strategic review and evaluation of Metsera’s intrinsic value as a standalone company. On August 13, 2025, Metsera management presented the Forecasts, to the Board with the view that the Forecasts then reflected the best currently available estimates and good faith judgments of senior management as to the future financial performance of Metsera on a risk-adjusted basis, and were to be used by Metsera’s financial advisors, Goldman Sachs and Guggenheim Securities, in connection with their respective financial analyses and opinions. Goldman Sachs and Guggenheim Securities used and relied upon the Forecasts in connection with the rendering of their fairness opinions to the Board and performing their financial analyses in connection therewith. The Forecasts were not provided to Pfizer.

The Forecasts were prepared by Metsera management based on estimates they reasonably believed to be achievable. The Forecasts reflect numerous assumptions and estimates, including (i) risk-based adjustments reflecting the probability and timing of successful trial completion, regulatory approval and commercial launch for Metsera’s product candidates; (ii) market size, market share, competition, pricing and reimbursement for each of Metsera’s product candidates; (iii) research and development expenses, sales, general and administrative expenses, costs of goods sold and other operating expenses and capital expenditures; (iv) the probability of receiving or paying future outbound royalties and milestone payments; and (v) other relevant factors relating to Metsera’s strategic plan, as well as how certain of these assumptions and estimates may change over time, in each case assuming Metsera operated on a standalone basis. Modeling and forecasting the future in the biopharmaceutical industry, in particular, is a highly speculative endeavor. The probability of success attributed to each product candidate in the Forecasts and the corresponding anticipated product candidate launch timelines are based on management assumptions and estimates, after considering success rates and product candidate launch timelines for other product candidates at similar stages of clinical development and other considerations. The foregoing is a summary of certain key assumptions and estimates and does not purport to be a comprehensive overview of all assumptions and estimates reflected in the projections prepared by Metsera management.

The Forecasts are summarized below:

The Forecasts

The following table presents estimates of Metsera’s risk-adjusted total net revenue, gross profit, EBIT and unlevered free cash flow, as calculated and approved by Metsera management.

Management Forecasts

Fiscal Year Ending December 31

(Amounts in $Millions)

	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Total Net Revenue	0	0	0	195	719	1,558	2,222	2,941	3,455	3,900	4,255
Gross Profit(1)	0	0	0	158	587	1,265	1,856	2,427	2,815	3,139	3,370
EBIT(2)	(279)	(388)	(476)	(489)	(212)	302	891	1,446	1,811	2,148	2,384
Unlevered Free Cash Flow(3)	(306)	(418)	(496)	(515)	(273)	132	637	1,070	1,379	1,653	1,847

	2036E	2037E	2038E	2039E	2040E	2041E	2042E	2043E	2044E	2045E
Total Net Revenue	4,646	4,839	5,053	5,235	5,514	5,443	5,191	4,997	4,213	2,496
Gross Profit(1)	3,649	3,791	3,947	4,076	4,289	4,540	4,306	4,123	3,671	2,182
EBIT(2)	2,664	2,813	2,977	3,114	3,324	3,694	3,562	3,435	3,118	1,794
Unlevered Free Cash Flow(3)	2,065	2,203	2,330	2,441	2,598	2,925	2,839	2,733	2,542	1,589

(1)	“Gross Profit” is Metsera’s Total Net Revenue, less cost of goods sold.

(2)

“EBIT” is Metsera’s gross profit, less research and development expenses, less sales and marketing expenses, less general and administrative expenses, less stock-based compensation, less depreciation and amortization expenses, less milestone payments.

(3)

“Unlevered Free Cash Flow” is Metsera’s net operating profit after taxes are paid, plus depreciation and amortization, less changes in net working capital, less capital expenditures, less milestone payments.

Additional Information Concerning the Forecasts

The summary of the Forecasts is included in this proxy statement solely to give Metsera stockholders access to certain financial forecasts that were made available to the Board and/or Goldman Sachs and Guggenheim Securities and is not being included in this proxy statement to influence any stockholder’s decision whether to vote for the Merger Agreement Proposal or for any other purpose. The inclusion of this information should not be regarded as an indication that our directors or their advisors, or any other person, considered, or now considers, such financial forecasts to be material or to be necessarily predictive of actual future results, and these forecasts should not be relied upon as such. The Forecasts were generated solely for internal use and not developed with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data or published guidelines of the SEC regarding forward-looking statements or U.S. generally accepted accounting principles (“GAAP”). The Forecasts are forward-looking statements.

The Forecasts contain non-GAAP financial measures including net revenue, EBIT and unlevered free cash flow. Metsera management included such measures in the Forecasts because it believed that such measures may be useful in evaluating, on a prospective basis, the potential operating performance and cash flow of Metsera. Metsera has not provided reconciliations of the non-GAAP Forecast, because a material limitation associated with the use of the above non-GAAP financial measures is that they have no standardized measurement prescribed by GAAP and may not be comparable with similar non-GAAP financial measures used by other companies, and because of the inherent difficulty in forecasting and quantifying these measures that are necessary for such reconciliation. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. EBIT and unlevered free cash flow should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity. In the view of Metsera’s management, the Forecasts were prepared on a reasonable basis based on the information available to Metsera’s management at the time of their preparation.

No independent registered public accounting firm provided any assistance in preparing the Forecasts. Accordingly, no independent registered public accounting firm has examined, compiled, or otherwise performed any procedures with respect to the Forecasts or expressed any opinion or given any other form of assurance with respect thereto, and they assume no responsibility for the information contained in the Forecasts. The Ernst & Young LLP report included in Metsera’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 relates solely to the historical financial information of Metsera. Such report does not extend to the Forecasts and should not be read to do so.

The inclusion of the Forecasts in this proxy statement should not be regarded as an indication that Metsera or any of its affiliates, advisors, officers, directors or representatives considered or consider the Forecasts to be predictive of actual future events, and the Forecasts should not be relied upon as such or construed as financial guidance. Neither Metsera nor any of its affiliates, advisors (including its financial advisors), officers, directors or representatives assumes any responsibility for the accuracy of this information. Neither Metsera nor any of its any of its affiliates, advisors (including its financial advisors), officers, directors or representatives can give any assurance that actual results will not differ from the Forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile the Forecasts to reflect circumstances existing after the date the Forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Forecasts are shown to be in error. Metsera does not intend to make publicly available any update or other revision to the Forecasts, except as may otherwise be required by law. Neither Metsera nor any of its affiliates, advisors, officers, directors, or representatives has made or makes any representation to any securityholder regarding the information included in the Forecasts or the ultimate performance of Metsera, Pfizer, the Surviving Corporation or any of their affiliates compared to the information contained in the Forecasts, the likelihood that the Forecasts will be achieved, the results of Metsera’s clinical trials, the effectiveness or marketability of Metsera’s products or product candidates or the overall future performance Metsera. Metsera has made no representation to Pfizer or Merger Sub, in the Merger Agreement, or otherwise, concerning the Forecasts.

The assumptions and estimates underlying the Forecasts, all of which are difficult to predict and many of which are beyond the control of Metsera, may not be realized. There can be no assurance that the forecasted results or underlying assumptions will be realized, and actual results likely will differ, and may differ materially, from those reflected in the Forecasts, whether or not the Merger is consummated. In addition, the Forecasts may be affected by Metsera’s ability to achieve strategic goals, objectives and targets over the applicable period. Neither Metsera nor any of its affiliates assumes any responsibility to holders of Shares for the accuracy of this information.

Metsera’s actual future financial results may differ materially from those expressed or implied in the Forecasts due to numerous factors, including many that are beyond Metsera’s ability to control or predict. While presented with numerical specificity, the Forecasts necessarily are based on numerous assumptions and estimates, many of which are beyond the control of Metsera and difficult to predict, including with respect to industry performance, competitive factors, industry consolidation, general business, economic, regulatory, market and financial conditions, as well as matters specific to Metsera’s product candidates and business, including with respect to future business initiatives and changes to Metsera’s business model for which Metsera has no historical financial data, which assumptions may not prove to have been, or may no longer be, accurate. The Forecasts also reflect assumptions and estimates as to certain business decisions that are subject to change. Important factors that may affect actual results and result in the Forecasts not being achieved include, but are not limited to, the timing of regulatory approvals (including filing and approval timelines) for Metsera’s product candidates and introduction of new products, timing for bringing any product candidate to market, market acceptance of new products, success of clinical trials (including funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), availability of third party reimbursement, impact of competitive products and pricing, the effect of regulatory actions, the impact of legal proceedings, the effect of global economic conditions, the cost and effect of changes in tax and other legislation and other risk factors described in Metsera’s SEC filings, including Metsera’s annual report on Form 10-K for the fiscal year ended December 31, 2024 and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K, and described in the section below under the caption “Cautionary Note Regarding Forward-Looking Statements”. The Forecasts also reflect assumptions as to certain business decisions that are subject to change. In addition, the Forecasts may be affected by Metsera’s ability to achieve strategic goals, objectives and targets over the applicable periods. Further, the Forecasts cover multiple years and, by their nature, become subject to greater uncertainty with each successive year. Modeling and forecasting the future commercialization of clinical stage drug candidates is a highly speculative endeavor. The information set forth in the Forecasts is not fact and should not be relied upon as being necessarily indicative of actual future results.

The Forecasts were developed for Metsera on a standalone basis without giving effect to the Merger, and therefore the Forecasts do not give effect to the Merger, or any changes to Metsera’s operations or strategy that may be implemented after the consummation of the Merger, including potential cost synergies to be realized as a result of the Merger, or to any costs incurred in connection with the Merger. Furthermore, the Forecasts do not take into account the effect of any failure of the Merger to be consummated and should not be viewed as accurate or continuing in that context. The Forecasts are subjective in many respects and are thus subject to interpretation.

The Forecasts summarized in this section were prepared prior to the execution of the Merger Agreement and have not been updated to reflect any changes after the date they were prepared, including the announcement of the Merger. Metsera undertakes no obligation, except as required by law, to update or otherwise revise the Forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event any or all of the underlying assumptions are shown to be in error or to not be appropriate, or to reflect changes in general economic or industry conditions.

In light of the foregoing factors and the uncertainties inherent in the Forecasts, readers of this proxy statement are cautioned not to place undue, if any, reliance on the Forecasts.

Interests of Metsera’s Directors and Executive Officers in the Merger

Metsera directors and executive officers have financial interests in the Merger that may be different from, or in addition to, the interests of Metsera stockholders generally. The members of the Board were aware of and considered these interests in reaching the determination to approve the Merger Agreement and recommend that Metsera stockholders vote their Metsera common stock to adopt the Merger Agreement.

Treatment of Metsera Equity Awards

At the Effective Time, subject to all applicable withholding taxes, equity awards granted on or prior to the date of the Merger Agreement that remain outstanding as of immediately prior to the Effective Time will be treated as follows:

•

each outstanding Company Stock Option, whether vested or unvested, will be canceled in exchange for the right to receive (i) a cash payment equal to (x) the excess, if any, of (1) the Closing Amount minus (2) the exercise price per share of Metsera common stock subject to such Company Stock Option, multiplied by (y) the number of shares of Metsera common stock subject to such Company Stock Option immediately prior to the Effective Time, and (ii) one CVR for each share of Metsera common stock subject to such Company Stock Option immediately prior to the Effective Time; provided that, in the case of a Company Stock Option that is unvested as of immediately prior to the Effective Time and that does not vest by its terms as a result of the occurrence of the Effective Time, the cash payment contemplated by clause (i) and all payments in respect of the CVRs contemplated by clause (ii) shall be subject to the same vesting schedule and terms (including double-trigger vesting protection) as were applicable to the corresponding Company Stock Option (except that, subject to the holder’s continued service with Parent or its subsidiaries through the first anniversary of the Closing, all such payments shall become vested upon the first anniversary of the Closing to the extent unvested and not previously forfeited);

•

certain Company Stock Options held by executive officers will vest “single-trigger” at the Closing while the remaining Company Stock Options held by the executive officers provide for “double-trigger” vesting protection in the event of a termination by us, or any successor, without “Cause” or by such executive officer for “Good Reason” on or within 12 months following the Closing;

•	each Company Stock Option held by a non-employee director will vest “single-trigger” at the Closing pursuant to the Company’s Non-Employee Director Compensation Program; and

•

each Company Restricted Stock Award, shall be fully vested and the holder thereof shall be entitled to receive the Merger Consideration pursuant in respect of each share of Metsera common stock underlying such Company Restricted Stock Award.

At the Effective Time, Company RSUs that may be granted to employees of the Company (including the executive officers) after the date of the Merger Agreement and prior to the Effective Time and that remain outstanding as of immediately prior to the Effective Time will be canceled and converted into the right of the holder thereof to receive as of the Effective Time (i) an amount in cash equal to (x) the Closing Amount, multiplied by (y) the total number of shares of Metsera common stock subject to such Company RSU and (ii) a number of CVRs equal to the number of shares of Metsera common stock underlying the Company RSU. The

Fixed Cash Award and CVRs received in respect of the Company RSUs shall vest on the same schedule as the Company RSUs, shall be paid as soon as reasonably practicable following the vesting date and shall have full “double-trigger” change in control vesting protections for terminations within 12 months after the closing.

The following table sets forth the number of unvested Company Stock Options held by each of the Company’s directors and named executive officers (and other executive officers collectively) as of [  ], the latest practicable date to determine such amounts before the filing of this proxy statement, and the cash amounts payable (on a pre-tax basis) in respect thereof. The amounts reflected in the table below exclude any grants that may be made following [  ] and Company Stock Options that are vested as of [  ]. Company Stock Options are valued based on (a) the difference between the per share exercise price of such Company Stock Option and the Closing Amount and (b) the maximum aggregate contingent consideration that our executive officers and directors would be entitled to receive in respect of their Company Stock Options for the CVRs if all the milestones (which we define in the section of this proxy statement entitled “Form of Contingent Value Rights Agreement”) are achieved. None of the Company’s directors or executive officers currently hold a Company Restricted Stock Award or Company RSUs. However, see [  ] below regarding Company RSUs that may be granted before the closing.

	Unvested Company Stock Options(1)
Name	Single-Trigger Company Stock Options (#)	Single-Trigger Company Stock Options Total ($)	Double-Trigger Company Stock Options (#)	Double-Trigger Company Stock Options Total ($)	Contingent Consideration for Single- Trigger Company Stock Options ($)(2)	Contingent Consideration for Double- Trigger Company Stock Options ($)(2)
Named Executive Officers
Christopher Whitten Bernard	0	0	1,639,166	62,615,103	0	36,881,235
Clive A. Meanwell	253,824	9,470,740	0	0	5,711,040	0
Christopher Visioli	0	0	606,992	21,661,760	0	13,657,320
Brian Hubbard	159,593	7,539,173	198,946	5,452,182	3,590,843	4,476,285
Gbola Amusa(3)	362,277	15,936,565	26,368	481,216	8,151,233	593,280
All Other Executive Officers as a Group (Two Individuals)	207,471	9,800,930	481,446	12,715,640	4,668,098	10,832,535
Non-Employee Directors
Paul L. Berns	179,508	6,676,024	0	0	4,038,930	0
Kristina M. Burow	119,672	4,450,682	0	0	2,692,620	0
Joshua Pinto	115,534	4,686,220	0	0	2,599,515	0
Jon Stonehouse	42,427	1,174,840	0	0	954,608	0

(1)

Under the Merger Agreement, upon the Effective Time, Company Stock Options will be canceled and converted into the right to receive (i) a cash payment equal to (x) the excess, if any, of (1) the Closing Amount minus (2) the exercise price per share of Metsera common stock subject to such Company Stock Option, multiplied by (y) the number of shares of Metsera common stock subject to such Company Stock Option immediately prior to the Effective Time, and (ii) one CVR for each share of Metsera common stock subject to such Company Stock Option immediately prior to the Effective Time; provided that, in the case of a Company Stock Option that is unvested as of immediately prior to the Effective Time and that does not vest by its terms as a result of the occurrence of the Effective Time, the cash payment contemplated by clause (i) and all payments in respect of the CVRs contemplated by clause (ii) shall be subject to the same vesting schedule and terms (including double-trigger vesting protection) as were applicable to the corresponding Company Stock Option (except that, subject to the holder’s continued service with Parent or its subsidiaries through the first anniversary of the Closing, all such payments shall become vested upon the first anniversary of the Closing to the extent unvested and not previously forfeited).

(2)

Amount payable in respect of CVRs, assuming that each Milestone is achieved such that the aggregate payments under the CVR for each Company Stock Option will be $22.50. As discussed herein, the CVR payments are conditioned on the achievement of the Milestones set forth in the CVR Agreement and such Milestones may or not be achieved.

(3)

Dr. Amusa commenced employment with us as our Chief Financial Officer on February 26, 2024 and transitioned to our Executive Vice President, Strategic Finance and Investor Relations on October 28, 2024. Although Dr. Amusa is no longer an executive officer as of the date of this filing, he was a named executive officer for fiscal year 2024.

Offer Letters with Executive Officers

We entered into an offer letter with each of our executive officers in connection with the executive officer’s commencement of employment with us. Each offer letter establishes an annual base salary, target annual bonus opportunity and eligibility for benefits for the executive officer and provides for an initial stock option grant. In addition, each offer letter, other than Mr. Meanwell’s, provides for certain severance payments and benefits in connection with qualifying terminations of employment. Each of our executive officers is eligible to participate in the Metsera, Inc. Severance Plan (which we refer to as the “Severance Plan”) and is described below under the heading “Severance Plan”. If an executive officer elects to participate in the Severance Plan by entering into a participation agreement, then the terms and conditions of the Severance Plan will supersede any provisions pertaining to severance payments or benefits in such executive officer’s offer letter. As of the date of this proxy statement, only one of our executive officers who is not a named executive officer has elected to participate in the Severance Plan and all other executive officers or named executive officers will receive the severance set forth in their respective offer letters.

In connection with Mr. Bernard’s promotion to President and Chief Executive Officer, the Company entered into an offer letter with Mr. Bernard providing that if the Company terminates his employment without “Cause” or if he resigns for “good reason”, in each case, subject to his execution and nonrevocation of a release of claims in favor of the Company, he will receive severance in an amount equal to 12 months’ annual base salary and payment of the employer-portion of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums during the 12-month period following the date of such termination of employment. If such qualifying termination of employment occurs during the three-months prior or 12 months following a “Change in Control” (as defined in the offer letter to include the Merger), then Mr. Bernard shall receive severance in an amount equal to 18 months’ annual base salary and 150% of his then-current target annual bonus and payment of the employer-portion of COBRA premiums during the 18-month period following the date of such termination of employment.

Dr. Hubbard’s and Dr. Amusa’s offer letters each provide that if the Company terminates his employment without “Cause” or if either resigns for “Good Reason”, in each case, subject to his execution and nonrevocation of a release of claims in favor of the Company, he will receive severance in an amount equal to 12 months’ annual base salary.

Mr. Visioli’s offer letter provides that if the Company terminates his employment without “Cause” or if he resigns for “good reason”, in each case, subject to his execution and nonrevocation of a release of claims in favor of the Company, he will receive severance in an amount equal to 12 months’ annual base salary and payment of the employer-portion of COBRA premiums during the 12-month period following the date of such termination of employment. If such qualifying termination of employment occurs during the three-months prior or 12 months following a “change in control” (as defined in the offer letter to include the Merger), then Mr. Visioli shall receive severance in an amount equal to 12 months’ annual base salary and 100% of his then-current target annual bonus and payment of the employer-portion of COBRA premiums during the 12-month period following the date of such termination of employment.

Severance Plan

Under the Severance Plan, in the event an executive officer elects to participate in the Severance Plan by entering into a participation agreement, the terms and conditions of the Severance Plan will supersede the severance benefits provided in the executive officer’s offer letter. Under the Severance Plan, if an executive officer participant’s employment with us is terminated by us without cause or by the executive officer participant for good reason, then, subject to the timely delivery of a general release of claims, the executive officer participant will be entitled to receive a cash severance payment equal to 12 (or, for the Chief Executive Officer, 18) months’ base salary, payable in substantially equal installments over the six-month period following the executive officer participant’s termination of employment, and up to 12 (or, for the Chief Executive Officer, 18) months of company-funded healthcare continuation coverage. In the event such termination of employment occurs within the period commencing three months prior to a change in control (as defined in the Severance Plan to include the Merger) and ending on the first anniversary of the change in control, then, in lieu of the foregoing severance amounts, the executive officer participant is entitled to receive a lump sum cash payment in an amount equal to the sum of 12 (or, for the Chief Executive Officer, 18) months of base salary and 100% (or, for the Chief Executive Officer, 150%) of the executive officer participant’s target bonus opportunity for the year of termination, up to 12 (or, for the Chief Executive Officer, 18) months of company-funded healthcare continuation coverage, and full vesting acceleration of all equity awards (with performance for performance-based awards determined pursuant to the terms and conditions of the applicable award agreement).

Section 280G Letter Agreements

On September 21, 2025, the Company entered into letter agreements with each of its executive officers as well as with two members of the Board, Mr. Berns and Ms. Burow, and certain other affected individuals, providing that, in the event that the applicable individual receives any payments or benefits that are subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, an additional payment will be paid to put such individual in the same after-tax position as though such tax did not apply (the “Make-Whole Payments”). The aggregate amount of Make-Whole Payments may not exceed $47,000,000. The estimated amount of the Make-Whole Payments is $12,600,000, $2,100,000, $4,600,000, $1,700,000, $750,000, $500,000 and $4,600,000 for Messrs, Bernard, Meanwell, Visioli, Hubbard, Berns, Ms. Burow and all other executive officers, respectively; however, the actual amounts will depend on various factors and so may be different.

2025 Annual Bonus

With respect to annual bonuses payable under the Company’s bonus arrangements with respect to fiscal year 2025, if Closing occurs prior to the payment of such bonuses, the bonuses will be paid at Closing in accordance with the terms of the bonus arrangements based on actual performance as determined by the Company.

Director and Officer Indemnification

Pursuant to the terms of the Merger Agreement, members of the Board and executive officers of the Company will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the Merger. For a more detailed description of the provisions of the Merger Agreement relating to director and officer indemnification, please see the section of this proxy statement entitled “The Merger Agreement—Indemnification and Insurance”.

Quantification of Potential Payments to Certain Metsera Executive Officers in Connection with the Merger

For purpose of the following table, we have assumed that the employment of all executive officers will terminate immediately following the Merger in a manner that entitles them to benefits under their offer letter or the Severance Plan. The estimated value of the severance payments and benefits, excluding equity acceleration (which is set forth above under—Treatment of Equity Awards), assuming the closing of the Merger occurs on September 30, 2025, for each of our named executive officers (and other executive officers collectively) is set forth below.

	Estimated Cash Severance ($)(1)	2025 Annual Bonus ($)(2)	Other Benefits ($)(3)	Total ($)
Christopher Whitten Bernard	1,440,000	648,000	59,059	2,147,059
Clive A. Meanwell	640,000	432,000	0	1,072,000
Christopher Visioli	665,000	342,000	0	1,007,000
Brian Hubbard	638,000	356,400	0	994,400
Gbola Amusa	607,500	283,500	22,968	913,968
All Other Executive Officers as a Group (Two Individuals)	1,580,000	850,500	62,339	2,492,839

(1)

The amounts listed in this column for each executive officer represent cash severance payments to which each of executive officer may become entitled to under their respective offer letters or the Severance Plan, as described in more detail in the sections of this proxy statement entitled “—Offer Letters with Executive Officers” and “—Severance Plan”.

(2)

The amounts listed in this column represent a full 2025 annual bonus assuming maximum performance. Under the Merger Agreement, the full 2025 annual bonus will be paid based on actual performance as determined by the Company, as described in more detail in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—2025 Annual Bonus.”

(3)	The amounts listed in this column represent an estimate of the 12 (or, for Mr. Bernard, 18) months of company-funded healthcare continuation coverage.

Post-Signing Equity Awards

The Company may grant Company RSUs to implement a 25% top-up for the prior 2025 annual equity awards (the “Top-Up Awards”). The treatment of Company RSUs on the Effective Time is set forth above under —Treatment of Equity Awards. As of the date hereof, we have not yet granted any Company RSUs to any of our executive officers or non-employee members of our Board.

Continuing Employee Benefits

The Merger Agreement provides that for a period of not less than one (1) year following the Effective Time, Pfizer will, and will cause the Surviving Corporation to, provide each individual who was an employee of the Company or any of its subsidiaries immediately prior to the Effective Time, which we refer to as a “continuing employee”, subject to such individual’s continued employment, with (i) annual base salary or base wage that is no less favorable than that provided to such continuing employee immediately prior to the Effective Time, (ii) cash incentive opportunities that are no less favorable than those provided to such continuing employee immediately prior to the Effective Time, (iii) target equity compensation or long-term incentive opportunities that are no less favorable than those provided to similarly situated employees of Pfizer, (iv) severance benefits that are no less favorable than those provided to such continuing employee immediately prior to the Effective Time and (v) other employee benefits that are substantially comparable in the aggregate to those provided to such continuing employee immediately prior to the Effective Time.

Parent has agreed to, or to cause the Surviving Corporation to, (i) recognize a continuing employee’s service with the Company or any of its subsidiaries prior to the consummation of the Merger for purposes of eligibility to participate, level of benefits and vesting, under benefit plans in which continuing employees will participate after the consummation of the Merger (subject to certain exceptions), (ii) use commercially reasonable efforts to cause all preexisting conditions, exclusions, waiting periods and actively-at-work requirements applicable to continuing employees under the Company’s or the Surviving Corporation’s welfare plans to be waived, to the extent such limitations were waived or satisfied prior to the Effective Time and (iii) use commercially reasonable efforts to provide continuing employees with credit under any such welfare plan for any co-payments or deductibles incurred prior to the Effective Time.

New Management Arrangements

As of the date of this proxy statement, there are no employment, equity or other agreements, arrangements or understandings between any of the Company’s directors or executive officers, on the one hand, and Pfizer or the Surviving Corporation, on the other hand, and the Merger is not conditioned upon any of the Company’s directors or executive officers entering into any such agreement, arrangement or understanding.

Financing of the Merger

There is no financing condition to the Merger. Parent and Merger Sub have represented in the Merger Agreement that they have available funds sufficient to consummate the Merger and the other Transactions on the terms contemplated by the Merger Agreement and, at the Effective Time, that Parent and Merger Sub will have available all of the funds necessary for the acquisition of all shares of Metsera common stock pursuant to the Merger, as the case may be, to pay all fees and expenses in connection therewith and to perform their respective obligations under the Merger Agreement.

Closing and Effective Time

The Closing will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 W 52nd St, New York, NY 10019, or remotely by exchange of documents and signatures (or their electronic counterparts), at 8:00 a.m., New York City time, on the third (3rd) business day after the satisfaction or (to the extent permitted by law) waiver of all conditions to Closing, which are described below in the section of this proxy statement entitled “The Merger Agreement—Conditions to the Closing of the Merger” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver by the party or parties entitled to the benefits thereof of those conditions), or at such other place, time and date agreed to in writing by the parties.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Appraisal Rights

If the Merger is consummated, persons who do not wish to accept the Merger Consideration are entitled to seek appraisal of their shares of Metsera common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Metsera common stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery (the “Delaware Court”), together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Metsera common stock as determined by the Delaware Court may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.

Persons who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their shares of Metsera common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Metsera common stock determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. A person who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration under the Merger Agreement. All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of Metsera common stock unless otherwise expressly noted herein, and all such references to a “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted herein.

A holder of record of shares of Metsera common stock and a beneficial owner who (i) continuously holds such shares through the Effective Time, (ii) has not consented to or otherwise voted in favor of the Merger or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such shares and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined below), will be entitled to receive the fair value of his, her or its shares of Metsera common stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

However, assuming shares of Metsera common stock remain listed on a national securities exchange immediately before the Merger (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court will dismiss appraisal proceedings as to all of the Company’s stockholders and beneficial owners otherwise entitled to appraisal rights unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Metsera common stock (as measured in accordance with subsection (g) of Section 262) or (b) the value of the consideration provided in the Merger for such total number of shares exceeds $1,000,000 (conditions (a) and (b), and the assumption that shares of Metsera common stock remain listed on a national securities exchange immediately before the Merger, are referred to in this summary as the “ownership thresholds”).

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than twenty (20) days before the meeting to vote on the merger. Such notice must include either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the Merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of Metsera common stock, you must satisfy each of the following conditions: you must deliver to the Company a written demand for appraisal of your shares of Metsera common stock within twenty (20) days after the giving of this notice, which must reasonably inform us of the identity of the holder of record of shares of Metsera common stock who intends to demand appraisal of his, her or its shares of Metsera common stock and, for beneficial owners only, such demand is accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List; you must not vote or submit a proxy in favor of the proposal to adopt the Merger Agreement; you must hold your shares of Metsera common stock continuously through the effective date; and you must comply with the other applicable requirements of Section 262.

In the case of a holder of record of Metsera common stock, a proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the Merger Agreement, and it will constitute a waiver of the Metsera stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a Metsera stockholder who submits a proxy and who wishes to exercise appraisal rights must ensure that the proxy submitted contains instructions to vote against the approval and adoption of the Merger Agreement or abstain from voting on that proposal.

In the case of a beneficial owner, brokers, banks and other nominees that hold shares of common stock in “street name” for their customers do not have discretionary authority to vote those shares on the Merger without specific voting instructions from the beneficial owner on such proposal, but such brokers, banks or other nominees will vote such shares as instructed if the beneficial owner provides such instructions. If a beneficial owner of shares held in “street name” instructs such person’s broker, bank or other nominee to vote such person’s shares in favor of the approval and adoption of the Merger Agreement, and does not revoke such instruction prior to the vote on the Merger, then such shares will be voted in favor of the approval and adoption of the Merger Agreement, and it will constitute a waiver of such beneficial owner’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a beneficial owner who wishes to exercise appraisal rights must either not provide any instructions to such person’s broker, bank or other nominee how to vote on the Merger or must instruct such broker, bank or other nominee to vote against the approval and adoption of the Merger Agreement or abstain from voting on such proposal.

Whether made by a Metsera stockholder or a beneficial owner, a written demand for appraisal must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are held of record or beneficially owned in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand should be executed by or on behalf of such holder of record or beneficial owner, and if the shares are held of record or beneficially owned by more than one (1) person, as in a joint tenancy and tenancy-in-common, the demand should be executed by or on behalf of all such joint holders of record or beneficial owners. An authorized agent, including an authorized agent for two (2) or more joint stockholders or beneficial owners, as applicable, may execute a demand for appraisal on behalf of a holder of record or beneficial owner; however, the agent must identify the record holder or holders or beneficial owner or owners, respectively, and should expressly disclose that, in executing the demand, the agent is acting as agent for such record holder or holders or beneficial owner or owners, as applicable.

A record holder who holds shares of Metsera common stock as a nominee for others, such as a broker, fiduciary, depositary or other nominee, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the demand must set forth the number of shares of Metsera common stock covered by such demand. Where the number of shares of Metsera common stock is not expressly stated, the demand will be presumed to cover all shares of Metsera common stock outstanding in the name of such record owner.

Neither voting against the approval and adoption of the Merger Agreement nor abstaining from voting on such proposal (or, in the case of a beneficial owner, providing instructions to the record owner of the shares beneficially owned to vote against or to abstain from voting on such proposal) will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger. A Metsera stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the Merger will constitute a waiver of appraisal rights.

A Metsera stockholder who elects to exercise appraisal rights must mail or deliver his, her or its written demand for appraisal to the following address:

Metsera, Inc.

3 World Trade Center

175 Greenwich St

New York, NY 10007

Attention: Secretary

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Scott A. Barshay

     Benjamin Goodchild

Email:   sbarshay@paulweiss.com

        bgoodchild@paulweiss.com

Within ten (10) days after the Effective Time, the Surviving Corporation must give written notice that the Merger has become effective to each of (a) each Metsera stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the Merger Agreement and (b) any beneficial owner who has demanded appraisal under Section 262. At any time within sixty (60) days after the Effective Time, any person who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the Merger Consideration specified by the Merger Agreement for that person’s shares of Metsera common stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the Effective Time will require written approval of the Surviving Corporation. Unless the demand is properly withdrawn by the person within sixty (60) days after the effective date, no appraisal proceeding in the Delaware Court will be dismissed as to any person without the approval of the Delaware Court, with such approval conditioned upon such terms as the Delaware Court deems just. If the Surviving Corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court does not approve the dismissal of an appraisal proceeding, the person will be entitled to receive only the fair value of such person’s shares of Metsera common stock determined by the Delaware Court in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration offered pursuant to the Merger Agreement.

Within one hundred twenty (120) days after the Effective Time, but not thereafter, the Surviving Corporation and any person who has properly and timely demanded appraisal and otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court, with a copy served on the Surviving Corporation in the case of a petition filed by a person, demanding a determination of the fair value of the shares of Metsera common stock held by all persons that have demanded appraisal. There is no present intent on the part of the Company or the Surviving Corporation to file an appraisal petition and persons seeking to exercise appraisal rights should assume that the Company and the Surviving Corporation will not file such a petition or initiate any negotiations with respect to the fair value of shares of Metsera common stock. Accordingly, persons who desire to have their shares of Metsera common stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If, within one hundred twenty (120) days after the Effective Time, no petition has been filed as provided above, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the Merger Consideration under the Merger Agreement.

In addition, within one hundred twenty (120) days after the Effective Time, any person who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Metsera common stock not consented in writing or otherwise voted in favor of the Merger and with respect to which demands for appraisal were received by the Surviving Corporation and the aggregate number of holders of such shares. Such statement must be mailed within ten (10) days after the written request therefor has been received by the Surviving Corporation or within ten (10) days after the expiration of the period for the delivery of demands as described above, whichever is later.

Upon the filing of a petition by a person, service of a copy of such petition shall be made upon the Surviving Corporation. The Surviving Corporation shall be required to, within twenty (20) days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their shares of Metsera common stock and with whom the Surviving Corporation has not reached agreements as to the value of such shares (the “Chancery List”). The Register in Chancery, if so ordered by the Delaware Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to all such person set forth on the Chancery List.

If a petition for an appraisal is timely filed by a person, at the hearing on such petition, the Delaware Court will determine which persons have complied with Section 262 and have become entitled to appraisal rights provided thereby. The Delaware Court may require the persons who have demanded an appraisal of their shares of Metsera common stock and who hold shares represented by certificates to submit their certificates of shares of Metsera common stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such person. The Delaware Court of Chancery will dismiss appraisal proceedings as to all of the Company’s stockholders and beneficial owners who are otherwise entitled to appraisal rights if neither of the ownership thresholds is met. If a petition for appraisal is not timely filed, then all of the Company’s stockholders’ and beneficial owners’ right to an appraisal will cease.

Upon application by the Surviving Corporation or any person entitled to participate in the appraisal proceedings, the Delaware Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the Chancery List and may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.

Where proceedings are not dismissed, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceedings the Delaware Court shall determine the fair value of shares of Metsera common stock taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (x) the difference, if any, between the amount so paid and the fair value of the shares of Metsera common stock as determined by the Delaware Court, and (y) interest theretofore accrued, unless paid by the Surviving Corporation as part of the pre-judgment payment to the person. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

When the fair value of the shares of Metsera common stock is determined, the Delaware Court will direct the payment of such value, with interest thereon, if any, to the persons entitled to receive the same. The Delaware Court’s decree may be enforced as other decrees in the Delaware Court may be enforced.

Although the Company believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and persons should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. An opinion of an investment banking firm as to the fairness from a financial point of view of the Merger Consideration payable in a merger is not an opinion as to, and does not in any manner address, “fair value” under Section 262. Moreover, the Surviving Corporation does not anticipate offering more than the Merger Consideration to any person exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant shares of Metsera common stock is less than the Merger Consideration.

In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. The Delaware Supreme Court has recently indicated that transaction price is one of the relevant factors the Delaware Court may consider in determining fair value and that, absent deficiencies in the sale process, the transaction price should be given “considerable weight.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting person’s exclusive remedy.

The cost of the appraisal proceeding may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each person is responsible for his, her or its attorneys’ and expert witness fees, although, upon application of a person whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ and expert witness fees, be charged pro rata against the value of all shares of Metsera common stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such and award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware Court are subject to appellate review by the Delaware Supreme Court.

Any person who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose any shares of Metsera common stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to Metsera stockholders of record at a date prior to the Effective Time.

At any time within sixty (60) days after the Effective Time, any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party will have the right to withdraw such person’s demand for appraisal and to accept the terms offered in the Merger by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal. No appraisal proceeding in the Delaware Court shall be dismissed as to any person without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under Section 262(j) of the DGCL; provided, however, that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within sixty (60) days after the Effective Time. If no petition for appraisal is filed with the Delaware Court within one hundred twenty (120) days after the Effective Time, or if the persons’ otherwise fail to perfect, successfully withdraw or lose such persons’ right to appraisal, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the Merger Consideration under the Merger Agreement.

To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion describes certain material U.S. federal income tax consequences generally applicable to Holders (as defined below) whose shares of Metsera common stock are exchanged for cash and CVRs in the Merger. This discussion is for general information only and is not tax advice. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions, all as available and in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the statements set forth in this discussion. This discussion addresses only Holders (as defined below) who hold their shares of Metsera common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all of the tax consequences that may be relevant to Holders in light of their particular circumstances or to certain types of Holders subject to special treatment under the Code, including, without limitation, partnerships, other entities or arrangements classified as partnerships for U.S. federal income tax purposes, “S corporations” or any other pass-through entities for U.S. federal income tax purposes and partners or investors who hold their Metsera common stock through such entities, banks and other financial institutions, brokers, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, insurance companies, U.S. expatriates and former citizens or long-term residents of the United States, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations), retirement plans, controlled foreign corporations, passive foreign investment companies, persons who are subject to any alternative minimum tax, persons who hold their Metsera common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, stockholders that have a functional currency other than the U.S. dollar, certain taxpayers that are required to prepare certified financial statements or file financial statements with certain regulatory or governmental agencies, persons that own or have owned within the past five years (or are deemed to own or to have owned within the past five years) 5% or more of the outstanding Metsera common stock (by vote or value), Holders of Metsera common stock that exercise appraisal rights, persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement and persons who acquired their Metsera common stock upon the exercise of stock options or otherwise as compensation. This discussion does not address any U.S. federal estate, gift, or other non-income tax consequences, any tax consequences arising under the Medicare contribution tax on net investment income or the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith and any laws, regulations or practices adopted in connection with any such agreement), or any state, local, or non-U.S. tax consequences.

As used in this summary, the term “U.S. Holder” means a beneficial owner of Metsera common stock that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the U.S.; (ii) a corporation, or other entity or arrangement classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of Metsera common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” means a U.S. Holder or a Non-U.S. Holder.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanges Metsera common stock for cash and CVRs in the Merger, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships holding Metsera common stock should consult their tax advisors regarding the tax consequences of exchanging Metsera common stock for the Merger Consideration.

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation.

THE FOLLOWING IS A GENERAL DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF METSERA COMMON STOCK FOR CASH AND CVRS PURSUANT TO THE MERGER UNDER CURRENT LAW AND IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF EXCHANGING METSERA COMMON STOCK FOR CASH AND CVRS PURSUANT TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

U.S. Holders

The exchange of shares of Metsera common stock for the Merger Consideration pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes, and the timing and character of such gain or loss, depends in part on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty. The installment method of reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of Metsera common stock pursuant to the Merger because the shares of Metsera common stock are traded on an established securities market.

There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs in connection with the Merger. The receipt of the CVRs as part of the Merger Consideration might be treated as an “open transaction” or as a “closed transaction” for U.S. federal income tax purposes, each discussed below.

Pursuant to U.S. Treasury Regulations addressing contingent payment obligations that are analogous to the CVRs, if the fair market value of the CVRs were determined to be “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and treat the fair market value of the CVRs as part of the consideration received in the Merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder should treat the transaction as an “open transaction” for purposes of determining gain or loss. These Treasury Regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. There is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under the CVR should be treated as “open transactions” or “closed transactions,” and such question is inherently factual in nature. The CVRs also may be treated as debt instruments for U.S. federal income tax purposes, which would affect the amount, timing, and character of any gain, income or loss with respect to the CVRs. However, as such treatment is unlikely, the discussion below does not address the tax consequences of such a characterization. We urge you to consult your own tax advisor with respect to the proper characterization of the receipt of, and payments made with respect to, a CVR.

The following sections discuss certain U.S. federal income tax consequences of the Merger if the exchange of Metsera common stock for cash and CVRs pursuant to the Merger is treated as an open transaction or, alternatively, as a closed transaction for U.S. federal income tax purposes. Under either “open” or “closed” transaction treatment, gain or loss generally will be determined separately for each block of Metsera common stock (that is, Metsera common stock acquired at the same cost in a single transaction) exchanged pursuant to the Merger. To the extent required to take a position, each of the Parent and the Company intend to act consistently for applicable tax purposes with open transaction treatment, but such position will not be binding on any Holder or the IRS, and no assurance can be given that the IRS will not take a contrary position or that a court would not sustain any such contrary position.

Treatment as Open Transaction

If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, a U.S. Holder should generally recognize capital gain for U.S. federal income tax purposes on the exchange of Metsera common stock for the Closing Amount (in cash) pursuant to the Merger if and to the extent the amount of cash received in such exchange exceeds such U.S. Holder’s adjusted U.S. federal income tax basis in the Metsera common stock sold or exchanged. However, a U.S. Holder may not be able to recognize loss for U.S. federal income tax purposes in connection with the Merger even if its adjusted U.S. federal income tax basis exceeds the amount of cash received as of the Effective Time and instead may be required to defer recognition of loss (and the determination of the amount of such loss) until the U.S. Holder’s right to receive further payments under the CVRs terminates (e.g., when all Milestones are achieved and the all payments under the CVR Agreement have become due, the CVR Agreement lapses without achieving any applicable Milestone, or, possibly, if the U.S. Holder abandons its CVRs), as discussed below.

The fair market value of the CVRs generally would not be treated as additional consideration for the Metsera common stock at the time the CVRs are received in the Merger, and the U.S. Holder would have no U.S. federal income tax basis in the CVRs. Instead, the U.S. Holder would take payments under the CVRs into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A portion of such payments may be treated as interest income under Section 483 of the Code (as discussed below under “—Imputed Interest”) and the balance, in general, would be treated as additional consideration for the disposition of the Metsera common stock in the Merger. The portion of payments on the CVRs not treated as imputed interest under Section 483 of the Code will generally be treated as gain to the extent the sum of such payments (and all previous payments under the CVRs), together with the cash received upon the closing of the Merger, exceeds such U.S. Holder’s adjusted U.S. federal income tax basis in the Metsera common stock surrendered pursuant to the Merger. Subject to the imputed interest rules discussed below, a U.S. Holder that does not receive cash pursuant to the Merger (including for this purpose any cash received as payments on the CVRs) in an amount at least equal to such U.S. Holder’s adjusted U.S. federal income tax basis in the

Metsera common stock surrendered pursuant to the Merger may be able to recognize a capital loss upon termination of the U.S. Holder’s right to receive further payments under the CVR (e.g., when all Milestones are achieved and all payments under the CVR Agreement have become due or the CVR Agreement lapses without achieving any applicable Milestone), or possibly upon such U.S. Holder’s abandonment of its CVRs. Any such capital gain or loss will be long-term if the Metsera common stock were held for more than one (1) year prior to the Merger. The deductibility of capital losses is subject to limitations.

Treatment as Closed Transaction

If the receipt of the CVRs is treated as part of a “closed transaction” for U.S. federal income tax purposes, then a U.S. Holder generally would recognize capital gain or loss on an exchange of Metsera common stock for the Merger Consideration (i.e., cash and CVRs), in an amount equal to the difference, if any, between: (i) the amount of cash received plus the fair market value (determined as of the Effective Time) of any CVRs received; and (ii) the U.S. Holder’s adjusted U.S. federal income tax basis in the Metsera common stock sold or exchanged. The proper method to determine the fair market value of a CVR is not clear. Any capital gain or loss recognized will be long-term capital gain or loss if such Metsera common stock was held for more than one (1) year prior to the Merger. The deductibility of capital losses is subject to limitations.

A U.S. Holder’s initial U.S. federal income tax basis in a CVR received in the Merger would equal the fair market value (as of the Effective Time) of such CVR as determined for U.S. federal income tax purposes. The holding period for a CVR would begin on the day following the Merger.

There is no authority directly addressing the U.S. federal income tax treatment of receiving payments on the CVRs received in a “closed transaction” for U.S. federal income tax purposes and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs would be uncertain. For example, if a payment is made with respect to a CVR, it could be treated as a payment with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. It is also unclear how a U.S. Holder of the CVRs would recover its adjusted tax basis with respect to payments thereon. It is also possible that, were the payment to be treated as being made with respect to the sale of a capital asset, a portion of such payment may constitute imputed interest under Section 483 of the Code (as described below under “—Imputed Interest”).

Imputed Interest

Under either “closed transaction” or “open transaction” treatment, a portion of the payments made with respect to a CVR may be treated as imputed interest, which would be ordinary income to the U.S. Holder of a CVR. The portion of any payment made with respect to a CVR treated as imputed interest under Section 483 of the Code will be determined at the time such payment is made and generally should equal the excess of: (i) the amount of the payment in respect of the CVRs; over (ii) the present value of such amount as of the Effective Time calculated using the appropriate applicable federal rate published by the IRS as the discount rate. A U.S. Holder must include in its taxable income interest imputed pursuant to Section 483 of the Code using such Holder’s regular method of accounting for U.S. federal income tax purposes.

The U.S. federal income tax treatment of the CVRs is not certain. There is no legal authority directly addressing the U.S. federal income tax consequences of the receipt of CVRs (or cash payments made with respect to the CVRs). Neither Parent nor the Company intends to seek a ruling from the IRS regarding the tax treatment of the CVRs. Due to the legal and factual uncertainty regarding the valuation and tax treatment of the CVRs, holders of Metsera common stock are urged to consult their tax advisors concerning the recognition, timing and character of any gain or loss resulting from the Merger, including the receipt of the CVRs pursuant to the Merger and the tax consequences of the receipt of payments with respect to the CVRs after the Merger.

Non-U.S. Holders

Subject to the discussion below regarding the treatment of payments on the CVRs, any gain realized by a Non-U.S. Holder upon the exchange of Metsera common stock for Merger Consideration pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the U.S.), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “—U.S. Holders”), except that if the Non-U.S. Holder is a non-U.S. corporation, an additional branch profits tax may apply at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•

the Non-U.S. Holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of the Effective Time and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or tax at a lower rate under an applicable income tax treaty) on such gain (net of certain U.S.-source losses).

Generally, if payments are made to a Non-U.S. Holder with respect to a CVR, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower rate under an applicable income tax treaty) on the portion of any such payments treated as imputed interest (as discussed above in the section under “—U.S. Holders—Treatment as Open Transaction”), or possibly the entire CVR payment depending on the U.S. federal income tax treatment of the CVRs unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable income tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agent. As discussed above, the tax treatment of the CVRs is unclear, and it is possible that Parent or the applicable withholding agent may be required to withhold additional amounts on payments with respect to the CVRs.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments to a Holder pursuant to the Merger (including payments with respect to a CVR), unless such Holder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding (currently at a rate of 24%), unless such U.S. Holder: (i) provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption; and (ii) with respect to payments on the CVRs, provides the Rights Agent with the certification documentation in clause (i) of this sentence or otherwise establishes an exemption from backup withholding tax.

The information reporting and backup withholding rules that apply to payments to a Holder pursuant to the Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.

Tax information provided to a U.S. Holder and the IRS on IRS Form 1099-B for the year of the Merger may reflect only the cash amounts paid to the U.S. Holder in the Merger and not the fair market value of the U.S. Holder’s interest in payments made (or to be made) on the CVRs. Accordingly, a U.S. Holder that treats the

Merger as a “closed transaction” for U.S. federal income tax purposes may receive an IRS Form 1099-B reporting an amount received that is less than the amount such U.S. Holder will realize in the year of the Merger. In addition, any IRS Form 1099-B a U.S. Holder receives with respect to payments on the CVRs may reflect the entire amount of the CVR payments paid to the U.S. Holder and therefore may not take into account the fact that the U.S. Holder already included the value of such payments in such U.S. Holder’s amount realized in the year of the Merger. As a result, U.S. Holders reporting under this method should not rely on the amounts reported to them on IRS Forms 1099-B with respect to the Merger. U.S. Holders are urged to consult their tax advisors regarding how to accurately report their income under this method.

THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER OR THE OWNERSHIP OF CVRS. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES. NOTHING IN THIS SUMMARY IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

Regulatory Approvals Required for the Merger

General

Each of the parties to the Merger Agreement has agreed (subject to the terms and conditions of the Merger Agreement) to cooperate in good faith and use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as expeditiously as possible, the Merger and the other Transactions, including the obtaining of approvals or clearances required under or in connection with the HSR Act, and enabling all waiting periods under the HSR Act to terminate, as described in the section of this proxy statement entitled “The Merger Agreement—Other Covenants—Efforts to Consummate the Merger”.

We currently expect to complete the Merger as early as the fourth quarter of 2025. However, we cannot predict the exact timing of consummation of the Merger because we cannot guarantee when all required antitrust approvals will be obtained, or if they will be obtained at all.

U.S. Regulatory Clearances

Under the HSR Act, the Merger cannot be consummated until the waiting period applicable to the Merger has expired or been terminated. A transaction notifiable under the HSR Act may not be consummated until the expiration of a 30-day waiting period following the parties’ filings of their HSR Act notification and report forms. If the Federal Trade Commission (which we refer to as the “FTC”) or the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”) issues a request for additional information and documentary materials (which we refer to as a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after the parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. The parties expect to file their HSR Act notification and report forms with the FTC and DOJ by November 3, 2025.

At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the consummation of the Merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

The Board unanimously recommends that you vote “FOR” the Merger Agreement Proposal.

THE MERGER AGREEMENT

The following summarizes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all of the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (a) were made only for purposes of the Merger Agreement and as of specific dates; (b) were made solely for the benefit of the parties to the Merger Agreement; and (c) may be subject to important qualifications, limitations and supplemental information agreed to by Metsera, on the one hand, and Parent and Merger Sub, on the other hand, in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between Metsera, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Metsera stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Metsera, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Metsera, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure schedules to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Metsera, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Metsera and our business. For more information, please see the section of this proxy statement entitled “Where You Can Find More Information”.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into Metsera, the separate corporate existence of Merger Sub will cease and Metsera will continue its corporate existence as the Surviving Corporation, becoming a wholly-owned subsidiary of Parent. From and after the Effective Time, subject to the terms and conditions of the Merger Agreement and the DGCL, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Metsera and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of Metsera and Merger Sub will become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

The initial directors of the Surviving Corporation will be the directors of Merger Sub as of the Effective Time, each to hold office until his or her respective successor is duly elected and qualified, or such director’s earlier death, resignation or removal. The initial officers of the Surviving Corporation will be the officers of Metsera as of immediately prior to the Effective Time, each to hold office until his or her respective successor is duly elected and qualified, or such officer’s earlier death, resignation or removal.

At the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended and restated to be in the form of the certificate of incorporation attached as Exhibit A to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation and the bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation (except that the name of the Surviving Corporation will be “Metsera, Inc.”), in each case until as thereafter changed or amended in accordance with applicable law.

Closing and Effective Time

The Closing will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 W 52nd St, New York, NY 10019, or remotely by exchange of documents and signatures (or their electronic counterparts), at 8:00 a.m., New York City time, on the third (3rd) business day after the satisfaction or (to the extent permitted by law) waiver of all conditions to Closing, which are described below in the section of this proxy statement entitled “The Merger Agreement—Conditions to the Closing of the Merger” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver by the party or parties entitled to the benefits thereof of those conditions), or at such other place, time and date agreed to in writing by the parties.

At the Closing, the parties will file a certificate of merger with respect to the Merger with the Secretary of State for the State of Delaware as provided under the DGCL.

Merger Consideration

Metsera Common Stock

At the Effective Time, by virtue of the Merger and without any action on the part of Metsera, Parent, Merger Sub or the holders of any securities of Metsera or Merger Sub, each share of Metsera common stock (other than Excluded Metsera Shares) issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive (i) $47.50 in cash plus (ii) one CVR per share, without interest and less any applicable withholding taxes.

Treatment of Metsera Equity Awards

At the Effective Time, subject to all applicable withholding taxes, equity awards granted on or prior to the date of the Merger Agreement that remain outstanding as of immediately prior to the Effective Time will be treated as follows:

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each outstanding Company Stock Option, whether vested or unvested, will be canceled in exchange for the right to receive (i) a cash payment equal to (x) the excess, if any, of (1) the Closing Amount minus (2) the exercise price per share of Metsera common stock subject to such Company Stock Option, multiplied by (y) the number of shares of Metsera common stock subject to such Company Stock Option immediately prior to the Effective Time, and (ii) one CVR for each share of Metsera common stock subject to such Company Stock Option immediately prior to the Effective Time; provided that, in the case of a Company Stock Option that is unvested as of immediately prior to the Effective Time and that does not vest by its terms as a result of the occurrence of the Effective Time, the cash payment contemplated by clause (i) and all payments in respect of the CVRs contemplated by clause (ii) shall be subject to the same vesting schedule and terms (including double-trigger vesting protection) as were applicable to the corresponding Company Stock Option (except that, subject to the holder’s continued service with Parent or its subsidiaries through the first anniversary of the Closing, all such payments shall become vested upon the first anniversary of the Closing to the extent unvested and not previously forfeited);

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certain Company Stock Options held by executive officers will vest “single-trigger” at the Closing while the remaining Company Stock Options held by the executive officers provide for “double-trigger” vesting protection in the event of a termination by us, or any successor, without “Cause” or by such executive officer for “Good Reason” on or within 12 months following the Closing;

•	each Company Stock Option held by a non-employee director will vest “single-trigger” at the Closing pursuant to the Company’s Non-Employee Director Compensation Program; and

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each outstanding Company Restricted Stock Award, shall be fully vested and the holder thereof shall be entitled to receive the Merger Consideration pursuant in respect of each share of Metsera common stock underlying such Company Restricted Stock Award.

At the Effective Time, Company RSUs that may be granted to employees of the Company (including the executive officers) after the date of the Merger Agreement and prior to the Effective Time and that remain outstanding as of immediately prior to the Effective Time will be canceled and converted into the right of the holder thereof to receive as of the Effective Time (i) an amount in cash equal to (x) the Closing Amount, multiplied by (y) the total number of shares of Metsera common stock subject to such Company RSU and (ii) a number of CVRs equal to the number of shares of Metsera common stock underlying the Company RSU. The Fixed Cash Award and CVRs received in respect of the Company RSUs shall vest on the same schedule as the Company RSUs, shall be paid as soon as reasonably practicable following the vesting date and shall have full “double-trigger” change in control vesting protections for terminations within 12 months after the Closing.

Exchange and Payment Procedures

Prior to the Effective Time, Parent will appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (which we refer to as the “Paying Agent”) to make payments of the Merger Consideration to former Metsera stockholders and act as agent for former Metsera stockholders for the purpose of receiving and holding their certificates representing shares of Metsera common stock (which we refer to as “certificates”) and non-certificated shares of Metsera common stock represented by book-entry (which we refer to as “book-entry shares”). On or prior to the date of the Closing Date, Parent will deposit (or cause to be deposited) with the Paying Agent cash necessary to pay the aggregate Closing Amount in respect of the all shares of Metsera common stock outstanding promptly after the Effective Time (and no later than the same day on which the Effective Time occurs to the extent that the Effective Time is before 1:00 p.m. New York City time, or else, the next business day), other than Excluded Metsera Shares (which we refer to as the “Exchange Fund”). Parent shall not be required to cause to be deposited any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the CVR Agreement. The Paying Agent will invest all cash included in the Exchange Fund as directed by Parent, subject to certain limitations set forth in the Merger Agreement and provided that any loss of any of the funds included in the Exchange Fund will not alter Parent’s obligations to pay the Merger Consideration. In the event the Exchange Fund is insufficient to pay the aggregate Merger Consideration for all shares of Metsera common stock outstanding immediately prior to the Effective Time (other than Excluded Metsera Shares), Parent will promptly deposit (or cause to be deposited) additional funds with the Paying Agent in an amount that is equal to the shortfall required to make such payment.

As soon as reasonably practicable after the Effective Time (and in any event not later than the fifth (5th) business day following the Effective Time), the Paying Agent will mail to each holder of record of a certificate or certificates (other than Excluded Metsera Shares), whose shares were converted into the Merger Consideration pursuant to the Merger Agreement (i) a letter of transmittal in such form as is customary and reasonably acceptable to Parent and Metsera and (ii) instructions for effecting the surrender of certificates in exchange for the Merger Consideration. The amount of any Merger Consideration paid to Metsera stockholders may be reduced by any applicable withholding taxes.

Upon (A) surrender of certificates or book-entry shares to the Paying Agent together with such letter of transmittal (if required), duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, in the case of shares of Metsera common stock that are certificated, or (B) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of book-entry shares, the holder of such certificates or book-entry shares (as applicable) (other than Excluded Metsera Shares) will be entitled to receive in exchange therefor (x) an amount in cash equal to the product of

(1) the number of shares of Metsera common stock formerly represented by such holder’s properly surrendered certificates or book-entry shares and (2) the Closing Amount and (y) a number of CVRs equal to the number of shares of Metsera common stock theretofore represented by such certificate or book-entry shares, and any certificate so surrendered shall forthwith be canceled.

In the case of any certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in customary amount as Parent may direct as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will pay and deliver in exchange for such lost, stolen or destroyed certificate an amount in cash (after giving effect to any tax withholding as provided in the Merger Agreement and excluding any amounts for interest) equal to (x) the number of shares of Metsera common stock formerly represented by such lost, stolen or destroyed certificate multiplied by (y) the Merger Consideration.

Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to Metsera stockholders for twelve (12) months after the date of the Closing (referred to as “the Closing Date”) will be delivered to Parent, upon demand, and any former Metsera stockholder who has not surrendered its shares of Metsera common stock in accordance with the Merger Agreement will thereafter look only to Parent for payment of their claim for the Merger Consideration, without any interest, upon due surrender of their shares of Metsera common stock.

Withholding

Each of the Paying Agent, the Rights Agent, Merger Sub, the Company, Surviving Corporation and Parent (and any other applicable withholding agent) is entitled to deduct and withhold from the consideration and any other payments otherwise payable pursuant to the Merger Agreement or the CVR Agreement to any person such amount as may be required to be deducted and withheld with respect to the making of such payment under any provision of federal, state, local or foreign tax law. Amounts so deducted or withheld and paid over to the appropriate taxing authority will be treated as having been paid to the person in respect of which such deduction and withholding was made.

Representations and Warranties

The Merger Agreement contains representations and warranties of Metsera, Parent and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by Metsera are qualified as to “materiality” or “Company Material Adverse Effect”. For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, event, condition, development, circumstance, effect or occurrence that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or (b) would or would reasonably be expected to prevent the consummation of, or materially impair the ability of the Company to consummate the Merger by the Outside Date (as defined below), provided that, for purposes of clause (a), no change, event, condition, development, circumstance, effect or occurrence resulting from the following, will constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred:

•	changes in economic, business and financial conditions generally affecting the biopharmaceutical industry;

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changes in general economic or regulatory, legislative or political conditions (including the imposition of new or increased trade restrictions, tariffs or trade policies) or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes), in each case in the United States or elsewhere in the world;

•	changes after September 21, 2025 in applicable law or Generally Accepted Accounting Principles (“GAAP”) (or the authoritative interpretation thereof);

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geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, cyber-terrorism or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyber-terrorism or terrorism;

•	any hurricane, tornado, flood, volcano, earthquake or other natural or manmade disaster;

•	any epidemic, pandemic or disease outbreak (including COVID-19) or any COVID-19 measures or any change in such COVID-19 measures or interpretations thereof;

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the failure, in and of itself, of the Company to meet any internal or external projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after September 21, 2022, or changes or prospective changes in the market price or trading volume of the Metsera common stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition);

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the public announcement or performance of any of the Transactions, including the Merger (including as to the identity of Parent or Merger Sub as the acquiror of the Company and any stockholder (direct or derivative) proceeding in respect of the Merger Agreement or any of the Transactions), actions expressly required to be taken by the covenants contained in the Merger Agreement (excluding the Company operating in the ordinary course of business) and any loss of or change in relationship, contractual or otherwise, with any customer, supplier, vendor, licensor, licensee, distributor governmental entity, investor or other business partner, or departure of any employee or officer, of the Company or any of its subsidiaries, to the extent resulting from or arising in connection with such announcement or performance (provided that the exception contained in this bullet does not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the announcement or performance of the Merger Agreement or the consummation of the Transactions);

•	any action taken by the Company or any of its subsidiaries at Parent’s written request or with Parent’s written consent or that is expressly required by the Merger Agreement; and

•	certain specified matters;

provided that to the extent that any of the changes, events, conditions, developments, circumstances, effects or occurrences in the first through sixth bullets disproportionately affect the Company and its subsidiaries, taken as a whole, as compared with other participants in the industries in which the Company and its subsidiaries operate, the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect.

In the Merger Agreement, Metsera has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence and good standing and authority and qualification to conduct business with respect to Metsera and its subsidiaries;

•	the organizational documents of Metsera;

•	the outstanding equity awards of Metsera;

•	the capital structure of Metsera;

•	the subsidiaries of Metsera;

•	Metsera’s corporate power and authority to enter into and deliver the Merger Agreement, and the enforceability of the Merger Agreement;

•	the necessary approval of the Board;

•	the necessary vote of Metsera stockholders in connection with the Merger Agreement;

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the absence of any conflict, breach or loss of benefit, or resulting right of termination, cancelation or acceleration of any obligation or loss of a material benefit, under any existing contracts, resulting creation of any lien upon Metsera’s or its subsidiaries’ assets, conflict with or violation of any of Metsera’s or its subsidiaries’ organizational documents or applicable laws to Metsera, in each case, due to the execution and delivery of the Merger Agreement and the consummation of the Transactions, subject to certain exceptions set forth in the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement;

•	the accuracy and required filings of Metsera’s SEC filings and financial statements;

•	Metsera’s disclosure controls and procedures;

•	Metsera’s internal accounting controls and procedures;

•	the absence of specified undisclosed liabilities;

•	since January 1, 2025 through September 21, 2025, the absence of any Company Material Adverse Effect;

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since January 1, 2025 through September 21, 2025, that the businesses of Metsera and its subsidiaries have been conducted in the ordinary course in substantially the same manner as previously conducted, and that certain specified actions have not been taken by Metsera or its subsidiaries during such period;

•	certain representations with regard to this proxy statement;

•	tax matters;

•	labor matters;

•	employee benefits plans;

•	title to property owned or leased by Metsera and its subsidiaries;

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the existence and enforceability of specified categories of Metsera’s and its subsidiaries’ material contracts, and the absence of any breach or default under the terms thereof or occurrence of an event that would constitute a default under such material contracts;

•	litigation and investigations;

•	product liability matters;

•	Metsera’s and its subsidiaries’ compliance with laws and requirements;

•	certain regulatory and clinical matters;

•	environmental matters;

•	matters relating to patents, trademarks, domain names, copyrights, trade secrets, software and other intellectual property;

•	data privacy and information security matters;

•	insurance matters;

•	payment of fees to brokers in connection with the Merger Agreement and the Transactions;

•	the rendering of Goldman Sachs’ and Guggenheim Securities’ respective opinions to the Board;

•	interested party transactions;

•	compliance with applicable anti-corruption and anti-money laundering laws; and

•	compliance with applicable global trade control laws.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Metsera that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence and good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;

•	the capital structure of Merger Sub;

•	Parent’s and Merger Sub’s corporate power and authority to enter into and deliver the Merger Agreement, and the enforceability of the Merger Agreement;

•	the absence of any required consent of holders of voting interests in Parent or Merger Sub;

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the absence of any conflict, breach or loss of benefit, or resulting right of termination, cancelation or acceleration of any obligation or loss of a material benefit, under any existing contracts, resulting creation of any lien upon Parent’s or its subsidiaries’ assets, conflict with or violation of any of Parent’s or Merger Sub’s organizational documents or applicable laws to Parent or its subsidiaries or due to the execution and delivery of the Merger Agreement and the consummation of the Transactions, subject to certain exceptions set forth in the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement;

•	accuracy of information to be included in this proxy statement;

•	payment of fees to brokers in connection with the Merger Agreement;

•	litigation;

•	the absence of any actions that would cause “interested stockholder” (as defined in Section 203 of the DGCL) status of Parent and Merger Sub; and

•	availability of funds to pay the aggregate Merger Consideration and all other required cash amounts in connection with the Merger.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

Prior to the Effective Time or, if applicable, the date on which the Merger Agreement is earlier terminated in accordance with the Merger Agreement, except (a) as disclosed in the confidential disclosure schedules to the Merger Agreement, (b) as specifically required by the Merger Agreement, (c) as may be required by applicable law or (d) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), Metsera will, and will cause its subsidiaries to:

•	conduct its business in the ordinary course;

•	use commercially reasonable efforts to preserve its present relationships with suppliers, licensors, licensees, governmental entities and others having material business dealings with it; and

•	maintain its material assets and business organization intact in all material respects.

Prior to the date, if any, on which the Merger Agreement is terminated in accordance with the Merger Agreement, except (a) as disclosed in the confidential disclosure schedules to the Merger Agreement, (b) as specifically required by the Merger Agreement, (c) as may be required by applicable law or (d) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), Metsera will not, and will cause its subsidiaries not to (subject to certain exceptions and thresholds):

•	declare, set aside, authorize or pay any dividend or distribution;

•	split, subdivide, combine or reclassify any of its capital stock;

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repurchase, redeem or otherwise acquire any (x) shares of capital stock or other voting securities or equity interests of the Company, (y) options, warrants, rights, convertible or exchangeable securities or other rights to acquire shares of capital stock or other voting securities or equity interests of the Company or (z) restricted shares, stock appreciation rights, CVRs, “phantom” stock, stock-based performance units or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of any capital stock or other voting securities or equity interests of the Company (the items in the foregoing clauses (x) through (z), collectively, “Company Securities”) or its subsidiaries;

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issue, grant, deliver, pledge, transfer, dispose of, encumber or sell (i) any Company Securities, (ii) any (x) options, warrants, rights, convertible or exchangeable securities or other rights to acquire shares of capital stock or other voting securities or equity interests of subsidiary of the Company, (y) restricted shares, stock appreciation rights, contingent value rights, “phantom” stock, stock-based performance units or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of any capital stock or other voting securities or equity interests of any subsidiary of the Company (the items in the foregoing clauses (x) and (y), together with the shares of capital stock or other voting securities or equity interests of the subsidiaries of the Company, collectively, “Company Subsidiary Securities”) or other equity or voting interests or convertible securities;

•	amend its organizational documents;

•	make certain acquisitions;

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adopt, enter into, establish, terminate, amend or modify any collective bargaining agreement or company benefit plan, or take any action to accelerate, or fund or secure the payment of, any rights or benefits under any company benefit plan;

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grant to any director, employee or other service provider of the Company or its subsidiaries any increase in compensation, severance or termination pay, or other payment or benefits or enter into any employment, consulting, severance termination or any other compensatory agreement with any such individual;

•	hire, engage, promote or terminate any individual with an annual base salary in excess of $250,000;

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take any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or require notice to employees, or trigger any other obligations or liabilities, under the WARN Act or any similar state, local or foreign Law;

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provide any broad-based written communication to the employees of the Company or any Company Subsidiary with respect to the compensation, benefits or other treatment they will receive following the Effective Time unless such communication is approved by Parent in advance of such communication (which approval will not be unreasonably withheld, conditioned or delayed);

•	except as may be required by GAAP, materially change the manner in which contributions to broad-based Company Benefit Plans are made or the basis on which such contributions are determined;

•	make any material change in financial accounting methods, principles or practices;

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sell, transfer, lease (as lessor), license, abandon or otherwise dispose of (including through any “spin-off”), or pledge, assign, exchange, encumber or otherwise subject to any lien (other than a permitted lien), any material properties or assets of the Company and its subsidiaries;

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abandon, allow to lapse, or fail to maintain any material Company intellectual property, or fail to take reasonable measures to protect material trade secrets, know-how or confidential information of the Company;

•	incur, create, assume or otherwise become liable or responsible for, or amend or modify the terms of, any indebtedness for borrowed money or guarantee any indebtedness of another person;

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issue or sell any debt securities of the Company or any of its subsidiaries, including options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries;

•	make any loans, advances or capital contributions to, or investments in, any other person;

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forgive any loans or advances to any officers, employees, directors or other individual service providers of the Company or any of its subsidiaries, or any of their respective affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such persons;

•	make capital expenditures not contemplated by the Company’s budget;

•	undertake certain tax-related actions;

•	extend, renew, terminate, enter into, modify or amend, waive, release or assign any material rights in certain material contracts;

•	settle, release, waive, compromise, assign or resolve, or offer or propose to settle, release, waive, compromise, assign or resolve certain proceedings;

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pay, discharge or satisfy any indebtedness that has a prepayment cost, “make-whole” amount, prepayment penalty or similar obligation (other than indebtedness incurred by the Company or any wholly-owned Company Subsidiary and owed to the Company or any wholly-owned Company Subsidiary);

•	cancel any material indebtedness (individually or in the aggregate) or settle, waive or amend any claims or rights of substantial value;

•	fail to use commercially reasonable efforts to maintain in effect material insurance policies covering the Company and each Company Subsidiary and their respective properties, assets and businesses;

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merge or consolidate the Company any of its subsidiaries with any person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•	enter into any new line of business; or

•	authorize, commit or agree to take any of the foregoing actions.

Restrictions on Solicitation of Company Takeover Proposals; The Board’s Recommendation; Change of Recommendation

The Company shall not, and shall cause the subsidiaries of the Company and its and their respective directors and officers not to, and shall use reasonable best efforts to cause its and their respective other representatives not to:

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directly or indirectly solicit, initiate or knowingly encourage or knowingly facilitate the making of any inquiry, offer or proposal which constitutes or is reasonably likely to lead to any Company Takeover Proposal (as defined below);

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directly or indirectly participate in any discussions or negotiations regarding, furnish to any person any information with respect to, or take any other action to assist, knowingly facilitate or knowingly encourage any effort by any person, in each case in connection with or in response to any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal (as defined below); or

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grant any waiver or release under any restriction from making a Company Takeover Proposal; provided, that notwithstanding the foregoing, the Company and its representatives may inform a person that has made a Company Takeover Proposal of the foregoing restrictions.

The Company shall, and shall cause the subsidiaries of the Company and its and their respective directors and officers to, and shall use reasonable best efforts to cause its and their respective other representatives to, immediately after the execution of the Merger Agreement, (i) cease and terminate all solicitations, discussions and negotiations regarding any inquiry, proposal or offer pending on September 21, 2025 that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, and (ii) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal.

Notwithstanding the above or any other provision of the Merger Agreement, at any time prior to adoption of the Merger Agreement by holders of a majority of the outstanding shares of Metsera common stock entitled to vote thereon at the Company Stockholders Meeting (“Company Stockholder Approval”):

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the Company may contact the person making any Company Takeover Proposal solely to clarify the terms and conditions thereof or request that any Company Takeover Proposal made orally be made in writing; and

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in response to a bona fide written Company Takeover Proposal that did not result from a material breach of Section 5.02(a) of the Merger Agreement and that the Board or a committee thereof acting with the full authority of the Board thereof reasonably determines, in good faith, after consultation with its outside counsel and financial advisor, constitutes or could reasonably be expected to lead to a Superior Company Proposal (as defined below) and in respect of which the failure to take such action would be, or would reasonably likely to be, inconsistent with its fiduciary duties under any applicable law (a “Qualifying Company Takeover Proposal”), the Company may:

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furnish information with respect to the Company to the person making such Qualifying Company Takeover Proposal and its representatives pursuant to a customary confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the confidentiality letter agreement, dated April 22, 2024, between the Company and Parent (as amended from time to time, the “Confidentiality Agreement”); provided that such confidentiality agreement need not contain a “standstill” or similar obligation to the extent that Parent is, in writing delivered to Parent no later than concurrently with the entry by the Company or any of its subsidiaries into such confidentiality agreement, released from any “standstill” or other similar obligation in the Confidentiality Agreement (“Acceptable Confidentiality Agreement”) so long as the Company also provides Parent, prior to or within twenty-four (24) hours following the time such information is provided or made available to such person, in accordance with the terms of the Confidentiality Agreement, any non-public information furnished to such other Person which was not previously furnished to Parent; and

•	participate in discussions or negotiations with such person and its representatives regarding such Qualifying Company Takeover Proposal.

The Company shall as promptly as reasonably practicable (and in any event within forty-eight (48) hours) after knowledge of receipt by an executive officer or director of the Company) advise Parent of (i) any Company Takeover Proposal or (ii) any inquiry or request for discussions, negotiations or non-public information with respect to or that would reasonably be expected to lead to any Company Takeover Proposal. The Company will provide Parent promptly (and in any event within such forty-eight (48)-hour period) with the identity of the person making any such Company Takeover Proposal, inquiry or request and a correct and complete copy of such Company Takeover Proposal inquiry or request (or, where such Company Takeover Proposal is not in writing, a description of the material terms and conditions of such Company Takeover Proposal, inquiry or request, including any modifications thereto). The Company shall keep Parent reasonably informed of the status (and in any event no later than forty-eight (48) hours after the occurrence of any material changes, developments, discussions or negotiations) of any such Company Takeover Proposal, inquiry or request (including the material terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any draft documentation. Without limiting the foregoing, the Company will promptly (and in any event within forty-eight (48) hours) notify Parent if it determines to begin providing information or to engage in discussions or negotiations concerning a Company Takeover Proposal. The Company will not, and will cause each subsidiary of the Company not to, enter into any agreement with any person subsequent to September 21, 2025 that would restrict the Company’s ability to provide such information to Parent. The Company (A) will not, and will cause each subsidiary of the Company not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any subsidiary of the Company is or becomes a party, and (B) will, and will cause each subsidiary of the Company to, use reasonable best efforts to enforce any such agreement, in each case, unless the Board or a committee thereof acting with the full authority of the Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be, or would be reasonably likely to be, inconsistent with its fiduciary duties to the Company’s stockholders under applicable law, in which event the Company may take the actions described in the foregoing clauses (A) and (B) solely to the extent necessary to permit a third-party to make, on a confidential basis to the Board, a Company Takeover Proposal, conditioned upon such third-party agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding any such Company Takeover Proposal) in accordance with, and otherwise complying with, Section 5.02 of the Merger Agreement. The Company will promptly provide to Parent any non-public information concerning the Company or any subsidiary of the Company provided or made available in accordance with Section 5.02(d) of the Merger Agreement which was not previously provided or made available to Parent.

Neither the Board nor any committee thereof shall:

•

(A) withdraw, amend, change, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw, amend, change, qualify or modify in a manner adverse to Parent or Merger Sub, the Board’s recommendation (referred to as the “Board Recommendation”) that Metsera’s stockholders approve the adoption of the Merger Agreement at the Company Stockholders Meeting, (B) fail to make the Board Recommendation in the Proxy Statement, (C) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Takeover Proposal or resolve or agree to take any such action (any action described in this bullet being referred to herein as an “Adverse Recommendation Change”), (D) if a Company Takeover Proposal has been publicly disclosed, fail to publicly recommend against such Company Takeover Proposal within ten (10) business days of the request of Parent and fail to publicly reaffirm the Board Recommendation within such ten (10)-business day period upon such request (it being understood that neither the Board nor any committee thereof shall have any obligation to make such recommendation and reaffirmation on more than one (1) occasion with respect to such Company Takeover Proposal absent a material change to such Company Takeover Proposal), or (E) fail to recommend against a tender or exchange offer related to a Company Takeover Proposal in any position taken in accordance with Rules 14d-9 and 14e-2 promulgated under the Exchange Act; or

•

approve or recommend, or propose publicly to approve or recommend, or authorize, cause or permit the Company or any subsidiary of the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to, or that would reasonably be expected to lead to, any Company Takeover Proposal (other than a confidentiality agreement that contains customary confidentiality provisions entered into in accordance with Section 5.02 of the Merger Agreement), or resolve, agree or publicly propose to take any such action.

Notwithstanding any other provision of the Merger Agreement, prior to the date on which the Company Stockholder Approval is obtained, if the Board determines in good faith, after consultation with its outside counsel and financial advisor, that such Company Takeover Proposal constitutes a Superior Company Proposal after giving effect to all of the adjustments of the Merger Agreement that are offered in writing by Parent during the Notice Period (as defined below), the Board or a committee thereof acting with the full authority of the Board may, if it determines in good faith, after consultation with outside counsel, that failure to take such action would be, or would be reasonably likely to be, inconsistent with its fiduciary duties under applicable Law:

•	make an Adverse Recommendation Change; or

•

solely if such Company Takeover Proposal did not result from a material breach of Section 5.02(a) of the Merger Agreement, terminate the Merger Agreement pursuant to Section 8.01(f) of the Merger Agreement in accordance with Section 8.05(b) of the Merger Agreement to enter into a definitive agreement with respect to such Superior Company Proposal;

provided further that the Board may not effect a change of its recommendation in accordance with clause (A) above or terminate the Merger Agreement in accordance with clause (B) above unless:

•

the Company has provided prior written notice to Parent, at least four (4) business days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Company Proposal, which notice will specify the material terms and conditions of any such Superior Company Proposal (including the identity of the party making such Superior Company Proposal), and has contemporaneously provided a correct and complete copy of the proposed agreement with respect to such Superior Company Proposal;

•

prior to effecting such Adverse Recommendation Change or terminating the Merger Agreement to enter into a definitive agreement with respect to such Superior Company Proposal, the Company has, and has caused its representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent requests to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such Company Takeover Proposal ceases to constitute a Superior Company Proposal; and

•

following any negotiation described in the immediately preceding bullet, the Board or a committee thereof acting with the full authority of the Board concludes in good faith, after consultation with its outside counsel and its financial advisor, that such Company Takeover Proposal continues to constitute a Superior Company Proposal.

In the event of any material revisions to the Superior Company Proposal after the start of the Notice Period, the Company is required to deliver a new written notice to Parent and to comply with the requirements of Section 5.02(e) of the Merger Agreement with respect to such new written notice, and the Notice Period will be deemed to have recommenced on the date of such new notice, except that the references to four (4) business days will be deemed two (2) business days.

Notwithstanding any other provision of the Merger Agreement, the Board may make an Adverse Recommendation Change in response to an Intervening Event (as defined below) if the Board or a committee thereof acting with the full authority of the Board has concluded in good faith, after consultation with its outside counsel, that failure to make an Adverse Recommendation Change on account of the Intervening Event would be, or would be reasonably likely to be inconsistent with its fiduciary duties; provided, however, that the Board will not make an Adverse Recommendation Change unless the Company has (i) provided to Parent at least four (4) business days’ prior written notice advising Parent that the Board intends to take such action and specifying the Company Intervening Event in reasonable detail and (ii) during such four (4)-business day period, if requested by Parent, engaged in good faith negotiations with Parent to amend the Merger Agreement in such a manner that obviates the need or reason for the Adverse Recommendation Change.

Nothing contained in the Merger Agreement prohibits the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (including any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the

Exchange Act) or (ii) making any disclosure to its stockholders if the Board or a committee thereof acting with the full authority of the Board determines, in good faith, after consultation with outside counsel, is required applicable Law.

“Company Takeover Proposal” means any inquiry, proposal or offer from any person or group relating to or that is reasonably expected to lead to, in a single transaction or a series of transactions, (i) any direct or indirect acquisition, purchase, sale, license, lease or other disposition of (A) twenty percent (20%) or more (based on the fair market value thereof, as determined in good faith by the Board) of the assets (including capital stock of the subsidiaries of the Company) of the Company and its subsidiaries, taken as a whole or assets to which twenty percent (20%) or more of the revenues, earnings or assets of Company its subsidiaries, taken as a whole and on a consolidated basis, are attributable, or (B) twenty percent (20%) or more of the aggregate voting power of the capital stock of the Company or any Company Subsidiary or any resulting parent company of the Company or any Company Subsidiary, (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company that, if consummated, would result in any person or group (or the equityholders of any person) owning, directly or indirectly, twenty percent (20%) or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions, or (iii) any combination of the foregoing.

“Intervening Event” means a material event, fact, circumstance, development, occurrence or change not known to or reasonably foreseeable by the Board at the time the Board initially resolved to make the Board Recommendation (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable), which event, fact, circumstance, development, occurrence or change becomes known to the Board prior to the date on which the Company Stockholder Approval is obtained, other than (i) changes in the market price or trading volume of Metsera common stock or the fact that the Company meets or exceeds any internal or published budgets, projections, forecasts or predictions of financial performance for any period (however, the underlying reasons for such changes or fact shall not be excluded by this clause (i)), or (ii) any Company Takeover Proposal.

“Superior Company Proposal” means any bona fide, unsolicited written Company Takeover Proposal that if consummated would result in a person or group (or the equityholders of any person) owning, directly or indirectly, (a) fifty percent (50%) or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity or (b) fifty percent (50%) or more (based on the fair market value thereof, as determined in good faith by the Board) of the assets (including capital stock of subsidiaries of the Company) of the Company and its subsidiaries, taken as a whole, (i) on terms which the Board determines, in good faith, after consultation with its outside counsel and financial advisor, would result in greater value to the stockholders of the Company from a financial point of view than the Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and the Merger Agreement (taking into account amendments and modifications to the Merger Agreement proposed by Parent pursuant to Section 5.02(e) of the Merger Agreement) and (ii) that, relative to the Transactions, is reasonably likely to be consummated on the terms proposed, taking into account all financial, regulatory, financing, timing, conditionality, legal and other aspects of such proposal.

As described in this proxy statement, and subject to the provisions described above, the Board has made the recommendation that the Metsera stockholders vote “FOR” the Merger Agreement Proposal. The Merger Agreement provides that the Board will not effect an Adverse Recommendation Change, except as described above.

Employee Benefits

For a period of one (1) year following the Effective Time, Parent shall provide or cause the Surviving Corporation to provide to each individual who is employed by the Company or any Company Subsidiary immediately prior to the

Effective Time (each, a “Continuing Company Employee”) for so long as such individual remains so employed, (i) annual base salary or base wage that is no less favorable than that provided to such Continuing Company Employee by the Company or the its subsidiaries immediately prior to the Effective Time, (ii) cash incentive opportunities that are no less favorable than those provided to such Continuing Company Employee by the Company or its subsidiaries immediately prior to the Effective Time, (iii) target equity compensation or long-term incentive opportunities that are no less favorable than those provided by Parent or its affiliates to similarly situated employees, (iv) severance benefits that are no less favorable than those provided to such Continuing Company Employee by the Company or its subsidiaries immediately prior to the Effective Time and (v) other employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Company Employee by the Company or its subsidiaries immediately prior to the Effective Time.

With respect to all compensation and benefit plans, including any “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act, maintained by Parent or any of its respective subsidiaries (including any vacation, paid time-off and severance plans), for purposes of determining eligibility to participate, level of benefits and vesting, each Continuing Company Employee’s service with the Company or its subsidiaries (as well as service with any predecessor employer of the Company or any such Company Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Company Subsidiary) shall be treated as service with Parent or any of its subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits and that Parent and its affiliates shall not be required to provide credit for any purpose under any cash or equity incentive plan, defined benefit pension plan, postretirement welfare plan or any plan under which similarly situated employees of Parent and its affiliates do not receive credit for prior service or that is grandfathered or frozen.

With respect to any welfare plan maintained by Parent or any of its subsidiaries in which any Continuing Company Employee is eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such employees or eligible dependents or beneficiaries under the corresponding welfare Company Benefit Plan in which such employees participated immediately prior to the Effective Time and (ii) provide Continuing Company Employees and their eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket maximum requirements to the extent applicable under any such plan.

Indemnification and Insurance

All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any person who is or prior to the Effective Time becomes, or has been, a director, officer or employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of the subsidiaries of the Company or any of their respective predecessors (each, an “Indemnified Party”) as provided in the certificate of incorporation of the Company, the Company bylaws, the organizational documents of any subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any subsidiaries of the Company set forth in the confidential disclosure letter, dated as of September 21, 2025, in each case as in effect as of September 21, 2025, (i) shall be assumed by the Surviving Corporation, without further action, at the Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions for the period beginning as of the Effective Time and ending six (6) years from the Effective Time and (iv) shall not, except as may be required by law, be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party for the period beginning as of the Effective Time and ending six (6) years from the Effective Time. Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.

In addition, without limiting Section 6.05(a) of the Merger Agreement or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Effective Time, in the event of any threatened or actual proceeding, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director, officer, employee or agent (including a fiduciary with respect to an employee benefit plan) of the Company, any of the subsidiaries of the Company or any of their respective predecessors or (ii) the Merger Agreement or any of the Transactions, and in each case pertaining to matters pending, existing or occurring at or prior to the Effective Time, whether in any case asserted or arising before or after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, as and to the fullest extent permitted by any applicable law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable fees and expenses in advance of the final disposition of any proceeding to each Indemnified Party to the fullest extent permitted by applicable law upon receipt of appropriate undertakings in favor of Parent and/or the Surviving Corporation to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under Section 6.05(b) of the Merger Agreement), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual proceeding. Parent and the Surviving Corporation shall at their own expense cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification under the Merger Agreement; provided that Parent and the Surviving Corporation shall be entitled to control and appoint lead counsel for such defense. Parent’s and the Surviving Corporation’s obligations under Section 6.05(b) of the Merger Agreement shall continue in full force and effect for the period beginning as of the Effective Time and ending six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any proceeding asserted or made within such period shall continue until the final disposition of such proceeding.

The Company, with Parent’s prior written consent, may obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Transactions) for the period beginning as of the Effective Time and ending six (6) years from the Effective Time, covering each Indemnified Party and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate no less favorable to any Indemnified Party than those of the Company’s directors’ and officers’ liability insurance policies in effect on September 21, 2025 (the “Existing D&O Policies”); provided, however, that the maximum aggregate annual premium for such “tail” insurance policies for any such year shall not exceed the maximum aggregate annual premium contemplated by the second succeeding sentence. If such “tail” insurance policies have been obtained by the Company, Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term (but in any event shall not be required to cause such policies to be maintained for any period more than six (6) years from the Effective Time), and cause all obligations thereunder to be honored by the Surviving Corporation. In the event the Company does not obtain such “tail” insurance policies, then, Parent shall either purchase such “tail” insurance policies or, for the period beginning as of the Effective Time and ending six (6) years from the Effective Time, cause the Existing D&O Policies to be maintained in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Transactions occurring at or prior to the Effective Time); provided, however, that, in any case, neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of three hundred percent (300%) of the annual premium payable by the Company for coverage for its current fiscal year under the Existing D&O Policies; provided further that if the aggregate annual premium of such insurance coverage exceeds such amount, the Surviving Corporation shall be obligated to obtain the most advantageous policy (in Parent’s good faith discretion) available for an aggregate annual premium not exceeding such amount; and provided, further, that Parent or the Surviving Corporation may substitute therefor policies of a reputable and financially sound insurance company containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are, in the aggregate, no less favorable to any Indemnified Party.

In the event that (i) the Surviving Corporation or any of its respective successors or assigns (A) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any person or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in Section 6.05 of the Merger Agreement. The obligations of Parent and the Surviving Corporation under Section 6.05 of the Merger Agreement shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom Section 6.05 of the Merger Agreement applies without the consent of such affected Indemnified Party. The provisions of Section 6.05 of the Merger Agreement are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

Parent shall pay all reasonable and documented out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided in Section 6.05 of the Merger Agreement.

Other Covenants

Special Meeting

The Company has agreed to, as soon as practicable following September 21, 2025, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval and, absent an Adverse Recommendation Change made in accordance with Section 5.02 of the Merger Agreement, will use its reasonable best efforts to solicit approval of the Merger Agreement.

The Company will schedule the Company Stockholders Meeting to be held within thirty (30) calendar days of the initial mailing of this proxy statement and, if there are not sufficient affirmative votes represented in person or by proxy at such meeting to adopt the Merger Agreement, will adjourn the Company Stockholders Meeting and reconvene the Company Stockholders Meeting at the earliest practicable date on which the Board reasonably expects to have sufficient affirmative votes to adopt the Merger Agreement; provided that, without Parent’s prior consent, the Company shall not adjourn the Company Stockholders Meeting more than fifteen (15) calendar days past the originally scheduled date.

Transaction Litigation

Prior to the termination of the Merger Agreement, the Company shall promptly advise Parent of any proceeding commenced or to the knowledge of the Company, threatened, by or on behalf of one or more stockholders of the Company against the directors, officers or affiliates or its directors relating to any Transaction and shall keep Parent promptly and reasonably informed regarding any such proceeding, will consult with Parent with respect to the defense or settlement of any such proceedings and will consider Parent’s views with respect to such proceedings. The Company shall control the defense of such litigation and Section 6.07 of the Merger Agreement shall not give Parent the right to direct such defense. No settlement of any such proceeding shall be agreed to without Parent’s consent, which consent shall not be unreasonably withheld, delayed or conditioned.

Efforts to Consummate the Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement, each of the parties shall, and shall cause their respective subsidiaries to cooperate in good faith and use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, and in any event prior to the Initial Outside Date, the Merger and the other Transactions, including:

•

the obtaining of approvals or clearances required under or in connection with the HSR Act and any foreign merger control law, and enabling all waiting periods under the HSR Act and any foreign merger control law to terminate or expire; and

•	the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Merger Agreement.

Nothing of the foregoing obligations will apply to or restrict communications or other actions by Parent, any subsidiary of Parent, the Company or any subsidiary of the Company with or with respect to governmental entities in connection with their respective businesses in the ordinary course of business. Notwithstanding anything in the Merger Agreement to the contrary, the parties agree that Parent, Merger Sub or any other subsidiary of Parent shall not be required to:

•

agree to conditions imposed by any governmental entity or propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of the Company, any of the subsidiaries of the Company, Parent or any subsidiary of Parent;

•

accept any operational restrictions, or otherwise propose, negotiate, take or commit to take actions that limit any of the Company’s or its subsidiaries’ freedom of action with respect to, or Parent’s ability to retain or freely operate, any of the assets, properties, licenses, rights, operations or businesses of the Company or the subsidiaries of the Company;

•	undertake or enter into agreements with any governmental entity or agree to the entry of an order by any governmental entity;

•

commit to terminate, amend or replace any existing relationships and contractual rights and obligations of the Parent, the Company, the Surviving Corporation or any other subsidiary of Parent or the Company;

•	terminate any relevant venture or other arrangement of the Parent, the Company, the Surviving Corporation or any subsidiary of Parent or the Surviving Corporation; or

•	effectuate any other change or restructuring of the Parent, the Company, the Surviving Corporation or any subsidiary of Parent or the Company.

The Company shall not, and shall cause its subsidiaries not to, take any of the foregoing actions in the immediately preceding bullets with respect to the Company or any subsidiary of the Company unless consented to in writing by Parent; provided that the Company shall, and shall cause each Company Subsidiary to, undertake such actions if requested by Parent if the effectiveness of such action is conditioned upon the occurrence of the Closing. In addition and without limiting the foregoing, the Company and the Board shall (I) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or the Merger Agreement and (II) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or the Merger Agreement, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and the Merger Agreement. In addition and without limiting the foregoing, Parent shall not, and shall cause its affiliates not to, effect or agree to any business combination (whether structured as a merger, business combination, tender offer, exchange offer or similar transaction) or the acquisition of any assets, licenses, rights, product lines, operations or businesses of any person that would reasonably be expected to prevent or materially delay the consummation of the Transactions or make materially more difficult the satisfaction of the conditions set forth in Section 7.01(a) or 7.01(b) of the Merger Agreement by the Initial Outside Date. Notwithstanding anything in the foregoing, neither the Company, Parent or Merger Sub shall be required to commit to or agree with any governmental entity to any amendments or modifications to any of the terms of the Merger Agreement. Nothing in Section 6.03 of the Merger Agreement will apply to or restrict communications or other actions by Parent, any subsidiary of Parent, the Company or any Company Subsidiary with or with respect to governmental entities in connection with their respective businesses in the ordinary course of business.

Without limiting the generality of the parties’ obligations above, and in furtherance thereof, Parent and the Company shall, in consultation and cooperation with the other,

•

file, within thirty (30) business days after the date of the Merger Agreement, with the FTC and the DOJ the Notification and Report form, if required under the HSR Act for the Merger or any of the other Transactions; and

•

file, as promptly as reasonably practicable, draft or final form notifications, filings or briefing papers as required or advisable by or under any foreign merger control law. Each of Parent and the Company will cause all documents that it is responsible to file to comply substantially with the requirements of the HSR Act or the applicable foreign merger control law, as the case may be.

Each of Parent and the Company shall (i) promptly furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or any foreign merger control law, (ii) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any material communication with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other governmental entity regarding the Merger or any of the other Transactions, and permit the other party to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with, any such filings, submissions, communications, inquiries or requests, (iii) unless prohibited by applicable law or by the applicable governmental entity, and to the extent reasonably practicable, (A) not participate in or attend any substantive meeting, or engage in any substantive conversation, with any governmental entity in respect of the Merger or any of the other Transactions without the other party, (B) give the other party reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable law or by the applicable governmental entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate with one another in the filing of, and consider the views of one another in connection with the form and content of, any substantive memoranda, white papers, filings, material correspondence or other material written communications explaining or defending the Merger Agreement, the Merger or any of the other Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any governmental entity and (E) furnish the other party with copies of all filings, submissions, material correspondence and material communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective Representatives, on the one hand, and any governmental entity or members of any governmental entity’s staff, on the other hand, with respect to the Merger Agreement, the Merger and the other Transactions, (iv) use reasonable best efforts to comply with any inquiry or request from the FTC, the DOJ or any other governmental entity as promptly as reasonably practicable and (v) consult with one another in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any governmental entity relating to the Merger Agreement, the Merger or any of the other Transactions, including the scheduling of, and strategic planning for, any meetings with any governmental entity relating thereto. Any such additional information shall be in substantial compliance with the requirements of the HSR Act or the applicable foreign merger control law, as the case may be.

Each party will bear its own costs of preparing its own pre-merger notifications and similar filings and notices in other jurisdictions and related expenses incurred to obtain all required regulatory approvals under the HSR Act or any applicable foreign merger control law, provided that Parent shall bear all filing fees payable by Parent or any of its affiliates or the Company or any of its affiliates for the filings required under the HSR Act or any applicable foreign merger control law.

Notwithstanding the foregoing or anything in the Merger Agreement to the contrary, Parent will determine and control strategy for dealing with any governmental entity in respect of obtaining or concluding the required approval for the Transactions from such governmental entity, and, to the extent permissible, the Company shall, and shall cause its subsidiaries to act consistently with such strategy; provided, that Parent will consult in advance with, and consider in good faith the views of, the Company in respect of obtaining regulatory approvals under the HSR Act or any applicable foreign merger control law; provided, however, that the parties agree not to (A) extend, directly or indirectly, any waiting period under the HSR Act or any foreign merger control law or enter into any agreement with a governmental entity to delay or not to consummate the Merger or any of the other Transactions or (B) pull and refile any filing made under the HSR Act or any foreign merger control law, in the case of each of the foregoing clauses (A) and (B), except with the prior written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed; provided that Parent may, without the consent of the Company, voluntarily withdraw its notification under the HSR Act on one occasion so long as Parent refiles its HSR Act notification within two (2) business days after such withdrawal (unless otherwise agreed by the parties to the Merger Agreement).

Conditions to the Closing of the Merger

The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

•

(i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and (ii) any approvals or clearances applicable to the Merger in certain specified jurisdictions will have expired, been terminated or obtained, as applicable;

•	No legal restraints preventing or prohibiting the consummation of the Merger shall be in effect; and

•

The Company Stockholder Approval shall have been duly obtained in accordance with applicable law, the certificate of incorporation of the Company and the Company bylaws at the Company Stockholder Meeting.

In addition, the respective obligation of Parent and Merger to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

•

Each of (i) the representations and warranties of the Company contained in the Merger Agreement, other than those set forth in Section 3.01 (first sentence only), Section 3.02, Section 3.04, Section 3.05(a)(i)(x) and Section 3.22 of the Merger Agreement, are true and correct, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Company Material Adverse Effect,” as of the date of the Merger Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.01 (first sentence only), Section 3.02(b) through Section 3.02(e), Section 3.04, Section 3.05(a)(i)(x), and Section 3.22 of the Merger Agreement are true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date); and (iii) the representations and warranties of the Company contained in Section 3.02(a) of the Merger Agreement are true and correct in all respects, as of the date of the Merger Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), subject only to de minimis inaccuracies;

•

The Company will have performed and complied with, in all material respects, its agreements, obligations and covenants required to be performed by it under the Merger Agreement at or prior to the Effective Time;

•	Since the date of the Merger Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing; and

•

The Company will have furnished Parent with a certificate dated as of the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) of the Merger Agreement have been satisfied.

In addition, the obligation of the Company to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

•

Each of (i) the representations and warranties of Parent and Merger Sub contained in Section 4.01 and Section 4.03 of the Merger Agreement are true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date); and (ii) each of the other representations and warranties of Parent and Merger Sub contained in Article IV of the Merger Agreement are true and correct, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Parent Material Adverse Effect,” as of the date of the Merger Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect;

•

Each of Parent and Merger Sub will have performed in all material respects the covenants and obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time; and

•

Parent and Merger Sub will have furnished the Company with a certificate dated as of the Closing Date signed on its behalf by a duly appointed officer of Parent to the effect that the conditions set forth in Section 7.03(a) and Section 7.03(b) of the Merger Agreement have been satisfied.

The Company and Parent can provide no assurance that all of the conditions precedent to the Merger will be satisfied or waived by the party permitted to do so.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time:

•	by mutual written consent of Parent, Merger Sub and the Company.

•	by either Metsera or Parent, if:

•

the Effective Time has not occurred on or before March 21, 2026, (the “Initial Outside Date”, and as may be extended pursuant to Section 8.01(b)(i) of the Merger Agreement (the “Outside Date”), provided, however, that (x) if, on the date is the third (3rd) business day prior to the Initial Outside Date, one or both of the conditions set forth in Section 7.01(a) and 7.01(b) (if the judgment that has caused such condition to not be satisfied relates to the HSR Act and any foreign merger control law) shall not have been satisfied or waived on or prior to such date but all other conditions set forth in Article VII shall have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, provided that such conditions shall be capable of being satisfied on such date), then the Initial Outside Date shall automatically be extended to June 21, 2026 and (y) the right to terminate the Merger Agreement under Section 8.01(b)(i) of the Merger Agreement shall not be available to a party if the failure to consummate the Merger by the Initial Outside Date or the Outside Date, as the case may be, is proximately caused by a material breach of the Merger Agreement by such party (treating Parent and Merger Sub as one party for this purpose) (which we refer to as the “Outside Date Termination Right”);

•

any Legal Restraint permanently preventing or prohibiting consummation of the Merger shall be in effect and shall have become final and non-appealable; provided that the right to terminate the Merger Agreement pursuant to this sub-bullet shall not be available to a party (treating Parent and Merger Sub as one party for this purpose) whose action or failure to fulfill any obligation under the Merger Agreement has been the principal cause of such Legal Restraint or the failure to remove such Legal Restraint (which we refer to as the “Legal Restraint Termination Right”); or

•

the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate the Merger Agreement pursuant to this sub-bullet will not be available to any party whose material breach of the Merger Agreement has primarily caused or primarily resulted in the failure to obtain the Company Stockholder Approval (which we refer to as the “Special Meeting Termination Right”).

•	by Metsera, if:

•

Parent or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants, in each case, contained in the Merger Agreement, (i) such that a condition set forth in Section 7.03(a) or Section 7.03(b) of the Merger Agreement would not be then satisfied measured as of the time the Company asserts a right of termination under Section 8.01(e) of the Merger Agreement and (ii) such breach or failure to perform cannot be cured prior to the Outside Date or, if capable of being cured, has not been cured prior to the earlier of (x) thirty (30) calendar days after the giving of written notice to Parent or Merger Sub of such breach and (y) the Outside Date (provided that the Company is not then in breach of any representation, warranty or covenant contained in the Merger Agreement which breach would result in a failure of a condition set forth in Section 7.01 or Section 7.02 of the Merger Agreement); or

•

at any time prior to the Company’s receipt of the Company Stockholder Approval, (i) the Board authorizes the Company to enter into a definitive written agreement constituting a Superior Company Proposal and immediately following such termination, the Company enters into a binding definitive agreement for such Superior Company Proposal, (ii) the Company has complied in all material respects with its obligations under Section 5.02 of the Merger Agreement in respect of such Superior Company Proposal and (iii) the Company has paid, or simultaneously with the termination of the Merger Agreement pays, the fee due under Section 8.028 of the Merger Agreement that is payable if the Merger Agreement is terminated pursuant to Section 8.01(f) of the Merger Agreement (which we refer to as the “Superior Company Proposal Termination Right”).

•	by Parent, if:

•

the Company breaches any of its representations or warranties or fails to perform any of its covenants, in each case, contained in the Merger Agreement, (i) such that a condition set forth in Section 7.02(a) or Section 7.02(b) of the Merger Agreement would not be then satisfied measured as of the time Parent asserts a right of termination under Section 8.01(c) of the Merger Agreement and (ii) such breach or failure to perform cannot be cured prior to the Outside Date or, if capable of being cured, has not been cured prior to the earlier of (x) thirty (30) calendar days after the giving of written notice to the Company of such breach or failure to perform and (y) the Outside Date (provided that Parent and Merger Sub are not then in material breach of any representation, warranty or covenant contained in the Merger Agreement which breach would result in a failure of a condition set forth in Section 7.01 or Section 7.03 of the Merger Agreement) (which we refer to as the “Metsera Breach Termination Right”); or

•	at any time prior to the Company Stockholders Meeting, an Adverse Recommendation Change has occurred.

Termination Fees

Parent will be entitled to receive the Company Termination Fee of $190 million from Metsera, if:

•	the Company terminates the Merger Agreement pursuant to Section 8.01(f) of the Merger Agreement;

•	Parent terminates the Merger Agreement pursuant to Section 8.01(d) of the Merger Agreement; or

•

after the date of the Merger Agreement and prior to the termination of the Merger Agreement, (A) a bona fide Company Takeover Proposal is made or communicated to the Board or publicly proposed or publicly announced and has not, in any case, been withdrawn, (B) thereafter the Merger Agreement is terminated by either Parent or the Company pursuant to Sections 8.01(b)(i), 8.01(c) or 8.01(g) of the Merger Agreement, and (C) within twelve (12) months of such termination (1) the transactions contemplated by a Company Takeover Proposal are consummated or (2) the Company enters into a definitive agreement to consummate the transactions contemplated by a Company Takeover Proposal and such transactions are subsequently consummated (whether during or after such twelve (12)-month period).

For purposes of determining whether the Company is required to pay the Company Termination Fee, the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 4.02(h) of the Merger Agreement, except that all references to 20% in such definition shall be deemed references to 50%. Any fee due under Section 8.02(b) of the Merger Agreement shall be paid by wire transfer of same-day funds to an account designated by Parent, (1) in the case of the first bullet above, prior to or simultaneously with such termination of the Merger Agreement, (2) in the case of the second bullet above, within two (2) business days after the date of such termination of the Merger Agreement and (3) in the case of the third bullet above, upon signing a definitive agreement for a transaction relating to a Company Takeover Proposal (or, if earlier, the consummation of the transactions contemplated by a Company Takeover Proposal). The Company will not be required to pay the Company Termination Fee on more than one occasion.

Specific Enforcement

The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.

The parties have further agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions of the Merger Agreement without the necessity of proving the inadequacy of money damages as a remedy (and each party waived any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The right of the Company to cause Parent and Merger Sub to cause the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in the Merger Agreement and the CVR Agreement.

The parties have further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties has agreed that the right of specific enforcement is an integral part of the Transactions and without such right, none of the parties would have entered into the Merger Agreement.

Limitations of Liability

Except in the case of fraud or the willful and material breach by the Company of any representation, warranty or covenant set forth in the Merger Agreement, payment of the Company Termination Fee described in the section of this proxy statement entitled “The Merger Agreement—Termination Fees” shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and its subsidiaries and their respective current, former or future Representatives for any loss suffered as a result of the failure of the Transactions to be consummated.

Expenses

Except as otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Amendments and Waivers

At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement (treating Parent and Merger Sub as one party for this purpose). Notwithstanding the foregoing, after the receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable law or in accordance with the rules and regulations of Nasdaq require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company.

Governing Law

The Merger Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

The following summarizes the material provisions of the CVR Agreement. The descriptions of the CVR Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the CVR Agreement, a copy of which is attached to this proxy statement as an exhibit to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire CVR Agreement, which is the legal document that governs the CVR, because this summary may not contain all of the information about the CVR Agreement that is important to you.

At or prior to the Effective Time, Parent and the Rights Agent will enter into the CVR Agreement, in substantially the form attached to the Merger Agreement. Parent will issue CVRs entitling the holder to receive Milestone Payments contingent upon the achievement of the applicable Milestones during each Milestone period, to the record holders of (i) the outstanding Metsera common stock other than Excluded Metsera Shares (such Metsera common stock to receive CVRs), (ii) Company Stock Options which have an exercise price per share that is less than the Closing Amount (the “Company Options”) and (iii) Company Restricted Stock Awards, in each case that are outstanding as of immediately prior to the Effective Time.

Each CVR represents a non-tradable contractual contingent right to receive (A) $5.00 per CVR in cash, without interest and less any applicable withholding taxes payable upon the occurrence of the initiation of the first Phase 3 Clinical Trial (as defined in the CVR Agreement) for the injectable fixed dose combination of MET-233i and MET-097i on a dosing basis of on or around every twenty eight (28) days (the “Combination Product”) for chronic weight management, on or prior to December 31, 2027; (B) $10.50 per CVR in cash, without interest and less any applicable withholding taxes payable upon the occurrence of the receipt from the U.S. Food and Drug Administration (the “FDA”) by Parent or any of its subsidiaries of approval of the Combination Product by the FDA for chronic weight management, on or prior to December 31, 2031; and (C) $7.00 per CVR in cash, without interest and less any applicable withholding taxes payable upon the occurrence of the receipt from the FDA by Parent or any of its subsidiaries in the United States of approval of the injectable MET-097i on a dosing basis of on or around every twenty eight (28) days (the “Mono Product” and, together with the Combination Product, the “CVR Products”) for chronic weight management by the FDA, on or prior to December 31, 2029 (each, a “Milestone Payment”).

One CVR shall be issued for each CVR Share, and additional CVRs shall be issued in accordance with Section 2.03 of the Merger Agreement for the Metsera common stock underlying certain Company Options and Company Restricted Stock Awards.

Under the terms of the CVR Agreement, Parent will, shall expend at least $1,500,000,000 (one billion and five hundred million dollars) in aggregate on direct clinical drug development of the CVR Products, calculated in accordance with Parent’s usual methodology for determining costs incurred in connection with development programs (which excludes general corporate overhead costs but includes allocated clinical and development full time employee costs) (the “Budgeted Amount”).

Notwithstanding the foregoing, Parent shall be relieved of all such obligations if any of the following occurs: (A) (i) Parent receives, generates, or otherwise becomes aware of, any safety, tolerability or other data reasonably indicating or signaling, as measured by Parent’s safety and efficacy evaluation criteria and methodology, (ii) any clinical trial data in respect of MET-097i or (iii) Parent receives any notice, information or correspondence from any applicable governmental entity, or any applicable governmental entity takes any action, in each case, that makes it reasonably unlikely that the Combination Product for chronic weight management will receive FDA approval on or prior to December 31, 2027; (B) Parent (in good faith and in accordance with its internal policies and procedures applicable to termination of clinical trials) determines that a clinical trial with respect to MET-097i should be terminated based on concerns regarding the health or safety of patients or subjects; (C) the FDA places a clinical hold on, or otherwise prohibits, development of MET-097i in the United States, which clinical hold or prohibition is not lifted for a period of twelve (12) months or more; or (D) any primary endpoint in a Phase 3 Clinical Trial for MET-097i is not met. In addition, the Budgeted Amount shall be reduced to $600,000,000 (six hundred million dollars) if any of the following occurs: (A) any clinical trial data in respect of MET-233i makes it reasonably unlikely that the Combination Product for chronic weight management will receive FDA approval on or prior to December 31, 2027; (B) Parent (in good faith and in accordance with its internal policies and procedures applicable to termination of clinical trials) determines that a clinical trial with respect to MET-233i should be terminated based on concerns regarding the health or safety of patients or subjects; or (C) the FDA places a clinical hold on, or otherwise prohibits, development of MET-233i in the United States, which clinical hold or prohibition is not lifted for a period of twelve (12) months or more. Notwithstanding the foregoing, Parent shall not be required to expend any amount to the extent that such expenditure is not Commercially Reasonable (as defined below).

Parent shall, and shall cause its affiliates to, not (i) take any action or (ii) fail to take any action, in either case, with the primary purpose of avoiding the achievement of any Milestone or payment of any Milestone Payment. Notwithstanding anything to the contrary in the CVR Agreement, but subject to the foregoing obligations, (A) Parent and its affiliates shall have the right, in their sole and absolute discretion, to direct and control the research, development (including the clinical trial process), commercialization and other exploitation of the CVR Products in all respects, including any determination to test, develop, pursue, market, make any regulatory filings or seek regulatory approval with respect to, commence or continue any sale of, or make any other strategic decisions affecting, the CVR Products and (B) Parent or any of its affiliates shall not otherwise be required to undertake any level of efforts, or employ any level of resources, to develop any product or achieve any Milestone.

There can be no assurance that the Milestone will be achieved prior to its expiration or termination of the CVR Agreement, that the payment will be required of Parent with respect to the Milestone or that the Milestone Payment will not be reduced as described above. If a Milestone is not achieved in the applicable timeframe, the applicable Milestone Payments will not be due or payable to holders of CVRs and any associated covenants and obligations of Parent and Purchaser with respect to such Milestone will irrevocably terminate in accordance with the terms of the CVR Agreement. Any potential payout of the CVR is subject to various risks and uncertainties related to the development of MET-233i and MET-097i, FDA clearances as more fully described in the Company’s periodic reports filed with the SEC.

“Commercially Reasonable” means, with respect to any expenditure, that such expenditure satisfies the financial return and other metrics customarily taken into account by Parent in determining whether to fund the direct clinical drug development for a drug product candidate, taking into account issues of intellectual property coverage, safety, tolerability and efficacy, stage of development, product profile, the competitiveness of other products in development by third-parties or in the marketplace, supply chain management considerations, proprietary position, regulatory exclusivity, the regulatory structure involved, anticipated or approved labeling, present and future market and commercial potential, the likelihood of receipt of regulatory approval, any delays or pauses of programs relating to external factors (including pandemics, natural disaster, government shutdown, war, terrorist attack and cyber-attack), profitability (including pricing and reimbursement status achieved or likely to be achieved), any governmental charges or levies imposed upon or measured by the import, export, use, manufacture, processing or sale of the product, including customs duties/tariffs, amounts payable to licensors of patents or other intellectual property rights, alternative products and programs, and legal issues, to the extent customarily taken into account by Parent and its affiliates in making financial investment decisions.

The CVRs are contractual rights only and not transferable except under certain limited circumstances, described below, will not be certificated or evidenced by any instrument and will not be registered with the SEC or listed for trading. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Parent, Metsera or any of their affiliates.

No interest will accrue or be payable in respect of any of the amounts that may become payable in respect of the CVRs.

The Rights Agent will create and maintain a register (the “CVR Register”) for the registration of the CVRs and permitted transfers of the CVRs.

The CVRs will not be transferable except (a) on death of the holder of the CVR by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries of the holder of the CVR upon the death of the settlor; (c) pursuant to a court order (including in connection with bankruptcy or liquidation); (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner; (f) with the written consent of Parent; (g) if the holder of the CVR is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (provided that such distribution or transfer does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act); or (h) to Parent or any of its successors or assigns if abandoned pursuant to Section 2.6 of the CVR Agreement.

Holders of CVRs are intended third-party beneficiaries of the CVR Agreement. Furthermore, the CVR Agreement provides that, other than the rights of the Rights Agent as set forth in the CVR Agreement, holders of at least 40% of outstanding CVRs set forth in the CVR Register (the “Acting Holders”) have the sole right, on behalf of all holders of CVRs, by virtue of or under any provision of the CVR Agreement, to institute any action or proceeding with respect to the CVR Agreement, and, other than the Acting Holders, no individual holder or other group of holders of CVRs will be entitled to exercise such rights. However, the foregoing does not limit the ability of an individual holder of CVRs to seek payment due from the applicable party solely to the extent such payment amount has been finally determined and has not been paid within the period contemplated by the CVR Agreement.

Additionally, the CVR Agreement provides Parent and the Rights Agent the right to amend the CVR Agreement in certain instances, without the consent of holders of CVRs, including (i) providing for a successor to Rights Agent, (ii) adding to the covenants of Parent as Parent and the Rights Agent will consider to be for the protection of holders of CVRs (if such provisions do not adversely affect the interests of holders of CVRs), (iii) curing any ambiguities, correcting or supplementing any provisions of the CVR Agreement that may be defective or inconsistent therein or making any provisions with respect to matters or questions arising under the CVR Agreement (if such provisions do not adversely affect the interests of holders of CVRs), (iv) amendments as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act, or any similar registration or prospectus requirement under applicable securities laws outside the United States (if such provisions do not adversely affect the interests of holders of CVRs), (v) evidencing a permitted assignment of the CVR Agreement by Parent, (vi) adding, eliminating or changing any provisions of the CVR Agreement, unless such addition, elimination or change is adverse to the interests of holders of CVRs, and (vii) to add, eliminate or change any provisions of the CVR Agreement, unless such addition, elimination or change is adverse to the interests of the holders of CVRs. Parent may also amend the CVR Agreement in other circumstances, including in a manner that is materially adverse to the interests of the holders of CVRs if Parent obtains the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of such holders.

VOTING AND SUPPORT AGREEMENT

Concurrently with the execution of the Merger Agreement, on September 21, 2025, Parent, the Company and Supporting Metsera Stockholders entered into the Voting and Support Agreements with respect to all of the shares of Metsera capital stock beneficially owned by the Supporting Metsera Stockholders. This section describes certain material terms of the Voting and Support Agreements. The descriptions of the Voting and Support Agreements in this section and elsewhere in this proxy statement are qualified in their entirety by reference to the complete text of the Voting and Support Agreements, copies of which are attached as Annex D and Annex E and are incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Voting and Support Agreements that are important to you. You are encouraged to carefully read the entire Voting and Support Agreements.

Voting and Support

The Supporting Metsera Stockholders have agreed, until the earlier to occur of (i) the effective time of the Merger and (ii) the date and time the Merger Agreement is validly terminated pursuant to its terms, which we refer to as the “Voting and Support Agreements Expiration Time,” to vote all of the shares of Metsera common stock beneficially owned by it (or cause the holder of record on any applicable record date to vote such shares):

•	in favor of the Merger Agreement Proposal and the approval of the Transactions, including the Merger;

•

against any action or agreement that would reasonably be expected to result in a breach of the Merger Agreement or in certain conditions set forth in the Merger Agreement not being satisfied on a timely basis;

•	against any Company Takeover Proposal or any other proposal made in opposition to, in competition with, or inconsistent with the Merger Agreement, the Merger or the other Transactions; and

•	against any other action, agreement or proposal which could reasonably be expected to delay, postpone or adversely affect consummation of the Merger and the other Transactions.

Until the expiration time, at every meeting of Metsera’s stockholders (and at every adjournment or postponement thereof), including the Metsera special meeting, the Supporting Metsera Stockholders have agreed that the Supporting Metsera Stockholders will be represented in person or by proxy at such meeting (or cause the holders on any applicable record date to be represented in person or by proxy at such meeting) for the shares to be counted as present for purposes of establishing a quorum.

Restrictions on Transfer

Pursuant to the Voting and Support Agreements, the Supporting Metsera Stockholders have agreed that, until the expiration time, it will not:

•

offer, sell, assign, encumber, hypothecate, tender in any tender or exchange offer, dispose of, loan or otherwise transfer, or enter into any option or other contract, commitment, obligation, arrangement or understanding providing for any of the foregoing with respect to any of its shares of Metsera common stock subject to the voting agreement;

•

deposit any of its shares of Metsera common stock subject to the voting agreement into a voting trust or enter into a voting agreement or grant any proxy or power of attorney with respect thereto that is inconsistent with the voting agreement;

•

enter into any hedge, swap or other transaction, contract, commitment, obligation, arrangement or other understanding designed to, or reasonably expected to lead to or result in, a transfer of the economic consequences of such shares; or

•

contract, commit, obligate, arrange or reach an understanding to take any of the actions prohibited by the foregoing clauses, or cause or permit such transfer, in each case, other than any transfer with Parent’s prior written consent.

Notwithstanding the foregoing, each Supporting Metsera Stockholder may transfer any shares of Metsera common stock to (i) any of its affiliates, (ii) any family member (including a trust for such family member’s benefit) of such stockholder, (iii) any charitable foundation or organization or (iv) if such stockholder is a partnership or limited liability company, any partner or member of such stockholder, in the case of each preceding clause, only if the transferee of such shares of Metsera common stock agrees (or has agreed) to be bound by the terms of the applicable Voting and Support Agreement and executes and delivers a written consent and joinder (if such transferee is not already a party to such agreement) memorializing such agreement prior to such transfer. In addition, Population Health Partners GP, LLC and Validae Health, L.P. may transfer to any third party in one or more transactions shares of Metsera common stock with an aggregate fair value not to exceed $45,000,000.

Non-Solicitation

The Supporting Metsera Stockholders have agreed not to, and agreed to cause its affiliates and its and their representatives not to, take any action which, were it taken by the Company or its representatives, would violate Section 5.02 of the Merger Agreement. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals; The Board’s Recommendation; Change of Recommendation”.

Termination

The Voting and Support Agreements automatically terminate upon the earlier of: (i) the Voting and Support Agreements Expiration Time and (ii) the entry, without the prior written consent of the Supporting Metsera Stockholders, into any amendment, waiver or modification to the Merger Agreement without the prior written consent of the Supporting Metsera Stockholders that results in a decrease in the consideration that would be payable in respect of such equity interests in Metsera.

PROPOSAL 2: THE ADJOURNMENT PROPOSAL

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the Adjournment Proposal). If Metsera stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from Metsera stockholders that have previously returned properly executed proxies voting against the Merger Agreement Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Agreement Proposal such that the Merger Agreement Proposal would be defeated, we could adjourn the Special Meeting without a vote on the Merger Agreement Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Merger Agreement Proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

Approval of the Adjournment Proposal (a) when a quorum is present, requires the affirmative vote of a majority of the shares of Metsera common stock properly cast for and against the Adjournment Proposal, and (b) when a quorum is not present, requires the affirmative vote of the holders of shares of Metsera common stock representing a majority of the voting power present at the Special Meeting.

Assuming a quorum is present, (a) a failure to vote in person or by proxy at the Special Meeting will have no effect on the outcome of the Adjournment Proposal, (b) abstentions will have no effect on the outcome of the Adjournment Proposal and (c) broker “non-votes” (if any) will have no effect on the outcome of the Adjournment Proposal. If a quorum is not present, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. Shares of Metsera common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Metsera stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Metsera common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board.

The Board unanimously recommends that you vote “FOR” the Adjournment Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to holdings of our common stock by (i) stockholders who beneficially owned more than 5% of the outstanding shares of our common stock, and (ii) each of our directors (which includes all nominees), each of our named executive officers and all directors and executive officers as a group as of September 29, 2025, unless otherwise indicated. The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Applicable percentage ownership is based on 105,292,746 shares of common stock outstanding as of September 29, 2025. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of September 29, 2025 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed below is 3 World Trade Center, 175 Greenwich Street, New York, NY 10007. We believe, based on information provided to us that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Beneficial Owner	Number	Percentage
5% or Greater Stockholders:
Entities affiliated with ARCH Venture Partners (1)	26,816,808	25.5%
Validae Health, L.P. (2)	12,767,462	12.1%
Entities affiliated with FMR LLC (3)	14,926,250	14.2%
Named Executive Officers and Directors:
Christopher Whitten Bernard (2)(4)	13,307,567	12.6%
Clive A. Meanwell (2)(5)	12,870,476	12.2%
Christopher Visioli (6)	185,435	*
Brian Hubbard (7)	201,191	*
Paul L. Berns (1)(8)	9,357,809	8.9%
Kristina M. Burow (1)(9)	26,874,522	25.5%
Joshua Pinto (10)	65,989	*
Jon P. Stonehouse (11)	9,280	*
All current executive officers and directors as a group (9 persons) (12)	42,449,820	40.3%

*	Represents beneficial ownership of less than 1%.
(1)

Based on a Form 10-K filed with the SEC on March 26, 2025, ARCH Venture Fund XII, L.P. (“AVF XII”) is the record owner of 18,503,128 shares of common stock (the “AVF XII Record Shares”). ARCH Venture Partners XII, L.P. (“AVP XII LP”), as the sole general partner of AVF XII, may be deemed to beneficially own the AVF XII Record Shares. ARCH Venture Partners XII, LLC (“AVP XII LLC”), as the sole general partner of AVP XII LP, may be deemed to beneficially own the AVF XII Record Shares. ARCH Venture Fund XIII, L.P. (“AVF XIII”) is the record holder of 8,313,680 shares of common stock (the “AVF XIII Record Shares”). ARCH Venture Partners XIII, L.P. (“AVP XIII LP”), as the sole general partner of AVF XIII, may be deemed to beneficially own the AVF XIII Record Shares. ARCH Venture Partners XIII, LLC (“AVP XIII LLC”), as the sole general partner of AVP XIII LP, may be deemed to beneficially own the AVF XIII Record Shares. Steven Gillis, Robert Nelson, Keith Crandell and Kristina M. Burow are the investment committee members for AVP XII LLC and Paul L. Berns, Steven Gillis, Robert Nelson, Keith Crandell and Kristina M. Burow are the investment committee members for AVP XIII LLC. All of the foregoing reporting persons reported shared voting and dispositive power with respect to 26,816,808 shares of common stock. See footnotes (8) and (9) below for additional information regarding Paul L. Berns beneficial ownership and Kristina M. Burow’s beneficial ownership, respectively. The address for Arch Venture Partners and its affiliates is 8755 West Higgins Road, Suite 1025, Chicago, IL 60631.
(2)

Based on a Schedule 13G filed with the SEC on June 3, 2025, Population Health Partners GP, LLC (“PHP GP LLC”), as the sole general partner of Validae Health, L.P., may be deemed to beneficially own the shares of common stock held by Validae Health, L.P. (the “Validae Shares”). As the members of PHP GP LLC, each of Christopher Whitten Bernard, Christopher T. Cox and Clive A. Meanwell may also be deemed to share the power to direct the disposition and vote of the Validae Shares. See footnotes (4) and (5) below for additional information regarding Christopher Whitten Bernard’s beneficial ownership and Clive A. Meanwell’s beneficial ownership, respectively. The address of Validae Health, L.P. is 1200 Morris Turnpike, Suite 3005, Short Hills, NJ 07078.

(3)

Based on a Schedule 13G/A filed with the SEC on May 12, 2025, a Form 4 filed with the SEC on September 4, 2025 and a Form 4 filed with the SEC on September 12, 2025, FMR LLC has sole voting and dispositive power over 14,926,250 shares of common stock and Abigail P. Johnson (together with FMR LLC, “FMR”) has sole dispositive power over 14,926,250 shares of common stock. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.

(4)

In addition to the beneficial ownership reported in footnote (2), reflects options to purchase 540,105 shares of common stock that are exercisable as of September 29, 2025 or will become exercisable within 60 days of September 29, 2025.

(5)

In addition to the beneficial ownership reported in footnote (2), reflects options to purchase 103,014 shares of common stock that are exercisable as of September 29, 2025 or will become exercisable within 60 days of September 29, 2025.

(6)	Reflects options to purchase 185,435 shares of common stock that are exercisable as of September 29, 2025 or will become exercisable within 60 days of September 29, 2025.
(7)	Reflects options to purchase 201,191 shares of common stock that are exercisable as of September 29, 2025 or will become exercisable within 60 days of September 29, 2025.
(8)

Paul L. Berns reports beneficial ownership of 8,313,680 shares of common stock held of record by AVF XIII as reported in footnote (1). In addition, reflects 957,559 shares of common stock held directly by Paul L. Berns and options to purchase 86,570 shares of common stock that are exercisable as of September 29, 2025 or will become exercisable within 60 days of September 29, 2025.

(9)

In addition to the beneficial ownership reported in footnote (1), reflects options to purchase 57,714 shares of common stock that are exercisable as of September 29, 2025 or will become exercisable within 60 days of September 29, 2025.

(10)

Reflects options to purchase 57,926 shares of common stock held by Maple DE Holdings LLC (the “Maple Options”) and options to purchase 8,063 shares of common stock held by Joshua Pinto that are exercisable as of September 29, 2025 or will become exercisable within 60 days of September 29, 2025. The Maple Options are held by a trust for which Joshua Pinto exercises investment control and is a beneficiary.

(11)	Reflects options to purchase 9,280 shares of common stock that are exercisable as of September 29, 2025 or will become exercisable within 60 days of September 29, 2025.
(12)

In addition to the ownership reported in footnotes (4)-(11), includes options to purchase 658,693 shares of common stock that are exercisable as of September 29, 2025 or will become exercisable within 60 days of September 29, 2025.

OTHER MATTERS

Other Matters

Pursuant to the DGCL and Metsera’s bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the Special Meeting.

Important Notice Regarding Internet Availability of Materials

Pursuant to the SEC “notice and access” rules, we may furnish proxy materials, including this proxy statement on Schedule 14A, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them prior to distribution of the proxy statement on Schedule 14A. Instead, a Notice of Internet Availability of Proxy Materials (which we refer to as the “Notice”) was mailed, which explains how you may access and review the proxy materials and how you may submit your proxy on the Internet. We believe that this makes the proxy distribution process more efficient, less costly, and helps to conserve natural resources. If you would like to receive a paper or electronic copy of our proxy materials, please follow the instructions included in the Notice. Stockholders who requested paper copies of the proxy materials or previously elected to receive proxy materials electronically did not receive the Notice and are receiving the proxy materials in the format requested. Proxy materials will also be provided for distribution through brokers, custodians and other nominees and fiduciaries. We will reimburse these parties for their reasonable out-of-pocket expenses for forwarding the proxy materials.

Householding of Proxy Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more Metsera stockholders reside if we believe the stockholders are members of the same family. Each Metsera stockholder in the household will continue to receive a separate proxy card. This process, known as “householding”, reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents, please contact us using the instructions set forth below. Similarly, if you share an address with another Metsera stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact us using the instructions set forth below.

If you are a Metsera stockholder of record, you may contact us by writing to our Secretary at 3 World Trade Center, 175 Greenwich Street, New York, NY 10007 or by calling (212)-784-6595. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Submission of Stockholder Proposals

If the Merger is consummated, the Surviving Corporation will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not consummated, we expect to hold an annual meeting of stockholders in 2026 (which we refer to as our “2026 Annual Meeting”).

In accordance with the SEC’s Rule 14a-8, to be considered for inclusion in the proxy statement for the 2026 Annual Meeting, your proposal must be submitted in writing to our Secretary at Metsera, Inc., 3 World Trade Center, 175 Greenwich Street, New York, NY 10007 a reasonable time before the company begins to print and send its proxy materials for the 2026 Annual Meeting. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before the 2026 Annual Meeting, you must have delivered your notice to our Secretary at the address above between January 30, 2026 and March 1, 2026, which is between 120 and 90 days prior to the first anniversary of May 30, 2025, the date deemed to be the date of the preceding year’s annual meeting in accordance with Metsera’s bylaws. Your notice to the Secretary must set forth information specified in Metsera’s bylaws, including your name and address and the class or series and number of our shares that you beneficially own. In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than the later of (x) 60 calendar days prior to the date of such annual meeting and (y) the 10th calendar day following the day on which public announcement of the date of such annual meeting is first made by Metsera.

If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each stockholder providing the notice of business proposed to be brought before an annual meeting (each a “Proposing Person”), (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend Metsera’s bylaws, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder, and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by Metsera’s bylaws on behalf of a beneficial owner.

If you propose to nominate an individual for election as a director, your notice must include, as to each person you propose to nominate for election as a director, the information required by Metsera’s bylaws and any other information concerning the proposed nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.

For more information, and for more detailed requirements, please refer to our bylaws, which were filed as Exhibit 3.2 to our Quarterly Report on Form 10-Q filed with the SEC on February 3, 2025.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the investor relations page of our website at https://investors.metsera.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference. For the reference of Metsera stockholders, Metsera is including in this proxy statement and as part of the initial mailing of this proxy statement (i) Metsera’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 26, 2025 as Annex F, which contains the audited consolidated financial statements for the two-year period ended December 31, 2024, and (ii) Metsera’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed on July 28, 2025 as Annex G, which contains the unaudited consolidated financial statements for the quarterly period ended June 30, 2025.

Any person, including any beneficial owner of shares of Metsera common stock, to whom this proxy statement is delivered may request copies of proxy statements or other information concerning us by written or telephonic request directed to Metsera’s address below. If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one (1) business day after we receive your request.

Metsera, Inc.

Attention: Investor Relations Department

3 World Trade Center

175 Greenwich St

New York, NY 10007

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Metsera common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: 1 (877) 825-8793

Banks and Brokers may call collect: 1 (212) 750-5833

MISCELLANEOUS

Metsera has supplied all information relating to Metsera, and Parent has supplied, and Metsera has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement and the annexes to this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [    ], 2025. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to Metsera stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of September 21, 2025

among

PFIZER INC.,

MAYFAIR MERGER SUB, INC.

and

METSERA, INC.

A-i

A-ii

Exhibits:

Exhibit A	Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of CVR Agreement

A-iii

INDEX OF DEFINED TERMS

Defined Term	Location of Definition

Acceptable Confidentiality Agreement	5.02(h)
Adverse Recommendation Change	5.02(e)
affiliate	9.03
Agreement	Preamble
Anti-Corruption Laws	3.25
Appraisal Shares	2.01(d)
Authorizations	3.16
Book-Entry Shares	9.03
business day	9.03
Certificate of Merger	1.03
Certificates	2.02(b)
Closing	1.02
Closing Amount	2.01(c)
Closing Date	1.02
Code	2.03(f)
Company	Preamble
Company Authorizations	3.16
Company Balance Sheet	3.06(e)
Company Benefit Plan	3.11(i)(i)
Company Board	3.04(b)
Company Board Recommendation	3.04(b)
Company By-laws	3.01
Company Charter	3.01
Company Common Stock	2.01
Company Controlled Intellectual Property	3.19(b)
Company Disclosure Letter	Article III
Company Equity Awards	9.03
Company ESPP	9.03
Company Intellectual Property	3.19(a)
Company Material Adverse Effect	9.03
Company Preferred Stock	3.02(a)
Company Product	9.03
Company Registered Intellectual Property	3.19(b)
Company Restricted Stock Award	2.03(d)(i)
Company SEC Documents	3.06(a)
Company Securities	3.02(a)
Company Stock Option	2.03(d)(ii)
Company Stock Option Grant Date	3.02(b)
Company Stock Plans	2.03(d)(iii)
Company Stockholder Approval	3.04(a)
Company Stockholders Meeting	6.11
Company Subsidiaries	3.01
Company Subsidiary Securities	3.03(a)
Company Systems	3.19(l)
Company Takeover Proposal	5.02(h)
Company Termination Fee	8.02(b)
Confidentiality Agreement	6.02

A-iv

Defined Term	Location of Definition
Consent	3.05(b)
Continuing Company Employee	6.04(a)
Contract	9.03
control	9.03
COVID-19	9.03
COVID-19 Measures	9.03
CVR	2.01(c)
CVR Agreement	9.03
Delisting Period	6.12
Development Contract	3.13(a)(iv)
DGCL	Recitals
Direct Registration System	9.03
Disclosing Party	6.03(c)
DOJ	6.03(b)
Drug Laws	9.03
Effective Time	1.03
Environmental Law	3.18(a)
ERISA	3.11(b)
ERISA Affiliate	3.11(i)(ii)
ESPP Purchase Right	9.03
Exchange Act	3.05(b)
Exchange Fund	2.02(a)
Existing D&O Policies	6.05(c)
FDA	9.03
Filed Company SEC Documents	Article III
Final Investment Date	2.03(e)
Foreign Merger Control Laws	3.05(b)
FTC	6.03(b)
GAAP	3.06(c)
Global Trade Control Laws	9.03
Good Clinical Practice Requirements	9.03
Good Laboratory Practice Requirements	9.03
Good Manufacturing Practice Requirements	9.03
Governmental Entity	9.03
Hazardous Materials	3.18(a)
Health Care Submissions	3.17(a)
HSR Act	3.05(b)
IND	3.17(a)
Indemnified Party	6.05(a)
Initial Outside Date	8.01(b)(i)
Intellectual Property	3.19(m)
Intervening Event	5.02(h)
IT Systems	3.19(m)
Judgment	9.03
knowledge	9.03
Law	9.03
Legal Restraints	7.01(b)
Liens	3.03(a)
Measurement Date	3.02(a)
Merger	Recitals

A-v

Defined Term	Location of Definition
Merger Consideration	2.01(c)
Merger Sub	Preamble
Milestone Payment Date	9.03
Milestone Payments	9.03
Non-U.S. Benefit Plan	3.11(g)
Notice Period	5.02(e)
OFAC	9.03
Outside Date	8.01(b)(i)
Owned Company Intellectual Property	3.19(a)
Parent	Preamble
Parent Material Adverse Effect	9.03
Patents	3.19(m)
Paying Agent	2.02(a)
Permitted Liens	3.10
Person	9.03
Personal Information	9.03
Post-Closing SEC Reports	6.12
Privacy Obligations	3.20(a)
Proceeding	3.14
Process	9.03
Processing	9.03
Proxy Statement	3.07
Qualifying Company Takeover Proposal	5.02(c)
Receiving Party	6.03(c)
Representatives	3.08
Restricted Markets	9.03
Restricted Parties	9.03
Rights Agent	9.03
Sarbanes-Oxley Act	3.06(b)
SEC	Article III
Section 262	2.01(d)
Securities Act	3.06(a)
Security Breach	8.03
Specified Contract	3.13(a)
Standard Contracts	9.03
subsidiary	9.03
Superior Company Proposal	5.02(h)
Surviving Corporation	1.01
tail	6.05(c)
Tax	3.09(l)(i)
Tax Return	3.09(l)(ii)
Taxes	3.09(l)(i)
Trade Secrets	3.19(m)
Transactions	Recitals
Union	3.10(a)
Voting and Support Agreements	Recitals
Voting Company Debt	3.02(d)
WARN Act	3.10(c)

A-vi

This AGREEMENT AND PLAN OF MERGER, dated as of September 21, 2025 (this “Agreement”), among Pfizer Inc., a Delaware corporation (“Parent”), Mayfair Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Metsera, Inc., a Delaware corporation (the “Company”).

WHEREAS the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger (the “Merger”), in accordance with the Delaware General Corporation Law (the “DGCL”) of Merger Sub into the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated this Agreement and the CVR Agreement, including the Merger (collectively, the “Transactions”), are fair to, and in the best interests of, the stockholders of the Company, (ii) approved, adopted and declared advisable this Agreement and the Transactions, (iii) approved and declared it advisable to enter into the Voting and Support Agreements (as defined below), (iv) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at the Company Stockholders Meeting (as defined below) and (v) resolved to recommend adoption of this Agreement and approval of the Merger by the stockholders of the Company;

WHEREAS, concurrently with the execution of this Agreement, and as a condition of the willingness of Parent to enter into this Agreement, certain stockholders of the Company are entering into voting and support agreements (the “Voting and Support Agreements”), pursuant to which, among other things, such stockholders are agreeing, subject to the terms of the Voting and Support Agreements, to vote all Company Common Stock that they own in favor of the approval and adoption of this Agreement;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, at or prior to the Effective Time, Parent and the Rights Agent will enter into the CVR Agreement; and

WHEREAS Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other Transactions and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). The Merger shall be effected under the applicable provisions of the DGCL.

SECTION 1.02. Closing. Subject to the provisions of Article VII, the closing (the “Closing”) of the Merger shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, or remotely by exchange of documents and signatures (or their electronic counterparts), at 8:00 a.m., New York City time, on the third (3rd) business day after the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of those conditions), or at such other place, time and date as shall be agreed in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.03. Effective Time. Prior to the Closing, the Company shall prepare, and on the Closing Date, the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”), which must be reasonably acceptable to Parent and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

SECTION 1.04. Effects of Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.05. Certificate of Incorporation and By-laws. (a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit A and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or permitted by applicable Law.

(b) The by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or permitted by applicable Law, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation.

SECTION 1.06. Directors and Officers. (a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Treatment of Securities

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.00001 per share, of the Company (the “Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Treasury Stock and Parent-Owned Stock; Company Common Stock Held by Subsidiaries. Each share of Company Common Stock that is owned, immediately prior to the Effective Time, directly by the Company, Parent, or Merger Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor. Each share of Company Common Stock directly held by any wholly owned Company Subsidiary or by any wholly owned subsidiary of Parent (other than Merger Sub) immediately prior to the Effective Time, if any, shall be converted into such number of shares of common stock of the Surviving Corporation such that each such entity owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such entity owned in the Company immediately prior to the Effective Time.

(c) Conversion of Other Company Common Stock. Subject to Sections 2.01(b) and 2.01(d), each issued and outstanding share of Company Common Stock shall be converted into the right to receive (i) $47.50 in cash, without interest (the “Closing Amount”), plus (ii) one (1) contractual contingent value right per share of Company Common Stock representing the right to receive the Milestone Payments as set forth in the CVR Agreement (a “CVR”) in cash, without interest (clauses (i) and (ii), collectively, the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02, without interest.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) (such shares, “Appraisal Shares”) shall not be converted into the Merger Consideration as provided in Section 2.01(c), but instead shall be canceled and each holder of Appraisal Shares shall be entitled only to receive such consideration as is determined to be due with respect to such Appraisal Shares pursuant to Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock and any withdrawals of such demands, and Parent shall have the right to participate in and direct all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle or otherwise negotiate, any such demands, or agree to do any of the foregoing.

SECTION 2.02. Payment of Merger Consideration. (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration to former holders of Company Common Stock and, in connection therewith, prior to the Effective Time, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. Parent shall deposit or cause to be deposited with the Paying Agent, promptly after the Effective Time (and no later than the same day on which the Effective Time occurs to the extent that the Effective Time is before 1:00 p.m. New York City time, or else, the next business day), cash necessary to pay the aggregate Closing Amount in respect of the shares of Company Common Stock converted into the right to receive such cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”). For the avoidance of doubt, Parent shall not be required to cause to be deposited any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the CVR Agreement.

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time (but in no event later than five (5) business days after the Effective Time), the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) which were converted into the right to receive the Merger Consideration pursuant to Section 2.01(c) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as are customary and reasonably acceptable to the Company and Parent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon (A) surrender of a Certificate to the Paying Agent for cancelation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, in the case of shares of Company Common Stock that are certificated, or (B) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Book-Entry Shares, the holder of such Certificate or Book-Entry Shares (as applicable) shall be entitled to receive in exchange therefor (x) an amount of cash equal to the product of (1) the number of shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Shares and (2) the Closing Amount and (y) a number of CVRs equal to the number of shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Shares, and any Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of Merger Consideration (including payment in the form of or with respect to any CVR) may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall have paid any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or shall have established to the satisfaction of Parent and the Paying Agent that such Tax has been paid or is not applicable. None of Parent, Merger Sub, the Company or the Surviving Corporation shall have any liability for any such transfer or other Taxes. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01(c). No interest shall be paid or accrue on the Merger Consideration payable upon surrender of any Certificate.

(c) Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock (or securities convertible into or exchangeable or exercisable for Company Common Stock) shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Common Stock or other similar transaction, or stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable by Parent or the Surviving Corporation pursuant to this Agreement shall be appropriately adjusted. Nothing in this Section 2.02(c) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(d) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II as a result of the conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains undistributed as of the twelve (12)-month anniversary of the Closing Date shall be delivered to Parent, upon demand, and any former holder of Company Common Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article I shall thereafter look only to Parent for payment of its claim for such Merger Consideration, without interest.

(f) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, immediately prior to such date become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. In no event, however, shall such investment or any such payment of interest or income delay the receipt by former holders of Company Common Stock of the Merger Consideration or otherwise impair such holders’ rights hereunder. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the Merger Consideration to all holders of Certificates or Book-Entry Shares, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable and customary amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, without interest.

SECTION 2.03. Treatment of Company Equity Awards. (a) Effective as of the Effective Time, by virtue of the Merger and without any action on the part of any holder of a Company Stock Option or Company Restricted Stock Award, as applicable:

(i) each Company Stock Option, whether vested or unvested, outstanding and unexercised immediately prior to the Effective Time shall be canceled at the Effective Time and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, (A) a cash payment equal to (x) the excess, if any, of (1) the Closing Amount minus (2) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (y) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, and (B) one (1) CVR for each share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time; provided that, in the case of a Company Stock Option that is unvested as of immediately prior to the Effective Time and that does not vest by its terms as a result of the occurrence of the Effective Time, the cash payment contemplated by clause (A) and all payments in respect of the CVRs contemplated by clause (B) shall be subject to the same vesting schedule and terms (including double-trigger vesting protection) as were applicable to the corresponding Company Stock Option (except that, subject to the holder’s continued service with Parent or its subsidiaries through the first anniversary of the Closing, all such payments shall become vested upon the first anniversary of the Closing to the extent unvested and not previously forfeited); and provided, further, that any Company Stock Option that has an exercise price per share that is greater than or equal to the Closing Amount shall be canceled at the Effective Time for no consideration or payment; and

(ii) each Company Restricted Stock Award outstanding immediately prior to the Effective Time shall be fully vested and the holder thereof shall be entitled to receive the Merger Consideration pursuant to Section 2.01(c) in respect of each share of Company Common Stock underlying such Company Restricted Stock Award.

(b) Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions and take such other actions as may be required to effectuate the actions required by this Section 2.03. All amounts payable pursuant to this Section 2.03 shall be subject to any required withholding of Taxes and shall be paid without interest.

(c) As soon as practicable following the Effective Time (but in no event later than the second payroll date following the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay all cash amounts payable pursuant to Section 2.03 that correspond to the Closing Amount to the former holders of Company Stock Options and Company Restricted Stock Awards, as applicable, that were vested as of immediately prior to the Effective Time (or that vested by their terms as a result of the occurrence of the Effective Time). All cash amounts payable pursuant to Section 2.03 that correspond to the Closing Amount in respect of Company Equity Awards that are unvested as of immediately prior to the Effective Time (and that do not vest by their terms as a result of the occurrence of the Effective Time) shall be paid by Parent or its applicable affiliate on or as soon as reasonably practicable following the applicable vesting date. All payments in respect of the CVRs payable in respect of Company Equity Awards pursuant to Section 2.03 shall be made by Parent or its applicable affiliate as soon as reasonably practicable following the applicable Milestone Payment Date or, in the case of Company Equity Awards that are unvested as of immediately prior to the Effective Time (and that do not vest by their terms as a result of the occurrence of the Effective Time), the applicable vesting date if later (for clarity, no payment shall be made unless and until the Company Equity Award has vested). Notwithstanding anything to the contrary in this Agreement or the CVR Agreement, all payments in respect of Company Equity Awards pursuant to Section 2.03 shall be made through the payroll system of Parent or the Surviving Corporation in the case of employees unless Parent determines that it is not reasonably practicable.

(d) For purposes of this Agreement:

(i) “Company Restricted Stock Award” means any award in respect of restricted shares of Company Common Stock, whether granted under a Company Stock Plan or otherwise.

(ii) “Company Stock Option” means any option to purchase Company Common Stock granted under a Company Stock Plan or otherwise (other than an ESPP Purchase Right).

(iii) “Company Stock Plans” means the Company’s 2025 Incentive Award Plan, the Company’s 2023 Stock Incentive Plan, as amended, and the Company ESPP.

(e) Company ESPP. Prior to the Effective Time, the Company shall take such actions as are necessary (including obtaining any resolutions of the Company Board or, if appropriate, any committee designated thereby) to provide that: (i) no new offering or new purchase period will commence following the date hereof unless and until this Agreement is terminated; (ii) from and after the date hereof, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on the date of this Agreement; and (iii) the Company ESPP shall terminate effective no later than ten (10) business days prior to the Effective Time. The Company shall determine the rights of participants in the Company ESPP with respect to the offering period underway under the Company ESPP as of the date hereof by treating a business day to be determined by the Company as the last day of such offering period (the “Final Investment Date”), which business day shall be no later than either (i) the date on which such offering period would expire by its terms or (ii) the date on which the Company ESPP is terminated, and by treating such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP. The Company shall treat any shares of Company Common Stock acquired prior to or on the Final Investment Date as outstanding shares of Company Common Stock for purposes of Section 2.01(c).

(f) Withholding Rights. Notwithstanding anything herein to the contrary, each of the Company, the Surviving Corporation, Parent, Merger Sub, the Rights Agent, the Paying Agent and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement or the CVR Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any other federal, state, local or foreign Tax Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement or the CVR Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III

Representations and Warranties of the Company

Except as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the Securities and Exchange Commission (the “SEC”) and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System at least one (1) business day prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any exhibits to any Filed Company SEC Documents or disclosures contained in any part of any Filed Company SEC Document entitled “Risk Factors,” “Quantitative and Qualitative Disclosures about Market Risk,” disclosures of risks set forth in any “Forward-Looking Statements” disclaimer, or any other precautionary or other forward-looking statements; it being understood that specific historical factual information contained within such headings, disclosures or statements shall not be excluded) or as set forth in the letter, dated as of the date of this Agreement (the “Company Disclosure Letter”), from the Company to Parent and Merger Sub (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify or apply to other sections and subsections in this Article III to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other sections and subsections), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01. Organization, Standing and Power. The Company is a legal entity duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, and is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, in each case, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company’s subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction), except in the case of Company Subsidiaries where any such failure would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company Subsidiaries (a) has full power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the by-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), have been made available to Parent, and the Company is not in violation of any of the provisions thereof.

SECTION 3.02. Capital Structure. (a) The authorized capital stock of the Company consists of 800,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.00001 per share (the “Company Preferred Stock”). At the close of business on September 18, 2025 (the “Measurement Date”), (i) 105,278,627 shares of Company Common Stock were issued and outstanding (including 147,624 shares of Company Common Stock that were subject to outstanding Company Restricted Stock Awards), (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 12,262,280 shares of Company Common Stock were subject to outstanding Company Stock Options, 8,119 shares of Company Common Stock were subject to exercised but not settled Company Stock Options and 6,331,920 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans (other than the Company ESPP), (iv) 1,263,830 shares of Company Common Stock were reserved and available for purchase under the Company ESPP but no offerings have commenced thereunder and (v) no shares of Company Preferred Stock were issued or outstanding. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. Since the Measurement Date, there have been no issuances by the Company or any Company Subsidiary of (x) shares of capital stock or other voting securities or equity interests of the Company, (y) options, warrants, rights, convertible or exchangeable securities or other rights to acquire shares of capital stock or other voting securities or equity interests of the Company or (z) restricted shares, stock appreciation rights, contingent value rights, “phantom” stock, stock-based performance units or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of any capital stock or other voting securities or equity interests of the Company (the items in the foregoing clauses (x) through (z), collectively, “Company Securities”), other than de minimis issuances of Company Common Stock upon the exercise of Company Stock Options or ESPP Purchase Rights, in each case, that were outstanding on the Measurement Date in accordance with the terms thereof. No Company Subsidiary owns any Company Common Stock.

(b) Section 3.02(b) of the Company Disclosure Letter sets forth, as of the close of business on the Measurement Date, each outstanding Company Equity Award and, to the extent applicable, (i) the name (or employee identification number) and country of residence (if outside the United States) of the holder thereof, (ii) the number of shares of Company Common Stock issuable thereunder, (iii) the exercise price or strike price (if any) relating thereto, (iv) the grant date, (v) the amount vested (or exercisable) and outstanding and the amount unvested (or not exercisable) and outstanding and (vi) the Company Stock Plan in accordance with which the award was made. Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Company Stock Option Grant Date”) by all necessary corporate action. No Company Stock Option has been granted with a per share exercise price less than the fair market value of a share of Company Common Stock on the applicable Company Stock Option Grant Date, and the Company has not granted any Company Stock Options that are subject to Section 409A of the Code. Each grant of a Company Equity Award or right to purchase shares of Company Common Stock under the Company ESPP was made in accordance with, to the extent applicable, the applicable Company Stock Plan, all applicable Laws and all applicable listing and governance rules and regulations of Nasdaq. The Company has the requisite power and authority, in accordance with the applicable Company Stock Plan, the applicable award agreements and any other applicable Contracts, to take the actions contemplated by Section 2.03, and the treatment of Company Equity Awards and rights to purchase shares of Company Common Stock under the Company ESPP as described in Section 2.03 as of the Effective Time will be binding on the holders of Company Equity Awards and rights to purchase shares of Company Common Stock under the Company ESPP, as applicable.

(c) All of the outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(d) As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”).

(e) Except as set forth above, as of the date of this Agreement, there are no options, warrants, calls, preemptive rights, convertible or exchangeable securities, stock-based performance units or other rights or Contracts to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, grant, register, deliver or sell, or cause to be issued, granted, registered, delivered or sold, additional shares of capital stock of, or other voting securities or equity interests in, or any security convertible or exchangeable for any shares of capital stock of, or other voting securities or equity interests in, or the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, call, security, unit, right or Contract, (iii) that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of Company Common Stock, or (iv) that restrict the transfer of, contain any right of first refusal or right of first offer with respect to, of any shares of, capital stock of the Company or affecting the voting rights of securities of the Company or any Company Subsidiary (including stockholder agreements, voting trusts or similar agreements). There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities, except for (A) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options that are outstanding on the date hereof and in accordance with their terms, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to Company Stock Options or Company Restricted Stock Awards that are outstanding on the date hereof and in accordance with their terms and (C) the acquisition by the Company of Company Stock Options or Company Restricted Stock Awards in connection with the forfeiture of such awards that are outstanding on the date hereof and in accordance with their terms. The Company has no “rights plan,” “rights agreement” or “poison pill” in effect.

SECTION 3.03. Company Subsidiaries; Equity Interests. (a) Section 3.03(a) of the Company Disclosure Letter lists, as of the date of this Agreement, each Company Subsidiary and its jurisdiction of organization. All of the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another wholly owned Company Subsidiary or by the Company and another wholly owned Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”, it being understood that licenses and similar grants of rights to use Intellectual Property that are not granted as security interests or liens are not “Liens” as defined hereunder), other than Permitted Liens. There are no (i) options, warrants, rights, convertible or exchangeable securities or other rights to acquire shares of capital stock or other voting securities or equity interests of any Company Subsidiary, (ii) restricted shares, stock appreciation rights, contingent value rights, “phantom” stock, stock-based performance units or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of any capital stock or other voting securities or equity interests of any Company Subsidiary (the items in the foregoing clauses (i) and (ii), together with the shares of capital stock or other voting securities or equity interests of the Company Subsidiaries, collectively, “Company Subsidiary Securities”) or (iii) Contracts to which any Company Subsidiary is a party or by which any Company Subsidiary is bound obligating any Company Subsidiary to issue, grant, register, deliver or sell, or cause to be issued, granted, registered, delivered or sold, additional shares of capital stock of, or other voting securities or equity interests in, or any security convertible or exchangeable for any shares of capital stock of, or other voting securities or equity interests in, any Company Subsidiary.

(b) Except for its interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person or has any obligation or has made any commitment to acquire any securities of any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders Meeting (the “Company Stockholder Approval”). The execution and delivery by the Company of this Agreement, performance of its obligations hereunder and the consummation by the Company of the Transactions has been duly authorized by all necessary corporate action on the part of the Company and no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, subject, in the case of the Merger, to the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).

(b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other Transactions, (ii) approving and declaring advisable the execution and delivery of the Voting and Support Agreements, (iii) determining that the Merger and the other Transactions are fair to and in the best interests of the stockholders of the Company, (iv) directing that the adoption of this Agreement be submitted to a vote of the Company’s stockholders at the Company Stockholders Meeting, and (v) subject to the terms and conditions of this Agreement, recommending that the holders of Company Common Stock approve the adoption of this Agreement and approve the Merger on the terms and subject to the conditions set forth herein (the recommendation set forth in subclause (iv) of this Section 3.04(b), the “Company Board Recommendation”), which resolutions have not been rescinded, modified or withdrawn in any way, except as expressly permitted by Section 5.02(e) or Section 5.02(f). Assuming the representations and warranties set forth in Section 4.08 are true and correct, such resolutions are sufficient to render inapplicable to Parent and Merger Sub and this Agreement, the Merger or any other Transaction the provisions of Section 203 of the DGCL to the extent, if any, such section would otherwise be applicable to this Agreement, the Merger or any other Transaction and no other “fair price,” “moratorium,” “control share acquisition” or state takeover statute or similar statute or regulation applies to the Company with respect to this Agreement, the Voting and Support Agreements, the Merger or any other Transaction.

(c) Assuming the representations and warranties set forth in Section 4.08 are true and correct, other than the Company Stockholder Approval, no vote of the holders of any class or series of capital stock of the Company is necessary to adopt this Agreement or to approve and consummate the Transactions.

SECTION 3.05. No Conflicts; Consents. (a) The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) (x) the Company Charter and the Company By-laws or (y) the comparable organizational documents of any Company Subsidiary, (ii) any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any Judgment or Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of the foregoing clauses (ii) and (iii), any such items that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the competition, merger control, antitrust or similar Laws of the jurisdictions listed in Section 3.05(b) of the Company Disclosure Letter (such Laws, collectively, the “Foreign Merger Control Laws”), (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Securities Act or the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required under the rules and regulations of the Nasdaq Stock Market and (v) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.06. SEC Documents; Undisclosed Liabilities. (a) Since January 30, 2025, the Company has filed all reports, schedules, forms, statements, exhibits and other documents required to be filed pursuant to the

Exchange Act or the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) by the Company with the SEC (the “Company SEC Documents”).

(b) As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), each Company SEC Document complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and (except to the extent amended or superseded by a subsequent filing with the SEC prior to the date hereof, in which case the applicable date shall be the date of the last such amendment or supersedence) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The audited annual consolidated financial statements and the unaudited quarterly consolidated financial statements (including, in each case, the notes thereto) of the Company included in the Company SEC Documents (i) have been derived from the accounting books and records of the Company and the Company Subsidiaries, (ii) when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (iii) were prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied in all material respects on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iv) fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal year-end adjustments that are not, individually or in the aggregate, material).

(d) As of the date hereof, no comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents remain outstanding or unresolved, and, to the knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review or investigation.

(e) Except as reflected or reserved against in the consolidated balance sheet of the Company, as of June 30, 2025, or the notes thereto, included in the Company SEC Documents (such balance sheet and the notes thereto, the “Company Balance Sheet”), the Company and the Company Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, (ii) liabilities or obligations not required to be disclosed in a consolidated balance sheet of the Company or in the notes thereto prepared in accordance with GAAP and the rules and regulations of the SEC applicable thereto, (iii) liabilities or obligations incurred in connection with the Transactions and (iv) liabilities or obligations that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(f) The Company has established and, since January 30, 2025, maintained disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, including (x) disclosure controls and procedures designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits in accordance with the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions with respect to required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required in accordance with the Exchange Act with respect to such reports and (y) a system of internal control over financial reporting designed to provide reasonable assurance with respect to the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in conformity with GAAP, including policies that provide reasonable assurance that (1) transactions are executed in accordance with management’s general or specific authorizations, (2) access to assets is permitted only in accordance with management’s general or specific authorization and (3) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. From the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, to the date of this Agreement, the Company’s auditors and the Company Board or any committee thereof have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 30, 2025, the Company has not identified any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting.

(g) Neither the Company nor any Company Subsidiary is a party to or bound by, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

SECTION 3.07. Information Supplied. The proxy statement to be provided to the Company’s stockholders in connection with the Company Stockholders Meeting (such proxy statement and any amendment thereof or supplement thereto, the “Proxy Statement”) on the date filed, mailed, distributed or disseminated, as applicable, to the Company’s stockholders and at the time of the Company Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement, including any amendments thereof and supplements thereto, will comply in all material respects with the requirements of applicable Laws, except that the Company makes no representation or warranty with respect to statements made in the Proxy Statement, including any amendments thereof and supplements thereto, based on information furnished by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

SECTION 3.08. Absence of Certain Changes or Events. (a) Since January 1, 2025, there has not been any Company Material Adverse Effect.

(b) From January 1, 2025 to the date of this Agreement, the Company and each Company Subsidiary has conducted its business in the ordinary course in substantially the same manner as previously conducted, and during such period there has not been and neither the Company nor any Company Subsidiary has taken any action that, if taken without the consent of Parent after the date of this Agreement, would have constituted a breach of Section 5.01(a), (d), (f), (g), (k), (m), (q), and (r) (solely to the extent related to the foregoing clauses (a), (d), (f), (g), (k), (m) and (q) of Section 5.01).

SECTION 3.09. Taxes. (a) The Company and each Company Subsidiary have (i) duly and timely filed, or caused to be duly and timely filed, taking into account any valid extensions of time within which to file, all material Tax Returns required to have been filed by any of them, and all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects, and (ii) timely paid, or caused to be timely paid, all material Taxes required to have been paid by them (whether or not shown on such Tax Returns).

(b) No deficiency for any material amount of Taxes has been claimed, proposed, asserted or assessed, or threatened in writing, by any Governmental Entity against the Company or any Company Subsidiary which deficiency has not been fully paid, settled or withdrawn or is not being contested in good faith in appropriate Proceedings and for which an adequate reserve has been established in accordance with GAAP on the most recent financial statements contained in the Company SEC Documents. There are no material claims, audits, actions, suits, Proceedings, examinations, investigations, refund litigations, proposed adjustments or matters in controversy pending or ongoing, or threatened in writing by any Governmental Entity, with respect to Taxes of or with respect to the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to material Taxes or agreed to or is the beneficiary of any extension of time with respect to any material Tax assessment, deficiency or collection outside of the ordinary course of business, which waiver or extension currently remains in effect. Within the past three (3) years, neither the Company nor any Company Subsidiary has received a written claim from any Governmental Entity in a jurisdiction where the Company or such Company Subsidiary does not currently file a Tax Return of a particular type that it is or may be subject to material taxation by or required to file material Tax Returns of such type in that jurisdiction.

(c) All material Taxes that the Company or any Company Subsidiary is or was required by Law to withhold or collect have been duly and timely withheld or collected, and have been duly and timely paid to the proper Governmental Entity or other proper Person or properly set aside in accounts for this purpose. The Company and the Company Subsidiaries have complied in all material respects with the reporting and recordkeeping requirements associated with such withholding and collection.

(d) There are no Tax rulings, requests for rulings, applications for change in accounting methods or closing agreements (within the meaning of Section 7121 of the Code or any similar provision of state, local or foreign Law) with respect to material Taxes of the Company or of any Company Subsidiary, in each case, that will remain in effect or be binding on the Company or any Company Subsidiary for any period after the Effective Time.

(e) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing, (ii) any prepaid amount received prior to the Closing, (iii) Section 481(a) of the Code (or any analogous provision of state, local or foreign Law) by reason of a change in accounting method made prior to the Closing, or (iv) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed prior to the Closing.

(f) Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnification agreement or similar Contract or arrangement (other than such agreements or arrangements (A) exclusively between or among the Company and wholly owned Company Subsidiaries or (B) with third parties entered into in the ordinary course of business, the primary subject matter of which is not Tax).

(g) Neither the Company nor any Company Subsidiary (A) has ever been a member of an affiliated, consolidated, combined, unitary or similar Tax group other than such a group of which the Company is or was the common parent or (B) has any material liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise. Neither the Company nor any Company Subsidiary has made an election under Section 965(h) of the Code.

(h) There are no material Liens for Taxes on any of the assets of the Company or any Company Subsidiary, other than Permitted Liens.

(i) Within the past two years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355(a) of the Code.

(j) Neither the Company nor any Company Subsidiary has participated in or been a party to a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder or any similar transaction requiring disclosure in accordance with a corresponding provision of state, local or foreign Law.

(k) No representation or warranty is made in this Agreement with respect to the amount, sufficiency or availability of any Tax asset available in or to be carried forward to a taxable period (or portion thereof) beginning after the Closing Date.

(l) For purposes of this Agreement:

(i) “Tax” or “Taxes” means all U.S. federal, state, local or non-U.S. taxes, tariffs, imposts, levies, duties, governmental fees and other similar assessments or charges in each case, in the nature of a Tax, including any income, alternative or add-on minimum, gross income, estimated, gross receipts, net worth, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or similar), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), medical device excise, hospital, health, insurance, environmental or windfall profit tax, custom duty, or other tax of any kind imposed by a Governmental Entity, together with all interest, penalties, additions to tax and additional amounts imposed with respect thereto.

(ii) “Tax Return” means any return, declaration, statement, report, form, election, notice, designation, claim for refund, information statement or other document, including any schedule or attachment thereto and any amendment thereof, filed or required to be filed with respect to Taxes.

SECTION 3.10. Labor Relations. (a) Neither the Company nor any Company Subsidiary is a party to, bound by (or otherwise subject to) or in the process of negotiating any collective bargaining, works council, labor union or similar agreements. None of the employees of the Company or any Company Subsidiary is represented by any labor union, works council, employee representative group or similar organization (each, a “Union”) with respect to his or her employment with the Company or any Company Subsidiary. No demand has been made or petition filed or Proceedings instituted by an employee or group of employees of the Company or any Company Subsidiary with any labor relations board or other Governmental Entity seeking recognition of any Union. No notice, consent or consultation obligations with respect to any employees of the Company or any Company Subsidiary, or any Union, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

(b) No labor disruptions or organizing activities (including any labor disputes, strikes, work stoppages, slowdowns, picketing, lockouts or union organization attempts) are pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, nor has any such disruption or activity occurred since January 1, 2023.

(c) The Company and each Company Subsidiary are, and since January 1, 2023 have been, in compliance in all material respects with all applicable Laws relating to labor and employment matters, including fair employment practices, equal employment opportunity, disability rights, terms and conditions of employment, consultation with employees, immigration, wages, hours (including overtime and minimum wage requirements), compensation, workers’ compensation, unemployment insurance, classification of employees and individual independent contractors, employee leaves of absence, occupational safety and health, and collective or mass layoffs and plant closings. Neither the Company nor any Company Subsidiary has taken any action since January 1, 2023 that would (i) constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker

Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state, local or foreign Law or (ii) otherwise trigger any liability or obligations under the WARN Act or any similar state, local or foreign Law.

(d) There is not, and since January 1, 2023 there has not been, any unfair labor practice charge or complaint or other Proceeding pending, or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any Governmental Entity concerning labor or employment matters that would reasonably be expected to, individually or in the aggregate, result in material liability to the Company and the Company Subsidiaries, taken as a whole.

(e) To the knowledge of the Company, no current or former employee or other service provider of the Company or any Company Subsidiary has, since January 1, 2023, been the subject of any sexual harassment, sexual assault, sexual discrimination or other material misconduct allegations in connection with his or her employment with the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has entered into any settlement agreement related to allegations of sexual harassment or misconduct by any current or former employee or other service provider.

SECTION 3.11. Employee Benefits. (a) Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Parent true and complete copies of (i) the plan document of each Company Benefit Plan, including any amendment thereto, or a written description if such Company Benefit Plan is not otherwise in writing and (ii) the most recent annual report under Form 5500 (including applicable schedules and attachments thereto) required to be filed with the Internal Revenue Service.

(b) Each material Company Benefit Plan (i) is and has at all times been maintained, operated and administered in accordance with its terms and in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (to the extent applicable), the Code and all other applicable Laws, and (ii) has been administered, maintained and operated in both documentary and operational compliance with Section 409A of the Code to the extent applicable.

(c) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (or qualified or registered under any comparable provision under applicable foreign Law) has received a favorable determination letter as to such qualification or registration from the Internal Revenue Service (or any comparable Governmental Entity), and no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to cause the loss of any such qualification or registration. With respect to any material Company Benefit Plan, there are no pending, or to the knowledge of the Company, threatened or anticipated Proceedings (other than routine claims for benefits) by, on behalf of, against or otherwise involving any material Company Benefit Plan or any trust related thereto, other than claims that would not reasonably be expected to subject the Company, any Company Subsidiary or the Surviving Corporation to any material liability.

(d) None of the Company Benefit Plans is, and none of the Company, any of the Company Subsidiaries or any ERISA Affiliate sponsors, maintains or contributes to, or has in the past six (6) years sponsored, maintained, contributed to, been required to maintain or contribute to or had any liability, contingent or otherwise, with respect to (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a “multiple employer plan” or “multiple employer welfare arrangement” (as such terms are defined in ERISA) or (iii) a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA). There are no material unpaid contributions due with respect to any Company Benefit Plan that are required to have been made in accordance with such Company Benefit Plan, any related insurance Contract or any Law, or to the extent not yet due, such contributions have been properly accrued on the applicable balance sheet in accordance with the applicable Company Benefit Plan and Laws. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in any liability under Title IV of ERISA to the Company, any Company Subsidiary or, following the Effective Time, the Surviving Corporation.

(e) Neither the Company nor any Company Subsidiary has (i) any obligation to provide any post-retirement or termination health, medical or life insurance or other welfare benefits for retired, former or current employees or other service providers of the Company or any Company Subsidiary, other than for continuation coverage required under Section 4980B of the Code or any applicable state or foreign Laws for which the covered Person pays the full premium cost of coverage or (ii) any obligation to gross up, make whole, indemnify, reimburse or otherwise make any payment to any Person with respect to any Taxes, interests or penalties related thereto, including as incurred pursuant to Sections 409A, 280G or 4999 of the Code.

(f) Neither the Company nor any Company Subsidiary has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or breached any fiduciary duties with respect to any Company Benefit Plan that reasonably would be expected to subject the Company, any Company Subsidiary or the Surviving Corporation to any material Tax or material penalty.

(g) Each Company Benefit Plan that is maintained primarily for the benefit of current or former employees or other service providers outside of the United States (a “Non-U.S. Benefit Plan”) (i) if intended to qualify for special Tax treatment under applicable Law, satisfies all requirements to obtain such Tax treatment, (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved or secured by such an insurance policy, as applicable, based on reasonable and appropriate actuarial assumptions in accordance with applicable accounting principles and applicable Law, and (iii) has been maintained in compliance in all respects with applicable Law, in each case, in all material respects. No Non-U.S. Benefit Plan is in the nature of a defined benefit pension plan.

(h) Neither the execution and delivery of this Agreement nor the Merger or any other Transaction (alone or in conjunction with any other event, including any termination of employment or service) could (i) entitle any current or former director, officer, employee or other service provider of the Company or any Company Subsidiary to any compensation, payment or benefit (or result in the funding of any such compensation, payment or benefit) or result in any forgiveness of indebtedness with respect to any such Persons, (ii) increase the amount of any compensation or other benefits otherwise payable by the Company or any Company Subsidiary, (iii) require a contribution or funding by the Company or any Company Subsidiary to a Company Benefit Plan or the transfer or setting aside of assets to fund any benefits under a Company Benefit Plan, (iv) accelerate the time of payment, funding or vesting, or trigger any payment, funding or vesting, of any compensation or benefit whether under any Company Benefit Plan or otherwise, or trigger any other material obligation under any Company Benefit Plan, (v) result in any violation of, or default under, or limit or restrict the right to merge, amend, modify, terminate or transfer the assets of any Company Benefit Plan or (vi) result in the payment or provision of any amount that could individually or in combination with any other payment constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) For purposes of this Agreement:

(i) “Company Benefit Plan” means each benefit and compensation plan, Contract, agreement, policy, program or arrangement sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to, by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is a party, for the benefit of any current or former director, officer, employee or other service provider of the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has or can reasonably be expected to have any liability (contingent or otherwise), including (1) “employee pension benefit plans” within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), (2) “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (3) “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and (4) all other employment, consulting, offer letter, individual independent contractor or consulting, retirement, termination, change in control, pension, profit sharing, insurance, deferred compensation, severance, separation, vacation, paid time off, retention, tax gross-up, commission, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right, equity or equity-based incentive or compensation, bonus, commission, medical, welfare, benefit or fringe benefit plans, Contracts, policies, agreements, programs or arrangements, other than (A) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (B) any plan, policy, program, arrangement or understanding mandated by applicable Law and sponsored by Governmental Entities.

(ii) “ERISA Affiliate” means each trade or business, whether or not incorporated, that is, or has at any relevant time been, under common control, a member of the same controlled group or treated as a “single employer” with the Company or any Company Subsidiary within the meaning of Section 4001 of ERISA or Section 414 of the Code.

SECTION 3.12. Title to Properties. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and the Company Subsidiaries (a) have good and marketable title to, or valid leasehold interests in, all their respective properties and assets reflected in the Company Balance Sheet (other than properties or assets that have been sold or disposed of, or for which a valid leasehold interest has expired and not been renewed, in each case in the ordinary course of business and in compliance with this Agreement) or acquired or leased after the date thereof, free and clear of all Liens, except (i) Liens for Taxes that are not due and payable, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations and (iv) with respect to real property, (A) zoning, building and other similar codes and regulations to the extent not violated by the Company’s or any Company Subsidiary’s current use of such real property and (B) defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the properties to which they relate in the business of the Company and the Company Subsidiaries as presently conducted (collectively, “Permitted Liens”) and (b) have complied with the terms of all leases to which they are parties and under which they are in occupancy that are reflected in the Company Balance Sheet (other than leases that expired and were not renewed in the ordinary course of business) or were executed after the date thereof, and all such leases are in full force and effect and each such lease is a valid and binding obligation of the Company or any Company Subsidiary that is a party thereto, as applicable, and to the knowledge of the Company, the other parties thereto. Neither the Company nor any Company Subsidiary owns any real property.

SECTION 3.13. Contracts. (a) Except for this Agreement, any Company Benefit Plan, and except for the Contracts disclosed in and filed as unredacted exhibits to the Filed Company SEC Documents and any statements of work, purchase orders or other work orders under a master agreement (provided that the terms of such statements of work, purchase orders or other work orders do not supersede the terms of, or materially alter the rights or obligations of the parties under, such master agreement), Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to Parent true, correct and complete copies, of:

(i) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) each Contract to which the Company or any Company Subsidiary is a party that (A) materially restricts the ability of the Company or any Company Subsidiary to compete in any business or with any Person in any geographical area, (B) requires the Company or any Company Subsidiary to conduct any business on a “most favored nations” basis with any third party, (C) provides for “exclusivity” or any similar requirement in favor of any third party, or (D) requires the Company or a Company Subsidiary to purchase a minimum number of units of a product or hours of a service or otherwise imposes minimum expenditure requirements;

(iii) each Contract under which the Company or any Company Subsidiary grants or receives from or to any third party any material license, sublicense, covenant not to assert or similar right under or with respect to Intellectual Property, except for Standard Contracts and Development Contracts;

(iv) each Contract pursuant to which material Intellectual Property has been or is expected to be developed (whether solely or jointly) for or at the direction of the Company or any Company Subsidiary, which, if terminated or not renewed, would reasonably be expected to have a material and adverse effect on any product or product candidate of the Company or any Company Subsidiary or the ability of the Company and the Company Subsidiaries to research, develop, manufacture or commercialize such products, other than pursuant to customary invention assignment agreements assigning to the Company or one of the Company Subsidiaries all right, title and interest in and to such material Intellectual Property on terms consistent in all material respects with those made available to Parent (each, a “Development Contract”);

(v) each Contract to which the Company or any Company Subsidiary is a party relating to the agency, commission, formulary or medical benefit coverage, marketing, sale, licensing or distribution of any Company Product or any product candidate of the Company or any Company Subsidiary under which payments in excess of $2,000,000 were made by the Company or any Company Subsidiary in the fiscal year ended December 31, 2024 or expected to involve more than $2,000,000 in the fiscal year ending December 31, 2025, in each case, (A) that cannot be cancelled by the Company or such Company Subsidiary without penalty or further payment without more than sixty (60) days’ notice and (B) excluding any Standard Contract entered into in the ordinary course of business consistent with past practice;

(vi) each Contract for the purchase, sale or lease of goods or services, materials, supplies or equipment, under which payments in excess of $2,000,000 were made by the Company or any Company Subsidiary in the fiscal year ended December 31, 2024 or is expected to involve payment by the Company of more than $2,000,000 in the fiscal year ending December 31, 2025;

(vii) each Contract that is a “single source” Contract relating to the procurement of materials or services utilized in connection with the exploitation of a Company Product on a Company Product-by-Company Product basis;

(viii) each Contract, including any ancillary or subagreements thereto, with any contract research organization or other agreement, including any ancillary or subagreements thereto, with a third party which is conducting one or more clinical studies on behalf of the Company or any Company Subsidiary and is reasonably expected to require payment of more than $2,000,000 within twelve (12) months prior to or after the date of this Agreement;

(ix) each Contract, including any ancillary or subagreements thereto, with any supplier or contract manufacturing organization or other agreement, including any ancillary or subagreements thereto, with a third party which is manufacturing any Company Product or product candidate on behalf of the Company or any Company Subsidiary and is reasonably expected to require payment of more than $2,000,000 within twelve (12) months prior to or after the date of this Agreement;

(x) each Contract to which the Company or any Company Subsidiary is a party relating to indebtedness (or commitments in respect thereof) or any financial guaranty, in each case with respect to an outstanding principal amount in excess of $500,000 and each Contract providing for or evidencing a Lien (other than a Permitted Lien) on the assets of the Company or any Company Subsidiary;

(xi) each Contract pursuant to which the Company or any Company Subsidiary has continuing obligations or interests involving (A) milestone or similar payments, including upon the achievement of regulatory or commercial milestones, in each case in excess of $2,000,000 of future payments in the aggregate, (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any Company Subsidiary, in each case in excess of $2,000,000 of future payments in the aggregate, or (C) that otherwise creates future payment obligations, including settlement agreements, in excess of $2,000,000;

(xii) each Contract containing a right of first refusal, right of first negotiation or right of first offer with respect to any equity interest or material assets of the Company or any Company Subsidiary;

(xiii) each Contract with any Governmental Entity;

(xiv) each Contract (other than any Contract that is a nondisclosure agreement entered into in connection with discussions, negotiations and transactions related to this Agreement or other Company Takeover Proposals) relating to the acquisition or disposition of assets, businesses or properties that contains deferred or contingent purchase price obligations, financial covenants, indemnities or other payment obligations that remain outstanding;

(xv) each Contract that imposes any co-promotion or collaboration obligations with respect to any Company Product or product candidate of the Company or Company Subsidiary, which obligations are material to the Company and the Company Subsidiaries, taken as a whole;

(xvi) each hedging, swap, collar, cap, derivative or similar Contract;

(xvii) each Contract which provides for a loan or advance in excess of $50,000 to any employee of the Company or any temporary agency employee, consultant or other independent contractor of the Company or any Company Subsidiary, other than travel and similar advances to the Company’s employees in the ordinary course of business and consistent with past practice;

(xviii) each lease, sublease, license or similar use, co-working service and occupancy Contract, in accordance with which the Company or any Company Subsidiary uses or occupies any real property with annual payments in excess of $500,000;

(xix) each Contract under which the Company or any Company Subsidiary has granted any Person registration rights (including demand and piggy-back registration rights) that does not terminate by its terms in connection with the Transactions;

(xx) each Contract with or binding upon the Company or any of the Company Subsidiaries or any of their respective properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and

(xxi) each partnership or joint venture agreement to which the Company or any Company Subsidiary is a party that relates to the formation, creation, operation, management or control of any partnership or joint venture or any other alliance, shareholder, development, co-development or similar profit-sharing Contract.

Each such Contract described in the foregoing clauses (i) through (xxi) is referred to herein as a “Specified Contract”.

(b) Each of the Specified Contracts is valid, binding and enforceable on the Company or a Company Subsidiary, as the case may be, and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid, binding or enforceable or to be in full force and effect as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There is no default under any Specified Contract by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto, in each case except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.14. Litigation. There is no claim, suit, action, investigation, arbitration or proceeding (each, a “Proceeding”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that would reasonably be expected to, (a) individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, or (b) prevent the consummation of, or materially impair the ability of the Company to consummate, the Merger by the Outside Date. There is no Judgment outstanding against the Company or any Company Subsidiary that would reasonably be expected to, (i) individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, or (ii) prevent the consummation of, or materially impair the ability of the Company to consummate, the Merger by the Outside Date. Neither the Company nor any Company Subsidiary has any material Proceedings pending against any other Person.

SECTION 3.15. Product Liability. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no design defect, nor any failure to warn, nor any breach of any guarantee, warranty or indemnity with respect to any Company Product now or previously designed, tested, sold, manufactured, distributed or delivered by the Company or any Company Subsidiary and there are no Proceedings pending or, to the knowledge of the Company, threatened, alleging that the Company or any Company Subsidiary has any liability (whether in negligence, breach of warranty, strict liability, failure to warn or otherwise) arising out of or relating to any claimed injury or damage to individuals or property as a result of the claimed ownership, possession, exposure to or use of any Company Products.

SECTION 3.16. Compliance with Laws and Authorizations. Each of the Company, the Company Subsidiaries, their respective directors, officers and employees, and, to the Company’s knowledge, every other Representative and distributor, wholesaler and other third-party intermediary, acting on behalf of the Company or any Company Subsidiary, is in, and since January 1, 2023 has been in, compliance with all Judgments, Authorizations and Laws applicable to its business or operations and has not received any notification from a Governmental Entity or other Person asserting noncompliance therewith, except for instances of noncompliance that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has in effect all franchises, grants, approvals, authorizations, certificates, registrations, licenses, exemptions, product listings, permits and consents of Governmental Entities (collectively, “Authorizations,” and such Authorizations held by the Company or any Company Subsidiary, the “Company Authorizations”) necessary for it to conduct its business as presently conducted, and all such Authorizations are in full force and effect, except for such Authorizations the absence of which, or the failure of which to be in full force and effect, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (x) there has occurred no violation of, or default (with or without notice or lapse of time, or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Authorization and (y) the consummation of the transactions contemplated hereby will not cause the revocation or cancellation of any Company Authorization.

SECTION 3.17. Regulatory Matters. (a) Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, (i) since January 1, 2023, the Company and the Company Subsidiaries have filed, maintained or furnished with the applicable Governmental Entity or regulatory authorities all required filings, declarations, listings, registrations, reports, submissions, applications, amendments, modifications, notices and other documents (collectively, “Health Care Submissions”) and (ii) all such Health Care Submissions were in compliance with applicable Laws, including applicable Drug Laws, when filed (or were corrected or completed by a subsequent filing), and to the Company’s knowledge, no material deficiencies have been asserted by any Governmental Entity with respect to such Health Care Submissions. Each (i) copy of portions of each Investigational New Drug application (including the equivalent regulatory submission outside of the United States, an “IND”) with respect to each Company Product or product candidate, including all supplements and amendments thereto, (ii) copy of all clinical study reports under such INDs, and (iii) copy of material correspondence to or from the Company and each Company Subsidiary and FDA or any other Governmental Entity with respect to such INDs, that have been requested by Parent have been materially true and accurate when provided.

(b) Since January 1, 2023, neither the Company nor any Company Subsidiary has received written notice of any pending or, to the knowledge of the Company, threatened, and there are no, Proceedings, hearings, audits, inspections, investigations, arbitrations or other actions by the FDA or any comparable Governmental Entity against the Company or any Company Subsidiary, alleging material non-compliance with applicable Drug Laws, and, to the knowledge of the Company, neither the FDA nor any comparable Governmental Entity is considering such action.

(c) Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, none of the Company, any Company Subsidiary or, to the Company’s knowledge any of their respective employees is or has been debarred from participation in any program related to pharmaceutical products pursuant to 21 U.S.C. Section 335a (a) or (b) or any similar Law, has been excluded under 42 U.S.C. Section 1320a-7 or any similar Law, or otherwise excluded, debarred or suspended from participation in any federal health care program as defined in 42 U.S.C. §1320a-b(f) and including the Medicare, Medicaid and TRICARE programs, or has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in such debarment, suspension or exclusion. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, to the Company’s knowledge, the Company and the Company Subsidiaries have not, and none of their employees, agents or clinical investigators have, made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, (i) all clinical trials, preclinical trials and other studies and tests conducted by or on behalf of the Company or any Company Subsidiary have been conducted in compliance with applicable protocols, procedures and applicable Drug Laws, including the applicable Good Laboratory Practice Requirements and Good Clinical Practice Requirements, (ii) to the Company’s knowledge, no Governmental Entity has commenced any action to place a clinical hold order on, or otherwise terminate or suspend, any ongoing clinical trial conducted by or on behalf of the Company or any Company Subsidiary and (iii) neither the Company nor any Company Subsidiary has received any written notice or communication alleging that the Company has violated or failed to comply with any applicable Drug Laws with respect to such clinical trials or requiring the termination, suspension or modification of any ongoing clinical studies conducted by or on behalf of the Company or any Company Subsidiary.

(e) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, the development, testing, manufacture, processing, packaging, labeling, import, export, release, distribution and storage, as applicable, of the Company Products and product candidates of the Company or Company Subsidiaries have been and are being conducted in compliance with all applicable Drug Laws, including the applicable Good Manufacturing Practice Requirements, Good Laboratory Practice Requirements and Good Clinical Practice Requirements. Since January 1, 2023, the Company and the Company Subsidiaries have not been notified in writing by any Governmental Entity of any failure (or any investigation with respect thereto) by them or any licensor, licensee or partner (acting on behalf of the Company) to comply with, or maintain systems and programs to ensure compliance with, any applicable Drug Law, Company Authorizations or requirements pertaining to programs or systems regarding product quality, notification of facilities and products, corporate integrity, pharmacovigilance and conflict of interest, including current Good Manufacturing Practice Requirements, Good Laboratory Practice Requirements, Good Clinical Practice Requirements, establishment, registration and product listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and adverse drug reaction reporting requirements, in each case with respect to any Company Products or product candidates of the Company or any Company Subsidiary, except for such failures or investigations which would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

(f) (i) No Company product or product candidate manufactured, tested, distributed, held, marketed or submitted for reimbursement by the Company or any Company Subsidiary has been recalled, withdrawn or suspended since January 1, 2023, (ii) since January 1, 2023, there have been no field notifications or corrective actions, investigator notices, safety alerts, IND safety reports, serious adverse event reports or other notices of action relating to a safety concern or alleged lack of safety, efficacy or regulatory compliance (including compliance with Good Manufacturing Practices) of any Company Product or product candidates of the Company or any Company Subsidiary and (iii) no Proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such Company Product or product candidate or pre-market approvals or marketing authorizations are pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary.

(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by the FDA or any comparable Governmental Entity with respect to noncompliance with applicable Drug Laws.

(h) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities through any websites sponsored or operated, or formerly sponsored or operated, by the Company or any Company Subsidiary.

(i) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company has implemented a commercially reasonable compliance program designed to ensure compliance with applicable Drug Laws and industry codes and standards.

(j) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, no Person has filed against the Company an action relating to the Company under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

SECTION 3.18. Environmental Matters. Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2023 (a) each of the Company and the Company Subsidiaries has been and is in compliance with all Environmental Laws, (b) each of the Company and the Company Subsidiaries has possessed and possesses, and has been and is in compliance with all Authorizations required under Environmental Laws for it to conduct its business as presently conducted, (c) none of the Company or the Company Subsidiaries has received any written notice alleging that the Company or any Company Subsidiary is in violation of any Environmental Law, (d) no Proceeding against the Company or any Company Subsidiary relating to any Environmental Law is pending or, to the knowledge of the Company, threatened in writing, (e) neither the Company nor any Company Subsidiary is a party or subject to any ongoing obligations pursuant to any Order or agreement resolving any alleged violation of or liability under any Environmental Law, (f) no Hazardous Materials have been released by the Company or, to the knowledge of the Company, by any third party at, on, under or from any real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary, and (g) the Company has not entered into, and does not have, any written Contract or incurred any legal obligation that may require it to pay to, reimburse, or indemnify any other Person from or against liabilities or costs in connection with any Environmental Law.

(a) For purposes of this Agreement:

“Environmental Law” means any Law or Judgment promulgated by any Governmental Entity with respect to pollution, preservation or the protection of the environment, human health or safety, natural resources or endangered or threatened species, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, registration, labeling or other handling of Hazardous Materials or products containing Hazardous Materials.

“Hazardous Materials” means any material (including biological material), substance, chemical or waste (or combination thereof) that (a) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, a substance of concern or words of similar effect under any Environmental Law, including petroleum, oil, PFAS or PFOS or (b) for which standards of care have been established under any Environmental Law.

SECTION 3.19. Intellectual Property. (a) The Company and the Company Subsidiaries (i) own, are validly licensed or otherwise have the right to use all material Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries (the “Company Intellectual Property”), provided, however, that the foregoing shall not be construed as a representation or warranty with respect to infringement, misappropriation or other violation of the Intellectual Property of any Person, and (ii) except as indicated on Section 3.19(a)(i) of the Company Disclosure Letter, exclusively own all Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary, the “Owned Company Intellectual Property”), free and clear of all Liens other than Permitted Liens. To the Company’s knowledge, other than as identified on Section 3.19(a)(ii) of the Company Disclosure Letter, no Company Controlled Intellectual Property is subject to any exclusive license or similar grant of exclusive rights to any third party that restricts the Company’s or any Company Subsidiary’s use or exploitation of any Company Controlled Intellectual Property in a manner material to their current or currently contemplated business.

(b) Section 3.19(b) of the Company Disclosure Letter sets forth a list that is true and complete, in all material respects as of the date of this Agreement, of all Intellectual Property that is (i) owned by the Company or a Company Subsidiary, or (ii) exclusively licensed (including field- or territory-limited rights) to the Company or a Company Subsidiary and for which the Company or a Company Subsidiary controls prosecution (the “Company Controlled Intellectual Property”) and is registered with, issued by, or that is a pending application before any Governmental Entity (the “Company Registered Intellectual Property”). The issued Patents included in the Company Registered Intellectual Property and all other material Company Registered Intellectual Property are subsisting, and, to the Company’s knowledge, (x) valid (other than Company Registered Intellectual Property constituting applications), (y) enforceable (other than Company Registered Intellectual Property constituting applications), and (z) have not been abandoned or dedicated to the public domain or adjudged invalid or unenforceable. Section 3.19(b) of the Company Disclosure Letter also identifies each proprietary software program and unregistered trademark material to the business of the Company or a Company Subsidiary as presently conducted or contemplated to be conducted, in each case that are owned or purported to be owned by the Company or a Company Subsidiary or that are exclusively licensed to the Company or a Company Subsidiary. Each of the foregoing lists indicates for each item, as applicable, the legal owner, application or registration or issuance number, applicable filing jurisdiction and registration date or date of issuance.

(c) Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, with respect to Company Registered Intellectual Property, the Company has taken reasonable steps and procedural requirements to avoid revocation, cancellation, lapse or otherwise adversely affecting its enforceability, use, or priority. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, the named inventors of each of the Patents in the Company Registered Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary have assigned such Patents to the Company or Company Subsidiary, or to a predecessor of the foregoing that has validly assigned its rights therein to the Company or a Company Subsidiary, respectively and, to the knowledge of the Company, all assignments to the Company or a Company Subsidiary of such Company Registered Intellectual Property are valid and enforceable.

(d) To the knowledge of the Company, since January 1, 2023, the Company and the Company Subsidiaries have not, nor has the conduct of the business of the Company and the Company Subsidiaries infringed upon, violated or misappropriated any Intellectual Property of any third party, except for such infringements, violations or misappropriations that would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any of the Company Subsidiaries has received any written charge, complaint, claim, demand or notice from any Person since January 1, 2023 alleging any such infringement, violation or misappropriation, or inviting the Company or any Company Subsidiary to seek a license with respect to any Intellectual Property of any third party, except for such infringements, violations or misappropriations that would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

(e) Each of the Company and the Company Subsidiaries has taken commercially reasonable steps to protect and maintain the confidentiality of all Trade Secrets and other confidential information that are owned or held in confidence by the Company or any Company Subsidiary. Except as would not be individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, to the Company’s knowledge, no Trade Secret of the Company or any Company Subsidiary has been disclosed to or accessed by any Person other than pursuant to valid and binding written nondisclosure obligations protecting the confidentiality thereof, and to the knowledge of the Company, no Person has breached any such obligation.

(f) To the knowledge of the Company, since January 1, 2023, no third party is or has interfered with, infringed upon, violated or misappropriated any of the Company Controlled Intellectual Property or asserted any competing claim of right to use or own any of the Company Controlled Intellectual Property, except for such infringements, violations or misappropriations that would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Except as would not be individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, as of the date of this Agreement, there is no Proceeding, asserted or threatened against the Company or any Company Subsidiary concerning the ownership, validity, registrability, enforceability, duration, scope, priority, right to use or other violation of any Company Controlled Intellectual Property. Except as would not be individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, neither the Company nor any Company Subsidiary nor any of the Company’s or any Company Subsidiary’s respective representatives has sent or otherwise made any communication to any third party regarding any alleged or suspected infringement, misappropriation, dilution or violation of any Company Controlled Intellectual Property.

(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, all prior art and information known to the Company and any Company Subsidiary and material to the patentability of the Patents included in the Company Registered Intellectual Property, has been disclosed to the relevant Governmental Entity during the prosecution of the Patents included in such Company Registered Intellectual Property in accordance with applicable Laws. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any other Person, has made any untrue statement of a material fact or fraudulent statement or omission to any applicable Governmental Entity regarding any pending or issued Patent claims included in the Company Registered Intellectual Property.

(h) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, to the knowledge of the Company, all current and former employees and consultants who contributed to the discovery or development of any of the subject matter of any Owned Company Intellectual Property did so either (i) within the scope of their employment such that, in accordance with applicable Law, all rights to such developed subject matter became the exclusive property of the Company or a Company Subsidiary or (ii) pursuant to written agreements assigning all rights to such developed subject matter to the Company or a Company Subsidiary. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, assignment documents assigning to the Company or a Company Subsidiary all rights of such employees, contractors and consultants have been duly filed in all relevant Patent offices worldwide for all Patent applications and Patents owned in whole or in part by the Company or any Company Subsidiary. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, to the knowledge of the Company, each current or former employee, contractor or consultant of the Company or any Company Subsidiary who has developed or had access to any confidential information or Trade Secrets of the Company or any Company Subsidiary has executed and delivered to the Company or the Company Subsidiary written agreements restricting such person’s right to use and disclose such information or Trade Secret of the Company or the Company Subsidiary solely on behalf of the Company and the Company Subsidiaries.

(i) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, no settlements, injunctions, forbearances to sue, consents, Judgments, orders or similar obligations to which the Company or any Company Subsidiary is party: (i) restrict the use, exploitation, assertion or enforcement of any Company Controlled Intellectual Property anywhere in the world; or (ii) grant third parties any material or exclusive (including field- or territory-limited rights) rights under Company Controlled Intellectual Property, in each of (i) and (ii), other than patent prosecution activities being conducted with respect to pending patent applications before a Governmental Entity in the ordinary course of business.

(j) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the execution of, the delivery of, the consummation of the Merger contemplated by, and the performance of the Company’s and any Company Subsidiary’s obligations under, this Agreement will not result in any: (i) loss, encumbrance on, or impairment of any Company Controlled Intellectual Property, (ii) breach of any license agreement or creation on behalf of any third party the right to terminate or modify any agreement to which the Company or Company Subsidiary is a party and pursuant to which the Company or a Company Subsidiary is authorized or licensed to use any third-party Intellectual Property, (iii) release, disclosure or delivery of any Company Controlled Intellectual Property by or to any escrow agent or other person or (iv) grant, assignment or transfer to any other person of any license or other right or interest under, to or in any of the Company Controlled Intellectual Property other than to Parent or its Affiliates, the Company or a Company Subsidiary as contemplated under this Agreement.

(k) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, no government funding nor government, academic or non-profit research facilities or personnel were used, directly or indirectly, to develop or create, in whole or in part, any of the Owned Company Intellectual Property, or, to the knowledge of the Company, any other Company Controlled Intellectual Property, in each case including any developer, inventor or other contributor operating under any grants from any Governmental Entity or agency.

(l) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect (i) the IT Systems owned or used by the Company or the Company Subsidiaries (collectively, the “Company Systems”) are lawfully owned, leased or licensed by the Company or Company Subsidiaries, and are reasonably sufficient to conduct their respective businesses as presently conducted, (ii) since January 1, 2023, there have been no failures, breakdowns or other adverse events affecting any Company Systems owned or controlled by the Company or any Company Subsidiary that have caused the substantial disruption or interruption in or to the use of such Company Systems or the conduct of their respective businesses as presently conducted, (iii) to the knowledge of the Company, since January 1, 2023, there have not been any incidents of unauthorized access of the Company Systems, (iv) to the knowledge of the Company, the Company Systems do not contain any viruses, bugs, vulnerabilities, faults or other disabling code that could (y) significantly disrupt or adversely affect the functionality or integrity of any Company System, or (z) enable any Person to access without authorization any Company System and (v) to the knowledge of the Company, the Company Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” malware or other software routines or components intentionally designed to permit unauthorized access to, maliciously disable, maliciously encrypt or erase software, hardware or data.

(m) For purposes of this Agreement:

“Intellectual Property” means all rights, title and interests in and to all intellectual property rights and intangible industrial property rights of every kind and nature, however denominated throughout the world created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (i) patents (including all reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, covered business method reviews, provisionals, renewals, substitutions and extensions thereof) and patent applications (“Patents”), (ii) trademarks, trade names, corporate names, trade dress, business names, service marks, brand names, product names, logos, slogans, and other indicia of source or origin, and any applications and registrations (including renewals and extensions) therefor, including any and all goodwill associated therewith and symbolized thereby, (iii) works of authorship (whether or not copyrightable, including all software, whether in source code or object code format), copyrights and copyright applications, including all registrations thereof and applications therefor, and all renewals, extensions, restorations and reversions of the foregoing, (iv) Internet domain names and social media designation, including top-level domain names and global top-level domain names, (v) Trade Secrets, (vi) all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any of the foregoing, (vii) any and all registrations, applications, recordings, common-law rights, statutory rights and administrative rights relating to any of the foregoing, and (viii) all claims and causes of action, with respect to any of the foregoing, whether accruing before, on or after the date of this Agreement, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but not the obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages, including costs and attorneys’ fees.

“IT Systems” means hardware, servers, databases, software, firmware, networks, telecommunications systems and related infrastructure and technology.

“Trade Secrets” means trade secrets and any other confidential proprietary information not generally known to the public and maintained under secrecy, including ideas, research and development, know-how, formulations of products, drawings, prototypes, models, designs, manufacturing, production and other processes and techniques, schematics, engineering, production and other designs, business methods, customer lists and supplier lists.

SECTION 3.20. Data Privacy and Information Security. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Since January 1, 2023, the Company and each Company Subsidiary have complied with all applicable (i) Laws, (ii) written contractual obligations and (iii) publicly posted privacy policies to which the Company and each Company Subsidiary is subject, in each case of the foregoing clauses (i) through (iii), that are related to privacy (including the privacy of patient information), data protection or the Processing of Personal Information (collectively, the “Privacy Obligations”). To the knowledge of the Company, (i) neither the Company nor any of the Company Subsidiaries have received written notices or written complaints related any Privacy Obligations, and (ii) no claims (whether by a Governmental Entity or Person) are pending or threatened in writing against the Company or any of the Company Subsidiaries, alleging any violation of Privacy Obligations.

(b) The Company and each Company Subsidiary takes commercially reasonable measures, including by maintaining written policies and procedures and commercially reasonable organizational, physical, administrative and technical safeguards, designed to protect Personal Information Processed by or on behalf of the Company or any Company Subsidiaries against a Security Breach. Since January 1, 2023, to the knowledge of the Company, (i) there have been no Security Breaches of any of the Company Systems and (ii) there have been no disruptions in the Company Systems or, to the knowledge of the Company, any of the IT Systems of such vendors that adversely affected the Company’s or any of the Company Subsidiaries’ business or operations.

(c) The Company and each Company Subsidiary has sufficient rights, permissions and consents necessary to permit the transfer of all Personal Information held by or on behalf of the Company or the Company Subsidiaries to Parent and/or Merger Sub in connection with the Transactions.

(d) To the knowledge of the Company, neither the Company nor any Company Subsidiary is a “Covered Entity” or a “Business Associate” as those terms are defined by HIPAA. Each of the Company and the Company Subsidiaries has taken all commercially reasonable steps to ensure neither the Company nor any Company Subsidiary receives “Protected Health Information” as defined by HIPAA in the ordinary course of business.

SECTION 3.21. Insurance. Section 3.21 of the Company Disclosure Letter sets forth all material insurance policies maintained by or on behalf of the Company or any Company Subsidiary as of the date of this Agreement. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) all insurance policies of the Company and the Company Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (ii) neither the Company nor any of the Company Subsidiaries is in breach or default under any such insurance policy and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies, and (iii) no written notice of cancelation, default, termination, refusal or denial of any coverage, reservation of rights or rejection of any claim has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

SECTION 3.22. Finders or Brokers. No broker, investment banker, financial advisor or finder, other than Goldman Sachs & Co. LLC, Guggenheim Securities, LLC, BofA Securities, Inc. and Allen & Company LLC, the fees, expenses of which will be paid by the Company, is entitled to any fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any of its affiliates. Correct and complete copies of all agreements between the Company and Goldman Sachs & Co. LLC, Guggenheim Securities, LLC, BofA Securities, Inc. and Allen & Company LLC, have been delivered to Parent.

SECTION 3.23. Opinions of Financial Advisors. The Company Board (in such capacity) has received (a) the oral opinion of Goldman Sachs & Co. LLC, to be confirmed in writing by delivery of a written opinion, to the effect that, as of the date of such opinion and based upon and subject to the factors, assumptions, limitations and qualifications and other matters set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders and (b) the oral opinion of Guggenheim Securities, LLC, to be confirmed in writing by delivery of a written opinion, to the effect that, as of the date of such opinion and based upon and subject to the factors , assumptions, limitations and qualifications and other matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders (other than Parent and its affiliates) of Company Common Stock from a financial point of view. A signed copy of each such written opinion will be made available to Parent for informational purposes only promptly following the date of this Agreement. Such opinion has not been withdrawn, revoked or otherwise modified.

SECTION 3.24. Interested Party Transactions. Neither the Company nor any Company Subsidiary is a party to or bound by any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Company Benefit Plans) with any Affiliate, stockholder that beneficially owns five percent (5%) or more of the outstanding shares of Company Common Stock, or current or former director or executive officer of the Company. To the knowledge of the Company, no event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company in accordance with Item 404 of Regulation S-K promulgated by the SEC.

SECTION 3.25. Anti-Corruption. Since January 1, 2023, none of the Company, any Company Subsidiary or any of the Company’s or the Company Subsidiaries’ respective current or former officers, directors or employees or, to the knowledge of the Company, any other Representative acting on behalf of the Company or any Company Subsidiary has (i) violated, to the extent applicable, the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Travel Act, the U.K. Bribery Act 2010, Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other Law, rule or regulation relating to anti-corruption or anti-bribery (the “Anti-Corruption Laws”), (ii) has directly or indirectly offered, promised, provided, or authorized the provision of any money, property, contribution, gift, entertainment or other thing of value to any Person, to influence official action, to secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or policies of their employer, (iii) is the subject of any internal or external investigation, complaint, audit or review process for any actual, alleged or potential violation of the Anti-Corruption Laws, or (iv) has received any notice or other communication (in writing or otherwise) from any Governmental Entity with respect to any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Laws.

SECTION 3.26. Global Trade Control Laws. (a) None of the Company, any Company Subsidiary, or, to the knowledge of the Company, any director, officer or employee of any of the Company or any Company Subsidiary, is, or since January 1, 2023 has been, (i) a Restricted Party or (ii) majority owned or controlled by a Restricted Party.

(b) The Company and each Company Subsidiary are, and since January 1, 2023 have been, in compliance with all Global Trade Control Laws.

(c) Since January 1, 2023, neither the Company nor any Company Subsidiary has directly or indirectly engaged in any business with, or used, directly or indirectly, any corporate funds to contribute to or finance the activities of, any Restricted Party or in or with any Restricted Market and is not currently doing so. The Company acknowledges that activities under this Agreement will not (i) be in a Restricted Market; (ii) involve individuals ordinarily resident in a Restricted Market; or (iii) include companies, organizations or Governmental Entities from or located in a Restricted Market.

(d) To the knowledge of the Company, since January 1, 2023, neither the Company nor any of its Subsidiaries has been the subject of any investigations, reviews, audits or inquiries by a Governmental Entity related to Global Trade Control Laws, and no such actions are pending or threatened.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

SECTION 4.01. Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has the requisite corporate power and authority to conduct its businesses as presently conducted.

SECTION 4.02. Merger Sub. (a) Merger Sub was formed solely for the purpose of entering into the Transactions, and since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

SECTION 4.03. Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). The execution and delivery by each of Parent and Merger Sub of this Agreement, performance of their respective obligations hereunder and the consummation by them of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). Neither the approval or adoption of this Agreement nor the consummation of the Merger or the other Transactions requires any approval of the stockholders of Parent. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).

SECTION 4.04. No Conflicts; Consents. (a) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the organizational documents of Parent or Merger Sub, (ii) any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of the foregoing clauses (ii) and (iii), any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act and any Foreign Merger Control Law, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Securities Act or the Exchange Act as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such filings as may be required under the rules and regulations of the New York Stock Exchange, (v) applicable requirements in accordance with foreign qualification, state securities or “blue sky” laws of various states, and (vi) such other items (that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect).

SECTION 4.05. Information Supplied. The information supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement on the date filed, mailed, distributed or disseminated, as applicable, to the

Company’s stockholders and at the time of the Company Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. For the avoidance of doubt, Parent and Merger Sub make no representation or warranty with respect to statements made in the Proxy Statement, including any amendments thereof and supplements thereto, based on information furnished by or on behalf of the Company for inclusion or incorporation by reference therein.

SECTION 4.06. Finders or Brokers. No broker, investment banker, financial advisor or finder is entitled to any fee or commission in connection with the Merger or the other Transactions based upon arrangements made by or on behalf of Parent or any of its affiliates for which the Company would be responsible.

SECTION 4.07. Litigation. There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. There is no Judgment outstanding against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.08. Ownership of Company Common Stock. Three (3) years prior to and as of the date of this Agreement, neither Parent nor Merger Sub has taken, or authorized or permitted any officers, directors, employees, investment bankers, attorneys and other advisors or representatives (collectively, “Representatives”) of Parent or Merger Sub to take, any action that would cause either Parent or Merger Sub to be deemed an “interested stockholder” within the meaning of Section 203 of the DGCL.

SECTION 4.09. Available Funds. Parent and Merger Sub will have at the Effective Time available funds sufficient to pay all amounts required to consummate the Merger and the other Transactions on the terms contemplated by this Agreement at the Effective Time, including to pay all fees and expenses in connection therewith, to make payments pursuant to Section 2.03 and to perform their respective obligations under this Agreement.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business of the Company. Except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise expressly required by this Agreement or required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course and, to the extent consistent therewith, use commercially reasonable efforts to preserve its present relationships with suppliers, licensors, licensees, Governmental Entities and others having material business dealings with it, and maintain its material assets and business organization intact in all material respects; provided that no action by the Company or any of the Company Subsidiaries with respect to matters specifically addressed by Section 5.01(a) through (r) shall be deemed to be a breach of this sentence unless such action would constitute a breach of Section 5.01(a) through (r). In addition, without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise expressly required by this Agreement or required by applicable Law, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) (i) declare, set aside, authorize, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (ii) adjust, split, reverse split, subdivide, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities, except for (A) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options outstanding on the date hereof in order to pay the exercise price of Company Stock Options in accordance with the terms of the applicable award, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to Company Stock Options or Company Restricted Stock Awards that are outstanding on the date hereof and in accordance with the terms of the applicable award and (C) the acquisition by the Company of Company Stock Options or Company Restricted Stock Awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards that are outstanding on the date hereof and in accordance with the terms of the applicable award;

(b) issue, grant, deliver, pledge, transfer, dispose of, encumber or sell (or authorize any of the foregoing) any Company Securities, any Company Subsidiary Securities, any Voting Company Debt or any other rights that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of any capital stock or other voting securities or equity interests of the Company or any Company Subsidiary, other than the issuance of Company Common Stock upon the exercise of Company Stock Options or ESPP Purchase Rights, in each case that are outstanding on the date hereof and in accordance with their terms;

(c) amend its certificate of incorporation, by-laws or other comparable organizational documents, or form any new Company Subsidiary;

(d) acquire or agree to acquire, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company or any Company Subsidiary), if the aggregate amount of consideration paid or transferred by the Company and the Company Subsidiaries would exceed $2,000,000, in the aggregate;

(e) except as required pursuant to the terms of any Company Benefit Plan as in effect on the date of this Agreement, (i) adopt, enter into, establish, terminate, amend or modify any collective bargaining agreement, Company Benefit Plan or any plan, program, policy, practice, agreement or other arrangement that would be a Company Benefit Plan if it had been in existence on the date of this Agreement, (ii) grant to any director, employee or other service provider of the Company or any Company Subsidiary any increase in compensation or benefits, (iii) grant to any director, employee or other service provider of the Company or any Company Subsidiary any increase in severance or termination pay, (iv) enter into any employment, consulting, severance, termination or any other compensatory agreement with any director, employee or other service provider of the Company or any Company Subsidiary, (v) accelerate or take any action to accelerate any rights, compensation or benefits, or the funding thereof, whether under any Company Benefit Plan or otherwise, (vi) hire, engage, promote or terminate (other than for cause) the employment or engagement of any employee or other service provider with annual base compensation in excess of $250,000, (vii) take any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the WARN Act or require notice to employees, or trigger any other obligations or liabilities, under the WARN Act or any similar state, local or foreign Law, (viii) provide any broad-based written communication to the employees of the Company or any Company Subsidiary with respect to the compensation, benefits or other treatment they will receive following the Effective Time unless such communication is approved by Parent in advance of such communication (which approval will not be unreasonably withheld, conditioned or delayed) or (ix) except as may be required by GAAP, materially change the manner in which contributions to broad-based Company Benefit Plans are made or the basis on which such contributions are determined;

(f) make any material change in financial accounting methods, principles or practices, except as may be required by (i) GAAP (or any authoritative interpretation thereof) or (ii) applicable Law, including Regulation S-X under the Securities Act;

(g) sell, transfer, lease (as lessor), license, abandon or otherwise dispose of (including through any “spin-off”), or pledge, assign, exchange, encumber or otherwise subject to any Lien (other than a Permitted Lien), any material properties or assets of the Company and/or the Company Subsidiaries (including Company Controlled Intellectual Property), except (i) sales, leases, licenses or other dispositions of inventory or excess or obsolete properties or assets, (ii) permitting any Company Registered Intellectual Property to expire at the end of its final, non-renewable statutory term or (iii) licenses or sublicenses of non-exclusive rights to Company Intellectual Property in the ordinary course of business consistent with past practice;

(h) (i) cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except with respect to Patents expiring in accordance with their final, non-renewable terms) any material Owned Company Intellectual Property, (ii) fail to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect any material registered Owned Company Intellectual Property, (iii) disclose to any Person (other than Representatives of Parent and Merger Sub) any material Trade Secrets, know-how or confidential or proprietary information, except in the ordinary course of business to a Person that is subject to confidentiality obligations or (iv) fail to take or maintain reasonable measures to protect the confidentiality and value of material Trade Secrets included in any of the Company Intellectual Property;

(i) (i) incur, create, assume or otherwise become liable or responsible for, or amend or modify the terms of, any indebtedness for borrowed money, or guarantee any indebtedness of another Person (except for short-term borrowings incurred in the ordinary course of business up to $500,000 in the aggregate), (ii) issue or sell any debt securities of the Company or any Company Subsidiary, including options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiary, (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) to or in the Company or any Company Subsidiary, (B) any acquisition not in violation of clause (d) above or (C) extensions of trade credit and advances of expenses to employees and consultants in the ordinary course of business consistent with past practice, or (iv) forgive any loans or advances to any officers, employees, directors or other individual service providers of the Company or any Company Subsidiary, or any of their respective affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons in accordance with an employee benefit plan or otherwise, except in the ordinary course of business in connection with relocation activities to any employees of the Company or any Company Subsidiary;

(j) other than in accordance with the Company’s capital expenditure budget made available to Parent, make or agree to make any capital expenditure or expenditures that individually are in excess of $2,000,000 and in the aggregate are in excess of $2,500,000;

(k) (i) make (other than in the ordinary course of business consistent with past practice), change or revoke any material Tax election, (ii) adopt or change any material method of Tax accounting or change any annual Tax accounting period, (iii) file any material amended Tax Return, (iv) other than in the ordinary course of business consistent with past practice, agree to an extension or waiver of the statute of limitations with respect to any claim or assessment with respect to material Taxes, (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) or other agreement with any Tax authority with respect to any material Taxes, (vi) take any action or step which could change such entity’s country of residence for Tax purposes or cause it to be treated as having a branch or permanent establishment in any country other than its country of incorporation, (vii) surrender any right to claim a material Tax refund or (viii) settle or compromise any material Tax liability or any audit, assessment or other Proceeding with respect to Taxes;

(l) extend, renew, terminate, enter into, modify or amend, waive, release or assign any material rights in any Specified Contract or any Contract that, if existing on the date hereof, would have been a Specified Contract, except in the case of any Specified Contract (or any Contract that, if existing on the date hereof, would have been a Specified Contract) of the type solely described in clauses (v), (vi), (viii), (ix) or (xviii) of Section 3.13(a) and not any other clause of Section 3.13(a), in the ordinary course of business consistent with past practice;

(m) settle, release, waive, compromise, assign or resolve, or offer or propose to settle, release, waive, compromise, assign or resolve, any Proceeding involving or against the Company or any of the Company Subsidiaries other than settlements that result solely in monetary obligations involving payment (without the admission of wrongdoing) by the Company or any Company Subsidiary of an amount (net of insurance proceeds) not greater than $500,000 individually or $2,000,000 in the aggregate;

(n) (1) pay, discharge or satisfy any indebtedness that has a prepayment cost, “make whole” amount, prepayment penalty or similar obligation (other than indebtedness incurred by the Company or any wholly owned Company Subsidiary and owed to the Company or any wholly owned Company Subsidiary) or (2) cancel any material indebtedness (individually or in the aggregate) or settle, waive or amend any claims or rights of substantial value;

(o) fail to use commercially reasonable efforts to maintain in effect material insurance policies covering the Company and each Company Subsidiary and their respective properties, assets and businesses;

(p) merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(q) enter into any new line of business; or

(r) authorize, commit or agree to take any of the foregoing actions.

SECTION 5.02. No Solicitation. (a) The Company shall not, and shall cause the Company Subsidiaries and its and their respective directors and officers not to, and shall use reasonable best efforts to cause its and their respective other Representatives not to, (i) directly or indirectly solicit, initiate or knowingly encourage or knowingly facilitate the making of any inquiry, offer or proposal which constitutes or is reasonably likely to lead to any Company Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, or take any other action to assist, knowingly facilitate or knowingly encourage any effort by any Person, in each case in connection with or in response to any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal, or grant any waiver or release under any restriction from making a Company Takeover Proposal; provided, that notwithstanding the foregoing, the Company and its Representatives may inform a Person that has made a Company Takeover Proposal of the terms of this Section 5.02. It is agreed that any violation of the restrictions on the Company or the Company Board or any committee thereof set forth in this Section 5.02 by any Representative of the Company or any of the Company Subsidiaries, in each case, acting in its authorized capacity on behalf of the Company or any of the Company Subsidiaries, shall be a breach of this Section 5.02(a) by the Company.

(b) The Company shall, and shall cause the Company Subsidiaries and its and their respective directors and officers to, and shall use reasonable best efforts to cause its and their respective other Representatives to, immediately (i) cease and terminate all solicitations, discussions and negotiations regarding any inquiry, proposal or offer pending on the date of this Agreement that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal and (ii) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal. The Company will promptly (but in no event later than three (3) business days after the date of this Agreement) request that (x) each Person that has executed a confidentiality agreement on or after January 30, 2025 in connection with a potential Company Takeover Proposal that remains in effect, and (y) each other Person that has executed a confidentiality agreement in connection with a potential Company Takeover Proposal that remains in effect, which Person the Company has discussed a potential Company Takeover Proposal with or received a Company Takeover Proposal from, in each case on or after January 30, 2025, return (or destroy, to the extent permitted by the applicable confidentiality agreement) all confidential information furnished to such individual or entity by or on behalf of the Company or any Company Subsidiary.

(c) Notwithstanding anything to the contrary contained in Section 5.02(a) or 5.02(b) or any other provision of this Agreement, at any time prior to obtaining the Company Stockholder Approval, (x) the Company may contact the Person making any Company Takeover Proposal solely to clarify the terms and conditions thereof or request that any Company Takeover Proposal made orally be made in writing and (y) in response to a bona fide written Company Takeover Proposal that did not result from a material breach of Section 5.02(a) and that the Company Board or a committee thereof acting with the full authority of the Company Board thereof reasonably determines, in good faith, after consultation with its outside counsel and financial advisor, constitutes or could reasonably be expected to lead to a Superior Company Proposal and in respect of which the failure to take such action would be, or would reasonably likely to be, inconsistent with its fiduciary duties under applicable Law (a “Qualifying Company Takeover Proposal”), the Company may (A) furnish information with respect to the Company to the Person making such Qualifying Company Takeover Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement so long as the Company also provides Parent, prior to or within twenty-four (24) hours following the time such information is provided or made available to such Person, in accordance with the terms of the Confidentiality Agreement, any non-public information furnished to such other Person which was not previously furnished to Parent, and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Qualifying Company Takeover Proposal.

(d) The Company shall as promptly as reasonably practicable (and in any event within forty-eight (48) hours after knowledge of receipt by an executive officer or director of the Company) advise Parent of (i) any Company Takeover Proposal or (ii) any inquiry or request for discussions, negotiations or non-public information with respect to or that would reasonably be expected to lead to any Company Takeover Proposal. The Company will provide Parent promptly (and in any event within such forty-eight (48)-hour period) with the identity of the Person making any such Company Takeover Proposal, inquiry or request and a correct and complete copy of such Company Takeover Proposal, inquiry or request (or, where such Company Takeover Proposal is not in writing, a description of the material terms and conditions of such Company Takeover Proposal, inquiry or request, including any modifications thereto). The Company shall keep Parent reasonably informed of the status (and in any event no later than forty-eight (48) hours after the occurrence of any material changes, developments, discussions or negotiations) of any such Company Takeover Proposal, inquiry or request (including the material terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any draft documentation. Without limiting the foregoing, the Company will promptly (and in any event within forty-eight (48) hours) notify Parent if it determines to begin providing information or to engage in discussions or negotiations concerning a Company Takeover Proposal. The Company will not, and will cause each Company Subsidiary not to, enter into any agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to provide such information to Parent. The Company (A) will not, and will cause each Company Subsidiary not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any Company Subsidiary is or becomes a party, and (B) will, and will cause each Company Subsidiary to, use reasonable best efforts to enforce any such agreement, in each case, unless the Company Board or a committee thereof acting with the full authority of the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be, or would be reasonably likely to be, inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, in which event the Company may take the actions described in the foregoing clauses (A) and (B) solely to the extent necessary to permit a third party to make, on a confidential basis to the

Company Board, a Company Takeover Proposal, conditioned upon such third party agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding any such Company Takeover Proposal) in accordance with, and otherwise complying with, this Section 5.02. The Company will promptly provide to Parent any non-public information concerning the Company or any Company Subsidiary provided or made available in accordance with this Section 5.02(d) which was not previously provided or made available to Parent.

(e) Neither the Company Board nor any committee thereof shall (i) (A) withdraw, amend, change, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw, amend, change, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (B) fail to make the Company Board Recommendation in the Proxy Statement, (C) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Takeover Proposal or resolve or agree to take any such action, (D) if a Company Takeover Proposal has been publicly disclosed, fail to publicly recommend against such Company Takeover Proposal within ten (10) business days of the request of Parent and fail to publicly reaffirm the Company Board Recommendation within such ten (10)-business day period upon such request (it being understood that neither the Company Board nor any committee thereof shall have any obligation to make such recommendation and reaffirmation on more than one (1) occasion with respect to such Company Takeover Proposal absent a material change to such Company Takeover Proposal), or (E) fail to recommend against a tender or exchange offer related to a Company Takeover Proposal in any position taken in accordance with Rules 14d-9 and 14e-2 promulgated under the Exchange Act (any action described in this clause (i) being referred to herein as an “Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or authorize, cause or permit the Company or any Company Subsidiary to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to, or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.02), or resolve, agree or publicly propose to take any such action. Notwithstanding any other provision of this Agreement, prior to the date on which the Company Stockholder Approval is obtained, if the Company Board determines, in good faith, after consultation with its outside counsel and financial advisor that such Company Takeover Proposal constitutes a Superior Company Proposal after giving effect to all of the adjustments of this Agreement that are offered in writing by Parent during the Notice Period, the Company Board or a committee thereof acting with the full authority of the Company Board may, if it determines in good faith, after consultation with its outside counsel, that failure to take such action would be, or would be reasonably likely to be, inconsistent with its fiduciary duties under applicable Law (A) make an Adverse Recommendation Change or (B) solely if such Company Takeover Proposal did not result from a material breach of Section 5.02(a), terminate this Agreement pursuant to Section 8.01(f) in accordance with Section 8.05(b) to enter into a definitive agreement with respect to such Superior Company Proposal; provided, further, that the Company Board may not effect a change of its recommendation in accordance with clause (A) above or terminate this Agreement in accordance with clause (B) above unless (I) the Company has provided prior written notice to Parent, at least four (4) business days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Company Proposal, which notice will specify the material terms and conditions of any such Superior Company Proposal (including the identity of the party making such Superior Company Proposal), and has contemporaneously provided a correct and complete copy of the proposed agreement with respect to such Superior Company Proposal, (II) prior to effecting such Adverse Recommendation Change or terminating this Agreement to enter into a definitive agreement with respect to such Superior Company Proposal, the Company has, and has caused its Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent requests to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Takeover Proposal ceases to constitute a Superior Company Proposal and (III) following any negotiation described in clause (IV) above, the Company Board or a committee thereof acting with the full authority of the Company Board concludes in good faith, after consultation with its outside counsel and financial advisor, that such Company Takeover Proposal continues to constitute a Superior Company Proposal. In the event of any material revisions to the Superior Company Proposal after the start of the Notice Period, the Company is required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.02(e) with respect to such new written notice, and the Notice Period will be deemed to have recommenced on the date of such new notice, except that the references to four (4) business days will be deemed two (2) business days. Any Adverse Recommendation Change will not change the approval of the Company Board for purposes of causing any state takeover statute or other Law to be inapplicable to the transactions contemplated hereby.

(f) Notwithstanding any other provision of this Agreement, the Company Board may make an Adverse Recommendation Change in response to an Intervening Event if the Company Board or a committee thereof acting with the full authority of the Company Board has concluded in good faith, after consultation with its outside counsel, that failure to make an Adverse Recommendation Change on account of the Intervening Event would be, or would be reasonably likely to be, inconsistent with its fiduciary duties; provided, however, that the Company Board will not make an Adverse Recommendation Change unless the Company has (i) provided to Parent at least four (4) business days’ prior written notice advising Parent that the Company Board intends to take such action and specifying the Company Intervening Event in reasonable detail and (ii) during such four (4)-business day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need or reason for the Adverse Recommendation Change.

(g) Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (including any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) or (ii) making any disclosure to its stockholders if the Company Board or a committee thereof acting with the full authority of the Company Board determines, in good faith, after consultation with outside counsel, is required by applicable Law; provided that this Section 5.02(g) will not be deemed to permit the Company Board to make an Adverse Recommendation Change, except to the extent permitted by Section 5.02(e) and Section 5.02(f) (it being understood that any disclosure of information to the Company’s stockholders that solely (i) describes the Company’s receipt of a Company Takeover Proposal and the operation of this Agreement with respect thereto and (ii) contains a statement reaffirming the Company Board Recommendation shall not be deemed to be an Adverse Recommendation Change).

(h) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement need not contain a “standstill” or similar obligation to the extent that Parent is, in writing delivered to Parent no later than concurrently with the entry by the Company or any Company Subsidiary into such confidentiality agreement, released from any “standstill” or other similar obligation in the Confidentiality Agreement.

“Company Takeover Proposal” means any inquiry, proposal or offer from any Person or group relating to or that is reasonably expected to lead to, in a single transaction or a series of transactions, (i) any direct or indirect acquisition, purchase, sale, license, lease or other disposition of (A) twenty percent (20%) or more (based on the fair market value thereof, as determined in good faith by the Company Board) of the assets (including capital stock of the Company Subsidiaries) of the Company and Company Subsidiaries, taken as a whole or assets to which twenty percent (20%) or more of the revenues, earnings or assets of Company and Company Subsidiaries, taken as a whole and on a consolidated basis, are attributable, or (B) twenty percent (20)% or more of the aggregate voting power of the capital stock of the Company or any Company Subsidiary or any resulting parent company of the Company or any Company Subsidiary, (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company that, if consummated, would result in any Person or group (or the equityholders of any Person) owning, directly or indirectly, twenty percent (20)% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions, or (iii) any combination of the foregoing.

“Intervening Event” means a material event, fact, circumstance, development, occurrence or change not known to or reasonably foreseeable by the Company Board at the time the Company Board initially resolved to make the Company Board Recommendation (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable), which event, fact, circumstance, development, occurrence or change becomes known to the Company Board prior to the date on which the Company Stockholder Approval is obtained, other than (i) changes in the market price or trading volume of Company Common Stock or the fact that the Company meets or exceeds any internal or published budgets, projections, forecasts or predictions of financial performance for any period (however, the underlying reasons for such changes or fact shall not be excluded by this clause (i)), or (ii) any Company Takeover Proposal.

“Superior Company Proposal” means any bona fide, unsolicited written Company Takeover Proposal that if consummated would result in a Person or group (or the equityholders of any Person) owning, directly or indirectly, (a) fifty percent (50%) or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity or (b) fifty percent (50%) or more (based on the fair market value thereof, as determined in good faith by the Company Board) of the assets (including capital stock of the Company Subsidiaries) of the Company and Company Subsidiaries, taken as a whole, (i) on terms which the Company Board determines, in good faith, after consultation with its outside counsel and financial advisor, would result in greater value to the stockholders of the Company from a financial point of view than the Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and this Agreement (taking into account amendments and modifications to this Agreement proposed by Parent pursuant to Section 5.02(e)) and (ii) that, relative to the Transactions, is reasonably likely to be completed on the terms proposed, taking into account all financial, regulatory, financing, timing, conditionality, legal and other aspects of such proposal.

Wherever the term “group” is used in this Section 5.02(h), it is used as defined in Rule 13d-5 under the Exchange Act.

ARTICLE VI

Additional Agreements

SECTION 6.01. Approval of the Merger. Immediately following the execution of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement.

SECTION 6.02. Access to Information; Confidentiality. Except if prohibited by any applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to Parent’s Representatives reasonable access solely for the purpose of consummating the Transactions or integration planning purposes, during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of the Company and the Company Subsidiaries) during the period prior to the Effective Time to all their respective properties, books and records and Contracts and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish, as promptly as reasonably practicable, to Parent all information concerning its business, assets, operations and properties, and provide access to its personnel, as Parent may reasonably request; provided, however, that Parent shall reimburse the Company for any reasonable out-of-pocket expenses incurred by the Company or any Company Subsidiary arising out of affording any such access, furnishing any such information and providing such access, and no investigation by Parent will diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement. Notwithstanding the immediately preceding sentence, neither the Company nor any of the Company Subsidiaries shall be required to afford access or furnish information to the extent the Company determines in good faith that affording such access or furnishing such information would: (i) result in the disclosure of Trade Secrets of third parties, (ii) jeopardize the attorney-client privilege of the Company or any of the Company Subsidiaries or (iii) violate applicable Law; provided that the Company shall use its commercially reasonable efforts to make alternative arrangements to afford such access or furnish such information without jeopardizing such attorney-client privilege, violating applicable Law or resulting in such disclosure, as applicable, provided, further, that information will be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines doing so may be reasonably required for the purpose of complying with applicable antitrust Laws. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality letter agreement, dated April 22, 2024, between the Company and Parent (as amended from time to time, the “Confidentiality Agreement”).

SECTION 6.03. Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall, and shall cause their respective subsidiaries to, cooperate in good faith and use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as expeditiously as possible, and in any event prior to the Initial Outside Date, the Merger and the other Transactions, including (i) the obtaining of approvals or clearances required under or in connection with the HSR Act and any Foreign Merger Control Law, and enabling all waiting periods under the HSR Act and any Foreign Merger Control Law to terminate or expire and (ii) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties agree that Parent, Merger Sub or any other subsidiary of Parent shall not be required to: (A) agree to conditions imposed by any Governmental Entity or propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of the Company, any of the Company Subsidiaries, Parent or any subsidiary of Parent, (B) accept any operational restrictions, or otherwise propose, negotiate, take or commit to take actions that limit any of the Company’s or the Company Subsidiaries’ freedom of action with respect to, or Parent’s ability to retain or freely operate, any of the assets, properties, licenses, rights, operations or businesses of the Company or any of the Company Subsidiaries, (C) undertake or enter into agreements with any Governmental Entity or agree to the entry of an order by any Governmental Entity, (D) commit to terminate, amend or replace any existing relationships and contractual rights and obligations of the Parent, the Company, the Surviving Corporation or any other subsidiary of Parent or the Company, (E) terminate any relevant venture or other arrangement of the Parent, the Company, the Surviving Corporation or any subsidiary of Parent or the Surviving Corporation, or (F) effectuate any other change or restructuring of the Parent, the Company, the Surviving Corporation or any subsidiary of Parent or the Company. The Company shall not, and shall cause the Company Subsidiaries not to, take any of the foregoing actions in clauses (A) through (F) with respect to the Company or any Company Subsidiary unless consented to in writing by Parent; provided that the Company shall, and shall cause each Company Subsidiary to, undertake such actions if requested by Parent if the effectiveness of such action is conditioned upon the occurrence of the Closing. In addition and without limiting the foregoing, the Company and the Company Board shall (I) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (II) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement. Notwithstanding the foregoing, neither the Company, Parent or Merger Sub shall be required to commit to or agree with any Governmental Entity to any amendments or modifications to any of the terms of this Agreement. Nothing in this Section 6.03 will apply to or restrict communications or other actions by Parent, any subsidiary of Parent, the Company or any Company Subsidiary with or with respect to Governmental Entities in connection with their respective businesses in the ordinary course of business.

(b) Without limiting the generality of the parties’ obligations under Section 6.03(a), and in furtherance thereof, Parent and the Company shall, in consultation and cooperation with the other, (i) file, within thirty (30) business days after the date of this Agreement, with the United States Federal Trade Commission (the

“FTC”) and the U.S. Department of Justice (the “DOJ”) the Notification and Report form, if required under the HSR Act for the Merger or any of the other Transactions and (ii) file, as promptly as reasonably practicable, draft or final form notifications, filings or briefing papers as required or advisable by or under any Foreign Merger Control Law. Each of Parent and the Company will cause all documents that it is responsible to file to comply substantially with the requirements of the HSR Act or the applicable Foreign Merger Control Law, as the case may be. Each of Parent and the Company shall (i) promptly furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or any Foreign Merger Control Law, (ii) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any material communication with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other Governmental Entity regarding the Merger or any of the other Transactions, and permit the other party to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with, any such filings, submissions, communications, inquiries or requests, (iii) unless prohibited by applicable Law or by the applicable Governmental Entity, and to the extent reasonably practicable, (A) not participate in or attend any substantive meeting, or engage in any substantive conversation, with any Governmental Entity in respect of the Merger or any of the other Transactions without the other party, (B) give the other party reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate with one another in the filing of, and consider the views of one another in connection with the form and content of, any substantive memoranda, white papers, filings, material correspondence or other material written communications explaining or defending this Agreement, the Merger or any of the other Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all filings, submissions, material correspondence and material communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement, the Merger and the other Transactions, (iv) use reasonable best efforts to comply with any inquiry or request from the FTC, the DOJ or any other Governmental Entity as promptly as reasonably practicable and (v) consult with one another in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Entity relating to this Agreement, the Merger or any of the other Transactions, including the scheduling of, and strategic planning for, any meetings with any Governmental Entity relating thereto. Any such additional information shall be in substantial compliance with the requirements of the HSR Act or the applicable Foreign Merger Control Law, as the case may be. Each party will bear its own costs of preparing its own pre-merger notifications and similar filings and notices in other jurisdictions and related expenses incurred to obtain all required regulatory approvals under the HSR Act or any applicable Foreign Merger Control Law; provided that Parent shall bear all filing fees payable by Parent or any of its affiliates or the Company or any of its affiliates for the filings required under the HSR Act or any applicable Foreign Merger Control Law. Notwithstanding the foregoing or anything in this Agreement to the contrary, Parent will, on behalf of the parties, determine and control strategy for dealing with any Governmental Entity in respect of obtaining or concluding the required approval for the Transactions from such Governmental Entity, and, to the extent permissible, the Company shall, and shall cause its subsidiaries to act consistently with such strategy; provided that Parent will consult in advance with, and consider in good faith the views of, the Company in respect of obtaining regulatory approvals under the HSR Act or any applicable Foreign Merger Control Law. Notwithstanding the foregoing sentence, the parties agree not to (A) extend, directly or indirectly, any waiting period under the HSR Act or any Foreign Merger Control Law or enter into any agreement with a Governmental Entity to delay or not to consummate the Merger or any of the other Transactions or (B) pull and refile any filing made under the HSR Act or any Foreign Merger Control Law, in the case of each of the foregoing clauses (A) and (B), except with the prior written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed; provided that Parent may, without the consent of the Company, voluntarily withdraw its notification under the HSR Act on one occasion so long as Parent refiles its HSR Act notification within two (2) business days after such withdrawal (unless otherwise agreed by the parties hereto).

(c) Notwithstanding any other requirement in this Section 6.03, where a party (a “Disclosing Party”) is required under this Section 6.03 to provide information to another party (a “Receiving Party”) that the Disclosing Party deems to be competitively sensitive information or otherwise reasonably determines in respect thereof that disclosure should be restricted, the Disclosing Party may restrict the provision of such competitively sensitive and other restricted information only to antitrust counsel of the Receiving Party; provided that the Disclosing Party also provides to the Receiving Party upon request of the Receiving Party a redacted version of such information which does not contain any such competitively sensitive or other restricted information.

(d) If, prior to the Effective Time, a merger control inquiry is initiated by a Governmental Entity other than a Governmental Entity listed in Section 7.01(a), approval in that jurisdiction, or confirmation that the inquiry has ended, will be deemed a condition precedent to the completion of the Merger under Section 7.01(a).

(e) The Company will use its commercially reasonable efforts to obtain any consent, approval or waiver, or give any notice, with respect to the Contracts listed on Section 6.03(e) of the Company Disclosure Letter, in each case to the extent reasonably requested by Parent; provided, that the failure to obtain any such consent, approval or waiver, or to give such notice, shall not constitute a breach of covenant or agreement for all purposes of this Agreement, including Section 7.03(b).

(f) Each party hereto will deliver prompt notice to the other parties hereto of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which both (A) is materially adverse to the Company and the Company Subsidiaries, taken as a whole, and (B) would cause any representation or warranty made in this Agreement by such party to be untrue or inaccurate at any time from the date of this Agreement to the Effective Time, (ii) the occurrence any condition set forth in Section 7.01, Section 7.02 and Section 7.03 that is unsatisfied at any time between the date of this Agreement and the Effective Time, and (iii) any material failure of such party or any of its Representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of such party, the conditions to the obligations of the other parties under this Agreement or the remedies available to a party receiving such notification. Without limiting the foregoing, the Company will promptly after it has notice of any of the following notify Parent of (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, or (B) any notice or other communication from any Governmental Entity in connection with the Transactions.

(g) In addition and without limiting the foregoing, Parent shall not, and shall cause its affiliates not to, effect or agree to any business combination (whether structured as a merger, business combination, tender offer, exchange offer or similar transaction) or the acquisition of any assets, licenses, rights, product lines, operations or businesses of any Person that would reasonably be expected to prevent or materially delay the consummation of the Transactions by the Initial Outside Date or make materially more difficult the satisfaction of the conditions set forth in Section 7.01(a) or Section 7.01(b) by the Initial Outside Date. Nothing in this Section 6.03 will apply to or restrict communications or other actions by Parent, any subsidiary of Parent, the Company or any Company Subsidiary with or with respect to Governmental Entities in connection with their respective businesses in the ordinary course of business.

SECTION 6.04. Employee Matters. (a) For a period of one year following the Effective Time, Parent shall provide or cause the Surviving Corporation to provide to each individual who is employed by the Company or any Company Subsidiary immediately prior to the Effective Time (each, a “Continuing Company Employee”) for so long as such individual remains so employed, (i) annual base salary or base wage that is no less favorable than that provided to such Continuing Company Employee by the Company or the Company Subsidiaries immediately prior to the Effective Time, (ii) cash incentive opportunities that are no less favorable than those provided to such Continuing Company Employee by the Company or the Company Subsidiaries immediately prior to the Effective Time, (iii) target equity compensation or long-term incentive opportunities that are no less favorable than those provided by Parent or its affiliates to similarly situated employees, (iv) severance benefits that are no less favorable than those provided to such Continuing Company Employee by the Company or the Company Subsidiaries immediately prior to the Effective Time or as set forth in Section 6.04(a) of the Company Disclosure Letter and (v) other employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Company Employee by the Company or the Company Subsidiaries immediately prior to the Effective Time. Nothing in this Section 6.04 or elsewhere in this Agreement shall be construed to create a right in any Continuing Company Employee to employment with Parent or the Surviving Corporation.

(b) Parent hereby acknowledges that the consummation of the Transactions constitutes a “change in control” or a “change of control” (or a term of similar import) for purposes of any Company Benefit Plan that contains a definition of “change in control” or “change of control” (or a term of similar import), as applicable.

(c) With respect to all compensation and benefit plans, including any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Parent or any of its respective subsidiaries (including any vacation, paid time-off and severance plans), for purposes of determining eligibility to participate, level of benefits and vesting, each Continuing Company Employee’s service with the Company or any Company Subsidiaries (as well as service with any predecessor employer of the Company or any such Company Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Company Subsidiary) shall be treated as service with Parent or any of its subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits and that Parent and its affiliates shall not be required to provide credit for any purpose under any cash or equity incentive plan, defined benefit pension plan, postretirement welfare plan or any plan under which similarly situated employees of Parent and its affiliates do not receive credit for prior service or that is grandfathered or frozen.

(d) With respect to any welfare plan maintained by Parent or any of its subsidiaries in which any Continuing Company Employee is eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such employees or eligible dependents or beneficiaries under the corresponding welfare Company Benefit Plan in which such employees participated immediately prior to the Effective Time and (ii) provide Continuing Company Employees and their eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket maximum requirements to the extent applicable under any such plan.

(e) The provisions of this Section 6.04 are solely for the benefit of the parties to this Agreement, and no Continuing Company Employee or any other Person (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.04 shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or any employee program or any plan or arrangement of Parent or any of its subsidiaries. Nothing herein shall be construed as an amendment to any Company Benefit Plan or plan, program, policy, agreement, arrangement or understanding of Parent.

SECTION 6.05. Indemnification. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer or employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of the Company Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Charter, the Company By-laws, the organizational documents of any Company Subsidiary or any indemnification agreement between such Indemnified Party and the Company or any of the Company Subsidiaries set forth on Section 6.05(a) of the Company Disclosure Letter, in each case as in effect as of the date hereof, (i) shall be assumed by the Surviving Corporation, without further action, at the Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions for the period beginning as of the Effective Time and ending six (6) years from the Effective Time and (iv) shall not, except as may be required by Law, be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party for the period beginning as of the Effective Time and ending six (6) years from the Effective Time. Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.

(b) Without limiting Section 6.05(a) or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Effective Time, in the event of any threatened or actual Proceeding, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director, officer, employee or agent (including a fiduciary with respect to an employee benefit plan) of the Company, any of the Company Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the Transactions, and in each case pertaining to matters pending, existing or occurring at or prior to the Effective Time, whether in any case asserted or arising before or after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by applicable Law upon receipt of appropriate undertakings in favor of Parent and/or the Surviving Corporation to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under this Section 6.05(b)), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Proceeding. Parent and the Surviving Corporation shall at their own expense cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder; provided that Parent and the Surviving Corporation shall be entitled to control and appoint lead counsel for such defense. Parent’s and the Surviving Corporation’s obligations under this Section 6.05(b) shall continue in full force and effect for the period beginning as of the Effective Time and ending six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding.

(c) The Company, with Parent’s prior written consent, may obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) for the period beginning as of the Effective Time and ending six (6) years from the Effective Time, covering each Indemnified Party and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate no less favorable to any Indemnified Party than those of the Company’s directors’ and officers’ liability insurance policies in effect on the date of this Agreement (the “Existing D&O Policies”); provided, however, that the maximum aggregate annual premium for such “tail” insurance policies for any such year shall not exceed the maximum aggregate annual premium contemplated by the second succeeding sentence. If such “tail” insurance policies have been obtained by the Company, Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term (but in any event shall not be required to cause such policies to be maintained for any period more than six (6) years from the Effective Time), and cause all obligations thereunder to be honored by the Surviving Corporation. In the event the Company does not obtain such “tail” insurance policies, then, Parent shall either purchase such “tail” insurance policies or, for the period beginning upon as of the Effective Time and ending six (6) years from the Effective Time, cause the Existing D&O Policies to be maintained in respect of acts or omissions occurring at or prior to the Effective Time

(including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions occurring at or prior to the Effective Time); provided, however, that, in any case, neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of three hundred percent (300%) of the annual premium payable by the Company for coverage for its current fiscal year under the Existing D&O Policies; provided, further, that if the aggregate annual premium of such insurance coverage exceeds such amount, the Surviving Corporation shall be obligated to obtain the most advantageous policy (in Parent’s good faith discretion) available for an aggregate annual premium not exceeding such amount; and provided, further, that Parent or the Surviving Corporation may substitute therefor policies of a reputable and financially sound insurance company containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are, in the aggregate, no less favorable to any Indemnified Party.

(d) In the event that (i) the Surviving Corporation or any of its respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any Person or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 6.05.

(e) The obligations of Parent and the Surviving Corporation under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.05 applies without the consent of such affected Indemnified Party. The provisions of this Section 6.05 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(f) Parent shall pay all reasonable and documented out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided in this Section 6.05.

SECTION 6.06. Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange and except as contemplated, permitted or required by Section 5.02. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties. Notwithstanding the foregoing, without prior consent of the other parties hereto, each party hereto may (a) disseminate information substantially similar to information included in a press release or other document previously approved for public distribution by the other parties hereto; and (b) communicate information that is not confidential information of any other party with financial analysts, investors and media representatives in a manner consistent with its past practice and in compliance with applicable Law.

SECTION 6.07. Stockholder Litigation. Prior to the termination of this Agreement in accordance with Article VIII, the Company shall promptly advise Parent of any Proceeding commenced or, to the knowledge of the Company, threatened, by or on behalf of one or more stockholders of the Company against the Company or its directors, officers or affiliates relating to any Transaction and shall keep Parent promptly and reasonably informed regarding any such Proceeding, will consult with Parent with respect to the defense or settlement of any such Proceedings and will consider Parent’s views with respect to such Proceedings; provided, however, that the Company shall control the defense of such litigation and this Section 6.07 shall not give Parent the right to direct such defense; and provided, further, that no settlement of any such Proceeding shall be agreed to without Parent’s consent, which consent shall not be unreasonably withheld, delayed or conditioned.

SECTION 6.08. Rule 16b-3 Matters. The Company shall take all action, prior to the Effective Time, as may be required or advisable to cause any dispositions or cancellations or deemed dispositions or cancellations of Company equity securities (including derivative securities) in connection with this Agreement or the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

SECTION 6.09. Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement.

SECTION 6.10. Proxy Statement. The Company will, as soon as practicable following the date of this Agreement and in any event within ten (10) business days, prepare and file with the SEC the Proxy Statement in preliminary form, and the Company will use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, including correcting any information that has become false or misleading in any material respect, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. Parent and its counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions, or changes thereto suggested by Parent and its counsel. The Company shall (i) commence mailing the Proxy Statement to the Company’s stockholders as promptly as practicable after filing with the SEC, and, in any event, either (a) the first (1st) business day after the date that is ten (10) calendar days after filing the Proxy Statement in preliminary form if, prior to such date, the SEC does not provide comments or indicates that it does not plan to provide comments or (b) within three (3) business days of being informed by the SEC staff that it has no further comments on the document, and (ii) take all necessary action, including establishing a record date and completing a broker search pursuant to Section 14a-13 of the Exchange Act, to permit the foregoing. Subject to the terms and conditions of this Agreement, the Proxy Statement will include the Company Board Recommendation.

SECTION 6.11. Stockholders Meeting. The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval and, absent an Adverse Recommendation Change made in accordance with Section 5.02, will use its reasonable best efforts to solicit approval of this Agreement. The Company will schedule the Company Stockholders Meeting to be held within thirty (30) calendar days of the initial mailing of the Proxy Statement and, if there are not sufficient affirmative votes represented in person or by proxy at such meeting to adopt this Agreement, will adjourn the Company Stockholders Meeting and reconvene the Company Stockholders Meeting at the earliest practicable date on which the Company Board reasonably expects to have sufficient affirmative votes to adopt this Agreement; provided that, without Parent’s prior consent, the Company shall not adjourn the Company Stockholders Meeting more than fifteen (15) calendar days past the originally scheduled date.

SECTION 6.12. Nasdaq; Post-Closing SEC Reports. Prior to the Effective Time, the Company will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Laws and rules and policies of the Nasdaq Stock Market to delist the Company Common Stock from the Nasdaq Stock Exchange and terminate the registration of the Company Common Stock under the Exchange Act promptly after the Effective Time. Parent will use reasonable best efforts to cause the Surviving Corporation to file with the SEC (a) a Form 25 on the

Closing Date and (b) a Form 15 on the first (1st) business day that is at least ten (10) calendar days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Surviving Corporation is reasonably likely to be required to file any reports in accordance with the Exchange Act during the Delisting Period, the Company will deliver to Parent at least five (5) business days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”). The Post-Closing SEC Reports provided by the Company in accordance with this Section 6.12 will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Laws.

SECTION 6.13. Director Resignations. Prior to the Effective Time, the Company will use its reasonable best efforts to cause each director of the Company and each Company Subsidiary to execute and deliver a letter effectuating such director’s resignation, effective as of the Effective Time, as a director of the Company or such Company Subsidiary, as applicable.

SECTION 6.14. CVR Agreement. As promptly as practicable after the date of this Agreement and, in any event, at or prior to the Effective Time, Parent shall authorize and duly adopt, execute and deliver, and will ensure that a duly qualified Rights Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent and agreed to by Parent and the Company (such agreement not to be unreasonably withheld, conditioned or delayed). Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

SECTION 6.15. Specified Matters. The Parties agree to the matters set forth on Section 6.15 of the Company Disclosure Letter.

ARTICLE VII

Conditions Precedent to the Merger

SECTION 7.01. Conditions to Each Party’s Obligation. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a) Antitrust Clearance. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and (ii) any approvals or clearances applicable to the Merger as set forth in Section 7.01(a) of the Company Disclosure Letter, will have expired, been terminated or obtained, as applicable.

(b) No Legal Restraints. No Judgment issued by any court of competent jurisdiction or Law enacted by any Governmental Entity (collectively, “Legal Restraints”) preventing or prohibiting the consummation of the Merger shall be in effect.

(c) Stockholder Approval. The Company Stockholder Approval shall been duly obtained in accordance with applicable Law, the Company Charter and the Company By-laws at the Company Stockholder Meeting.

SECTION 7.02. Additional Conditions to the Obligations of Parent and Merger Sub. The respective obligation of Parent and Merger to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of (i) the representations and warranties of the Company contained in this Agreement, other than those set forth in Section 3.01 (first sentence only), Section 3.02,

Section 3.04, Section 3.05(a)(i)(x) and Section 3.22, are true and correct, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Company Material Adverse Effect,” as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.01(first sentence only), Section 3.02(b) through Section 3.02(e), Section 3.04, Section 3.05(a)(i)(x), and Section 3.22 are true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date); and (iii) the representations and warranties of the Company contained in Section 3.02(a) are true and correct in all respects, as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), subject only to de minimis inaccuracies.

(b) Performance of Obligations of the Company. The Company will have performed and complied with, in all material respects, its agreements, obligations and covenants required to be performed by it under this Agreement at or prior to the Effective Time.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

(d) Closing Certificate. The Company will have furnished Parent with a certificate dated as of the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied.

SECTION 7.03. Additional Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of (i) the representations and warranties of Parent and Merger Sub contained in Section 4.01 and Section 4.03 are true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date); and (ii) each of the other representations and warranties of Parent and Merger Sub contained in Article IV of this Agreement are true and correct, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Parent Material Adverse Effect,” as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub will have performed in all material respects the covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Closing Certificate. Parent and Merger Sub will have furnished the Company with a certificate dated as of the Closing Date signed on its behalf by a duly appointed officer of Parent to the effect that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

SECTION 7.04. Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.01 or Section 7.02 to be satisfied if such failure was primarily caused by

Parent’s or Merger Sub’s material breach of any of its obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 7.01 or Section 7.03 to be satisfied if such failure was primarily caused by its material breach of any of its obligations under this Agreement.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company:

(i) if the Effective Time has not occurred on or before March 21, 2026 (the “Initial Outside Date”, and as may be extended pursuant to this Section 8.01(b)(i), the “Outside Date”); provided, however, that (x) if, on the date is the third (3rd) business day prior to the Initial Outside Date, one or both of the conditions set forth in Section 7.01(a) and Section 7.01(b) (if the Judgment that has caused such condition to not be satisfied relates to the HSR Act and any Foreign Merger Control Law) shall not have been satisfied or waived on or prior to such date, but all other conditions set forth in Article VII shall have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, provided that such conditions shall be capable of being satisfied on such date), then the Initial Outside Date shall automatically be extended to June 21, 2026 and (y) the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to a party if the failure to consummate the Merger by the Initial Outside Date or the Outside Date, as the case may be, is proximately caused by a material breach of this Agreement by such party (treating Parent and Merger Sub as one party for this purpose); or

(ii) if any Legal Restraint permanently preventing or prohibiting consummation of the Merger shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to a party (treating Parent and Merger Sub as one party for this purpose) whose action or failure to fulfill any obligation under this Agreement has been the principal cause of such Legal Restraint or the failure to remove such Legal Restraint;

(c) by Parent, if the Company breaches any of its representations or warranties or fails to perform any of its covenants, in each case, contained in this Agreement, (i) such that a condition set forth in Section 7.02(a) or Section 7.02(b) would not be then satisfied, measured as of the time Parent asserts a right of termination under this Section 8.01(c), and (ii) such breach or failure to perform cannot be cured prior to the Outside Date or, if capable of being cured, has not been cured prior to the earlier of (x) thirty (30) calendar days after the giving of written notice to the Company of such breach or failure to perform and (y) the Outside Date (provided that Parent and Merger Sub are not then in breach of any representation, warranty or covenant contained in this Agreement, which breach would result in a failure of a condition set forth in Section 7.01 or Section 7.03);

(d) by Parent, if at any time prior to the Company Stockholders Meeting, an Adverse Recommendation Change has occurred;

(e) by the Company, if Parent or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants, in each case, contained in this Agreement, (i) such that a condition set forth in Section 7.03(a) or Section 7.03(b) would not be then satisfied, measured as of the time the Company asserts a right of termination under this Section 8.01(e), and (ii) such breach or failure to perform cannot be cured prior to the Outside Date or, if capable of being cured, has not been cured prior to the earlier of (x) thirty (30) calendar days after the giving of written notice to Parent or Merger Sub of such breach and (y) the Outside Date (provided that the Company is not then in breach of any representation, warranty or covenant contained in this Agreement, which breach would result in a failure of a condition set forth in Section 7.01 or Section 7.02);

(f) by the Company, at any time prior to the receipt of the Company Stockholder Approval, in accordance with Section 8.05(b); or

(g) by Parent or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 8.01(g) will not be available to any party whose material breach of this Agreement has primarily caused, or primarily resulted in, the failure to obtain the Company Stockholder Approval.

SECTION 8.02. Effect of Termination. (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand (except to the extent that such termination results from fraud or the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement), other than the last sentence of Section 6.02, this Section 8.02 and Article IX, which provisions shall survive such termination. For purposes of this agreement, a “willful and material breach” means a material breach of, or a material failure to perform, any representation, warranty or covenant set forth in this Agreement, in each case that is the consequence of an intentional act or intentional omission by a party with the actual knowledge that the taking of such act or failure to take such act would result in such material breach of this or material failure to perform.

(b) In the event that:

(i) the Company terminates this Agreement pursuant to Section 8.01(f);

(ii) Parent terminates this Agreement pursuant to Section 8.01(d); or

(iii) (A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Company Takeover Proposal is made or communicated to the Company Board or publicly proposed or publicly announced and has not, in any case, been withdrawn, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i), Section 8.01(c) or Section 8.01(g), and (C) within twelve (12) months of such termination (1) the transactions contemplated by a Company Takeover Proposal are consummated or (2) the Company enters into a definitive agreement to consummate the transactions contemplated by a Company Takeover Proposal and such transactions are subsequently consummated (whether during or after such twelve (12)-month period), then the Company shall pay (or cause to be paid) to Parent a fee of $190,000,000 (the “Company Termination Fee”). For purposes of this Section 8.02(b), the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(h), except that all references to twenty percent (20%) in such definition shall be deemed references to fifty percent (50%). Any fee due under this Section 8.02(b) shall be paid by wire transfer of same-day funds to an account designated by Parent, (1) in the case of the foregoing clause (i), prior to or simultaneously with such termination of this Agreement, (2) in the case of the foregoing clause (ii), within two (2) business days after the date of such termination of this Agreement and (3) in the case of the foregoing clause (iii), upon signing a definitive agreement for a transaction relating to a Company Takeover Proposal (or, if earlier, the consummation of the transactions contemplated by a Company Takeover Proposal). The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c) Except in the case of fraud or the willful and material breach by the Company of any representation, warranty or covenant set forth in this Agreement, (x) payment of the Company Termination Fee described in this Section 8.02 shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and the Company Subsidiaries and their respective current, former or future Representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and (y) upon payment of the Company Termination

Fee, none of the Company or the Company Subsidiaries or any of their respective current, former or future Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. If the Company fails to promptly make any payment required in accordance with this Section 8.02(c), the Company will indemnify Parent for its fees and expenses (including attorneys’ fees and expenses) incurred in connection with pursuing such payment and will pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable in accordance with this Section 8.02(c).

SECTION 8.03. Fees and Expenses. Except as set forth in Section 6.02, Section 6.03(b), Section 6.05 and Section 8.02, all fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

SECTION 8.04. Amendment; Extension; Waiver. (a) At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance by the other party with any of the agreements or conditions contained in this Agreement (treating Parent and Merger Sub as one party for this purpose). Notwithstanding the foregoing, after the receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the Nasdaq Stock Market require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company.

(b) This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties. Any agreement on the part of a party to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. (a) A termination of this Agreement pursuant to Section 8.01 or an amendment of this Agreement pursuant to Section 8.04 shall, in order to be effective, require, in the case of Parent, Merger Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors. Termination of this Agreement pursuant to Section 8.01 shall not require the approval of the stockholders of the Company.

(b) The Company may terminate this Agreement pursuant to Section 8.01(f) only if (i) the Company Board authorizes the Company to enter into a definitive written agreement constituting a Superior Company Proposal and immediately following such termination, the Company enters into a binding definitive agreement for such Superior Company Proposal, (ii) the Company has complied in all material respects with Section 5.02, including its obligations under Section 5.02(e) in respect of such Superior Company Proposal and (iii) the Company has paid, or simultaneously with the termination of this Agreement pays, the fee due under Section 8.02 that is payable if this Agreement is terminated pursuant to Section 8.01(f).

ARTICLE IX

General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given, (x) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, (y) when delivered, if delivered personally to the intended recipient, and (z) one (1) business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

Pfizer Inc.

66 Hudson Boulevard East

New York, New York, 10001

Attention: Douglas Lankler, Chief Legal Officer

Email:    [**********]

with copies to:

Pfizer Inc.

66 Hudson Boulevard East

New York, NY 10001

Attention:   Alison L. M. O’Neill, Chief Counsel, Strategic Transactions

Email:   [**********]

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:   David K. Lam

      Steven R. Green

Email:    [**********]

      [**********]

(b) if to the Company, to:

Metsera, Inc.

3 World Trade Center

175 Greenwich Street

New York, NY 10007

Attention:  General Counsel

Email:    [**********]

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention:  Scott A. Barshay

      Benjamin Goodchild

Email:   [**********]

      [**********]

SECTION 9.03. Definitions. For purposes of this Agreement:

An “affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein,

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Book-Entry Shares” means shares of Company Common Stock held in the Direct Registration System.

A “business day” means any day on which the principal offices of the SEC in Washington, D.C., are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, New York.

“Company Equity Awards” means, collectively, the Company Stock Options and Company Restricted Stock Awards.

“Company ESPP” means the Company’s 2025 Employee Stock Purchase Plan.

“Company Material Adverse Effect” means any change, event, condition, development, circumstance, effect or occurrence that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) would or would reasonably be expected to prevent the consummation of, or materially impair the ability of the Company to consummate, the Merger by the Outside Date; provided, however, that, in the case of clause (i), no change, event, condition, development, circumstance, effect or occurrence resulting from any of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (A) changes in economic, business and financial conditions generally affecting the biopharmaceutical industry, (B) changes in general economic or regulatory, legislative or political conditions (including the imposition of new or increased trade restrictions, tariffs or trade policies) or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes), in each case in the United States or elsewhere in the world, (C) changes after the date hereof in applicable Law or GAAP (or the authoritative interpretation thereof), (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, cyber-terrorism or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyber-terrorism or terrorism, (E) any hurricane, tornado, flood, volcano, earthquake or other natural or manmade disaster, (F) the failure, in and of itself, of the Company to meet any internal or external projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the public announcement or performance of any of the Transactions (including as to the identity of Parent or Merger Sub as the acquiror of the Company and any stockholder (direct or derivative) Proceeding in respect of this Agreement or any of the Transactions), actions expressly required to be taken by the covenants contained in this Agreement (excluding the Company operating in the ordinary course of business) and any loss of or change in relationship, contractual or otherwise, with any customer, supplier, vendor, licensor, licensee, distributor, Governmental Entity, investor or other business partner, or departure of any employee or officer, of the Company or any of the Company Subsidiaries to the extent resulting from or arising in connection with such announcement or performance (provided that this clause (G) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the announcement or performance of this Agreement or the consummation of the Transactions), (H) any action taken by the Company or any of the Company Subsidiaries at Parent’s written request or with Parent’s written consent or that is expressly required by this Agreement, (I) any epidemic, pandemic or disease outbreak (including COVID-19) or any COVID-19 Measures or any change in such COVID-19 Measures or authoritative interpretations thereof and (J) the matters set forth on Section 9.03(a) of the Company Disclosure Letter, except in the case of clause (A), (B), (C), (D), (E) or (I), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Product” means MET-097i, MET-097o, MET-224o, MET-233i and MET 233i/097i combination.

“Contract” means any contract, lease, license, indenture, note, bond, loan, agreement, concession, subcontract, purchase order, franchise or other binding instrument, in each case, whether written or oral.

“COVID-19” means the COVID-19 pandemic, including any evolutions, mutations or variants of SARS-CoV-2 or the COVID-19 disease, any “second” or “subsequent” waves and any further epidemics or pandemics arising therefrom.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, reduced capacity, social distancing, shut down, closure, sequestration, safety or similar Law, directive, restriction, guideline, response or recommendation of or promulgated by any Governmental Entity or public health authority, including the Centers for Disease Control and Prevention and the World Health Organization, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended, and the Families First Coronavirus Response Act, as may be amended, in each case, in connection with or in response to COVID-19 or any other related global or regional epidemic, pandemic or disease outbreak.

“CVR Agreement” means the Contingent Value Rights Agreement between Parent and the Rights Agent, in substantially the form attached hereto as Exhibit B (subject to changes permitted by Section 6.14).

“Direct Registration System” means the service that provides for electronic direct registration of securities in a record holder’s name on the Company’s transfer books and allows shares to be transferred between record holders electronically.

“Drug Laws” means (a) statutes, laws, ordinances, rules, regulations and administrative policies enforced by the FDA and Centers for Medicare & Medicaid Services and comparable foreign Governmental Entities; (b) all federal and state fraud and abuse Laws, including, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (c) the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. §§ 669, 1035, 1347 and 1518; 42 U.S.C. § 1320d et seq.) and the regulations promulgated thereunder, including the Omnibus Rule effective March 26, 2013 (78 Fed. Rg. 5566), and other implementing rules regulations at 45 CFR Parts 160 and 164 and related binding guidance from the U.S. Department of Health and Human Services (collectively, “HIPAA”); (d) Titles XVIII (42 U.S.C. § 1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder; (e) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. § 1395w-101 et seq.) and the regulations promulgated thereunder; (f) the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and state or local Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry and regulations promulgated thereunder; (g) Laws governing government pricing or price reporting programs and regulations promulgated thereunder, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs, and any state drug price transparency or reporting statutes; (h) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq.; and all regulations, agency guidance or similar legal requirements promulgated thereunder; and (i) any and all other healthcare Laws and regulations from any domestic or international jurisdiction applicable to the Company or any Company Subsidiary or affecting their respective businesses.

“ESPP Purchase Right” means an option to purchase Company Common Stock under the Company ESPP.

“FDA” means the United States Food and Drug Administration.

“Global Trade Control Laws” means the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the economic sanctions rules and regulations implemented under statutory authority and/or President’s Executive Orders and administered by the U.S. Treasury Department’s Office of Foreign Assets Control; U.S. Customs Regulations; European Union (E.U.) Council Regulations on export controls, including Nos. 428/2009, 267/2012; other E.U. Council sanctions regulations, as implemented in E.U. Member States; United Nations sanctions policies; all relevant regulations and legislative instruments made under any of the above; other relevant economic sanctions, export and import control laws, and other Laws, regulations, legislation, orders and requirements imposed by a relevant Governmental Entity.

“Good Clinical Practice Requirements” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials, including those standards contained in 21 C.F.R. Parts 11, 50, 54, 56 and 312, and comparable standards of any other applicable Governmental Entity.

“Good Laboratory Practice Requirements” means the FDA’s standards for conducting non-clinical laboratory studies, including those standards contained in 21 C.F.R. Part 58, and comparable standards of any other applicable Governmental Entity.

“Good Manufacturing Practice Requirements” means the requirements set forth in the quality systems regulations for drugs contained in 21 C.F.R. Parts 210, 211, 600 and 610 and comparable standards of any other applicable Governmental Entity.

“Governmental Entity” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, or self-regulatory organization, department, court, arbitrator or other tribunal, commission, agency or official, including any political subdivision thereof.

“Judgment” means any decree, order, settlement, consent, stipulation, judgment, injunction, writ, award, temporary restraining order or other order in any Proceeding by or with any Governmental Entity.

“knowledge” of any Person means, with respect to any matter in question, the actual knowledge of such Person’s executive officers.

“Law” means any applicable domestic, federal, state, municipal, local, national, supranational, foreign or other statute, law (whether statutory or common law), constitution, code, ordinance, rule, administrative interpretation, regulation, Order, writ, judgment, decree, directive (including those of any self-regulatory organization), arbitration award, license, permit or any other enforceable requirement of any Governmental Entity.

“Milestone Payments” has the meaning given to such term in the CVR Agreement.

“Milestone Payment Date” has the meaning given to such term in the CVR Agreement.

“Parent Material Adverse Effect” means any change, effect, condition, development, circumstance, event or occurrence that, individually or in the aggregate, would or would reasonably be expected to prevent the consummation of, or materially impair Parent’s ability to consummate, the Merger by the Outside Date.

A “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Personal Information” means any information or data that, alone or in combination with other available information, identifies any natural person, or that otherwise constitutes “personal information,” “personal data,” or “protected health information” or analogous term as defined under applicable Law related to privacy, data security, data protection or the Processing of Personal Information.

“Process” or “Processing” means any operation or set of operations performed upon data or information, whether or not by automatic means, including collection, access, organization, storage, adaptation, alteration, correction, retrieval consultation, use, disclosure, dissemination, transmission, transfer, making available, alignment, combination, deleting, erasure or destruction.

“Restricted Markets” means any country or region that is the target of comprehensive sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), including, as of the date of this Agreement, the Crimea, so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine, Russia, Cuba, Iran, Venezuela, North Korea and Syria.

“Restricted Parties” include, but are not limited to, those on the following lists: the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals List and the Sectoral Sanctions Identifications List, as administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the entities subject to restrictive measures and the Consolidated List of Persons, Groups and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy; the List of Excluded Individuals / Entities, as published by the U.S. Health and Human Services – Office of Inspector General; any lists of prohibited or debarred parties established under the U.S. Federal Food Drug and Cosmetic Act; the list of persons and entities suspended or debarred from contracting with the U.S. government; and similar lists of restricted parties maintained by the Governmental Entities of the jurisdictions of business, import, and export.

“Rights Agent” means the transfer agent of the Company or, at the election of Parent, such other person selected by Parent and reasonably acceptable to the Company.

“Security Breach” means any breach of security leading to the unauthorized acquisition of, access to, Processing of, loss of, or misuse of Personal Information or other confidential information Processed controlled by the Company or any Company Subsidiary.

“Standard Contracts” means non-exclusive (a) off-the-shelf, “shrink wrap” or other licenses for generally commercially available software (including open source software) or hosted or cloud based services, (b) licenses to customers, vendors, distributors, suppliers or resellers of the Company or any Company Subsidiary entered into in the ordinary course of business, in each case, for their use or provision of products and services sold by or on behalf of the Company or any Company Subsidiary, or for the provisions of goods or services to or on behalf of the Company or any Company Subsidiary, (c) material transfer agreements, clinical trial agreements and nondisclosure agreements entered into in the ordinary course of business or (d) licenses of Intellectual Property rights granted under a Contract to which the license is incidental, and which license does not provide any third party any right to market or commercialize any Intellectual Property licensed thereunder.

A “subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

SECTION 9.04. Interpretation. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this

Agreement. References to “this Agreement” shall include the Company Disclosure Letter. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in the Company Disclosure Letter, any Exhibit or any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “or” shall not be exclusive. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to September 21, 2025. Unless the context requires otherwise (a) any definition of or reference to any “Contract,” instrument or other document or any Law herein shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to “Articles,” “Sections” and “Exhibits” shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement. The term “made available to Parent” as it relates to materials provided to Parent means copies of the subject materials which were made available to Parent or any of its affiliates or Representatives either (i) in the virtual dataroom hosted by Datasite and maintained by the Company or (ii) in writing with respect to materials specifically referenced in the Company Disclosure Letter, in each case at least one (1) business day prior to the date of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties. (a) This Agreement, the Confidentiality Agreement, the Voting and Support Agreements and the CVR Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties and their affiliates, or any of them, with respect to the subject matter of this Agreement, the Confidentiality Agreement, the Voting and Support Agreements and the CVR Agreement and (ii) except for Section 6.05 and the rights of holders of CVRs to receive payment in accordance with the terms of this Agreement and the CVR Agreement, are not intended to confer upon any Person other than the parties any rights or remedies. Notwithstanding clause (ii) of the immediately preceding sentence, following the Effective Time the provisions of Article I shall be enforceable by holders of Certificates and holders of Book-Entry Shares solely to the extent necessary to receive the Merger Consideration to which such holders are entitled to thereunder and the provisions of Section 2.03 shall be enforceable by holders of awards under Company Stock Plans to the extent necessary to receive the amounts to which such holders are entitled thereunder.

(b) Each of Parent and Merger Sub acknowledges that, except for the representations and warranties contained in Article III, neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty, and neither Parent nor Merger Sub is relying or has relied on any such representation or warranty, with respect to the Company or any of the Company Subsidiaries or with respect to any other information made available to Parent or Merger Sub, or their respective Representatives, in connection with the Transactions, including the accuracy or completeness thereof. Except in the case of fraud, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Transactions, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Article III.

(c) Without limiting the Company’s remedies in the case of fraud, the Company acknowledges that, except for the representations and warranties contained in Article IV, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information made available to the Company in connection with the Transactions.

SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10. Specific Enforcement; Jurisdiction. (a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 9.10(b), without the necessity of proving the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The right to specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without such right, none of the parties would have entered into this Agreement.

(b) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware) for the purpose of any Proceeding arising out of or relating to this Agreement, the Merger or any of the other Transactions, and each of the parties hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in such court. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware) in the event any Proceeding arises out of this Agreement, the Merger or any of the other Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, the Merger or any of the other Transactions, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 9.02 (provided that nothing in this Section 9.10(b) shall affect the right of any party to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement, the Merger or any of the other Transactions in any court other than the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware). The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

SECTION 9.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Proceeding arising out of this Agreement, the Merger or any other Transaction. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.11.

[remainder of page intentionally blank; signature pages follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

PFIZER INC., as Parent,

By:	/s/ Albert Bourla
Name: Albert Bourla Title: Chairman and CEO

MAYFAIR MERGER SUB, INC., as Merger Sub,

By:	/s/ Deborah Baron
Name: Deborah Baron Title: President

[Signature Page to Agreement and Plan of Merger]

METSERA, INC., as the Company,

By:	/s/ Christopher Whitten Bernard
Name: Christopher Whitten Bernard
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

to

Agreement and Plan of Merger

Certificate of Incorporation of the Surviving Corporation

Exhibit A

to

Agreement and Plan of Merger

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

METSERA, INC.

ARTICLE I

The name of the corporation is: Metsera, Inc. (the “Corporation”).

ARTICLE II

The address, including street, number, city, and county of the registered office of the Corporation in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Section 1. The Corporation shall be authorized to issue 1,000 shares of capital stock, all of which 1,000 shares shall be shares of common stock, par value $0.01 per share (the “Common Stock”).

Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.

ARTICLE V

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE VI

In furtherance and not in limitation of those powers conferred by law, the board of directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the by-laws of the Corporation (the “By-Laws”).

ARTICLE VII

Meetings of the stockholders shall be held at such place, within or without the State of Delaware as may be designated by, or in the manner provided in, the By-Laws or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

ARTICLE VIII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereinafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE IX

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE X

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE XI

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Exhibit B

to

Agreement and Plan of Merger

Form of CVR Agreement

Exhibit B

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT is made and entered into as of [•] (this “Agreement”) by and between Pfizer Inc., a Delaware corporation (“Parent”), and [RIGHTS AGENT] as Rights Agent (the “Rights Agent”).1

RECITALS

A. Metsera, Inc., a Delaware corporation (the “Company”), Parent and Mayfair Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger dated as of September 21, 2025 (as amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company being the surviving corporation (the “Acquisition”).

B. Pursuant to the Merger Agreement, in connection with the Acquisition, Parent has agreed to issue contractual contingent value rights to receive, subject to the terms and conditions set forth in this Agreement, the Milestone Payments (as defined herein) contingent upon the achievement of the applicable Milestones (as defined herein) during each Milestone Period (as defined herein), to the record holders (the “Holders”) of (i) the outstanding Shares (as defined herein), other than Shares canceled or converted pursuant to Section 2.01(b) of the Merger Agreement and Appraisal Shares (such Shares to receive CVRs (as defined herein), the “CVR Shares”), (ii) Company Stock Options which have an exercise price per Share that is less than the Closing Amount (the “Company Options”) and (iii) Company Restricted Stock Awards, in each case that are outstanding as of immediately prior to the Effective Time.

C. In accordance with the Merger Agreement, one (1) CVR shall be issued for each CVR Share, and additional CVRs shall be issued in accordance with Section 2.03 of the Merger Agreement for the Shares underlying certain Company Options and Company Restricted Stock Awards.

AGREEMENT

The Parties to this Agreement, for and in consideration of the premises and the consummation of the transactions referred to above, intending to be legally bound, hereby mutually covenant and agree, for the equal and proportionate benefit of all CVR Holders, as follows:

SECTION 1 DEFINITIONS

1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them below:

“Acting Holders” means CVR Holders of not less than forty percent (40%) of the outstanding CVRs as set forth in the CVR Register.

An “affiliate” of any Person means another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

[1]	Note to Draft: The Agreement remains subject to the Rights Agent’s review.

“Business Day” means any day on which banks are not required or authorized by Law to close in New York, New York.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Parent in which Parent is not the surviving entity, and (c) any other similar transaction involving Parent in which Parent is the surviving or continuing entity but in which the stockholders of Parent immediately prior to such transaction (as stockholders of Parent) own less than fifty percent (50%) of Parent’s voting power immediately after the transaction.

“Clinical Trial Milestone” means the Initiation of the first Phase 3 Clinical Trial for the Combination Product for chronic weight management.

“Clinical Trial Milestone Payment” means $5.00 in cash, without interest, per CVR.

“Clinical Trial Milestone Payment Amount” means, for a given CVR Holder, with respect to the achievement of the Clinical Trial Milestone, a one-time payment equal to the product of (a) the Clinical Trial Milestone Payment and (b) the number of CVRs held by such CVR Holder as reflected on the CVR Register as of the close of business on the date of the Clinical Trial Milestone Achievement Notice.

“Clinical Trial Milestone Payment Date” means the date that is selected by Parent not more than thirty (30) days following the date on which the Clinical Trial Milestone is achieved.

“Clinical Trial Milestone Period” means the period commencing as of the Effective Time and ending on December 31, 2027.

“Combination FDA Approval” means Regulatory Approval of the Combination Product in the United States for chronic weight management.

“Combination FDA Approval Milestone” means the receipt from the FDA by Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries) of the Combination FDA Approval.

“Combination FDA Approval Milestone Payment” means $10.50 in cash, without interest, per CVR.

“Combination FDA Approval Milestone Payment Amount” means, for a given CVR Holder, with respect to the achievement of the Combination FDA Approval Milestone, a one-time payment equal to the product of (a) the Combination FDA Approval Milestone Payment and (b) the number of CVRs held by such CVR Holder as reflected on the CVR Register as of the close of business on the date of the Combination FDA Approval Milestone Achievement Notice.

“Combination FDA Approval Milestone Payment Date” means the date that is selected by Parent not more than thirty (30) days following the date on which the Combination FDA Approval Milestone is achieved.

“Combination FDA Approval Milestone Period” means the period commencing as of the Effective Time and ending on December 31, 2031.

“Combination Product” means the injectable fixed dose combination of MET-233i and MET-097i on a dosing basis of on or around every twenty eight (28) days.

“Commercially Reasonable” means, with respect to any expenditure, that such expenditure satisfies the financial return and other metrics customarily taken into account by Parent in determining whether to fund the direct clinical drug development for a drug product candidate, taking into account issues of intellectual property coverage, safety, tolerability and efficacy, stage of development, product profile, the competitiveness of other products in development by third-parties or in the marketplace, supply chain management considerations, proprietary position, regulatory exclusivity, the regulatory structure involved, anticipated or approved labeling, present and future market and commercial potential, the likelihood of receipt of regulatory approval, any delays or pauses of programs relating to external factors (including pandemics, natural disaster, government shutdown, war, terrorist attack and cyber-attack), profitability (including pricing and reimbursement status achieved or likely to be achieved), any governmental charges or levies imposed upon or measured by the import, export, use, manufacture, processing or sale of the product, including customs duties/tariffs, amounts payable to licensors of patents or other intellectual property rights, alternative products and programs, and legal issues, to the extent customarily taken into account by Parent and its affiliates in making financial investment decisions.

“CVR” means the rights of CVR Holders to receive Milestone Payment Amounts pursuant to the Merger Agreement and this Agreement.

“CVR Holder” means a Person in whose name a CVR is registered in the CVR Register, who shall initially be the Holders.

“CVR Products” means (a) with respect to the Clinical Trial Milestone, the Combination Product, (b) with respect to the Mono FDA Approval Milestone, the Mono Product, and (c) with respect to the Combination FDA Approval Milestone, the Combination Product.

“Equity Award Holder” means a CVR Holder who was or has been granted a CVR with respect to a Company Equity Award.

“FDA” means the U.S. Food and Drug Administration, or any successor thereto.

“Initiate” means, with respect to a clinical study, to initiate the first dosing of the first human subject in such clinical study.

“Initiation” means the act of Initiating a clinical study.

“MET-097i” means the compound denoted by the Company as MET-097i as of the date hereof, including (a) any molecule containing or derived from the same molecular scaffold as the compound denoted by the Company as MET-097i as of the date hereof, (b) any derivatives of such compounds or compounds described in clause (a), or (c) any stereoisomers or metabolites of the compound denoted by the Company as MET-097i as of the date hereof or compounds described in clauses (a) or (b); provided that, for purposes of this Agreement, a compound otherwise qualifying as “MET-097i” shall not cease to be MET-097i as a result of any change in the formulation of MET-097i.

“MET-233i” means the compound denoted by the Company as MET-233i as of the date hereof, including (a) any molecule containing or derived from the same molecular scaffold as the compound denoted by the Company as MET-233i as of the date hereof, (b) any derivatives of the compound denoted by the Company as MET-233i as of the date hereof or compounds described in clause (a), or (c) any stereoisomers or metabolites of the compound denoted by the Company as MET-233i as of the date hereof or compounds described in clauses (a) or (b); provided that, for purposes of this Agreement, a compound otherwise qualifying as “MET-233i” shall not cease to be MET-233i as a result of any change in the formulation of MET-233i.

“Milestone” means each of the Clinical Trial Milestone, the Mono FDA Approval Milestone and the Combination FDA Approval Milestone, as the context requires. The plural form “Milestones” shall mean the Clinical Trial Milestone, the Mono FDA Approval Milestone and the Combination FDA Approval Milestone, collectively.

“Milestone Achievement Notice” means each of the Clinical Trial Milestone Achievement Notice, the Mono FDA Approval Milestone Achievement Notice or the Combination FDA Approval Milestone Achievement Notice, as the context requires.

“Milestone Payment” means each of the Clinical Trial Milestone Payment, the Mono FDA Approval Milestone Payment or the Combination FDA Approval Milestone Payment, as the context requires. The plural form “Milestone Payments” shall mean the Clinical Trial Milestone Payment, the Mono FDA Approval Milestone and the Combination FDA Approval Milestone Payment, collectively.

“Milestone Payment Amount” means, for a given CVR Holder, with respect to the achievement of the applicable Milestone, a one-time payment equal to the product of (a) the applicable Milestone Payment and (b) the number of CVRs held by such CVR Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Achievement Notice.

“Milestone Payment Date” means each of the Clinical Trial Milestone Payment Date, the Mono FDA Approval Milestone Payment Date or the Combination FDA Approval Milestone Payment Date, as the context requires. The plural form “Milestone Payment Dates” shall mean the Clinical Trial Milestone Payment Date, the Mono FDA Approval Milestone Payment Date and the Combination FDA Approval Milestone Payment Date, collectively.

“Milestone Period” means each of the Clinical Trial Milestone Period, the Mono FDA Approval Milestone Period or the Combination FDA Approval Milestone Period, as the context requires.

“Mono FDA Approval” means Regulatory Approval of the Mono Product in the United States for chronic weight management.

“Mono FDA Approval Milestone” means the receipt from the FDA by Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries) of the Mono FDA Approval.

“Mono FDA Approval Milestone Payment” means $7.00 in cash, without interest, per CVR.

“Mono FDA Approval Milestone Payment Amount” means, for a given CVR Holder, with respect to the achievement of the Mono FDA Approval Milestone, a one-time payment equal to the product of (a) the Mono FDA Approval Milestone Payment and (b) the number of CVRs held by such CVR Holder as reflected on the CVR Register as of the close of business on the date of the Mono FDA Approval Milestone Achievement Notice.

“Mono FDA Approval Milestone Payment Date” means the date that is selected by Parent not more than thirty (30) days following the date on which the Mono FDA Approval Milestone is achieved.

“Mono FDA Approval Milestone Period” means the period commencing as of the Effective Time and ending on December 31, 2029.

“Mono Product” means injectable MET-097i on a dosing basis of on or around every twenty eight (28) days.

“Parent Group” means any of Parent or its affiliates (or any of their respective designees, successors or assignees, including any successor-in-interest or assignee with respect to rights under a CVR Product).

“Parties” means Parent and the Rights Agent.

“Permitted Transfer” means: a transfer of CVRs (a) on death of the CVR Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries of the CVR

Holder upon the death of the settlor; (c) pursuant to a court order (including in connection with bankruptcy or liquidation); (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner; (f) with the written consent of Parent; (g) if the CVR Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (provided that such distribution or transfer does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act); or (h) as provided in Section 2.6.

“Phase 3 Clinical Trial” means a human clinical trial of a product on a sufficient number of subjects in an indicated patient population that is designed to establish that such product is safe and efficacious for its intended use and to determine the benefit/risk relationship, warnings, precautions and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support the submission of an application for Regulatory Approval of such product, including the trials referred to in 21 C.F.R. § 312.21(c) or 21 C.F.R. Part 314 Subpart H, as amended, or their foreign equivalents. A Phase 3 Clinical Trial includes (a) with respect to a “phase 2/3 clinical trial,” only the portion of such clinical trial that is regarded as its phase 3 component, in accordance with the applicable protocol, and otherwise satisfies the requirements of this definition and the “Initiation” of such Phase 3 Clinical Trial shall be deemed to be achieved upon the first dosing of the first human subject under the phase 3 component of such clinical trial, in accordance with the applicable protocol, and (b) any human clinical trial that would, based on interactions with a regulatory authority or otherwise prior to the initiation of such trial, satisfy the requirements of 21 C.F.R. § 312.21(c) or 21 C.F.R. Part 314 Subpart H (or their successor regulations or the non-U.S. equivalents thereof).

“Regulatory Approval” of a CVR Product means all approvals of the FDA that are necessary for the commercial marketing and sale or introduction into interstate commerce of the CVR Product, including, as applicable, a Biologics License Application or New Drug Application, as defined in the United States Federal Food, Drug, and Cosmetic Act, as amended, and any applicable regulations promulgated thereunder by the FDA, including approval through the FDA’s Fast Track program, Accelerated Approval program or other FDA accelerated or conditional approvals.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Shares” means shares of common stock, par value $0.00001 per share, of the Company.

“Significant Pharmaceutical Company” means a company (a) which, together with its affiliates, has capabilities and experience in the development, manufacture, distribution and commercialization of pharmaceutical products for human use, (b) which, together with its affiliates, has development, regulatory and scientific infrastructure relevant to the applicable CVR Product that is sufficient to develop such CVR Product, (c) that, in its most recent fiscal year completed prior to the close of the transaction pursuant to which such company obtained global rights to the applicable CVR Product, either (i) had annual consolidated revenues (with its affiliates) of at least $5 billion, as reflected in such company’s audited financial statements, or (ii) was one of the top thirty (30) pharmaceutical companies, as determined based on worldwide annual revenue, and (d) which would reasonably be expected to have sufficient available cash to pay the applicable Milestone Payment Amount payable to all CVR Holders when due in accordance with the terms of this Agreement.

A “subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

SECTION 2 CONTINGENT VALUE RIGHTS

2.1 Authority; Issuance of CVRs; Appointment of Rights Agent.

(a) Parent has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement, performance of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. Parent has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Rights Agent, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity). The execution, delivery and performance by Parent of this Agreement does not, and the consummation of the transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the organizational documents of Parent, (ii) any contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any judgment or law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of the foregoing clauses (ii) and (iii), any such items that would not reasonably be expected to, individually or in the aggregate, prevent the consummation of, or materially impair Parent’s ability to consummate, the transactions contemplated hereby. No consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(b) At the Effective Time (or thereafter as provided in the Merger Agreement), one (1) CVR will be issued with respect to each CVR Share and each Share underlying the Company Options and Company Restricted Stock Awards in accordance with the terms of the Merger Agreement.

(c) Parent hereby appoints [●] as the Rights Agent to act as rights agent for Parent in accordance with the instructions hereinafter set forth in this Agreement, and [●] hereby accepts such appointment.

2.2 Nontransferable. The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any purported transfer of a CVR in violation of this Section 2.2 shall be null and void ab initio.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued in book-entry form only and shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep an up-to-date register (the “CVR Register”) for the registration of the CVRs and Permitted Transfers of the CVRs as herein provided.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer in a form reasonably satisfactory to the Rights Agent, duly executed by the registered CVR Holder thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, including the evidence of authority of the party presenting the CVR for transfer, which authority may include, if applicable, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer

Association. A request for a transfer of a CVR must be accompanied by such documentation establishing that the transfer is a Permitted Transfer. Upon receipt of such written request and materials, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent, evidencing the same right and will entitle the transferee to the same benefits and rights under this Agreement as those previously held by the transferor. No transfer of a CVR will be valid unless and until registered in the CVR Register, and any transfer not duly registered in the CVR Register shall be null and void ab initio. Any registration, transfer or assignment of the CVRs shall be without charge to the Holder (other than payment of a sum to the extent necessary to cover any stamp or other Tax or other governmental charge that is imposed in connection with any such registration, transfer or assignment).

(d) Subject to the Rights Agent’s bona fide procedures to validate the identity of a CVR Holder, a CVR Holder (or an authorized representative thereof) may make a request to the Rights Agent to change such CVR Holder’s address of record in the CVR Register. Upon receipt of such request and proper validation of the identity of such CVR Holder, the Rights Agent shall promptly record the change of address in the CVR Register. The written request must be duly executed by the CVR Holder and conform to such other reasonable requirements as the Rights Agent may from time to time establish.

2.4 Payment Procedure.

(a) If the Clinical Trial Milestone is achieved at any time prior to the expiration of the Clinical Trial Milestone Period, then, on or prior to the Clinical Trial Milestone Payment Date, Parent will deliver or cause to be delivered to the Rights Agent (i) a written notice (the “Clinical Trial Milestone Achievement Notice”) certifying the date of the achievement of the Clinical Trial Milestone and that each Holder is entitled to receive the Clinical Trial Milestone Payment Amount applicable to such Holder, (ii) any letter of instruction reasonably required by the Rights Agent and (iii) cash, by wire transfer of immediately available funds to an account designated by the Rights Agent, equal to the aggregate Clinical Trial Milestone Payment Amounts due to all CVR Holders (other than Clinical Trial Milestone Payment Amounts due to Equity Award Holders, which amounts shall be retained by Parent for payment in accordance with Section 2.4(e) hereof and Section 2.03 of the Merger Agreement) pursuant to Section 4.2.

(b) If the Mono FDA Approval Milestone is achieved at any time prior to the expiration of the Mono FDA Approval Milestone Period, then, on or prior to the Mono FDA Approval Milestone Payment Date, Parent will deliver or cause to be delivered to the Rights Agent (i) a written notice (the “Mono FDA Approval Milestone Achievement Notice”) certifying the date of the achievement of the Mono FDA Approval Milestone and that each Holder is entitled to receive the Mono FDA Approval Milestone Payment Amount applicable to such Holder, (ii) any letter of instruction reasonably required by the Rights Agent and (iii) cash, by wire transfer of immediately available funds to an account designated by the Rights Agent, equal to the aggregate Mono FDA Approval Milestone Payment Amounts due to all CVR Holders (other than Mono FDA Approval Milestone Payment Amounts due to Equity Award Holders, which amounts shall be retained by Parent for payment in accordance with Section 2.4(e) hereof and Section 2.03 of the Merger Agreement) pursuant to Section 4.2.

(c) If the Combination FDA Approval Milestone is achieved at any time prior to the expiration of the Combination FDA Approval Milestone Period, then, on or prior to the Combination FDA Approval Milestone Payment Date, Parent will deliver or cause to be delivered to the Rights Agent (i) a written notice (the “Combination FDA Approval Milestone Achievement Notice”) certifying the date of the achievement of the Combination FDA Approval Milestone and that each Holder is entitled to receive the Combination FDA Approval Milestone Payment Amount applicable to such Holder, (ii) any letter of instruction reasonably required by the Rights Agent and (iii) cash, by wire transfer of immediately available funds to an account designated by the Rights Agent, equal to the aggregate Combination FDA Approval Milestone Payment Amounts due to all CVR Holders (other than Combination FDA Approval Milestone Payment Amounts due to Equity Award Holders, which amounts shall be retained by Parent for payment in accordance with Section 2.4(e) hereof and Section 2.03 of the Merger Agreement) pursuant to Section 4.2.

(d) The Rights Agent will promptly, and in any event within five (5) Business Days of receipt of the applicable Milestone Achievement Notice and any letter of instruction reasonably required by the Rights Agent, send each CVR Holder at its registered address a copy of the applicable Milestone Achievement Notice (at Parent’s sole cost and expense) and pay the applicable Milestone Payment Amount to each CVR Holder that is not an Equity Award Holder [(i)] by check mailed to the address of such CVR Holder as reflected in the CVR Register as of the close of business on the date of the applicable Milestone Achievement Notice or [(ii) with respect to any such CVR Holder that is due an aggregate amount in excess of [$100,000] and has provided the Rights Agent with wiring instructions, by wire transfer of immediately available funds to the account designated in such instruction. Parent acknowledges that additional wire transfer fees may apply, which, if applicable, shall be deducted from the amount payable to any CVR Holder that elects for payment by wire transfer]2.

(e) With respect to any Milestone Payment Amount due to any Equity Award Holder, Parent shall, or shall cause the Surviving Corporation or an affiliate thereof to, pay, as soon as reasonably practicable following the Milestone Payment Date (or, in the case of Company Equity Awards that are unvested as of immediately prior to the Effective Time (and that do not vest by their terms as a result of the occurrence of the Effective Time), the applicable vesting date (which for CVRs in respect of Company Stock Options shall be no later than the first anniversary of the Closing subject to the holder’s continued service with Parent or its subsidiaries through the first anniversary of the Closing) if later (for clarity, no payment shall be made unless and until the Company Equity Award has vested)), through Parent’s, the Surviving Corporation’s or such affiliate’s payroll system or by the Paying Agent, the Milestone Payment Amount applicable to such Equity Award Holder, in each case subject to Section 2.03(c) of the Merger Agreement. If Parent determines that it is not reasonably practicable to make any such payment in accordance with this Section 2.4(e) through the applicable payroll system or payroll provider or by the Paying Agent, then the Surviving Corporation will issue a check for such payment to such Equity Award Holder (less applicable withholding Taxes, if any), which check will be sent by overnight courier to the most recent address on the Surviving Corporation’s personnel records for such Equity Award Holder as soon as reasonably practicable following the Milestone Payment Date, in each case subject to Section 2.03(c) of the Merger Agreement.

(f) Any portion of the aggregate Milestone Payment Amounts that remain undistributed to the CVR Holders twelve (12) months after the date of the Milestone Achievement Notice shall be delivered by the Rights Agent to Parent, upon demand, and any CVR Holder shall thereafter look only to Parent for payment of such CVR Holder’s Milestone Payment Amount, without interest, but such CVR Holder shall have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.

(g) Neither Parent nor the Rights Agent shall be liable to any Person in respect of the Milestone Payment Amounts delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If, despite Parent’s and/or the Rights Agent’s obligations as provided herein to deliver a Milestone Payment Amount to the applicable Holder, such Milestone Payment Amount has not been paid prior to the date on which such Milestone Payment Amount would otherwise escheat to any Governmental Entity, any such Milestone Payment Amount shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(h) With respect to cash deposited by Parent with the bank or financial institution designated by Rights Agent, Rights Agent agrees to cause such bank or financial institution to establish and maintain a separate AA-rated demand deposit account, therefor in the name of Rights Agent for the benefit of the Company. Rights Agent will only draw upon cash in such account(s) as required from time to time in order to make payments as required under this Agreement and any applicable tax withholding payments. Rights Agent shall have no responsibility or liability for any diminution of funds that may result from any deposit or investment made by Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank,

[2]	Note to Draft: Subject to confirmation by Rights Agent of payment procedures.

financial institution or other third party, in the absence of fraud, bad faith or willful misconduct by or on behalf of Rights Agent. Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. Rights Agent shall not be obligated to pay such interest, dividends or earnings to Parent, the Company, any holder or any other party. Rights Agent is acting as an agent hereunder and is not a debtor of the Company in respect of cash deposited hereunder. For the avoidance of doubt, Parent acknowledges that (i) the Rights Agent is not a bank or a trust company, (ii) the Rights Agent is not acting in any sort of capacity as an “escrow” or similar agent hereunder, and (iii) nothing in this Agreement shall be construed as requiring the Rights Agent to perform any services that would require registration with any governmental authority as a bank or a trust company.

(i) Rights Agent shall be responsible for information reporting required under applicable Law with respect to the CVRs to the extent required under applicable Law. Parent shall use commercially reasonable efforts to cooperate with Rights Agent to provide any information in Parent’s possession and not otherwise available to Rights Agent as is reasonably necessary for the Rights Agent to carry out its obligations in this Section 2.4(i).

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any CVR Holder, except as specifically provided herein.

(b) The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Acquisition. The rights of the CVR Holders and the obligations of Parent are contract rights limited to those expressly set forth in this Agreement, and such CVR Holders’ sole right to receive property hereunder is the right to receive cash from Parent, if any, through the Rights Agent in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent.

2.6 Ability to Abandon the CVR. A CVR Holder may at any time at its option abandon all of its remaining rights in a CVR by transferring the CVR to Parent or any of its successors or assigns without consideration therefor, and Parent shall promptly notify the Rights Agent in writing of such transfer. Nothing in this Section 2.6 is intended to prohibit Parent or any of its affiliates from offering to acquire CVRs for consideration in its sole discretion. Any CVRs acquired by Parent or any of its affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Sections 5 and 6.

2.7 Withholding.

(a) Each member of the Parent Group (including the Surviving Corporation), the Rights Agent, and any other Person who has any obligation to deduct or withhold from any amount payable pursuant to this Agreement shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the amounts otherwise payable pursuant to this Agreement such amounts as are required by applicable Law to be deducted and withheld. Prior to making any such withholdings or causing any such withholdings to be made with respect to any holder, except with respect to amounts treated as compensation for Tax purposes, Rights Agent shall provide, if applicable, a reasonable opportunity for such holder to provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts. Each member of the Parent Group (including the Surviving Corporation) and the Rights Agent may assume all such forms in its possession or provided by any such holder are valid under applicable Tax Law until subsequently notified by such holder. Unless otherwise directed by Parent, the Rights Agent shall promptly and timely remit, or cause to be remitted, any amounts withheld in respect of Taxes to the appropriate Governmental Entity in accordance with applicable Law. To the extent that amounts are so deducted or withheld and properly remitted to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(b) It is intended that each payment provided under this Agreement with respect to an Equity Award Holder (the “Payments”) is a separate “payment” for purposes of Section 1.409A-2(b)(2)(i) of the U.S. Treasury Regulations. For the avoidance of doubt, it is intended that the Payments satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder and any state law of similar effect (collectively “Section 409A”) provided under Treasury Regulations Section 1.409A-1(b)(4) and, to the extent not so exempt, that the Payments comply, and this Agreement be interpreted to the greatest extent possible, as consistent with Treasury Regulations Section 1.409A-3(i)(5)(iv)(A) – that is, as “transaction-based compensation.” Therefore, Payments under this Agreement may be earned or paid after the fifth (5th) anniversary of the Closing. To the extent this Agreement (and any definitions hereunder), or any payments hereunder, are not exempt, they shall be construed in a manner that complies with Section 409A and shall incorporate by reference all required definitions and payment terms. The Parties intend to treat each Milestone as a valid performance condition and each respective Milestone Payment as subject to a substantial risk of forfeiture as defined under Section 409A. Notwithstanding the foregoing, none of Parent, the Company, or any of their respective Representatives make any representation or warranty and will have no liability to any Person if any payments under this Agreement are determined to constitute deferred compensation under Section 409A (or any similar U.S. state tax law) that are subject to certain additional federal, state or other Taxes.

2.8 Tax Treatment. For U.S. federal and applicable state and local income Tax purposes, except to the extent that any portion of any Milestone Payment Amount is required to be treated as imputed interest under applicable Tax Law, the parties hereto intend to treat (a) the Milestone Payments made in respect of the CVRs issued in exchange for Company Common Stock and any Company Restricted Stock Award with respect to which an election under Section 83(b) of the Code has been timely made and provided to Parent as additional consideration for or in respect of such Company Common Stock (or applicable Company Restricted Stock Award) pursuant to the Merger Agreement (and not to treat the issuance of the CVR to holders of Company Common Stock (or applicable Company Restricted Stock Award) as a payment itself) and (b) Milestone Payments made in respect of the CVRs issued in respect of the Company Equity Awards, other than Company Restricted Stock Awards with respect to which an election under Section 83(b) of the Code has been timely made, as additional compensation for or in respect of the applicable Company Equity Awards (and not to treat the issuance of the CVR to holders of Company Equity Awards as a payment itself), and, in each case, none of the parties hereto will take any position to the contrary on any Tax Return, any other filing with a Governmental Entity related to Taxes or for other Tax purposes except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law) or a change in Law after the date hereof. The parties hereto shall report imputed interest on the CVRs to the extent required by applicable Law.

SECTION 3 THE RIGHTS AGENT

3.1 Certain Duties and Responsibilities.

(a) The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement or for any other damages or causes of action arising from or related to the Agreement, except to the extent of its willful or intentional misconduct, bad faith, gross negligence or fraud (in each case as determined by a court of competent jurisdiction).

(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any Person, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent. All rights of action under this Agreement may be enforced by the Rights Agent, any claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent will be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

3.2 Certain Rights of Rights Agent. The provisions of this Section 3.2 below shall survive the termination of this Agreement, the resignation, replacement or removal of the Rights Agent and the exercise, termination and expiration of the CVRs. The Rights Agent undertakes to perform only the duties and obligations specifically set forth in this Agreement, and no implied duties, covenants or obligations shall be read into this Agreement against the Rights Agent. In addition, Parent, the Company and the CVR Holders each agree that the Rights Agent shall have the following rights:

(a) the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, power of attorney, endorsement, order or other paper or document believed by it in good faith to be genuine and to have been signed, executed and, where necessary, verified or acknowledged by the proper party or parties;

(b) the Rights Agent may rely on and shall be held harmless in acting upon written (including electronically transmitted) or oral instructions from Parent, the Company or any CVR Holder with respect to any matter relating to its acting as Rights Agent;

(c) whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence, willful or intentional misconduct or fraud on its part (in each case, as determined by a court of competent jurisdiction), rely upon a certificate signed by an authorized officer of Parent, in their capacity as such an officer, and delivered to the Rights Agent;

(d) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall, in the absence of bad faith, gross negligence, willful or intentional misconduct or fraud on its part (in each case, as determined by a court of competent jurisdiction), be full and complete authorization and protection in respect of any action taken, or omitted by it hereunder in good faith and in reliance thereon;

(e) in the absence of a duty specifically set forth in this Agreement, the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(f) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(g) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent, as applicable, only;

(h) the Rights Agent shall not be obligated to take any legal or other action hereunder which might, in its judgment, subject or expose it to any expense or liability unless it shall have been furnished with an indemnity satisfactory to it;

(i) the Rights Agent shall not be required to perform any action if such action would cause the Rights Agent to violate any applicable law, regulation or court order;

(j) the Rights Agent shall not be deemed to have any knowledge of any event of which it was to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith, unless and until it has received such notice in writing;

(k) the Rights Agent shall not assume any obligations or relationship of agency or trust with any CVR Holder;

(l) Parent agrees to indemnify Rights Agent for, and hold such parties harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demands, suits or expense (including the reasonable and properly documented out-of-pocket fees and expenses of legal counsel and reasonable and properly documented out-of-pocket fees and expenses arising directly or indirectly from the Rights Agent enforcing its rights hereunder) for any action taken, suffered or omitted to be taken by the Rights Agent in connection with the acceptance, administration, exercise and performance of its duties under this Agreement or otherwise arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss and including the costs and expenses of enforcing its rights hereunder, unless such loss shall have been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith, willful or intentional misconduct or fraud; and

(m) Parent agrees (i) to pay the reasonable and properly documented out-of-pocket fees and expenses of the Rights Agent in connection with this Agreement, as agreed upon in writing by Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, and reasonable and properly documented out-of-pocket expenses incurred by the Rights Agent in the execution of and performance of its duties under this Agreement (other than (A) withholding Taxes owed by Holders or (B) income, receipt, franchise or similar Taxes imposed on the Rights Agent).

3.3 Appointment of Successor. The Rights Agent may resign at any time by giving written notice thereof to Parent and the CVR Holders specifying a date when such resignation shall take effect, which notice shall be sent at least forty-five (45) days prior to the date so specified. Parent shall have the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect. Notice of such removal shall be given by Parent to Rights Agent, which notice shall be sent at least forty-five (45) days prior to the date so specified.

(a) If the Rights Agent shall resign, be removed or become incapable of acting, Parent shall promptly appoint a qualified successor Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent. Notwithstanding the foregoing, if Parent fails to make such appointment within a period of forty-five (45) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then any CVR Holder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent.

(b) Parent shall give notice of each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the CVR Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

(c) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, Parent shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(d) The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent hereunder; but, on request of Parent or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent hereunder.

SECTION 4 COVENANTS

4.1 List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within twenty (20) Business Days of the Closing Date.

4.2 Payment of Milestone Payments. Parent shall duly and promptly deposit with the bank or financial institution designated by the Rights Agent (or, if applicable, pay through its or its affiliate’s payroll system) the Milestone Payment, if any, for payment in respect of each CVR in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

4.3 Direction and Control of Business; Other Covenants.

(a) Parent shall expend at least $1,500,000,000 (one billion and five hundred million dollars) in aggregate on direct clinical drug development of the CVR Products, calculated in accordance with Parent’s usual methodology for determining costs incurred in connection with development programs (which excludes general corporate overhead costs but includes allocated clinical and development full time employee costs) (the “Budgeted Amount”); provided that (i) Parent shall be relieved of all obligations under this Section 4.3(a) if any of the following occurs: (A) Parent receives, generates, or otherwise becomes aware of, any safety, tolerability or other data reasonably indicating or signaling, as measured by Parent’s safety and efficacy evaluation criteria and methodology, that it is reasonably unlikely that the Combination FDA Approval Milestone can be achieved by the end of the Combination FDA Approval Milestone Period; (B) any clinical trial data in respect of MET-097i makes it reasonably unlikely that the Combination FDA Approval Milestone can be achieved by the end of the Combination FDA Approval Milestone Period; (C) Parent receives any notice, information or correspondence from any applicable Governmental Entity, or any applicable Governmental Entity takes any action, that reasonably indicates that it is reasonably unlikely that the Combination FDA Approval Milestone can be achieved by the end of the Combination FDA Approval Milestone Period; (D) Parent (in good faith and in accordance with its internal policies and procedures applicable to termination of clinical trials) determines that a clinical trial with respect to MET-097i should be terminated based on concerns regarding the health or safety of patients or subjects; (E) the FDA places a clinical hold on, or otherwise prohibits, development of MET-097i in the United States, which clinical hold or prohibition is not lifted for a period of twelve (12) months or more; or (F) any primary endpoint in a Phase 3 Clinical Trial for MET-097i is not met; (ii) the Budgeted Amount shall be reduced to $600,000,000 (six hundred million dollars) if any of the following occurs: (A) any clinical trial data in respect of MET-233i makes it reasonably unlikely that the Combination FDA Approval Milestone can be achieved by the end of the Combination FDA Approval Milestone Period; (B) Parent (in good faith and in accordance with its internal policies and procedures applicable to termination of clinical trials) determines that a clinical trial with respect to MET-233i should be terminated based on concerns regarding the health or safety of patients or subjects; or (C) the FDA places a clinical hold on, or otherwise prohibits, development of MET-233i in the United States, which clinical hold or prohibition is not lifted for a period of twelve (12) months or more; and (iii) Parent shall not be required to expend any amount to the extent that such expenditure is not Commercially Reasonable.

(b) Notwithstanding anything to the contrary in this Agreement, but subject to Section 4.3(a) and Section 4.3(c), (i) Parent and its affiliates shall have the right, in their sole and absolute discretion, to direct and control the research, development (including the clinical trial process), commercialization and other exploitation of the CVR Products in all respects, including any determination to test, develop, pursue, market, make any regulatory filings or seek regulatory approval with respect to, commence or continue any sale of, or make any other strategic decisions affecting, the CVR Products and (ii) Parent or any of its affiliates shall not otherwise be required to undertake any level of efforts, or employ any level of resources, to develop any product or achieve any Milestone.

(c) Parent shall, and shall cause its affiliates to, not (i) take any action or (ii) fail to take any action, in either case, with the primary purpose of avoiding the achievement of any Milestone or payment of any Milestone Payment.

(d) In the event that any Milestone has not yet been achieved and Parent desires to consummate a Change of Control prior to the earlier of the expiration applicable Milestone Period or termination of this Agreement pursuant to Section 6.12, Parent or the Surviving Corporation, as applicable depending upon the structure of the Change of Control, will cause the Person acquiring Parent to assume Parent’s and the Surviving Corporation’s (as applicable depending upon the structure of the Change of Control) obligations, duties and covenants under this Agreement. No later than five (5) Business Days prior to the consummation of any Change of Control, Parent will deliver to the Rights Agent a certificate signed by an authorized officer of Parent, in his or her capacity as such officer, stating that such Change of Control complies with this Section 4.3(d) and that all conditions precedent herein relating to such transaction have been complied with.

(e) Parent shall cause its affiliates to comply with the terms of this Agreement and shall be responsible to any breaches of this Agreement which are caused by any such affiliates and their respective Representatives if such Representatives were acting at the direction of Parent or its affiliates.

(f) Notwithstanding anything in this Agreement or otherwise to the contrary (including in any agreement between any of Parent, the Company, any subsidiaries thereof, any shareholder, equity holder or any other counterparty), the only rights and interests of the CVR Holders (or any person seeking the benefit of any CVR) in respect of a CVR shall be those set forth in this Agreement and no CVR Holder (or any person acting on their behalf or for their benefit) may enforce any other right or interest against any person in respect of a CVR.

SECTION 5 AMENDMENTS

5.1 Amendments without Consent of CVR Holders.

(a) Subject to Section 5.3, whether with or without the consent of any CVR Holders, the Rights Agent and Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent shall consider to be for the protection or benefit of the CVR Holders; provided that, in each case, such provisions shall not adversely affect the interests of the CVR Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions shall not adversely affect the interests of the CVR Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act or any applicable state securities or “blue sky” laws; provided that, such provisions shall not adversely affect the interests of the CVR Holders;

(v) to evidence the assignment of this Agreement by Parent as provided in Section 6.5; or

(vi) to add, eliminate or change any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the CVR Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of Section 5.1(a), Parent shall mail (or cause the Rights Agent to mail, at Parent’s sole expense) a notice thereof by first class mail to the CVR Holders at their addresses as they shall appear on the CVR Register, setting forth (i) in general terms the substance of such amendment and (ii) the text of such amendment.

5.2 Amendments with Consent of CVR Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the CVR Holders), with the written consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the CVR Holders or Parent, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the CVR Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of Section 5.2(a), Parent shall mail (or cause the Rights Agent to mail, at Parent’s sole expense) a notice thereof by first class mail to the CVR Holders at their addresses as they shall appear on the CVR Register, setting forth in (i) general terms the substance of such amendment and (ii) the text of such amendment.

5.3 Execution of Amendments. As a condition precedent to the execution of any amendment permitted by this Section 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

5.4 Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every CVR Holder shall be bound thereby.

SECTION 6 MISCELLANEOUS PROVISIONS

6.1 Entire Agreement; Counterparts. This Agreement, the Merger Agreement and the other agreements, exhibits, annexes, and schedules referred to in the Merger Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties and their affiliates, or any of them with respect to the subject matter hereof and thereof. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

6.2 Notices to Rights Agent or Parent. All notices, requests, instructions, demands, waivers and other communications or documents required or permitted to be given under this Agreement by either Party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by electronic mail or overnight courier to such Party, in the case of mail or overnight courier, with a copy sent via electronic mail, at the following addresses:

If to Parent:

Pfizer Inc.

66 Hudson Boulevard East

New York, New York, 10001

Attention:  Douglas Lankler, Chief Legal Officer

Email:   [**********]

with copies (that shall not constitute notice) to:

Pfizer Inc.

66 Hudson Boulevard East

New York, NY 10001

Attention:  Alison L. M. O’Neill, Chief Counsel, Strategic Transactions

Email:   [**********]

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:  David K. Lam

      Steven R. Green

Email:    [**********]

      [**********]

If to Rights Agent:

[RIGHTS AGENT]

[Rights Agent address]

Attn: [●]

with a copy (which shall not constitute notice) to:

[●]

Attention:  [●]

Email:  [●]

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above. All such notices, requests, instructions, demands, waivers and other communications or documents given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon transmission, if sent by email transmission prior to 6:00 p.m. recipient’s local time; the Business Day following the date of transmission, if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

6.3 Notice to CVR Holders. Where this Agreement provides for notice to CVR Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each CVR Holder affected by such event, at the CVR Holder’s address as it appears in the CVR

Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to CVR Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular CVR Holder shall affect the sufficiency of such notice with respect to other CVR Holders.

6.4 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective permitted successors and permitted assigns.

6.5 Parent Successors and Assigns. Parent may assign or otherwise transfer any or all of its rights, interests and obligations hereunder (a) in its sole discretion and without the consent of any other Person, to (i) one or more of its controlled affiliates, but only for so long as it remains a controlled affiliate of Parent, or (ii) any purchaser, licensee or sublicensee of all or substantially all of (but not less than all or substantially all of) the rights controlled by Parent (or the applicable Person included in Parent Group) to the CVR Products in accordance with Parent’s obligations under this Agreement, which is a Significant Pharmaceutical Company, (b) in compliance with Section 4.3(d) or (c) otherwise with the prior written consent of the Acting Holders, to any other Person (each, an “Assignee”); provided that the Assignee agrees in a writing delivered to Rights Agent that Assignee shall assume and be bound by all of the terms and conditions of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee. Parent (and any other assignor) shall agree to remain liable for the performance by each Assignee of all obligations of Parent (or such other assignor, if applicable) hereunder. Subject to compliance with the requirements set forth in Section 4.3(b) and this Section 6.5 relating to assignments or other transfers, this Agreement shall not restrict Parent Group’s ability to merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off. Each of Parent’s and its affiliates’ respective successors and each Assignee shall, by a supplemental contingent consideration payment agreement or other acknowledgement executed and delivered to the Rights Agent, expressly assume the due and punctual payment of the Milestone Payments and the due and punctual performance of every duty, obligation, agreement and covenant of this Agreement on the part of Parent to the extent to be performed or observed (or to be observed) by Parent. The Rights Agent may not assign this Agreement without Parent’s prior written consent, except to an affiliate of the Rights Agent in connection with a corporate restructuring. Any attempted assignment, transfer or delegation of this Agreement or any such rights in violation of this Section 6.5 shall be void and of no effect.

6.6 Benefits of Agreement; Remedies.

(a) Parent, and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are for the benefit of the CVR Holders, who are each intended third-party beneficiaries hereof; provided, however, that without limiting the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all CVR Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at Law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement, and, other than the Acting Holders, no individual CVR Holder or other group of CVR Holders will be entitled to exercise such rights (provided that the foregoing shall not limit the ability of an individual CVR Holder to seek a payment due from the applicable party pursuant to Section 2.4 solely to the extent that such payment has been finally determined to be due and payable under this Agreement and has not been paid when due); provided, further, that all CVR Holders (including the Acting Holders) must enforce any such legal or equitable rights, remedies or claims under this Agreement against Parent and not the Rights Agent. In any such action, the Acting Holders shall be deemed to represent all CVR Holders. Amounts collected by the Acting Holders in any such suit shall be paid first to reimburse the legal fees and other costs and expenses incurred by the Acting Holders and the balance shall be distributed to all CVR Holders. Acting Holders acting pursuant to this Section 6.6(a) on behalf of all CVR Holders shall have no liability to any other CVR Holders for any such actions.

(b) Nothing in this Agreement, express or implied, shall give to any Person (other than the Parties hereto, the Acting Holders (acting on behalf of the CVR Holders) and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Parties hereto, the CVR Holders and their permitted successors and assigns. The rights of CVR Holders and their permitted successors and assigns hereunder are limited to those expressly provided in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any CVR Holder or CVR Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent, and Parent, which notice, if given, shall be irrevocable.

6.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The Parties expressly acknowledge and agree that (a) the requirements of 6 Del. C § 2708 are satisfied by the provisions of this Agreement and that such statute mandates the application of Delaware law to this Agreement, the relationship of the Parties and the interpretation and enforcement of the rights and duties of the Parties hereunder, (b) the Parties have a reasonable basis for the application of Delaware law to this Agreement, the relationship of the Parties and the interpretation and enforcement of the rights and duties of the Parties hereunder, (c) no other jurisdiction has a materially greater interest in the foregoing and (d) the application of Delaware law would not be contrary to the fundamental policy of any other jurisdiction that, absent the Parties’ choice of Delaware law hereunder, would have an interest in the foregoing.

6.8 Exclusive Jurisdiction. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware) for the purpose of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the Parties hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in such court. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware) in the event any Proceeding arises out of this Agreement, the Merger or any of the other Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement or any of transactions contemplated hereby, on behalf of itself or its property, by U.S. registered mail to such Party’s respective address set forth in Section 6.2 (provided that nothing in this Section 6.8 shall affect the right of any Party to serve legal process in any other manner permitted by Law) and (d) agrees that it will not bring any Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware). The Parties agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

6.9 Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Proceeding arising out of this Agreement or any of the transactions contemplated hereby. Each Party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such Party would not, in the event of any Proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 6.9.

6.10 Legal Holidays. In the event that the Milestone Payment Date shall not be a Business Day, then (notwithstanding any provision of this Agreement to the contrary) payment need not be made on such date, but may be made, without the accrual of any additional interest thereon on account of such Milestone Payment Date not being a Business Day, on the next succeeding Business Day with the same force and effect as if made on such Milestone Payment Date.

6.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

6.12 Termination. This Agreement will be terminated and of no force or effect, the Parties will have no liability hereunder (other than with respect to monies due and owing by Parent to the Rights Agent) and no payments will be required to be made, upon the earlier to occur of (a) the payment by the Rights Agent to each Holder of all Milestone Payment Amounts required to be paid under the terms of this Agreement in accordance with Section 2.4(a), (b) the expiration of the Combination FDA Approval Milestone Period without achievement of the Combination FDA Approval Milestone and (c) the delivery of a written notice of termination duly executed by Parent and the Acting Holders. For the avoidance of doubt, the termination of this Agreement shall not affect or limit the right to receive the Milestone Payments under Section 2.4 to the extent earned prior to termination of this Agreement and the provisions applicable thereto will survive the expiration or termination of this Agreement.

6.13 Construction.

(a) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

PFIZER INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

Annex B

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

September 21, 2025

Board of Directors

Metsera, Inc.

3 World Trade Center

175 Greenwich Street

New York, NY 10007

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Pfizer Inc. (“Pfizer”) and its affiliates) of all of the outstanding shares of common stock, par value $0.00001 per share (the “Shares”), of Metsera, Inc. (the “Company”) of the Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of September 21, 2025 (the “Agreement”), by and among Pfizer, Mayfair Merger Sub, Inc., a wholly owned subsidiary of Pfizer (“Merger Sub”), and the Company. Pursuant to the Agreement and on the terms and subject to the conditions set forth in the Agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger, and each outstanding Share (other than Shares held by the Company, Pfizer or Merger Sub or Appraisal Shares (as defined in the Agreement)) will be converted into the right to receive $47.50 in cash (the “Cash Amount”) and one contingent value right to be issued by Pfizer (a “CVR” and, together with the Cash Amount, the “Consideration”). The CVR will entitle the holder thereof to receive one or more contingent payments upon achievement of certain milestones, subject to and in accordance with the terms and conditions of the CVR Agreement (as defined in the Agreement).

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Pfizer, any of their respective affiliates and third parties, including ARCH Venture Partners (“ARCH”), a significant shareholder of the Company, Validae Health, L.P. (“Validae”), a significant shareholder of the Company, Population Health Partners GP, LLC (“PHP”), a significant shareholder of the Company, and any of their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). Goldman Sachs Investment Banking has an existing lending relationship with Pfizer. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. Goldman Sachs & Co. LLC and/or its affiliates have provided certain financial advisory and/or underwriting services to Pfizer and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as a dealer in connection with a commercial paper issuance by Pfizer starting in June 2011; as bookrunner with respect to a follow-on public offering by Haleon plc (“Haleon”), an affiliate of Pfizer, of shares of its common stock in October 2024; as bookrunner with respect to a follow-on public offering by Haleon of shares of its common stock in January 2025; as bookrunner with respect to a follow-on public offering by Haleon of shares of its common stock in March 2025; and as bookrunner with respect to an offering of debt securities by Pfizer in May 2025. Goldman Sachs & Co. LLC and/or its affiliates also have provided certain financial advisory and/or underwriting services to ARCH and/or its affiliates and, as applicable, portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to Human Immunology Biosciences, Inc. (“HI-Bio”), a portfolio company of ARCH, in connection with HI-Bio’s sale to Biogen Inc. in July 2024. Goldman Sachs & Co. LLC and/or its affiliates may also in the future provide financial advisory and/or underwriting services to the Company, Pfizer, ARCH, Validae, PHP and their respective affiliates and, as applicable, portfolio companies for which Goldman Sachs Investment Banking may receive compensation. Funds managed by affiliates of Goldman Sachs Investment Banking also are co-invested with ARCH and/or its affiliates and have invested in equity interests of funds managed by affiliates of ARCH. Such funds managed by affiliates of Goldman Sachs Investment Banking may co-invest with, and invest in equity interests of, ARCH, Validae and PHP and/or their respective affiliates or funds managed thereby in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual report to stockholders and Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2024; the registration statement on Form S-1 (File No. 333-284225) of the Company, including the prospectus contained therein, as amended, declared effective by the Securities and Exchange Commission on January 30, 2025, relating to the initial public offering of the Company’s common stock; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”), and estimates as to the timing and amount of achievement of the Milestones (as defined in the CVR Agreement) (the “CVR Estimates”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; reviewed the financial terms of certain recent business combinations in the biotechnology industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, and the CVR Estimates, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Board of Directors

Metsera, Inc.

September 21, 2025

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company, including a potential transaction proposed by a third party that may have resulted in greater value than the Consideration, which proposed transaction, you have advised us, you have determined not to pursue; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Pfizer and its affiliates) of Shares, as of the date hereof, of the Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement, the CVR Agreement or the Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or the CVR Agreement or entered into or amended in connection with the Transaction, including, any allocation of the Consideration, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders (other than Pfizer and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or the potential effects of volatility in the credit, financial and stock markets on the Company, Pfizer or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Pfizer or the ability of the Company or Pfizer to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders (other than Pfizer and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders of Shares.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

Board of Directors

Metsera, Inc.

September 21, 2025

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

September 21, 2025

Board of Directors

Metsera, Inc.

3 World Trade Center

175 Greenwich Street

New York, NY 10007

Ladies and Gentlemen:

Attached is our opinion letter, dated September 21, 2025 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Pfizer Inc. (“Pfizer”) and its affiliates) of all of the outstanding shares of common stock, par value $0.00001 per share (the “Shares”), of Metsera, Inc. (the “Company”) of the $47.50 in cash and one contingent value right to be issued by Pfizer to be paid to such holders in exchange for each Share (other than Shares held by the Company, Pfizer or Merger Sub (as defined below) or Appraisal Shares (as defined in the Agreement)) pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of September 21, 2025, by and among Pfizer, Mayfair Merger Sub, Inc., a wholly owned subsidiary of Pfizer (“Merger Sub”), and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

Annex C

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

September 21, 2025

The Board of Directors

Metsera, Inc.

3 World Trade Center

175 Greenwich Street

New York, NY 10007

Members of the Board:

We understand that Pfizer Inc. (“Pfizer”), Mayfair Merger Sub, Inc. (“Merger Sub”) and Metsera, Inc. (“Metsera”) intend to enter into an Agreement and Plan of Merger to be dated as of September 21, 2025 (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into Metsera (the “Merger”), with Metsera surviving the Merger, and each issued and outstanding share of common stock, par value $0.00001 per share, of Metsera (the “Shares”), other than Shares held by the Company, Pfizer or Merger Sub or Appraisal Shares (as defined in the Merger Agreement), will be converted into the right to receive $47.50 in cash (the “Cash Consideration”) and one contractual non-tradable contingent value right (a “CVR” and, together with the Cash Consideration, the “Merger Consideration”) representing the right to receive the Milestone Payments (as defined in the Contingent Value Rights Agreement in the form attached to the Merger Agreement (the “CVR Agreement”)), if any, at the times provided for in the CVR Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the stockholders of Metsera (other than Pfizer and its affiliates).

In connection with rendering our opinion, we have:

•	Reviewed a draft of the Merger Agreement dated as of September 21, 2025, including the form of CVR Agreement attached thereto;

•	Reviewed certain publicly available business and financial information regarding Metsera;

•

Reviewed certain non-public business and financial information regarding Metsera and its business, products, product candidates, intellectual property and future prospects (including certain probability-adjusted financial projections for Metsera on a stand-alone basis for the years ending December 31, 2025 through December 31, 2045 (the “Metsera-Provided Financial Projections”), certain estimates as to potentially realizable existing net operating loss carryforwards expected to be utilized by Metsera and certain other estimates and other forward-looking information, including assumptions regarding the probability and the timing of achieving the Milestones (as defined in the CVR Agreement) under the CVR Agreement), all as prepared by, discussed with and approved for our use by Metsera’s senior management (collectively, the “Metsera-Provided Information”);

•

Discussed with Metsera’s senior management their views of Metsera’s business, operations, historical and projected financial results, liquidity, funding needs, access to capital and future prospects (including, without limitation, their assumptions as to the expected amounts, timing and pricing of future issuances of equity in Metsera) and the commercial, competitive and regulatory dynamics in the biopharmaceutical sector;

•	Performed financing-adjusted discounted cash flow analyses based on the Metsera-Provided Financial Projections;

•	Reviewed the valuation and financial metrics of certain precedent mergers and acquisitions that we deemed relevant in evaluating the Merger;

•	Reviewed the historical prices and the trading activity of the Shares;

•

Compared the financial performance of Metsera and the trading activity of the common shares of Metsera with corresponding data for certain publicly traded companies that we deemed relevant in evaluating Metsera; and

•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

With respect to the information used in arriving at our opinion:

•

We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with Metsera (including, without limitation, the Metsera-Provided Information) or obtained from public sources, data suppliers and other third parties.

•

We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Metsera-Provided Information), (ii) express no view or opinion regarding (x) the reasonableness or achievability of the Metsera-Provided Financial Projections, any other estimates or any other forward-looking information provided by Metsera or the assumptions upon which any of the foregoing are based, (y) the reasonableness of the probability adjustments reflected in the Metsera-Provided Financial Projections or (z) the likelihood or probability of the achievement or satisfaction of the Milestones necessary for the Milestone Payments to be paid in accordance with the CVR Agreement and (iii) have relied upon the assurances of Metsera’s senior management that they are unaware of any facts or circumstances that would make the Metsera-Provided Information incomplete, inaccurate or misleading.

•

We (i) have been advised by Metsera’s senior management, and have assumed, that (x) the Metsera-Provided Financial Projections (including the probability adjustments reflected therein and the expected development and commercialization of Metsera’s products and product candidates) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Metsera’s senior management as to the expected future performance of Metsera on a stand-alone basis, (y) the probability and the timing of achieving the Milestones reflect the best currently available estimates and judgments of Metsera’s senior management and (z) the foregoing information has been reviewed by Metsera’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion and (ii) have assumed that any financial projections/forecasts, any other estimates and/or any other forward-looking information obtained from public sources, data suppliers and other third parties are reasonable and reliable.

During the course of our engagement, we and Metsera’s other financial advisor were asked by Metsera’s Board of Directors to solicit indications of interest from various potential third-party transaction counterparties regarding a potential extraordinary corporate transaction with or involving Metsera, and we have considered the results of such solicitation process in rendering our opinion.

The Board of Directors

Metsera, Inc.

September 21, 2025

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Metsera or any other entity or the solvency or fair value of Metsera or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Metsera’s senior management and Metsera’s other professional advisors with respect to such matters. We are not expressing any view or rendering any opinion regarding the tax consequences of the Merger to Metsera or its securityholders.

In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed forms of the Merger Agreement and the CVR Agreement will not differ from the drafts that we have reviewed, (ii) Metsera, Pfizer and Merger Sub will comply with all terms and provisions of the Merger Agreement and the CVR Agreement and (iii) the representations and warranties of Metsera, Pfizer and Merger Sub contained in the Merger Agreement are true and correct and all conditions to the obligations of each party to the Merger Agreement to consummate the Merger will be satisfied without any waiver, amendment or modification thereof. We also have assumed that (i) the Merger will be consummated in a timely manner in accordance with the terms of the Merger Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Metsera or the Merger in any way meaningful to our analyses or opinion and (ii) the conditions for the payment of the Milestone Payments will occur as and to the extent contemplated in the Metsera-Provided Financial Projections and the full amount of the Milestone Payments will be paid to each holder of Shares as provided in the Merger Agreement and the CVR Agreement.

In rendering our opinion, we do not express any view or opinion as to (i) the prices at which the Shares or other securities or financial instruments of or relating to Metsera may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on Metsera, its securities or other financial instruments or the Merger or (iii) the impact of the Merger on the solvency or viability of Metsera or the ability of Metsera to pay its obligations when they come due.

We have acted as a financial advisor to Metsera in connection with the Merger and will receive a customary fee for such services upon successful consummation of the Merger. In addition, Metsera has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

As separately disclosed, in addition to our current engagement by Metsera in connection with the Merger, (i) during the past two years we have previously been engaged by Metsera and (ii) during the past two years we have previously been engaged by Pfizer, in each case to provide certain financial advisory or investment banking services in connection with matters unrelated to the Merger, for which we have received agreed-upon fees. Specifically, during the past two years, we have performed the following financial advisory or investment banking services for Metsera and Pfizer, respectively: (i) we acted as joint bookrunner in connection with Metsera’s January 2025 initial public offering of equity securities and (ii) we acted as Pfizer’s financial advisor in connection with its December 2023 acquisition of Seagen Inc. We may in the future seek to provide Metsera, Pfizer or their respective affiliates with financial advisory and investment banking services unrelated to the Merger, for which services we would expect to receive compensation.

We and our affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and

The Board of Directors

Metsera, Inc.

September 21, 2025

restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, we and our affiliates and related entities may (i) provide such financial services to Metsera, Pfizer, other participants in the Merger or their respective affiliates, for which services we and our affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Metsera, Pfizer, other participants in the Merger or their respective affiliates. Furthermore, our and our affiliates’ and related entities’ respective directors, officers, employees, consultants and agents may have investments in Metsera, Pfizer, other participants in the Merger or their respective affiliates.

Consistent with applicable legal and regulatory guidelines, we have adopted certain policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Metsera, Pfizer, other participants in the Merger or their respective affiliates or the Merger that differ from the views of our investment banking personnel.

Our opinion has been provided to Metsera’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger Consideration. Our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Shares in connection with the Merger.

Our opinion and any materials provided in connection therewith do not constitute a recommendation to Metsera’s Board of Directors with respect to the Merger, nor does our opinion or any summary of our underlying analyses constitute advice or a recommendation to any holder of Shares as to how to vote or act in connection with the Merger or otherwise. Our opinion does not address Metsera’s underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Metsera, the financing or funding of the Merger by Pfizer or the effects of any other transaction in which Metsera might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration to the stockholders of Metsera (other than Pfizer and its affiliates) to the extent expressly specified herein. We do not express any view or opinion as to (i) any other term, aspect or implication of (y) the Merger (including, without limitation, the form or structure of the Merger), the Merger Agreement or the CVR Agreement or (z) any support agreement or any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger, including the CVR Agreement, (ii) the form or terms of the CVRs with respect to transferability, illiquidity or otherwise or (iii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified herein), creditors or other constituencies of Metsera. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Metsera’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise.

Our opinion has been authorized for issuance by our Fairness Opinion and Valuation Committee. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, business, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

The Board of Directors

Metsera, Inc.

September 21, 2025

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the stockholders of Metsera (other than Pfizer and its affiliates).

Very truly yours,

GUGGENHEIM SECURITIES, LLC

The Board of Directors

Metsera, Inc.

September 21, 2025

Annex D

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of September 21, 2025, by and between Pfizer, Inc., a Delaware corporation (“Parent”), Metsera, Inc., a Delaware corporation (the “Company”), and the undersigned stockholders of the Company (each, a “Stockholder” and, if applicable, collectively, the “Stockholders”).

RECITALS

A. Concurrently with the execution and delivery of this Agreement, (a) Parent, Mayfair Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth in the Merger Agreement, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving entity in such merger (the “Merger”), and (b) the stockholders of the Company party thereto (the “Other Stockholders”), Parent and the Company are entering into a Voting and Support Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Other Voting and Support Agreement”) that, among other things, and subject to the terms and conditions set forth in the Other Voting and Support Agreement, provides that the Other Stockholders will vote all Company Stock that they own in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby.

B. As of the date hereof, each Stockholder is the record or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.00001, per share of the Company (the “Common Stock”) set forth opposite such Stockholder’s name on Schedule A hereto, being all of the outstanding shares of Common Stock and other equity securities of the Company owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, together with any additional shares of Common Stock that such Stockholder may acquire record and/or beneficial ownership of after the date hereof, such Stockholder’s “Covered Shares”).

C. As an inducement and condition for Parent, the Company and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to the Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof.

“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, hypothecation, tender in any tender or exchange offer, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other contract, commitment, obligation, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, disposition, loan or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, (c) entry into any hedge, swap or other transaction, contract, commitment, obligation, arrangement or understanding which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, whether any such transaction is to be settled by delivery of Covered Shares, in cash or otherwise, or (d) any contract, commitment, obligation, arrangement or understanding (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c) above.

2. Agreement to Not Transfer the Covered Shares.

2.1 No Transfer of Covered Shares. Until the Expiration Time, each Stockholder agrees not to Transfer or cause or permit the Transfer of any Covered Shares, other than with the prior written consent of Parent. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void ab initio and of no effect whatsoever; provided, however, each Stockholder may Transfer any Covered Shares to (a) any affiliate of such Stockholder, (b) any family member (including a trust for such family member’s benefit) of such Stockholder, (c) any charitable foundation or organization or (d) if such Stockholder is a partnership or limited liability company, any partner or member of such Stockholder, in each case of clauses (a) through (d), only if the transferee of such Covered Shares agrees (or has agreed) to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder (if such transferee is not already a party to this Agreement) memorializing such agreement prior to such Transfer.

2.2 Update of Beneficial Ownership Information. Promptly following the written request of Parent or the Company, or upon a Stockholder’s or any of its affiliates’ acquisition of beneficial (as defined in Rule 13d-3 under the Exchange Act) or record ownership of additional shares of Common Stock after the date hereof, such Stockholder will send to Parent or the Company (as applicable) a written notice setting forth the number of Covered Shares beneficially owned by such Stockholder or any of its affiliates and indicating the capacity in which such Covered Shares are owned. Each Stockholder agrees to cause any of its affiliates that acquires any such shares on or after the date hereof to execute an agreement in a form reasonably acceptable to Parent or the Company (as applicable) to be bound with respect to this Agreement with respect to such shares to the same extent such shares would be subject to this Agreement had they been acquired by such Stockholder.

3. Agreement to Vote the Covered Shares.

3.1 Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Company’s stockholders by written consent with respect to any of the following matters, each Stockholder shall vote (including via proxy) all of the Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of the Covered Shares):

(a) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger; and

(b) against (i) any action or agreement that would reasonably be expected to result in a breach of the Merger Agreement or result in any condition set forth in Article VII of the Merger Agreement not being satisfied on a timely basis, (ii) any Company Takeover Proposal, or any other proposal made in opposition to, in competition with, or inconsistent with the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement and (iii) any other action, agreement or proposal which could reasonably be expected to delay, postpone or adversely affect consummation of the Merger and the other transactions contemplated by the Merger Agreement.

3.2 Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

4. Waiver of Appraisal Rights. Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, all appraisal rights under Section 262 of the DGCL (and any other appraisal, dissenters’ or similar rights) related to the transactions contemplated by the Merger Agreement with respect to the Covered Shares owned or that may be acquired (in each case beneficially or of record, directly or indirectly) by such Stockholder, to the fullest extent permitted by Law.

5. No Solicitation. From and after the date of this Agreement until the Expiration Time, each Stockholder shall not, and shall cause its affiliates and its and their Representatives not to, take any action which, were it taken by the Company or its Representatives, would violate Section 5.02 of the Merger Agreement.

6. No Legal Action. Each Stockholder irrevocably agrees that it shall not, and shall cause its directors, officers and affiliates not to, and shall direct its other Representatives not to, bring, commence, institute, maintain, prosecute, join or voluntarily aid any claim, appeal or Proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, (b) alleges that the execution and delivery of this Agreement by such Stockholder (or its performance hereunder solely in its capacity as a stockholder of the Company) breaches any fiduciary duty of the Company Board (or any member thereof) or any duty that such Stockholder has (or may be alleged to have) to the Company or to the other stockholders of the Company or (c) is otherwise against Parent, Merger Sub, the Company, or any of their respective affiliates and each of their successors, directors or officers relating to the negotiation, execution or delivery of the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, and such Stockholder irrevocably waives any claim or rights whatsoever with respect to any of the foregoing; provided, however, that nothing contained herein shall affect the right of such Stockholder to exercise its rights as a result of (i) any breach by Parent under any agreement with Parent to which such Stockholder is a party or (ii) fraud.

7. Fiduciary Duties. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of the Covered Shares. Nothing in this Agreement shall in any way, or shall require such Stockholder to attempt to, limit or affect any actions taken by any of such Stockholder’s or its Representative’s designees serving on the Company Board from complying with his or her fiduciary obligations while acting in such designee’s capacity as a director of the Company. No action taken (or omitted to be taken) in any such capacity as director shall be deemed to constitute a breach of this Agreement.

8. Notice of Certain Events. Each Stockholder shall notify Parent in writing reasonably promptly of any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach of the representations and warranties of such Stockholder under this Agreement.

9. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent and the Company that:

9.1 Due Authority. Each Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. Each Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and the execution and delivery of this Agreement, the performance of such Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

9.2 Ownership of the Covered Shares. (a) Each Stockholder is, as of the date hereof, the beneficial or record owner of the Covered Shares, free and clear of any and all Liens, other than those (i) created by this Agreement or the Merger Agreement or (ii) as disclosed on Schedule A hereto, and (b) such Stockholder has sole voting power over all of the Covered Shares. Each Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, each Stockholder does not own, beneficially or of record, any shares of Common Stock or other voting securities of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any voting securities of the Company) other than the Owned Shares.

9.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by each Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the compliance by such Stockholder with any provisions hereof does not and will not: (i) conflict with or violate any Laws applicable to such Stockholder, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares beneficially owned by such Stockholder pursuant to any contract, commitment, obligation, arrangement or understanding to which such Stockholder is a party or by which such Stockholder is subject.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to each Stockholder in connection with the execution and delivery of this Agreement or the consummation by them of the transactions contemplated hereby.

9.4 Absence of Litigation. As of the date hereof, there is no Proceeding pending against, or, to the knowledge of each Stockholder, threatened against or affecting such Stockholder that would reasonably be expected to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

9.5 Reliance by Parent and Merger Sub. Each Stockholder understands and acknowledges that Parent, the Company and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein.

10. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders and the Company that:

10.1 Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and the execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

10.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the compliance by Parent with any provisions hereof does not and will not: (i) conflict with or violate any Laws applicable to Parent, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which Parent is a party or by which Parent is a subject.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement.

11. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholders and Parent that:

11.1 Due Authority. The Company has the full power and capacity to make, enter into and carry out the terms of this Agreement. The Company is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and the execution and delivery of this Agreement, the performance of the Company’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

11.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement and the compliance by the Company with any provisions hereof does not and will not: (i) conflict with or violate any Laws applicable to the Company, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which the Company is a party or by which the Company is a subject.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to the Company in connection with the execution and delivery of this Agreement.

12. Miscellaneous.

12.1 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

12.2 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, conversion, exchange of shares or the like, the terms “Common Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

12.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto. At any time and from time to time prior to the Effective Time, each party to this Agreement may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party, as applicable, (b) waive any inaccuracies in the representations and warranties made by the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, the Company or Stockholder to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent, the Company or Stockholder, as applicable. No failure or delay by Parent, the Company or Stockholder in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

12.4 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

12.5 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given, (x) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, (y) when delivered, if delivered personally to the intended recipient, and (z) one (1) business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party (or at such other address for a party as shall be specified by like notice):

(i) if to a Stockholder, to the address for notice set forth opposite such Stockholder’s name on Schedule A hereto, with a copy to:

ARCH Venture Partners

8755 West Higgins Road, Suite 1025

Chicago, IL 60631

Attention: Mark McDonnell, Jason Doren

Email: [**********]

[**********]

(ii) if to Parent, to:

Pfizer Inc.

66 Hudson Boulevard

New York, NY 10017

Attention: [**********]

Email: [**********]

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: David K. Lam; Steven R. Green

Email: [**********]

[**********]

(iii) if to the Company, to:

Metsera, Inc

3 World Trade Center

175 Greenwich Street

New York, NY 10007

Attention: General Counsel

Email: [**********]

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention:	Scott A. Barshay; Benjamin
Goodchild
Email:	[**********]
[**********]

12.6 Venue; Waiver of Jury Trial.

(a) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware) for the purpose of any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each of the parties hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in such court. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware) in the event any Proceeding arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 12.5 (provided that nothing in this Section 12.6(a) shall affect the right of any party to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware). The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Proceeding arising out of this Agreement or any of the transactions contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 12.6(b).

12.7 Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement. Each of Parent and the Company consents to and authorizes the publication and disclosure by each Stockholder of the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) in any Schedule 13D amendment legally required to be filed by such Stockholder.

12.8 Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent or the Company and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

12.9 Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, each Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.

12.10 Enforcement. The parties agree that irreparable damage would occur and that Parent and the Company would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon Parent or the Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon Parent or the Company, as applicable, and the exercise by Parent or the Company of any one remedy will not preclude the exercise of any other remedy.

12.11 Entire Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

12.12 Reliance. Each Stockholder understands and acknowledges that Parent, the Company and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

12.13 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in any Schedule or any other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “or” shall not be exclusive. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to September 21, 2025. Unless the context requires otherwise (a) any definition of or reference to any “Contract,” instrument or other document or any Law herein shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to “Sections” and “Schedules” shall be construed to refer to Sections of, and Schedules to, this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

12.14 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

12.15 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

12.16 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

12.17 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

12.18 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 12.18 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

12.19 Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earlier to occur of (a) the Expiration Time and (b) the entry, without the prior written consent of Stockholder, into any amendment, waiver or modification to the Merger Agreement that results in a decrease in the consideration that would be payable in respect of the Covered Shares; provided that the provisions of this Section 12 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

Pfizer, Inc.

By:	/s/ Albert Bourla
Name: Albert Bourla
Title: Chairman and CEO

[Signature Page to Voting Agreement]

Metsera, Inc.

By:	/s/ Christopher Whitten Bernard
Name: Christopher Whitten Bernard
Title: President and Chief Executive Officer

[Signature Page to Voting Agreement]

ARCH Venture Fund XII, L.P.

By:	ARCH Venture Partners XII, L.P.

Its:	General Partner

By:	ARCH Venture Partners XII, LLC

Its:	General Partner

By:	/s/ Mark McDonnell
Name: Mark McDonnell
Title: Managing Director

ARCH Venture Fund XIII, L.P.

By:	ARCH Venture Partners XIII, L.P.

Its:	General Partner

By:	ARCH Venture Partners XIII, LLC

Its:	General Partner

By:	/s/ Mark McDonnell
Name: Mark McDonnell
Title: Managing Director

[Signature Page to Voting Agreement]

Schedule A

Name	Owned Shares	Address
ARCH Venture Fund XII, L.P.	18,503,128	8755 West Higgins Road, Suite 1025, Chicago, IL, 60631
ARCH Venture Fund XIII, L.P.	8,313,680	8755 West Higgins Road, Suite 1025, Chicago, IL, 60631

Annex E

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of September 21, 2025, by and between Pfizer, a Delaware corporation (“Parent”), Metsera, Inc., a Delaware corporation (the “Company”), and the undersigned stockholders of the Company (each, a “Stockholder” and, if applicable, collectively, the “Stockholders”).

RECITALS

A. Concurrently with the execution and delivery of this Agreement, (a) Parent, Mayfair Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth in the Merger Agreement, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving entity in such merger (the “Merger”), and (b) the stockholders of the Company party thereto (the “Other Stockholders”), Parent and the Company are entering into a Voting and Support Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Other Voting and Support Agreement”) that, among other things, and subject to the terms and conditions set forth in the Other Voting and Support Agreement, provides that the Other Stockholders will vote all Company Stock that they own in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby.

B. As of the date hereof, each Stockholder is the record or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.00001, per share of the Company (the “Common Stock”) set forth opposite such Stockholder’s name on Schedule A hereto, being all of the outstanding shares of Common Stock and other equity securities of the Company owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, together with any additional shares of Common Stock that such Stockholder may acquire record and/or beneficial ownership of after the date hereof, such Stockholder’s “Covered Shares”).

C. As an inducement and condition for Parent, the Company and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to the Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof.

“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, hypothecation, tender in any tender or exchange offer, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other contract, commitment, obligation, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, disposition, loan or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, (c) entry into any hedge, swap or other transaction, contract, commitment, obligation, arrangement or understanding which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, whether any such transaction is to be settled by delivery of Covered Shares, in cash or otherwise, or (d) any contract, commitment, obligation, arrangement or understanding (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c) above.

2. Agreement to Not Transfer the Covered Shares.

2.1 No Transfer of Covered Shares. Until the Expiration Time, each Stockholder agrees not to Transfer or cause or permit the Transfer of any Covered Shares, other than with the prior written consent of Parent. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void ab initio and of no effect whatsoever; provided, however, (a) the Stockholders may Transfer to third Persons in one or more transactions, Covered Shares with aggregate fair value not to exceed $45,000,000 and (b) each Stockholder may Transfer any Covered Shares to (i) any affiliate of such Stockholder, (ii) any family member (including a trust for such family member’s benefit) of such Stockholder, (iii) any charitable foundation or organization or (iv) if such Stockholder is a partnership or limited liability company, any partner or member of such Stockholder, in each case of clauses (b)(i) through (b)(iv), only if the transferee of such Covered Shares agrees (or has agreed) to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder (if such transferee is not already a party to this Agreement) memorializing such agreement prior to such Transfer.

2.2 Update of Beneficial Ownership Information. Promptly following the written request of Parent or the Company, or upon a Stockholder’s or any of its affiliates’ acquisition of beneficial (as defined in Rule 13d-3 under the Exchange Act) or record ownership of additional shares of Common Stock after the date hereof, such Stockholder will send to Parent or the Company (as applicable) a written notice setting forth the number of Covered Shares beneficially owned by such Stockholder or any of its affiliates and indicating the capacity in which such Covered Shares are owned. Each Stockholder agrees to cause any of its affiliates that acquires any such shares on or after the date hereof to execute an agreement in a form reasonably acceptable to Parent or the Company (as applicable) to be bound with respect to this Agreement with respect to such shares to the same extent such shares would be subject to this Agreement had they been acquired by such Stockholder.

3. Agreement to Vote the Covered Shares.

3.1 Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Company’s stockholders by written consent with respect to any of the following matters, each Stockholder shall vote (including via proxy) all of the Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of the Covered Shares):

(a) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger; and

(b) against (i) any action or agreement that would reasonably be expected to result in a breach of the Merger Agreement or result in any condition set forth in Article VII of the Merger Agreement not being satisfied on a timely basis, (ii) any Company Takeover Proposal, or any other proposal made in opposition to, in competition with, or inconsistent with the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement and (iii) any other action, agreement or proposal which could reasonably be expected to delay, postpone or adversely affect consummation of the Merger and the other transactions contemplated by the Merger Agreement.

3.2 Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

4. Waiver of Appraisal Rights. Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, all appraisal rights under Section 262 of the DGCL (and any other appraisal, dissenters’ or similar rights) related to the transactions contemplated by the Merger Agreement with respect to the Covered Shares owned or that may be acquired (in each case beneficially or of record, directly or indirectly) by such Stockholder, to the fullest extent permitted by Law.

5. No Solicitation. From and after the date of this Agreement until the Expiration Time, each Stockholder shall not, and shall cause its affiliates and its and their Representatives not to, take any action which, were it taken by the Company or its Representatives, would violate Section 5.02 of the Merger Agreement.

6. No Legal Action. Each Stockholder irrevocably agrees that it shall not, and shall cause its directors, officers and affiliates not to, and shall direct its other Representatives not to, bring, commence, institute, maintain, prosecute, join or voluntarily aid any claim, appeal or Proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, (b) alleges that the execution and delivery of this Agreement by such Stockholder (or its performance hereunder solely in its capacity as a stockholder of the Company) breaches any fiduciary duty of the Company Board (or any member thereof) or any duty that such Stockholder has (or may be alleged to have) to the Company or to the other stockholders of the Company or (c) is otherwise against Parent, Merger Sub, the Company, or any of their respective affiliates and each of their successors, directors or officers relating to the negotiation, execution or delivery of the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, and such Stockholder irrevocably waives any claim or rights whatsoever with respect to any of the foregoing; provided, however, that nothing contained herein shall affect the right of such Stockholder to exercise its rights as a result of (i) any breach by Parent under any agreement with Parent to which such Stockholder is a party or (ii) fraud.

7. Fiduciary Duties. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of the Covered Shares. Nothing in this Agreement shall in any way, or shall require such Stockholder to attempt to, limit or affect any actions taken by any of such Stockholder’s or its Representative’s designees serving on the Company Board from complying with his or her fiduciary obligations while acting in such designee’s capacity as a director of the Company. No action taken (or omitted to be taken) in any such capacity as director shall be deemed to constitute a breach of this Agreement.

8. Notice of Certain Events. Each Stockholder shall notify Parent in writing reasonably promptly of any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach of the representations and warranties of such Stockholder under this Agreement.

9. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent and the Company that:

9.1 Due Authority. Each Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. Each Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and the execution and delivery of this Agreement, the performance of such Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

9.2 Ownership of the Covered Shares. (a) Each Stockholder is, as of the date hereof, the beneficial or record owner of the Covered Shares, free and clear of any and all Liens, other than those (i) created by this Agreement or the Merger Agreement or (ii) as disclosed on Schedule A hereto, and (b) such Stockholder has sole voting power over all of the Covered Shares. Each Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, each Stockholder does not own, beneficially or of record, any shares of Common Stock or other voting securities of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any voting securities of the Company) other than the Owned Shares.

9.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by each Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the compliance by such Stockholder with any provisions hereof does not and will not: (i) conflict with or violate any Laws applicable to such Stockholder, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares beneficially owned by such Stockholder pursuant to any contract, commitment, obligation, arrangement or understanding to which such Stockholder is a party or by which such Stockholder is subject.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to each Stockholder in connection with the execution and delivery of this Agreement or the consummation by them of the transactions contemplated hereby.

9.4 Absence of Litigation. As of the date hereof, there is no Proceeding pending against, or, to the knowledge of each Stockholder, threatened against or affecting such Stockholder that would reasonably be expected to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

9.5 Reliance by Parent and Merger Sub. Each Stockholder understands and acknowledges that Parent, the Company and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein.

10. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders and the Company that:

10.1 Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and the execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

10.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the compliance by Parent with any provisions hereof does not and will not: (i) conflict with or violate any Laws applicable to Parent, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which Parent is a party or by which Parent is a subject.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement.

11. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholders and Parent that:

11.1 Due Authority. The Company has the full power and capacity to make, enter into and carry out the terms of this Agreement. The Company is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and the execution and delivery of this Agreement, the performance of the Company’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

11.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement and the compliance by the Company with any provisions hereof does not and will not: (i) conflict with or violate any Laws applicable to the Company, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which the Company is a party or by which the Company is a subject.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to the Company in connection with the execution and delivery of this Agreement.

12. Miscellaneous.

12.1 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

12.2 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, conversion, exchange of shares or the like, the terms “Common Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

12.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto. At any time and from time to time prior to the Effective Time, each party to this Agreement may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party, as applicable, (b) waive any inaccuracies in the representations and warranties made by the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, the Company or Stockholder to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent, the Company or Stockholder, as applicable. No failure or delay by Parent, the Company or Stockholder in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

12.4 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

12.5 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given, (x) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, (y) when delivered, if delivered personally to the intended recipient, and (z) one (1) business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party (or at such other address for a party as shall be specified by like notice):

(i) if to a Stockholder, to the address for notice set forth opposite such Stockholder’s name on Schedule A hereto, with a copy to:

Population Health Partners, L.P.

1200 Morris Turnpike, Suite 3005

Short Hills, NJ 07078

Attention:  [****]

Email:    [****]

(ii) if to Parent, to:

Pfizer Inc.

66 Hudson Boulevard

New York, NY 10017

Attention:  [****]

Email:    [****]

with copies to:

Pfizer Inc.

66 Hudson Boulevard

New York, NY 10017

Attention: Alison L. M. O’Neill, Chief Counsel, Strategic Transactions

Email:    [****]

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: David K. Lam; Steven R. Green

Email:    [****]

(iii) if to the Company, to:

Metsera, Inc.

3 World Trade Center

175 Greenwich Street

New York, NY 10007

Attention:  [****]

Email:    [****]

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention:	Scott A. Barshay; Benjamin
Goodchild
Email:	[****]

12.6 Venue; Waiver of Jury Trial.

(a) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware) for the purpose of any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each of the parties hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in such court. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware) in the event any Proceeding arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 12.5 (provided that nothing in this Section 12.6(a) shall affect the right of any party to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware). The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Proceeding arising out of this Agreement or any of the transactions contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 12.6(b).

12.7 Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement. Each of Parent and the Company consents to and authorizes the publication and disclosure by each Stockholder of the terms of this

Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) in any Schedule 13D amendment legally required to be filed by such Stockholder.

12.8 Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent or the Company and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

12.9 Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, each Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.

12.10 Enforcement. The parties agree that irreparable damage would occur and that Parent and the Company would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon Parent or the Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon Parent or the Company, as applicable, and the exercise by Parent or the Company of any one remedy will not preclude the exercise of any other remedy.

12.11 Entire Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

12.12 Reliance. Each Stockholder understands and acknowledges that Parent, the Company and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

12.13 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in any Schedule or any other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “or” shall not be exclusive. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to September 21, 2025. Unless the context requires otherwise (a) any definition of or reference to any “Contract,” instrument or other document or any Law herein shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to “Sections” and “Schedules” shall be construed to refer to Sections of, and Schedules to, this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

12.14 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

12.15 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

12.16 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

12.17 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

12.18 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 12.18 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

12.19 Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earlier to occur of (a) the Expiration Time and (b) the entry, without the prior written consent of Stockholder, into any amendment, waiver or modification to the Merger Agreement that results in a decrease in the consideration that would be payable in respect of the Covered Shares; provided that the provisions of this Section 12 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

PFIZER INC.

By:	/s/ Albert Bourla
Name: Albert Bourla
Title: Chairman and CEO

[Signature Page to Voting Agreement]

METSERA, INC.

By:	/s/ Christopher Whitten Bernard
Name: Christopher Whitten Bernard
Title: President and Chief Executive Officer

[Signature Page to Voting Agreement]

Validae Health, L.P.

By:	/s/ Chris Cox
Name: Chris Cox
Title: Authorized Signatory

Population Health Partners GP, LLC

By:	/s/ Chris Cox
Name: Chris Cox
Title: Authorized Signatory

[Signature Page to Voting Agreement]

Schedule A

Name	Owned Shares	Address
Validae Health, L.P.	12,767,462.00	1200 Morris Turnpike, Suite 3005, Short Hills, NJ 07078
Population Health Partners GP, LLC	12,767,462.00	1200 Morris Turnpike, Suite 3005, Short Hills, NJ 07078

Validae Health, L.P. is party to a Line of Credit and Security Agreement, dated as of July 15, 2025, with Royal Bank of Canada. Pursuant to that agreement, Validae pledged 1,000,000 shares of Common Stock to secure borrowings of up to $10,000,000.

Annex F

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2024

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM TO

Commission File Number 001-42489

Metsera, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	92-0931552
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 World Trade Center
175 Greenwich Street New York, New York (Address of principal executive offices)	10007 (Zip Code)

Registrant’s telephone number, including area code: (212) 784-6595

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	MTSR	The Nasdaq Global Select Market

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the Registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. YES ☐ NO ☒

Indicate by check mark if the Registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. YES ☐ NO ☒

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES ☐ NO ☒

Indicate by check mark whether the Registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit such files). YES ☒ NO ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☐

Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). YES ☐ NO ☒

The registrant was not a public company as of June 28, 2024, the last business day of its most recently completed second fiscal quarter, and therefore, cannot calculate the aggregate market value of its voting and non-voting common equity held by non-affiliated as of such date. The registrant’s common stock began trading on the Nasdaq Global Select Market on January 31, 2025.

The number of shares of Registrant’s Common Stock outstanding as of March 21, 2025 was 105,050,219.

DOCUMENTS INCORPORATED BY REFERENCE

None.

F-i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report on Form 10-K contains forward-looking statements. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements are neither historical facts nor assurances of future performance. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “target,” “should,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. The forward-looking statements include, but are not limited to, statements about:

•

the timing, progress and results of preclinical studies and clinical trials for our current and future product candidates and the reporting and interpretation of data from those studies and trials, including our product development plans and strategies;

•	our ability to successfully complete our preclinical studies and clinical trials;

•	our ability to finalize the design of any product candidate and advance our candidates as monotherapies or in combination with our other product candidates, as applicable;

•	our ability to leverage our platforms and peptide library to expand and pursue our discovery portfolio and deliver highly differentiated product candidates;

•	our ability to progress additional programs and leverage our team’s extensive track record to further develop our pipeline, including additional indications we may pursue;

•	our ability to establish scaled manufacturing prior to commercial launch of our product candidates;

•	the prevalence of certain diseases and conditions we intend to treat and the size of the market opportunity for our product candidates;

•	expectations regarding the size, scope and design of our clinical trials;

•	the likelihood of our clinical trials demonstrating safety and efficacy of our product candidates and other positive results;

•	the timing of initiation and completion, and the progress of our drug discovery and research programs;

•	the timing of our planned IND submissions to the FDA or any comparable submissions to foreign regulatory authorities for our product candidates;

•	the timing of announcement of interim, topline and preliminary results from clinical trials;

•	our projected operating expenses and capital expenditure requirements;

•	our ability to leverage the clinical, regulatory, and manufacturing advancements to accelerate our clinical trials and approval of product candidates;

•	our ability to meet future regulatory standards with respect to our product candidates, if approved;

•	our commercialization, marketing and manufacturing;

•	the implementation of our strategic plans for our business, programs and platforms;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our programs and platforms;

•	developments related to our competitors and our industry;

F-ii

•	the success of competing therapies that are or may become available;

•	our ability to maintain compliance with our license agreements and maintain rights to our licensed technology;

•	our ability to identify and enter into future license agreements and collaborations;

•	our reliance on third parties to conduct clinical trials of our product candidates;

•	our reliance on third parties for the manufacture of our product candidates;

•	developments related to our programs and platforms;

•	regulatory developments in the United States and foreign countries;

•	our expectations regarding the period during which we will qualify as an emerging growth company under the JOBS Act or a smaller reporting company;

•	our ability to attract and retain key scientific and management personnel; and

•	our use of proceeds from our initial public offering, our financial performance, estimates of our expenses, capital requirements and needs for additional financing.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this Annual Report on Form 10-K and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this Annual Report on Form 10-K. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein for any reason after the date of this report to conform these statements to new information, future events or otherwise.

As used in this Annual Report on Form 10-K, unless otherwise specified or the context otherwise requires, the terms “we,” “our,” “us,” “Metsera,” and the “Company” refer to Metsera, Inc. and its subsidiaries. All brand names or trademarks appearing in this Annual Report on Form 10-K are the property of their respective owners. Metsera may use its website as a distribution channel of material information about the Company. Financial and other important information regarding the Company is routinely posted on and accessible through the Investors & News section of its website at investors.metsera.com. In addition, stockholders may sign up to automatically receive email alerts and other information about the Company by using the “Email Alerts” option on the Investors & Media page and submitting their email address.

F-iii

Summary Risk Factors

The risk factors summarized and detailed below could materially harm our business, operating results and/or financial condition, impair our future prospects and/or cause the price of our common stock to decline. These are not all of the risks we face, and other factors not presently known to us or that we currently believe are immaterial may also affect our business if they occur. A summary of the material risks that may affect our business, operating results and financial condition include, but are not necessarily limited to, those relating to:

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We are a clinical-stage biotechnology company with a limited operating history and no history of commercializing products, and have incurred significant operating losses since our inception and expect to incur significant losses for the foreseeable future.

•	We may never generate any revenue or become profitable or, if we achieve profitability, we may not be able to sustain it.

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We will require substantial additional capital to finance our operations, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our development programs, commercialization efforts or other operations.

•	Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

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We currently depend entirely on the success of our product candidates. Drug development is a highly uncertain undertaking and involves a substantial degree of risk. If we are unable to successfully develop any of our current or future product candidates, or experience significant delays in doing so, our business will be materially harmed.

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Preclinical development is uncertain. Our preclinical programs may experience delays or may never advance to clinical trials, which would adversely affect our ability to obtain regulatory approvals or commercialize these programs on a timely basis or at all, which would have an adverse effect on our business.

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Clinical and preclinical development involves a lengthy and expensive process with an uncertain outcome, and the results of prior clinical trials and studies involving our product candidates are not necessarily predictive of our future results. Our product candidates may not show favorable results in preclinical studies or clinical trials or receive regulatory approval on a timely basis, if at all.

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Any difficulties or delays in the commencement or completion, or the termination or suspension, of our current or planned clinical trials or preclinical studies could result in increased costs to us, delay or limit our ability to receive approval for and commercialize any product candidates and generate revenue.

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We may find it difficult to enroll patients in our clinical trials. If we encounter difficulties or delays enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

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Use of any of our current or future product candidates could be associated with side effects, adverse events or other properties or safety risks, which could delay or preclude regulatory approval, cause us to suspend or discontinue clinical trials, abandon any of our current or future product candidates, limit the commercial profile of an approved label or result in other significant negative consequences that could severely harm our business, financial condition, results of operations and prospects.

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The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed. Additional time may be required to obtain marketing authorizations for any product candidates that we develop as biologic-device combination products.

F-iv

•

We currently, and may in the future, conduct certain of our clinical trials for our product candidates outside of the United States. However, the FDA and foreign regulatory authorities may not accept data from such trials, which could materially harm our business.

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We rely on third parties to conduct our clinical trials and preclinical studies. If these third parties do not successfully carry out their contractual duties, comply with applicable regulatory requirements, or meet expected deadlines, any of our current or future product candidates and our ability to seek or obtain regulatory approval for or commercialize any of our current or future product candidates may be delayed.

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We currently rely on third parties for the manufacture and shipping of our product candidates for clinical development, which increases the risk that we will not have sufficient quantities of our current or future product candidates or such quantities at an acceptable cost, which could delay, prevent, or impair our development or commercialization efforts.

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We have entered into license and collaboration agreements, and may in the future enter into further strategic alliances, to maximize the potential of our product candidates, and we may not realize the anticipated benefits of such collaborations or alliances. We may continue to form collaborations or alliances in the future with respect to any of our current or future product candidates, but may be unable to do so or to realize the potential benefits of such transactions, which may cause us to alter or delay our development and commercialization plans.

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We face significant competition from entities that have made substantial investments into developing novel treatment for patients with obesity and overweight, including large pharmaceutical companies with approved therapies in our current indications, and biopharmaceutical, specialty pharmaceutical and biotechnology companies developing novel treatments and technology platforms.

•	Any product candidates for which we intend to seek approval as biologic products may face competition sooner than anticipated.

•	Our success is dependent on our ability to attract and retain highly qualified management and other clinical and scientific personnel.

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If we or our licensors are unable to obtain, maintain, defend and enforce patent or other intellectual property protection for any of our current or future product candidates or technology, or if the scope of the patent or other intellectual property protection obtained is not sufficiently broad, our competitors or other third parties could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize any of our current or future product candidates may be adversely affected.

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Item 1. Business.

Overview

We are a clinical-stage biotechnology company developing next-generation injectable and oral nutrient stimulated hormone (“NuSH”) analog peptides to treat obesity, overweight and related conditions. Obesity and overweight are among the fastest-growing and most prevalent chronic human conditions, affecting approximately 2.5 billion people worldwide and driving a broad range of severe diseases. Currently approved NuSH analog peptides are a promising treatment option for obesity and overweight. However, the current treatment landscape exhibits several key limitations, including impediments to chronic therapy in large populations, such as administration by weekly injection, prolonged titration and tolerability issues; insufficient weight loss; lack of effective, well-tolerated oral dosing alternatives; and challenges in scaling manufacturing. We have developed and are implementing proprietary methods and platform technologies that we believe will allow us to develop and advance a broad, scalable and combinable portfolio of injectable and oral NuSH analog peptides with the potential to not only address the limitations of approved therapies, but also many of the anticipated limitations of next-generation therapies in development. We use our proprietary MINT peptide library of NuSH analog peptides alongside our Half-life Augmentation by Lipid Optimization (“HALO”) half-life extending platform and our MOMENTUM oral NuSH analog peptide delivery platform to deliver highly differentiated product candidates that we are advancing into clinical trials for obesity or overweight.

We believe our product candidates have the potential to reduce the barriers to adoption as a chronic therapy, while raising the ceiling of effectiveness, and improving manufacturing scalability. Our pipeline includes clinical-stage, injectable and oral glucagon-like peptide-1 receptor agonist (“GLP-1 RA”) analog peptides, a clinical-stage injectable amylin analog, as well as multiple complementary preclinical NuSH analog peptides, such as an oral amylin analog, as well as glucose-dependent insulinotropic polypeptide (“GIP”) glucagon and peptide YY (“PYY”) analogs that we intend to develop for injection and we anticipate will be combinable with GLP-1 RAs.

MET-097i, our most advanced product candidate, is a fully biased, monthly, subcutaneously injectable ultra-long acting GLP-1 RA that we are developing for the treatment of obesity and overweight. We have completed a Phase 1/2 clinical trial of MET-097i in the United States in participants who are obese or overweight but otherwise healthy. In September 2024, we announced preliminary results from Part A, the single ascending dose (“SAD”) portion of the trial, and Part B, the multiple ascending dose (“MAD”) portion of the trial, and in January 2025 we announced preliminary results from the Phase 2 (Part C) portion of the clinical trial. The preliminary data showed dose-linear pharmacokinetics (“PK”) with a half-life of approximately 15 to 16 days. Mean placebo-adjusted body weight across the dose range in the Phase 2 part of the trial was 11.3% after twelve weekly doses of 1.2 mg and 7.2% after twelve weekly doses of 0.6 mg. In the MAD part of the trial, after five weekly doses of 1.2 mg, the mean change from baseline was 7.5% at day 36 (one week after the last dose), 8.1% at day 57 (four weeks after the last dose), and 7.5% at day 85 (eight weeks after the final dose), suggesting a durable pharmacodynamic (“PD”) effect consistent with the observed half-life. Preliminary results of this clinical trial demonstrate that MET-097i was generally well-tolerated when dosed weekly as well as after a higher, potential monthly dose, with no treatment-related serious adverse events and no severe gastrointestinal adverse events. The five cohorts that received a potential monthly dose that was four-fold higher than the weekly dose that the participants had received in prior weeks all showed continued weight loss for four weeks after the last dose, for an arithmetic mean placebo-adjusted change from baseline in body weight of 14.2% at day 115 in the group that received a 4.8 mg dose (after receiving 12 weekly doses of 1.2 mg). We believe that the tolerability of the monthly switch, as well as the continued weight loss, support the feasibility of monthly dosing. Our 28-week, double-blind, placebo-controlled Phase 2b clinical trial of MET-097i (VESPER-1) assessing safety and efficacy at different titration-free weekly doses in participants with obesity or overweight without type 2 diabetes (“T2DM”) has been fully enrolled as of December 2024 and we expect to report preliminary data from this trial in mid 2025. If the results of this study are positive, we plan to initiate a Phase 3 program in North America and various countries in Europe shortly thereafter. We have separately initiated a Phase 2b study in participants with obesity or overweight with T2DM (VESPER-2). We also plan to initiate a Phase 2b clinical trial that will evaluate the efficacy and tolerability of multiple monthly doses of MET-097i after multiple weekly doses with or without titration, for which we expect to report preliminary results by year-end 2025 or in early 2026. MET-097i is classified as a biologic and we intend to pursue its regulatory approval in the United States pursuant to a biologics license application (“BLA”).

MET-233i is a subcutaneously injectable ultra-long acting amylin analog, with enhanced solubility and miscibility with our other NuSH analog peptides, that we are developing for the treatment of obesity and overweight. We plan to develop MET-233i to be administered as a monotherapy or in combination with other NuSH analog peptides, including MET-097i. Based on preclinical studies and preliminary data from the SAD portion of our ongoing Phase 1 clinical trial in MET-233i, we believe the pharmacokinetics of MET-233i support the ability to combine it with MET-097. Our Investigational New Drug application (“IND”) for a Phase 1 clinical trial of MET-233i monotherapy in patients with obesity or overweight was cleared by the U.S. Food and Drug Administration (the “FDA”). We have initiated both the SAD and the MAD portions of this trial in the United States and plan to report preliminary data in mid 2025. If we are able to establish sufficient evidence of clinical safety in our MET-233i Phase 1 trial, we plan to initiate a clinical trial of MET-097i in combination with MET-233i, also in the United States, for which we would expect to report preliminary data in late 2025. We have not yet initiated any clinical trials of a combined therapy. We believe this combination product candidate is likely to be reviewed by the FDA under a BLA.

MET-224o is an oral, fully biased, ultra-long acting GLP-1 RA that we are developing for the treatment of obesity and overweight. MET-097o is an oral formulation of MET-097i and is also in development for the treatment of obesity and overweight. In vitro preclinical studies established the potency and fully biased receptor activation activity of both molecules. In in vivo head-to-head subcutaneous pharmacology studies, we have observed similar effects on body weight loss for MET-224o and MET-097i/MET-097o and in pharmacokinetic studies we demonstrated promising exposure upon oral administration for both molecules, suggesting the potential for injectable-like body weight loss with an oral therapy. In October 2024, our Clinical Trial Application (“CTA”) was approved by Health Canada for a formulation optimization trial of our MOMENTUM oral peptide delivery platform using prototype compound MET-002, a predecessor peptide to MET-224o, and we have initiated dosing in that trial in Canada. In parallel to this formulation optimization trial, we plan to complete IND- and CTA-enabling studies of MET-224o and MET-097o, with a goal of allowing us to transition into clinical trials that incorporate the learnings of the MET-002 formulation optimization trial. We expect to initiate these clinical trials at sites in the United States and/or Canada, and expect to report preliminary results for MET-224o in late 2025. Based on the results of the clinical trials of MET-224o and MET-097o, we plan to select a molecule for further clinical development. We believe each of MET-224o and MET-097o will qualify as a biologic and we intend to pursue its regulatory approval in the United States pursuant to a BLA.

In addition to these programs, we have preclinical programs that are advancing several other NuSH analog peptides. These include approaches that are designed to prolong duration of exposure to potentially enable less frequent dosing and more gradual onset of NuSH exposure, such as MET-815i, as well as approaches targeting pathways complementary to the GLP-1 pathway, including an amylin analog for oral administration, as well as GIP, glucagon and PYY analogs for injection. We plan to initiate a variety of clinical trials with these product candidates. We are also developing multiple oral and injectable unimolecular multi-receptor agonists which we believe will have a half-life similar to MET-097i, which are in preclinical development. We believe that by advancing these programs, we may be able to raise the ceiling of effectiveness of obesity and overweight therapies, while further reducing barriers to chronic therapy and enhancing tolerability and manufacturing scalability.

Our product candidates include potential drugs and potential biologics. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act (the “FDCA”) and its implementing regulations, and biologics under the FDCA, the Public Health Service Act (the “PHSA”) and their implementing regulations. The timing and requirements for seeking regulatory approval of a drug or a biologic are similar; however, marketing approval of a drug is typically pursued under a new drug application (“NDA”) and marketing approval of a biologic is pursued under a BLA. We believe there are potential benefits inherent in the biologic pathway, including that biologics may be eligible for 12 years of reference product exclusivity, while a novel compound regulated as a drug may be eligible for a shorter period of exclusivity, and biologics may receive longer exclusion from price negotiations under the Inflation Reduction Act (“IRA”). In each case, the submission of the NDA or BLA occurs after completion of the applicable pivotal trials. For a more detailed description of the drug and biologic approval processes, please see below under “Government Regulation—Review and approval of drugs and biologics in the United States.”

Our pipeline of product candidates is in early clinical and preclinical stages of development and none of our product candidates are currently approved for commercial sale. Before we can successfully commercialize a product candidate, we must complete the necessary clinical trials and preclinical studies, obtain regulatory approval and establish manufacturing and marketing capabilities. We are only in the preliminary stages of many of these activities and may never successfully complete them. Even if we are successful, we may not be able to penetrate the obesity and overweight market in a meaningful way, or at all.

Our Strategy

Our goal is to develop and deliver tolerable, effective and convenient injectable and oral therapies for the treatment of obesity, overweight and related conditions. Our portfolio includes early clinical and preclinical product candidates that we believe have the potential to outperform current approved products and development-stage product candidates on tolerability, efficacy, convenience, and scalability.

The key components of our strategy are to:

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Advance MET-097i, our most advanced product candidate, as a monotherapy for the treatment of obesity and overweight. We are developing MET-097i to be a fully biased, monthly, subcutaneously injectable, ultra-long-acting GLP-1 RA for the treatment of obesity and overweight without dose titration or with a simplified titration scheme. We have completed a multi-arm, double-blind, placebo-controlled Phase 1/2 clinical trial of MET-097i in adults with obesity or overweight. In the Phase 2 portion (Part C) of this clinical trial, we evaluated twelve weekly doses of MET-097i at different dose levels or placebo, with escalation to a thirteenth, higher, potential monthly dose. We have initiated VESPER-1, a 28-week Phase 2b clinical trial of MET-097i without titration to assess the safety and efficacy at different weekly doses in participants with obesity and overweight without T2DM. This trial is fully enrolled and we expect to report preliminary data in mid 2025. We have separately initiated VESPER-2, a 28-week Phase 2b study in participants with obesity or overweight with T2DM, who will receive weekly MET-097i with or without titration. We plan to initiate VESPER-3, a Phase 2b clinical trial that will evaluate the efficacy and tolerability of multiple monthly doses of MET-097i after multiple weekly doses with and without titration for which we expect to report preliminary results by year-end 2025 or in early 2026.

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Advance MET-233i to be used as monotherapy and/or in combination with MET-097i for the treatment of obesity and overweight. We are developing MET-233i as a potent, ultra-long acting amylin analog with low fibril-forming potential to be used as monotherapy or in combination with other NuSH analog peptides, including MET-097i. We believe that amylin agonism offers a unique, non-incretin mechanism of action that can complement GLP-1 receptor agonism by producing additive weight loss effects. Additionally, we believe amylin agonism in combination with a GLP-1 RA may provide cardiovascular benefits beyond its weight loss. Based on their complementary mechanisms of action, we are developing MET-233i to be used with MET-097i as a once-weekly or once-monthly combination therapy. We have initiated a double-blind, placebo-controlled Phase 1 clinical trial of MET-233i as a monotherapy in patients with obesity or overweight. Both the SAD and MAD portions of the trial are ongoing and we expect to announce preliminary data from this trial in mid 2025. If we are able to establish sufficient evidence of clinical safety from this trial, we plan to initiate a clinical trial of MET-097i in combination with MET-233i, also in the United States, for which we would expect to report preliminary data in late 2025.

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Advance MET-224o and MET-097o, our lead oral product candidates, and utilize our MOMENTUM platform to develop oral therapies across various NuSH pathways. We believe that oral NuSH analog peptides could meaningfully augment the treatment paradigm for obesity and overweight by offering simple route of administration preferred by many patients and consumers. We believe that data to date suggest that oral small molecule NuSH approaches have an efficacy ceiling, important half-life limitations, and an enhanced propensity to cause gastrointestinal adverse events relative to injectable peptides, whereas oral NuSH analog peptides could provide injectable-like performance on efficacy, half-life, and tolerability. We developed our proprietary MOMENTUM platform to optimize the oral absorption of NuSH analog peptides, potentially providing a meaningful reduction in API requirements and thus improving scalability and lowering manufacturing costs. Using MOMENTUM, we are developing oral peptide products across a range of NuSH pathways, including two oral fully biased GLP-1 RAs with HALO lipidation (MET-224o and MET-097o), an oral amylin analog with HALO lipidation (MET-AMYo), and unimolecular multi-receptor agonists (dual GLP-1 and GIP receptor agonists and triple receptor agonists that additionally activate the glucagon receptor), also with HALO lipidation, which are currently in preclinical development. The results of preclinical studies of MET-224o and MET-097o support our expectation that these molecules may be able to deliver injectable-like body weight loss at low dose levels that are conducive to scaled implementation. If the results in initial human studies are positive, we plan to select one of these two molecules for continued clinical development. In parallel to the IND-enabling nonclinical development of MET-224o and MET-097o, we have initiated a Phase 1 clinical trial in Canada with our prototype peptide, MET-002, to identify an optimal formulation for our oral peptide pipeline.

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Leverage our development platform to expand and pursue our discovery portfolio. We have built a development platform, including our MINT peptide library and a suite of proprietary technologies designed to enable us to discover and optimize novel, miscible, ultra-long acting injectable and oral NuSH analog peptides. Our MINT peptide library was built upon approximately 20,000 NuSH analog peptides, which were developed through over 20 years of iterative and empirical discovery work, initially led by Professor Stephen R. Bloom at his lab at Imperial College London, by focusing the molecular design goals on solubility, miscibility, half-life and activity. The library contains an extensive portfolio of potential therapeutic peptides that we believe can be optimized using our HALO and MOMENTUM platforms to create potential mono and combination, oral and injectable therapeutics across a range of NuSH analog peptides. We are also in the early stages of developing a prodrug technology that we believe has the potential to more than double time of exposure above clinically relevant thresholds, which could offer the potential for less frequent dosing and better tolerability. We intend to leverage our suite of proprietary platforms to expand our portfolio with next-generation products and combinations.

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Leverage our team’s extensive track record in efficient drug development. We have built an internal team with an extensive background in drug development, including efficient clinical trial execution and commercialization. While at The Medicines Company, key executives on our team designed and carried out more than 20 large-scale clinical trials that enrolled an aggregate of more than 90,000 patients, resulting in the commercial launch of eight drugs, including Angiomax and Leqvio, and 25 peer-reviewed publications in leading medical journals. During this time, The Medicines Company was ranked consistently high in CNBC’s “RQ-50” index of R&D efficiency, being the only company to be ranked in the top 5 for all five years the index has been published.

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Establish scaled manufacturing prior to commercial launch. We believe the ability to manufacture NuSH analog peptides at commercial scale has presented a significant challenge for many drug developers, as evidenced by the recent drug shortages of Wegovy and Zepbound. We are designing our product candidates for manufacturing scalability and believe we have implemented adequate supply chain strategies to support our clinical trials and initial commercialization of our product candidates, if approved. As part of this strategy, we have entered into a supply agreement with Amneal to build a dedicated manufacturing facility that we believe will provide us with sufficient capacity to satisfy initial commercialization efforts. Amneal has demonstrated the ability to manufacture biologics, including peptides, and build complex manufacturing plants at scale. We believe our core competencies in drug development, coupled with Amneal’s extensive manufacturing capabilities, will enable efficiencies that will improve development times and costs, while also facilitating an effective and rapid commercial launch in a competitive, high-volume market, if any of our product candidates are approved.

The Obesity and Overweight Market

Obesity, overweight and related diseases represents a significant and expanding healthcare challenge, impacting a vast portion of the global population and having a dramatic economic impact. While approved, first generation injectable NuSH therapies, such as Wegovy and Zepbound, have transformed the treatment paradigm, there are several important limitations, such as the need for weekly injections, tolerability issues, an efficacy ceiling and limited manufacturing scalability. Moreover, slow progress improving oral absorption and bioavailability has discouraged development of oral NuSH analog peptides in favor of small molecules, while we believe that data to date suggest small molecule NuSH analog peptides may have lower efficacy and increased gastrointestinal side effects relative to injectable NuSH analog peptides. The positive results and commercial potential of Wegovy and Zepbound have catalyzed the development of several additional agents, which may have advantages compared to currently approved NuSH therapies. However, we believe these approaches will not solve the breadth of obstacles that prevent patients from reaching their treatment goals.

Obesity and overweight are highly prevalent, rapidly growing chronic human conditions. Obesity, defined as having a BMI of 30 kg/m2 or more, is one of the fastest growing and most prevalent chronic human conditions in the world. Individuals are considered overweight if they have BMI of at least 25 kg/m2 but less than 30 kg/m2. According to the World Health Organization, these conditions affect approximately 2.5 billion (or 43%) adults worldwide. In 2022, an estimated 16% of adults 18 years and older, or over 890 million adults across the world, were living with obesity. The CDC estimates that in 2020, obesity and overweight affected more than 70% of adults in the United States. Nearly half of Americans are projected to have obesity by 2030. Similarly, the World Health Organization estimates that approximately 60% of adults in major European markets have overweight or obesity.

Obesity and overweight are major drivers of disease and health burden. Obesity and overweight drive more than 200 diseases, including T2DM, ASCVD, MASH, OSA, heart failure, osteoarthritis and a variety of different cancers. Compared with a BMI considered in the healthy range, people with a BMI greater than 30 kg/m2 have a 2.8-fold increased risk of developing at least one obesity related disease, a 5.2-fold increased risk for two diseases, and a 12.4-fold increased risk of developing complex multimorbidity. An improved ability to treat obesity complications without tackling the obesity or overweight underlying these complications can paradoxically increase the prevalence of other conditions as individuals live longer.

A global burden of disease study published in Lancet eClinical Medicine in 2019 estimated that obesity contributed to more than 160 million disability adjusted life years lost, and an estimated five million deaths annually, and projected both of these to increase by approximately 40% by 2030.

In 2019, the economic impact of obesity and overweight in the United States was estimated to be $706 billion. This is equivalent to $2,145 per capita and 3.3% of gross domestic product (“GDP”). Direct costs and indirect costs made up 43% and 57% of total costs respectively. By 2060, economic impacts are predicted to increase to $2.6 trillion. This is equivalent to $6,699 per capita and 4.6% of GDP and represents a 3.5-fold increase in total costs.

In 2020, the economic impact of obesity and overweight in Europe was estimated to be $515 billion. This is equivalent to $553 per capita and 2.3% of GDP. Direct costs and indirect costs made up 30% and 70% of total costs respectively. By 2060, the economic impact is predicted to increase to $1.7 trillion. This is equivalent to $1,878 per capita and 3.1% of GDP and represents a 3.4 fold increase in total costs.

The Evolving Obesity and Overweight Treatment Landscape

Historically, patients’ and consumers’ ability to achieve and sustain significant weight loss was limited. For example, while lifestyle interventions can be effective, they generally lead to less than 5% body weight loss, and people tend to regain weight over time. Similarly, pharmaceutical approaches were often modestly effective and/or had cumbersome side effects. Recently, a new generation of safe and effective weight management therapies has emerged in the form of NuSH analog peptides.

Role of NuSH analog peptides in obesity and overweight treatment

Physiologically, NuSH analog peptides control meal-related increases in blood glucose through augmentation of insulin secretion and inhibition of glucagon secretion, while also limiting weight gain by reducing appetite and food intake.

Approved NuSH therapeutics have transformed chronic weight management

NuSH analog peptide therapies, specifically GLP-1 RAs, were first developed and approved for the treatment of T2D based on their ability to lower blood glucose and improve diabetes complications such as ASCVD. The profound impact on body weight in people with or without T2D, particularly at higher doses, subsequently fueled the development of NuSH therapeutics for weight management. There are currently two NuSH analog peptides that have received FDA approval for use as an adjunct to a reduced calorie diet and increased physical activity for adults with obesity or overweight—semaglutide, a GLP-1 RA marketed by Novo Nordisk as Wegovy, and tirzepatide, a fully biased, dual GLP-1/GIP RA marketed by Eli Lilly as Zepbound.

Wegovy was the first weekly NuSH analog peptide to be approved by FDA, in June 2021, for use in combination with a reduced calorie diet and increased physical activity for chronic weight management in adult patients with obesity or overweight in the presence of at least one weight-related comorbid condition. In December 2022, FDA approved Wegovy in pediatric patients aged 12 years and older with obesity. Wegovy is currently indicated in combination with a reduced calorie diet and increased physical activity to reduce excess body weight and maintain weight reduction long term in adults and pediatric patients 12 years and older with obesity, and adults with overweight in the presence of at least one weight-related comorbid condition. In 68-week randomized controlled clinical trials of Wegovy in 1,961 patients with obesity or overweight, and at least one weight-related comorbid condition (except T2D), and 807 patients with T2D and obesity or overweight, Wegovy demonstrated placebo-adjusted body weight reduction of 12.4% and 6.2%, respectively, at the highest dose. In 2024, Wegovy was approved by the FDA to reduce the risk of major adverse cardiovascular events, such as cardiovascular death or non-fatal stroke, in adults with established cardiovascular disease and either obesity or overweight, following the results from the SELECT cardiovascular outcomes trial, which demonstrated a 20% reduction in the risk of those outcomes. Additional trials, which are as of yet not reflected in Wegovy’s FDA label, have established a beneficial impact on a variety of obesity-related diseases including osteoarthritis and HFpEF.

Zepbound was subsequently approved by FDA in November 2023 as an adjunct to a reduced-calorie diet and increase physical activity for chronic weight management in adults with obesity or overweight in the presence of at least one weight-related comorbid condition, except Zepbound has not been approved in pediatric patients. In 72-week randomized controlled clinical trials of Zepbound in 2,539 adult patients with obesity or overweight, and at least one weight-related comorbid condition (except T2D), and 938 adult patients with T2D and obesity or overweight, Zepbound demonstrated placebo-adjusted body weight reduction of 17.8% and 11.6%, respectively, at the highest dose. In trials not currently reflected in Zepbound’s FDA label, the drug has been shown to positively impact sleep apnea, osteoarthritis, MASH and HFpEF.

As a result of their significant impact on weight loss and potential applications in a variety of other diseases, the GLP-1 RA market is expected to grow rapidly in the future. Third-party market research reports estimate that GLP-1 RAs represented approximately $36 billion in global sales in 2023 and could reach $170 billion by 2030.

Based on third-party market research reports and reported sales by Novo Nordisk and Eli Lilly, we estimate that approximately $32 billion of global GLP-1 RA sales occur in the North American and major European markets.

Limitations of approved GLP-1 RA-based treatments for obesity

Despite the transformative nature of Wegovy and Zepbound, we believe that the market for NuSH therapeutics is in its early days, and that realizing the full individual, societal, and market potential of this technology requires the development of therapeutics that meet the needs of more people, with fewer obstacles. Currently, the utilization of these two therapeutics remains limited to approximately 6% of the eligible population. We believe this is attributable to a number of key limitations, including:

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Not conducive to chronic therapy. Trials with Wegovy and Zepbound have demonstrated that patients who discontinue therapy rapidly regain much of the body weight they lost while they were on therapy. Sustained weight loss over multiple years is required to derive the full potential health benefit of weight loss, and most patients will therefore have to remain on a GLP-1 RA chronically. However, inherent limitations of available therapies contribute to discontinuation rates as high as 52.9% after one year of treatment. These limitations include:

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Need for weekly injections. Wegovy and Zepbound are both administered through weekly injections. We believe that the anticipation of chronic, weekly injections may be a deterrent to initiation of therapy for patients who would otherwise benefit, and may contribute to high discontinuation rates among patients who have started therapy. Studies in other therapeutic areas have shown that chronic therapies that require administration through weekly injections are associated with poor adherence and persistence, while monthly administration is associated with improved adherence and persistence.

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Prolonged, complex titration. Wegovy and Zepbound both require complex and prolonged titration schemes to reduce the occurrence of gastrointestinal adverse events such as nausea, vomiting, and diarrhea. In the case of Zepbound, the highest maintenance dose of 15.0 mg is not reached until four months and requires five titration steps. As with many therapeutics used chronically, patients or their healthcare providers may choose or be forced to discontinue dosing of a NuSH therapeutic from time to time. To reduce the occurrence of gastrointestinal symptoms, patients may have to repeat the titration process, or re-titrate, each time two or more doses are missed. We believe that the burden imposed by the need to re-titrate after brief interruptions in therapy contributes to high discontinuation rates, and thereby prevents people from achieving sustained body weight loss. In addition, the complexity of the titration schemes introduces the risk of dosing errors.

•

Poor tolerability. Wegovy and Zepbound are associated with gastrointestinal side effects that may be problematic for patients. These side effects are often most pronounced during the initial titration period, and can also be present at elevated levels when re-starting therapy after (brief) dose interruptions. Wegovy was evaluated for safety in three randomized, double-blind, placebo-controlled clinical trials that included 2,116 adult Wegovy-treated patients with obesity or overweight. In these clinical trials, at the highest dose, 44% of patients experienced nausea and 24% of patients experienced vomiting. In addition, Zepbound was evaluated for safety in a pool of two randomized, double-blind, placebo-controlled clinical trials that included 2,519 adult Zepbound-treated patients with obesity or overweight. In these trials, at the highest dose, 28% of patients experienced nausea and 13% experienced vomiting. A Phase 2 trial of CagriSema, a combination of semaglutide and cagrilintide, an amylin analog under development by Novo Nordisk, demonstrated that gastrointestinal side effects occurred more frequently in people treated with CagriSema than in people treated with semaglutide or with cagrilintide alone. We believe that therapies with improved tolerability profiles may help more patients achieve their treatment goals and improve persistence and adherence to therapy. For example, in a study published in Diabetes, Metabolic Syndrome and Obesity in 2017, approximately 64% of patients reported tolerability (“made me feel sick”) as their top reason for discontinuing use of their GLP-1 RA.

•

Insufficient weight loss. In people with obesity or overweight without T2D and at least one weight-related comorbid condition, Zepbound has been observed to lower body weight by a mean of 17.8% on a placebo-adjusted basis and Wegovy has been observed to lower body weight by a mean of 12.4% on a placebo-adjusted basis. While this weight loss is transformative by historical standards, a substantial proportion of patients will need more weight loss to achieve a healthy BMI and to optimally address obesity-related morbidity. For example, on average a 17.8% body weight reduction is insufficient to bring people with a BMI greater than 30.4 kg/m2 to a healthy BMI (defined as less than 25 kg/m2), suggesting that this level of weight loss may be insufficient for a majority of the obese population. In addition, recent clinical trials in patients with obesity and MASH, OSA, and HFpEF demonstrated the greatest impact on disease outcomes among people who lost at least 20% of their body weight.

•

Lack of effective, well-tolerated oral dosing alternatives. We believe that slow progress improving oral absorption and bioavailability, and the consequently high API requirements and scalability issues, have discouraged development of oral NuSH analog peptides in favor of non-peptidic (so-called “small molecule”) oral drug candidates for weight loss. Nonetheless, data to date for multiple small molecule NuSH analogs suggest that efficacy may be lower, that half-life may be substantially shorter and that gastrointestinal side effects may occur more frequently than for NuSH analog peptides. For example, in a Phase 2 clinical trial of orforglipron, a small molecule GLP-1 RA under development by Eli Lilly, up to one in five patients discontinued from certain cohorts due to adverse events, a majority of which were gastrointestinal in nature, and 29% experienced vomiting in the highest dose arm. In addition, the potential complexity of manufacturing small molecule NuSH analogs and the significant API requirements for an effective dose may mitigate their theoretical manufacturing cost and scalability advantages for some small molecules relative to oral peptides.

•

Challenges in scaling to large populations. The high prevalence of obesity and overweight, and the broad interest in approved NuSH analog peptides, have contributed to drug shortages for Wegovy and Zepbound. Moreover, the scalability of weekly NuSH analog peptide injectables may be limited by fill-finish capacity and devices, while the scalability of oral NuSH analog peptides may be limited by large drug substance requirements. For example, the 18.25 grams of peptide drug substance required to serve a single patient for one year on a 50 mg daily maintenance dose of oral semaglutide (which is the dose studied in the Phase 3 OASIS trials) could be used to serve 146 patients for one year on a 2.4 mg weekly maintenance dose of injectable semaglutide.

The future treatment landscape

The positive results of trials of Wegovy and Zepbound have led Eli Lilly, Novo Nordisk, and several other companies to initiate development of additional molecules for the treatment of obesity and overweight. These molecules can be broadly grouped as:

•	GLP-1 RA combinations targeting novel NuSH pathways, such as amylin with Novo Nordisk’s CagriSema or glucagon with Eli Lilly’s retatrutide;

•	new versions of GLP-1/GIP RA combinations, such as Roche’s CT-388 and Viking Therapeutics’ VK2735;

•	oral small molecule GLP-1 RAs, such as Eli Lilly’s orforglipron;

•	oral peptide GLP-1 RAs, such as Novo Nordisk’s oral semaglutide and Viking Therapeutics’ oral VK2735; and

•	non-GLP-1 RA mechanisms.

We believe that early data from some of these agents suggest that they have meaningful advantages compared to currently approved NuSH analog peptides, yet are unlikely to address the previously described limitations comprehensively.

We believe that Phase 2 results for CagriSema and retatrutide suggest that these therapeutic candidates may achieve body weight loss exceeding approved agents. For example, in a 32-week, double-blind Phase 2 clinical trial of CagriSema, semaglutide and cagrilintide in patients with T2D and obesity or overweight, body weight loss at Week 32 was 15.6% in 31 patients treated with CagriSema and 5.1% in 31 patients treated with semaglutide. In this trial, CagriSema was administered weekly after a titration period. Gastrointestinal adverse events occurred more frequently in patients treated with CagriSema (58%) than in patients treated with semaglutide (32%). Preliminary results from a Phase 3 trial of CagriSema, as reported on December 20, 2024, showed a mean change from baseline in body weight of 22.7%. In this trial, the proportion of participants who received the top dose was lower for the combination arm than for the arms receiving semaglutide or cagrilintide.

Early results in clinical trials of other GLP-1/GIP RA combinations, such as CT-388 and VK2735, suggest that these compounds may likewise lead to improved body weight loss earlier in therapy; however, the maximum weight loss delivered by these compounds at steady state has yet to be established. For example, at Week 13, participants in the Phase 2 VENTURE trial of VK2735 experienced placebo-adjusted weight loss ranging up to 13.1%. Similarly, in a 24-week study of CT-388, participants experienced mean placebo-adjusted weight loss of 18.8%. In these trials, vomiting rates at the highest dose levels were 29% and 75%, respectively. Participants in these studies received weekly doses after a titration period that was shorter than that of approved agents.

Importantly, few injectable NuSH analog candidates in development have a half-life substantially longer than that of semaglutide (168 hours) or tirzepatide (120 hours). For example, VK2735 has a reported half-life of 170 to 250 hours, while CT-388 has a reported half-life of 150 hours, and retatrutide has a reported half-life of 144 hours. Amgen’s AMG-133, or MariTide, a GIP antagonist monoclonal antibody conjugated to a GLP-1 RA peptide, is an exception, with a human half-life of the intact molecule ranging from 343 to 396 hours. We believe AMG-133 is the only NuSH candidate in late-stage clinical development with a potential once-monthly dosing regimen. However, AMG-133 requires substantially more drug substance than peptide-based NuSH therapeutics (up to 420 mg per monthly dose, versus up to 15 mg per weekly dose for approved peptides).

Clinical trials with oral small molecule GLP-1 RAs to-date suggest that these drugs could be able to produce meaningful body weight loss with daily oral dosing. In the Phase 2 clinical trial of orforglipron in patients with obesity or overweight, and at least one weight-related coexisting condition (except T2D), placebo-adjusted body weight loss at the highest dose was 12.4% at week 36. However, up to one in five patients discontinued from certain cohorts due to adverse events, a majority of which were gastrointestinal in nature.

Clinical trials with oral GLP-1 RA-based peptides, including oral semaglutide, approved for T2D as Rybelsus, and oral VK2735, have shown weight loss and tolerability comparable with injectable GLP-1 RA peptides, albeit at high daily doses relative to the injectable forms of these peptides. The maintenance dose of oral semaglutide for weight loss studied in the Phase 3 OASIS trials is 50 mg per day, or 18.25 grams per year—roughly 146 times more peptide drug substance than the maintenance dose of injectable semaglutide for weight loss. The highest tested dose of oral VK2735 in Phase 1 clinical trial was 100 mg per day. We believe these high drug substance requirements may limit the scalability of current oral peptide approaches relative to injectable approaches.

We are aware of several non-GLP-1 RA mechanisms that have entered clinical development. These include non-NuSH therapeutics and NuSH analog peptides without a GLP-1 RA backbone, such as petrelinitide, which is an investigational long-acting amylin analog under development by Zealand Pharma. While these alternative approaches may provide benefits to a subset of patients, we believe that the large body of evidence supporting the utility of GLP-1 RA based approaches justifies the development of differentiated GLP-1 RAs, and the development of non-GLP-1 RA mechanisms in combination with a GLP-1 RA backbone.

We believe that while the positive results of trials of Wegovy and Zepbound have sparked the development of several additional approaches, most of these approaches will not solve the unmet need for therapies that enable patients to reach their treatment goals with fewer obstacles—including solutions that facilitate chronic therapy through more convenient dosing schemes and better tolerability, have greater efficacy, and are scalable.

Our Approach

We have developed and are implementing proprietary methods and platform technologies that we believe will enable us to develop and advance a broad, scalable and combinable portfolio of NuSH analog peptides with the potential to address the limitations of currently approved therapies and the anticipated limitations of next-generation therapies. These proprietary methods and technologies include our MINT peptide library, our HALO platform and our MOMENTUM oral NuSH analog peptide delivery platform. We believe these methods and platform technologies enable us to develop therapeutic candidates that are conducive to chronic therapy in large populations by reducing the need for titration, permitting monthly injectable dosing and improving tolerability, as well as providing a path for scalable oral administration of a NuSH analog peptide.

Our MINT peptide library

Our MINT peptide library was built upon approximately 20,000 NuSH analog peptides, which were developed through over 20 years of iterative and empirical discovery work, initially led by Professor Stephen R. Bloom at the Imperial College London. Dr. Bloom’s work laid the foundation for understanding how to modify and optimize NuSH analog peptide structures for potential therapeutic use.

During the optimization process for our product candidates, we focus on four molecular characteristics simultaneously:

•

In vivo activity. We test our NuSH analog peptides in vivo, including head-to-head comparisons with leading marketed products and development candidates, to select product candidates that we believe can be highly competitive therapeutics.

•

In vivo half-life. We systematically test amino acid substitutions and lipidation along the complete NuSH analog peptide sequence of each candidate, seeking albumin binding characteristics which yield ultra-long half-lives matching our GLP-1 RA analogs.

•	Solubility. We make selective amino acid substitutions designed to increase the solubility of our NuSH analog peptides across a broad range of pH.

•	Miscibility. We screen NuSH analog peptides in vitro for their ability to maintain solubility and activity when combined.

By engineering for these four characteristics, we aim to produce NuSH analog peptide candidates that are combinable in a single syringe, ultra-long acting (which is intended to enable simplified titration, monthly dosing, improved scalability and potentially superior tolerability) and potent (which is intended to enable competitive efficacy at low doses and further optimizing scalability).

Foundational to our efforts to enhance in vivo activity is receptor bias. The GLP-1 receptor belongs to the class of G protein-coupled receptors (“GPCRs”). When GLP-1 binds to the GLP-1 receptor, the receptor activates the cyclic adenosine monophosphate (“cAMP”) signaling pathway. ß-arrestin is also recruited to the receptor upon activation, which then diminishes cAMP signaling through desensitization and downregulation of the receptor, typically resulting in reduced activity. Recent studies have shown that a biased GLP-1 RA that activates the cAMP pathway with minimal to no ß-arrestin recruitment resulted in enhanced receptor activation and in vivo effectiveness. In an effort to maximize the therapeutic window of our product candidates, we design our NuSH analog peptides to preferentially activate the cAMP pathway while having minimal to no ß-arrestin recruitment.

We believe the solubility and miscibility of our NuSH analog peptides allow us to combine different peptides targeting different NuSH pathways to achieve favorable therapeutic outcomes. In preclinical studies, we are currently targeting four complementary NuSH analogs that we believe can be combined with a GLP-1 RA: amylin, GIP, glucagon and PYY. Combinations under study include GLP-1/amylin, GLP-1/GIP/amylin and GLP-1/GIP/glucagon/amylin. We have not yet initiated any clinical trials of a combination therapy.

Our HALO platform

Our HALO platform was designed to deliver NuSH analog peptides with ultra-long half-lives. Native GLP-1 has a half-life measured in minutes. Currently approved and late-stage pipeline NuSH analog peptides, such as semaglutide and tirzepatide, have half-lives of roughly one week and five days, respectively, as shown in the table below. This prolongation was achieved by reversible binding to albumin through fatty acid and linker combinations (“lipidation”), at Lys-26 (hGLP-1 numbering) in the peptide sequence. However, installing a lipid at interior amino acid positions has the potential to interfere with receptor activation, and certainly prevents simultaneous binding of peptide to target and plasma proteins. We believe this design limits the ability to simultaneously optimize the receptor activation and albumin binding.

Reported Half-lives of Native GLP-1 and NuSH Analog Peptides

Asset	Target	Half-life (hr)
Native GLP-1	GLP-1	Minutes
Liraglutide	GLP-1	13
Tirzepatide	GLP-1, GIP	120
Retatrutide	GLP-1, GIP, GCG	144
CT-388	GLP-1, GIP	150
Semaglutide	GLP-1	168
Cagrilintide	Amylin	159-195
VK-2735	GLP-1, GIP	~170-250
Petrelintide	Amylin	230
ZT-002	GLP-1	260-273
MET-097i	GLP-1	~380
AMG-133 (MariTide)	GLP-1, GIP antag.	343-396*

*	Represents the half-life of the intact molecule, calculated hours based on the reported 14.3-16.5 days

Like others, we also make selective amino acid substitutions throughout the NuSH analog peptide sequence that influence the peptide’s conformation. However, our HALO platform uses lipidation at the C-terminal or N-terminal of our product candidates, allowing peptides to bind simultaneously to albumin and the drug target, resulting in reduced clearance and potential half-life extension beyond those achieved by currently available NuSH analog peptides. Our differentiated approach that includes our ability to extend the half-life of our product candidates is depicted below.

HALO Lipidation Enhances Half-life

In addition to strategic lipid placement, we also make selective amino acid substitutions throughout the NuSH analog peptide sequence that influence the peptide’s conformation, reducing susceptibility to metabolism and degradation, thereby potentially further extending the half-life.

In our completed Phase 1/2 clinical trial of MET-097i, MET-097i demonstrated a half-life of approximately 15 to 16 days, which we believe is the longest of any NuSH analog peptide in development and approximately three-fold longer than the half-life of tirzepatide and two-fold longer than the half-life of semaglutide. The figure below depicts the PK profile of MET-097i in the SAD trial. The results showed dose-proportional PK with an approximately 380-hour half-life with modest variability as reflected by the standard deviation (“SD”).

Pharmacokinetic Profile of a Single Dose of MET-097i

1000
100
10
1
Mean (± SD) MET097 (ng/mL)
0
48
96
144
192
240
288
336
384
432
480
528
576
624
672
Nominal Time (hours)
MET-097i 0.16 mg
MET-097i 0.4 mg
MET-097i 0.6 mg
MET-097i 0.8 mg
MET-097i 1.0 mg
MET-097i 1.2 mg
MET-097i 1.6 mg

We have applied the HALO platform systematically across all of our peptides in development, and comparative preclinical data in validated animal models suggests that MET-233i (amylin analog), MET-034i (GIP RA) and MET-224o (oral GLP-1 RA) all exhibit a similar half-life to MET-097i.

By significantly increasing the half-life of our NuSH analog peptides, we believe we can:

•

Reduce dosing to once monthly. We believe that MET-097i’s 15- to 16-day half-life will support monthly maintenance dosing—a potential benefit which is unique among all NuSH analog peptides that we are aware of currently in development.

•

Simplify or eliminate titration schemes. With weekly administration, MET-097i plasma concentrations accumulated approximately four-fold before reaching steady state, with no change in dose. We believe this may simplify or eliminate the need for titration, providing a simple and convenient option relative to the titration schema of currently approved NuSH analogs.

•

Improve tolerability. Dosed weekly, MET-097i exhibited lower trough-to-peak variability in plasma concentration versus semaglutide and tirzepatide. Many experts believe this intra-week and inter-dose variability is a primary driver of the tolerability challenges of existing NuSH analogs. Although the frequency and severity of tolerability issues may differ between agents, we believe such issues to be a class effect and have observed TEAEs, such as nausea and vomiting, in our clinical trial for MET-097i. All treatment-related TEAEs were mild or moderate in severity, with gastrointestinal-related TEAEs being the most common.

•	Improved scalability. For both oral and injectable therapies, a longer half-life enables more pharmacological effect with less API on an ongoing basis. We believe the longer half-life of our product candidates should enable us to improve scalability and reduce manufacturing costs by significantly reducing the amount of API required for a therapeutic dose. These benefits are particularly impactful for our oral platform and product candidates, where every doubling of the half-life halves the required dose of a daily oral peptide.

Our MOMENTUM platform

Our MOMENTUM platform utilizes multiple technologies to increase the oral bioavailability of our NuSH analog peptides via the following strategies:

•

Amino acid substitution. We use amino acid substitution with a combination of natural and unnatural amino acids throughout our peptide sequences to reduce pH-related instability and enzymatic metabolism in the gastrointestinal tract.

•

Enteric coatings. We use enteric coatings to preserve stability of active pharmaceutical substance in the acidic environment of the stomach and dissolve in the part of the intestine where permeability is highest.

•

Absorption enhancers. We use enhancers and stabilizers to promote absorption in the small intestine. Absorption enhancers for enteric coated peptides have been shown to deliver 2% to 4% bioavailability in humans.

•

Biotinylation. We attach biotin to selective amino acids on the peptide sequence to enable active transport, via the sodium multivitamin transport transporter, of our NuSH analog peptides through intestinal cell membranes. Biotintylation has been shown to improve absorption of peptides in animal models by 50% to 100% relative to enterically coated peptides with absorption enhancers alone.

Key Elements of the MOMENTUM Platform

We apply the above strategies, alone and/or in combination, to each of our NuSH analog peptides to develop an optimized oral delivery mechanism. We believe the effect of such process can produce human bioavailability substantially greater than that of Rybelsus, which is a co-formulation of semaglutide with Novo Nordisk’s transcellular permeation enhancer, sodium N-(8-2-hydroxybenzoyl amino) caprylate, and which has been reported to have a bioavailability of 0.4% to 1.0%. In the context of a daily oral therapeutic, a doubling of half-life translates approximately to a halving of the daily dose, and a corresponding halving of required peptide material per patient per year.

Anticipating manufacturing scalability

For our oral pipeline, the combined effect of the substantial improvements in potency, half-life, and bioavailability through our MINT, HALO, and MOMENTUM platforms, respectively, is a potential 92% reduction in the total peptide drug substance required to deliver competitive therapeutic effect, and a corresponding 92% reduction in required manufacturing capacity and cost of drug substance manufacturing. We believe this reduction enables a scalability and cost of goods for our oral product candidates that is comparable to or better than that of multiple non-peptidic, small molecule GLP-1 RAs in development, but with the critical efficacy and tolerability advantages afforded by peptides over small molecules.

The following chart illustrates the effect on human dose requirements from the potential improvements we believe we can accomplish in half-life, potency, and bioavailability relative to oral semaglutide.

Human Dose Projections for Our Oral NuSH Analog Peptides

Similar manufacturing scalability advantages are anticipated in our injectable products driven by anticipated half-life and potency advantages arising from our HALO platform and peptide engineering processes. For example, in the Phase 2 part of our ongoing Phase 1/2 clinical trial of MET-097i, twelve weekly doses of 1.2 mg demonstrated a mean placebo-adjusted body weight loss of 11.3%. Moreover, a monthly dosing profile for MET-097i implies a 75% reduction in the quantity of disposable injector devices relative to the weekly devices that are used for currently approved obesity NuSH analog peptide. We believe these advantages, both in terms of the quantity of drug substance and the number of disposable injectors, may result in significant manufacturing cost and scale advantages for MET-097i, and for other HALO-lipidated injectables in our portfolio.

Our Pipeline and Programs

Our goal is to develop a broad, scalable and combinable portfolio of injectable and oral NuSH analog peptides for the treatment of obesity, overweight and related conditions. We believe our product candidates have the potential to reduce the barriers to adoption as a chronic therapy, while raising the ceiling of effectiveness, and improving manufacturing scalability. Our pipeline includes clinical-stage, injectable and oral GLP-1 RA analog peptides, as well as a clinical-stage injectable amylin analog, and multiple complementary preclinical NuSH analog peptides, such as an oral amylin analog, as well as GIP, glucagon and PYY for injection, that we believe can be combined with GLP-1 RAs to potentially optimize efficacy, tolerability and quality of weight loss. Our current pipeline of product candidates is summarized in the table below.

Our ultra-long acting GLP-1 RA and amylin NuSH analog peptide programs

We believe that while approved NuSH analog peptides have transformed the treatment of obesity and overweight, they may not be conducive to chronic therapy in large populations due to the need for weekly injections, prolonged and complex titration schemes, and poor tolerability. Moreover, they appear to have a ceiling of effectiveness that results in insufficient weight loss for many patients and they may not be scalable to large populations. We believe that a majority of late-stage NuSH pipeline candidates may face similar limitations.

Injectable product candidate design principles

We are designing our injectable product candidates to address the key limitations of currently approved NuSH analog peptides. Central to these design objectives are potency, durability and solubility and miscibility to potentially enable co-formulation of assets with different mechanisms.

1.

Potency: We design and select our product candidates based on potency using our MINT peptide library of NuSH analog peptides that we further engineer in an effort to maximize effectiveness and minimize drug substance requirements. For example, we engineered MET-097i to be fully biased towards cAMP recruitment over ß-arrestin. Recent studies have demonstrated that biasing the signaling of GLP-1 RAs toward cAMP over ß-arrestin reduces internalization of the GLP-1 receptor, which improves the signaling activity of GLP-1 RAs over time. Several GLP-1/GIP RAs, including tirzepatide, are biased toward cAMP recruitment, and have been shown in head-to-head clinical trials to exhibit superior clinical efficacy versus semaglutide, which is not biased.

2.

Durability: We systematically apply our HALO platform to our injectable NuSH analog peptides to enhance half-life, potentially supporting differentiated, convenient dosing regimens conducive to chronic therapy in large populations. For example, we believe the long half-life of our injectable molecules could provide the ability to dose monthly, as well as the ability to dose weekly without titration, in turn reducing the burden of re-titration with intermittent therapy. Our HALO approach includes placement of a lipid tail to the N-terminus or C-terminus of the peptide sequence with a proprietary lipidation technology, enabling simultaneous binding to albumin and to the GLP-1 receptor, without dissociation. We have shown that this approach delivered significant enhancements to in vivo half-life and durability relative to conventional lipidation approaches, such as those used in semaglutide, tirzepatide and many other NuSH analog peptides, which require dissociation from albumin to bind to the GLP-1 receptor. Furthermore, through our engineering process, we modified MET-097i’s peptide sequence to deliver increased intrinsic stability in vivo through reduced susceptibility to enzymatic degradation, potentially further enhancing durability while preserving other characteristics.

3.

Solubility and miscibility: Through our MINT peptide library and engineering process, our injectable peptides are modified to enhance the solubility and stability through the introduction of side chain modifications that change the overall charged nature of the peptide, as well as intra-peptide salt bridges. These modifications allow solubility across a broad pH range as well as intrinsic stability in solution, which in turn simplifies formulation requirements and enables combinability with our other NuSH analog peptides with complementary mechanisms of action.

4.

BLA eligibility: MET-097i has a molecular length that makes it BLA-eligible with the FDA. Based on regulatory guidelines, we believe the combination of MET-097i with MET-233i and some of our other peptides will also be BLA-eligible.

We have applied the above principles to all of our development-stage injectable product candidates.

MET-097i: a fully biased, monthly, subcutaneously injectable ultra-long acting GLP-1 RA

We are developing MET-097i for the treatment of obesity and overweight as a fully biased, subcutaneously injectable, ultra-long acting GLP-1 RA, to be administered as both a monotherapy and as the backbone for our combination products. Based on the preclinical and clinical data we have generated to date, we believe MET-097i has the potential to be a scalable GLP-1 RA monotherapy with effectiveness comparable to tirzepatide, and uniquely versatile dosing options—including monthly dosing, and weekly dosing without titration or with simplified titration schemes. However, MET-097i is in early stages of development, we have not conducted head-to-head clinical trials of MET-097i against any approved products, and we cannot assure you that MET-097i, if approved, will outperform any existing approved products.

We have completed dosing in a multi-arm, double-blind, placebo-controlled Phase 1/2 clinical trial of MET-097i in patients with obesity or overweight without T2DM. In this trial, we have generated data evaluating the safety and tolerability of MET-097i in 194 patients (excluding placebo). This includes the Phase 2 part (Part C) of the trial, which included 120 participants (100 on MET-097i) and was designed to assess MET-097i’s effect on body weight loss at day 85 (one week after the twelfth dose), as well as safety and tolerability. Participants in the Phase 2 part of the trial received 12 weekly doses of MET-097i. The twelve weekly doses were followed by a single higher dose at week 13, which could potentially be used for monthly dosing. We have announced preliminary results from the Phase 1 and 2 portions of this clinical trial.

We have initiated VESPER-1, a Phase 2b clinical trial evaluating efficacy, safety and tolerability of MET-097i in obese or overweight patients across a range of weekly doses with a dosing period of 28 weeks. We have also initiated VESPER-2, a 28-week Phase 2b study in people with overweight or obesity and T2DM.

We separately plan to initiate VESPER-3, a Phase 2b clinical trial that will evaluate the efficacy and tolerability of multiple monthly doses of MET-097i after weekly dosing.

MET-097i design

MET-097i was engineered by systematically applying our design principles, including specific amino acid modifications to create a fully biased GLP-1 RA, application of the HALO lipidation platform to confer ultra-long acting half-life, and optimization of solubility and miscibility to facilitate drug formulation and combinability with other portfolio NuSH analog peptides.

Preclinical results

In vitro signaling studies to confirm biased receptor agonism

To evaluate the activity and selectivity of MET-097i at the GLP-1 receptor, we measured cAMP signaling and ß-arrestin recruitment in human cell lines overexpressing GLP-1 receptors, with native GLP-1 and semaglutide as comparators. As reflected in figures below, unlike native GLP-1 and semaglutide, MET-097i fully activated the cAMP pathway, but induced minimal to no recruitment of ß-arrestin. We believe these results suggest that MET-097i is a potent, fully biased GLP-1 RA.

cAMP and ß-arrestin Signaling of Native GLP-1, Semaglutide and MET-097i

cAMP
βArr2
%max
100
75
50
25
0
-14
-12
-10
-8
-6
-4
Log [agonist] (M)
Native GLP-1
Semaglutide
MET-097i

In vivo PK studies highlight MET-097i’s durability

Multiple in vivo experiments have shown a long half-life for MET-097. In one study, pigs received a single subcutaneous dose of MET-097i (co-formulated and co-administered with MET-233i, MET-034i and MET-067i). In this study, we demonstrated a half-life of 99 hours for MET-097i, highlighting the half-life benefits conferred by HALO lipidation. In our Phase 1/2 clinical trial of MET-097i, MET-097i demonstrated that this half-life translated to a human half-life of approximately 380 hours, or 15 to 16 days.

Pharmacokinetic Profile of MET-097i in Pigs

Concentration (ng/mL)
1000
100
10
1
8
24
48
72
96
120
144
168
192
216
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264
Time (hr)
MET-097i 50 µg/kg

Phase 1/2 clinical trial of MET-097i

We have completed a multi-arm, double-blind, placebo-controlled Phase 1/2 clinical trial of MET-097i . The primary objectives of this clinical trial were to evaluate the efficacy, safety and tolerability of MET-097i in adult patients with obesity and overweight.

This trial had three parts. Part A consisted of SAD cohorts of MET-097i or placebo, and Part B consisted of MAD cohorts of MET-097i or placebo. Part C evaluated the effects of five different once-weekly MET-097i dose-regimens (four with titration and one without titration) after 12 weeks, compared to placebo, and also evaluated the tolerability of a thirteenth higher, potential monthly dose compared to placebo.

The primary endpoints of Part A and Part B were selected to characterize the safety and tolerability of MET-097i, including assessment of AEs, vital signs, 12-lead electrocardiogram (“ECG”), physical examination, clinical laboratory evaluations, glucose monitoring, and assessment of injection site reactions. The secondary endpoints of both Part A and Part B were PK-related, based on measures such as maximum observed concentration (“Cmax”) time of maximum observed concentration (for Part A only), area under the concentration versus time curve (“AUC”) elimination of half-life (“t1/2”) and average concentration over the dosing interval (“Cavg”) (for Part B only). The primary endpoint of Part C was the percent change from baseline in bodyweight after 12 weekly doses (at day 85). The secondary endpoints were selected to characterize the safety and tolerability of MET-097i based on measures including occurrence, severity and relatedness of TEAEs, as well as the assessment of MET-097i’s PK profile.

The overall design of the trial is outlined in the following figure.

Phase 1/2 Clinical Trial Design of MET-097i

*	One cohort received 4 weekly doses of 0.8 mg followed by a single 1.6 mg dose, five cohorts received 5 weekly doses between 0.2 mg and 1.2 mg without titration
#	One cohort received titrated 0.4 mg, 0.8 mg, and 1.2 mg weekly for 12 weeks, four cohorts received doses between 0.6 mg and 1.2 mg weekly for 12 weeks without titration

Part A: single ascending dose cohorts

A total of 60 participants were enrolled in seven SAD cohorts (Part A), with six to eight participants in each cohort receiving MET-097i doses ranging from 0.16 mg to 1.6 mg. A total of 15 participants received placebo across all cohorts. In these cohorts, MET-097i was found to be generally well-tolerated. The most frequent TEAEs were gastrointestinal-related, consistent with the incretin therapeutic class. The occurrence of gastrointestinal-related TEAEs was dose-dependent, ranging from approximately 20% to 25% in both the placebo and the lower MET-097i dose groups to 100% in the MET-097i 1.6 mg dose group. We believe these data suggest that the SAD cohorts appropriately explored the dose range based on the tolerability of a single dose. The severity of three nausea events in the SAD cohorts was classified as “moderate” (two in the 1.6 mg dose group and one in the 1.2 mg dose group) with no gastrointestinal-related TEAEs classified as “severe” by the investigator. There was one serious TEAE, a perirectal abscess, which was deemed by the investigator to be unrelated to study medication. Dose-dependent body weight loss was observed with a mean reduction from baseline of 4.4% (SD=2.2) four weeks after a single 1.6 mg single dose, and body weight persisted through the end of follow-up.

SAD PK

PK analysis following a single dose of MET-097i showed linear PK with low variability and a half-life of approximately 380 hours, or 15 to 16 days, as shown in the figure below.

Pharmacokinetic Profile of a Single Dose of MET-097i

1000
100
10
1
Mean (± SD) MET097 (ng/mL)
0
48
96
144
192
240
288
336
384
432
480
528
576
624
672
Nominal Time (hours)
MET-097i 0.16 mg
MET-097i 0.4 mg
MET-097i 0.6 mg
MET-097i 0.8 mg
MET-097i 1.0 mg
MET-097i 1.2 mg
MET-097i 1.6 mg

Part B: multiple ascending dose cohorts

A total of 62 participants with obesity or overweight were enrolled in six MAD cohorts (B1 through B6), with eight or nine participants receiving MET-097i doses ranging from 0.2 mg to 1.2 mg. In cohorts B1 through B5, participants were dosed five times without titration. In Cohort B6, a dose of 0.8 mg was administered weekly for four weeks, followed by a 1.6 mg dose, to provide an initial indication of the development of tolerance to gastrointestinal side effects. This provides support for the concept of inducing tolerance to gastrointestinal side effects with a well-tolerated weekly regimen before stepping up to a higher monthly maintenance dose. A total of 13 participants received placebo.

Demographics and baseline characteristics for the MAD portion of the trial are shown in the table below. Overall, pooling active and placebo groups across cohorts, baseline characteristics known to be associated with response to GLP-1 RAs were found to be balanced between participants who received MET-097i and those who received placebo, with an average BMI of approximately 32 kg/m2 and an approximately 50:50 male-to-female ratio.

Demographics of MAD Portion of the Phase 1/2 Trial of MET-097i

Tolerability

The treatment-related TEAEs we observed in the MAD portion of the trial were all mild or moderate in severity, with gastrointestinal-related TEAEs being the most common, which is consistent with the incretin class. As summarized in the table below, of the gastrointestinal-related TEAEs, vomiting and nausea were the most common and were dose-dependent, with the majority being mild and transient.

Gastrointestinal TEAEs in the MAD Portion of the Phase 1/2 Trial of MET-097i

Parameter	Placebo (N=13) n (%)	MET097i 0.2 mg (N=8) n (%)	0.4 mg (N=8) n (%)	0.8 mg (N=8) n (%)	1.0 mg (N=8) n (%)	1.2 mg (N=9) n (%)	0.8mg / 1.6mg* (N=8) n (%)
Gastrointestinal TEAEs	4 (30.8)	2 (25.0)	5 (62.5)	3 (37.5)	8 (100.0)	8 (88.9)	4 (50.0)
Nausea	3 (23.1)	0	2 (25.0)	3 (37.5)	8 (100.0)	7 (77.8)	4 (50.0)
Mild	3 (23.1)	0	2 (25.0)	3 (37.5)	8 (100.0)	7 (77.8)	4 (50.0)
Moderate	0	0	0	0	0	0	0
Severe	0	0	0	0	0	0	0
Vomiting	0	0	2 (25.0)	1 (12.5)	4 (50.0)	3 (33.3)	2 (25.0)
Diarrhea	0	1 (12.5)	0	0	2 (25.0)	0	0

***0.8mg (4 doses)–>1.6mg (5th dose)**

N represents the number of treated participants; Participants are summarized under their maximum severity for Nausea.

Notably, rates of vomiting TEAEs declined after the first week, suggesting the rapid onset of tolerance. We observed only one gastrointestinal-related TEAE upon doubling the dose in week five in cohort B6.

The figure below summarizes the timing of vomiting TEAEs.

Onset of Vomiting TEAEs in the MAD Portion of the Phase 1/2 Trial of MET-097i

Pooled PBO	MET097i					
	N=13	**0.2 mg** N=8	**0.4 mg** N=8	**0.8 mg** N=8	**1.0 mg** N=8	**1.2 mg** N=9	**0.8mg / 1.6mg*** N=8
Week	n (%)	n (%)	n (%)	n (%)	n (%)	n (%)	n (%)
1	0	0	1 (12.5)	1 (12.5)	2 (25.0)	3 (33.3)	1 (12.5)
2	0	0	0	0	2 (25.0)	0	0
3	0	0	0	0	1 (12.5)	0	0
4	0	0	1 (12.5)	0	1 (12.5)	0	0
5	0	0	0	0	0	1 (12.5)	1 (12.5)
6	0	0	0	0	0	0	0
7	0	0	0	0	0	0	0
8	0	0	0	0	0	0	0

***0.8mg (4 doses)–>1.6mg (5th dose)**

N represents the number of treated participants; n(%) is the number and percentage of participants with onset of Vomiting during the given week, based on the sample size for the given week, not the total treated.

Week after administration of 2x dose

Efficacy

We observed dose-dependent weight loss after five weekly doses across all cohorts, with a mean weight loss of 7.5% (SD=1.6) at day 36 (one week after the fifth dose) in the 1.2 mg dose-group. The mean weight loss in this 1.2 mg dose-group was persistent and increased to 8.1% (SD=2.2) at day 57, and was 7.5% (SD=2.1) at day 85 (eight weeks after the last dose), reflecting the long half-life of MET-097i and reinforcing the potential for monthly dosing. Similarly, in the 0.8 mg cohort, mean body weight loss was 6.3% (SD=4.0) at day 36, 5.2% (SD=4.5) at day 57, and 5.8% (SD=4.2) at day 85. In the pooled placebo group, mean body weight loss at day 36 was 0.6% (SD=2.2), at day 57 was 0.6% (SD=1.9) and at day 85 was 0.1% (SD=2.3). Post-hoc analysis results using the Mixed Models for Repeated Measures method for comparing each dose-group to the pooled placebo group at day 36, indicate p-values <0.001 for all dose levels that were 0.8 mg and greater, and a p-value ≤ 0.05 for the 0.4 mg dose group.

P-values are an indication of statistical significance reflecting the probability of an observation occurring due to chance alone. A clinical trial result is statistically significant if it is unlikely to have occurred by chance. The statistical significance of clinical trial results is determined by a widely used statistical method that establishes the p-value of the results. Under this method, a p-value of 0.05 or less typically represents a 95% probability that the results did not occur by chance alone, and are generally considered statistically significant results. The FDA’s evidentiary standard when evaluating the results of a clinical trial generally relies on a p-value of less than or equal to 0.05. It should be noted that the p-values for Part B are post-hoc and should be viewed as exploratory.

Weekly (pre-dose) mean percent change from baseline observed through day 36 in MAD portion of the trial is summarized in the figure below.

Weekly Mean Percent Body Weight Change from Baseline in MAD Portion of the Phase 1/2 Trial of MET-097i

Dosing
Follow-up
Weekly Mean Percent CFB of Weight (kg) ± SE
2
0
-2
-4
-6
-8
-10
1
8
15
22
29
36
Visit (Day)
-0.6
-1.9
-3.4
-6.3
-6.3
-7.4
-7.5
Pooled Placebo
MET097 0.2 mg
MET097 0.4 mg
MET097 0.8 mg
MET097 1.0 mg
MET097 1.2 mg
MET097 0.8mg (4 doses) → 1.6mg (1 dose)

MAD PK

The Figure below shows the MET-097i PK profile from the MAD portion of the trial. PK analyses from the MAD portion of the trial indicated plasma accumulation of MET-097i after multiple weekly doses of MET-097i, with a Cmax after the fifth dose approximately three-fold higher than the Cmax after the first dose. Our PK modeling suggests an accumulation ratio of approximately four-fold upon continued weekly dosing, with steady state concentration reached by week 11, potentially enabling clinically meaningful weight loss without a need for dose titration.

Additionally, accumulation leads to plasma exposure exceeding the apparent EC90 (the effective drug concentration producing 90% of its maximum effect) for weekly MET-097i doses of 0.8 mg or higher. We believe this reinforces the hypothesis that well-tolerated weekly doses can be used for induction of tolerance, followed by a switch to a higher, potential monthly dose without producing substantial tolerability issues.

MET-097i Pharmacokinetic Profile in MAD Portion of the Phase 1/2 Trial of MET-097i

Predicted Mean MET097
Plasma Concentration (ng/mL)
with Observed Mean(SD) Overlaid
0
100
200
300
400
0
168
336
504
672
840
1008
1176
1344
Nominal Time (hours)
MET-097i 0.8 mg QW x 4, then 1.6 mg

Part C: 12 weekly doses and a thirteenth, potential monthly dose

A total of 120 participants with obesity or overweight were enrolled in five dosing cohorts (C1 through C5), with twenty participants in each cohort receiving MET-097i doses ranging from 0.4 mg to 1.2 mg and four participants in each cohort receiving placebo. In cohorts C1 through C4, participants were dosed 12 times without titration (0.6 mg, 0.8 mg, 1.0 mg, and 1.2 mg). In Cohort C5, participants sequentially received four weekly doses of 0.4 mg, four weekly doses of 0.8 mg, and four weekly doses of 1.2 mg, to provide an initial indication of the tolerability of a 2-step titration regimen. Participants in each cohort subsequently received a thirteenth dose that was 2-fold or 4-fold higher than the weekly doses, to explore the tolerability of switching to a potential monthly dose. Out of the 120 participants, 14 (11.7%) discontinued, 6 (5.0%) of the discontinuations were classified as “withdrawal by subject” by the investigator, 4 (3.3%) as “lost to follow up” and the remainder for various other reasons.

Demographics and baseline characteristics for Part C are shown in the table below. Overall, pooling active and placebo groups across cohorts, baseline characteristics known to be associated with response to GLP-1 RAs were balanced between participants who received MET-097i and those who received placebo, with an average body mass index (“BMI”) of approximately 31 kg/m2 and an approximately 50:50 male-to-female ratio.

Demographics in Part C of the Phase 1/2 Trial of MET-097i

Tolerability

The treatment-related TEAEs we observed in Part C were all mild or moderate in severity, with gastrointestinal-related TEAEs being the most common, which is consistent with the incretin class. Compared to the cohort that started on 1.2 mg, favorable tolerability was observed in the cohort that titrated with two steps to 1.2 mg, with 5% of participants experiencing nausea and 10% experiencing vomiting in the titrated cohort and 65% nausea and 60% vomiting in the 1.2 mg no-titration cohort. The occurrence of gastrointestinal TEAEs across the cohorts is shown in the table below.

Gastrointestinal TEAEs in Part C of the Phase 1/2 Trial of MET-097i

Pooled Placebo	MET-097i				
	N=20 n(%)	0.4/0.8/1.2 mg* N=20 n(%)	0.6 mg N = 20 n(%)	0.8 mg N = 20 n(%)	1.0 mg N = 20 n(%)	1.2 mg N = 20 n(%)
Gastrointestinal TEAEs	6 (30.0)	3 (15.0)	12 (60.0)	11 (55.0)	14 (70.0)	17 (85.0)
Nausea	3 (15.0)	1 (5.0)	6 (30.0)	8 (40.0)	10 (50.0)	13 (65.0)
Mild	3 (15.0)	1 (5.0)	6 (30.0)	7 (35.0)	8 (40.0)	10 (50.0)
Moderate	0	0	0	1 (5.0)	2 (10.0)	3 (15.0)
Severe	0	0	0	0	0	0
Vomiting	1 (5.0)	2 (10.0)	6 (30.0)	4 (20.0)	8 (40.0)	12 (60.0)
Mild	0	2 (10.0)	6 (30.0)	3 (15.0)	7 (35.0)	7 (35.0)
Moderate	1 (5.0)	0	0	1 (5.0)	1 (5.0)	5 (25.0)
Severe	0	0	0	0	0	0
Diarrhea	2 (10.0)	0	4 (20.0)	1 (5.0)	4 (20.0)	2 (10.0)

***0.4mg (4 doses) -> 0.8mg (4 doses) -> 1.2mg (4 doses)**

N represents the number of treated participants; Participants are summarized under their maximum severity for each event. Adverse Events during Weeks 1 to 12 are summarized here.

Consistent with our observation in the MAD portion of the clinical trial, rates of gastrointestinal TEAEs declined after the first week in most dose cohorts, suggesting a rapid onset of tolerance. A 13th dose that was 2- to 4- fold higher than the previously administered weekly doses was also well-tolerated. The figures below summarize the timing of nausea and vomiting TEAEs, including after a 13th, potential monthly dose.

Onset of Nausea TEAEs in Part C of the Phase 1/2 Trial of MET-097i

Week	Pooled Placebo	MET-097i					
	N = 20 n(%)	0.4/0.8/1.2 mg N = 20 n(%)	0.6 mg N = 20 n(%)	0.8 mg N = 20 n(%)	1.0 mg N = 20 n(%)	1.2 mg N = 20 n(%)	Pooled active N = 100 n(%)
1	0	1 (5.0)	5 (25.0)	6 (30.0)	9 (45.0)	13 (65.0)	34 (34.0)
2	1 (5.0)	0	2 (10.0)	1 (5.0)	1 (5.0)	0	4 (4.0)
3	0	0	0	1 (5.0)	0	1 (5.0)	2 (2.0)
4	0	0	1 (5.0)	0	0	0	1 (1.0)
5	0	0	0	0	1 (5.6)	1 (5.0)	2 (2.0)
6	0	0	0	0	1 (5.9)	0	1 (1.0)
7	0	0	0	1 (5.0)	1 (5.9)	0	2 (2.1)
8	0	0	0	0	0	0	0
9	0	0	0	1 (5.3)	0	0	1 (1.0)
10	1 (5.0)	0	1 (5.9)	0	0	0	1 (1.1)
11	0	0	0	0	0	0	0
12	1 (5.0)	0	0	0	0	0	0

Week	Pooled Placebo	2.4 mg	4.8 mg	1.2 mg	2.4 mg	1.6 mg	3.2 mg	2.0 mg	4.0 mg	2.4 mg	4.8 mg	2x	4x
13	2 (10.5)	0	2 (22.2)	2 (28.6)	3 (30.0)	0	2 (20.0)	2 (25.0)	4 (50.0)	2 (20.0)	2 (22.2)	6 (13.6)	13 (28.3)

Percentages are calculated as the percentage of participants in study at that point in time, not as percentage of participants in the column header.

Onset of Vomiting TEAEs in Part C of the Phase 1/2 Trial of MET-097i

Week	Pooled Placebo	MET-097i					
	N = 20 n(%)	0.4/0.8/1.2 mg N = 20 n(%)	0.6 mg N = 20 n(%)	0.8 mg N = 20 n(%)	1.0 mg N = 20 n(%)	1.2 mg N = 20 n(%)	Pooled active N = 100 n(%)
1	0	0	2 (10.0)	3 (15.0)	2 (10.0)	9 (45.0)	16 (16.0)
2	0	0	0	0	2 (10.0)	4 (20.0)	6 (6.0)
3	0	0	2 (10.0)	0	3 (15.8)	3 (15.0)	8 (8.1)
4	0	1 (5.0)	1 (5.0)	0	0	0	2 (2.0)
5	0	0	0	0	0	1 (5.0)	1 (1.0)
6	0	0	2 (10.0)	0	2 (11.8)	1 (5.0)	5 (5.2)
7	0	0	0	0	3 (17.6)	2 (10.0)	5 (5.2)
8	0	0	0	1 (5.0)	3 (17.6)	0	4 (4.1)
9	0	0	1 (5.3)	1 (5.0)	2 (11.8)	0	4 (4.2)
10	1 (5.0)	1 (5.0)	2 (11.8)	2 (10.0)	0	0	5 (5.3)
11	0	0	1 (5.9)	0	1 (5.9)	0	2 (2.1)
12	0	0	1 (5.9)	0	2 (12.5)	0	3 (3.2)

Week	Pooled Placebo	2.4 mg	4.8 mg	1.2 mg	2.4 mg	1.6 mg	3.2 mg	2.0 mg	4.0 mg	2.4 mg	4.8 mg	2x	4x
13	0	0	2 (22.2)	1 (14.3)	0	0	0	1 (12.5)	2 (25.0)	0	1 (11.1)	2 (4.5)	5 (10.9)

Percentages are calculated as the percentage of participants in study at that point in time, not as percentage of participants in the column header.

Efficacy

We observed dose-dependent weight loss after twelve doses across all cohorts, with a least squares mean placebo-adjusted weight loss of 11.3% (SE=1.1) at day 85 (one week after the twelfth dose) in the 1.2 mg dose-group (p < 0.001 vs. placebo). Similarly, in the 0.6 mg cohort, least squares mean placebo-adjusted body weight loss was 7.2% (SE=1.1) at day 85 (p < 0.001 vs. placebo). Weight loss was approximately linear over the first 12 weeks with no sign of plateau, as shown in the figure below, where the results are based on a mixed effects repeated measures MET-097i model where treatment group, visit, treatment-by-visit interaction, and baseline body weight are fixed effects, with all available weight assessments included.

The five cohorts that received a potential monthly dose that was four-fold higher than the weekly dose participants had received in prior weeks all showed continued weight loss for four weeks after the last dose, with an arithmetic mean placebo-adjusted change from baseline in body weight of 14.2% at day 115 in the group that received a 4.8 mg dose (after received 12 weekly doses of 1.2 mg) and 12.5% in the group that received a 3.2 mg dose (after received 12 weekly doses of 0.8 mg). Placebo-adjusted weight loss was generally maintained at day 115 in cohorts receiving a 2-fold higher dose.

Weekly Mean Percent Body Weight Change from Baseline in Part C of the Phase 1/2 Trial of MET-097i

N represents the number of participants at Day 85.

Part C PK

Based on PK data available as of January 2025, the results demonstrate dose-dependent MET-097i exposure with an accumulation ratio of approximately four upon continued weekly dosing.

Summary

Based on our preclinical and clinical data generated to date, we believe that MET-097i has the potential to provide a differentiated treatment option for patients with obesity and overweight, including monthly dosing as well as frictionless intermittent dosing, with simplified titration schemes or without the need for titration after (re-)initiating therapy. In vitro PK studies suggest that MET-097i is a highly potent and fully biased GLP-1 RA, potentially offering improved efficacy relative to unbiased GLP-1 RAs. The data from our Phase 1/2 clinical trial have shown that MET-097i is generally well-tolerated and is able to achieve clinically meaningful weight loss after twelve weeks of treatment. Our trial further showed a half-life of approximately 15 to 16 days, potentially enabling monthly dosing, with favorable tolerability and continued body weight loss upon switching from a weekly dose to a higher, potential monthly dose. Finally, the potency and durability of MET-097i implies reduced API requirements, with a potential for 75% fewer injector devices for monthly dosing relative to weekly dosing, leading to important cost and supply chain advantages.

Ongoing clinical trial and future development

We have initiated VESPER-1, a Phase 2b double-blind, placebo-controlled clinical trial including 239 participants in which we are evaluating weight loss for four fixed, weekly, titration-free dose levels of MET-097i through 28 weeks. This trial is being conducted in the United States and is fully enrolled. The primary endpoint for the Phase 2b trial is the percent change from baseline in body weight at 28 weeks after once-weekly doses (0.4mg, 0.6mg, 0.9mg or 1.2mg), compared to placebo. The key secondary endpoints are the efficacy of MET-097i on additional weight-related parameters at all weekly timepoints compared to placebo, safety and tolerability of MET-097i compared to placebo and PK of MET-097i with 28 once-weekly doses. We anticipate reporting preliminary data from this clinical trial in mid 2025. If the results of this study are positive, we plan to initiate a Phase 3 program in North America and various countries in Europe, potentially in late 2025.

We have also initiated VESPER-2, a 28-week Phase 2b trial to characterize the efficacy, safety, and tolerability of MET-097i with and without titration in approximately 125 participants with obesity and overweight with T2DM. The primary endpoint for the Phase 2b trial is the percent change from baseline in body weight at 28 weeks after once-weekly doses, compared to placebo. The key secondary endpoints are the efficacy of MET-097i on additional weight-related parameters at all weekly timepoints compared to placebo, safety and tolerability of MET-097i compared to placebo and PK of MET-097i with 28 once-weekly doses.

We plan to separately evaluate the efficacy and tolerability of multiple monthly doses of MET-097i after multiple weekly doses in a Phase 2b trial, VESPER-3, and expect to report preliminary results for this trial by year-end 2025 or in early 2026.

Lastly, we are exploring a potential oral formulation of MET-097i via our MOMENTUM oral delivery platform, which could serve as an alternative to our lead oral candidate, MET-224o.

MET-233i: a monthly, subcutaneously injectable ultra-long acting amylin agonist

We are developing MET-233i, an amylin analog, for the treatment of obesity and overweight, intended for use as monotherapy or in combination with MET-097i and potentially other NuSH analog peptides in our portfolio. We have completed preclinical studies of MET-233i, and our IND submitted to the FDA was cleared in October 2024. We have initiated dosing in both the SAD and MAD parts of a Phase 1 clinical trial of MET-233i in patients with obesity or overweight in the United States and expect to announce preliminary 4-week efficacy and tolerability data from this trial in mid 2025. The primary endpoint is the safety and tolerability of MET-233i based on laboratory findings, vital signs, 12-lead ECG measurements, physical examinations, injection site reactions, and occurrence, severity and relatedness of TEAEs, as compared to placebo in participants with single and multiple ascending doses of MET-233i. The key secondary endpoints are related to the PK profile and the effects of MET-233i on body weight in patients receiving single and multiple ascending doses of MET-233i. If we are able to establish sufficient evidence of clinical safety in this trial, we plan to initiate a clinical trial of MET-097i in combination with MET-233i. We believe that preclinical data and preliminary data from the SAD portion of our ongoing Phase 1 clinical trial of MET-233i support combinability with MET-097i, although we have not yet initiated combination clinical trials.

Rationale for amylin agonism

Amylin agonism offers a unique, non-incretin mechanism of action. Amylin analogs suppress appetite through the central nervous system and produce weight loss effects that are additive to GLP-1 RAs. Furthermore, amylin agonism has potential cardiovascular benefits that may be synergistic with GLP-1 RA treatment, including offsetting effects to heart rate increases associated with GLP-1 RA treatment, and additive blood pressure reductions on top of those observed with incretin-based therapies. Finally, preclinical evidence suggests that amylin may help preserve lean mass during weight loss, though the relevance of these findings to human subjects remains uncertain.

MET-233i design

MET-233i was engineered by systematically applying our design principles. Specifically, MET-233i was designed as a potent, full agonist of the amylin receptor that incorporates HALO lipidation platform to confer ultra-long acting durability, and was optimized for solubility and miscibility to facilitate drug formulation and combinability with other portfolio NuSH analog peptides.

A hallmark of human amylin is its inherent tendency to fibrillate, either in formulation during storage and transport, or during the injection/absorption phase. Amylin’s tendency to fibrillate at high concentrations has a profound impact on its potency to the amylin receptor. This fibril-forming potential has made it challenging to successfully design potent and durable amylin agonists. We deliberately designed MET-233i with the objective of lowering amylin’s fibril-forming potential.

Preclinical results

In vitro studies highlight MET-233i’s potency

In an in vitro study of MET-233i, we evaluated the molecule’s impact on cAMP accumulation in cells overexpressing amylin-3-receptor (“AMY3R”), or human calcitonin receptor (“CTR”). Assays were performed on at least two independent occasions and peptides were tested in duplicate for each assay. In this study, MET-233i demonstrated robust cAMP activity to human AMY3R as measured by EC50, at a potency four times that of pramlinitide, as shown in the table below. MET-233i was characterized as a dual amylin and calcitonin receptor agonists and did not demonstrate any significant inhibition in antagonist mode and no activity against other receptors tested at clinically meaningful concentrations. These data support MET-233i as a potent amylin analog and imply a low risk of off-target activity, reinforcing the potential favorable safety profile of MET-233i as a selective amylin analog.

Comparison of In Vitro cAMP EC50 Values of MET-233i and Pramlintide

In vivo studies highlight MET-233i’s effects on food intake and body weight

To evaluate the acute effects of MET-233i on food intake and body weight, we compared MET-233i to a synthesized version of a long-acting amylin analog (cagrilintide). Single subcutaneous doses of MET-233i (1, 3, or 10 nmol/kg) or cagrilintide (10 nmol/kg) were administered to male rats. Each dose of MET-233i led to dose-dependent effects on food intake and body weight. Significant reductions in body weight relative to control and cagrilintide 10 nmol/kg were observed on day 6 for MET-233i at 3 nmol/kg (p<0.05 for both comparisons) and 10 nmol/kg (p<0.0001 for both comparisons). These results are summarized in the figure below.

Normalized Change in Body Weight After a Single Administration of MET-233i, Cagrilintide, or Control in Rats

In vivo PK studies highlight MET-233i’s durability

In a pig study, we observed that MET-233i has a long half-life of 114 hours, comparable to MET-097i (99 hours). The PK data of MET-233i and MET-097i are shown in the Figure below. In this experiment, MET-233i was co-formulated and co-administered with MET-097i (as well as MET-034i and MET-067i), and plasma concentrations of each peptide were measured over 264 hours after injection.

Pharmacokinetic Profile of MET-097i and MET-233i Following a Single Subcutaneous Dose in Pigs

1000
100
10
1
Concentration (ng/mL)
8
24
48
72
96
120
144
168
192
216
240
264
Time (hr)
MET-097i 50 µg/kg
MET-233i 50 µg/kg

Nonclinical toxicology profile supports continued clinical development

We observed no significant safety pharmacology findings, including in respiratory and central nervous system function, heart rate and blood pressure in safety pharmacology studies. We completed 4-week in vivo toxicology studies and observed no significant toxicology findings. Rats and canines were the species chosen to evaluate on-target and off-target effects. In our 4-week studies, based on the absence of adverse findings in the rat, the No Observed Adverse Effect Level (“NOAEL”) was 4 mg/kg/dose, the highest dose tested. This corresponded to a day 26 sex-combined Cmax of 21,000 ng/mL and an area under the plasma concentration-time curve to the last quantifiable concentration (AUC0-last) of 1,640,000 h*ng/mL. In the canine, the findings are consistent with the expected pharmacological action of the drug, reducing food intake and inducing weight loss. In the canine, the partially reversible food consumption and body weight effects and clinical observations, owing to the exaggerated pharmacology-mediated effects of MET-233i, defined the NOAEL as 0.02 mg/kg MET-233i, given twice a week. This NOAEL corresponded to a sex-combined day 25 Cmax of 631 ng/mL and AUC0-72 of 40,000 h*ng/mL. We believe these findings support the advancement of MET-233i into Phase 1 clinical studies, and the NOAEL is higher than the doses we expect to study in clinical development.

Summary

Based on our preclinical data generated to date, we believe that MET-233i is a differentiated, highly potent amylin analog with a long half-life. In vitro studies implied potency approximately four-fold greater than pramlintide, and in vivo studies in rats demonstrated dose-dependent effects on food intake and body weight change and superior effect to cagrilintide. MET-233i’s activity was also confirmed in a study in canines. Use of MET-233i in pigs has demonstrated a pharmacokinetic profile that supports co-formulation with MET-097i, and potential scalability advantages.

Ongoing clinical trial and future development

Our IND for a double-blind, placebo-controlled Phase 1 clinical trial of MET-233i in patients with obesity or overweight was cleared by the FDA and we have initiated dosing in the United States. The trial includes two parts: (1) a SAD portion and (2) a 4-week MAD portion, and both portions have been initiated. Following this, pending toxicology results, we plan to dose MET-233i for 12 weeks. The clinical trial is designed to assess the safety, tolerability, PK and PD of MET-233i. We expect to announce preliminary data from this Phase 1 clinical trial in mid 2025, and if 12-week dosing is supported by toxicology results, we expect to announce preliminary 12-week data in late 2025.

Our planned combination studies of MET-097i and MET-233i: a monthly, subcutaneous injectable co-formulation in a single chamber injector

We believe our data generated to date for MET-097i and MET-233i support their potential as a monthly GLP-1 RA / amylin analog combination, owing to their comparable pharmacokinetic profiles, miscibility, and overlapping solubility parameters, which also potentially support a single-chamber co-formulation. Third-party evidence, including clinical trials of CagriSema, Novo Nordisk’s GLP-1 RA / amylin combination, has provided human data supporting the safety and efficacy of GLP-1 and amylin receptor agonism on metabolic parameters including body weight. However, like most clinical-stage assets, CagriSema is studied with a weekly dosing regimen with a titration profile similar to semaglutide (consistent with the half-life of approximately one week). CagriSema is also dosed via a dual-chamber injector because we believe that cagrilintide and semaglutide cannot be co-formulated in a single syringe.

We believe that the long half-lives and miscibility of MET-097i and MET-233i enable differentiated, convenient dosing regimens as a combination therapy conducive to chronic dosing, while the potency and predicted additive efficacy of the two peptides potentially enables a differentiated impact on body weight loss and health outcomes.

In vivo effectiveness of MET-097i and MET-233i

In a head-to-head repeat dose study of MET-097i and MET-233i versus CagriSema, rats received active drug or vehicle at matched doses, every other day through day 30. Treatments were initiated at 0.5 nmol/kg for each of the components and escalated as shown in the body weight loss figure below. This study found statistically significant superiority for the combination of MET-097i and MET-233i versus CagriSema (p<0.01 at all measured timepoints past day 2 through the end of the experiment using Tukey’s post-hoc analysis).

Effect of Multiple Doses of MET-097i in Combination with MET-233i and CagriSema in Rats

In vitro evidence of combinability

We tested the solubility of MET-097i, MET-233i and the combination of the two using absorbance at 600 nm to determine the solubility of the peptides. We profiled pH dependent solubility of MET-097i and MET-233i at 2 mg/mL, in each case, and of the combination of the two candidates at 0.5 mg/mL and determined that all were soluble across a pH range with absorbance values less than 0.24, which was the empirically determined cut-off for acceptable solubility. The following figure summarizes solubility across the pH range of 2.6 to 7.6.

Solubility of MET-097i and MET-233i

Corrected absorbance 600 nm (a.u.)
0.5
0.45
0.4
0.35
0.3
0.25
0.2
0.15
0.1
0.05
0
Empirically determined solubility threshold
5
6.2
7
7.6
pH value tested
MET-097i (2 mg/mL)
MET-233i (2 mg/mL)
MET-097i + MET-233i (0.5 mg/mL)

In vivo evidence of combinability

Combinability is further supported by in vivo evidence that MET-097i and MET-233i had similar PK profiles when administered as a single, co-formulated, subcutaneous injection in pigs. Overall, MET-233i and MET-097i had similar PK profiles in pigs, including half-lives of 114 and 99 hours, respectively.

Future development

We plan to initiate a clinical trial of MET-097i in combination with MET-233i if sufficient evidence of clinical safety can be established in our MET-233i Phase 1 trial, for which we would expect to report preliminary results in late 2025.

Our oral NuSH analog peptide programs

We believe that slow progress improving oral absorption and bioavailability has discouraged development of oral NuSH analog peptides in favor of non-peptidic (so-called “small molecule”) oral drug candidates for weight loss. Nonetheless, data to date for multiple small molecule NuSH analogs suggest that maximum efficacy may be lower than for NuSH analog peptides, that half-life may be substantially shorter, and that gastrointestinal adverse events may occur more frequently.

Oral product candidate design principles

We are designing our oral NuSH analog peptide product candidates for scalability and with the aim of achieving injectable-like performance in an oral format. Central to our design objectives are potency, durability, and the ability to reach high exposure at lower doses.

1.

Potency: We design and select our product candidates based on potency using our MINT peptide library of NuSH analog peptides that we further engineer in an effort to maximize effectiveness and minimize required drug substance quantities. For example, MET-224o and MET-097o are fully biased towards G-protein recruitment over ß-arrestin. Recent clinical studies have demonstrated that biasing the signaling of GLP-1 RAs toward cAMP over ß-arrestin reduces internalization of the GLP-1 receptor, which improves the signaling activity of GLP-1 RAs over time. Several GLP-1/GIP RAs, including tirzepatide, are biased toward cAMP, and have been shown in head-to-head clinical trials to exhibit superior clinical efficacy versus semaglutide, which is not biased.

2.

Durability: We systematically apply our HALO platform to our oral candidates to prolong half-life, accumulate upon repeat dosing and lower drug substance quantities for effective weight loss. Our MET-224o and MET-097o engineering processes include our HALO lipidation platform with placement of a lipid tail to the C-terminus of the peptide away from the region of the peptide responsible for receptor activation. We have shown that this approach delivers significant enhancements to in vivo half-life and durability relative to conventional lipidation approaches, such as those used in semaglutide, tirzepatide and many other NuSH analog peptides, which require disassociation from albumin to bind to the GLP-1 receptor. Furthermore, MET-224o’s and MET-097o’s peptide sequences have increased intrinsic stability in vivo through reduced susceptibility to enzymatic degradation, potentially further enhancing durability while preserving other characteristics.

3.

Exposure: We apply our MOMENTUM oral peptide delivery platform to our oral product candidates to increase exposure at any level of dose. Our MOMENTUM platform is designed to enable NuSH analog peptide oral delivery by utilizing amino acid substitution, enteric coatings, absorption enhancers and/or biotinylation. We believe that applying the MOMENTUM platform to our NuSH analog peptides could result in human bioavailability substantially greater than that of Rybelsus, the only FDA approved oral NuSH analog peptide. We have confirmed meaningful exposure with multiple different NuSH analog peptides, highlighting the versatility of the platform.

4.	BLA eligibility: MET-224o and MET-097o have a molecular length that meets FDA requirements for a biologic.

MET-224o and MET-097o: our oral, fully biased, ultra-long acting GLP-1 RAs and MET-002, our prototype oral GLP-1 RA

We are developing MET-224o and MET-097o as fully biased, oral, ultra-long acting GLP-1 RAs for the treatment of obesity and overweight. MET-224o is an optimized version of our MOMENTUM oral platform prototype candidate, MET-002, which is a daily, oral GLP-1 RA that has not been modified with the HALO platform and is not fully biased. MET-097o is an oral version of our injectable candidate, MET-097i. Both molecules are designed to offer injectable-like effectiveness and tolerability, without the scalability issues that have discouraged the development of oral peptide GLP-1 RAs.

In October 2024, our CTA was approved by Health Canada to dose MET-002 in a formulation optimization Phase 1 clinical trial. We have initiated this trial and plan to complete IND- and CTA-enabling studies of MET-224o in parallel, with a goal of allowing us to transition into a Phase 1/2 clinical trial of MET-224o that incorporates the learnings of the MET-002 formulation optimization trial. If we are successful in initiating this study, we plan to release preliminary results in late 2025. We similarly plan to initiate a clinical trial of MET-097o upon successful completion of IND- and CTA-enabling studies, incorporating the learnings of the formulation optimization study.

Preclinical Results Using MET-002

In vivo PK suggest more than five-fold higher oral bioavailability

Multiple preclinical studies of MET-002 demonstrated that oral bioavailability of MET-002 can be substantially greater than that of Rybelsus. The table below shows a representative example of a MET-002 study in canines (oral bioavailability = 5.8% vs. 0.4% for Rybelsus). In these experiments, canines dosed with MET-002 were fasted but had ad-libitum access to water, whereas canines dosed with Rybelsus were fasted and did not have access to water, consistent with the known negative food and water effects on Rybelsus absorption. We believe that there will be no water or fasting restrictions for MOMENTUM-formulated peptides, based on the intestinal absorption of the peptides.

Pharmacokinetic Characteristics of MET-002 Compared to Rybelsus in Canines

MET-002 nonclinical toxicology supports a human trial

We performed in vivo toxicology studies of MET-002 and observed no significant toxicology findings. Canines were chosen as the most relevant species to evaluate on-target effects. We observed no changes in hematology, chemistry, coagulation or organ weights and no gross abnormalities at necropsy. In these studies, we demonstrated that the NOAEL value for MET-002 had large exposure multiples relative to anticipated clinical doses. Relevant on-target effects included weight loss. These results support the formulation optimization trial using MET-002.

MET-002 future development

We have initiated a Phase 1, double-blind, placebo-controlled formulation optimization trial of MET-002 in patients with obesity or overweight in Canada.

The Phase 1 clinical trial is expected to include three arms: (1) a SAD arm testing multiple formulations, (2) a MAD arm testing multiple formulations, with four-week cohorts and (3) a MAD arm of Rybelsus (3 mg), with a single four-week cohort. The primary goal of this study is to (1) identify the optimal site of absorption of MOMENTUM-formulated peptides in the intestine and (2) identify the optimal formulation release kinetics to minimize PK variability of our future oral product candidates, including MET-224o. Given the shared peptide scaffold for MET-002 and MET-224o, we anticipate our initial learnings on drug product attributes may potentially accelerate MET-224o’s clinical development, and we expect the same principles to apply to MET-097o. We expect to incorporate the formulation and PK findings from this study into our anticipated clinical trials of MET-224o and MET-097o.

MET-224o preclinical results

In vitro signaling studies support molecular potency

Prior studies have demonstrated that minimizing ß-arrestin recruitment prevents receptor internalization and augments metabolic effects of GLP-1 RAs. To evaluate the activity of MET-224o at the GLP-1 receptor we measured cAMP signaling in human cell lines overexpressing GLP-1 receptors, with native GLP-1 as comparators. As reflected in figures below, MET-224o activated cAMP signaling, but induced minimal to no recruitment of ß-arrestin, as compared to native GLP-1. We believe these results establish MET-224o as a potent, fully biased GLP-1 RA.

cAMP and ß-arrestin Signaling of Native GLP-1 and MET-224o

PK studies of MET-224o support durability

Intravenous PK studies of MET-224o in canines demonstrate a half-life similar to MET-097i and over twice as long as MET-002, as shown in the figure below. Specifically, MET-002 had a half-life of 37 hours while MET-224o and MET-097i each had a half-life of approximately 100 hours. We believe these results suggest that MET-224o’s human half-life may potentially range from approximately 350 to 400 hours based on MET-097i’s human half-life.

Pharmacokinetic Profile of MET-097i, MET-224o, and MET-002 After an Intravenous Dose in Canines

In addition, we have demonstrated in vivo that when delivered orally as a single dose, MET-224o leads to comparable plasma concentrations as MET-002 (see figure below). This supports the applicability of the MOMENTUM platform to other NuSH analog peptides. On repeat oral dosing, we have observed plasma concentrations of MET-002 accumulate. Due to the longer half-life of HALO-lipidated MET-224o, we expect MET-224o may accumulate to a greater extent than MET-002. Exposure amplification through this half-life extension is expected to translate to a lower dose requirement to achieve our target therapeutic concentration at steady state, which could positively influence scalability and cost of goods.

Pharmacokinetic Profile of MET-002 and MET-224o After a Single Oral Dose in Canines

1000
100
10
Concentration (ng/mL)
0
24
48
72
96
Time (hr)
MET-002o
MET-224o

In vivo pharmacology support body weight loss consistent with MET-097i

We conducted an in vivo pharmacology assessment of MET-224o through daily subcutaneous injection in diet-induced obese (“DIO”) mice and compared this to equal doses of MET-097i. MET-224o and MET-097i had comparable effects on body weight loss as depicted in the figure below.

Normalized Effect on Body Weight of Multiple Doses of MET-097i and MET-224o in DIO Mice, Administered Subcutaneously

MET-097o preclinical results

MET-097o is an oral version of MET-097i, without modifications to the molecule. The results of our preclinical in vitro and in vivo studies for MET-097i are therefore also applicable to MET-097o, and we believe that if we are able to achieve similar exposure with MET-097o as we were able to achieve with MET-097i, the drug will have similar effects on body weight loss and tolerability. Our preclinical data suggest that when formulated with the MOMENTUM platform, MET-097o achieves similar oral exposure as MET-002, supporting the feasibility of our objective of developing scalable oral NuSH analog peptides with injectable performance.

Summary

Based on our preclinical data generated to date, we believe that MET-224o and MET-097o, formulated using our MOMENTUM platform, have the potential to deliver scalable, injectable-like performance in an oral format. In vitro studies characterize the molecules as highly potent and fully biased GLP-1 RAs, potentially offering superior long-term efficacy benefits relative to unbiased GLP-1 RAs. PK studies of MET-224o demonstrate a durable half-life similar to MET-097i/MET-097o, supporting a once daily dosing format where exposure will gradually increase until steady-state. Our in vivo pharmacology studies have demonstrated that MET-224o and MET-097i/MET-097o may have comparable effects on body weight loss.

Future development

We have commenced IND-enabling activities for MET-224o and MET-097o, and we expect to initiate clinical trials after completion of the IND- and CTA-enabling studies, integrating the formulation and PK findings from our MET-002 Phase 1 formulation optimization trial. If we are successful in initiating this study, we expect to release preliminary results for MET-224o in late 2025.

MET-AMYo: an oral amylin analog for combination with MET-224o/MET-097o

We are developing MET-AMYo as an oral amylin analog formulated using our HALO and MOMENTUM platforms, for potential use as monotherapy or in combination with MET-224o/MET-097o, or other oral NuSH analog peptides. Currently, preclinical candidate oral amylin molecules have been identified and are being profiled in non-clinical models for intestinal absorption and oral exposure.

Our next-generation combinations with GLP-1 RA and amylin agonism

MET-034i: a monthly, injectable, GIP RA

We are developing MET-034i to be administered in combination with MET-097i and MET-233i for the treatment of obesity, overweight and related diseases. We designed MET-034i to achieve robust potency and long half-life utilizing our HALO platform, as well as solubility and miscibility to facilitate combination with our other NuSH analog peptide product candidates. We expect combination products including MET-097i to be BLA-eligible.

We are currently undertaking IND-enabling activities and plan to submit an IND for a Phase 1 clinical trial of MET-034i alone and in combination with MET-097i. If we are successful in initiating this study, we expect to report preliminary tolerability results in late 2025.

Rationale for a GIP RA combination with a GLP-1 RA and other NuSH analog peptides

Based upon third-party clinical data with therapeutic peptides of comparable mechanisms, we believe the addition of a GIP RA, at ratios greater than 1:1, may improve tolerability, improve glucose handling, and augment body weight loss in combination with GLP-1 RAs. We believe these findings suggest that a combination of MET-097i with MET-034i could achieve enhanced efficacy and tolerability relative to approved and pipeline agents, including unimolecular GLP-1/GIP combinations, which are fixed at a 1:1 ratio of GLP-1 to GIP.

Preclinical results

PK in pigs highlight half-life comparable to MET-097i and MET-233i, supporting combinability

In a pig study, we observed a long half-life of 87 hours for MET-034i, comparable to MET-097i (99 hours) and MET-233i (114 hours). The PK data for MET-034i, MET-233i and MET-097i are shown in the figure below. In this experiment, MET-034i was co-formulated and co-administered with MET-097i and MET-233i (as well as a glucagon analog), and plasma concentrations of each peptide were measured over 264 hours after injection. The matched half-life to MET-097i in pigs suggests a potential MET-034i human half-life of 350 to 400 hours.

Pharmacokinetic Profile of MET-097i, MET-233i and MET-034i Following a Single Subcutaneous Dose in Pigs

Summary

Based on our preclinical data generated to date, we believe that a combination product including MET-034i has the potential to improve the efficacy and tolerability relative to existing and late-stage pipeline agents and combination molecules excluding MET-034i. PK studies in pigs have demonstrated a comparable half-life between MET-034i and MET-097i, supporting our plans for their combination in our planned Phase 1 clinical trial.

Future development

We plan to study the PD and PK of MET-034i alone and in combination with MET-097i in a Phase 1 clinical trial with a goal of releasing preliminary tolerability data in late 2025. If the data from the Phase 1 clinical trial support additional development, we plan to assess the PD of MET-034i in combination with other NuSH analog peptides, such as MET-097i, MET-233i and MET-034i, in subsequent clinical trials.

MET-067i, a monthly, subcutaneous injectable glucagon analog for potential combination with MET-097i, MET-034i and MET-233i.

MET-067i is a glucagon analog engineered from human glucagon. Glucagon is a hormone that helps regulate blood sugar levels and decrease appetite, increases the body’s metabolism and promotes lipolysis and lipid oxidation, thus helping with weight loss and reducing liver fat, among other benefits. We believe that restoring glucagon activity to physiologically normal levels through administration of a glucagon analog, such as MET-067i, in combination with other NuSH analog peptides can potentially provide additive positive clinical outcomes, such as an increase in weight loss.

We are developing MET-067i for the treatment of obesity, overweight and related conditions in combination with MET-097i, MET-233i and MET-034i. We designed MET-067i to achieve robust potency and long half-life utilizing our HALO platform, as well as solubility and miscibility to facilitate combination with our other NuSH analog peptide product candidates. Mechanistically, GLP-1 receptor and amylin agonism have been shown to reduce glucagon. MET-067i has the potential to restore glucagon activity to physiologically normal levels, and if administered in combination with MET-097i, MET-233i or MET-034i, may potentially promote additional weight loss and reductions in liver fat with no impact on tolerability for patients. We expect to utilize a fixed dose of MET-067i in combination with other NuSH analog peptides, potentially streamlining the development process for a multi-component therapeutic.

Pharmacokinetics in pigs highlight half-life comparable to MET-097i and other Metsera NuSH peptides, supporting combinability

In a pig study, we demonstrated that MET-067i showed a long half-life of 103 hours, comparable to MET-097i (99 hours), MET-034i (87 hours) and MET-233i (114 hours). The PK profiles of MET-067i, MET-034i, MET-233i and MET-097i are shown in the Figure below. In this experiment, MET-067i was co-formulated and co-administered with MET-097i, MET-034i, and MET-233i and plasma concentrations of each peptide were measured over 264 hours after injection. The matched half-life to MET-097i in pigs suggests a potential MET-067i human half-life of 350 to 400 hours.

Pharmacokinetic Profile of MET-097i, MET-067i, MET-233i and MET-034i following a single Subcutaneous Dose in Pigs

We plan to investigate MET-067i in a double-blind, placebo-controlled Phase 1 clinical trial to evaluate its predicted clinical properties. We do not intend to advance MET-067i as a monotherapy, but rather identify the fixed dose of MET-067i that can be carried into future clinical trials with MET-097i, MET-233i and MET-034i. We are also exploring development of unimolecular NuSH analog peptide constructs that are active to the GLP-1, GIP and glucagon receptors.

MET-PYYi, a monthly, subcutaneously injectable PYY analog for potential combination with MET-097i and MET-034i

We are developing MET-PYYi to be administered in combination with our other NuSH analog peptides, due to the potential of MET-PYYi to demonstrate enhanced weight loss efficacy without impacting tolerability when dosed at appropriate levels and in combination with MET-097i and MET-034i. We are engineering MET-PYYi as a miscible PYY analog formulated using our HALO lipidation platform to potentially provide a half-life similar to our other NuSH analog peptides to enable co-formulation.

Our other next-generation programs

In addition to the programs we have highlighted above, we have a robust pipeline of promising NuSH analog peptide candidates in preclinical development as both orals and injectables, including ultra-long acting antibody conjugates and prodrugs to augment current dosing strategies of our product candidates. By potentially offering less frequent dosing and more gradual onset of NuSH exposure, these next-generation constructs may increase optionality and flexibility for patients especially for long-term weight maintenance.

MET-097i prodrug to prolong clinically-relevant exposure of MET-097i

A prodrug is a precursor to an active drug that converts after prodrug administration. We design our prodrugs based on two principles: 1) prodrugs are significantly less active in comparison to the parent drug; and 2) the rate of prodrug conversion is entirely controlled by peptide structure, and not dependent on any specific enzymatic process. We believe that the former feature means that higher doses of prodrugs can be administered without introducing exaggerated pharmacology or safety risk. Meanwhile, we believe that non-enzymatic mechanisms of prodrug release lower risk of patient variability and gaps between animal and human modeling.

We have designed multiple MET-097i prodrug candidates that exhibit apparent MET-097i half-lives two to five times longer than MET-097i when administered to pigs. From these candidates, we have selected a lead candidate MET-815i based on 1) the > 900-fold EC50 weaker potency of MET-815i relative to MET-097i; and 2) gradual rise of active MET-097i following MET-815i administration. Below is a comparison of MET-097i concentrations following subcutaneous dosing of MET-097i (0.05 mg/kg) or MET-815i (0.3 mg/kg) to pigs. Clinically-relevant exposure of MET-097i is achieved via MET-815i dosing without a significant spike in MET-097i exposure. The higher dose of inactive MET-815i also creates optionality for less frequent administration. Preliminary pharmacology and pharmacokinetic data from our ongoing IND-enabling studies for MET-815i support further nonclinical development.

MET-097i exposure following subcutaneous administration of MET-097i and MET-815i to pigs

In addition to these programs, we have additional programs including a unimolecular GLP-1RA, GIP, glucagon receptor agonist for injection with a half-life similar to MET-097i, as well as others. We believe that our pipeline can provide the necessary building blocks to continue to assemble next-generation injectable and oral combination therapeutics to further enhance efficacy, tolerability, convenience and scalability, addressing large and ongoing unmet needs in a therapeutic category and market that is still early in its maturation. We envision an opportunity for long-term, renewable innovation enabled by our systematically developed peptide libraries, scientific and research team, engineering capabilities and platform technologies.

Licensing, Partnerships and Collaborations

Second Amended and Restated D&D License Agreement

In March 2024, we entered into a Second Amended and Restated License Agreement (the “A&R Agreement”) with D&D Pharmatech Inc (“D&D”) pursuant to which D&D granted us an exclusive, sublicensable, worldwide license under certain patent rights and know how to develop, manufacture, commercialize and otherwise exploit compounds and products containing certain peptide and modified peptide GLP-1 agonists and amylin/calcitonin agonists, including MET-002 and MET-224o, or A&R Licensed Products. For certain A&R Licensed Products, we may exploit such A&R Licensed Products for oral use in any fields, and for other A&R Licensed Products developed by us and formulated for oral delivery using D&D’s platform technology, we may exploit such A&R Licensed Products for oral use for the treatment, cure or control of diabetes, obesity, weight loss or nonalcoholic steatohepatitis (“NASH”). D&D also granted us a right of first refusal with respect to offers from third parties for D&D to assign, sell, or license certain injectable amylin agonist or GLP-1 agonist molecules for the treatment, cure or control of diabetes, obesity, weight loss or NASH.

Simultaneously with the A&R Agreement, we also entered into an Amended and Restated Research and Collaboration Agreement (the “Collaboration Agreement”) with D&D and its wholly-owned subsidiary, Neuraly, Inc., pursuant to which we co-develop certain A&R Licensed Products with D&D. Under the Collaboration Agreement, all inventions jointly-developed are owned jointly by the parties with D&D’s interest therein exclusively licensed to us under the terms of the Collaboration Agreement and the A&R Agreement.

Under the A&R Agreement, we are obligated to use commercially reasonable efforts to develop through regulatory approval, in the applicable field in the United States and at least three specified major market countries, and commercialize in the countries in which regulatory approval is received, at least: (i) one A&R Licensed Product that includes a compound from a specified group of GLP-1 agonists, (ii) one A&R Licensed Product that includes a compound from a specified group of GLP-1/GIP/GCG triple agonists, another GLP-1 agonist (including any peptide-based multi-agonist targeting GLP-1 receptors) developed by D&D, or an amylin agonist (including any peptide-based multi-agonist targeting amylin) developed by D&D, and (iii) one A&R Licensed Product that includes either a GLP-1 agonist or an amylin agonist developed by us and formulated for oral delivery using D&D’s platform technology. During the term of the A&R Agreement, D&D is restricted from developing, manufacturing or commercializing any (i) oral amylin agonist or oral GLP-1 agonist for the treatment, cure or control of diabetes, obesity, weight loss, or NASH by utilizing D&D’s platform technology, or (ii) any compound that has the identical amino acid backbone sequence as a licensed compound under the A&R Agreement or any compound covered by a patent right obtained jointly by the parties under the A&R Agreement.

We paid D&D a one-time, upfront payment of $10 million upon entering the A&R Agreement. We are obligated to pay D&D, upon the achievement of specific development and regulatory milestones by A&R Licensed Products: (i) up to $26 million in the aggregate for each GLP-1 agonist or amylin agonist A&R Licensed Products that are developed by us and formulated for oral delivery using D&D’s platform technology and that achieve such milestones, (ii) up to $52 million in the aggregate for each of the first A&R Licensed Product that includes (a) a compound from a specified group of GLP-1 agonists, (b) a compound from a specified group of GLP-1/GIP/GCG triple agonists, (c) another GLP-1 agonist developed by D&D using D&D’s platform technology or (d) an amylin agonist developed by D&D using D&D’s platform technology, to achieve such milestones, and (iii) up to $45 million in the aggregate for each subsequent A&R Licensed Product for those categories in (ii) above, to achieve such milestones. We are also obligated to pay D&D up to $112.5 million in the aggregate upon the achievement of specific sales milestones by A&R Licensed Products that include a GLP-1 agonist or an amylin agonist developed by us and developed for oral delivery using D&D’s platform technology and up to $225 million in the aggregate upon the achievement of specific sales milestones by A&R Licensed Products that include a GLP-1 agonist or amylin agonist developed by D&D using D&D’s platform technology. We have also agreed to pay D&D, on a A&R Licensed Product-by-A&R Licensed Product and country-by-country basis during the royalty term (subject to customary reductions) on annual net sales of such A&R Licensed Product in such country: (i) tiered low-single to mid-single digit percentage royalties on A&R Licensed Products that include a GLP-1 agonist or an amylin agonist developed by us and formulated for oral delivery using D&D’s platform technology and (ii) tiered mid-single digit to low teen percentage royalties on A&R Licensed Products that include a GLP-1 agonist or amylin agonist developed by D&D using D&D’s platform technology. The royalty term commences on the date of first commercial sale of such A&R Licensed Product in the applicable country and ends on the latest of (i) the expiration of the last valid claim within the licensed patent rights covering such A&R Licensed Product in such country, (ii) the tenth anniversary of the first commercial sale of such A&R Licensed Product in such country, (iii) the expiration of regulatory exclusivity for such A&R Licensed Product in such country, and (iv) the first commercial sale of a generic product competitor of such A&R Licensed Product in such country. We are also required to pay D&D a mid-single digit to mid-teen percentage of any non-royalty sublicense income received by us under a sublicense to exploit an A&R Licensed Products with the percentage varying based on the development stage of the A&R Licensed Product at the time the sublicense is granted. We are also obligated to pay D&D a fee upon undergoing any first change of control, if such change of control occurs after the initiation of a Phase 2 clinical trial for an A&R Licensed Product or a Triple G Licensed Products (see “—D&D Triple G License Agreement” below), where such fee is equal to a mid-single digit percentage of any consideration received by us in connection with such change of control, subject to a cap of $35 million.

Unless terminated earlier, the A&R Agreement will remain in effect until expiration of the last-to-expire royalty term. As of December 2024, the earliest anticipated expiration of the A&R Agreement is November 2045, based on the anticipated patent term of the patents licensed thereunder. Upon expiration of the term, the licenses granted to us for the applicable A&R Licensed Product in the applicable country will become perpetual, fully-paid, royalty-free, and irrevocable. Either party may terminate the A&R Agreement for a material, uncured breach by the other party or for the other party’s insolvency. We have the right to terminate the A&R Agreement for convenience, either in its entirety or with respect to specific A&R Licensed Products and countries, with prior written notice. D&D may terminate the A&R Agreement in its entirety, or with respect to certain A&R Licensed Products, if we fail to conduct any development or commercialization activities for a specified period, provided such failure is not due to force majeure and we do not commence such activities within a specified period.

D&D Triple G License Agreement

In March 2024, we entered into a License Agreement (the “Triple G License Agreement”) with D&D, pursuant to which D&D granted us an exclusive, sublicensable, worldwide license under certain patent rights and know how to develop, manufacture, commercialize and otherwise exploit compounds and products containing certain peptide-based triple agonists targeting the receptors for GLP-1, GIP, and GCG, which is a part of our preclinical pipeline programs, or Triple G Licensed Products, administered by injection for the treatment, cure or control of all diseases and conditions, or the Field.

Pursuant to our Collaboration Agreement with D&D and Neuraly, Neuraly is responsible for certain preclinical development of Triple G Licensed Products and all inventions that are jointly-developed are owned jointly by the parties to the Collaboration Agreement, with D&D’s interest therein exclusively licensed to us. We have sole control over and are responsible for all other manufacturing, development, commercialization, and medical affairs for the Triple G Licensed Products in the Field. During the term of the Triple G License Agreement, D&D is restricted from developing, manufacturing or commercializing any injectable GLP-1 agonist, dual GLP-1/GIP agonist, or GLP-1/GIP/GCG triple agonist that is developed or commercialized for the treatment, cure or control of diabetes, obesity, weight loss, or NASH, except for certain existing compounds.

We paid D&D a one-time, upfront payment of $50,000 upon entering the Triple G License Agreement. We are obligated to pay D&D up to $52 million in aggregate upon the achievement of specific development and regulatory milestones by the first Triple G Licensed Product and up to $45 million in aggregate for each subsequent Triple G Licensed Product to achieve a subset of such milestones. We are also obligated to pay D&D up to $165 million in aggregate upon the achievement of specific sales milestones by Triple G Licensed Products. We also agreed to pay D&D, on a Triple G Licensed Product-by-Triple G Licensed Product and country-by-country basis during the royalty term (subject to customary reductions), tiered mid-single digit to low teen percentage royalties on annual net sales of such Triple G Licensed Product in such country. The royalty term commences upon the first commercial sale of such Triple G Licensed Product in the applicable country and ends on the latest of (i) the expiration of the last valid claim within the licensed patent rights covering such Triple G Licensed Product in such country, (ii) the tenth anniversary of the first commercial sale of such Triple G Licensed Product in such country, (iii) the expiration of regulatory exclusivity for such Triple G Licensed Product in such country, and (iv) the first commercial sale of a generic product competitor of such Triple G Licensed Product in such country. We are also required to pay D&D a mid-single digit to mid-teen percentage of any non-royalty sublicense income received by us under a sublicense to exploit Triple G Licensed Products, with the percentage varying based on the development stage of the Triple G Licensed Product at the time the sublicense is granted.

Unless terminated earlier, the Triple G License Agreement will remain in effect until expiration of the last-to-expire royalty term. As of December 2024, the earliest anticipated expiration of the Triple G License Agreement is May 2043, based on the anticipated patent term of the patents licensed thereunder. Upon expiration of the term, the licenses granted to us for the applicable Triple G Licensed Product in the applicable country will become perpetual, fully-paid, royalty-free, and irrevocable. Either party may terminate the Triple G License Agreement for a material, uncured breach by the other party or for the other party’s insolvency. We have the right to terminate the Triple G License Agreement for convenience, either in its entirety or with respect to specific Triple G Licensed Products and countries, with prior written notice. D&D may terminate the Triple G License Agreement in its entirety, or with respect to certain Triple G Licensed Products, if we fail to conduct any development or commercialization activities for a specified period, provided such failure is not due to force majeure and we do not commence such activities within a specified period.

Imperial License Agreement

In September 2023, in connection with our acquisition of Zihipp Ltd., we acquired an exclusive intellectual property license agreement dated February 28, 2019, which was amended in December 2020, December 2021, February 2023, and June 2023 (the “Imperial Agreement”) with Imperial College of Science, Technology and Medicine. The Imperial Agreement was novated in February 2019 by Imperial College of Science, Technology and Medicine to Imperial Innovations Limited and Imperial Innovations Limited later changed its name to IP2IPO Innovations Limited (“Imperial”). Under the Imperial Agreement, Imperial granted us an exclusive, sublicensable (subject to compliance with certain conditions) worldwide license under certain licensed patents and know-how to develop, manufacture and commercialize certain products containing NuSH analog peptides that were initially developed by Professor Stephen R. Bloom at his lab at Imperial College London, including MET-097i, MET-233i, MET-067i and MET-034i (“Imperial Licensed Products”) for use in human and veterinary therapeutics.

Under the Imperial Agreement, we are required to use reasonable efforts to develop and commercially exploit the Imperial Licensed Products throughout the world as soon as reasonably practicable. We are also required to use diligent and reasonable efforts to supply Imperial Licensed Products in certain developing countries at a price that reflects the direct cost of manufacture plus a customary margin for a generic pharmaceutical product in such country. Imperial reserves the right for itself and its affiliates, employees, students and its other researchers to further research and develop the licensed intellectual property.

Pursuant to the Imperial Agreement, we are obligated to pay Imperial up to £20.5 million ($26.1 million at an exchange rate of 1.27 on December 31, 2023) in the aggregate upon the achievement of certain development, regulatory and financing milestones. Upon entering into the Imperial Agreement, Imperial also received an allotment of 333,333 ordinary shares of Zihipp. We are required to pay Imperial an annual license fee of £25,000 ($31,800 at an exchange rate of 1.27 on December 31, 2023). and, upon the achievement of certain funding, regulatory, and patent prosecution milestones, we are obligated to reimburse Imperial for certain patent related costs. We are obligated to pay Imperial tiered, low-single digit percentage royalties on net sales of the Imperial Licensed Products, subject to reductions if we require a license from a third party to its intellectual property in order to exploit an Imperial Licensed Product. We are also required to pay Imperial a mid-single digit to mid-teen percentage of net receipts from sublicenses where the percentage depends on the regulatory stage of the applicable Imperial Licensed Product at the time of such sublicense.

Unless earlier terminated, the Imperial Agreement will remain in effect until the latest of: (i) the date on which all valid patent claims covering the Imperial Licensed Products expire, (ii) fifteen years after the date of the first sale of an Imperial Licensed Product, or twenty years after the effective date of the Imperial Agreement, whichever is later, (iii) the date of expiry or termination of the data access agreement between the parties, pursuant to which Zihipp is granted a non-exclusive right in certain clinical data, or (iv) the date of expiry or termination of any supply agreement between the parties. As of December 2024, the earliest anticipated expiration of the Imperial Agreement is February 2044, based on the anticipated patent term of the patents licensed thereunder. Either party may terminate the Imperial Agreement for a material, uncured breach by the other party or for the other party’s insolvency. We have the right to terminate the Imperial Agreement for convenience with prior written notice. Imperial may terminate the Imperial Agreement (i) if we cease our business, (ii) challenge Imperial’s licensed patents, or (iii) fail to (a) achieve start of a Phase 2 clinical trial with an Imperial Licensed Product prior to February 2025, (b) achieve start of a Phase 3 clinical trial with an Imperial Licensed Product prior to February 2028, (c) obtain regulatory approval for any Imperial Licensed Product prior to February 2030, and (d) achieve first commercial sale of an Imperial Licensed Product in any country prior to February 2032. We initiated a Phase 2b clinical trial of MET-097i, an Imperial Licensed Product, in October 2024.

Amneal Supply Agreement

In September 2024, we entered into a Development and Supply Agreement (the “Supply Agreement”) with Amneal Biopharma Solutions Private Limited, a subsidiary of Amneal Pharmaceuticals, Inc. (“Amneal”). Under the Supply Agreement, Amneal will develop, manufacture, and supply certain drug substances and oral and injectable drug products for us for clinical and commercial use worldwide (other than certain South and Southeast Asian, African, and Middle Eastern countries) (the “Territory”). We will also provide funding in support of the construction of new Amneal facilities for the manufacture of drug substances and drug products, which Amneal will use to manufacture peptide drug substances and injectable peptide products for us and drug substances and drug products for itself and its other customers.

Amneal is responsible for process development, manufacture and supply of drug substances and drug products designated by us. Amneal is designated as our preferred supplier for commercial products, and we are required to purchase an agreed upon percentage of our annual commercial drug substance and drug product needs, subject to certain conditions and price competitiveness for which we may reduce the supply thresholds.

Amneal is required to supply the agreed upon percentage of our annual needs, and use reasonable, diligent efforts to supply all of our requirements of drug product if requested, up to 100,000,000 cartridge-based injectable drug product units per year, and of drug substance, up to the maximum annual capacity of the new facility. Amneal is restricted from developing, manufacturing, supplying and/or marketing any competing GLP-1 and amylin agonist products for competitors, with limited exceptions for certain competitors and products already controlled by a third-party acquirer of Amneal in the event Amneal is acquired.

Amneal is responsible for constructing new facilities in India for the manufacture of injectable peptide drug products, a portion of which is required to have a maximum annual capacity of at least 100,000,000 units of injectable drug product that is dedicated to us. We are obligated to pay up to $100 million over four years to support such construction, and we are entitled to receive an aggregate rebate of up to $100 million based on each unit of drug product manufactured by Amneal at the facilities for us, Amneal and Amneal’s other customers. Following the first commercial sale of the first injectable drug product, we are obligated to order a minimum number of units of injectable drug product annually, with any shortfall subject to a mid-single digit payment per unit not ordered, and excess orders carrying forward to the next year.

The supply price for commercial drug product and drug substance is a combination of a predetermined fixed price based on cost-of-goods plus a corresponding mark-up and an earn-out based on the gross profit of the products.

In the event of a supply failure, we may source the shortfall from alternate suppliers and receive credits against future orders from Amneal for a specified time period. Amneal must prioritize our orders to prevent or mitigate supply failures. Amneal must secure and maintain an adequate safety stock of drug products and key components to avoid supply shortfalls.

Unless earlier terminated, the Supply Agreement will remain in effect until the seventh anniversary of the first commercial sale of the first drug product and we have the right in our sole discretion to renew for an additional period of five years (the “Initial Renewal Term”). After the Initial Renewal Term, the parties may renew through mutual agreement. Either party may terminate the Supply Agreement for material breach if not cured within a specified period or an insolvency event of the other party. Upon a change of control of Metsera, we can terminate the Supply Agreement, effective on the fourth anniversary of the first commercial sale of drug product, and, in the event of such termination, our construction costs may be reduced and its construction rebates and third party product offsets would cease, and Amneal’s designated supply thresholds would decrease annually. Upon a change of control of Amneal (or any Amneal affiliate that owns the new Amneal facilities in India), (i) if the Amneal entity experiencing the change of control is a public company and the acquiror is our competitor, we can terminate the Supply Agreement within ninety days of Amneal’s notice to us of such change of control, and (ii) if the Amneal entity experiencing the change of control is a private company, then our written consent is required prior to any proposed change of control if the acquiror (a) does not have the financial and operational capability to perform Amneal’s obligations under the Supply Agreement or (b) is our competitor.

Intellectual Property

We strive to protect the proprietary technologies that we believe are important to our business, including seeking and maintaining patent protection intended to cover the compositions of matter of our product candidates, their methods of use, related technologies, and other inventions that are important to our business. We employ a comprehensive approach to intellectual property protection and obtaining patent protection is not the only method that we utilize to protect our proprietary rights and technologies. We also utilize other forms of intellectual property protection, including trademark, copyright, internal know-how and trade secrets, when those other forms are better suited to protect a particular aspect of our intellectual property.

Our success depends in part on our ability to obtain and maintain intellectual property protection for our technology and therapeutics, to defend and enforce our patents, to preserve the confidentiality of our trade secrets, to operate without infringing valid and enforceable patents and other proprietary rights of third parties, and to identify new opportunities for intellectual property protection.

As of March 7, 2025, we owned or licensed, from IP2IPO Innovations Limited (which license was novated from Imperial College of Science, Technology and Medicine) or D&D, 42 issued patents, which includes eight issued U.S. patents and 34 issued foreign patents, and 127 pending patent applications, including 17 pending U.S. patent applications, and 110 pending international and foreign patent applications. The 42 issued patents cover programs that have been out-licensed or are no longer being pursued by us. There are no issued patents covering the product candidates that we are currently developing. We have filed trademark applications for “METSERA”, “HALO” and “MOMENTUM” in the United States.

Patent rights

Our current patent portfolio includes worldwide filings across a number of programs and therapeutic targets.

MET-097i patent portfolio

Our MET-097i patent portfolio consists of two patent families, one owned by us and one in-licensed from IP2IPO Innovations Limited. More specifically, we own two pending U.S. provisional patent applications, with claims directed to dosing and methods of inducing or maintaining weight loss using MET-097i. Any patents, if issued from applications claiming priority to this provisional application, are expected to expire in 2045, excluding any potentially available patent term adjustment or patent term extension. The patent family in-licensed from IP2IPO Innovations Limited includes one pending U.S. patent application and 16 pending foreign patent applications in United Arab Emirates, Australia, Brazil, Canada, China, Europe, Great Britain, Hong Kong, Israel, India, Japan, Republic of Korea, Mexico, New Zealand, Russian Federation, and Saudi Arabia, with claims directed to compositions of matter including MET-097i and methods of treating disorders such as diabetes and obesity using the claimed compositions of matter. Any patents, if issued from these applications, are expected to expire in 2041, excluding any potentially available patent term adjustment or patent term extension.

MET-233i patent portfolio

Our MET-233i portfolio consists of one patent family in-licensed from IP2IPO Innovations Limited, which includes one pending international patent application filed under the Patent Cooperation Treaty (“PCT”) and one pending Taiwan patent application, with claims directed to compositions of matter including MET-233i and methods of treating disorders, such as diabetes and obesity, using the claimed compositions of matter. Any patents, if issued from the Taiwanese application or issued from an application claiming priority to the PCT application, are expected to expire in 2043, excluding any potentially available patent term adjustment or patent term extension.

MET-233i/MET-097i combination patent portfolio

In addition to the coverage discussed above for MET-233i and MET-097i, we own two pending U.S. provisional patent applications, with claims directed to pharmaceutical compositions and combination therapies, including the combination of MET-233i and MET-097i. Any patents, if issued from applications claiming priority to this provisional application, are expected to expire in 2045, excluding any potentially available patent term adjustment or patent term extension.

MET-067i patent portfolio

Our MET-067i portfolio includes one patent family in-licensed from IP2IPO Innovations Limited, which includes one pending U.S. patent application, and eight pending foreign patent applications in United Arab Emirates, Australia, Canada, China, Europe, India, Japan, and New Zealand, with claims directed to the compositions of matter including MET-067i and methods of treating disorders, such as diabetes and obesity, using the claimed compositions of matter. Any patents, if issued from these patent applications, will expire in 2040, excluding any potentially available patent term adjustment or patent term extension.

MET-034i patent portfolio

Our MET-034i portfolio includes one patent family in-licensed from IP2IPO Innovations Limited, which includes two pending PCT applications and two pending applications in Taiwan, with claims directed to the compositions of matter including MET-034i and methods of treating disorders, such as diabetes and obesity, using the claimed compositions of matter. Any patents, if issued from one of the two Taiwanese applications or issued from an application claiming priority to one of the two PCT applications, are expected to expire in 2044 or 2045, excluding any potentially available patent term adjustment or patent term extension.

MET-815i patent portfolio

We own one pending U.S. provisional patent application, with claims directed to compositions of matter including MET-815i and methods of reducing weight or preventing weight gain using the claimed compositions of matter. Any patents, if issued from applications claiming priority to this provisional application, are expected to expire in 2046, excluding any potentially available patent term adjustment or patent term extension.

MET-224o patent portfolio

We own, jointly with D&D whose joint rights are licensed to us, one pending U.S. provisional patent application. This provisional patent application is directed to compositions of matter including MET-224o and methods of treating disorders such as diabetes and obesity using the claimed compositions of matter. Any patents, if issued from applications claiming priority to this provisional application, are expected to expire in 2045, excluding any potentially available patent term adjustment or patent term extension.

MET-002 patent portfolio

Our MET-002 patent portfolio includes three patent families in-licensed from D&D. One patent family includes one pending U.S. patent application and 15 pending foreign patent applications in United Arab Emirates, Australia, Brazil, Canada, China, Europe, Great Britain, Hong Kong, Israel, India, Japan, Republic of Korea, Mexico, Russian Federation, and Saudi Arabia, with claims directed to oral formulations of polypeptide conjugates, such as MET-002, containing a biotin moiety, a fatty acid moiety, or a combination of biotin and fatty acid moieties and methods of treating disorders, such as diabetes and obesity, using the oral formulations. Any patents that may issue from these applications are expected to expire in 2041, excluding any potentially available patent term adjustment or patent term extension. A second patent family includes one pending U.S. patent application and 15 pending foreign patent applications in United Arab Emirates, Australia, Brazil, Canada, China, Europe, Great Britain, Hong Kong, Israel, India, Japan, Republic of Korea, Mexico, Russian Federation, and Saudi Arabia, with claims directed to polypeptide conjugates, such as MET-002, containing a biotin moiety, a fatty acid moiety, or both, and methods of treating disorders, such as diabetes and obesity, using the claimed conjugates. Any patents that may issue from these applications are expected to expire in 2041, excluding any potentially available patent term adjustment or patent term extension. A third patent family includes one pending U.S. patent application and 15 pending foreign patent applications in United Arab Emirates, Australia, Brazil, Canada, China, Europe, Great Britain, Hong Kong, Israel, India, Japan, Republic of Korea, Mexico, Russian Federation, and Saudi Arabia, with claims directed to formulations containing compositions of matter, such as MET-002, and one or more excipients for oral administration, and methods of treating disorders, such as diabetes and obesity, using the formulations. Any patents that may issue from these applications are expected to expire in 2042, excluding any potentially available patent term adjustment or patent term extension.

Trade secret and other protection

We also depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors. To help protect our proprietary know-how, we rely on trade secret protection and confidentiality agreements to protect our interests. We require our employees and consultants to execute confidentiality and invention assignment agreements upon accepting employment or entering into other relationships with us. These agreements provide that all confidential information concerning our business, technology or financial affairs developed by or made known to the individual during the course of the individual’s relationship with us is to be kept confidential. The agreements also provide that all inventions conceived by the individual under the agreements are our exclusive property. We are diligent in taking precautions that our proprietary information is not released to third parties through the use of a variety of physical and cyber security measures.

Other intellectual property rights

We seek trademark protection in the United States and abroad when appropriate. We have filed for U.S. trademark protection for the following marks: METSERA, MOMENTUM, and HALO. We currently have no registered trademarks in the United States.

Manufacturing

Designing for scalability

We are leveraging our HALO and MOMENTUM technologies to develop NuSH analog peptides with greater half-life and more bioavailability. For both orals and injectables, a longer half-life enables more pharmacological effect with less API on an ongoing basis. By reducing the required API, we believe we can improve scalability and reduce manufacturing costs relative to other GLP-1 RAs.

For our oral pipeline, the combined effect of the substantial improvement in bioavailability through our MOMENTUM platform and a two-fold improvement in half-life through our HALO platform is a 92% reduction in the total peptide drug substance required to deliver competitive therapeutic effect, which we believe corresponds to a 92% reduction in manufacturing capacity and cost of manufacturing. We believe this reduction enables a scalability and cost of goods for our oral product candidates that is comparable to or better than that of multiple non-peptidic, small molecule GLP-1 RAs in development.

We anticipate similar advantages for our injectable products. For example, MET-097i has shown to deliver weight loss after twelve weekly doses of 7.2% and 11.3% at 0.6 mg and 1.2 mg, respectively. Moreover, a monthly maintenance dosing profile for MET-097i, if achieved, would imply a 75% reduction in the quantity of disposable injector devices relative to the weekly devices that are used for available obesity NuSH analog peptides. We believe these comparative advantages, both in terms of the quantity of drug substance and the number of injectors, may result in significant manufacturing cost and scale advantages for MET-097i, and potentially for other potent, HALO-lipidated combination injectables in our portfolio.

Strategy

We currently rely, and expect to continue to rely, on third-party contract manufacturing organizations (“CMOs”) for work related to the manufacture of drug product and drug substance for our ongoing, planned and future clinical trials. Looking forward, we have also entered into a collaboration agreement with Amneal to build new manufacturing facilities. Under the terms of the agreement, Amneal will construct two greenfield manufacturing facilities in India, one for peptide synthesis and one for sterile fill-finish manufacturing. The collaboration agreement also provides that Amneal will serve as our preferred supply partner for developed markets, including the United States and Europe. Additionally, Amneal will support us with certain product development activities, including drug substance manufacturing, product formulation and drug-device development.

If any of our current or future product candidates are approved, we expect to rely on a networked manufacturing approach anchored around our global strategic partnership with Amneal, with support from CMOs, for drug product and drug substance to enable diversification and redundancy of our manufacturing process. Should any of our CMOs become unavailable to us for any reason, we believe that there are a number of potential replacements, although we may incur some delay in identifying and qualifying such replacements.

We require all of our CMOs to conduct manufacturing activities in compliance with current Good Manufacturing Practice requirements (“cGMPs”). We have assembled a team of experienced employees and external consultants to provide the necessary technical, quality and regulatory oversight over our CMOs and have implemented a comprehensive plan for audits of our CMOs.

Sales and Marketing

Given our stage of development, we have not yet established a commercial organization or distribution capabilities. We intend to either build a commercial infrastructure to support sales of any approved products, or outsource this function to third parties. We intend to continue evaluating opportunities to work with partners that enhance our capabilities with respect to the development and commercialization of our product candidates. In addition, we intend to commercialize our product candidates, if approved, in key markets either alone or with partners in order to maximize the worldwide commercial potential of our programs.

Competition

The biotechnology and pharmaceutical industries are characterized by rapid evolution of technologies, fierce competition and strong defense of intellectual property. Our product candidates, if approved, will face significant competition, including from well-established, currently marketed therapies that have been developed by large, well-known pharmaceutical companies, and our failure to demonstrate a meaningful improvement to the existing standard of care may prevent us from achieving significant market penetration. In particular, there is intense competition in the obesity and overweight field, especially with the advent of GLP-1 RAs, such as Wegovy, marketed by Novo Nordisk, and Zepbound, marketed by Eli Lilly. There are numerous other companies that have commercialized or are developing treatments for obesity and overweight that we will compete with, including Amgen, AstraZeneca, Boehringer Ingelheim, Merck, QL Biopharma, Roche, Structure Therapeutics, Viking Therapeutics and Zealand Pharma. While we believe that our platform and our knowledge, experience and scientific resources provide us with competitive advantages, we face competition from these companies and other major pharmaceutical and biotechnology companies, including specialty pharmaceutical companies, and academic institutions, governmental agencies and public and private research institutions, among others.

We anticipate that we will continue to face increasing competition as new therapies and combinations thereof, and related data, emerge. Competitors, independently or through collaboration, are developing products that potentially directly compete with our current of future product candidates and which may be a longer lasting or a more efficacious treatment, or receive FDA or other applicable regulatory approval more rapidly than any of our current or future product candidates. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other applicable regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. In addition, our ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of generic products. There are generic products currently on the market for certain of the indications that we are pursuing and additional products are expected to become available on a generic basis over the coming years. If our product candidates are approved, we expect that they will be priced at a significant premium over competitive generic products.

Many of our current or potential competitors, either alone or with their collaboration partners, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Moreover, many of these aforementioned competing products have been marketed for several years and are well established among physicians, patients and guidelines. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Mergers and acquisitions in the biopharmaceutical industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

Government Regulation

The FDA and other regulatory authorities at federal, state, and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring, and post-approval reporting of drug and biological product candidates such as those we are developing. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

Review and approval of drugs and biologics in the United States

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act (the “FDCA”) and its implementing regulations, and biologics under the FDCA, the Public Health Service Act (the “PHSA”) and their implementing regulations. Drugs and biologics also are subject to other federal, state, local and foreign statutes and regulations. The process required by the FDA before new drug and biologic product candidates may be marketed in the United States generally involves the following:

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completion of nonclinical or preclinical laboratory tests, animal studies and formulation studies, with certain studies conducted in accordance with Good Laboratory Practice regulations (“GLPs”) and other applicable regulations;

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•	approval by an independent institutional review board (“IRB”) or ethics committee at each clinical site before each trial may be initiated;

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performance of adequate and well-controlled human clinical trials in accordance with Good Clinical Practice regulations (“GCPs”) to evaluate the safety and effectiveness of a proposed drug candidate, and the safety, purity and potency of a proposed biological product candidate, for its intended use;

•	preparation and submission to the FDA of a New Drug Application (“NDA”) for a drug or BLA for a biologic, after completion of all pivotal trials;

•	a determination by the FDA within 60 days of its receipt of an NDA or BLA to file the application for review;

•	satisfactory completion of an FDA advisory committee review, if applicable;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug or biologic is produced to assess compliance with current Good Manufacturing Practice requirements (“cGMPs”) to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity;

•	satisfactory completion of potential inspection of selected clinical investigation sites to assess compliance with GCPs; and

•	FDA review and approval of the NDA or BLA to permit commercial marketing of the product for particular indications for use in the United States.

Once a product candidate is identified for development, it enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit, among other things, the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of an IND. An IND is a request for authorization from the FDA to administer an investigational product to humans. An IND will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, if the trial includes an efficacy evaluation. Some preclinical testing may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the IND on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Clinical holds also may be imposed by the FDA at any time before or during clinical trials due to safety concerns or non-compliance with FDA requirements, in which case clinical trials may not begin or continue until the FDA notifies the sponsor that the hold has been lifted. FDA may also place a trial on a partial clinical hold. A partial clinical hold is a delay or suspension of only part of the clinical work requested or ongoing under the IND. No more than 30 days after imposition of a clinical hold or partial clinical hold, the FDA will provide the sponsor a written explanation of the basis for the hold. Following issuance of a clinical hold or partial clinical hold, an investigation (or full investigation in the case of a partial clinical hold) may only begin or resume after the FDA has notified the sponsor that the investigation may proceed.

Clinical trials involve the administration of the investigational product to human subjects, and must be conducted under the supervision of one or more qualified investigators in accordance with GCPs, which include, among other things, the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial. Clinical trials must be conducted under protocols detailing, among other things, the objectives of the trial, dosing procedures, subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND, and a separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. While the IND is active, progress reports summarizing the results of the clinical trials and nonclinical studies performed since the last progress report, among other information, must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and investigators for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar drugs or biologics, findings from animal or in vitro testing suggesting a significant risk to humans, and any clinically important increased incidence of a serious suspected adverse reaction compared to that listed in the protocol or investigator brochure. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor’s initial receipt of the information.

Furthermore, an independent IRB or ethics committee at each institution participating in the clinical trial must review and approve each protocol before a clinical trial commences at that institution and must also approve the information regarding the trial and the consent form that must be provided to each trial subject or his or her legal representative, monitor the study until completed and otherwise comply with IRB regulations. The FDA or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the investigational product has been associated with unexpected serious harm to patients. In addition, some clinical trials are overseen by an independent group of qualified experts organized by the sponsor, known as a data safety monitoring board or committee. Depending on its charter, this group may determine whether a trial may move forward at designated check points based on access to certain data from the trial. There are also requirements governing the registration of certain clinical trials and reporting of clinical trial results to public registries, including clinicaltrials.gov.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

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Phase 1: The product candidate is initially introduced into healthy human subjects or, in certain indications, patients with the target disease or condition, and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion and, if possible, to gain an early indication of its effectiveness and to determine maximal dosage.

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Phase 2: The product candidate is administered to a limited patient population with a specified disease or condition to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product candidate for specific targeted diseases, and to determine dosage tolerance and appropriate dosage.

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Phase 3: The product candidate is administered to an expanded patient population to further evaluate dosage, to provide substantial evidence of efficacy, or purity and potency, and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk-benefit ratio of the product candidate and provide an adequate basis for product labeling.

Post-approval trials, sometimes referred to as Phase 4 studies, may be conducted after initial regulatory approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA or BLA.

Concurrent with clinical trials, companies often complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product candidate and finalize a process for manufacturing the product in commercial quantities in accordance with cGMPs. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final product. In addition, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

NDA and BLA review and approval process

Assuming successful completion of all required testing in accordance with applicable regulatory requirements, the results of product development, including among other things, results from nonclinical studies and clinical trials, are submitted to the FDA as part of an NDA or BLA requesting approval to market the product candidate for one or more indications. The NDA or BLA must include all relevant data available from preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical studies, or from a number of alternative sources, such as studies initiated by investigators or other third parties. The submission of an NDA or BLA requires payment of a substantial user fee to FDA, and the sponsor of an approved NDA or BLA is also subject to an annual program fee. A waiver of certain user fees may be obtained under certain limited circumstances.

The FDA conducts a preliminary review of all NDAs and BLAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review. The FDA may refuse to file any NDA or BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the NDA or BLA must be resubmitted with the additional information before FDA will review the application. Once filed, the FDA reviews a BLA to determine, among other things, whether the product is safe, pure and potent for its intended use, and an NDA to determine, among other things, whether the product is safe and effective for its intended use. As part of the NDA and BLA review, FDA also evaluates whether the manufacturing of the products is cGMP-compliant to assure and preserve the product’s identity, strength, quality, and purity. Under the Prescription Drug User Fee Act (the

“PDUFA”) guidelines that are currently in effect, the FDA has a goal of ten months from the date of “filing” of an original NDA or BLA to review and act on the submission. This review typically takes twelve months from the date the NDA or BLA is submitted to the FDA because the FDA has approximately two months to make a “filing” decision. The FDA does not always meet its PDUFA goal dates, however, and the review process can be significantly extended by FDA requests for additional information or clarification, the applicant’s submission of additional information, or other reasons.

The FDA may refer an application for a novel biologic or drug, to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and may provide a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

During its review of an NDA or BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. In addition, the FDA will typically inspect one or more clinical trial sites to assure compliance with GCPs and the integrity of the clinical data submitted. After the FDA evaluates an NDA or BLA and conducts inspections of manufacturing facilities where the investigational product will be produced, the FDA may issue an approval letter or a Complete Response Letter (“CRL”). An approval letter authorizes commercial marketing of the product with prescribing information for specific indications. A CRL indicates that the review cycle for the application is complete, and the application will not be approved in its present form. A CRL usually describes the specific deficiencies in the application identified by the FDA and may include requirements to conduct additional clinical trials, or other significant and time-consuming requirements related to clinical data, nonclinical studies or manufacturing. If a CRL is issued, the sponsor must resubmit the NDA or BLA, addressing all of the deficiencies identified in the letter, or withdraw the application. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. Even if such data and information are submitted, the FDA may decide that the application does not satisfy the criteria for approval.

If the FDA approves a product, it may limit the approved indications for use for the product; require that contraindications, warnings or precautions be included in the product’s labeling; require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess the product’s safety or effectiveness or safety, purity, and potency after approval; require testing and surveillance programs to monitor the product after commercialization; or impose other conditions, including distribution restrictions or other risk management mechanisms, including a risk evaluation and mitigation strategy (“REMS”) which can materially affect the potential market and profitability of the product. If the FDA concludes a REMS is needed, the sponsor of the NDA or BLA must submit a proposed REMS in connection with the application. The FDA will not approve the application without an approved REMS, if one is required. A REMS could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of commercial products.

In addition, the Pediatric Research Equity Act (“PREA”) requires a sponsor to conduct pediatric clinical trials for most biologics and drugs, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, original NDAs and BLAs and certain supplements must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must evaluate the safety and effectiveness, or safety, purity, and potency, of the product for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product is deemed safe and effective, or safe, pure and potent. The sponsor may request or FDA may grant a deferral of pediatric clinical trials for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug or biologic is ready for approval for use in adults before pediatric clinical trials are complete or that additional data need to be collected before the pediatric clinical trials begin.

Expedited development and review programs

The FDA has a number of programs intended to expedite the development or review of a marketing application for an investigational product. For example, the fast track designation program is intended to expedite or facilitate the process for developing and reviewing product candidates that meet certain criteria. Specifically, investigational drugs and biologics are eligible for fast track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. The sponsor of a fast track product candidate has opportunities for more frequent interactions with the applicable FDA review team during product development and, once a marketing application is submitted, the application may be eligible for priority review. With regard to a fast track product candidate, the FDA may consider for review sections of the application on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the application, the FDA agrees to accept sections of the applications and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA or BLA.

A product candidate intended to treat a serious or life-threatening disease or condition may also be eligible for breakthrough therapy designation to expedite its development and review. A product candidate can receive breakthrough therapy designation if preliminary clinical evidence indicates that the product candidate, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product candidate, including involvement of senior managers.

Any product candidate submitted to the FDA for approval, including a product candidate with a fast track designation or breakthrough designation, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. An NDA or BLA is eligible for priority review if the product candidate is designed to treat a serious condition, and if approved, would provide a significant improvement in safety or efficacy compared to available therapies. The FDA will attempt to direct additional resources to the evaluation of an NDA or BLA designated for priority review in an effort to facilitate the review. The FDA endeavors to review applications with priority review designations within six months of the filing date as compared to ten months for review of original NDAs or BLAs under its current PDUFA review goals.

In addition, a product candidate may be eligible for accelerated approval. A product candidate intended to treat serious or life-threatening diseases or conditions may be eligible for accelerated approval upon a determination that the product candidate has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA generally requires that a sponsor of a biologic receiving accelerated approval perform adequate and well-controlled confirmatory clinical trials, and may require that such confirmatory trials be underway prior to granting accelerated approval. Products receiving accelerated approval may be subject to expedited withdrawal procedures if the sponsor fails to conduct the required confirmatory trials in a timely manner or if such trials fail to verify the predicted clinical benefit. In addition, the FDA currently requires as a condition of accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.

Fast track designation, breakthrough therapy designation, priority review, and accelerated approval do not change the standards for approval, but may expedite the development or approval process. Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Post-approval requirements

Drugs and biologics manufactured and distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual program fees for any marketed products. Drug and biologic manufacturers and other entities involved in the manufacture and distribution of approved drugs and biologics are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP requirements, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

Once an approval is granted, the FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, imposition of requirements for post-market studies or clinical studies to assess new safety risks, or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters, or untitled letters;

•	clinical holds on ongoing or planned clinical studies;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•	mandated modification of promotional materials and labeling and the issuance of corrective information;

•	issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•	injunctions or the imposition of civil or criminal penalties.

In addition, the FDA closely regulates the marketing, labeling, advertising and promotion of products that are placed on the market. Drugs and biologics may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may legally prescribe commercially-available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

Combination products

Certain of our product candidates, such as the combination of MET-097i and MET-233i, may be comprised of components, such as drug components (MET-233i) and biologic components (MET-097i), that would normally be regulated under different regulatory pathways, regulatory authorities, and frequently by different centers at the FDA. In addition, our injectable product candidates are being developed together with an injector device, which will render them combination products with a device component. Specifically, under regulations issued by the FDA, a combination product may include:

•	a product comprised of two or more regulated components that are physically, chemically, or otherwise combined or mixed and produced as a single entity;

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two or more separate products packaged together in a single package or as a unit and composed of drug and device products, device and biological products, biological and drug products or biological products, drug products and device products;

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a drug, or device, or biological product packaged separately that according to its investigational plan or proposed labeling is intended for use only with an individually specified drug, or device, or biological product where both are required to achieve the intended use, indication, or effect and where upon approval of the proposed product, the labeling of the other product would need to be updated (e.g., to reflect a change in intended use, dosage form, strength, route of administration, or significant change in dose); or

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an investigational drug, or device, or biological product packaged separately that according to its proposed labeling is for use only with another individually specified investigational drug, device, or biological product where both are required to achieve the intended use, indication, or effect.

Under the FDCA and its implementing regulations, the FDA is charged with assigning a center with primary jurisdiction, or a lead center, for review of a combination product. The designation of a lead center generally eliminates the need to receive approvals from more than one FDA center for combination products, although it does not preclude consultations by the lead center with another FDA center. The determination of which center will be the lead center is based on the “primary mode of action” of the combination product. The FDA has established an Office of Combination Products to address issues regarding combination products and provide more certainty to the regulatory review process. This office is responsible for developing guidance and regulations to clarify the regulation of combination products, and for assigning the FDA center that will have primary jurisdiction for review of a combination product where the jurisdiction is unclear or in dispute.

Following approval of a combination product, each component of a combination product retains its regulatory status (as a biologic, drug or device, for example) and is subject to the requirements established by the FDA for that type of component.

A combination product candidate with a biologic primary mode of action, as we expect our combination products to be regulated, generally would be reviewed and approved pursuant to a BLA. In reviewing the BLA for such a product, however, FDA reviewers in the biologic center could consult with their counterparts in the drug or device centers to ensure that the drug and device component of the combination product candidate, as applicable, met all requirements applicable to its category. In addition, under FDA regulations, combination products are subject to the cGMP requirements applicable to each component within the combination. We believe our combination product candidates are likely to be reviewed by the FDA under a BLA.

Hatch-Waxman Amendments

Section 505 of the FDCA describes three types of marketing applications that may be submitted to the FDA to request marketing authorization for a drug product. A Section 505(b)(1) NDA is an application that contains full reports of investigations of safety and efficacy. A 505(b)(2) NDA is an application that contains full reports of investigations of safety and efficacy but where at least some of the information required for approval comes from investigations that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted. This regulatory pathway enables the applicant to rely, in part, on the FDA’s prior findings of safety and efficacy for an existing product, or published literature, in support of its application. Section 505(j) establishes an abbreviated approval process for a generic version of approved drug products through the submission of an Abbreviated New Drug Application (“ANDA”). An ANDA provides for marketing of a generic drug product that has the same active ingredients, dosage form, strength, route of administration, labeling, performance characteristics and intended use, among other things, to a previously approved product, known as a reference listed drug, or RLD. ANDAs are termed “abbreviated” because they are generally not required to include preclinical (animal) and clinical (human) data to establish safety and efficacy. Instead, generic applicants must scientifically demonstrate that their product is bioequivalent to, or performs in the same manner as, the RLD through in vitro, in vivo, or other testing. The generic version must deliver the same amount of active ingredient(s) into a subject’s bloodstream in the same amount of time as the RLD, and pursuant to state law, a generic product can often be substituted by pharmacists under prescriptions written for the RLD.

Non-patent exclusivity

The Hatch-Waxman Amendments also established periods of non-patent exclusivity for an RLD, which preclude the FDA from approving (or in some cases accepting) an ANDA or 505(b)(2) application referencing such RLD until the applicable period(s) of non-patent exclusivity for the RLD has expired. For example, the Hatch-Waxman Amendments established a period of five years of exclusivity for a new drug containing a new chemical entity (“NCE”). For the purposes of this provision, an NCE is a drug that contains no active moiety that has previously been approved by the FDA in any other NDA. An active moiety is the molecule or ion responsible for the physiological or pharmacological action of the drug substance. In cases where such NCE exclusivity has been granted, an ANDA may not be filed with the FDA until the expiration of five years after approval of the RLD, unless the submission is accompanied by a Paragraph IV certification, which states the proposed generic drug will not infringe one or more of the already approved product’s listed patents or that such patents are invalid or unenforceable, in which case the applicant may submit its application four years following the RLD’s approval.

The FDCA also provides for a period of three years of exclusivity for non-NCE drugs if the NDA or NDA supplement includes reports of one or more new clinical investigations, other than bioavailability or bioequivalence studies, that were conducted by or for the applicant and are essential to the approval of the application or supplement. This three-year exclusivity period often protects changes to a previously approved drug product, such as a new dosage form, route of administration, combination or indication, but it generally would not protect the originally approved product from generic competition. Unlike five-year NCE exclusivity, an award of three-year exclusivity does not block the FDA from accepting ANDA or 505(b)(2) applications; it only prevents FDA from approving them.

A drug product can obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods for all formulations, dosage forms, and indications of the active moiety and to patent terms. This six-month exclusivity, which runs from the end of existing regulatory exclusivity protection and patent terms, may be granted based on the voluntary completion of a pediatric study that fairly responds to an FDA-issued “Written Request” for such a study, provided that at the time pediatric exclusivity is granted there is not less than nine months of exclusivity or patent term remaining.

Hatch-Waxman patent certification and the 30-month stay

In seeking approval of an NDA or a supplement thereto, NDA sponsors are required to list with the FDA each patent with claims that cover the applicant’s product or an approved method of using the product. Upon approval, each of the patents listed by the NDA sponsor is published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Upon submission of an ANDA or 505(b)(2) NDA, an applicant is required to certify to the FDA concerning any patents listed for the RLD in the Orange Book that:

•	no patent information on the drug product that is the subject of the application has been submitted to the FDA;

•	such patent has expired;

•	the date on which such patent expires; or

•	such patent is invalid, unenforceable or will not be infringed upon by the manufacture, use, or sale of the drug product for which the application is submitted.

Generally, the ANDA or 505(b)(2) NDA cannot be approved until all listed patents have expired, except where the ANDA or 505(b)(2) NDA applicant challenges a listed patent through the last type of certification, also known as a paragraph IV certification. If the applicant does not challenge the listed patents or indicates that it is not seeking approval of a patented method of use, the ANDA or 505(b)(2) NDA application will not be approved until all of the listed patents claiming the referenced product have expired. If the ANDA or 505(b)(2) NDA applicant has provided a paragraph IV certification the applicant must send notice of the paragraph IV certification to the NDA and patent holders once the application has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the paragraph IV certification. If the paragraph IV certification is challenged by an NDA holder or the patent owner(s) asserts a patent challenge to the paragraph IV certification, the FDA may not approve that application until the earlier of 30 months from the receipt of the notice of the paragraph IV certification, the expiration of the patent, when the infringement case concerning each such patent was favorably decided in the applicant’s favor or settled, or such shorter or longer period as may be ordered by a court. This prohibition is generally referred to as the 30-month stay. In instances where an ANDA or 505(b)(2) NDA applicant files a paragraph IV certification, the NDA holder or patent owner(s) regularly take action to trigger the 30-month stay, recognizing that the related patent litigation may take many months or years to resolve. Thus, approval of an ANDA or 505(b)(2) NDA could be delayed for a significant period of time depending on the patent certification the applicant makes and the RLD sponsor’s decision to initiate patent litigation.

Biosimilars and exclusivity

The Biologics Price Competition and Innovation Act of 2009 (“BPCIA”) created an abbreviated approval pathway in the PHSA for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through, as applicable, analytical studies, animal studies, and a clinical study or studies. Interchangeability means that a product is biosimilar to the reference product and can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also established an exclusivity period for biosimilars approved as interchangeable products. Substitution at the pharmacy level of biosimilar products deemed to be interchangeable is governed by state pharmacy law.

A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity protection. This six-month exclusivity, which runs from the end of other exclusivity protection, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

Other healthcare laws

Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business. Such laws include, without limitation, U.S. federal and state anti-kickback, fraud and abuse, false claims, pricing reporting, manufacturer and distributor license requirements, and physician payment transparency laws and regulations regarding drug pricing and payments or other transfers of value made to physicians and other licensed healthcare professionals as well as similar foreign laws in the jurisdictions outside the United States. Violation of any of such laws or any other governmental regulations that apply may result in significant penalties, including, without limitation, administrative civil and criminal penalties, damages, disgorgement fines, additional reporting requirements and oversight obligations, contractual damages, the curtailment or restructuring of operations, exclusion from participation in governmental healthcare programs and/ or imprisonment.

Coverage and reimbursement

Successful sales of our product candidates in the U.S. market, if approved, will depend, in part, on the extent to which our drugs will be eligible for adequate reimbursement by third-party payors, such as government health programs, such as Medicare and Medicaid, and private health insurance (including managed care plans). Patients generally rely on such third-party payors to reimburse all or part of the costs associated with their prescriptions and therefore adequate coverage and reimbursement from such third-party payors are critical to new and ongoing product acceptance. Coverage and reimbursement policies for drug products can differ significantly from payor to payor as there is no uniform policy of coverage and reimbursement for drug products among third-party payors in the United States. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a return on our investment. There may be significant delays in obtaining coverage and reimbursement as the process of determining coverage and reimbursement is often time consuming and costly. Further, third-party payors are increasingly reducing reimbursements for medical drugs and services and implementing measures to control utilization of drugs such as requiring prior authorization or step therapy for coverage, among other things. For products administered under the supervision of a physician or other healthcare professional, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used or delivered may not be available, which may impact physician utilization.

Additionally, the containment of healthcare costs has become a priority of federal and state governments, and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic drugs. Adoption or expansion of price controls and cost-containment measures could further limit our net revenue and results. Decreases in third-party payor reimbursement for our product candidates, if approved, or a decision by a third-party payor to not cover our product candidates could have a material adverse effect on our sales, results of operations and financial condition.

General regulatory cost control measures may also affect reimbursement for our products. If we obtain approval to market a product candidate in the United States, we may be subject to spending reductions affecting Medicare, Medicaid or other publicly funded or subsidized health programs and/or any significant taxes or fees.

There is also significant uncertainty related to the insurance coverage and reimbursement of newly approved products and coverage may be more limited than the purposes for which the medicine is approved by the FDA or comparable foreign regulatory authorities. In the United States, CMS, an agency within the DHHS, determines whether and to what extent a new medicine will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree.

Factors payors consider in determining reimbursement are based on whether the product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. We cannot be sure that reimbursement will be available for any product candidate that we commercialize and, if reimbursement is available, the level of reimbursement. In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs.

U.S. healthcare reform

The U.S. government, state legislatures, and foreign governments have shown significant interest in implementing cost containment programs to limit the growth healthcare costs, including price-controls, restrictions on reimbursement, and requirements for substitution of generic products for branded prescription drugs.

For example, in March 2010, the Affordable Care Act (“ACA”) was enacted in the United States and substantially changed the way healthcare is financed by both the government and private insurers. The ACA contains provisions that may reduce the profitability of drug products. Among other things, the ACA established an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents; extended manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations; expanded eligibility criteria for Medicaid programs; expanded the entities eligible for discounts under the 340B drug pricing program; increased the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program; and created a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D. Since its enactment, there have been executive, judicial and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Thus, the ACA will remain in effect in its current form.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. On March 11, 2021, President Biden signed the American Rescue Plan Act of 2021 into law, which eliminated the statutory Medicaid drug rebate cap, for single source and innovator multiple source drugs, beginning January 1, 2024. The rebate was previously capped at 100% of a drug’s average manufacturer price. Additionally, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent Congressional inquiries, presidential executive orders and proposed and enacted federal and state legislation and regulations designed to, among other things, reduce the cost of prescription drugs under Medicare, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products.

Most recently, on August 16, 2022, President Biden signed the Inflation Reduction Act of 2022 (“IRA”) into law. Among other things, the IRA requires manufacturers of certain drugs to engage in price negotiations with Medicare (beginning in 2026), with prices that can be negotiated subject to a cap; imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation (first due in 2023); and replaces the Part D coverage gap discount program with a new discounting program (beginning in 2025). The IRA permits the Secretary of the Department of Health and Human Services (“HHS”) to implement many of these provisions through guidance, as opposed to regulation, for the initial years. On August 29, 2023, HHS announced the list of the first ten drugs that will be subject to price negotiations, although the Medicare drug price negotiation program is currently subject to legal challenges.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs.

Existing healthcare reform measures, as well as the implementation of additional cost containment measures or other reforms may prevent us from being able to generate revenue, attain profitability or commercialize our product candidates, if approved.

Data privacy and security laws

In the ordinary course of business, we collect, receive, or otherwise process data about individuals, including information we may collect about trial participants in connection with clinical trials, as well as data that we process concerning our employees. Numerous state, federal, and foreign laws, regulations and standards govern the collection, use, access to, confidentiality, and security of health-related and other personal information, and could apply now or in the future to our operations or the operations of our partners. In the United States, numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws, and consumer protection laws and regulations govern the collection, use, disclosure, and protection of health-related and other personal information. In addition, certain foreign laws govern the privacy and security of personal data, including health-related data.

Additionally, to the extent we collect personal data from individuals outside of the United States foreign privacy and data security laws impose significant and complex compliance obligations on entities that are subject to those laws. For additional information, see Part I, Item 1A, “Risk Factors—Risks Related to Our Limited Operating History, Financial Position and Capital Requirements,” elsewhere in this Annual Report on Form 10-K ( “Annual Report”).

Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing.

Employees and Human Capital Resources

As of December 31, 2024, we had 81 employees, 74 of whom were full-time and 59 of whom were engaged in research and development activities. 32 of our employees hold Ph.D., Pharm.D. or M.D. degrees. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

We recognize that our continued ability to attract, retain and motivate exceptional employees is vital to ensuring our long-term competitive advantage. Our employees are critical to our long-term success and are essential to helping us meet our goals. Among other things, we support and incentivize our employees in the following ways:

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Talent development, compensation and retention. We strive to provide our employees with a rewarding work environment, including the opportunity for growth, success and professional development. We provide our employees with competitive salaries and bonuses, opportunities for equity ownership, development programs that enable continued learning and growth and a robust employment package—all designed to attract and retain a skilled and well-rounded workforce.

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Health and safety. We support the health and safety of our employees by providing healthcare, paid time off and other additional benefits, which are intended to assist employees to manage their well-being.

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Inclusion. We believe that much of our success is rooted in the variety of backgrounds represented in our teams and our commitment to inclusion. We focus on extending our inclusion initiatives across our entire workforce.

Organization

We were originally incorporated under the laws of the State of Delaware on June 29, 2022 under the name PHP Newco 1, Inc. We have two wholly owned subsidiaries, Zihipp Ltd. and Zihipp Inc. Our principal executive offices are located at 3 World Trade Center, 175 Greenwich Street, New York, New York 10007 and our telephone number is (212) 784-6595.

Available Information

We file electronically with the Securities and Exchange Commission (the “SEC”) our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. We make available on our website at metsera.com, under “Investors & News,” free of charge, copies of these reports as soon as reasonably practicable after filing or furnishing these reports with the SEC. The information contained in, or accessible through, our website does not constitute a part of this Annual Report.

Item 1A. Risk Factors.

You should carefully consider the risks and uncertainties described below and the other information in this Annual Report before making an investment in our common stock. Our business, financial condition, results of operations or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to Our Limited Operating History, Financial Position and Capital Requirements

We are a clinical-stage biotechnology company with a limited operating history and no history of commercializing products, and have incurred significant operating losses since our inception and expect to incur significant losses for the foreseeable future.

Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. We are a clinical-stage biotechnology company with a limited operating history upon which you can evaluate our business and prospects. We commenced operations in June 2022, have no products approved for commercial sale and have not generated any revenue from product sales. Since our inception, we have devoted substantially all of our resources to building our organization, including an acquisition, raising capital, researching, discovering and developing potential drug candidates, establishing and maintaining our intellectual property profile, conducting preclinical studies and clinical trials, organizing and staffing our company, business planning and providing general and administrative support for these operations. We have not yet demonstrated the ability to successfully obtain regulatory approvals, manufacture products at commercial scale or conduct sales and marketing activities necessary for successful product commercialization. Consequently, any predictions made about our future success or viability may not be as accurate as they could be if we had a history of successfully developing and commercializing biopharmaceutical products.

We have incurred significant operating losses since our inception and expect to incur significant losses for the foreseeable future. We do not have any products approved for sale and have not generated any revenue from product sales. If we are unable to successfully develop, obtain requisite approval for and commercialize any of our current or future product candidates, we may never generate revenue. Our net losses were $209.1 million and $47.2 million for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, we had an accumulated deficit of $257.1 million. Substantially all of our losses have resulted from expenses incurred in connection with our research and development activities and from general and administrative costs associated with our operations. Any of our current and future product candidates will require substantial additional development time and resources before we would be able to apply for or receive regulatory approvals and begin generating revenue from product sales. We expect to continue to incur significant and increasing losses for the foreseeable future as we:

•	advance our product candidates through clinical and preclinical development;

•	seek regulatory approval, prepare for and, if approved, proceed to commercialization of our product candidates;

•	continue our research and development efforts and expand our pipeline of product candidates;

•	attract, hire and retain additional personnel;

•	maintain, expand and protect our intellectual property portfolio;

•	operate as a public company;

•	implement operational, financial and management information systems;

•	make royalty, milestone or other payments under current, and any future, license or collaboration agreements;

•	establish a sales, marketing and distribution infrastructure to commercialize any product candidate for which we may obtain marketing approval; and

•	establish manufacturing capacity to supply clinical trials in our pipeline and eventually for commercialization.

We may never generate any revenue or become profitable or, if we achieve profitability, we may not be able to sustain it.

To become and remain profitable, we must succeed in developing, obtaining regulatory approvals for, and eventually commercializing products that generate significant revenue. This will require us to be successful in a range of challenging activities, including completing clinical trials and preclinical studies and obtaining regulatory approval for one or more of our current and future product candidates, and manufacturing, marketing, and selling any products for which we may obtain regulatory approval. We are only in the preliminary stages of only a few of these activities. We may never succeed in these activities and, even if we do, may never generate revenue that is significant enough to achieve profitability. In addition, we have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical industry. Because of the numerous risks and uncertainties associated with biopharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable may have an adverse effect on the value of our company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product candidates, achieve our strategic objectives or even continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

We will require substantial additional capital to finance our operations, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our development programs, commercialization efforts or other operations.

The development of biopharmaceutical product candidates, including conducting preclinical studies and clinical trials, is a very time-consuming, capital-intensive and uncertain process. Our operations have consumed substantial amounts of cash since inception. We expect our expenses to substantially increase in connection with our ongoing activities, particularly as we conduct our ongoing and planned clinical trials of our product candidates and potentially seek regulatory approval for any of our current and future product candidates we may develop. In addition, if we are able to progress any of our in-licensed product candidates through development and commercialization, we expect to be required to make milestone and royalty payments pursuant to various license or collaboration agreements with third parties. If we obtain regulatory approval for any of our current or future product candidates, we also expect to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution. Because the outcome of any clinical trial or preclinical study is highly uncertain, we cannot reliably estimate the actual amount of capital necessary to successfully complete the development and commercialization of any of our current or future product candidates. Furthermore, we expect to incur additional costs associated with operating as a public company.

Based on our current operating plans, we estimate that our existing cash and cash equivalents will be sufficient to fund our projected operating expenses, working capital and capital expenditure needs into 2027. We expect that our existing cash and cash equivalents, will allow us to advance the clinical development of MET-097i, MET-233i and MET-224o, and the remainder to fund other research and development activities and for working capital and other general corporate purposes. We have based these estimates on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect. Our operating plans and other demands on our cash resources may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned. Our existing cash and cash equivalents may not be sufficient to complete development of any of our current or future product candidates. We will require substantial capital in order to advance any of our current and future product candidates through clinical trials, regulatory approval and commercialization.

Our future capital requirements will depend on many factors, including, but not limited to:

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the initiation, type, number, scope, progress, expansions, results, costs and timing of clinical trials and preclinical studies of any of our current and future product candidates we may choose to pursue, including the costs of modification to clinical development plans based on feedback that we may receive from regulatory authorities;

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the costs and timing of manufacturing for any of our current or future product candidates, including commercial manufacturing at sufficient scale, if any product candidate is approved, including as a result of inflation, any supply chain issues or component shortages;

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the costs, timing and outcome of regulatory meetings and reviews of any of our current or future product candidates in any jurisdictions in which we or our current or any future collaborators may seek approval for any of our current or future product candidates;

•	the costs of obtaining, maintaining, enforcing and protecting our patents and other intellectual property and proprietary rights;

•	our efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company, including enhanced internal control over financial reporting;

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the costs associated with hiring additional personnel and consultants as our business grows, including additional executive officers and clinical development, regulatory, chemistry, manufacturing and control (“CMC”) quality and commercial personnel;

•	the timing and payment of milestone, royalty or other payments we must make pursuant to our existing and potential future license or collaboration agreements with third parties;

•	the costs and timing of establishing or securing sales and marketing capabilities, if any of our current or future product candidates is approved;

•	our ability to achieve sufficient market acceptance, coverage and adequate reimbursement from third-party payors and adequate market share and revenue for any approved products;

•	our ability and strategic decision to develop future product candidates, and the timing of such development, if any;

•	patients’ willingness to pay out-of-pocket for any approved products in the absence of coverage and/or adequate reimbursement from third-party payors;

•	the terms and timing of establishing and maintaining collaborations, licenses and other similar arrangements; and

•	costs associated with any products or technologies that we may in-license or acquire.

Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. We plan to finance our operations through a combination of equity offerings, debt financings, collaborations, licensing arrangements, and other similar arrangements. Our ability to raise additional funds may be adversely impacted by global economic conditions, disruptions to, and volatility in, the credit and financial markets in the United States and worldwide, and diminished liquidity and credit availability. If the equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts, or even cease operations. Attempting to secure additional financing may divert our management from our day-to-day activities, which may adversely affect our ability to develop any of our current or future product candidates.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our operations through equity offerings, debt financings or other capital sources, including potential collaborations, licenses and other similar arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Such restrictions could adversely impact our ability to conduct our operations and execute our business plan.

If we raise additional funds through future collaborations, licenses and other similar arrangements, we may be required to relinquish valuable rights to our future revenue streams, product candidates, research programs, intellectual property or proprietary technology, or grant licenses on terms that may not be favorable to us and/or that may reduce the value of our common stock. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed or on terms acceptable to us, we would be required to delay, limit, reduce or terminate our product development or future commercialization efforts, or grant rights to develop and market product candidates that we might otherwise prefer to develop and market ourselves, or on less favorable terms than we would otherwise choose.

Risks Related to the Development and Regulatory Approval of Our Product Candidates

We currently depend entirely on the success of our product candidates. Drug development is a highly uncertain undertaking and involves a substantial degree of risk. If we are unable to successfully develop any of our current or future product candidates, or experience significant delays in doing so, our business will be materially harmed.

We currently have no products approved for commercial sale or for which marketing approval has been sought. We are in the early stages of our development efforts. For example, we have completed a Phase 1/2 clinical trial of MET-097i and have initiated Phase 2b clinical trials of MET-097i, a Phase 1 clinical trial of MET-233i and a Phase 1 clinical trial of MET-002. Our other product candidates are in preclinical or earlier stages of development. We have invested substantially all of our efforts and financial resources in developing our current product candidates, identifying potential product candidates and conducting preclinical studies and clinical trials. Our ability to generate product revenues, which we do not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of our product candidates. The success of our product candidates will depend on several factors, including the following:

•	successful initiation and completion of preclinical studies with favorable results, including toxicology and other studies designed to be compliant with good laboratory practice (“GLP”) requirements;

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allowance to proceed with clinical trials under INDs by the FDA, or of similar regulatory submissions by comparable foreign regulatory authorities, for the conduct of clinical trials of our product candidates;

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successful initiation, enrollment, and completion of clinical trials in accordance with good clinical practice (“GCP”) requirements and other applicable rules and regulations, and completion of clinical trials with favorable results;

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maintaining and establishing relationships with contract research organizations (“CROs”) and clinical sites for the clinical development of any of our current and future product candidates, and ability of such CROs and clinical sites to comply with clinical trial protocols, GCPs and other applicable requirements;

•	demonstrating the safety, purity, and potency (or efficacy) of our product candidates to the satisfaction of the FDA and other applicable regulatory authorities;

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receipt of regulatory approvals from regulatory authorities, including approvals of Biologics License Applications (“BLAs”) from the FDA, or New Drug Applications (“NDAs”), and maintaining any such approvals;

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maintaining relationships with our third-party manufacturers and their ability to comply with current Good Manufacturing Practices (“cGMPs”), as well as timely making arrangements with our third-party manufacturers for, or establishing our own, commercial manufacturing capabilities at a cost and scale sufficient to support commercialization;

•	establishing sales, marketing and distribution capabilities and launching commercial sales of our product candidates, if and when approved, either alone or in collaboration with others;

•	obtaining, maintaining, protecting and enforcing patent and any potential trade secret protection or regulatory exclusivity for our product candidates;

•	maintaining an acceptable safety profile of our product candidates following regulatory approval, if any;

•	maintaining and growing an organization of people who can develop and, if approved, commercialize, market and sell our product candidates; and

•	acceptance of our product candidates, if approved, by patients, the medical community and third-party payors.

The success of our business, including our ability to finance our company and generate any revenue in the future, will depend on the successful development, regulatory approval and commercialization of our product candidates, which may never occur. In the future, we may also become dependent on other product candidates that we may develop or acquire; however, given our stage of development, it may be several years, if at all, before we have demonstrated the safety, purity, and potency (or efficacy) of a product candidate sufficient to warrant approval for commercialization. If we are unable to develop, or obtain regulatory approval for, or, if approved, successfully commercialize our product candidates, we may not be able to generate sufficient revenue to continue our business.

Preclinical development is uncertain. Our preclinical programs may experience delays or may never advance to clinical trials, which would adversely affect our ability to obtain regulatory approvals or commercialize these programs on a timely basis or at all, which would have an adverse effect on our business.

Before we can commence clinical trials for any product candidate, we may be required to complete extensive preclinical studies to support an IND in the United States or a similar application in other foreign jurisdictions. Conducting preclinical testing is a lengthy, time-consuming, and expensive process, and delays associated with product candidates for which we are directly conducting preclinical testing and studies may cause us to incur additional operating expenses. Although we have completed a Phase 1/2 clinical trial of MET-097i and have additional clinical trials ongoing, we cannot be certain of the timely completion or outcome for any ongoing or future preclinical testing and studies for our other product candidates, whether the outcome of our preclinical testing will ultimately support the further development of our other product candidates, or if the FDA or comparable foreign regulatory authorities will accept our proposed clinical programs. As a result, we cannot be sure that we will be able to submit INDs or similar applications for our preclinical programs on the timelines we expect, if at all, and we cannot be sure that submission of INDs or similar applications will result in the FDA or comparable foreign regulatory authorities allowing clinical trials to begin.

Clinical and preclinical development involves a lengthy and expensive process with an uncertain outcome, and the results of prior clinical trials and studies involving our product candidates are not necessarily predictive of our future results. Our product candidates may not show favorable results in preclinical studies or clinical trials or receive regulatory approval on a timely basis, if at all.

Drug and biologic product development is expensive and can take many years to complete, and its outcome is inherently uncertain. We cannot guarantee that any clinical trials or preclinical studies will be conducted as planned, including whether we are able to meet expected timeframes for data readouts, or completed on schedule, if at all, and failure can occur at any time during the trial or study process, including due to factors that are beyond our control. Despite promising preclinical or clinical results, any of our current or future product candidates can unexpectedly fail at any stage of clinical or preclinical development. The historical failure rate for product candidates in our industry is high.

The results from preclinical studies or clinical trials of any of our current and future product candidates, or a competitor’s product candidate in the same class, may not predict the results of later clinical trials of any of our current or future product candidates. Any of our current or future product candidates in later stages of clinical trials may fail to show the desired characteristics despite having progressed through preclinical studies and initial clinical trials. It is not uncommon to observe results in clinical trials that are unexpected based on preclinical studies and early clinical trials, and many product candidates fail in later stage clinical trials despite very promising early results.

Moreover, preclinical and clinical data may be susceptible to varying interpretations and analyses. A number of companies in the biopharmaceutical and biotechnology industries have suffered significant setbacks in clinical development even after achieving promising results in earlier studies. Such setbacks have occurred and may occur for many reasons, including, but not limited to: clinical sites and investigators may deviate from clinical trial protocols, whether due to lack of training or otherwise, and we may fail to detect any such deviations in a timely manner; patients may fail to adhere to any required clinical trial procedures, including any requirements for post-treatment follow-up; our product candidates may fail to demonstrate safety, purity or potency (or efficacy) in certain patient subpopulations, which has not been observed in earlier trials due to limited sample size, lack of analysis or otherwise; or our clinical trials may not adequately represent the patient populations we intend to treat, whether due to limitations in our trial designs or otherwise, such as where one patient subgroup is overrepresented in the clinical trial. There can be no assurance that we will not suffer similar setbacks despite the data we observed in earlier or ongoing studies. Based upon negative or inconclusive results, we or any current or any future collaborator may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials, which would cause us to incur additional operating expenses and delays and may not be sufficient to support regulatory approval on a timely basis or at all.

For the foregoing reasons, we cannot be certain that our ongoing and planned clinical trials and preclinical studies will be successful. Any safety concerns observed in any one of our clinical trials in our targeted indications could limit the prospects for regulatory approval of our product candidates in those and other indications, which could have a material adverse effect on our business, financial condition and results of operations.

Any difficulties or delays in the commencement or completion, or the termination or suspension, of our current or planned clinical trials or preclinical studies could result in increased costs to us, delay or limit our ability to receive approval for and commercialize any product candidates and generate revenue.

Before obtaining approval from regulatory authorities for the sale of any of our current or future product candidates, we must conduct extensive preclinical studies and clinical trials to demonstrate the safety, purity and potency (or efficacy) of our product candidates. In addition, before we can initiate clinical development for any future preclinical product candidates, we must submit the results of preclinical studies to the FDA or comparable foreign regulatory authorities along with other information, including information about product candidate CMC and our proposed clinical trial protocol, as part of an IND or similar regulatory submission to foreign regulatory authorities for clinical trials outside of the United States. The FDA or comparable foreign regulatory authorities may require us to conduct additional preclinical studies for any future product candidates before it allows us to initiate clinical trials under any IND or similar foreign regulatory submission, which may lead to delays or increase the costs of developing future product candidates.

Moreover, issues may arise that could cause regulatory authorities to suspend or terminate our ongoing or planned clinical trials. Any such delays in the commencement or completion, or the termination or suspension, of our ongoing and planned clinical trials or preclinical studies could significantly affect our product development timelines and product development costs.

We do not know whether our planned clinical trials or preclinical studies will begin on time or if our ongoing or future trials or studies will be completed on schedule, if at all. The commencement, data readouts and completion of clinical trials and preclinical studies can be delayed for a number of reasons, including delays related to:

•	inability to obtain animals or materials to initiate and generate sufficient preclinical, toxicology, or other in vivo or in vitro data to support the initiation or continuation of clinical trials;

•	obtaining authorization from regulatory authorities to commence a clinical trial or reaching a consensus with regulatory authorities on trial design;

•	the FDA or comparable foreign regulatory authorities disagreeing as to the design or implementation of our clinical trials;

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any failure or delay in reaching an agreement with CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	delays in identifying, recruiting, and training suitable clinical investigators;

•	obtaining approval from one or more institutional review boards (“IRBs”) or ethics committees (“ECs”) at clinical trial sites;

•	IRBs/ECs refusing to approve, suspending, or terminating the trial at an investigational site, precluding enrollment of additional patients, or withdrawing their approval of the trial;

•	changes to the clinical trial protocol;

•	clinical sites deviating from the trial protocol and dropping out of a trial;

•	failure by our CROs to perform an accordance with GCP requirements or applicable regulatory requirements or guidelines in other countries;

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obtaining sufficient quantities of any of our current or future product candidates, including in respect of any combination product candidates, and related raw materials or obtaining sufficient quantities of other materials needed for use in clinical trials and preclinical studies;

•	patients failing to enroll or remain in our trials at the rate we expect, or failing to return for post-treatment follow-up;

•	patients choosing alternative treatments for the indications for which we are developing any of our current or future product candidates, or participating in completing clinical trials;

•	lack of adequate funding to continue the clinical trials or preclinical studies or costs being greater than we anticipate;

•	patients experiencing severe or serious unexpected drug-related adverse effects;

•	occurrence of serious adverse events in trials of the same class of agents conducted by other companies that could be considered similar to any of our current or future product candidates;

•	selection of clinical endpoints that require prolonged periods of clinical observation or extended analysis of the resulting data;

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transfer of manufacturing processes to larger-scale facilities operated by third-party manufacturers, delays or failure by our third-party manufacturers or us to make any necessary changes to such manufacturing process, or failure of such third-party manufacturers to produce clinical trial materials in accordance with cGMP regulations or other applicable requirements; and

•	third parties being unwilling or unable to satisfy their contractual obligations in a timely manner.

Clinical trials must be conducted in accordance with the FDA and other applicable regulatory authorities’ legal requirements, regulations or guidelines, and are subject to oversight by these governmental agencies and ECs or IRBs at the medical institutions where the clinical trials are conducted. We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such trials are being conducted, by a data safety monitoring board for such trial or by the FDA or comparable foreign regulatory authorities. Such authorities may impose such a suspension, including a clinical hold, or termination due to a number of factors, including, among other reasons, failure to conduct the clinical trial in accordance with GCP and other regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or comparable foreign regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. In addition, changes in regulatory requirements and policies may occur, and we may need to amend clinical trial protocols to comply with these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for reexamination, which may impact the costs, timing or successful completion of a clinical trial.

Further, we and our collaborators are currently conducting, and we, our collaborators and any future collaborators may in the future conduct, clinical trials in foreign countries, which presents additional risks that may delay completion of our clinical trials. For example, we and our collaborators are currently conducting clinical trials in Canada. These risks include the failure of enrolled patients in foreign countries to adhere to clinical protocols as a result of differences in healthcare services or cultural customs, managing additional administrative burdens associated with foreign regulatory schemes, and political and economic risks relevant to such foreign countries, including war. See—“Risk Factors—We may conduct certain of our clinical trials for our product candidates outside of the United States. However, the FDA and foreign regulatory authorities may not accept data from such trials, which could materially harm our business.”

Moreover, principal investigators for our clinical trials have served and may in the future serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA or comparable foreign regulatory authorities. The FDA or comparable foreign regulatory authority may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA or comparable foreign regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA or comparable foreign regulatory authority, as the case may be, and may ultimately lead to the denial of regulatory approval of any of our current or future product candidates.

In addition, we may make formulation or manufacturing changes to any of our current or future product candidates, in which case we may need to conduct additional preclinical studies or clinical trials to bridge our current versions of any of our current or future product candidates to earlier versions. If we are unable to conduct such studies or trials, or if we otherwise fail to adequately bridge the current versions of our product candidates to earlier versions, then we may be unable to utilize any data we have gathered from studies or trials that evaluated such earlier versions in our planned regulatory submissions, which could delay our programs. For example, in future studies of any of our current or future product candidates, we may utilize materials produced by a different third-party manufacturer than the third-party manufacturer that produced MET-097i in our ongoing and planned studies, and we may be unable to demonstrate full comparability between lots produced by our current manufacturer and any future supplier. As a result, we may be required to gather additional data before we are able to submit a marketing application for MET-097i or any of our other current or future product candidates, if ever.

Many of the factors that cause, or lead to, the termination or suspension of, or a delay in the commencement or completion of, clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate. Any delays to our clinical trials that occur as a result could shorten any period during which we may have the exclusive right to commercialize any of our current or future product candidates. In such cases, our competitors may be able to bring products to market before we do, and the commercial viability of any of our current or future product candidates could be significantly reduced. Any of these occurrences may harm our business, financial condition, results of operations and prospects.

We may find it difficult to enroll patients in our clinical trials. If we encounter difficulties or delays enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

Successful and timely completion of clinical trials will require that we identify and enroll a specified and sufficient number of eligible patients to participate and remain in the trial until its conclusion for each of our clinical trials. We may not be able to initiate or continue certain clinical trials if we are unable to identify and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or comparable foreign regulatory authorities outside the United States. Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors, including the size and characteristics of the patient population, the process for identifying patients, the proximity and availability of clinical trial sites for prospective patients , the inclusion and exclusion criteria for the trial, the design of the clinical trial, our ability to recruit clinical trial investigators with the appropriate competencies and experience, and competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages and risks of the product candidates being studied in relation to other available therapies, including any new products that may be approved for the indications we are investigating as well as any product candidates under development. We will be required to identify and enroll a sufficient number of patients for each of our clinical trials, obtain and maintain patient consent for each patient enrolled, and monitor such patients adequately during and after treatment. Potential patients for any planned clinical trials may not be adequately diagnosed or identified with the diseases which we are targeting, which could adversely impact the outcomes of our trials and could have safety concerns for the potential patients. Potential patients for any planned clinical trials may also not meet the entry criteria for such trials.

Additionally, other pharmaceutical companies targeting obesity and overweight are recruiting clinical trial patients from these patient populations, which may make it more difficult to fully enroll our clinical trials. Our clinical trials will compete with marketed products that are available for use in the same disease areas as our product candidates, and other clinical trials for investigational product candidates in the same disease areas as our product candidates. This competition could reduce the number and types of patients available to us, because some patients who might have opted to enroll in our clinical trials may instead opt to receive an approved therapy or enroll in a trial being conducted by one of our competitors. The timing of our clinical trials depends, in part, on the speed at which we can recruit patients to participate in our trials, as well as completion of required follow-up periods. The eligibility criteria of our clinical trials, once established, may further limit the pool of available trial participants. If patients are unwilling or unable to participate in our trials for any reason, including the existence of concurrent clinical trials for similar target populations, the availability of approved therapies, or the fact that enrolling in our trials may prevent patients from taking a different product, or we otherwise have difficulty enrolling a sufficient number of patients, the timeline for recruiting patients, conducting trials and obtaining regulatory approval of any of our current or future product candidates may be delayed. Our inability to enroll a sufficient number of patients for any of our future clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether.

In addition, we rely on, and will continue to rely on, CROs and clinical trial sites to ensure proper and timely conduct of our clinical trials and preclinical studies. Though we have entered into agreements governing their services, we have limited influence over their actual performance. We cannot be certain that our assumptions used in determining expected clinical trial timelines are correct or that we will not experience delays or difficulties in enrollment, or be required by the FDA or other regulatory authority to increase our enrollment, which would result in the delay of completion of such trials beyond our expected timelines.

Use of any of our current or future product candidates could be associated with side effects, adverse events or other properties or safety risks, which could delay or preclude regulatory approval, cause us to suspend or discontinue clinical trials, abandon any of our current or future product candidates, limit the commercial profile of an approved label or result in other significant negative consequences that could severely harm our business, financial condition, results of operations and prospects.

Results of our, our collaborators’ or any future collaborators’ clinical trials could reveal a high and unacceptable severity and prevalence of expected or unexpected side effects or unexpected characteristics. Undesirable side effects caused by our product candidates when used alone or in combination with approved or investigational drugs could cause us or regulatory authorities or IRBs to interrupt, delay or halt clinical trials and could result in a more restrictive label, or lead to the delay or denial of regulatory approval by the FDA or comparable foreign regulatory authorities. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition, results of operations and prospects significantly.

Moreover, if any of our current or future product candidates are associated with undesirable side effects in clinical trials or demonstrate characteristics that are unexpected, we may elect to abandon their development or limit their development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective, which may limit the commercial expectations for such product candidate if approved. Additionally, adverse developments in clinical trials of product candidates conducted by others or adverse events associated with commercial products offered by others may cause the FDA or other regulatory oversight bodies to suspend or terminate our clinical trials or change the requirements for approval of any of our product candidates, or otherwise adversely affect the clinical and commercial development of our product candidates.

We may also be required to modify our development and clinical trial plans based on findings in our ongoing clinical trials or concerns of the FDA or other regulatory authorities. For example, the FDA has raised concerns regarding novel enteric coated absorption enhancing formulas for oral drugs, which could impact the development programs for our orally-administered product candidates.

It is possible that as we, our collaborators or any future collaborators test any of our current or future product candidates in larger, longer and more extensive clinical trials, including with different dosing regimens, or as the use of these product candidates becomes more widespread following any regulatory approval, more illnesses, injuries, discomforts and other adverse events than were observed in earlier trials, as well as new conditions that did not occur or went undetected in previous trials, may be discovered. If such side effects become known later in development or upon approval, if any, such findings may harm our business, financial condition, results of operations and prospects significantly.

In addition, we may study any of our current or future product candidates in combination with other therapies, which may exacerbate adverse events associated with such product candidate. If significant adverse events or other side effects are observed in any of our ongoing or planned clinical trials, we may have difficulty recruiting patients to the clinical trials, or we may be required to abandon the trials or our development efforts of that product candidate altogether. We, the FDA, other comparable foreign regulatory authorities or an IRB may suspend clinical trials of a product candidate at any time for various reasons, including a belief that subjects in such trials are being exposed to unacceptable health risks or adverse side effects. Even if the side effects do not preclude the product candidate from obtaining or maintaining regulatory approval, undesirable side effects may inhibit market acceptance due to tolerability concerns as compared to other available therapies. Any of these developments could materially harm our business, financial condition and prospects.

Additionally, if any of our product candidates receives regulatory approval, and we or others later identify undesirable side effects caused by such product, a number of potentially significant negative consequences could result. For example, the FDA could require us to adopt a Risk Evaluation and Mitigation Strategy (“REMS”) to ensure that the benefits of treatment with such product candidate outweigh the risks for each potential patient, which may include, among other things, a communication plan to health care practitioners, patient education, extensive patient monitoring or distribution systems and processes that are highly controlled, restrictive and more costly than what is typical for the industry. We or our collaborators may also be required to adopt a REMS or engage in similar actions, such as patient education, certification of health care professionals or specific monitoring, if we or others later identify undesirable side effects caused by any product that we develop alone. Other potentially significant negative consequences associated with adverse events include:

•	IRBs, ethics committees, or safety monitoring committees may recommend that enrollment or dosing be placed on hold or that additional safety measures be implemented for ongoing clinical trials;

•	we may be required to suspend marketing of a product, or we may decide to remove such product from the marketplace;

•	regulatory authorities may withdraw or change their approvals of a product;

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regulatory authorities may require additional warnings or contraindications on the label or limit access of a product to selective specialized centers with additional safety reporting and with requirements that patients be geographically close to these centers for all or part of their treatment;

•	we may be required to create a medication guide outlining the risks of a product for patients, or to conduct post-marketing studies;

•	we may be required to change the way a product is dosed, distributed, or administered, or conduct additional clinical trials;

•	we may be subject to limitations on how we may promote the product;

•	we could be subject to fines, injunctions, or the imposition of criminal or civil penalties, or be sued and held liable for harm caused to subjects or patients; and

•	a product may become less competitive, and our reputation may suffer.

Any of these events could diminish the usage or otherwise limit the commercial success of our product candidates and prevent us from achieving or maintaining market acceptance of our product candidates, if approved by the FDA or other regulatory authorities.

If any of our current or future product candidates receive regulatory approval, they may be subject to stringent labeling requirements, including the potential imposition of a boxed warning. A boxed warning, also known as a “Black Box” warning, is ordinarily used to highlight for prescribers one of the following situations: (1) There is an adverse reaction so serious in proportion to the potential benefit from the drug (e.g., a fatal, life threatening or permanently disabling adverse reaction) that it is essential that it be considered in assessing the risks and benefits of using the drug; (2) or there is a serious adverse reaction that can be prevented or reduced in frequency or severity by appropriate use of the drug (e.g., patient selection, careful monitoring, avoiding certain concomitant therapy, addition of another drug or managing patients in a specific manner, avoiding use in a specific clinical situation); or (3) FDA approved the drug with restrictions to ensure safe use because the FDA concluded that the drug can be safely used only if distribution or use is restricted.

The FDA has required the full prescribing information of other approved GLP-1 RAs, such as Wegovy and Zepbound, to carry a boxed warning regarding the risk of thyroid C-cell tumors. The boxed warnings state that semaglutide and tirzepatide, the active ingredients in Wegovy and Zepbound, respectively, cause thyroid C-cell tumors in rodents, but that it is unknown whether Wegovy and Zepbound cause thyroid C-cell tumors in humans. The boxed warnings for both drugs also indicate that they are contraindicated in patients with a personal or family history of medullary thyroid carcinoma or in patients with multiple endocrine neoplasia syndrome type 2. We expect that the label of our GLP-1 RA monotherapy or GLP-1 RA combination product candidates, if approved, may carry similar warnings.

If the FDA requires us to include a boxed warning in the prescribing information of any of our current or future product candidates, the inclusion of the boxed warning could adversely affect the market acceptance and commercial success of any of our current or future product candidates. The inclusion of a boxed warning could diminish the usage or otherwise limit the commercial success of our product candidates and prevent us from achieving or maintaining market acceptance of our product candidates, if approved by the FDA or other regulatory authorities.

We currently, and may in the future, conduct certain of our clinical trials for our product candidates outside of the United States. However, the FDA and foreign regulatory authorities may not accept data from such trials, which could materially harm our business.

We and our collaborators are currently conducting, and we, our collaborators and any future collaborators may in the future conduct clinical trials for any of our current or future product candidates outside the United States. The acceptance of study data from clinical trials conducted outside the United States or another jurisdiction by the FDA or comparable foreign regulatory authority may be subject to certain conditions or may not be accepted at all. For example, in cases where data from foreign clinical trials are intended to serve as the sole basis for regulatory approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless the data are applicable to the U.S. population and U.S. medical practice; the trials were performed by clinical investigators of recognized competence and pursuant to GCP regulations; and the data may be considered valid without the need for an on-site inspection by the FDA, or if the FDA considers such inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. In addition, even where the foreign study data are not intended to serve as the sole basis for approval, if the relevant study was not conducted pursuant to an IND, the FDA will not accept the data as support for a marketing application unless the study was conducted in accordance with GCP requirements and the FDA is able to validate the data from the study through an onsite inspection if deemed necessary. Many foreign regulatory authorities have similar requirements for clinical data gathered outside of their respective jurisdictions. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any comparable foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA or any comparable foreign regulatory authority does not accept such data from our clinical trials of any of our current or future product candidates, we would need to conduct additional trials, which could be costly and time-consuming, and which may not ultimately support approval in the applicable jurisdiction.

Conducting clinical trials outside the United States also exposes us to additional risks, including risks associated with:

•	foreign regulatory requirements;

•	foreign exchange fluctuations;

•	compliance with foreign manufacturing, customs, shipment, and storage requirements;

•	inconsistent standards for reporting and evaluating clinical data and adverse events;

•	diminished protection of intellectual property in some countries; and

•	public health concerns or political instability, civil unrest, war or similar events that may jeopardize our ability to commence, conduct or complete a clinical trial and evaluate resulting data.

Interim, topline and preliminary data from our clinical trials and preclinical studies that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose interim, topline or preliminary data from our clinical trials and preclinical studies, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We may also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the interim, topline or preliminary results that we report may differ from future results of the same studies or trials, or different conclusions or considerations may qualify such results once additional data have been received and fully evaluated. Topline and preliminary data also remain subject to audit and verification procedures that may result in the final data being materially different from the topline or preliminary data we previously published. As a result, topline and preliminary data should be viewed with caution until the final data are available. Interim data from clinical trials are further subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between interim, topline or preliminary data and final data could significantly harm our business prospects. Further, disclosure of interim data by us or by our competitors could result in volatility in the price of our common stock.

In addition, others, including regulatory authorities, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product, and our company in general. Moreover, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular drug, product candidate or our business. If the interim, topline or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for and commercialize any of our current or future product candidates may be harmed, which could harm our business, financial condition, results of operations and prospects.

The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time-consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

In the U.S., we are not permitted to market our product candidates in the U.S. until we receive regulatory approval of a BLA or an NDA from the FDA. The process of obtaining such regulatory approval is expensive, often takes many years following the commencement of clinical trials and can vary substantially based upon the type, complexity and novelty of the product candidates involved, as well as the target indications and patient population. Approval policies or regulations may change, and the FDA and comparable foreign regulatory authorities have substantial discretion in the approval process, including the ability to delay, limit or deny approval of a product candidate for many reasons. Despite the time and expense invested in clinical development of product candidates, regulatory approval of a product candidate is never guaranteed. Of the large number of drugs in development, only a small percentage successfully complete the FDA or foreign regulatory approval processes and are commercialized. We have not obtained regulatory approval for any product candidate, and it is possible that none of our existing product candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval.

Prior to obtaining approval to commercialize a product candidate in the U.S. or abroad, we must demonstrate with substantial evidence from adequate and well-controlled clinical trials, and to the satisfaction of the FDA or comparable foreign regulatory authorities, that such product candidates are safe and effective for their intended uses, and in the case of biological products in the U.S., that such product candidates are safe, pure and potent for their intended uses. Results from nonclinical studies and clinical trials can be interpreted in different ways. Even if we believe available nonclinical or clinical data support the safety, purity, potency, or safety and efficacy of our product candidates, such data may not be sufficient to obtain approval from the FDA and comparable foreign regulatory authorities. The FDA or comparable foreign regulatory authorities, as the case may be, may also require us to conduct additional preclinical studies or clinical trials for our product candidates either prior to or post-approval, or may object to elements of our clinical development program. We are developing certain product candidates that we believe will be regulated as combination products by the FDA and comparable regulatory authorities. Combination products require coordination within the FDA and comparable regulatory agencies for review of each of their components (e.g., drug, device, and/or biologic components) that would ordinarily require review by different centers within the FDA for their authorization as standalone products. Although the FDA and comparable foreign agencies have systems in place for the review of combination products, we may experience additional delays in the development and commercialization of our product candidates due to regulatory timing constraints and uncertainties in the product development and approval process. Moreover, although we anticipate that the drug or device component of any product candidates we develop will be reviewed in connection with the review of the underlying biologic license application, and that no separate marketing application for the drug or device component of such product candidates will be required where those components are expected to be marketed with the underlying biologic, the FDA or comparable regulatory authorities may disagree and require that we obtain a separate marketing authorization of the drug or device component, which could further delay or prevent marketing approval of such combination product candidates.

The FDA or comparable foreign regulatory authorities can delay, limit or deny approval of a product candidate for many reasons, including:

•	such authorities may disagree with the design or execution of our clinical trials;

•

negative or ambiguous results from our clinical trials or results may not meet the level of statistical significance, clinical significance, or persuasiveness required by the FDA or comparable foreign regulatory agencies for approval;

•	serious and unexpected drug-related side effects may be experienced by participants in our clinical trials or by patients using drugs similar to our product candidates;

•	the population studied in the clinical trial may not be sufficiently broad or representative to assure safety in the full population for which we seek approval;

•	such authorities may not accept clinical data from trials that are conducted at clinical facilities or in countries where the standard of care is potentially different from that of their own country;

•	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•	such authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

•	such authorities may disagree with us regarding the formulation, labeling and/or the product specifications of our product candidates;

•	approval may be granted only for indications that are significantly more limited than those sought by us, and/or may include significant restrictions on distribution and use;

•

such authorities may find deficiencies in the manufacturing processes or facilities of the third-party manufacturers with which we currently contract or which we may utilize in the future for clinical and commercial supplies;

•	the approval policies or regulations of such authorities or the laws they enforce may significantly change in a manner rendering our clinical data insufficient for approval; or

•	such authorities may not accept a submission due to, among other reasons, the content or formatting of the submission.

With respect to foreign markets, approval procedures vary among countries and, in addition to the foregoing risks, may involve additional product testing, administrative review periods and agreements with pricing authorities. In addition, even if we were to obtain approval, regulatory authorities may approve our product candidates for fewer or more limited indications than we request, may not approve the price we intend to charge for our products, may grant approval contingent on the performance of costly post-marketing clinical trials or other commitments, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

Additional time may be required to obtain marketing authorizations for any product candidates that we develop as biologic-device combination products.

We expect our current injectable product candidates will be regulated as combination products, as our therapeutic candidates will be administered by the patient using a disposable injector device marketed together with the therapeutic candidate, if approved, and in at least one case, we anticipate combining a drug and biologic candidate together for administration using a device. Development of a product candidate as a combination product candidate requires close coordination within the FDA and within comparable regulatory agencies for review of each of the drug, biologic, and device components that comprise the product and would typically be reviewed by different centers within the FDA if offered for use as standalone products. For example, the FDA’s review of a marketing application for a biologic-device combination that has a primary mode of action as a biologic would likely be subject to a biologics license application with the Center for Biologics Evaluation and Research as the lead center, with coordination with the Center for Devices and Radiological Health for the review of the device component. Although the FDA and comparable foreign agencies have or may have systems in place for the review and approval of such combination products, we may experience additional delays in the development and commercialization of such product candidates due to regulatory timing constraints and uncertainties in the product development and approval process. Moreover, although we anticipate that the device component of any combination product candidates we develop will be reviewed within the usual time frames expected for the marketing authorization application for underlying therapeutic candidate, and that no separate marketing application for the device components of such product candidates will be required in the United States, the FDA or comparable regulatory authorities may delay approval or require us to conduct additional studies with the device, which may delay the approval of the combination product.

Even if we obtain FDA approval for any of our product candidates in the United States, we may never obtain approval for or commercialize such candidates in any other jurisdiction, which would limit our ability to realize their full market potential.

In order to market any products in any particular jurisdiction, we must establish and comply with numerous and varying regulatory requirements on a country-by-country basis regarding safety and efficacy. Approval by the FDA in the United States does not ensure approval by regulatory authorities in other countries or jurisdictions. However, the failure to obtain approval in one jurisdiction may negatively impact our ability to obtain approval elsewhere. In addition, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not guarantee regulatory approval in any other country.

Approval processes vary among countries and can involve additional product testing and validation, as well as additional administrative review periods. Seeking foreign regulatory approval could result in difficulties and increased costs for us and require additional preclinical studies or clinical trials which could be costly and time-consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. We do not have any product candidates approved for sale in any jurisdiction, including in international markets, and we do not have experience in obtaining regulatory approval in international markets. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approvals in international markets are delayed, our target market will be reduced and our ability to realize the full market potential of any product we develop will be unrealized.

Even if we receive regulatory approval for any product candidate, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense, and we may be subject to penalties if we fail to comply with regulatory requirements.

For any regulatory approvals that we may receive for our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, sampling, import, export and recordkeeping for our product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, including both federal and state requirements in the United States and requirements of comparable foreign regulatory authorities, as well as ongoing compliance with cGMPs and GCPs for any clinical trials. The holder of an NDA or BLA also must submit supplemental applications and obtain prior approval for certain changes to the approved product, product labeling, or manufacturing process.

Manufacturers of drug and biological products and their facilities are subject to continual review and periodic, unannounced inspections by the FDA and other regulatory authorities for compliance with cGMPs and other applicable regulations and standards. Accordingly, we will need to continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control. Manufacturers and other parties involved in the supply chain must also meet chain of distribution requirements and build electronic, interoperable systems for product tracking and tracing and for notifying the FDA of counterfeit, diverted, stolen, and intentionally adulterated products or other products that are otherwise unfit for distribution in the United States.

In addition, any regulatory approvals we may receive will require the submission of periodic reports to regulatory authorities and ongoing surveillance to monitor the safety and efficacy of the product. Such approvals may also contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, and may include burdensome post-approval study or risk management requirements. For example, the FDA may require a REMS as a condition of approval of our product candidates, which could include requirements for a medication guide, physician training and communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools.

If we or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facilities where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. This may also result in revisions to the approved labeling to add new safety information, imposition of post-marketing studies or clinical trials to assess new safety risks, or imposition of distribution restrictions or other restrictions under a REMS program. In addition, failure to comply with FDA and other comparable foreign regulatory requirements may subject our company to administrative or judicially imposed sanctions, including:

•	restrictions on the marketing or manufacturing of our products, withdrawal of the product from the market or voluntary or mandatory product recalls;

•	restrictions on product distribution or use, or requirements to conduct post-marketing studies or clinical trials;

•	fines, restitutions, disgorgement of profits or revenues, warning letters, untitled letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications submitted, or suspension or revocation of approvals;

•	revisions to the labeling, including limitations of use or requirements for additional warnings, contraindications, or other safety information, including boxed warnings;

•	product seizures or detentions, or refusal to permit the import or export of our products; and

•	injunctions or the imposition of civil or criminal penalties.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and generate revenue and could require us to expend significant time and resources in response and could generate negative publicity.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be promulgated that could prevent, limit or delay marketing authorization of any product candidates we develop. The U.S. Supreme Court’s July 2024 decision to overturn prior established case law giving deference to regulatory agencies’ interpretations of ambiguous statutory language has introduced uncertainty regarding the extent to which the FDA’s regulations, policies and decisions may become subject to increasing legal challenges, delays, and/or changes. We also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may be subject to enforcement action and we may not achieve or sustain profitability.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

The FDA and other regulatory agencies strictly regulate marketing, labeling, advertising, and the promotional claims that may be made about prescription products, such as any of our current or future product candidates, if approved. In particular, a product may not be promoted for uses that are not approved by the FDA or other regulatory agencies as reflected in the product’s approved labeling. If we receive regulatory approval for any of our current or future product candidates, physicians may prescribe, in their independent professional medical judgment, legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Physicians may believe that such off-label uses are the best treatment for some patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict a manufacturer’s communications about off-label use of their products. Similar requirements apply in foreign jurisdictions. If we are found to have promoted such off-label uses, we may become subject to significant liability. The U.S. federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The government has also required companies to enter into consent decrees or imposed permanent injunctions under which specified promotional conduct is changed or curtailed. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA-approved labeling. If we cannot successfully manage the promotion of any of our current or future product candidates, if approved, we could become subject to significant liability, which would materially adversely affect our business and financial condition.

Disruptions at the FDA, the SEC, and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner, or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could have a negative impact on our business.

The ability of the FDA or foreign regulatory authorities to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also prolong the time necessary for new drugs or biologics to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC, and other government employees and stop critical activities. If a prolonged government shutdown were to occur, it could significantly affect the ability of the FDA to review and process our regulatory submissions in a timely manner, which could have a material adverse effect on our business.

Risks Related to Our Reliance on Third Parties

We rely on third parties to conduct our clinical trials and preclinical studies. If these third parties do not successfully carry out their contractual duties, comply with applicable regulatory requirements, or meet expected deadlines, any of our current or future product candidates and our ability to seek or obtain regulatory approval for or commercialize any of our current or future product candidates may be delayed.

We are dependent on third parties to conduct our clinical trials and preclinical studies. Specifically, we rely on, and intend to continue to rely on, medical institutions, clinical investigators, CROs and consultants to conduct our preclinical studies and clinical trials in accordance with our clinical protocols and applicable regulatory requirements. These CROs, investigators and other third parties play a significant role in the conduct and timing of these trials and subsequent collection and analysis of data. While we have and will have agreements governing the activities of our third-party contractors, we have limited influence over their actual performance. Nevertheless, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards and requirements, and our reliance on our CROs and other third parties does not relieve us of our regulatory responsibilities. In addition, we and our CROs are required to comply with GLP requirements, as applicable, for certain preclinical studies, as well as GCP requirements, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for any of our current and future clinical trials of product candidates. Regulatory authorities enforce these requirements through periodic inspections of laboratories conducting GLP studies, trial sponsors, principal investigators and trial sites. If we, our investigators, or any of our CROs or trial sites fail to comply with applicable GLP or GCP or other requirements, the clinical data generated in our preclinical studies or clinical trials may be deemed unreliable, the statistical analysis and robustness of our datasets could be compromised, and the FDA or comparable foreign regulatory authorities may require us to perform additional preclinical studies or clinical trials before approving our marketing applications, if ever. Further, our clinical trials must be conducted with investigational products produced in accordance with cGMP regulations. Failure to comply with these regulations may require us to repeat clinical trials, which would delay the development and regulatory approval process.

Furthermore, these CROs and investigators are not our employees, and we will not be able to control, other than by contract, the amount of resources, including time, which they devote to our product candidates and clinical trials. There is no guarantee that any of our CROs, investigators or other third parties will devote adequate time and resources to such trials or studies or perform as contractually required. If any of these third parties fail to meet expected deadlines, adhere to our clinical protocols or meet regulatory requirements, or otherwise perform in a substandard manner, our clinical trials may be extended, delayed or terminated. In addition, many of the third parties with whom we contract may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other development activities that could harm our competitive position.

Our CROs have the right to terminate their agreements with us in the event of an uncured material breach and under other specified circumstances. If any of our relationships with these third parties terminate, we may not be able to enter into arrangements with alternative third parties on commercially reasonable terms, in a timely manner or at all. Switching or adding additional CROs, investigators and other third parties involves additional cost and requires our management’s time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we work to carefully manage our relationships with our CROs, investigators and other third parties, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition, results of operations and prospects.

We currently rely on third parties for the manufacture and shipping of our product candidates for clinical development, which increases the risk that we will not have sufficient quantities of our current or future product candidates or such quantities at an acceptable cost, which could delay, prevent, or impair our development or commercialization efforts.

We currently rely on third parties for the manufacture and shipping of our product candidates for clinical development. Reliance on third-party manufacturers may expose us to different risks than if we were to manufacture product candidates ourselves. The facilities used by our third-party manufacturers to manufacture any of our current or future product candidates must be approved for the manufacture of such product candidate by the FDA and any comparable foreign regulatory authority pursuant to inspections that will be conducted after we submit a marketing application to the FDA or any comparable submission to a foreign regulatory authority. We do not currently control the manufacturing process of, and are completely dependent on, third-party manufacturers for compliance with cGMP requirements for manufacture of products. There can be no assurance that our clinical product supplies will not be limited, interrupted, terminated, or will be of satisfactory quality or be available at acceptable prices. If we or these third-party manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or any comparable foreign regulatory authority, we and these third-party manufacturers will not be able to secure and/or maintain regulatory approval for our manufacturing facilities.

In addition, we have no control over the ability of third-party manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or any comparable foreign regulatory authority does not authorize the manufacture of any of our current or future product candidates at these facilities or if it withdraws any such authorization in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market any of our current or future product candidates, if approved. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, seizures or recalls of any of our current or future product candidates, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of any of our current or future product candidates.

Our or a third party’s failure to execute on our manufacturing requirements on commercially reasonable terms, in a timely manner and in compliance with cGMP or other regulatory requirements could adversely affect our business in a number of ways, including:

•	an inability to initiate or continue clinical trials of any of our current or future product candidates, or a hold on clinical trials of any of our current or future product candidates;

•	delay in submitting marketing applications, or receiving regulatory approvals, for any of our current or future product candidates;

•	subjecting third-party manufacturing facilities to additional inspections by regulatory authorities;

•	requirements to cease development or to recall batches of any of our current or future product candidates; and

•	in the event of approval to market and commercialize any of our current or future product candidates, an inability to meet commercial demands for any of our current or future product candidates.

In addition, we have entered into a supply agreement with Amneal Biopharma Solutions Private Limited, a subsidiary of Amneal Pharmaceuticals, Inc. (“Amneal”). Pursuant to the agreement, Amneal will serve as our preferred supply partner of our product candidates for developed markets, including the United States and Europe, and will develop, manufacture, and supply certain drug substances and oral and injectable drug products for us for clinical and commercial use. We believe this agreement will provide us with sufficient capacity to satisfy our initial commercialization efforts for any of our current or future product candidates, if approved. Pursuant to the agreement, we will provide funding in support of the construction of two new greenfield manufacturing facilities in India, one for the manufacture of drug substances (peptide synthesis) and one for drug products (sterile fill-finish manufacturing), which Amneal will use to manufacture peptide drug substances and injectable peptide products for us, itself and its other customers. There can be no assurance that the new facilities will be completed and if completed, that the facilities will provide us with sufficient capacity to satisfy our commercialization efforts, that we will recoup the extent of our funding and investment in the new facilities, or that we or a regulator will find the facility to be in compliance with applicable regulatory or product requirements. Further, the successful completion of the facilities is subject to financial and operational risks of Amneal which is beyond our control. See “Business—Licensing, Partnerships and Collaborations” for additional information.

Other than our agreement with Amneal, we do not have any long-term commitments or commercial supply agreements with our third-party manufacturers. We may be unable to establish any other long-term supply agreements with third-party manufacturers or to do so on acceptable terms or at all, which increases the risk of failing to timely obtain sufficient quantities of our product candidates or such quantities at an acceptable cost. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•	failure of third-party manufacturers to comply with regulatory requirements and maintain quality assurance;

•	breach of the manufacturing agreement by the third party;

•	failure to manufacture our product according to our specifications;

•	failure to obtain adequate raw materials and other materials required for manufacturing;

•	failure to manufacture our product according to our schedule or at all;

•	failure to successfully scale up manufacturing capacity, if required;

•	misappropriation of our proprietary information, including our trade secrets and know-how; and

•	termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.

Further, any of our current and future product candidates that we may develop may compete with other product candidates and products for access to manufacturing facilities.

Any performance failure on the part of our existing or future manufacturers, suppliers or vendors could delay clinical development or regulatory approval, and any related remedial measures may be costly or time-

consuming to implement. In addition, there are a limited number of manufacturers capable of manufacturing NuSH analog peptides, such as GLP-1 RAs, and therefore any need to switch third-party manufacturers may result in development and commercialization delays and increase our operating costs. For example, the high prevalence of obesity and overweight, and the high interest in approved NuSH analog peptides, has contributed to drug shortages for Wegovy and Zepbound. If our existing or future third-party manufacturers and suppliers cannot perform as agreed or cannot fulfill our commercial supply requirements, we may be required to replace such manufacturers or suppliers and we may be unable to replace them on a timely basis or at all. If we later switch third-party manufacturers, we may be unable to demonstrate comparability between lots produced previously and those produced by such new third-party manufacturers, in which case we may be required to gather additional data utilizing material produced by such new third-party manufacturers before we are able to submit a BLA, NDA or similar marketing application for our product candidates, if ever.

As a result, our current and anticipated future dependence upon others for the manufacture of any of our current or future product candidates may adversely affect our future profit margins and our ability to commercialize any products that receive regulatory approval on a timely and competitive basis.

We have entered into license and collaboration agreements, and may in the future enter into further strategic alliances, to maximize the potential of our product candidates, and we may not realize the anticipated benefits of such collaborations or alliances. We may continue to form collaborations or alliances in the future with respect to any of our current or future product candidates, but may be unable to do so or to realize the potential benefits of such transactions, which may cause us to alter or delay our development and commercialization plans.

We have entered into license and collaboration agreements, and may in the future seek to enter into collaborations, joint ventures, additional licenses and other similar arrangements for the development or, if approved, commercialization of any of our current and future product candidates due to capital costs required to develop or commercialize such product candidates or otherwise. For example, we have entered into a supply agreement with Amneal and license agreements with D&D Pharmatech Inc (“D&D”), and Imperial College of Science, Technology and Medicine (“Imperial College”) pursuant to which, for the latter two agreements, we have exclusive and worldwide rights to develop and commercialize our product candidates. For a more complete description of these agreements, see the section titled “Business—Licensing, Partnerships and Collaborations.” We may not be successful in our efforts to establish or maintain collaborations because our research and development pipeline may be insufficient, future product candidates may be deemed to be at too early of a stage of development for collaborative effort or third parties may not view any of our current or future product candidates as having the requisite potential to demonstrate safety and potency (or efficacy), or significant commercial opportunity.

We may have conflicts with our current or future collaborators, such as conflicts concerning the interpretation of preclinical or clinical data, the achievement of milestones, the interpretation of contractual obligations, payments for services, development obligations, or the ownership of intellectual property developed during our collaboration. Moreover, a collaborator with marketing and distribution rights to one or more products may not commit sufficient resources to the marketing and distribution of such product or products. If any conflicts arise with any of our collaborators, such collaborator may act in a manner that is adverse to our best interests. Any such disagreement could result in one or more of the following, each of which could delay or prevent the development or commercialization of our product candidates, and in turn prevent us from generating revenue: disputes regarding milestone payments or royalties; uncertainty regarding ownership of intellectual property rights arising from our collaborative activities, which could prevent us from entering into additional collaborations; unwillingness by the collaborator to cooperate in the development or manufacture of a product candidate, including providing us with data or materials; unwillingness on the part of a collaborator to keep us informed regarding the progress of its development and commercialization activities or to permit public disclosure of the results of those activities; initiating of litigation or alternative dispute resolution options by either party to resolve the dispute; or attempts by either party to terminate the agreement.

In addition, we face significant competition in seeking appropriate strategic partners, and the negotiation process can be time-consuming and complex. Even if we are successful in our efforts to establish or maintain such collaborations, the terms that we agree upon may not be favorable to us. As a result, we may need to relinquish valuable rights to our future revenue streams, research and development programs, intellectual property, any of our current or future product candidates, or grant licenses on terms that may not be favorable to us, as part of any such arrangement, and such arrangements may restrict us from entering into additional agreements with other potential collaborators. In addition, our current collaborations limit, and potential future collaborations may limit, our control over the amount and timing of resources that our collaborators will dedicate to the development or commercialization of any of our current or future product candidates. Our ability to generate revenue from these arrangements will depend on any current or future collaborators’ abilities to successfully perform the functions assigned to them in these arrangements. We cannot be certain that, following a collaboration, license, or strategic transaction, we will achieve an economic benefit that justifies such transaction, and such transaction may not yield additional development product candidates for our pipeline. Furthermore, we may not be able to maintain such collaborations if, for example, the development or approval of any of our current or future product candidates are delayed, the safety of any such product candidate is questioned, or the sales of any of our current or future product candidates, if approved, are unsatisfactory.

In addition, future collaborations may be terminable by our collaborators and strategic partners, and we may not be able to adequately protect our rights under these agreements. Furthermore, strategic partners may negotiate for certain rights to control decisions regarding the development and, if approved, commercialization of any of our current or future product candidates, and may not conduct those activities in the same manner as we do. Any termination of our current collaborations or collaborations we enter into in the future, or any delay in entering into collaborations related to any of our current or future product candidates, could delay the development and, if approved, commercialization of such product candidates, and reduce their competitiveness if they reach the market, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor or other third party will discover them or that our trade secrets will be misappropriated or disclosed.

Because we currently rely on third parties to manufacture our product candidates and to perform quality testing, we must, at times, share our proprietary technology and confidential information, including trade secrets, with them. We seek to protect our proprietary technology, in part, by entering into confidentiality agreements, and, if applicable, material transfer agreements, collaborative research agreements, service agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors or other third parties, are intentionally or inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets and despite our efforts to protect our trade secrets, a competitor’s or other third party’s discovery of our proprietary technology and confidential information or other unauthorized use or disclosure of such technology or information would impair our competitive position and may have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks Related to Commercialization of Our Product Candidates

We face significant competition from entities that have made substantial investments into developing novel treatment for patients with obesity and overweight, including large pharmaceutical companies with approved therapies in our current indications, and biopharmaceutical, specialty pharmaceutical and biotechnology companies developing novel treatments and technology platforms.

The development and commercialization of therapies for the treatment of obesity and overweight is highly competitive. Our product candidates, if approved, will face significant competition, including from well-established, currently marketed therapies that have been developed by large, well-known pharmaceutical companies, and our failure to demonstrate a meaningful improvement to the existing standard of care may prevent us from achieving significant market penetration. In particular, there is intense competition in the obesity and overweight field, especially with the advent of GLP-1 RAs, such as Wegovy, marketed by Novo Nordisk, and Zepbound, marketed by Eli Lilly. There are numerous other companies that have commercialized or are developing treatments for obesity and overweight that we will compete with, including Amgen, AstraZeneca, Boehringer Ingelheim, Merck, QL Biopharma, Roche, Structure Therapeutics, Viking Therapeutics and Zealand Pharma. While we believe that our platform and our knowledge, experience and scientific resources provide us with competitive advantages, we face competition from these companies and other major pharmaceutical and biotechnology companies, including specialty pharmaceutical companies, and academic institutions, governmental agencies and public and private research institutions, among others.

Many of these aforementioned products have been marketed for several years and are well established among physicians, patients, guidelines and third-party payers, creating potential adoption challenges for new entrants, such as requiring demonstration of incremental value or benefits and/or reduction of healthcare system costs. These challenges will impact current and future products as they look to enter or expand the market.

We anticipate that we will continue to face increasing competition as new therapies and combinations thereof, and related data, emerge. Competitors, independently or through collaboration, are developing products that potentially directly compete with our current of future product candidates and which may be a longer lasting or a more efficacious treatment, or receive FDA or other applicable regulatory approval more rapidly than any of our current or future product candidates. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other applicable regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. In addition, our ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of generic products. There are generic products currently on the market for certain of the indications that we are pursuing and additional products are expected to become available on a generic basis over the coming years. If our product candidates are approved, we expect that they will be priced at a significant premium over competitive generic products.

Many of our current or potential competitors, either alone or with their collaboration partners, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Moreover, many of these aforementioned competing products have been marketed for several years and are well established among physicians, patients and guidelines. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified management and other personnel and establishing clinical trial sites and participants registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Any product candidates for which we intend to seek approval as biologic products may face competition sooner than anticipated.

The Biologics Price Competition and Innovation Act of 2009 (“BPCIA”) established an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency (or efficacy) of its product.

We believe that certain of our product candidates, such as MET-097i, if approved as a biological product under a BLA, or a combination of MET-097i and MET-233i, should qualify for the 12-year period of reference product exclusivity. However, there is a risk that this exclusivity could be shortened due to Congressional action or otherwise, or that the FDA will not consider our product candidates to be reference products for competing products, potentially creating the opportunity for biosimilar competition sooner than anticipated. Moreover, the extent to which a biosimilar, once approved, could be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products will depend on a number of marketplace and regulatory factors continue to develop. In addition, we plan to develop MET-097i in combination with MET-233i, which we believe will be regulated as a combination drug-biologic product, given that MET-233i is regulated as a small molecule and would be subject to an NDA if we pursued approval for this product candidate as a monotherapy, and MET-097i is regulated as a biologic and would be subject to a BLA if we pursued approval for this product candidate as a monotherapy. Although we believe that the combination will be subject to a BLA, if our combination drug-biologic product is approved and is deemed not eligible for 12 years of exclusivity under the BPCIA, we will be subject to competition sooner than anticipated. If competitors are able to obtain marketing approval for biosimilars referencing our products, our products may become subject to competition from such biosimilars, with the attendant competitive pressure and consequences.

The commercial success of any of our current or future product candidates will depend upon the degree of market acceptance of such product candidates by physicians, patients, healthcare payors and others in the medical community.

Even if any of our current or future product candidates receive regulatory approval, they may not gain market acceptance among physicians, patients, healthcare payors or others in the medical community. The commercial success of any of our current or future product candidates will depend significantly on the broad adoption and use of the resulting product by these individuals and organizations for approved indications. The degree of market acceptance of our products will depend on a number of factors, including:

•	demonstration of clinical efficacy and safety, including as compared to any more-established products or other alternative products that may later be approved;

•	the indications for which any of our current or future product candidates are approved, if any;

•	the limitation of our targeted patient population and other limitations or warnings contained in any FDA-approved labeling;

•	acceptance of a new drug for the relevant indication by healthcare providers and their patients;

•	the pricing and cost-effectiveness of our products, as well as the cost of treatment with our products in relation to alternative treatments and therapies;

•

our ability to obtain and maintain sufficient third-party coverage and adequate reimbursement from government healthcare programs, including Medicare and Medicaid, private health insurers and other third-party payors;

•	the price concessions required by third-party payors to obtain coverage;

•	the willingness of patients to pay all, or a portion of, out-of-pocket costs associated with our products in the absence of sufficient third-party coverage and adequate reimbursement;

•	any restrictions on the use of our products, and the prevalence and severity of any adverse effects;

•	potential product liability claims;

•	the timing of market introduction of our products as well as availability, safety and efficacy of competitive drugs;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the effectiveness of our or any current or future collaborators’ sales and marketing strategies; and

•	unfavorable publicity relating to the product, or favorable publicity about competitive products.

If any of our current or future product candidates is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors or patients, we may not generate sufficient revenue from that product and may not become or remain profitable. Our efforts to educate the medical community and third-party payors regarding the benefits of our products may require significant resources and may never be successful.

The successful commercialization of any of our current or future product candidates, if approved, will depend in part on the extent to which governmental authorities and health insurers establish coverage, adequate reimbursement levels and favorable pricing policies.

The availability of coverage and the adequacy of reimbursement by governmental healthcare programs such as Medicare and Medicaid, private health insurers and other third-party payors are essential for most patients to be able to afford prescription medications such as any of our current or future product candidates, if approved. Our ability to achieve coverage and acceptable levels of reimbursement for our products by third-party payors will have an effect on our ability to successfully commercialize those products. Accordingly, we will need to successfully implement a coverage and reimbursement strategy for any approved product candidate. Even if we obtain coverage for a given product by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments or other cost-sharing that patients find unacceptably high.

If we participate in the Medicaid Drug Rebate Program or other governmental pricing programs, in certain circumstances, our products would be subject to ceiling prices set by such programs, which could reduce the revenue we may generate from any such products. Participation in such programs would also expose us to the risk of significant civil monetary penalties, sanctions and fines should we be found to be in violation of any applicable obligations thereunder.

Third-party payors increasingly are challenging prices charged for biopharmaceutical products and services, and many third-party payors may refuse to provide coverage and reimbursement for particular drugs when an equivalent generic drug or a less expensive therapy is available. It is possible that a third-party payor may consider our products as substitutable and offer to reimburse patients only for a less expensive competitor product. Even if we are successful in demonstrating improved efficacy or improved convenience of administration with our products, pricing of existing drugs may limit the amount we will be able to charge for our products. These payors may deny or revoke the reimbursement status of a given product or establish prices for new or existing marketed products at levels that are too low to enable us to realize an appropriate return on our investment in product development. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize our products and may not be able to obtain a satisfactory financial return on products that we may develop.

There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products. In the United States, third-party payors, including private and governmental payors, such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs will be covered. Some third-party payors may require pre-approval of coverage or implement prior authorization or step therapy programs for new or innovative devices or drug therapies before they will reimburse patients who use such therapies, which may be time-consuming or costly for patients and lead to a reduction in revenue. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for any of our current or future product candidates.

Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. We cannot be sure that reimbursement will be available for any product candidate that we commercialize and, if reimbursement is available, the level of reimbursement. In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs.

Obtaining and maintaining reimbursement status is time-consuming, costly and uncertain. The Medicare and Medicaid programs increasingly are used as models for how private payors and other governmental payors develop their coverage and reimbursement policies for drugs. However, no uniform policy for coverage and reimbursement for products exists among third-party payors in the United States. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Furthermore, rules and regulations regarding reimbursement change frequently, and, in some cases, at short notice, and we believe that changes in these rules and regulations are likely. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe and other countries has and will continue to put pressure on the pricing and usage of any of our current or future product candidates, if approved in these jurisdictions. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. Other countries allow companies to fix their own prices for medical products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our products. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our products. We expect to experience pricing pressures in connection with the sale of any of our products due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative and regulatory changes. The downward pressure on healthcare costs in general, and prescription drugs, surgical procedures and other treatments in particular, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. See “Risks Related to Our Business Operations and Industry—Current and future U.S. healthcare reform legislation or regulation may increase the difficulty and cost for us to obtain coverage for and commercialize any of our current or future product candidates and may adversely affect the prices we may set” below for additional related information.

Economic uncertainty may reduce patient demand for any of our current or future product candidates, if approved, which may adversely affect our business, financial condition and results of operations.

To the extent that any of our current or future product candidates are approved for indications that are not covered by or reimbursable through governmental authorities and health insurers, patients will bear the entire cost of our products. The decision to undergo therapy using our products for non-covered indications is thus driven by patient demand, which may be influenced by a number of factors, such as:

•	the success of our sales and marketing programs, including our consumer marketing initiatives;

•	the extent to which physicians recommend our products, if approved, to their patients;

•	consumer sentiment about the benefits and risks of obesity and overweight drugs generally and our products, if approved, in particular, including satisfaction of patient expectations;

•	the cost, safety and effectiveness of our products, if approved, in comparison to other obesity and overweight drugs; and

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general consumer confidence, which may be impacted by economic and political conditions. Economic downturns in the United States and international markets would likely have an adverse effect on demand for our products, if approved.

Our business, financial condition and results of operations will be adversely affected if we cannot generate significant patient demand for our products, if approved.

If we receive regulatory approvals for any of our current or future product candidates, we may face substantial competition from compounding pharmacies.

Under the FDCA the FDA has oversight over the compounding of human drug products without an approved drug application. Compounding is a practice in which a licensed pharmacist, a licensed physician, or, in the case of an outsourcing facility, a person under the supervision of a licensed pharmacist, combines, mixes, or alters ingredients of a drug to create a medication tailored to the needs of an individual patient.

Section 503A of the FDCA establishes conditions under which compounded human drug products are exempt from certain requirements of the FDCA, including prior approval of an NDA, compliance with cGMPs, and labeling requirements, provided that the drug is compounded on the basis of receipt of valid patient-specific prescriptions and meets other requirements. Section 503B of the FDCA established conditions for a new category of compounders known as outsourcing facilities, which may compound a drug without marketing approval, but are subject to cGMP requirements and other obligations. Subject to these conditions, outsourcing facilities may distribute compounded drugs either pursuant to patient-specific prescriptions or in response to an order from a health care provider, such as a hospital, that is not for an identified individual patient (e.g., for office stock).

Section 503A of the FDCA restricts compounding drugs that are essentially copies of commercially available drugs, but certain amounts are permissible under the law as long as the compounding is not done “regularly or in inordinate amounts.” However, all other conditions of Section 503A must be met, including that the compounding is done on the basis of a valid prescription for an individual patient. When a drug is on the FDA’s drug shortage list, meaning that the demand or projected demand for the drug within the United States exceeds the supply of the drug, that drug is not considered to be “commercially available” such that the limitation on compounding “essentially copies” is lifted. The FDA intends to consider a compounded drug product to be essentially a copy of a commercially available drug if it has the same API, has the same, similar, or an easily substitutable dosage strength; and can be used by the same route of administration.

Outsourcing facilities registered under Section 503B are also restricted from making essentially a copy of an FDA-approved drug, but this limitation is lifted for identical or nearly identical copies of an FDA-approved drug if that drug is on the FDA’s drug shortage list. When a drug is on the FDA’s drug shortages list, an outsourcing facility regulated under Section 503B of the FDCA can use a bulk drug substance, also known as an API, to make that drug. The FDA considers a compounded drug to be essentially a copy of a commercially available drug under Section 503B if the compounded drug product and the FDA-approved drug have the same API, route of administration, dosage form, strength, and excipients.

A number of GLP-1 products have been identified on the FDA shortage list, allowing for “essentially copies” of these drugs to be compounded by outsourcing facilities, and where applicable, 503A compounders, and sold to meet demand. For example, tirzepatide and semaglutide, the active ingredients in Zepbound and Wegovy, respectively, have been on the FDA’s drug shortage list, and compounding facilities have or continue to compound these drugs. These compounded formulations of GLP-1 products are generally less expensive than the branded, approved products, so could be a more attractive option for patients, particularly where not covered and reimbursed by third party payors.

Although the FDA recently announced that the shortage of tirzepatide has resolved, the FDA was recently challenged in a lawsuit brought by the compounding industry regarding this decision, and the FDA agreed not to enforce against compounders while it reconsiders whether tirzepatide remains in shortage. Even if the FDA ultimately decides to remove a product from the shortage list, this action may not immediately clear the market of compounded versions of the product, which could present a competitive threat to us if we obtain approval for our product candidates. Moreover, even though the FDCA does not allow for compounded versions of biologics, and we expect many of our product candidates to be regulated as biologics, we could nevertheless face competition from compounded, less expensive versions of other GLP-1 products, such as tirzepatide or semaglutide.

The immediate availability of compounded versions of GLP-1 products may impact our pricing strategy and market penetration, and undermine our ability to establish a strong market position. Furthermore, any adverse events or quality issues associated with compounded versions of these products could negatively impact the perception of our product. These competitive pressures could materially and adversely affect our business and financial condition.

If the market opportunities for any of our current or future product candidates are smaller than we believe they are, our revenue may be adversely affected, and our business may suffer.

The precise incidence and prevalence for all the conditions we aim to address with our product candidates are unknown. Our projections of both the number of people who have these conditions and their associated diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our product candidates, are based on our beliefs and estimates. These estimates have been derived from a variety of sources, including sales of our competitors, our own market insights, internal market intelligence and internally generated data and assumptions, scientific literature, surveys of clinics, patient foundations or market research. Market opportunity estimates, whether obtained or derived from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Further, new clinical trials may change the estimated incidence or prevalence of these diseases. The total addressable market across all of our product candidates will ultimately depend upon, among other things, the diagnosis criteria included in the final label for each of our product candidates approved for sale for these indications, the ability of our product candidates to improve on the safety, convenience, cost and efficacy of competing therapies or therapies in development, acceptance by the medical community and patients, drug pricing and reimbursement. The number of patients in the United States and other major markets and elsewhere may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our product candidates or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect our business, financial condition, results of operations and prospects. Further, even if we obtain significant market share for our product candidates, because some of our potential target populations are very small, we may never achieve profitability despite obtaining such significant market share.

We currently have no marketing and sales organization and have no experience as a company in commercializing products, and we may need to invest significant resources to develop these capabilities.

We have no internal sales, marketing or distribution capabilities, nor have we ever commercialized a product. If any of our current or future product candidates ultimately receive regulatory approval, we must build a marketing and sales organization with technical expertise and supporting distribution capabilities to commercialize each such product in major markets, which will be expensive and time-consuming, or collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems.

We have no prior experience as a company with the marketing, sale or distribution of biopharmaceutical products and there are significant risks involved in the building and managing of a sales organization, including our ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. We may not be able to enter into collaborations or hire consultants or external service providers to assist us in sales, marketing and distribution functions on acceptable financial terms, or at all. In addition, our product revenue and our profitability, if any, may be lower if we rely on third parties for these functions than if we were to market, sell and distribute any products that we develop ourselves; such third parties may fail to devote the necessary resources and attention to sell and market our products effectively. There can be no assurance that we will be able to develop in-house sales and distribution capabilities or establish or maintain relationships with third-party collaborators to commercialize any product in the United States or overseas. If we are not successful in commercializing our products, either on our own or through arrangements with one or more third parties, we may not be able to generate any future product revenue and we would incur significant additional losses.

Our future growth may depend, in part, on our ability to operate in foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

Our future growth may depend, in part, on our ability to develop and commercialize any of our current or future product candidates in foreign markets. We are not permitted to market or promote any of our current or future product candidates before we receive regulatory approval from applicable regulatory authorities in foreign markets, and we may never receive such regulatory approvals for any of our current or future product candidates. To obtain separate regulatory approval in many other countries we must comply with numerous and varying regulatory requirements regarding safety and efficacy and governing, among other things, clinical trials, commercial sales, pricing and distribution of any of our current or future product candidates. Approval procedures may be more onerous than those in the United States and may require that we conduct additional preclinical studies or clinical trials. If we obtain regulatory approval of any of our current or future product candidates and ultimately commercialize our products in foreign markets, we would be subject to additional risks and uncertainties, including:

•	different regulatory requirements for approval of drugs in foreign countries;

•	reduced protection for intellectual property rights;

•	the existence of additional third-party patent rights of potential relevance to our business;

•	compliance with export control and import laws and regulations and changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

•	foreign reimbursement, pricing, and insurance regimes;

•	workforce uncertainty in countries where labor unrest is common;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geopolitical actions, including war and terrorism, public health pandemics or epidemics, or natural disasters including earthquakes, typhoons, floods and fires.

Risks Related to Our Business Operations and Industry

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.

Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including, but not limited to:

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the timing and cost of, and level of investment in, research, development, regulatory approval, and commercialization activities relating to any of our current or future product candidates, which may change from time to time, including the need to conduct unanticipated clinical trials or trials that are larger or more complex than anticipated;

•	our ability to enroll patients in clinical trials and the timing of enrollment;

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the timing and success or failure of preclinical studies or clinical trials for any of our current or future product candidates or competing product candidates, or any other change in the competitive landscape of our industry, including consolidation among our competitors or partners;

•	coverage and reimbursement policies with respect to any of our current or future product candidates, if approved, and potential future drugs that compete with our products;

•	the cost of manufacturing any of our current or future product candidates, which may vary depending on the quantity of production and the terms of our agreements with third-party manufacturers;

•	expenditures that we may incur to acquire, in-license, develop, or commercialize additional product candidates;

•	the level of demand for any approved products, which may vary significantly and be difficult to predict;

•	our ability to commercialize any of our current or future product candidates, if approved, inside and outside of the United States, either independently or working with third parties;

•	our ability to establish and maintain collaborations, licensing or other arrangements;

•	potential unforeseen business disruptions that increase our costs or expenses;

•	future accounting pronouncements or changes in our accounting policies; and

•	the timing and amount of any milestone, royalty or other payments payable by us or due to us under any collaboration, licensing or other similar agreement.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance.

This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated revenue or earnings guidance we may provide.

Our success is dependent on our ability to attract and retain highly qualified management and other clinical and scientific personnel.

Our success depends in part on our continued ability to attract, recruit, retain, manage and motivate highly qualified management, clinical, and scientific personnel, and we face significant competition for experienced personnel. We are highly dependent upon our senior management, as well as our senior scientists and other members of our management team. The loss of services of any of these individuals could delay or prevent the successful development of our product pipeline, initiation or completion of our clinical trials and preclinical studies, regulatory approvals or the commercialization of any of our current or future product candidates. Although we have executed offer letters with certain key members of our senior management team, these agreements are terminable at will with or without notice and, therefore, we may not be able to retain their services as expected. We do not currently maintain “key person” life insurance on the lives of our executives or any of our employees. This lack of insurance means that we may not have adequate compensation for the loss of the services of these individuals.

In addition, employment candidates and existing employees often consider the value of the stock awards they receive in connection with their employment. If the perceived benefits of our stock awards decline, either because we are a public company or for other reasons, it may harm our ability to recruit and retain highly skilled employees. Our employees may be more likely to leave us if the shares they own have significantly appreciated in value relative to the original purchase prices of the shares, or if the exercise prices of the options that they hold are significantly below the market price of our common stock, particularly after the expiration of the lock-up agreements described herein.

We will need to expand and effectively manage our managerial, operational, financial and other resources in order to successfully pursue our clinical development and commercialization efforts. We may not be successful in maintaining our unique company culture and continuing to attract or retain qualified management, clinical, and scientific personnel in the future due to the intense competition for qualified personnel among biopharmaceutical, biotechnology and other businesses. Our industry has experienced a high rate of turnover of management personnel in recent years. If we are not able to attract, integrate, retain and motivate necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development objectives, our ability to raise additional capital and our ability to implement our business strategy.

We will need to grow our organization, and we may experience difficulties in managing our growth and expanding our operations, which could adversely affect our business.

As of March 21, 2025, we had 82 full-time and 6 part-time employees. As our development and commercialization plans and strategies develop, and as we operate as a public company, we expect to expand our employee base for managerial, operational, financial and other resources. In addition, we have limited experience in manufacturing and commercialization. As our product candidates enter and advance through preclinical studies and clinical trials, we will need to expand our development and regulatory capabilities and may enter into additional collaborations or strategic partnerships with third parties that bring late-stage clinical development and commercialization expertise, infrastructure and the resources as we enter pivotal trials for any of our current or future product candidates. In the future, we expect to have to manage additional relationships with collaborators or partners, suppliers and other organizations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, reporting systems and procedures. We may not be able to implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. Our inability to successfully manage our growth and expand our operations could adversely affect our business, financial condition, results of operations and prospects.

We may expend our limited resources to pursue a particular product candidate in specific indications and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we focus our development efforts on certain selected product candidates in certain selected indications. For example, we are initially focused on the development of NuSH analog peptides targeting GLP-1, amylin, GIP or GCG, either as monotherapy or in a variation of combinations, for obesity and overweight. As a result, we may forgo or delay pursuit of opportunities with other product candidates, or other indications for our existing product candidates that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future development programs and product candidates for specific indications may not yield any commercially viable product candidates. At any time, we may decide to discontinue the development or commercialization of any of our products or product candidates for a variety of reasons, including the appearance of new technologies that render our product obsolete, competition from a competing product, or changes in or inability to comply with applicable regulatory requirements. If we terminate a program in which we have invested significant resources, we will not receive any return on our investment and we will have missed the opportunity to allocate those resources to potentially more productive uses. In addition, if we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

We are subject to various U.S. federal, state and foreign healthcare laws and regulations, which could increase compliance costs, and our failure to comply with these laws and regulations could harm our reputation, subject us to significant fines and liability or otherwise adversely affect our business.

Our business operations and current and future arrangements with investigators, healthcare professionals, consultants, marketing personnel, third-party payors, patient organizations and customers expose us to broadly applicable foreign, federal and state fraud and abuse and other healthcare laws and regulations. These laws may constrain the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute any products for which we obtain regulatory approval. Such laws include:

•	the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or providing any remuneration (including any kickback, bribe or certain rebates), directly or indirectly, overtly or covertly, in cash or in kind, in return for, either the referral of an individual or the purchase, lease, or order, or arranging for or recommending the purchase, lease, or order of any good, facility, item or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act or federal civil monetary penalties (discussed below);

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the federal false claims laws, including the civil False Claims Act, and civil monetary penalties laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, to the federal government, claims for payment or approval that are false or fraudulent, knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim, or from knowingly making or causing to be made a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. Manufacturers can be held liable under the federal False Claims Act even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The federal False Claims Act also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the federal False Claims Act and to share in any monetary recovery;

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the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) which imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the Centers for Medicare & Medicaid Services (“CMS”) information related to payments and other “transfers of value” made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain non-physician practitioners (physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, anesthesiology assistants and certified nurse-midwives), and teaching hospitals and other healthcare providers, as well as ownership and investment interests held by physicians and their immediate family members;

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federal price reporting laws, which require manufacturers to calculate and report complex pricing metrics to government programs, where such reported prices may be used in the calculation of reimbursement and/or discounts on approved products; and

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; some state laws require biopharmaceutical companies to comply with the biopharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; some state laws that require biopharmaceutical companies to report information on the pricing of certain drug products; and some state and local laws that require the registration or pharmaceutical sales representatives.

Efforts to ensure that our current and future business arrangements both internally and with third parties will comply with applicable healthcare and privacy laws and regulations will involve ongoing substantial costs. It is possible that governmental authorities will conclude that our business practices, including certain consulting agreements we have entered into with physicians who are paid, in part, in the form of stock or stock options, may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. Due to the breadth of these laws, the narrowness of statutory exceptions and regulatory safe harbors available, and the range of interpretations to which they are subject, it is possible that some of our current or future practices might be challenged under one or more of these laws. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government-funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations. Defending against any such actions can be costly and time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. Further, if any of the physicians or other healthcare providers or entities with whom we expect to do business are found not to be in compliance with applicable laws or regulations, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs.

Current and future U.S. healthcare reform legislation or regulation may increase the difficulty and cost for us to obtain coverage for and commercialize any of our current or future product candidates and may adversely affect the prices we may set.

In the United States and some foreign jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system, including cost-containment measures that may reduce or limit coverage and reimbursement for newly approved drugs and affect our ability to profitably sell any of our current or future product candidates for which we obtain regulatory approval. In particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that seek to reduce healthcare costs and improve the quality of healthcare.

For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 was enacted in the United States. The ACA established an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents; extended manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations; expanded eligibility criteria for Medicaid programs; expanded the entities eligible for discounts under the 340B drug pricing program; increased the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program; created a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; established a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research, along with funding for such research; and established a Center for Medicare & Medicaid Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending.

Since its enactment, there have been executive, judicial and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. For example, beginning April 1, 2013, Medicare payments to providers were reduced under the sequestration required by the Budget Control Act of 2011, which will remain in effect through the 2032 fiscal year, unless additional Congressional action is taken. Due to the Statutory Pay-As-You-Go Act of 2010, estimated budget deficit increases resulting from the American Rescue Plan Act of 2021, and subsequent legislation, Medicare payments to providers will be further reduced starting in 2025 absent further legislation. Additionally, on January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. On March 11, 2021, the American Rescue Plan Act of 2021 was signed into law, which eliminated the statutory cap on the Medicaid drug rebate, beginning January 1, 2024. The rebate was previously capped at 100% of a drug’s average manufacturer price. Further, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs. Such scrutiny has resulted in several recent congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient assistance programs, and reform government program reimbursement methodologies for products.

On August 16, 2022, President Biden signed the Inflation Reduction Act of 2022 (the “IRA”) into law. This statute marks the most significant action by Congress with respect to the pharmaceutical industry since adoption of the ACA in 2010. Among other things, the IRA (i) directs the Department of Health and Human Services (“HHS”) to negotiate the price of certain high-expenditure, single-source drugs and biologics covered under Medicare; (ii) imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation; (iii) reduces the out-of-pocket cap for Medicare Part D beneficiaries to $2,000 starting in 2025. The IRA permits the Secretary of HHS to implement many of these provisions through guidance, as opposed to regulation, for the initial years. HHS has and will continue to issue and update guidance as these programs are implemented. On August 29, 2023, HHS announced the list of the first ten drugs that will be subject to price negotiations. The implementation of the IRA is currently subject to ongoing litigation that challenges the constitutionality of the IRA’s drug price negotiation program provisions. The outcome of this litigation as well as the effects of the IRA on the pharmaceutical industry cannot yet be fully determined but is likely to be significant. Additional drug pricing proposals could appear in future legislation.

At the state level, state governments have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, financial condition, results of operations and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. These measures could reduce the ultimate demand for any of our current and future product candidates, if approved, or put pressure on our product pricing, which could negatively affect our business, financial condition, results of operations and prospects.

We expect that these existing laws and other healthcare reform measures both at the federal and state level that may be adopted in the future may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors.

Our revenue prospects could be affected by changes in healthcare spending and policy in the United States and abroad. We operate in a highly regulated industry and new laws, regulations or judicial decisions, or new interpretations of existing laws, regulations or decisions, related to healthcare availability, the method of delivery or payment for healthcare products and services could negatively impact our business, operations and financial condition. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

•	the demand for our current or future product candidates, if we obtain regulatory approval;

•	our ability to set a price that we believe is fair for our products;

•	our ability to obtain coverage and reimbursement approval for a product;

•	our ability to generate revenue and achieve or maintain profitability;

•	the level of taxes that we are required to pay; and

•	the availability of capital.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit, delay or cease commercialization of our products.

We face an inherent risk of product liability as a result of the clinical trials of any of our current and future product candidates and will face an even greater risk if we commercialize any of our current or future product candidates, if approved. For example, we may be sued if any of our current or future product candidates allegedly cause injury or are found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product candidate, negligence, strict liability and a breach of warranties. Claims may be brought against us by clinical trial participants, patients or others using, administering or selling products that may be approved in the future. Claims could also be asserted under state consumer protection acts.

If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit, delay or cease the commercialization of our products. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for our products;

•	injury to our reputation and significant negative media attention;

•	withdrawal of clinical trial participants;

•	costs to defend the related litigation;

•	a diversion of our management’s time and our resources;

•	substantial monetary awards to trial participants or product recipients;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	significant negative financial impact;

•	the inability to commercialize any of our current or future product candidates; and

•	a decline in our stock price.

We currently hold approximately $10.0 million in product liability insurance coverage in the aggregate. We may need to increase our insurance coverage as we expand our clinical trials or if we commence commercialization of any of our current or future product candidates. Insurance coverage is increasingly expensive. Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of any of our current or future product candidates. Although we will maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies will also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

Our insurance policies are expensive and protect us from only some business risks, which will leave us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include property, general liability, employee benefits liability, commercial automobile, workers’ compensation, transportation and storage, cyber liability, clinical trials, directors’ and officers’ and employment practices insurance. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. No assurance can be given that an insurance carrier will not seek to cancel or deny coverage after a claim has occurred. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our business, financial condition, results of operations and prospects.

We and our service providers may be subject to a variety of data protection, privacy and security obligations, including laws, regulations, standards and contractual provisions, which could increase compliance costs, and our actual or perceived failure to comply with such laws and obligations could subject us to potentially significant liability, fines or penalties and otherwise harm our business.

We and our service providers maintain a large quantity of sensitive information, including confidential business, employee and health-related information, and are subject to laws and regulations governing the privacy and security of such information. The global data protection landscape is rapidly evolving, and we and our service providers may be affected by or subject to existing, amended, or new laws and regulations in the future, as our operations continue to expand or if we operate in foreign jurisdictions. These laws and regulations may be subject to differing interpretations, thus creating potentially complex compliance issues for us and our service providers, strategic partners and future customers. The cost of compliance with these laws, regulations and standards is high and is likely to increase in the future. Any failure or perceived failure by us to comply with federal, state or foreign laws or regulations, our internal policies and procedures or our contracts governing our processing of personal information could result in negative publicity, government investigations and enforcement actions, claims by third parties and damage to our reputation, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

As our operations and business grow, we may become subject to or affected by new or additional data protection laws and regulations and face increased scrutiny or attention from regulatory authorities. In the United States, numerous federal and state laws and regulations, including health information privacy laws, data breach notification laws and consumer protection laws, that govern the collection, use, storage, transfer, disclosure, protection and other processing of health-related and other personal information could apply to our operations or the operations of our collaborators and third-party providers. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data and CROs) that are subject to privacy and security requirements under HIPAA. Consequently, depending on the facts and circumstances, we could be subject to significant penalties if we knowingly receive individually identifiable health information from a HIPAA-covered healthcare provider, research institution, or CRO that has not satisfied HIPAA’s requirements for disclosure of individually identifiable health information.

In addition, certain state laws govern the privacy and security of health-related and other personal information, many of which may differ from each other and from HIPAA, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. By way of example, the California Consumer Privacy Act, as amended by the California Privacy Rights Act, collectively, the CCPA, requires covered businesses that process the personal information of California residents to, among other things: (i) provide certain disclosures to California residents regarding the business’s collection, use, and disclosure of their personal information; (ii) receive and respond to requests from California residents to access, delete, and correct their personal information, or to opt out of certain disclosures of their personal information; and (iii) enter into specific contractual provisions with service providers that process California resident personal information on the business’s behalf. Additional compliance investment and potential business process changes may be required. Similar laws have been passed in other states, and are continuing to be proposed at the state and federal level, reflecting a trend toward more stringent privacy legislation in the United States. In addition to these comprehensive consumer privacy laws and proposals, a number of other states have passed or proposed more limited privacy laws that focus on specific privacy issues such as biometric data and the privacy of health and medical information, such as Washington state’s My Health My Data Act, which has a private right of action that further increases the relevant compliance risk. Connecticut and Nevada have also passed similar laws regulating consumer health data. These various privacy and security laws may impact our business activities, including our identification of research subjects, relationships with business partners and ultimately the marketing and distribution of our products. State laws are changing rapidly and there is discussion in the U.S. Congress of a new comprehensive federal data privacy law to which we may likely become subject, if enacted. In the event that we are subject to or affected by HIPAA, the CCPA or other domestic privacy and data protection laws, any liability from failure to comply with the requirements of these laws could adversely affect our financial condition.

We are subject to the United Kingdom General Data Protection Regulation (the “UK GDPR”) and may in the future be subject to the European Union equivalent of the same (the “EU GDPR”) together with the UK GDPR, the GDPR. The GDPR, together with national legislation, regulations and guidelines of the European Economic Area (“EEA”) member states and the UK governing the processing of personal data, impose strict obligations and restrictions on the ability to collect, analyze and transfer personal data. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including providing notice to the individuals to whom the personal data relates regarding data processing activities, implementing safeguards to protect the privacy and security of personal data, implementing processes to handle requests from individuals to exercise their data protection rights, maintaining records of our processing activities and to document data protection impact assessments where there is high risk processing, providing notification of data breaches in certain circumstances, and taking certain measures when engaging third-party processors or sub-processors. Companies that are subject to the GDPR face compliance obligations and risk, including regulatory enforcement and potential fines for noncompliance of up to £17.5 million (€20 million) or 4% of the annual global revenues of the noncompliant company, whichever is greater.

Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, and the efficacy and longevity of current transfer mechanisms between the EEA, and the United States remains uncertain. Case law from the Court of Justice of the European Union (the “CJEU”) states that reliance on the standard contractual clauses—a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism—alone may not necessarily be sufficient in all circumstances and that transfers must be assessed on a case-by-case basis. On July 10, 2023, the European Commission adopted its Adequacy Decision in relation to the new EU-US Data Privacy Framework (the “DPF”) rendering the DPF effective as a GDPR transfer mechanism to U.S. entities self-certified under the DPF. The DPF can be used for transfers outside of the UK through its UK Extension. We expect the existing legal complexity and uncertainty regarding international personal data transfers to continue. In particular, the DPF Adequacy Decision has already been challenged and international data transfers to the United States and to other jurisdictions may continue to be subject to enhanced scrutiny by regulators. As a result, we may need to make certain operational changes and implement revised EU standard contractual clauses and other relevant documentation for those data transfers within required time frames, particularly if we decided to conduct clinical trials in the EU. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.

Compliance with U.S. and international data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, store, use, transfer, disclose and otherwise process data, update our data privacy and security policies and procedures, or in some cases, impact our ability to operate in certain jurisdictions. Failure by us or our collaborators and our service providers to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include civil or criminal penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business. Moreover, clinical trial subjects about whom we or our potential collaborators obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose such information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend, could result in adverse publicity and adversely affect our business, financial condition, results of operations and prospects.

Our information technology systems, or those of any of our third-party service providers, may fail or suffer security incidents, breaches, or compromises and other disruptions, which could result in a material disruption of our development programs, compromise sensitive information related to our business or prevent us from accessing critical information, potentially exposing us to liability or otherwise adversely affecting our business.

In the ordinary course of business, we collect, store and transmit confidential information (including but not limited to intellectual property, proprietary and confidential business information and personal information). Our information technology systems and those of our third-party service providers, strategic partners and other contractors or consultants are vulnerable to attack, damage and interruption from computer viruses and malware (e.g. ransomware), malicious code, natural disasters, terrorism, war, telecommunication and electrical failures, hacking, cyberattacks, phishing attacks and other social engineering schemes, employee theft or misuse, human error, fraud, denial or degradation of service attacks, sophisticated nation-state and nation-state-supported actors or unauthorized access or use by persons inside our organization, or persons with access to systems inside our organization. In addition, attacks upon information technology systems are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives and expertise. Furthermore, because the techniques (including artificial intelligence) used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security incidents that may remain undetected for an extended period. Even if identified, we may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence.

We and certain of our service providers are from time to time subject to cyberattacks, security incidents, breaches or compromises. While we do not believe that we have experienced any material system failure, accident or security breach to date, if any such event, whether actual or perceived, were to occur, it could impact our reputation and/or operations, cause us to incur significant costs, including legal expenses, harm customer confidence, hurt our expansion into new markets, cause us to incur remediation costs, or cause us to lose existing customers. For example, the loss of clinical trial data from clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. We also currently rely on a third party to manufacture our product candidates, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any actual or perceived disruption or security incident affects our systems (or those of our third-party collaborators, service providers, contractors or consultants) or were to result in a loss of or accidental, unlawful or unauthorized access to, use of, release of, or other processing of personally identifiable information, or damage to, our confidential or proprietary data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability, the further development and commercialization of any of our current or future product candidates could be delayed, and we could be subject to significant fines, penalties or liabilities for any noncompliance to certain privacy and security laws.

We have also outsourced elements of our information technology infrastructure, and as a result a number of third-party vendors may or could have access to our confidential information. If our third-party vendors fail to protect their information technology systems and our confidential and proprietary information, we may be vulnerable to disruptions in service and unauthorized access to our confidential or proprietary information and we could incur liability and reputational damage. If the information technology systems of our third-party vendors and other contractors and consultants become subject to disruptions or security breaches, incidents, or compromises, we may have insufficient recourse against such third parties and we may have to expend significant resources to mitigate the impact of such an event, and to develop and implement protections to prevent future events of this nature from occurring. Some of the federal, state and foreign government requirements include obligations of companies to notify individuals of security breaches involving particular categories of personally identifiable information, which could result from incidents experienced by us or by our vendors, contractors, or organizations with which we have formed strategic relationships. Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. Although we currently hold cybersecurity insurance, the costs related to significant security breaches or disruptions could be material and cause us to incur significant expenses and we cannot guarantee that such insurance will continue to be available on acceptable terms or in amounts sufficient to cover the potentially significant losses that may result for a security incident or breach.

Our business is subject to risks arising from pandemics and epidemic diseases.

The COVID-19 worldwide pandemic presented substantial public health and economic challenges and affected our employees, patients, physicians and other healthcare providers, communities and business operations, as well as the U.S. and global economies and financial markets. Any future pandemic or epidemic disease outbreaks, if they were to occur, could disrupt the supply chain and the manufacture or shipment of drug substances and finished drug products for any of our current or future product candidates for use in our, our collaborators’ or any future collaborators’ clinical trials and research and preclinical studies and, delay, limit or prevent our employees and CROs from continuing research and development activities, impede our clinical trial initiation and recruitment and the ability of patients to continue in clinical trials, alter the results of the clinical trial based on participants contracting the disease or otherwise increasing the number of observed adverse events, impede testing, monitoring, data collection and analysis and other related activities, any of which could delay our preclinical studies and clinical trials and increase our development costs, and have a material adverse effect on our business, financial condition, results of operations and prospects. Any future pandemic or epidemic disease outbreak could also potentially further affect the business of the FDA or other foreign regulatory authorities, which could result in delays in meetings related to our planned clinical trials, as well have an adverse impact on global economic conditions which could have an adverse effect on our business and financial condition, including impairing our ability to raise capital when needed.

Our business could be affected by litigation, government investigations and enforcement actions.

We currently operate in a number of jurisdictions in a highly regulated industry and we could be subject to litigation, government investigation and enforcement actions on a variety of matters in the United States or foreign jurisdictions, including, without limitation, intellectual property, regulatory, product liability, environmental, whistleblower, false claims, privacy, anti-kickback, anti-bribery, securities, commercial, employment and other claims and legal proceedings that may arise from conducting our business. Any determination that our operations or activities are not in compliance with existing laws or regulations could result in the imposition of fines, civil and criminal penalties, exclusion from participation in government-funded healthcare programs, such as Medicare and Medicaid, equitable remedies, including disgorgement, injunctive relief and/or other sanctions against us, and remediation of any such findings could have an adverse effect on our business operations.

Legal proceedings, government investigations and enforcement actions can be expensive and time-consuming. An adverse outcome resulting from any such proceedings, investigations or enforcement actions could result in significant damages awards, fines, penalties, exclusion from the federal healthcare programs, healthcare debarment, injunctive relief, product recalls, reputational damage and modifications of our business practices, which could have a material adverse effect on our business, financial condition, results of operations and prospects. Even if such a proceeding, investigation or enforcement action is ultimately decided in our favor, the investigation and defense thereof could require substantial financial and management resources.

Our employees and independent contractors, including collaborators, principal investigators, CROs, consultants and vendors, may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk that our employees and independent contractors, including collaborators, principal investigators, CROs, consultants and vendors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violate: (i) the laws and regulations of the FDA and other comparable foreign regulatory requirements, including those laws that require the reporting of true, complete and accurate information to such authorities, (ii) manufacturing standards, including cGMP requirements, (iii) federal and state data privacy, security, fraud and abuse and other healthcare laws and regulations in the United States and abroad, (iv) laws that require the true, complete and accurate reporting of financial information or data, or (v) laws that prohibit insider trading. Activities subject to these laws also involve the improper use or misrepresentation of information obtained in the course of clinical trials, the creation of fraudulent data in our or our collaborators’ preclinical studies or clinical trials, or illegal misappropriation of drug product, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and financial results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgements, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, imprisonment, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws and curtailment of our operations, any of which could adversely affect our business, financial condition, results of operations and prospects.

We may engage in strategic transactions that could impact our liquidity, increase our expenses, and present significant distractions to our management.

We have in the past, and may in the future consider strategic transactions, such as acquisitions of companies, asset purchases, and out-licensing or in-licensing of intellectual property, products or technologies. Additional potential transactions that we may consider in the future include a variety of business arrangements, including spin-offs, strategic partnerships and collaborations, joint ventures, restructurings, divestitures, business combinations, and investments. We may not be able to find suitable partners or acquisition candidates, and we may not be able to complete such transactions on favorable terms, if at all.

Any future transactions could increase our near and long-term expenditures, result in potentially dilutive issuances of our equity securities, including our common stock, or the incurrence of debt, contingent liabilities, amortization expenses or acquired in-process research and development expenses, any of which could affect our financial condition, liquidity and results of operations. Future acquisitions may also require us to obtain additional financing, which may not be available on favorable terms or at all. These transactions may never be successful and may require significant time and attention of our management. For example, in September 2023, we acquired 100% of the equity interests in Zihipp Ltd., a biopharmaceutical company developing peptide hormones for diabetes and obesity treatments. In addition, the integration of any business that we may acquire in the future may disrupt our existing business and may be a complex, risky and costly endeavor for which we may never realize the full benefits. Furthermore, we may experience losses related to investments in other companies, including as a result of failure to realize expected benefits or the materialization of unexpected liabilities or risks, which could have a material negative effect on our results of operations and financial condition. Accordingly, although there can be no assurance that we will undertake or successfully complete any additional transactions of the nature described above, any additional transactions that we do complete could have a material adverse effect on our business, financial condition, results of operations and prospects.

Public opinion and scrutiny of treatments for obesity and overweight may impact public perception of our company and product candidates, or may adversely affect our ability to conduct our business and our business plans.

Public perception may be influenced by claims, such as claims that our product candidates are unsafe, unethical or immoral and, consequently, our approach may not gain the acceptance of the public or the medical community. Negative public reaction to treatments for obesity and overweight in general could result in greater government regulation and stricter labeling requirements of products to treat these chronic conditions, including our product candidates, if approved, and could cause a decrease in the demand for any product candidates we may develop. For example, severe adverse events observed with GLP-1 RAs include, but are not limited to, acute pancreatitis, acute gallbladder disease, acute kidney injury and worsening of diabetic retinopathy. Such side effects associated with GLP-1 receptor or GLP-1/GIP receptor targeting treatments may negatively impact public perception of us or our incretin-based product candidates. Adverse public attitudes may also adversely impact our ability to enroll clinical trials. Moreover, our success will depend upon physicians specializing in the treatment of those diseases that our product candidates target prescribing, and their patients being willing to receive, treatments that involve the use of our product candidates in lieu of, or in addition to, existing treatments they are already familiar with and for which greater clinical data may be available. Adverse events in our clinical trials, even if not ultimately attributable to our product candidates, and the resulting publicity could result in withdrawal of clinical trial participants, increased governmental regulation, unfavorable public perception, potential regulatory delays in the testing or approval of our product candidates, stricter labeling requirements for those product candidates that are approved and a decrease in demand for any such product candidates. More restrictive government regulations or negative public opinion could have an adverse effect on our business, financial condition, results of operations and prospects, and may delay or impair the development and, if approved, commercialization of our product candidates or demand for any products we may develop.

Our ability to use net operating loss carryforwards and other tax attributes may be limited.

We have incurred substantial losses during our history, do not expect to become profitable in the near future and may never achieve profitability. As of December 31, 2024 and 2023, we had $31.0 million and $13.0 million, respectively, in gross federal net operating loss (“NOL”) carryforwards and as of December 31, 2024 and 2023, we had $52.8 million and $0.4 million in foreign NOL carryforwards, respectively. NOL carryforwards may be available to offset our future taxable income, if any. Our NOL carryforwards and other tax attributes are subject to expiration, review and possible adjustment by the Internal Revenue Service (“IRS”) and state tax authorities.

In addition, under Section 382 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) our federal NOL carryforwards may be or become subject to an annual limitation in the event we have had or have in the future an “ownership change.” For these purposes, an “ownership change” generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. Although we believe there have been one or more ownership changes resulting from past transactions, we have not determined the amount of the cumulative change in our ownership resulting from our initial public offering or other transactions, or any resulting limitations on our ability to utilize our NOL carryforwards and other tax attributes. However, we believe that our ability to utilize our NOL carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes that resulted from our initial public offering. If we earn taxable income, such limitations could result in increased future income tax liability to us and our future cash flows could be adversely affected.

We have recorded a full valuation allowance related to our NOL carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

Risks Related to Our Intellectual Property

If we or our licensors are unable to obtain, maintain, defend and enforce patent or other intellectual property protection for any of our current or future product candidates or technology, or if the scope of the patent or other intellectual property protection obtained is not sufficiently broad, our competitors or other third parties could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize any of our current or future product candidates may be adversely affected.

We rely, and may in the future rely, upon a combination of patent, trade secret and know-how for any of our current and future product candidates, and proprietary technologies to prevent third parties from exploiting our achievements, thus eroding our competitive position in our market. These legal measures afford only limited protection, and competitors or others may gain access to or use our intellectual property and proprietary information. Our success depends in large part on our ability to obtain, maintain, expand, enforce, and defend the scope, ownership or control, validity and enforceability of our intellectual property protection in the United States and other countries with respect to any of our current and future product candidates and other proprietary technologies we may develop. We generally seek, and may in the future seek, to protect our proprietary position, in part, by filing patent applications in the United States and abroad relating to any of our current and future product candidates and technology, manufacturing processes and methods of use. We may also seek to protect our proprietary position by acquiring or further in-licensing relevant issued patents or pending patent applications from third parties. We will endeavor to seek additional patent protection to cover proprietary features of our product candidates and novel discoveries that are important to our business. Some of our in-licensed patent families were drafted, filed, and prosecuted by our licensors and even where we now control the right to prosecution under the applicable license agreements, we are still required to solicit input and consider comments from such licensors. Additionally, some of our patent families are in an early stage of prosecution and cannot be enforced against third parties practicing the technology claimed in such applications unless, and until, patents are issued from such applications, and then only to the extent the issued claims cover the third parties’ activities. If we are unable to obtain, maintain, expand, enforce and defend the scope, ownership or control, validity and enforceability of our intellectual property protection, our business, financial condition, results of operations and prospects could be materially harmed.

Changes in either the patent laws or their interpretation in the United States and other jurisdictions may diminish our ability to protect our intellectual property, obtain, maintain, expand, enforce and defend our intellectual property rights and, more generally, could affect the value of our intellectual property or narrow the scope of our protection. We cannot predict whether the patent applications we currently or may in the future pursue or may in-license will issue as patents in any particular jurisdiction, whether the claims of any issued patents will provide sufficient protection against competitors or other third parties, or if these patents are challenged by our competitors, whether the patents will be found to be invalid, unenforceable, or not infringed or not owned or controlled by us. The patent prosecution process is expensive, time-consuming, and complex, and we may not be able to file, prosecute, maintain, enforce, defend or license all necessary or desirable patent applications or patents at a reasonable cost or in a timely manner or in all jurisdictions. It is also possible that we or our licensors will fail, or previously failed, to identify patentable aspects of research and development output in time to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, licensees, third-party collaborators, CROs, contract manufacturers, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. Consequently, we may not be able to prevent any third party from using any of our technology that is in the public domain to compete with any of our current or future product candidates or technologies. In addition, our ability to obtain and maintain valid and enforceable patents depends on whether the differences between our inventions and the prior art allow our inventions to be patentable in light of the prior art. Furthermore, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we or our licensors were the first to invent the inventions claimed in any of our owned or licensed patents or pending patent applications, or that we or our licensors were the first to file for patent protection of such inventions. If a third party can establish that we or our licensors were not the first to invent or the first to file for patent protection of such inventions, our patents and patent applications may not issue as patents and even if issued, may be challenged and invalidated or rendered unenforceable.

The patent position of biopharmaceutical companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. As a result, the issuance, scope, validity, enforceability, and commercial value of our owned and in-licensed patent rights are highly uncertain. Our current and future patent applications may not result in patents being issued.

Further, even if patents are granted, they may not afford sufficient protection of any of our current or future product candidates or their intended uses against competitors, nor can there be any assurance that the issued patents cannot be designed around, invalidated by third parties, or effectively prevent others from commercializing any of our current or future product candidates. Furthermore, even if granted, the resulting patents may be difficult to enforce. Obtaining and maintaining our owned and in-licensed patent protection depends on compliance with various procedural, document submission, information disclosure, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated if we fail to comply with these requirements. If we experience noncompliance events that cannot be corrected and we lose our patent rights, competitors could enter the market, which would have a material adverse effect on our business. Further, any issued patents that we own or license or may own or license in the future covering any of our current or future product candidates could be narrowed or found invalid or unenforceable if challenged in court or before administrative bodies in the United States or other countries, including the U.S. Patent and Trademark Office (“USPTO”). Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, lack of written description or non-enablement. In addition, patent validity challenges may, under certain circumstances, be based upon non-statutory obviousness-type double patenting, which, if successful, could result in a finding that the claims are invalid for obviousness-type double patenting. In certain circumstances, the finding could be cured by filing a retroactive terminal disclaimer over unexpired reference patent(s), which would result in a reduction of patent term, including a reduction or loss of a patent term adjustment granted by the USPTO. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld information material to patentability from the USPTO, or made a misleading statement, during prosecution. Also, patent terms, including any extensions or adjustments that may or may not be available to us, may not protect our competitive position on any of our current or future product candidates for an adequate amount of time, and we may be subject to claims challenging the inventorship, ownership, validity, enforceability of our owned or in-licensed patents and/or other intellectual property. Changes in U.S. patent law, or laws in other countries, could diminish the value of patents in general, thereby impairing our ability to protect any of our current or future product candidates. Further, if we encounter delays in our development and testing, clinical trials or regulatory review and approval of any of our current or future product candidates, the period of time during which we could market such product candidates under patent protection may be reduced (i.e., patents protecting such product candidates might expire before or shortly after such product candidates are commercialized). Thus, our owned and in-licensed patents may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours or afford us any meaningful competitive advantage.

Moreover, the claim coverage in a patent application can be significantly reduced before the corresponding patent is granted. Even if patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us or otherwise provide us with any competitive advantage. Any patents issuing from our owned and in-licensed patent applications may be challenged, narrowed, circumvented or invalidated by third parties. Consequently, we do not know whether any of our current or future product candidates and other proprietary technology will be protectable or remain protected by valid and enforceable patents. Even if a patent is granted, our competitors or other third parties may be able to circumvent the patent by developing similar or alternative technologies or products in a non-infringing manner which could materially adversely affect our business, financial condition, results of operations and prospects. Furthermore, our competitors or other third parties may avail themselves of safe harbors under the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Amendments”) to conduct research and clinical trials.

The issuance of a patent is not conclusive as to its inventorship, ownership, scope, validity, or enforceability, and our patent rights may be challenged in the courts or patent offices in the United States and abroad. We may be subject to post-grant proceedings at the USPTO challenging the validity of one or more claims of our owned and in-licensed patents. Third-party submissions may also be made prior to a patent’s issuance, precluding the granting of a patent based on our pending patent application. A third party may also claim that our owned and in-licensed patent rights are invalid or unenforceable in a litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. In addition, we may become involved in opposition, derivation, revocation, reexamination, reissue, interference, inter partes review, post-grant review proceedings or other similar proceedings in the United States and/or foreign jurisdictions challenging our patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, our patent rights, and may allow third parties, including generic drug companies, to commercialize any of our current or future product candidates and use any other proprietary technologies we may develop to compete directly with us.

Moreover, some of our owned and in-licensed patent rights may in the future be co-owned with third parties. In the United States, each co-owner has the freedom to license and exploit the technology. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patent rights, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. In addition, we may need the cooperation of any such co-owners of such patent rights in order to enforce such patent rights against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects.

If we fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, or if any of our material license agreements are terminated, we could lose our rights to key intellectual property and components enabling our technologies.

Our commercial success will heavily depend on the maintenance of our license agreements. We are a party to license agreements with Imperial College and D&D Pharmatech that are important to our business. If, for any reason, our license agreements are terminated or we otherwise lose some or all of the rights under such agreements, it would adversely affect our business. For example, our license agreements with Imperial College and D&D Pharmatech impose, and future agreements may impose, various development, diligence, commercialization, milestone payment, royalty and other obligations on us and require us to meet development timelines, or to exercise commercially reasonable efforts to develop and commercialize licensed products, in order to maintain the licenses. If we breach any obligations under such license agreements, the applicable licensor may terminate our license, which could have a material adverse effect on us.

The agreements under which we license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations, and prospects. For example, disputes may arise regarding the payment of the royalties or other payments due to licensors in connection with the rights we license from them. Licensors may contest the basis of such payments, including the royalties we retained and claim that we are obligated to make payments under a broader basis. In addition, disputes may arise between us and our current or future licensors regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which our technology and processes infringe, misappropriate or otherwise violate intellectual property of the licensor that is not subject to the licensing agreement;

•	our right to sublicense patents and other rights to third parties;

•	our right to transfer or assign the license;

•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	our financial or other obligations under the license agreement;

•	the priority of invention of patented technology; and

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our current or future licensors and us and our partners.

Such disputes may be costly to resolve and may divert management’s attention away from day-to-day activities. In addition to the costs of any litigation we may face, any legal action against us could increase our payment obligations under the respective agreement and require us to pay interest and potentially damages to such licensors. If disputes over intellectual property that we have licensed, or license in the future, prevent or impair our ability to maintain our licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Despite our best efforts, our current or future licensors might conclude that we materially breached our license agreements and might therefore terminate the license agreements, thereby removing our ability to develop and commercialize products, if approved, and technology covered by these license agreements. Such termination would result in the ability of the prior licensor to assert the prior licensed patents against us, or the prior licensor could license the patents to a competitor who could assert the prior licensed patents against us. As a result, we may be required to cease our development, manufacture and commercialization of our product candidates and use of our proprietary technologies covered by the patent rights owned by the licensors, which could have a material adverse effect on us. Alternatively, the prior licensor could abandon the patent rights, which would reduce the barrier to entry into the market. If these in-licenses are terminated, or if the licensed patents fail to provide the intended exclusivity, and if competitors circumvent any regulatory exclusivity, competitors would have the freedom to market products identical to ours. These events could have a material adverse effect on our competitive position, business, financial condition, results of operations, and prospects.

Termination of these agreements or reduction or elimination of our rights under these agreements may result in our having to negotiate new or reinstated agreements with less favorable terms or cause us to lose our rights under these agreements, including our rights to important intellectual property or technology. For example, we may agree to terms that could enable third parties (potentially including our competitors) to receive licenses to a portion of the intellectual property that is subject to our existing licenses. Any of these events could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects, and we may be required to identify and license replacement technology from third parties, which may not be available on reasonable terms, if at all.

Further development of our proprietary technology and product candidates may require us to enter into additional license or collaboration agreements. Our future licenses may not provide us with exclusive rights to use the licensed intellectual property and technology, or may not provide us with exclusive rights to use such intellectual property and technology in all relevant fields of use and in all territories in which we may wish to develop or commercialize our product candidates and proprietary technology in the future.

For a more complete description of these agreements, see Part I, Item 1A, “Business—Licensing, Partnerships and Collaborations” in this Annual Report.

We may not be able to protect our intellectual property and proprietary rights throughout the world.

Filing, prosecuting, maintaining, enforcing and defending patents on any of our current or future product candidates in all countries throughout the world is expensive, and the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. Prosecution of foreign patent applications is often a longer process, and patents may grant at a later date, and with a shorter term, than in the United States. The requirements for patentability differ in certain jurisdictions and countries. Additionally, the patent laws of some countries do not afford intellectual property protection to the same extent as the laws of the United States. For example, other countries may impose substantial restrictions on the scope of claims, including limiting patent protection to specifically disclosed embodiments. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our intellectual property in and into the United States or other jurisdictions. Competitors may use our intellectual property in jurisdictions where we have not pursued and obtained patent protection to develop their own products and, further, may export infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products, and our owned and in-licensed patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biopharmaceutical products, which could make it difficult for us to stop the infringement of our owned and in-licensed patents or marketing of competing products in violation of our intellectual property and proprietary rights generally. In addition, some jurisdictions, such as Europe, Japan and China, may have a heightened standard for patentability than in the United States, including, for example, the requirement of claims having literal support in the original patent filing and the limitation on using supporting data that is not in the original patent filing. Under those heightened patentability requirements, we may not be able to obtain sufficient patent protection in certain jurisdictions even though the same or similar patent protection can be secured in the United States and other jurisdictions.

Proceedings to enforce our owned and in-licensed intellectual property and proprietary rights in the United States or other jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents and any patents we may own or license in the future at risk of being invalidated or interpreted narrowly, could put our owned and in-licensed patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our owned and in-licensed intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop.

Many countries have compulsory licensing laws under which a patent owner or exclusive licensee may be compelled to grant licenses to third parties, including governmental agencies. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner or exclusive licensee may have limited remedies, which could materially diminish the value of such patent. If we are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations and prospects may be adversely affected. In addition, geo-political actions in the United States and in foreign countries (such as the Russia and Ukraine conflict) could increase the uncertainties and costs surrounding the prosecution or maintenance of our patent applications or those of any licensors and the maintenance, enforcement or defense of our issued patents which could impair our competitive intellectual property position.

Obtaining and maintaining our owned and in-licensed patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various non-U.S. government agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. In some circumstances, we may be dependent on licensors to take the necessary action to comply with these requirements with respect to any licensed intellectual property. For example, periodic maintenance fees, renewal fees, annuity fees, and various other government fees on patents and applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of our owned and in-licensed patents and applications. In certain circumstances, we may rely on licensing partners to pay these fees due to the U.S. and non-U.S. patent agencies. In some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can cause abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market with similar or identical products or technology, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

The USPTO and various non-U.S. government agencies require compliance with certain foreign filing requirements during the patent application process. For example, in some countries, including the United States, China, India and some European countries, a foreign filing license is required before certain patent applications are filed. The foreign filing license requirements vary by country and depend on various factors, including where the inventive activity occurred, citizenship status of the inventors, the residency of the inventors and the invention owner, the place of business for the invention owner and the nature of the subject matter to be disclosed (e.g., items related to national security or national defense). In some, but not all cases, for example in China and India, a foreign filing license cannot be obtained retroactively in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment of a pending patent application or can be grounds for revoking or invalidating an issued patent, resulting in the loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, potential competitors might be able to enter the relevant markets with similar or identical products or technology, which could have a material adverse effect on our business, financial condition, results of operations and prospects. We may also be dependent on licensors to take the necessary actions to comply with these requirements with respect to the intellectual property license.

Public health pandemics (such as the COVID-19 pandemic), geopolitical instability (war and terrorism), natural disasters, or similar events may impair our and our licensors’ ability to comply with these procedural, document submission, fee payment, and other requirements imposed by government patent agencies, which may materially and adversely affect our ability to obtain or maintain patent protection for any of our current and future product candidates.

Changes in patent laws or their interpretations could diminish the value of patents in general, thereby impairing our ability to protect our products.

Changes in either the patent laws or interpretation of the patent laws in the United States or in other countries could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Assuming that other requirements for patentability are met, prior to March 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith America Invents Act (the “America Invents Act”) enacted in September 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. A third party that files a patent application in the USPTO after March 2013, but before us or our licensors could therefore be awarded a patent covering an invention of ours or our licensors even if we or our licensors had made the invention before it was made by such third party. This requires us to be cognizant of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or our licensors are the first to either (i) file any patent application related to any of our current or future product candidates and other proprietary technologies we may develop or (ii) invent any of the inventions claimed in our patents or patent applications.

The America Invents Act also included a number of significant changes that affect the way patent applications are prosecuted and also affect patent litigation. These include allowing third party protests and submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO-administered post-grant proceedings, including post-grant review, inter partes review and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims or any patent claims we may license in the future that would not have been invalidated if first challenged by the third party as a defendant in a district court action.

In addition, the patent positions of companies in the development and commercialization of pharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. We cannot predict how decisions by the courts, the U.S. Congress or the USPTO may impact the value of our owned and in-licensed patent rights. For example, the U.S. Supreme Court held in Amgen v. Sanofi (2023) that a functionally claimed genus was invalid for failing to comply with the enablement requirement of the Patent Act. As such, our owned and in-licensed patent rights with functional claims may be vulnerable to third party challenges seeking to invalidate these claims for lacking enablement or adequate support in the specification. Depending on future actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future. In addition to heightened patentability requirements, the Supreme Court and Federal Circuit’s interpretation of biosimilar product approval under the BPCIA, has evolved in recent years, affecting the “patent dance” provisions of the statute, which are intended to resolve any patent infringement issues before the approval of a biosimilar. Similarly, changes in patent law and regulations in other countries or jurisdictions or changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may weaken our ability to obtain new patents or to enforce patents that we have or may obtain or license in the future.

In 2012, the European Union Patent Package (“EU Patent Package”) regulations were passed with the goal of providing a single pan-European Unitary Patent and a new European Unified Patent Court (“UPC”) for litigation involving European patents. The EU Patent Package was implemented on June 1, 2023. As a result, all European patents, including those issued prior to ratification of the EU Patent Package, now by default automatically fall under the jurisdiction of the UPC, unless otherwise opted out. It is uncertain how the UPC will impact granted European patents in the biotechnology and pharmaceutical industries. Our European patents and patent applications, if issued, could be challenged in the UPC. During the first seven years of the UPC’s existence, the UPC legislation allows a patent owner to opt its European patents out of the jurisdiction of the UPC. We may decide to opt out our future European patents from the UPC, but doing so may preclude us from realizing the benefits of the UPC. Moreover, if we do not meet all of the formalities and requirements for opt-out under the UPC, our future European patents could remain under the jurisdiction of the UPC. The UPC will provide our competitors with a new forum to centrally revoke our European patents and allow for the possibility of a competitor to obtain pan-European injunction. Such a loss of patent protection could have a material adverse impact on our business and our ability to commercialize our technology and any of our current and future product candidates due to increased competition and, resultantly, on our business, financial condition, results of operations and prospects. The UPC and Unitary Patent are significant changes in European patent practice. As the UPC is a new court system, there is limited precedent for the court, increasing the uncertainty of any litigation in the UPC.

Issued patents covering any of our current or future product candidates could be found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad.

Our owned and in-licensed patent rights may be subject to priority, validity, inventorship, ownership and enforceability disputes. Legal proceedings relating to intellectual property claims, with or without merit, are unpredictable and generally expensive and time-consuming and likely to divert significant resources from our core business, including distracting our management and scientific personnel from their normal responsibilities and generally harm our business. If we or any licensors are unsuccessful in any of these proceedings, such patents and patent applications may be narrowed, invalidated or held unenforceable. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we initiate legal proceedings against a third party to enforce a patent covering any of our current or future product candidates, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could include an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement, lack of sufficient written description, failure to claim patent-eligible subject matter or obviousness-type double patenting. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading or inconsistent statement, during prosecution. Third parties may raise claims challenging the validity or enforceability of a patent before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in the revocation of, cancellation of, shortening the term of or amendment to our owned or in-licensed patent rights or any patent rights we may obtain or license in the future in such a way that they no longer cover any of our current or future product candidates or prevent third parties from competing with our product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection for any of our current or future product candidates. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that we do not have the right to stop the other party from using the invention at issue on the grounds that our owned and in-licensed patent claims do not cover the invention, or decide that the other party’s use of our patented technology falls under the safe harbor to patent infringement under 35 U.S.C. § 271(e). Such a loss of patent protection would have a material adverse impact on our business, financial condition, results of operations and prospects.

Patent terms may be inadequate to protect the competitive position of any of our current or future product candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional or international patent application filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering any of our current or future product candidates are obtained, once the patent has expired, we may be vulnerable to competition from competitive products, including generics. Given the amount of time required for the development, testing and regulatory review of any of our current or future product candidates, patents protecting such product candidates might expire before or shortly after such product candidates are commercialized. As a result, our intellectual property may not provide us with sufficient rights to exclude others from commercializing products similar or identical to our product candidates. If we do not have sufficient patent life to protect our products, our business, financial condition, results of operations and prospects will be adversely affected.

If we do not obtain patent term extension and equivalent extensions outside of the United States for any of our current or future product candidates, our business may be materially harmed.

Depending upon the timing, duration and specifics of any FDA regulatory approval of any of our current or future product candidates, one or more of our owned or in-licensed U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent term extension of up to five years as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended, and only those claims covering the approved drug, a method for using it or a method for manufacturing it may be extended. Similar patent term restoration provisions to compensate for commercialization delay caused by regulatory review are also available in certain foreign jurisdictions, such as in Europe under Supplemental Protection Certificate. However, we may not be granted an extension for various reasons, including failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents, or failing to satisfy other applicable requirements. Moreover, the applicable time period afforded could be less than we request. In addition, to the extent we wish to pursue patent term extension based on a patent that we may license from a third party in the future, we may need the cooperation of that third party. If we are unable to obtain patent term extension, or the foreign equivalent, or if the term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our business, financial condition, results of operations and prospects could be materially harmed.

We or our licensors may be subject to claims challenging the inventorship or ownership of our owned and in-licensed patents and other intellectual property.

We or our licensors may be subject to claims that former employees, consultants, licensees, collaborators or other third parties have an interest in our owned or in-licensed patent rights, trade secrets, or other intellectual property as an inventor, co-inventor or owner of trade secrets. For example, we or our licensors may have inventorship or ownership disputes arise from conflicting obligations of consultants or others who are involved in developing any of our current or future product candidates and other proprietary technologies we may develop. We or our licensors may have relied on third-party consultants or collaborators or on funds from third parties, such as from a government entity, such that we or our licensors are not the sole and exclusive owners of the patents we in-licensed. The failure to name the proper inventors on a patent application can result in the patents issuing therefrom being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our product candidates or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership of our owned or in-licensed patent rights, trade secrets or other intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as ownership of, or the right to use intellectual property that is important to any of our current or future product candidates and other proprietary technologies we may develop. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we are unable to protect the confidentiality of our and licensors’ trade secrets, our business and competitive position would be harmed.

In addition to seeking patent protection for any of our current or future product candidates and proprietary technologies, we may rely on trade secret protection and confidentiality agreements to protect our unpatented know-how, technology, and other proprietary information and to maintain our competitive position. We seek to protect these trade secrets and other proprietary technology, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, licensees, third-party collaborators, CROs, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. Trade secrets and know-how can be difficult to protect. We cannot guarantee that we have entered into applicable agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Monitoring unauthorized uses and disclosures is difficult, and we do not know whether the steps we have taken to protect our proprietary technologies will be effective. We cannot guarantee that any potential trade secrets and other proprietary and confidential information will not be disclosed or that competitors will not otherwise gain access to trade secrets. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret (such as through a cybersecurity breach) is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. Furthermore, others may independently discover similar trade secrets and proprietary information. If any of our trade secrets were to be disclosed or misappropriated or if any such information were to be independently developed by a competitor or other third party, our competitive position would be materially and adversely harmed. Additionally, we may need to share our proprietary information, including trade secrets, with future business partners, collaborators, contractors and others located in countries at heightened risk of theft of trade secrets, including through direct intrusion by private parties or foreign actors, and those affiliated with or controlled by state actors.

We may be subject to claims that third parties have an ownership interest in our trade secrets. For example, we may have disputes arise from conflicting obligations of our employees, consultants or others who are involved in developing any of our current or future product candidates. Litigation may be necessary to defend against these and other claims challenging ownership of our trade secrets. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable trade secret rights, such as exclusive ownership of, or right to use, trade secrets that are important to any of our current or future product candidates and other proprietary technologies we may develop. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may be subject to claims that our employees, consultants, or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.

Some of our employees, consultants and advisors are currently or were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer, or that we caused an employee to breach the terms of his or her non-competition or non-solicitation agreement. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our management.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self- executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market any of our current or future product candidates.

We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are or will be complete or thorough, nor can we be certain that we have identified or will identify each and every third-party patent and pending patent application in the United States and abroad that is relevant to or necessary for the commercialization of any of our current or future product candidates in any jurisdiction. Patent applications in the United States and elsewhere are not published until approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering any of our current or future product candidates could have been filed by others without our knowledge. The scope of a patent claim is determined by the interpretation of the law, the words of a patent claim, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending patent application may be incorrect, which may negatively impact our ability to market our products. We may incorrectly determine that any of our current or future product candidates are not covered by a third-party patent or may incorrectly predict whether a third party’s pending patent application will issue with claims of relevant scope. Alternatively, we may incorrectly determine that the Hatch-Waxman Amendments are a defense for a safe harbor to infringement of a patent we consider relevant to the research or clinical development of any of our current or future product candidates. Our determination of the expiration date of any patent in the

United States or abroad that we consider relevant may be incorrect, and we may incorrectly conclude that a third-party patent is invalid and unenforceable or not infringed. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market any of our current or future product candidates. If we fail to identify and correctly interpret relevant patents, we may be subject to infringement claims. Also, because the claims of published patent applications can change between publication and patent grant, there may be published patent applications that may ultimately issue with claims that we infringe. As the number of competitors in the market grows and the number of patents issued in this area increases, the possibility of patent infringement claims escalates. Moreover, in recent years, individuals and groups that are non-practicing entities, commonly referred to as “patent trolls,” have purchased patents and other intellectual property assets for the purpose of making claims of infringement in order to extract settlements. From time to time, we may receive threatening letters, notices or “invitations to license,” or may be the subject of claims that our products and business operations infringe or violate the intellectual property rights of others. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing any of our current or future product candidates that are held to be infringing. We might, if possible, also be forced to redesign any of our current or future product candidates or services so that we no longer infringe the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

Third-party claims of intellectual property infringement, misappropriation, or other violations against us or our collaborators could be expensive and time-consuming and may prevent or delay the development and commercialization of any of our current or future product candidates.

Our commercial success depends in part on our and our collaborators’ ability to avoid infringing, misappropriating and otherwise violating the patents and other intellectual property rights of third parties. There is a substantial amount of complex litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including interference, derivation, inter partes review, post-grant review, and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions.

Numerous U.S. and foreign-issued patents and pending patent applications owned by third parties exist in the fields in which we plan to commercialize our programs (including obesity, weight loss and maintenance programs) and in which we are developing other proprietary technologies. As the biotechnology and pharmaceutical industries expand and more patents are issued, and as we gain greater visibility and market exposure as a public company, the risk increases that our programs and commercializing activities may give rise to claims of infringement of the patent rights of others. We cannot guarantee that our programs and other proprietary technologies we develop will not infringe existing or future patents owned by third parties. We may not be aware of patents that have already been issued for which a third party, such as a competitor in the fields in which we are developing our programs, might assert as infringed by us. It is also possible that patents owned by third parties of which we are aware, but which we do not believe we infringe or that we believe we have valid defenses to any claims of patent infringement, could be found to be infringed by us. It is not unusual that corresponding patents issued in different countries have different scopes of coverage, such that in one country a third-party patent does not pose a material risk, but in another country, the corresponding third-party patent may pose a material risk to any of our current or future product candidates. In addition, because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that we may infringe. For example, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover any of our current or future product candidates or the use of any of our current or future product candidates.

If any third-party claims that we infringe their patents or that we are otherwise employing their proprietary technology without authorization and initiates litigation against us, even if we believe such claims are without merit, a court could hold that such patents are valid, enforceable and infringed by us. Defense of infringement claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and other employee resources from our business, and may impact our reputation. If a successful claim of infringement against us, we may be enjoined from further developing or commercializing the infringing products or technologies. In addition, we may be required to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties and/or redesign our infringing products or technologies, which may be impossible or require substantial time and monetary expenditure. Such licenses may not be available on commercially reasonable terms or at all. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be nonexclusive, which could result in our competitors gaining access to the same intellectual property. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms or at all, we may be unable to commercialize the infringing products or technologies or such commercialization efforts may be significantly delayed, which could in turn significantly harm our business. In addition, we may in the future pursue patent challenges with respect to third-party patents, including as a defense against the foregoing infringement claims. The outcome of such challenges is unpredictable.

Even if resolved in our favor, the foregoing proceedings could be very expensive, particularly for a company of our size, and time-consuming. Such proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such proceedings adequately. Some of our competitors may be able to sustain the costs of litigation or administrative proceedings more effectively than we can because of greater financial resources. Such proceedings may also absorb significant time of our technical and management personnel and distract them from their normal responsibilities. Uncertainties resulting from such proceedings could impair our ability to compete in the marketplace. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may in the future pursue invalidity proceedings with respect to third-party patents. The outcome following legal assertions of invalidity is unpredictable. Even if resolved in our favor, these legal proceedings may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such proceedings adequately. Some of these third parties may be able to sustain the costs of such proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent proceedings could compromise our ability to compete in the marketplace. If we do not prevail in the patent proceedings the third parties may assert a claim of patent infringement directed at any of our current or future product candidates.

We may become involved in lawsuits to protect or enforce our owned and in-licensed patents and other intellectual property rights, which could be expensive, time-consuming, and unsuccessful.

Third parties, such as competitors, may infringe our owned or in-licensed patent rights. In an infringement proceeding, a court may decide that a patent we own or license is invalid or unenforceable or may refuse to stop the other party from using the invention at issue. In addition, our owned or in-licensed patent rights may become involved in inventorship, ownership, priority, enforceability, or validity disputes. To counter or defend against such claims can be expensive and time-consuming. An adverse result in any litigation proceeding could put our patent rights at risk of being invalidated, held unenforceable or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation and proceedings, there is a risk that some of our confidential information could be compromised by disclosure during such litigation and proceedings.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our registered or unregistered trademarks or trade names may be challenged, infringed, diluted, circumvented or declared generic or determined to be infringing, misappropriating or violating other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in the markets of interest. During trademark registration proceedings, we may receive rejections of our applications by the USPTO or in other foreign jurisdictions. Although we are given an opportunity to respond to such rejections, we may be unable to overcome them. If our trademarks are successfully challenged or determined to be infringing, misappropriating or violating other marks, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, which may not survive such proceedings. Moreover, any name we may propose to use with any of our current or future product candidates in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. Similar requirements exist in Europe. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA or an equivalent administrative body in a foreign jurisdiction objects to any of our proposed proprietary product names, we may be required to expend significant additional resources to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe, misappropriate or otherwise violate the existing rights of third parties and be acceptable to the FDA. Furthermore, in many countries, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark.

We may not be able to obtain, protect or enforce our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement, misappropriation, dilution or other claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively, and our business may be adversely affected. Our efforts to obtain, enforce or protect our proprietary rights related to trademarks, trade names, domain name, or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our business, financial condition, results of operations and prospects.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

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others may be able to make products that are similar to any of our current or future product candidates or utilize similar technology but that are not covered by the claims of the patents that we own or may license in the future;

•	we or our licensors or collaborators might not have been the first to make the inventions covered by our current or future patent applications;

•	we or our licensors or collaborators might not have been the first to file patent applications covering our or their inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•	it is possible that our pending and future patent applications that we own or may license will not lead to issued patents;

•	any issued patent that we own or license in the future may be held invalid or unenforceable, including as a result of legal challenges by our competitors or other third parties;

•	others may have access to the same intellectual property rights licensed to us in the future on a non-exclusive basis;

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our competitors or other third parties might conduct research and development activities in countries where we or our licensors do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not develop additional proprietary technologies that are patentable;

•	we may fail to identify potential patentable subject matter and/or may fail to file on it;

•	the patents or other intellectual property rights of others may harm our business; and

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we may choose not to file for patent protection to maintain certain trade secrets or know-how, and a third party may subsequently file a patent application covering such intellectual property or disclose information resulting in a loss of protection for such trade secret.

Should any of the foregoing occur, it could adversely affect our business, financial condition, results of operations and prospects.

We may not be successful in obtaining or maintaining necessary rights to product components and processes for our development pipeline through acquisitions and in-licenses.

The growth of our business may depend in part on our ability to acquire, in-license or use third-party intellectual property and proprietary rights. For example, any of our current or future product candidates may require specific formulations to work effectively and efficiently, we may develop product candidates containing our compounds and pre-existing pharmaceutical compounds, we may develop combination therapies with our compounds and third-party compounds, any of which could require us to obtain rights to use intellectual property held by third parties. In addition, with respect to any patent or other intellectual property rights we may co-own with third parties, we may require licenses to such co-owners’ interest to such patents. We may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify as necessary or important to our business operations. In addition, we may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. Were that to happen, we may need to cease use of the compositions or methods covered by those third-party intellectual property rights and may need to seek to develop alternative approaches that do not infringe, misappropriate or otherwise violate those intellectual property rights, which may entail additional costs and development delays, even if we were able to develop such alternatives, which may not be feasible. Even if we can obtain a license, it may be non-exclusive, which means that our competitors may also receive access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology.

Additionally, we may collaborate with academic institutions to accelerate our research and development under written agreements with these institutions. In certain cases, these institutions provide us with an option to negotiate a license to any of the institution’s rights in technology resulting from the collaboration. Even if we hold such an option, we may be unable to negotiate a license from the institution within the specified timeframe or under terms that are acceptable to us. If we are unable to do so, the institution may offer the intellectual property rights to others, potentially blocking our ability to pursue our program. Even if we can obtain a license, it may be non-exclusive, and our competitors may also receive access to the same technologies licensed to us.

The licensing and acquisition of third-party intellectual property rights is a competitive area, and companies that may be more established or have greater resources than we do may also be pursuing strategies to license or acquire third-party intellectual property rights that we may consider necessary or attractive to commercialize any of our current or future product candidates. More established companies may have a competitive advantage over us due to their size, cash resources or greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. There can be no assurance that we will be able to successfully complete these types of negotiations and ultimately acquire the rights to the intellectual property surrounding any of our current or future product candidates that we may seek to develop or market. If we are unable to successfully obtain rights to required third-party intellectual property or to maintain the existing intellectual property rights we have, we may have to abandon development of certain programs and our business, financial condition, results of operations, and prospects could suffer.

Risks Related to the Ownership of Our Common Stock

We may fail to satisfy the continued listing requirements of Nasdaq.

If we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with the listing requirements of Nasdaq.

The trading price of the shares of our common stock is volatile, and purchasers of our common stock could incur substantial losses.

Our stock price has been and is likely to remain volatile. The stock market in general and the market for stock of biopharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock at a price that you consider attractive or satisfactory. The market price for our common stock may be influenced by many factors, including:

•	results of our clinical trials and preclinical studies, and the results of trials of our competitors or those of other companies in our market sector;

•	our ability to enroll patients in our future clinical trials;

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our ability to obtain and maintain regulatory approval of any of our current or future product candidates or additional indications thereof, or limitations to specific label indications or patient populations for its use, or changes or delays in the regulatory review process;

•	regulatory or legal developments in the United States and foreign countries;

•	changes in the structure of healthcare payment systems;

•	the success or failure of our efforts to develop, acquire, or license any of our current or future product candidates;

•	innovations, clinical trial results, product approvals and other developments regarding our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	manufacturing, supply, or distribution delays or shortages;

•	any changes to our relationship with any manufacturers, suppliers, collaborators or other strategic partners;

•	achievement of expected product sales and profitability;

•	variations in our financial results or development timelines or those of companies that are perceived to be similar to us, including variations from expectations of securities analysts or investors;

•	market conditions in the biopharmaceutical sector and issuance of securities analysts’ reports or recommendations;

•	trading volume of our common stock;

•	an inability to obtain additional funding;

•	sales of our stock by us, our insiders or our stockholders, as well as the anticipation of lock-up releases or expiration of market stand-off or lock-up agreements;

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general economic, industry, geopolitical and market conditions, such as military conflict or war, inflation and financial institution instability, or pandemic or epidemic disease outbreaks, many of which are beyond our control;

•	additions or departures of senior management, directors or key personnel;

•	intellectual property, product liability or other litigation against us or our inability to enforce our intellectual property;

•	changes in our capital structure, such as future issuances of securities and the incurrence of additional debt; and

•	changes in accounting standards, policies, guidelines, interpretations or principles.

In addition, in the past, stockholders have initiated class action lawsuits against biopharmaceutical companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs, divert our management’s attention and resources and damage our reputation, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our executive officers, directors, and principal stockholders, if they choose to act together, have the ability to significantly influence all matters submitted to stockholders for approval.

Our executive officers, directors and greater than 5% stockholders, in the aggregate, have voting control over approximately 49.1% of our outstanding common stock. As a result, such persons, to the extent they act together, will have the ability to significantly influence all matters submitted to our board of directors or stockholders for approval, including the appointment of our management, the election and removal of directors and approval of any significant transaction, as well as our management and business affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would benefit other stockholders.

We do not currently intend to pay dividends on our common stock, so any returns on your investment will be limited to the value of our common stock.

We have never declared or paid any cash dividend on our common stock. We currently anticipate that we will retain future earnings for the development, operation, and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, any future debt agreements may preclude us from paying dividends. Any return to stockholders will therefore be limited to the appreciation of their stock. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

Sales of a substantial number of shares of our common stock in the public market could cause our common stock price to fall.

The lock-up agreements entered into in connection with our IPO will expire at the close of business on July 29, 2025. BofA Securities, Inc., and Goldman Sachs & Co. LLC in their sole discretion, may permit our equity holders who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements. After the lock-up agreements expire, the shares of common stock will be eligible for sale in the public market. If our stockholders from prior to our initial public offering sell, or indicate an intention to sell, or if the market perceives that such stockholders might sell, substantial amounts of our common stock in the public market after the lock-up and other legal restrictions on resale lapse, the market price of our common stock could decline. As of March 21, 2025, we had outstanding a total of 105,050,219 shares of common stock. Of these shares, 17,569,444 shares of our common stock were sold in the initial public offering, substantially all of which are freely tradable, without restriction, in the public market.

In addition, the holders of approximately 71.9 million shares, or 68.4% of our total outstanding common stock, have rights, subject to some conditions, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or our other stockholders, subject to the lock-up agreements described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. Any sales of securities by these stockholders could have a material adverse effect on the market price of our common stock.

In addition, in the future, we may issue additional shares of common stock, or other equity or debt securities convertible into common stock, in connection with a financing, acquisition, employee arrangement, or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause the price of our common stock to decline.

We are an emerging growth company and a smaller reporting company, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and may remain an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering, or December 31, 2030. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer”, as defined under the Exchange Act, our annual gross revenue exceeds $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”);

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, unless the SEC determines the new rules are necessary for protecting the public;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We are also a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

We have taken advantage of reduced reporting burdens in this Annual Report. In particular, in this Annual Report, we have provided only two years of audited financial statements and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be reduced or more volatile. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this exemption and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. We intend to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of Sarbanes-Oxley.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable and may lead to entrenchment of management.

Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could significantly reduce the value of our shares to a potential acquiror or delay or prevent changes in control or changes in our management without the consent of our board of directors. The provisions in our governing documents include the following:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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the exclusive right of our board of directors, unless the board of directors grants such right to the stockholders, to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	the required approval of at least 66-2/3% of the shares entitled to vote to remove a director for cause, and the prohibition on removal of directors without cause;

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the ability of our board of directors to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•	the ability of our board of directors to alter our amended and restated bylaws without obtaining stockholder approval;

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the required approval of at least 66-2/3% of the shares entitled to vote to adopt, amend or repeal our amended and restated bylaws or repeal the provisions of our amended and restated certificate of incorporation regarding the election and removal of directors;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•	an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the exclusive forum for certain actions and proceedings;

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the requirement that a special meeting of stockholders may be called only by the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

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advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

We are also subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law. Under Section 203, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the board of directors has approved the transaction.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between us and our stockholders and that the federal district courts are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine; provided, that, this provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, our amended and restated certificate of incorporation also provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. These choice of forum provisions may result in increased costs to stockholders to bring a claim, limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, and may generally have the effect of discouraging lawsuits against us and our directors, officers and other employees. However, stockholders are not deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the choice of forum provisions in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

General Risk Factors

We incur significant increased costs as a result of operating as a public company, and our management is required to devote substantial time to compliance initiatives.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. We are subject to the reporting requirements of the Exchange Act, which requires, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, Sarbanes-Oxley, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of Sarbanes-Oxley, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and certain corporate governance practices. Further, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC has adopted additional rules and regulations in these areas, such as mandatory “say on pay” voting requirements that will apply to us when we cease to be an emerging growth company. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

We expect the rules and regulations applicable to public companies to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will decrease our net income or increase our net loss and may require us to reduce expenditures in other areas of our business. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to comply with these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws and anti-money laundering laws and regulations. We could face criminal liability and other serious consequences for violations, which could harm our business.

We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls and anti-corruption and anti-money laundering laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, CROs, contractors and other collaborators and partners from authorizing, promising, offering, providing, soliciting or receiving, directly or indirectly, improper payments or anything else of value to or from recipients in the public or private sector. We may engage third parties for clinical trials outside of the United States, to sell our products abroad if and when we enter a commercialization phase, and/or to obtain necessary permits, licenses, patent registrations and other regulatory approvals. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. We can be held liable for the corrupt or other illegal activities of our employees, agents, CROs, contractors and other collaborators and partners, even if we do not explicitly authorize or have actual knowledge of such activities, and any training or compliance programs or other initiatives we undertake to prevent such activities may not be effective.

Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

Furthermore, U.S. export control laws and economic sanctions prohibit the provision of certain products and services to countries, governments, and persons targeted by U.S. sanctions. U.S. sanctions that have been or may be imposed may impact our ability to continue activities at future clinical trial sites within regions covered by such sanctions. If we fail to comply with export and import regulations and such economic sanctions, penalties could be imposed, including fines and/or denial of certain export privileges. These export and import controls and economic sanctions could also adversely affect our supply chain.

We and any of our third-party manufacturers or suppliers may use potent chemical agents and hazardous materials, and any claims relating to improper handling, storage, or disposal of these materials could be time-consuming or costly.

We and any of our third-party manufacturers or suppliers and our current or any future collaborators may use biological materials, potent chemical agents and hazardous materials, including chemicals and biological agents and compounds that could be dangerous to human health and safety of the environment. Our operations and the operations of our third-party manufacturers and suppliers also produce hazardous waste products. Federal, state and local laws and regulations govern the use, generation, manufacture, storage, handling and disposal of these materials and wastes. Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair our product development efforts. In addition, neither we or our third-party manufacturers and suppliers can eliminate the risk of accidental injury or contamination from these materials or wastes. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. In the event of contamination or injury at our, our manufacturers’ or our suppliers’ sites, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended. Although we maintain workers’ compensation insurance for certain costs and expenses we may incur due to injuries to our employees resulting from work-related injuries, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for toxic tort claims that may be asserted against us in connection with the storage or disposal of biologic, hazardous or radioactive materials.

In addition, we may incur substantial costs in order to comply with current or future environmental, health, and safety laws and regulations, which have tended to become more stringent over time. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions or liabilities, which could materially adversely affect our business, financial condition, results of operations and prospects.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our operations and the operations of our manufacturers, suppliers, collaborators, CROs and clinical sites could be subject to earthquakes, power shortages, telecommunications or infrastructure failures, cybersecurity incidents, physical security breaches, water shortages, floods, hurricanes, typhoons, blizzards and other extreme weather conditions, fires, public health pandemics or epidemics (including, for example, the COVID-19 pandemic) and other natural or manmade disasters, geopolitical actions or business interruptions, for which we are predominantly self-insured. We rely on third-party manufacturers or suppliers in various countries to produce our current or future product candidates and its components and on CROs and clinical sites to conduct our clinical trials, and do not have a redundant source of supply for all components of any of our current or future product candidates. Our ability to obtain clinical or, if approved, commercial, supplies of any of our current or future product candidates could be disrupted if the operations of these suppliers were affected by a man-made or natural disaster, geopolitical action or other business interruption, and our ability to commence, conduct or complete our clinical trials in a timely manner could be similarly adversely affected by any of the foregoing. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses.

Unstable market and economic conditions and adverse developments with respect to financial institutions and associated liquidity risk may have serious adverse consequences on our business, financial condition and stock price.

From time to time, the global credit and financial markets have experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of military conflict, including the conflicts between Russia and Ukraine and in the Middle East, terrorism or other geopolitical events. Sanctions imposed by the United States and other countries in response to such conflicts, including the one in Ukraine, may also adversely impact the financial markets and the global economy, and any economic countermeasures by the affected countries or others could exacerbate market and economic instability. In addition, in 2023 the closures of financial institutions and their placement into receivership with the FDIC created bank-specific and broader financial institution liquidity risk and concerns. Future adverse developments with respect to specific financial institutions or the broader financial services industry may lead to market-wide liquidity shortages, impair the ability of companies to access near-term working capital needs, and create additional market and economic uncertainty. There can be no assurance that future credit and financial market instability and a deterioration in confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, liquidity shortages, volatile business environment or continued unpredictable and unstable market conditions. If the equity and credit markets deteriorate, or if adverse developments are experienced by financial institutions, it may cause short-term liquidity risk and also make any necessary debt or equity financing more difficult, more costly, more onerous with respect to financial and operating covenants and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay, limit, reduce or abandon product development or future commercialization efforts or grant rights to develop and market our product candidates even if we would otherwise prefer to develop and market such product candidates ourselves. In addition, there is a risk that one or more of our current service providers, financial institutions, manufacturers and other partners may be adversely affected by the foregoing risks, which could directly affect our ability to attain our operating goals on schedule and on budget.

If securities or industry analysts publish unfavorable research or reports about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us, our business, our market or our competitors. If one or more of the analysts who covers us downgrades our stock, or if we fail to meet the expectations of one or more of these analysts, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to regularly publish reports on us, interest in our stock could decrease, which could cause our stock price or trading volume to decline.

If we fail to maintain proper and effective internal control over financial reporting, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.

Pursuant to Section 404 of Sarbanes-Oxley, our management will be required to report upon the effectiveness of our internal control over financial reporting beginning with the second annual report following the completion of our initial public offering. When we lose our status as an “emerging growth company” and do not otherwise qualify as a non-accelerated filer, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. To comply with the requirements of being a reporting company under the Exchange Act, we may need to upgrade our information technology systems; implement additional financial and management controls, reporting systems and procedures; and hire additional accounting and finance staff. If we or, if required, our auditors are unable to conclude that our internal control over financial reporting is effective, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.

We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting once that firm begins its Section 404 reviews, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and biopharmaceutical companies have experienced significant stock price volatility in recent years. If we face such litigation, even if ultimately decided in our favor, it could result in substantial costs and a diversion of our management’s attention and resources, which could harm our business.

Item 1B. Unresolved Staff Comments.

None.

Item 1C. Cybersecurity.

Management of Cybersecurity Risks and Cybersecurity Strategy

We have developed and implemented a cybersecurity program intended to protect the confidentiality, integrity, and availability of our critical systems and information. Our cybersecurity program includes a cybersecurity incident response plan.

We design and assess our program based on the NIST 800-53 security, a framework recognized framework that demonstrates an organization’s commitment to information security. This does not imply that we meet any particular technical standards, specifications, or requirements, only that we use NIST 800-53 1 as a guide to help us identify, assess, and manage cybersecurity risks relevant to our business.

Our cybersecurity risk management program is integrated into our overall risk management program, and shares common methodologies, reporting channels and governance processes that apply across the enterprise risk management program to other legal, compliance, strategic, operational, and financial risk areas.

Our cybersecurity program includes:

•	risk assessments designed to help identify material cybersecurity risks to our critical systems, information, programs, and our broader enterprise information technology environment;

•

a security program is in place for managing (i) our cybersecurity risk assessment processes, (ii) implementation and oversight of our security controls, and (iii) our response to cybersecurity incidents;

•	the use of external service providers, where appropriate, to assess, test, implement and manage, or otherwise assist with aspects of our security processes;

•	cybersecurity awareness training of our employees, incident response personnel, and senior management;

•	a cybersecurity incident response plan that includes procedures for assessing and responding to cybersecurity incidents;

•	ad hoc internal review of the cybersecurity practices of key service providers based on our assessment of their criticality to our operations and respective risk profile; and

•

an Information Security risk management program that includes the risks within legal, quality, human resources, communications, clinical operations and financial teams pertaining to information security.

We have not identified risks from known cybersecurity threats, including as a result of any prior cybersecurity incidents, that have materially affected us, including our operations, business strategy, results of operations, or financial condition. We face risks from cybersecurity threats that, if realized, are reasonably likely to materially affect us, including our operations, business strategy, results of operations, or financial condition. For more information, see Part I, Item 1A “Risk Factors—Our information technology systems, or those of any of our third-party service providers, may fail or suffer security incidents, breaches, or compromises and other disruptions, which could result in a material disruption of our development programs, compromise sensitive information related to our business or prevent us from accessing critical information, potentially exposing us to liability or otherwise adversely affecting our business.”

Cybersecurity Governance

Our Board considers cybersecurity risk as part of its risk oversight function. The Board oversees management’s implementation of our cybersecurity program.

The Board receives annual reports from management on our cybersecurity risks. In addition, management updates the Board, as appropriate, regarding any material cybersecurity incidents, as well as any incidents with lesser impact potential.

The Board also receives briefings from management on our cybersecurity program. Board members receive presentations on cybersecurity topics from our Senior Director of Information and Cyber Security (“SDICS”), or external experts as part of the Board’s continuing education on topics that impact public companies.

Our SDICS, is responsible for assessing and managing our material risks from cybersecurity threats. The SDICS has primary responsibility for our overall cybersecurity risk management program and has over 25 years of experience leading cybersecurity programs across a variety of industries, including life sciences.

Our management team takes steps to be informed about and monitor efforts to prevent, detect, mitigate, and remediate cybersecurity risks and incidents through various means, which may include briefings from internal security personnel; threat intelligence and other information obtained from governmental, public or private sources, including external consultants engaged by us; and alerts and reports produced by security tools deployed in the information technology environment.

Item 2. Properties.

Our principal office is located at 3 World Trade Center, 175 Greenwich Street, New York, New York 10007 where we lease office space under a shared space arrangement that currently expires in November 30, 2026. We believe that our facilities are sufficient to meet our current needs and that suitable additional space will be available as and when needed.

Item 3. Legal Proceedings.

We are not subject to any material legal proceedings.

Item 4. Mine Safety Disclosures.

None.

PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Securities. Market Information

Our common stock trades under the symbol “MTSR” on the Nasdaq Global Select Market and began trading on January 31, 2025. Prior to that date, there was no public trading market for our common stock.

Holders of Our Common Stock

As of March 21, 2025, there were approximately 51 holders of record of shares of our common stock. This number does not include beneficial owners whose shares are held by brokers or other nominees in street name.

Dividend Policy

We have never declared or paid, and do not anticipate declaring or paying in the foreseeable future, any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

Recent Sales of Unregistered Equity Securities

The following reflects all sales of equity securities by the Company during the year ended December 31, 2024:

Issuance of Capital Stock

From January 1, 2024 through December 31, 2024, we issued an aggregate of 50,333,329 shares of Series A preferred stock (convertible into 21,420,960 shares of common stock, as adjusted for the reverse stock split effected in January 2025) for aggregate consideration of $151.0 million to accredited investors pursuant to Section 4(a)(2) of the Securities Act as a transaction not involving a public offering.

In August 2024, we issued an aggregate of 9,696,970 shares of Series A-1 preferred stock (convertible into 4,126,854 shares of common stock, as adjusted for the reverse stock split effected in January 2025) for aggregate consideration of $32.0 million to accredited investors pursuant to Section 4(a)(2) of the Securities Act as a transaction not involving a public offering.

In November 2024, we issued an aggregate of 42,658,718 shares of Series B preferred stock (convertible into 18,154,765 shares of common stock, as adjusted for the reverse stock split effected in January 2025) for aggregate consideration of $215.0 million to accredited investors pursuant to Section 4(a)(2) of the Securities Act as a transaction not involving a public offering.

No underwriters were involved in the foregoing issuances of securities. The securities described above were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act, to the extent an exemption from such registration was required. The recipients of securities in the transactions described above represented that they were accredited investors and were acquiring the securities for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time and appropriate legends were affixed to the instruments representing such securities issued in such transactions.

Equity Grants

From January 1, 2024 through December 31, 2024, we granted stock options to purchase an aggregate of 7,394,399 shares of our common stock with at a weighted-average exercise price of $5.33 per share, 130,865 of which were cancelled, expired without being exercised or were otherwise forfeited.

No underwriters were involved in the foregoing issuances of securities. The issuances of stock options described above were issued pursuant to written compensatory plans or arrangements with our employees, directors, consultants and advisors, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. The shares of restricted common stock described above were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Use of Proceeds from our Public Offering of Common Stock

On February 3, 2025, we completed the initial public offering (“IPO”) of our common stock pursuant to which we issued and sold 17,569,444 shares of our common stock at a price to the public of $18.00 per share.

All shares issued and sold in the initial public offering were registered under the Securities Act pursuant to a Registration Statement on Form S-1 (File No. 333-284225), as amended (the “Registration Statement”), declared effective by the SEC on January 30, 2025.

We received net proceeds of approximately $288.4 million after deducting underwriting discounts and commissions of $22.1 million and offering expenses of $5.7 million. None of the expenses associated with the IPO were paid to directors, officers, persons owning 10% or more of any class of equity securities, or to our affiliates. BofA Securities, Inc., Goldman Sachs & Co. LLC, Guggenheim Securities, LLC, Cantor Fitzgerald, L.P, and Evercore, Inc. acted as joint book-running managers for the offering.

The net proceeds from our IPO have been invested primarily in savings and money market accounts. There has been no material change in the expected use of the net proceeds from our initial public offering as described in our Prospectus filed pursuant to Rule 424(b)(4) under the Securities Act with the SEC on January 31, 2025.

Issuer Purchases of Equity Securities

The Company’s stock repurchase activity during the three months ended December 31, 2024 was as follows:

Month	Total Number of Shares Purchased(a)	Average Price Paid per Share		Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Approximate Dollar Value of Shares that May Yet Be Purchased under the Plans or Programs (in millions)
October 1, 2024 – October 31, 2024	—	—		—	—
November 1, 2024 – November 30, 2024	276,629	(b	)	—	—
December 1, 2024 – December 31, 2024	—	—		—	—

Total	276,629	(b	)	—	—

(a)

Shares adjusted to reflect the Company’s 2.349723-for-1 reverse stock split effected in January 2025. Repurchases reflect privately-negotiated repurchase transactions with certain stockholders of the Company prior to the Company’s initial public offering.

(b)	The average price paid per share was $0.00023 per share.

Item 6. Reserved

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following management’s discussion and analysis of financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this Annual Report on Form 10-K (“Annual Report”). Some of the information contained in this discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. Our actual results and the timing of selected events could differ materially from those discussed in these forward-looking statements as a result of several factors including, but not limited to, those discussed in Part I, Item 1A, “Risk Factors” and elsewhere in this Annual Report. See also the section titled “Special Note Regarding Forward-Looking Statements”.

Overview

We are a clinical-stage biotechnology company developing next-generation injectable and oral nutrient stimulated hormone (“NuSH”) analog peptides to treat obesity, overweight and related conditions. Obesity and overweight are among the fastest-growing and most prevalent chronic human conditions, affecting approximately 2.5 billion people worldwide, and drive a broad range of severe diseases. Currently approved NuSH analog peptides are a promising treatment option for obesity and overweight. However, the current treatment landscape exhibits several key limitations, including impediments to chronic therapy in large populations, such as administration by weekly injection, prolonged titration and tolerability issues; insufficient weight loss; lack of effective, well-tolerated oral dosing alternatives; and challenges in scaling manufacturing. We have developed and are implementing proprietary methods and platform technologies that we believe will enable us to develop and advance a broad, scalable and combinable portfolio of injectable and oral NuSH analog peptides with the potential to not only address the limitations of approved therapies, but also many of the anticipated limitations of next-generation therapies in development. We use our proprietary MINT peptide library of NuSH analog peptides alongside our Half-life Augmentation by Lipid Optimization half-life extending platform and our MOMENTUM oral NuSH analog peptide delivery platform to deliver highly differentiated product candidates that we are advancing into clinical trials for obesity or overweight.

In February 2025, we closed our initial public offering (“IPO”) pursuant to which we issued and sold an aggregate of 17,569,444 shares of our common stock at a price to the public of $18.00 per share. We received gross proceeds of $316.2 million and aggregate net proceeds of $288.4 million after deducting underwriting discounts and commissions of $22.1 million and other offering expenses of $5.7 million. As of December 31, 2024, we had $352.4 million in cash and cash equivalents.

Since our inception, we have devoted substantially all of our resources to building our organization, including an acquisition, raising capital, researching, discovering and developing potential drug candidates, establishing and maintaining our intellectual property profile, conducting preclinical studies and clinical trials, organizing and staffing our company, business planning, and providing general and administrative support for these operations. During the years ended December 31, 2024 and 2023 our net losses were $209.1 million and $47.2 million, respectively. As of December 31, 2024, we had an accumulated deficit of $257.1 million. Substantially all our net losses have resulted from costs incurred in connection with our research and development programs and, to a lesser extent, from general and administrative costs associated with our operations. Prior to our IPO, we historically funded our operations primarily with proceeds from the sale and issuance of shares of our convertible preferred stock and convertible notes in private placements. Through December 31, 2024, we raised aggregate net proceeds of approximately $535.9 million from the issuance and sale of shares of our Series Seed, Series A, Series A-1 and Series B preferred stock and the issuance of a convertible promissory note.

Based upon our current operating plan, we believe that our existing cash and cash equivalents as of the date of this Annual Report will be sufficient to fund our projected operating expenses, working capital and capital expenditure needs into 2027. We have based this estimate on our current assumptions, which may prove to be wrong, and we may exhaust our available capital resources sooner than we expect.

We expect to continue to incur significant and increasing net operating losses for the foreseeable future as we:

•	advance our product candidates through clinical and preclinical development;

•	seek regulatory approval, prepare for and, if approved, proceed to commercialization of our product candidates;

•	continue our research and development efforts and expand our pipeline of product candidates;

•	attract, hire and retain additional personnel;

•	maintain, expand and protect our intellectual property portfolio;

•	operate as a public company;

•	implement operational, financial and management information systems;

•	make royalty, milestone or other payments under current, and any future, license or collaboration agreements;

•	establish a sales, marketing and distribution infrastructure to commercialize any product candidate for which we may obtain marketing approval; and

•	establish manufacturing capacity to supply clinical trials in our pipeline and eventually for commercialization.

In addition, our net losses may fluctuate significantly from period to period, depending upon the timing of our expenditures on other research and development activities. Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our prepaid expenses and other current assets, accounts payable and accrued and other current liabilities. In addition, we expect to incur additional costs associated with operating as a public company, including significant legal, audit, accounting, regulatory and tax-related services associated with maintaining compliance with an exchange listing and Securities and Exchange Commission (“SEC”) requirements, director and officer liability insurance costs, investor and public relations costs, and other expenses.

We do not have any products approved for sale, and we do not expect to generate any revenue from product sales unless and until we successfully complete development and obtain regulatory approval for one or more product candidates, which will not be for many years, if ever. Because of the numerous risks and uncertainties associated with product development, we may never achieve or sustain profitability and, unless and until we are able to develop and commercialize our product candidates, we will need to continue to raise substantial additional capital. Accordingly, until such time as we can generate significant revenue from product sales, if ever, we plan to finance our operations through a combination of equity offerings, debt financings, collaborations, licensing arrangements, and other similar arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. We cannot assure you that we will be successful in obtaining additional financing as and when needed to finance our operations on terms acceptable to us, or at all. Any failure to raise capital as and when needed could have a negative impact on our financial condition and could force us to delay, reduce or terminate our research and development programs or other operations, or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Components of Results of Operations

Operating Expenses

Acquired In-Process Research and Development Expenses

Acquired in-process research and development expenses consist of initial up-front payments incurred in connection with licenses acquired that do not meet the definition of a business and have no alternative future use.

Research and Development Expenses

Research and development expenses have primarily related to discovery efforts and preclinical and clinical development of our product candidates.

Research and development expenses include:

Direct costs, including:

•

external research and development expenses incurred under agreements with clinical research organizations (“CROs”) investigative sites, consultants and other third parties that conduct our preclinical and toxicology studies and clinical trials;

•	expenses related to manufacturing our product candidates for clinical trials and preclinical studies, including fees paid to contract manufacturing organizations (“CMOs”);

•	expenses related to compliance with regulatory requirements; and

•	laboratory supplies and materials used for internal research and development activities.

Indirect costs, including:

•	Salaries, payroll taxes, employee benefits, and stock-based compensation for those individuals involved in research and development efforts; and

•	Facilities, depreciation, and other allocated expenses, which include direct and allocated expenses for rent, maintenance of facilities, utilities, insurance, equipment and other supplies.

We track external research and development expenses on a program-by-program basis. However, we do not track our internal research and development expenses on a program-by-program basis as they primarily relate to resources that are deployed across multiple projects under development.

Research and development activities are central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect our research and development expenses to increase significantly over the next several years as we continue to invest in research and development activities related to developing our product candidates, conduct our clinical trials, including later-stage clinical trials, and seek regulatory approvals for our product candidates that successfully complete clinical trials, as we expand our product pipeline and as we increase personnel to support our research and development efforts.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and employee-related costs, including stock-based compensation, for personnel in executive, finance, and other administrative functions. Other significant costs include facilities related expenses not included in research and development expense, legal fees related to intellectual property and corporate matters, other professional fees for accounting and consulting services, insurance, and other administrative expenses.

We expect that our general and administrative expense will increase for the foreseeable future as we continue to support our expanding headcount and operation to support the growth of our business, as we advance our product candidates through clinical development, and if any of our product candidates receive marketing approval, as we commence commercialization efforts. We also expect increased expenses related to audit, legal, regulatory and tax-related services associated with maintaining compliance with exchange listing and Securities and Exchange Commission (“SEC”) requirements, director and officer insurance premiums, board of director fees, investor relations costs and other expenses.

Change in Fair Value of Contingent Consideration

Contingent consideration represents future potential milestone and royalty payment obligations in connection with the acquisition of Zihipp Ltd. (“Zihipp”). The fair value of the contingent consideration was estimated based on the probability of milestone achievement, estimated time to payment and an estimated discount rate.

Other Income (Expense)

Change in Fair Value of Convertible Promissory Note

Due to certain embedded provisions contained in the convertible promissory note that required bifurcation as derivative instruments, we elected to carry the convertible promissory note at its estimated fair value at issuance and remeasure the estimated fair value through earnings until settled.

Interest Expense

Interest expense primarily consists of interest payable on notes to the former shareholders of Zihipp related to the achievement of certain development milestones.

Foreign Exchange Gain (Loss)

Foreign exchange gain (loss) consists of gains or losses from exchange rate changes on transactions denominated in currencies other than the U.S. dollar.

Interest Income

Interest income consists of interest earned from our cash and cash equivalents.

Results of Operations

Comparison of the Years Ended December 31, 2024 and 2023

The following table sets forth our results of operations (in thousands):

	Year ended December 31,
	2024	2023	$ Change
Operating expenses:
Acquired in-process research and development	$90	$10,179	$(10,089)
Research and development	107,517	15,564	91,953
General and administrative	26,797	15,042	11,755
Change in fair value of contingent consideration	90,429	2,884	87,545

Total operating expenses	224,833	43,669	181,164

Loss from operations	(224,833)	(43,669)	(181,164)
Other income (expense):
Change in fair value of convertible promissory note	—	(5,452)	5,452
Interest expense	(223)	—	(223)
Foreign exchange gain (loss)	406	(3)	409
Interest income	6,185	1,918	4,267

Loss before income taxes	(218,465)	(47,206)	(171,259)
Income tax benefit	9,338	—	9,338

Net loss	$(209,127)	$(47,206)	$(161,921)

Operating Expenses

Acquired In-Process Research and Development Expenses

For the years ended December 31, 2024 and 2023, we recognized $0.1 million and $10.2 million, respectively, in acquired-in-process research and development expenses in connection with the licenses acquired from D&D Pharmatech Inc (“D&D”).

Research and Development Expenses

Research and development expenses increased by $91.9 million from $15.6 million for the year ended December 31, 2023, to $107.5 million for the year ended December 31, 2024. The increase was mainly due to the ramp up of product candidate development and the related preclinical, clinical and contract manufacturing costs associated with our portfolio of injectable and oral development programs.

Research and development expenses by program are summarized in the table below (in thousands):

	Year ended December 31,
Strategy	2024	2023
Fully biased, monthly GLP-1 RA	$38,209	$2,276
Amylin agonism + GLP-1 RA	12,984	1,016
Oral peptide platform	25,403	5,196
Next-generation combinations with GLP-1 RA + amylin agonism	4,911	—
Development and discovery infrastructure, including personnel related	26,010	7,076

Total research and development expenses	$107,517	$15,564

General and Administrative Expenses

General and administrative expenses increased by $11.8 million from $15.0 million for the year ended December 31, 2023, to $26.8 million for the year ended December 31, 2024. The increase was primarily due to an increase in our professional and consulting fees of $5.5 million as we prepared for an initial public offering and an increase in personnel related expenses of $4.8 million as we expanded our operations to support our research and development efforts. We also experienced an increase in stock-based compensation expenses of $1.3 million and a $1.1 million increase in market research expenses. The increase was partially offset by a decrease in other general and administrative expenses of $0.9 million, which was primarily driven by the decline in acquisition expenses.

Change in Fair Value of Contingent Consideration

For the years ended December 31, 2024 and 2023, we recognized a change in fair value of contingent consideration of $90.4 million and $2.9 million, respectively, related to the Zihipp acquisition that occurred in 2023. The change in fair value of contingent consideration during the year ended December 31, 2024, was primarily attributable to the pursuit of a new product and an increase in the probability of success.

Other Income (Expense)

Change in Fair Value of Convertible Promissory Note

Upon conversion to Series Seed preferred stock during 2023, we recognized a change in fair value of $5.5 million related to the convertible promissory note. This change was mainly attributable to an increase in enterprise value associated with the Series Seed preferred stock transaction.

Interest Expense

For the year ended December 31, 2024, we recognized $0.2 million in interest expense on notes payable to the former shareholders of Zihipp related to the achievement of certain development milestones.

Foreign Exchange Gain (Loss)

For the years ended December 31, 2024 and 2023, we recognized a foreign exchange gain of $0.4 million and a foreign exchange loss of $3,000, respectively, from exchange rate changes on transactions denominated in currencies other than the U.S. dollar.

Interest Income

For the years ended December 31, 2024 and 2023, we recognized $6.2 million and $1.9 million, respectively, of interest income related to cash and cash equivalents in certain interest bearing and money market accounts.

Liquidity and Capital Resources

Source of Liquidity

We have incurred net losses and negative cash flows from operations since our inception and anticipate we will continue to incur net losses for the foreseeable future.

To date, we have funded our operations primarily with proceeds from the sale and issuance of shares of our convertible preferred stock, convertible notes in private placements and our initial public offering. Through December 31, 2024, we had raised aggregate net proceeds of approximately $535.9 million from sales of shares of our convertible preferred stock and the issuance of a convertible promissory note. In February 2025, we completed our IPO pursuant to which we issued and sold an aggregate of 17,569,444 shares of our common stock at a price to the public of $18.00 per share. We received gross proceeds of $316.2 million and aggregate net proceeds of $288.4 million after deducting underwriting discounts and commissions of $22.1 million and other offering expenses of $5.7 million. As of December 31, 2024, we had cash and cash equivalents of $352.4 million and an accumulated deficit of $257.1 million.

We expect to continue to incur significant operating losses in the foreseeable future to support the planned continued development of our product candidates. Our current capital resources, which consist of cash and cash equivalents, will be sufficient to fund operations through at least the next twelve months from the issuance date of our audited statements included in this Annual Report, see “Part II, Item 8—Financial Statement and Supplementary Data”. Our future viability is dependent on our ability to generate cash from our operating activities or to raise additional capital to finance our operations. There is no assurance that we will succeed in obtaining sufficient funding on terms acceptable to us to fund continuing operations, if at all.

Future Funding Requirements

Our primary uses of cash are to fund our operations, which consist primarily of research and development expenditures related to our programs and, to a lesser extent, general and administrative expenditures. We anticipate that we will continue to incur significant and increasing expenses for the foreseeable future as we continue to advance our product candidates, expand our corporate infrastructure, including the costs associated with being a public company, further our research and development initiatives for our product candidates, incur costs associated with potential commercialization, attract, hire and retain personnel, maintain, expand and protect our intellectual property portfolio, implement operational, financial and management information systems, and make royalty, milestone or other payments. We are subject to all the risks typically related to the development of new drug candidates, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. We anticipate that we will need substantial additional funding in connection with our continuing operations.

We do not have any products approved for sale, and we do not expect to generate any revenue from product sales unless and until we successfully complete development and obtain regulatory approval for one or more product candidates, which will not be for many years, if ever. Because of the numerous risks and uncertainties associated with product development, we may never achieve or sustain profitability and, unless and until we are able to develop and commercialize our product candidates, we will need to continue to raise substantial additional capital. Accordingly, until such time as we can generate significant revenue from product sales, if ever, we plan to finance our operations through a combination of equity offerings, debt financings, collaborations, licensing arrangements, and other similar arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. We cannot assure you that we will be successful in obtaining additional financing as and when needed to finance our operations on terms acceptable to us, or at all. Any failure to raise capital as and when needed could have a negative impact on our financial condition and could force us to delay, reduce or terminate our research and development programs or other operations, or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. Our ability to continue as a going concern is dependent upon our ability to successfully accomplish these plans and secure these sources of financing and ultimately attain profitable operations.

Because of the numerous risks and uncertainties associated with research, development and commercialization of our products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to, the following:

•

the initiation, type, number, scope, progress, expansions, results, costs and timing of clinical trials and preclinical studies of any of our current and future product candidates we may choose to pursue, including the costs of modification to clinical development plans based on feedback that we may receive from regulatory authorities;

•

the costs and timing of manufacturing for any of our current or future product candidates, including commercial manufacturing at sufficient scale, if any product candidate is approved, including as a result of inflation, any supply chain issues or component shortages;

•

the costs, timing and outcome of regulatory meetings and reviews of any of our current or future product candidates in any jurisdictions in which we or our current or any future collaborators may seek approval for any of our current or future product candidates;

•	the costs of obtaining, maintaining, enforcing and protecting our patents and other intellectual property and proprietary rights;

•	our efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company, including enhanced internal control over financial reporting;

•

the costs associated with hiring additional personnel and consultants as our business grows, including additional executive officers and clinical development, regulatory, chemistry, manufacturing and control, quality and commercial personnel;

•	the timing and payment of milestone, royalty or other payments we must make pursuant to our existing and potential future license or collaboration agreements with third parties;

•	the costs and timing of establishing or securing sales and marketing capabilities, if any of other current or future product candidates is approved;

•	our ability to achieve sufficient market acceptance, coverage and adequate reimbursement from third-party payors and adequate market share and revenue for any approved products;

•	our ability and strategic decision to develop future product candidates, and the timing of such development, if any;

•	patients’ willingness to pay out-of-pocket for any approved products in the absence of coverage and/or adequate reimbursement from third-party payors;

•	the terms and timing of establishing and maintaining collaborations, licenses and other similar arrangements; and

•	costs associated with any products or technologies that we may in-license or acquire.

Based upon our current operating plan, we estimate that our existing cash and cash equivalents as of the date of this Annual Report will be sufficient to fund our projected operating expenses and capital expenditure requirements into 2027. However, we have based this estimate on assumptions that may prove to be wrong, and our operating plan may change as a result of many factors currently unknown to us. In addition, we could utilize our available capital resources sooner than we expect.

Cash Flows

The following table sets forth summary of our cash flow activity for the years indicated (in thousands):

	Year ended December 31,
	2024	2023
Cash used in operating activities	$(100,039)	$(35,393)
Cash used in investing activities	(43)	(28,242)
Cash provided by financing activities	378,198	123,683
Effect of exchange rate changes on cash	(864)	167

Net increase in cash and cash equivalents	$277,252	$60,215

Operating Activities

During the year ended December 31, 2024, cash used in operating activities was $100.0 million. Cash used in operating activities reflected our net loss of $209.1 million, offset by a $25.5 million net decrease in our operating assets and liabilities and noncash charges of $83.6 million, which consisted of $90.4 million related to the change in fair value of our contingent consideration, and $2.4 million related to stock-based compensation expense, slightly offset by a $9.3 million change in our deferred tax benefit.

During the year ended December 31, 2023, cash used in operating activities was $35.4 million. Cash used in operating activities reflected our net loss of $47.2 million, offset by a $4.0 million net decrease in our operating assets and liabilities and noncash charges of $7.8 million, which consisted of $5.5 million related to the change in fair value of our convertible promissory note, $2.9 million related to the change in fair value of our contingent consideration and $0.1 million related to stock-based compensation expense. This was offset by the settlement of accrued interest of $0.6 million related to our convertible promissory note.

Investing Activities

During the year ended December 31, 2024, cash used in investing activities was $43,000 and related to the purchase of property and equipment.

During the year ended December 31, 2023, cash used in investing activities was $28.2 million and related to amounts paid in connection with the acquisition of Zihipp.

Financing Activities

During the year ended December 31, 2024, cash provided by financing activities was $378.2 million. Net cash provided by financing activities for the year ended December 31, 2024 consisted of $398.0 million received from the sale of our Series A, Series A-1 and Series B convertible preferred stock, offset by payments of $0.8 million for preferred stock financing costs, payment of contingent consideration of $18.1 million, the settlement of a deferred payment of $0.5 million related to the acquisition of Zihipp and $0.3 million for the payment of financing costs related to our initial public offering.

During the year ended December 31, 2023, cash provided by financing activities was $123.7 million. Net cash provided by financing activities for the year ended December 31, 2023 consisted of $123.9 million received from the sale of our Series Seed and Series A convertible preferred stock, offset by payments of $0.2 million for financing costs.

Contractual Obligations and Commitments

As of December 31, 2024 we had future minimum lease commitments of $1.5 million related to noncancelable operating leases for office space, under a long-term lease arrangement. We enter into contracts in the normal course of business with our CDMOs, CROs and other third parties to support development activities. These contracts are generally cancelable by us.

Payment obligations in connection with the acquisition of Zihipp and license agreements with D&D are contingent upon future events such as our achievement of pre-specified development, regulatory, and commercial milestones, or royalties on net product sales. As of December 31, 2024, the timing and likelihood of achieving the milestones and generating future product sales are uncertain and therefore, any related payments are not included in the discussion above. See Key Agreements section below for additional information.

Key Agreements

Acquisition of Zihipp Ltd.

On September 22, 2023, or the Closing Date, we entered into a share purchase agreement, as amended, with the selling shareholders holding the entire issued share capital of Zihipp, pursuant to which we acquired 100% of the outstanding share capital of Zihipp. Zihipp holds an exclusive licensing agreement with Imperial College of Science, Technology and Medicine in London (“Imperial College”) granting rights to patent applications and preclinical and clinical data packages for NuSH peptide programs, as further discussed below. Zihipp also holds a minority interest in SanPlena LLC (“SanPlena”) to which it has also out-licensed certain technology (which is independent of the technologies used for our pipeline and programs) to create a drug-device combination utilizing EOFlow’s smart wearable drug delivery platform and novel gut peptides. The acquisition expanded our diabetes and obesity pipeline.

The acquisition involved upfront and deferred cash payments totaling $34.3 million and contingent consideration valued at $42.9 million as of the Closing Date. Contingent consideration is comprised of future potential development, regulatory, commercial and joint venture (“JV”) milestone payments, and royalties on net product sales and out-licensed intellectual property. The Company is obligated to make the following payments: (i) payments on the first achievement of certain development milestones of up to $52.5 million, with additional payment(s) of $27.5 million upon achieving certain other development milestones, in each case; (ii) payments on the first achievement of certain regulatory milestones of up to $30.0 million, plus (a) $30.0 million and/or (b) $10.0 million upon achieving certain other regulatory milestones, in each case, as applicable, provided that (a) and (b) occur within 15 years from the Closing Date; (iii) commercial milestone payment(s) of $5.0 million upon achieving certain commercial milestone events, in each case; and (iv) JV milestone payments of up to $35.0 million as a result of certain royalties, milestones, dividends, sales or other interests and irrevocable consideration payments received from SanPlena. In addition, former Zihipp shareholders are also entitled to low-single digit royalties on net product sales and low-single to mid-teen digit payment of net receipts on non-royalty license income at certain milestone events for out-licensed intellectual property. The royalty term ends on the latest of (i) the 10-year anniversary of the first commercial sale in each country, (ii) the expiration of any regulatory exclusivity period, or (iii) the expiration of the last-to-expire relevant patent.

During the year ended December 31, 2024, certain development milestones were achieved.

•

On May 29, 2024, we paid $6.3 million towards a development milestone and issued a note payable to related parties with a principal balance of $5.9 million. The note accrued interest at a rate of 5.25%. We paid off the existing note payable of $5.9 million and accrued interest of $0.2 million on November 29, 2024.

•

On October 18, 2024, we paid $6.3 million towards a development milestone and issued a note payable to related parties with a principal balance of $5.9 million. The note accrues interest at a rate of 5.00% and all principal and interest are due, if not settled prior, on October 18, 2025.

•

On December 18, 2024, we paid $2.5 million towards a development milestone and issued a note payable to related parties with a principal balance of $2.4 million. The note accrues interest at a rate of 4.75% and all principal and interest are due, if not settled prior, on December 11, 2025.

D&D License Agreements

Second Amended and Restated D&D License Agreement

In March 2024, we entered into a Second Amended and Restated License Agreement (the “A&R Agreement”) with D&D, pursuant to which D&D granted us an exclusive, sublicensable, worldwide license under certain patent rights and know how to develop, manufacture, commercialize and otherwise exploit compounds and products containing certain peptide and modified peptide GLP-1 agonists and amylin/calcitonin agonists, or A&R Licensed Products. For certain A&R Licensed Products, we may exploit such A&R Licensed Products for oral use in any fields, and for other A&R Licensed Products developed by us and formulated for oral delivery using D&D’s platform technology, we may exploit such A&R Licensed Products for oral use for the treatment, cure or control of diabetes, obesity, weight loss or nonalcoholic steatohepatitis (“NASH”). D&D also granted us a right of first refusal with respect to offers from third parties for D&D to assign, sell, or license certain injectable amylin agonist or GLP-1 agonist molecules for the treatment, cure or control of diabetes, obesity, weight loss or NASH.

Simultaneously with the A&R Agreement, we also entered into an Amended and Restated Research and Collaboration Agreement (the “Collaboration Agreement”) with D&D and its wholly-owned subsidiary, Neuraly, Inc. (“Neuraly”) pursuant to which we co-develop certain A&R Licensed Products with D&D. Under the Collaboration Agreement, all inventions jointly-developed are owned jointly by the parties with D&D’s interest therein exclusively licensed to us under the terms of the Collaboration Agreement and the A&R Agreement.

Under the A&R Agreement, we are obligated to use commercially reasonable efforts to develop through regulatory approval, in the applicable field in the United States and at least three specified major market countries, and commercialize in the countries in which regulatory approval is received, at least: (i) one A&R Licensed Product that includes a compound from a specified group of GLP-1 agonists, (ii) one A&R Licensed Product that includes a compound from a specified group of GLP-1/GIP/glucagon triple agonists, another GLP-1 agonist (including any peptide-based multi-agonist targeting GLP-1 receptors) developed by D&D, or an amylin agonist (including any peptide-based multi-agonist targeting amylin) developed by D&D, and (iii) one A&R Licensed Product that includes either a GLP-1 agonist or an amylin agonist developed by us and formulated for oral delivery using D&D’s platform technology. During the term of the A&R Agreement, D&D is restricted from developing, manufacturing or commercializing any (i) oral amylin agonist or oral GLP-1 agonist for the treatment, cure or control of diabetes, obesity, weight loss, or NASH by utilizing D&D’s platform technology, or (ii) any compound that has the identical amino acid backbone sequence as a licensed compound under the A&R Agreement or any compound covered by a patent right obtained jointly by the parties under the A&R Agreement.

We paid D&D a one-time, upfront payment of $10 million upon entering the A&R Agreement. We are obligated to pay D&D, upon the achievement of specific development and regulatory milestones by A&R Licensed Products: (i) up to $26 million in the aggregate for each GLP-1 agonist or amylin agonist A&R Licensed Products that are developed by us and formulated for oral delivery using D&D’s platform technology and that achieve such milestones, (ii) up to $52 million in the aggregate for each of the first A&R Licensed Product that includes (a) a compound from a specified group of GLP-1 agonists, (b) a compound from a specified group of GLP-1/GIP/glucagon triple agonists, (c) another GLP-1 agonist developed by D&D using D&D’s platform technology or (d) an amylin agonist developed by D&D using D&D’s platform technology, to achieve such milestones, and (iii) up to $45 million in the aggregate for each subsequent A&R Licensed Product for those categories in (ii) above, to achieve such milestones. We are also obligated to pay D&D up to $112.5 million in the aggregate upon the achievement of specific sales milestones by A&R Licensed Products that include a GLP-1 agonist or an amylin agonist developed by us and developed for oral delivery using D&D’s platform technology and up to $225 million in the aggregate upon the achievement of specific sales milestones by A&R Licensed Products that include a GLP-1 agonist or amylin agonist developed by D&D using D&D’s platform technology. We have also agreed to pay D&D, on a A&R Licensed Product-by-A&R Licensed Product and country-by-country basis during the royalty term (subject to customary reductions) on annual net sales of such A&R Licensed Product in such country: (i) tiered low-single to mid-single digit percentage royalties on A&R Licensed Products that include a GLP-1 agonist or an amylin agonist developed by us and formulated for oral delivery using D&D’s platform technology and (ii) tiered mid-single digit to low double digit percentage royalties on A&R Licensed Products that include a GLP-1 agonist or amylin agonist developed by D&D using D&D’s platform technology. The royalty term commences on the date of first commercial sale of such A&R Licensed Product in the applicable country and ends on the latest of (i) the expiration of the last valid claim within the licensed patent rights covering such A&R Licensed Product in such country, (ii) the tenth anniversary of the first commercial sale of such A&R Licensed Product in such country, (iii) the expiration of regulatory exclusivity for such A&R Licensed Product in such country, and (iv) the first commercial sale of a generic product competitor of such A&R Licensed Product in such country. We are also required to pay D&D a mid-single digit to mid-teen percentage of any non-royalty sublicense income received by us under a sublicense to exploit an A&R Licensed Products with the percentage varying based on the development stage of the A&R Licensed Product at the time the sublicense is granted. We are also obligated to pay D&D a fee upon undergoing any first change of control, if such change of control occurs after the initiation of a Phase 2 clinical trial for an A&R Licensed Product or a Triple G Licensed Products (see “—D&D Triple G License Agreement” below), where such fee is equal to a mid-single digit percentage of any consideration received by us in connection with such change of control, subject to a cap of $35 million.

For a more detailed description of the A&R Agreement, see the section titled “Business—Licensing, Partnerships and Collaborations.”

D&D Triple G License Agreement

In March 2024, we entered into a License Agreement, or the Triple G License Agreement, with D&D, pursuant to which D&D granted us an exclusive, sublicensable, worldwide license under certain patent rights and know how to develop, manufacture, commercialize and otherwise exploit compounds and products containing certain peptide-based triple agonists targeting the receptors for GLP-1, GIP, and glucagon (“Triple G Licensed Products”) administered by injection for the treatment, cure or control of all diseases and conditions, or the Field.

Pursuant to our Collaboration Agreement with D&D and Neuraly, Neuraly is responsible for certain preclinical development of Triple G Licensed Products and all inventions that are jointly-developed are owned jointly by the parties to the Collaboration Agreement, with D&D’s interest therein exclusively licensed to us. We have sole control over and are responsible for all other manufacturing, development, commercialization, and medical affairs for the Triple G Licensed Products in the Field. During the term of the Triple G License Agreement, D&D is restricted from developing, manufacturing or commercializing any injectable GLP-1 agonist, dual GLP-1/GIP agonist, or GLP-1/GIP/glucagon triple agonist that is developed or commercialized for the treatment, cure or control of diabetes, obesity, weight loss, or NASH, except for certain existing compounds. We paid D&D a one-time, upfront payment of $50,000 upon entering the Triple G License Agreement. We are obligated to pay D&D up to $52 million in aggregate upon the achievement of specific development and regulatory milestones by the first Triple G Licensed Product and up to $45 million in aggregate for each subsequent Triple G Licensed Product to achieve a subset of such milestones. We are also obligated to pay D&D up to $165 million in aggregate upon the achievement of specific sales milestones by Triple G Licensed Products. We also agreed to pay D&D, on a Triple G Licensed Product-by-Triple G Licensed Product and country-by-country basis during the royalty term (subject to customary reductions), tiered mid-single digit to low-double digit percentage royalties on annual net sales of such Triple G Licensed Product in such country. The royalty term commences upon the first commercial sale of such Triple G Licensed Product in the applicable country and ends on the latest of (i) the expiration of the last valid claim within the licensed patent rights covering such Triple G Licensed Product in such country, (ii) the tenth anniversary of the first commercial sale of such Triple G Licensed Product in such country, (iii) the expiration of regulatory exclusivity for such Triple G Licensed Product in such country, and (iv) the first commercial sale of a generic product competitor of such Triple G Licensed Product in such country. We are also required to pay D&D a mid-single digit to mid-teen percentage of any non-royalty sublicense income received by us under a sublicense to exploit Triple G Licensed Products, with the percentage varying based on the development stage of the Triple G Licensed Product at the time the sublicense is granted.

For a more detailed description of the Triple G License Agreement, see the section titled “Business—Licensing, Partnerships and Collaborations.”

For the years ended December 31, 2024 and 2023, we expensed $7.7 million and $3.7 million, respectively, for full-time employee expenses and the cost of reagents and raw materials related to Neuraly. No milestone payments or royalties were made from the date of the license agreement through December 31, 2023. In November 2024, certain development milestones were achieved and $2.0 million were included in research and development expenses and accrued expenses and other current liabilities as of December 31, 2024. The milestone was paid in cash during January 2025.

Imperial License Agreement

In September 2023, in connection with our acquisition of Zihipp Ltd., we acquired an exclusive intellectual property license agreement dated February 28, 2019, which was amended in December 2020, December 2021, February 2023, and June 2023 (the “Imperial Agreement”) with Imperial College of Science, Technology and Medicine. The Imperial Agreement was novated in February 2019 by Imperial College of Science, Technology and Medicine to Imperial Innovations Limited and Imperial Innovations Limited later changed its name to IP2IPO Innovations Limited (“Imperial”). Under the Imperial Agreement, Imperial granted us an exclusive, sublicensable (subject to compliance with certain conditions) worldwide license under certain licensed patents and know-how to develop, manufacture and commercialize certain products, including MET-097i and MET-233i (“Imperial Licensed Products”) for use in human and veterinary therapeutics.

Under the Imperial Agreement, we are required to use reasonable efforts to develop and commercially exploit the Imperial Licensed Products throughout the world as soon as reasonably practicable. We are also required to use diligent and reasonable efforts to supply Imperial Licensed Products in certain developing countries at a price that reflects the direct cost of manufacture plus a customary margin for a generic pharmaceutical product in such country. Imperial reserves the right for itself and its affiliates, employees, students and its other researchers to further research and develop the licensed intellectual property.

Pursuant to the Imperial Agreement, we are obligated to pay Imperial up to £20.5 million ($26.1 million at an exchange rate of 1.27 on December 31, 2023) in the aggregate upon the achievement of certain development, regulatory and financing milestones. Upon entering into the Imperial Agreement, Imperial also received an allotment of 333,333 ordinary shares of Zihipp. We are required to pay Imperial an annual license fee and, upon the achievement of certain funding, regulatory, and patent prosecution milestones, we are obligated to reimburse Imperial for certain patent related costs. We are obligated to pay Imperial tiered, low-single digit percentage royalties on net sales of the Imperial Licensed Products, subject to reductions if we require a license from a third party to its intellectual property in order to exploit an Imperial Licensed Product. We are also required to pay Imperial a mid-single digit to mid-teen percentage of net receipts from sublicenses where the percentage depends on the regulatory stage of the applicable Imperial Licensed Product at the time of such sublicense. In December 2024, certain development milestones for Imperial were achieved and £0.6 million ($0.7 million USD) were included in research and development expenses and accrued expenses and other current liabilities as of December 31, 2024.

For a more detailed description of the Imperial Agreement, see the section titled “Business—Licensing, Partnerships and Collaborations.”

Amneal Supply Agreement

In September 2024, we entered into a Development and Supply Agreement (the “Supply Agreement”) with Amneal Biopharma Solutions Private Limited, a subsidiary of Amneal Pharmaceuticals, Inc. (“Amneal”). Under the Supply Agreement, Amneal will develop, manufacture, and supply certain drug substances and oral and injectable drug products for us for clinical and commercial use worldwide (other than certain South and Southeast Asian, African, and Middle Eastern countries) (the “Territory”). We will also provide funding in support of the construction of a new Amneal facility for the manufacture of drug substances and drug products, which Amneal will use to manufacture peptide drug substances and injectable peptide products for us and drug substances and drug products for itself and its other customers.

Amneal is responsible for process development, manufacture and supply of drug substances and drug products designated by us. Amneal is designated as our preferred supplier for commercial products, and we are required to purchase an agreed upon percentage of our annual commercial drug substance and drug product needs, subject to certain conditions and price competitiveness for which we may reduce the supply thresholds.

Amneal is required to supply the agreed upon percentage of our annual needs, and use reasonable, diligent efforts to supply all of our requirements of drug product if requested, up to 100,000,000 cartridge-based injectable drug product units per year, and of drug substance, up to the maximum annual capacity of the new facility. Amneal is restricted from developing, manufacturing, supplying and/or marketing any competing GLP-1 and amylin agonist products for competitors, with limited exceptions for certain competitors and products already controlled by a third-party acquirer of Amneal in the event Amneal is acquired.

Amneal is responsible for constructing a new facility in India for the manufacture of injectable peptide drug products, a portion of which is required to have a maximum annual capacity of at least 100,000,000 units of injectable drug product that is dedicated to us. We are obligated to pay up to $100 million over four years for the construction of the facility, and we are entitled to receive an aggregate rebate of up to $100 million based on each unit of drug product manufactured by Amneal at the facility for us, Amneal and Amneal’s other customers. Following the first commercial sale of the first injectable drug product, we are obligated to order a minimum number of units of injectable drug product annually, with any shortfall subject to a mid-single digit payment per unit not ordered, and excess orders carrying forward to the next year.

The supply price for commercial drug product and drug substance is a combination of a predetermined fixed price based on cost-of-goods plus a corresponding mark-up and an earn-out based on the gross profit of the products.

In the event of a supply failure, we may source the shortfall from alternate suppliers and receive credits against future orders from Amneal for a specified time period. Amneal must prioritize our orders to prevent or mitigate supply failures. Amneal must secure and maintain an adequate safety stock of drug products and key components to avoid supply shortfalls.

As of December 31, 2024, no payments were made, and no income or expenses were recognized under the Supply Agreement.

For a more detailed description of the Supply Agreement, see the section titled “Business—Licensing, Partnerships and Collaborations.”

Critical Accounting Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities in our consolidated financial statements, as well as the reported expenses incurred during the reporting periods. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements included elsewhere in this Annual Report, we believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on our financial condition or results of operations.

Accrued Research and Development Expenses

As part of the process of preparing our consolidated financial statements, we are required to estimate our accrued research and development expenses as of each balance sheet date. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf, and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of the actual cost. The majority of our service providers provide us invoices monthly in arrears for services performed. We make estimates of our accrued research and development expenses as of each balance sheet date in our consolidated financial statements based on facts and circumstances known to us at the time. We periodically confirm the accuracy of estimates with the service providers and make adjustments if necessary. The significant estimates in our accrued research and development expenses include the costs incurred for services performed by our vendors in connection with research and development activities for which we have not yet been invoiced.

We base our expenses related to research and development activities on our estimates of the services received and efforts expended pursuant to quotes and contracts with vendors that conduct research and development on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the research and development expense. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we adjust the accrual or prepaid expense accordingly. Advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made.

Although we do not expect our estimates to be materially different from amounts actually incurred, if our estimates of the status and timing of services performed differ from the actual status and timing of services performed, it could result in us reporting amounts that are too high or too low in any particular period. To date, we have not experienced significant changes in our estimates of accrued research and development expenses after a reporting period.

Determination of the Fair Value of Contingent Consideration

Business combinations may also include contingent consideration payments to be made for future milestone events or royalties on net sales of future products. We estimate the fair value of the contingent consideration based on the probability of milestone achievement, estimated time to payment and an estimated discount rate. See Note 3 and Note 7 to our consolidated financial statements for further details.

Off-balance Sheet Arrangements

During the periods presented, we did not have, nor do we currently have, any off-balance sheet arrangements as defined in the rules and regulations of the SEC.

Recent Accounting Pronouncements

See Note 2 to our consolidated financial statements found elsewhere in this Annual Report for a description of recent accounting pronouncements applicable to our consolidated financial statements.

JOBS Act and Smaller Reporting Company Status

As an emerging growth company under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) we can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards and as a result of this election, our consolidated financial statements may not be comparable to companies that comply with public company effective dates. We intend to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of Sarbanes-Oxley.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the consummation of our initial public offering, or December 31, 2030, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if, among other factors, the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year (subject to certain conditions), or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We are also a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information required under this item.

Item 8. Financial Statements and Supplementary Data.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Metsera, Inc.

METSERA, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Metsera, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Metsera, Inc. (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2024.

Iselin, New Jersey

March 26, 2025

METSERA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$352,447	$75,195
Prepaid expenses and other current assets	6,686	1,609

Total current assets	359,133	76,804
Property and equipment, net	57	27
Operating lease right-of-use asset	1,385	—
Intangible assets	68,521	69,421
Goodwill	21,892	22,179
Other assets	—	410

Total assets	$450,988	$168,841

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$20,837	$2,656
Accrued expenses and other current liabilities	17,877	2,752
Note payable with related parties	8,387	—
Deferred payment	—	515
Due to related parties	392	946
Operating lease liabilities, current portion	714	—
Contingent consideration, short-term	19,100	13,300

Total current liabilities	67,307	20,169
Deferred tax credits	—	410
Deferred tax liabilities	7,780	17,261
Operating lease liabilities, long-term	701	—
Contingent consideration, long-term	87,850	32,500

Total liabilities	163,638	70,340

Redeemable convertible preferred stock, par value $0.00001 per share:
Series Seed redeemable convertible preferred stock: 36,599,998 shares authorized; 36,599,998 shares issued and outstanding at December 31, 2024 and December 31, 2023 (Liquidation value of $54,900 at December 31, 2024)	54,815	54,815
Series A redeemable convertible preferred stock: 79,999,993 shares authorized; 79,999,993 and 29,666,664 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively (Liquidation value of $240,000 at December 31, 2024)	239,752	88,868
Series A-1 redeemable convertible preferred stock: 9,696,970 shares authorized; 9,696,970 shares issued and outstanding at December 31, 2024 (Liquidation value of $32,000 at December 31, 2024)	31,931	—
Series B redeemable convertible preferred stock: 42,658,718 shares authorized; 42,658,718 shares issued and outstanding at December 31, 2024 (Liquidation value of $215,000 at December 31, 2024)	214,359	—
Commitments and contingencies (Note 7)
Stockholders’ deficit:
Common stock, par value $0.00001 per share: 72,348,953 shares authorized; 15,368,385 and 13,831,417 shares issued and outstanding at December 31, 2024 and 2023, respectively.	—	—
Additional paid-in capital	2,479	85
Accumulated other comprehensive income	1,160	2,752
Accumulated deficit	(257,146)	(48,019)

Total stockholders’ deficit	(253,507)	(45,182)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$450,988	$168,841

The accompanying notes are an integral part of these consolidated financial statements.

METSERA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

	Year ended December 31, 2024	Year ended December 31, 2023
Operating expenses:
Acquired in-process research and development	$90	$10,179
Research and development	107,517	15,564
General and administrative	26,797	15,042
Change in fair value of contingent consideration	90,429	2,884

Total operating expenses	224,833	43,669

Loss from operations	(224,833)	(43,669)
Other income (expense):
Change in fair value of convertible promissory note	—	(5,452)
Interest expense	(223)	—
Foreign exchange gain (loss)	406	(3)
Interest income	6,185	1,918

Loss before income taxes	(218,465)	(47,206)
Income tax benefit	9,338	—

Net loss	$(209,127)	$(47,206)

Net loss per share of common stock, basic and diluted	$(14.49)	$(3.48)

Weighted-average shares of common stock outstanding, basic and diluted	14,431,846	13,571,987

Other comprehensive income:
Foreign currency translation adjustment	(1,592)	2,752

Other comprehensive (loss) income	(1,592)	2,752

Total comprehensive loss	$(210,719)	$(44,454)

The accompanying notes are an integral part of these consolidated financial statements.

METSERA, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Common stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2022	—	$—	12,767,462	$—	$—	$—	$(813)	$(813)
Issuance of common stock	—	—	1,063,955	—	—	—	—	—
Sale of Series Seed convertible preferred stock, net of issuance costs	23,266,665	34,815	—	—	—	—	—	—
Issuance of Series Seed convertible preferred stock upon conversion of convertible promissory note	13,333,333	20,000	—	—	—	—	—	—
Sale of Series A convertible preferred stock, net of issuance costs	29,666,664	88,868	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	85	—	—	85
Foreign currency translation adjustment	—	—	—	—	—	2,752	—	2,752
Net loss	—	—	—	—	—	—	(47,206)	(47,206)

Balance at December 31, 2023	66,266,662	143,683	13,831,417	—	85	2,752	(48,019)	(45,182)
Sale of Series A convertible preferred stock, net of issuance costs	50,333,329	150,884	—	—	—	—	—	—
Sale of Series A-1 convertible preferred stock, net of issuance costs	9,696,970	31,931	—	—	—	—	—	—
Sale of Series B convertible preferred stock, net of issuance costs	42,658,718	214,359	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	2,394	—	—	2,394
Vesting of restricted stock	—	—	1,536,968	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	(1,592)	—	(1,592)
Net loss	—	—	—	—	—	—	(209,127)	(209,127)

Balance at December 31, 2024	168,955,679	$540,857	15,368,385	$—	$2,479	$1,160	$(257,146)	$(253,507)

The accompanying notes are an integral part of these consolidated financial statements.

METSERA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31, 2024	Year ended December 31, 2023
Operating activities:
Net loss	$(209,127)	$(47,206)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	14	2
Non-cash interest expense	66	—
Settlement of accrued interest related to convertible promissory note	—	(632)
Change in fair value of convertible promissory note	—	5,452
Stock-based compensation expense	2,394	85
Change in fair value of contingent consideration	90,429	2,884
Deferred tax benefit	(9,338)	—
Non-cash lease expense	30	—
Changes in operating assets and liabilities:
Other assets	—	(410)
Prepaid expenses and other current assets	(2,036)	(1,425)
Accounts payable	16,547	2,601
Accrued expenses and other liabilities	14,064	2,417
Due to related parties	(252)	429
Payment of contingent consideration	(2,830)	—
Deferred tax credits	—	410

Net cash used in operating activities	(100,039)	(35,393)

Investing activities:
Acquisition of Zihipp Ltd., net of cash acquired	—	(28,213)
Purchase of property and equipment	(43)	(29)

Net cash used in investing activities	(43)	(28,242)

Financing activities:
Proceeds from the sale of convertible preferred stock	398,000	123,900
Payment of financing costs related to sale of convertible preferred stock	(826)	(217)
Payment of deferred financing costs related to initial public offering	(333)	—
Settlement of deferred payment related to the acquisition of Zihipp, Ltd.	(515)	—
Payment of contingent consideration	(18,128)	—

Net cash provided by financing activities	378,198	123,683

Effect of exchange rates on cash and cash equivalents	(864)	167
Net increase in cash and cash equivalents	277,252	60,215
Cash and cash equivalents at the beginning of year	75,195	14,980

Cash and cash equivalents at the end of year	$352,447	$75,195

Supplemental non-cash financing activities:
Issuance of Series Seed convertible preferred stock upon conversion of convertible promissory note	$—	$20,000

Deferred financing costs within accounts payable and accrued expenses	$2,713	$112

Issuance of related party note to settle contingent consideration	$8,321	$—

Cash paid for interest	$157	$—

Operating lease right-of-use asset exchanged for operating lease liability	$1,481	$—

The accompanying notes are an integral part of these consolidated financial statements.

METSERA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Organization, Liquidity and Risk

Metsera, Inc. (“Company”), a Delaware corporation, was incorporated in June 2022 and is a clinical-stage biotechnology company developing next-generation injectable and oral nutrient stimulated hormone (“NuSH”) analog peptides to treat obesity, overweight and related conditions. The Company has developed and is implementing proprietary methods and platform technologies to advance a broad, scalable and combinable portfolio of injectable and oral NuSH analog peptides with the potential to not only address the limitations of approved therapies, but also many of the anticipated limitations of next-generation therapies in development. The Company uses its proprietary MINT peptide library of NuSH analog peptides alongside its Half-life Augmentation by Lipid Optimization half-life extending platform and its MOMENTUM oral NuSH analog peptide delivery platform to deliver highly differentiated product candidates that they are advancing into clinical trials for obesity or overweight.

In March 2023, the Company’s board of directors approved a 3-for-1 reverse stock split of its issued and outstanding common stock and stock option awards. In January 2025, the Company’s board of directors approved a 2.349723-for-1 reverse stock split of its issued and outstanding common stock and stock option awards. All issued and outstanding shares of common stock, stock option awards and per share data have been adjusted in these audited consolidated financial statements, on a retrospective basis, to reflect the reverse stock splits for all periods presented.

Liquidity and Risk

As of December 31, 2024, the Company had cash and cash equivalents of $352.4 million. In February 2025, the Company raised aggregate net proceeds of approximately $288.4 million from the issuance and sale of shares from its initial public offering (“IPO”). The Company has incurred losses and negative operating cash flows since inception and had an accumulated deficit of $257.1 million as of December 31, 2024. During the year ended December 31, 2024, the Company incurred a net loss of $209.1 million and negative operating cash flows of $100.0 million. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales of its product candidates currently in development. Substantial additional financing will be needed by the Company to fund its operations and to commercially develop its product candidates. No assurance can be given that any such financing will be available when needed or that the Company’s research and development efforts will be successful.

Since its inception in June 2022, the Company has funded its operations through the issuance of shares of its convertible preferred stock, convertible notes in private placements and shares issued in conjunction with the Company’s initial public offering. The Company believes that its current capital resources, which consist of cash and cash equivalents, will be sufficient to fund operations through at least the next twelve months from the date the accompanying consolidated financial statements are issued based on its current operating plan. As the Company continues to pursue its business plan, it expects to finance its operations through equity offerings, debt financings, or other capital sources, including current or potential future collaborations, licenses, and other similar arrangements. However, there can be no assurance that any additional financing or strategic arrangements will be available to the Company on acceptable terms, if at all. If events or circumstances occur such that the Company does not obtain additional funding, it may be necessary to significantly reduce its scope of operations to reduce the current rate of spending through actions such as reductions in staff and the need to delay, limit, reduce or terminate its product development or future commercialization efforts or grant rights to develop and market product candidates that it would otherwise prefer to develop and market itself, which could have a material adverse effect on the Company’s business, results of operations or financial condition.

At the time of issuance of these financial statements, the previously reported going concern uncertainty has been alleviated based upon the completion of the Company’s IPO.

2. Basis of presentation and significant accounting policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and the Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”) and Securities and Exchange Commission (“SEC”).

Principles of consolidation

The Company’s consolidated financial statements include the accounts of Metsera, Inc. and its wholly owned subsidiaries, Zihipp Ltd. and Zihipp Inc. (collectively “Zihipp”) that were acquired in September 2023 (see Note 4). All significant intercompany account balances and transactions within the Company and its subsidiaries have been eliminated upon consolidation.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, assumptions, and judgments that affect the reported amounts of assets, liabilities, expenses, and related disclosures in the accompanying notes. The Company bases its estimates, assumptions and judgments on historical experience when available and on various factors that it believes to be reasonable under the circumstances as of the date of the accompanying consolidated financial statements, including the fair value of the convertible promissory note, net assets acquired from Zihipp and related contingent consideration, the fair value of the Company’s common stock and other assumptions in the measurement of stock-based compensation expense and accrued research and development expenses. In addition, other factors may affect estimates, including the expected business and operational changes, the sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of potentially reasonable estimates of the ultimate future outcomes, and management must select an amount that falls within that range of reasonable estimates. Actual results could differ materially from the estimates and assumptions used in the preparation of the accompanying financial statements under different assumptions or conditions.

Segment Information

The Company operates and manages its business as a single operating segment for the purposes of assessing performance and making operating decisions. The Company’s current focus is on the development of clinical and preclinical product candidates focused on developing next-generation injectable and oral nutrient stimulated hormone, analog peptides to treat obesity, overweight and related conditions. The Company has one reportable segment. The determination of reportable segments is based on the chief operating decision maker’s (“CODM”) use of financial information provided for the purpose of assessing performance and making operating decisions. The Company’s CODM is its Chief Executive Officer.

The CODM assesses performance for the segment based on net loss. The measure of segment assets is reported on the balance sheet as total assets.

To date, the Company has not generated any product revenue. The Company expects to continue to incur significant expenses and operating losses for the foreseeable future as it advances product candidates through all stages of development and clinical trials and, ultimately, seek regulatory approval. As such, the CODM uses cash forecast models in deciding how to invest into the segment. Such cash forecast models are reviewed to assess the entity-wide operating results and performance. Net loss is used to monitor budget versus actual results. Monitoring budgeted versus actual results is used in assessing performance of the segment and in establishing management’s compensation, along with cash forecast models.

The table below summarizes the significant expense categories regularly reviewed by the CODM for the years ended December 31, 2024, and 2023.

	Year ended December 31, 2024	Year ended December 31, 2023
Research and Development Programs:
MET-097i	$38,209	$2,276
MET-233i	12,984	1,016
Oral peptide platform	25,403	5,196
Next-generation combinations with GLP-1 RA + amylin agonism	4,911	—
Development and discovery infrastructure	11,146	4,647
Personnel	19,181	2,968
Stock-based compensation	2,394	85
Professional fees and other	20,086	14,418
Acquired in-process research and development	90	10,179
Change in fair value of contingent consideration	90,429	2,884
Interest income	(6,185)	(1,918)
Other (income) expense, net(a)	(183)	5,455

Loss before income taxes	218,465	47,206
Income tax benefit	(9,338)	—
Segment net loss	209,127	47,206

Reconciliation of profit or loss:
Adjustments and reconciling items	—	—

Consolidated net loss	$209,127	$47,206

(a)	Includes the change in fair value of convertible promissory note, interest expense and foreign exchange gain (loss).

Foreign currency translation

The Company’s consolidated financial statements are presented in U.S. dollars, the reporting currency of the Company. The functional currency of the Company’s subsidiary in the United Kingdom (U.K.) is the British Pound. Expenses have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheets dates and equity accounts at their historic rates. The net effect of these translation adjustments is shown as a component of accumulated other comprehensive income (loss).

Fair value of financial instruments

Management believes that the carrying amounts of the Company’s cash equivalents and accounts payable, approximate fair value due to the short-term nature of those instruments. The Company’s contingent consideration is recorded at its estimated fair value.

Concentration of credit risk

Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company deposits cash and cash equivalents with high credit quality financial institutions in the United States. These deposits are held in checking and money market accounts and may, from time to time, exceed the federally insured amounts. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant risk in its cash and cash equivalents. The primary objectives of the Company’s investment portfolio are the preservation of capital and maintenance of liquidity.

The Company is subject to risks common to companies in the biotechnology industry, including, but not limited to, risks related to the successful development and commercialization of product candidates, fluctuations in operating results and financial risks, the ability to successfully raise additional funds when needed, protection of proprietary rights and patent risks, patent litigation, compliance with government regulations, dependence on key personnel and collaboration partners, and competition from competing products in the marketplace.

Cash and cash equivalents

The Company considers all highly-liquid investments purchased with original maturities of three months or less from the purchase date to be cash equivalents. Cash equivalents consist primarily of amounts invested in money market accounts and certificates of deposit.

Property and equipment

The Company records property and equipment at cost less accumulated depreciation and amortization. Costs of renewals and improvements that extend the useful lives of the assets are capitalized. Maintenance and repairs are expensed as incurred. Depreciation is recognized on a straight-line basis over the estimated useful lives of the assets, which range from three to five years. Upon retirement or disposition of assets, the costs and related accumulated depreciation and amortization are removed from the accounts with the resulting gains or losses, if any, reflected in results of operations. As of December 31, 2024 and 2023, property and equipment consisted of computer equipment and furniture and fixtures.

Goodwill and intangible assets

Goodwill represents the excess of the purchase price over the net amount of identifiable assets acquired and liabilities assumed in a business combination measured at fair value. The Company determined that it has a single reporting unit. Goodwill is not amortized but is tested for impairment at least annually. The Company reviews goodwill for impairment annually in the fourth quarter and whenever events or changes in circumstances indicate that the fair value of a reporting unit may be less than its carrying amount (a triggering event). The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of its reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative goodwill impairment test. The more likely than not threshold is defined as having a likelihood of more than 50 percent. If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the quantitative goodwill impairment test is unnecessary and goodwill is considered to be unimpaired. However, if based on the qualitative assessment the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company will proceed with performing the quantitative goodwill impairment test. In performing the quantitative goodwill impairment test, the Company determines the fair value of its reporting unit and compares it to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not impaired. If the carrying value of the reporting unit exceeds its fair value, the Company records an impairment loss equal to the difference, but is limited to the total amount of goodwill. The goodwill balance decreased, subsequent to the acquisition date as a result of foreign currency translation adjustments. The Company did not recognize any impairment charges during the years ended December 31, 2024 and 2023 (see Note 4).

Indefinite-lived intangibles are carried at the initially recorded fair value less any recognized impairment. Indefinite-lived intangibles are tested at least annually for impairment. Impairment assessments are conducted more frequently if certain conditions exist, including a change in the competitive landscape, any internal decisions to pursue new or different technology strategies, or a significant change in the marketplace, including changes in the size of the market for the Company’s products. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of its indefinite-lived intangibles are less than their carrying amount as a basis for determining whether it is necessary to perform a quantitative indefinite-lived intangibles impairment test. The more likely than not threshold is defined as having a likelihood of more than 50 percent. If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of indefinite-lived intangibles are less than their carrying amount, then performing the quantitative indefinite-lived intangibles impairment test is unnecessary and indefinite-lived intangibles are considered to be unimpaired. However, if based on the qualitative assessment the Company concludes that it is more likely than not that the fair value of indefinite-lived intangibles are less than their carrying amount, the Company will proceed with performing the quantitative indefinite-lived intangibles impairment test. In performing the impairment test, the Company estimates the fair value of the indefinite-lived intangible asset and compares it to the carrying value. If the carrying value exceeds the estimated fair value, the Company records an impairment loss for the difference. The Company did not recognize any impairment charges during the years ended December 31, 2024 and 2023 (see Note 4).

Deferred financing costs

The Company capitalizes costs that are directly associated with in-process debt and equity financings until such financings are consummated, at which time such costs are recorded against the gross proceeds from the applicable financing. Deferred financing costs are expensed in the event the related financing is abandoned. During the year ended December, 31, 2023, the Company incurred $0.2 million in financing costs associated with the sale of its redeemable convertible preferred stock that was recorded against the related proceeds. During the year ended December, 31, 2024, the Company incurred $3.0 million in financing costs associated with its IPO that will recorded against the related proceeds of the IPO in 2025.

Convertible promissory note

The Company evaluated the convertible promissory note and determined that it included embedded derivatives that would otherwise require bifurcation as derivative liabilities. Neither the note nor any embedded features were required to be classified as equity. Therefore, the hybrid financial instrument comprised of the debt host and the embedded derivative liability were accounted for under the fair value option. As the Company has elected to account for the note under the fair value option, debt issuance costs were immediately expensed. The note was converted into the Company’s Series Seed redeemable convertible preferred stock (Series Seed) during the year ended December 31, 2023.

Asset acquisitions

Acquisitions of assets or a group of assets that do not meet the definition of a business are accounted for as asset acquisitions, with a cost accumulation model used to determine the cost of the acquisition. Direct transaction costs are recognized as part of the cost of an acquisition of assets. Intangible assets that are acquired in an asset acquisition for use in research and development activities that have an alternative future use are capitalized as in-process research and development (“IPR&D”). Acquired IPR&D that has no alternative future use is expensed immediately as a component of in-process research and development expense in the consolidated statements of operations and comprehensive loss.

In addition to upfront consideration, acquisitions of assets may also include contingent consideration payments to be made for future milestone events or royalties on net sales of future products. The Company assesses whether such contingent consideration is subject to liability classification and fair value measurement or meets the definition of a derivative. Contingent consideration payments in an acquisition of assets not required to be accounted for as a liability at fair value are recognized when the contingency is resolved and the consideration is paid or becomes payable. Contingent consideration payments made prior to regulatory approval are expensed as incurred. During the years ended December 31, 2024 and 2023, the Company recognized IPR&D expense of $0.1 million and $10.2 million, respectively, in connection with the upfront payments for the licenses acquired from D&D Pharmatech (see Note 8).

Leases

The Company determines if an arrangement is or contains a lease at inception by assessing whether it conveys the right to control the use of an identified asset in exchange for consideration. If a lease is identified, classification is determined at lease commencement. To date, all of the Company’s leases have been determined to be operating leases. Operating lease liabilities are recognized at the present value of the future lease payments at the lease commencement date. The Company’s leases do not provide an implicit interest rate and therefore the Company estimates its incremental borrowing rate to discount lease payments. The incremental borrowing rate reflects the estimated interest rate that the Company would have to pay to borrow on a collateralized basis, an amount equal to the lease payments in a similar economic environment over a similar term. Operating lease right-of-use (“ROU”) assets are determined based on the corresponding lease liability adjusted for any lease payments made at or before commencement, initial direct costs, and lease incentives. The operating lease ROU asset also includes impairment charges if the Company determines the ROU asset is impaired. The Company considers a lease term to be the noncancelable period that it has the right to use the underlying asset, including any periods where it is reasonably assured the Company will exercise the option to extend the contract. Periods covered by an option to extend are included in the lease term if the lessor controls the exercise of that option. Operating lease expenses are recognized, and the ROU assets are amortized on a straight-line basis over the lease term. The Company has elected to not separate lease and non-lease components for its leased assets and accounts for all lease and non-lease components of its agreements as a single lease component. Leases with an initial lease term of 12 months or less are not recorded on the balance sheet. The Company has elected not to recognize on the consolidated balance sheets leases with terms of one year or less.

Research and development expenses

Research and development costs are expensed as incurred and consist primarily of consideration transferred to third parties for the provision of services for product candidate development, preclinical and clinical development and related supply and manufacturing costs, regulatory compliance costs, and personnel and stock-based compensation expenses. At the end of the reporting period, the Company compares consideration transferred to third-party service providers to the estimated progress toward completion of the research or development objectives. Such estimates are subject to change as additional information becomes available. Depending on the timing of consideration transferred to the service providers and the progress that the Company estimates has been made as a result of the service provided, the Company may record a net prepaid or accrued expense relating to these costs.

Payments made to third parties who perform research and development services on the Company’s behalf are expensed as services are rendered. Costs incurred in obtaining technology licenses, which include upfront cash payments, common stock issuances and liabilities for costs to perform certain research activities on behalf of the licensor that are deemed probable and estimable, are immediately recognized as acquired in-process research and development expense provided that the technology licensed has not reached technological feasibility and has no alternative future use.

Stock-based compensation

The Company measures employee and nonemployee stock-based awards at their grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the awards. The Company accounts for forfeitures in the period in which they occur.

Estimating the fair value of stock-based awards requires the input of subjective assumptions, including the estimated fair value of the Company’s common stock, and, for stock options, the expected life of the options and stock price volatility. The Company uses the Black-Scholes option pricing model to value its stock option awards. The assumptions used in estimating the fair value of stock-based awards represent management’s estimate and involve inherent uncertainties and the application of management’s judgment.

As the Company’s common stock was not publicly traded through December 31, 2024, its board of directors periodically estimated the fair value of the Company’s common stock considering, among other things, contemporaneous valuations of its common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The expected term of the stock options was estimated using the “simplified method” as the Company has insufficient historical information from which to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for its stock option grants. The simplified method is the midpoint between the vesting period and the contractual term of the option. For stock price volatility, the Company used comparable public companies as a basis for its expected volatility to calculate the fair value of option grants. The risk-free rate is based on the U.S. Treasury yield curve commensurate with the expected term of the option. The dividend rate is zero as the Company has not declared, nor plans in the future to declare, dividends.

Patent costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss.

Income taxes

Income taxes are accounted for under the asset and liability method. The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities, and the expected benefits of net operating losses and income tax credit carryforwards. The impact of changes in tax rates and laws on deferred taxes, if any, applied during the period in which temporary differences are expected to be settled, is reflected in the Company’s consolidated financial statements in the period of enactment. The measurement of deferred tax assets is reduced, if necessary, if, based on weight of the evidence, it is more likely than not that some, or all, of the deferred tax assets will not be realized.

As of December 31, 2024 and 2023, the Company has concluded that a full valuation allowance was necessary for substantially all of its U.S. net deferred tax assets. As of December 31, 2024, the Company has concluded that a partial valuation allowance was necessary for its U.K. net deferred tax assets due to the indefinite-lived IPR&D in the U.K. The Company had no material uncertain tax positions, interest, or penalties in the accompanying consolidated financial statements. Although there are no unrecognized income tax positions, when applicable, the Company’s policy is to report interest and penalties related to unrecognized income tax positions as a component of income tax expense.

Comprehensive loss

Comprehensive loss includes net loss as well as other changes in stockholders’ deficit that result from transactions and economic events other than those with shareholders.

Recently issued accounting pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting—Improvements to Reportable Segment Disclosures, which provides updates to qualitative and quantitative reportable segment disclosure requirements, including enhanced disclosures about significant segment expenses and increased interim disclosure requirements, among others. ASU No. 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods in fiscal years beginning after December 15, 2024. The Company adopted ASU 2023-07 using a retrospective transition method beginning with this annual report. The adoption of this ASU did not have a material impact on the Company’s consolidated financial condition or results of operations, see Note 2 “Basis of Presentation and Significant Accounting Policies—Segment Information”.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2022-09). ASU No. 2023-09 is intended to improve income tax disclosure requirements by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) the disaggregation of income taxes paid by jurisdiction. The guidance makes several other changes to the income tax disclosure requirements. The guidance in ASU 2023-09 will be effective for annual reporting periods in fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact that the adoption of this pronouncement will have on its consolidated financial statements and disclosures.

Net Loss Per Share

Basic net loss per share of common stock is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during each period. The weighted-average number of shares of common stock outstanding used in the basic net loss per share calculation does not include unvested restricted stock awards as these instruments are considered contingently issuable shares until they vest. Diluted net loss per share of common stock includes the effect, if any, from the potential exercise or conversion of securities, such as convertible debt, redeemable convertible preferred stock, restricted stock awards and stock options, which would result in the issuance of incremental shares of common stock. For diluted net loss per share, the weighted-average number of shares of common stock is the same for basic net loss per share due to the fact that when a net loss exists, dilutive securities are not included in the calculation as the impact is anti-dilutive. The Company’s convertible preferred stock and unvested restricted stock entitles the holder to participate in dividends and earnings of the Company, and, if the Company were to recognize net income, it would have to use the two-class method to calculate earnings per share. The two-class method is not applicable during periods with a net loss, as the holders of the convertible preferred stock and unvested restricted stock have no obligation to fund losses.

The following potentially dilutive securities have been excluded from the computation of diluted weighted-average shares of common stock outstanding, as they would be anti-dilutive:

	December 31,
	2024	2023
Redeemable convertible preferred stock	71,904,475	28,201,896
Unvested restricted stock awards	207,915	2,021,512
Stock options	8,753,069	1,489,535

	80,865,459	31,712,943

Amounts in the above table reflect the common stock equivalents.

3. Fair value measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 Inputs: Observable inputs other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

There were no transfers between levels for the years ended December 31, 2024 and 2023. The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis (amounts in thousands):

	December 31, 2024
	Level 1	Level 2	Level 3	Total Fair Value
Assets:
Cash equivalents:
Money Market Funds	$55,954	$—	$—	$55,954
Certificate of Deposits	—	100,000	—	100,000

Total Assets	$55,954	$100,000	$—	$155,954

Liabilities:
Contingent consideration—short and long term	—	—	106,950	106,950

Total liabilities	$—	$—	$106,950	$106,950

	December 31, 2023
	Level 1	Level 2	Level 3	Total Fair Value
Assets:
Cash equivalents:
Money Market Funds	$42,755	$—	$—	$42,755
Certificate of Deposits	—	25,000	—	25,000

Total Assets	$42,755	$25,000	$—	$67,755

Liabilities:
Contingent consideration—short and long term	—	—	45,800	45,800

Total liabilities	$—	$—	$45,800	$45,800

The change in level three liabilities for the years ended December 31, 2024 and 2023 are as follows (amounts in thousands):

	Convertible Promissory Note	Contingent Consideration	Total
Balance at December 31, 2022	$15,180	$—	$15,180
Additions	—	42,916	42,916
Change in fair value	5,452	2,884	8,336
Settlements	(20,632)	—	(20,632)

Balance at December 31, 2023	—	45,800	45,800
Additions	—	—	—
Change in fair value	—	90,429	90,429
Settlements	—	(29,279)	(29,279)

Balance at December 31, 2024	$—	$106,950	$106,950

Contingent consideration

Contingent consideration represents future potential milestone and royalty payment obligations in connection with the acquisition of Zihipp (see Note 4). The fair value of the contingent consideration was estimated based on the probability of milestone achievement, and an estimated discount rate, and totaled $42.9 million at the time of acquisition. The subsequent change in fair value in contingent consideration during the year ended December 31, 2023 was attributable to the time value and related accretion. The change in fair value in contingent consideration during the year ended December 31, 2024, was primarily attributable to the pursuit of a new product, increase in the probability of success, and time value and related accretion.

The following table includes quantitative information about the significant unobservable inputs for the components of the Company’s contingent consideration liability as of the periods indicated:

	December 31, 2024	December 31, 2023
Development Milestone
Probability of achievement	n/a - 75.0%	n/a - 95.0%
Discount rate	9.0% - 9.5%	12.5% - 13.5%
Expected years until payment	0.8 - 4.1	0.6 - 3.8
Regulatory Milestone
Probability of achievement	2.4% - 56.3%	1.0% - 14.1%
Discount rate	9.2% - 10.2%	12.5%
Expected years until payment	2.5 - 7.6	5.1 - 8.1
Commercial Milestone
Probability of achievement	14.4% - 53.4%	7.2% - 13.4%
Discount rate	9.4% - 10.0%	12.5%
Expected years until payment	3.5 - 6.6	6.1 - 7.1
Royalties on Net Sales
Probability of achievement	2.0% - 33.0%	1.0% - 12.5%
Discount rate	9.5% - 11.8%	12.5% - 12.8%
Expected years until payment	4.3 - 20.3	7.3 - 21.3

Convertible promissory note

As further described in Note 6, in November 2022, the Company issued an unsecured convertible promissory note to an investor. Due to certain embedded provisions contained in the convertible promissory note that required bifurcation as derivative instruments, the Company elected to carry the convertible promissory note at its estimated fair value at issuance and remeasure the estimated fair value through earnings until settled. The fair value of the convertible promissory note was determined using a scenario-based analysis that estimated the fair value based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to the noteholder, settlement, equity financing, corporate transaction and dissolution scenarios. The Company adjusts the carrying value of the convertible promissory note to its estimated fair value at each reporting date, with qualifying increases or decreases in the fair recorded as change in fair value of convertible promissory note in the consolidated statements of operations and comprehensive loss.

In May 2023, the Company completed a qualified financing to which the principal was settled through the issuance of Series Seed and a cash payment for all outstanding accrued interest.

4. Acquisition of Zihipp Ltd.

On September 22, 2023 (the Closing Date), the Company entered into a share purchase agreement, as amended, with the selling shareholders holding the entire issued share capital of Zihipp, a biopharmaceutical company focused on the development of peptide hormones for use in novel therapeutics for the treatment of diabetes and obesity, pursuant to which the Company acquired 100% of the outstanding equity interests of Zihipp. Through its exclusive licensing agreement with the Imperial College of London, Zihipp had rights to all patent applications and pre-clinical and clinical data packages for various programs associated with the license at the time of acquisition. In addition, Zihipp also holds a minority interest in SanPlena LLC (“SanPlena”) to which it has also out-licensed certain technology (which is independent of the technologies used for the Company’s pipeline and programs) to create a drug-device combination utilizing EOFlow’s smart wearable drug delivery platform and novel gut peptides. The acquisition of Zihipp expanded the Company’s current pipeline of novel therapeutics for diabetes and obesity.

The acquisition involved upfront and deferred cash payments totaling $34.3 million and contingent consideration with an estimated fair value of $42.9 million at the time of acquisition. Contingent consideration is comprised of future potential development, regulatory, commercial and joint venture (“JV”) milestone payments, and royalties on net product sales and out-licensed intellectual property. The Company is obligated to make the following payments: (i) payments on the first achievement of certain development milestones of up to $52.5 million, with additional payment(s) of $27.5 million upon achieving certain other development milestones, in each case; (ii) payments on the first achievement of certain regulatory milestones of up to $30.0 million, plus (a) $30.0 million and/or (b) $10.0 million upon achieving certain other regulatory milestones, in each case, as applicable, provided that (a) and (b) occur within 15 years from the Closing Date; (iii) commercial milestone payment(s) of $5.0 million upon achieving certain commercial milestone events, in each case; and (iv) JV milestone payments of up to $35.0 million as a result of certain royalties, milestones, dividends, sales or other interests and irrevocable consideration payments received from SanPlena.

In addition, the former Zihipp shareholders are entitled to low-single digit royalties on net product sales and low-single to mid-teen digit payment of net receipts on non-royalty license income at certain milestone events for out-licensed intellectual property. The royalty term shall terminate on a Licensed Product-by-Licensed Product and country-by-country basis on the latest of (i) the 10-year anniversary of the first commercial sale of such Licensed Product in such country, (ii) the expiration of any regulatory exclusivity period that covers such Licensed Product in such country, and (iii) the expiration of the last-to-expire licensed patent of the Company or a jointly owned patent that covers such the Licensed Product in such country.

The Company recognized $2.7 million of acquisition-related costs during the year ended December 31, 2023, which were expensed as incurred as a component of general and administrative expense in the accompanying condensed consolidated statements of operations and comprehensive loss. During the years ended December 31, 2024 and 2023, Zihipp incurred a net loss of $43.7 million and $1.5 million, respectively, which has been included in the consolidated financial statements from the date of acquisition.

The following table summarizes the provisional fair values of the assets acquired and liabilities assumed at the date of the acquisition (amounts in thousands):

Consideration paid:
Cash paid to sellers	$33,752
Deferred payment	515
Estimated fair value of contingent consideration	42,916

Total consideration paid	$77,183

Assets acquired:
Cash	$5,539
Prepaid expenses and other assets	171
In-process research and development – MET097 + MET233	62,000
In-process research and development – MET097 + MET233 + GLGC	5,000
Goodwill	21,406

Total assets acquired	94,116

Liabilities assumed:
Accounts payable	51
Accrued expenses and other liabilities	224
Deferred tax liability	16,658

Total liabilities assumed	16,933

Net assets acquired	$77,183

The amounts above represent the Company’s fair value estimates related to the acquisition. The purchase price was allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based on their acquisition date estimated fair values. The identifiable intangible assets consist of two IPR&D assets which were assigned aggregate fair values of $67.0 million and are indefinite-lived until the programs obtain regulatory approval and begin to be commercialized. The fair value of the MET097 + MET233 asset was estimated using the multi-period excess earnings method, which estimates future cash flows attributable to the technology and applies a probability of success of 13.4% and a discount rate of 16%. The fair value of the MET097 + MET233+GLCG asset was estimated using the multi-period excess earnings method, which estimates future cash flows attributable to the technology and applies a probability of success of 7.2% and a discount rate of 16%. These nonrecurring fair value measurements are Level 3 measurements within the fair value hierarchy. Purchase accounting has been finalized and no adjustments were made to the amounts originally recorded.

Goodwill represents the excess of the purchase price over the net identifiable tangible and intangible assets acquired. The Company believes the goodwill related to the acquisition was attributable to the expected synergies, value of the assembled workforce as well as the collective experience of the management team with regards to its operations. The goodwill is expected to be tax deductible.

The following table presents unaudited supplemental pro forma information as of the acquisition had occurred on January 1, 2023 (amounts in thousands):

December 31, 2023
Net loss	$(46,048)
Basic and diluted loss per share	$(3.39)

The pro forma financial information presented above has been prepared by combining the Company’s historical results and the historical results of Zihipp and adjusting those results to reflect the effects of the acquisition as if it occurred on January 1, 2023. These results do not purport to be indicative of the results of operations had the acquisition occurred on the date indicated above, or that may result in the future, and do not reflect potential synergies or additional costs following the acquisition.

5. Balance Sheet Components

Prepaid expenses and other current assets

	December 31,
	2024	2023
	(in thousands)
Prepaid research and development costs	$1,690	$739
Prepaid expenses	366	109
Deferred financing fees	3,046	—
Other current assets	1,584	761

Total prepaid expenses and other current assets	$6,686	$1,609

Accrued expenses and other current liabilities

	December 31,
	2024	2023
	(in thousands)
Employee compensation and related benefits	$5,815	$1,045
Research and development	9,680	1,151
Professional services and other general and administrative	1,972	556
Deferred tax credits	410	—

Total accrued expenses and other current liabilities	$17,877	$2,752

6. Convertible promissory note

In November 2022, the Company issued a convertible promissory note to an investor in exchange for $15.0 million in proceeds. The note bore simple interest at 8% and all principal and interest was due, if not converted prior, on March 31, 2023, which date was subsequently amended to June 30, 2023. Upon completion of a qualified financing event, as defined in the convertible promissory note agreement, the outstanding principal would automatically convert into the same securities issued in the qualified financing event at 75% of the subscription price. In May 2023, the Company completed a Series Seed raise in which the convertible promissory note automatically converted into 13,333,333 shares of Series Seed. The unpaid accrued interest of $0.6 million was settled in cash at the time of conversion.

Due to certain embedded features within the convertible promissory note that were required to be bifurcated as derivatives instruments, the Company elected to account for the convertible promissory note and embedded features under the fair value option to which changes in fair value, inclusive of stated interest, are recorded through the accompanying consolidated statements of operations and comprehensive loss. Immediately prior to the debt converting in May 2023, the Company recognized a $5.5 million change in fair value of the convertible promissory note equal to the excess fair value of the Series Seed issued and the cash paid for interest over the carrying value of the debt.

7. Commitments and contingencies

Operating Leases

In 2023, the Company entered into commitments under operating leases for certain facilities used in its operations with non-cancelable lease terms of less than twelve months. At December 31, 2023, the Company maintained security deposits in the amount of $44,000 within prepaid expenses and other current assets in the accompanying condensed consolidated balance sheets. Total lease expense for all operating leases in the consolidated statements of operations and comprehensive loss was approximately $0.4 million for the year ended December 31, 2023.

In 2024, the Company entered into two separate sublease agreements for approximately 3,000 square feet of office space in New York City, New York. The term of the subleases commenced in the fourth quarter of 2024 and expire in the fourth quarter of 2026. Under the sublease agreements, the Company is not required to pay operating costs, such as common area maintenance, taxes, utilities and insurance.

As of December 31, 2024, the Company maintains security deposits in the amount of $0.1 million within prepaid expenses and other current assets in the accompanying consolidated balance sheets. Total lease expense for all operating leases in the consolidated statements of operations and comprehensive loss was approximately $0.7 million for the year ended December 31, 2024.

The maturity of the Company’s operating lease liabilities as of December 31, 2024 were as follows (in thousands):

Undiscounted lease payments:
2025	787
2026	722

Total undiscounted lease payments	1,509
Less: Imputed interest	(94)

Operating lease liabilities	1,415
Less: Operating lease liabilities, current portion	(714)

Operating lease liabilities, net of current portion	$701

Supplemental information on the Company’s operating leases was as follows:

Year Ended December 31, 2024
Cash paid for operating lease agreements (in thousands)	$84
Weighted average remaining lease term (in years)	1.9
Weighted-average discount rate	7.2%

Litigation

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. There are no matters currently outstanding.

Indemnification

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners, and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with officers and members of the Board that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. As of December 31, 2024 and 2023, the Company had not experienced any losses related to these indemnification obligations, and no claims with respect thereto were outstanding.

Contingent consideration

In connection with the acquisition of Zihipp (see Note 4), the Company is subject to contingent milestone payments and future royalty payments on net product sales. No milestone payments or royalties were made from the date of the Zihipp acquisition through December 31, 2023. During the year ended December 31, 2024, certain development milestones were achieved.

•

In May 2024, the Company paid $6.3 million towards a development milestone and issued a note payable to related parties with a principal balance of $5.9 million. The note accrued interest at a rate of 5.25%. The Company paid off the existing note payable of $5.9 million and accrued interest of $0.2 million in November 2024.

•

In October 2024, the Company paid $6.3 million towards a development milestone and issued a note payable to related parties with a principal balance of $5.9 million. The note accrues interest at a rate of 5.00% and all principal and interest are due, if not settled prior, in October 2025.

•

In December 2024, the Company paid $2.5 million towards a development milestone and issued a note payable to related parties with a principal balance of $2.4 million. The note accrues interest at a rate of 4.75% and all principal and interest are due, if not settled prior, in December 2025.

8. Licensing agreements

D&D Pharmatech Inc. license and collaboration agreement

In April 2023, the Company entered into a license and collaboration agreement with D&D Pharmatech Inc. (“D&D”), which was subsequently amended in May 2023 and again in March 2024 (the “license agreement”). The Company was granted an exclusive, worldwide, sublicensable license to exploit licensed compounds and products under the licensed technology.

The license agreement also separates the Research Collaboration Agreement with D&D’s affiliate, Neuraly Inc. (“Neuraly”). Under this arrangement, Neuraly is responsible for the preclinical development of certain Licensed Products, while Metsera will manage all other development activities as specified in the Research Plans.

The license agreement involved Metsera paying D&D upfront fees of $50,000 and $10.0 million during the years ended December 31, 2024 and 2023, respectively. Additionally, D&D is eligible to receive up to $123.0 million upon the achievement of various development and regulatory milestones, up to $337.5 million in commercial milestones, and low-single to low-double digit royalties on net product sales. Metsera is eligible to receive non-royalty sublicense income and contingent payments are structured as loan notes with twelve months’ interest. In November 2024, certain development milestones were achieved and $2.0 million was included in research and development expense and accrued expenses and other current liabilities as of December 31, 2024. No royalty payments were made from the date of the license agreement through December 31, 2024. Metsera expensed $7.7 million and $3.7 million, respectively, for full-time employee (“FTE”) expenses and the cost of reagents and raw materials related to Neuraly during the years ended December 31, 2024 and 2023.

The Company determined that the acquired assets did not meet the definition of a business as substantially all of the fair value of the assets acquired were concentrated in a single asset or group of similar assets and/or the acquired assets were not capable of producing outputs due to the lack of an assembled workforce and early stage of development and thus, the transaction was accounted for as an asset acquisition. The Company evaluated whether the IPR&D asset had an alternative future use and concluded that it did not. For the years ended December 31, 2024 and 2023, the Company recognized IPR&D expense of $0.1 million and $10.2 million, respectively, in connection with the upfront payments for the license acquired in the accompanying consolidated statements of operations and comprehensive loss.

Imperial College of Science, Technology and Medicine

In connection with the acquisition of Zihipp in September 2023, the Company acquired an exclusive intellectual property license agreement with the Imperial College of Science, Technology and Medicine (“Imperial”), whereby Imperial granted the Company an exclusive license for the development and commercialization of the licensed products (“Imperial Agreement”). Pursuant to the Imperial Agreement, Imperial is eligible to receive up to £20.5 million ($26.1 million at an exchange rate of 1.27 on December 31, 2023) upon the achievement of certain development and regulatory milestones primarily based on the initiation of clinical trial phases and regulatory approval. In addition, Imperial is eligible to receive royalties on net receipts at a low-single digit royalty percentage and net product sales of the licensed technology at a mid-single digit to mid-teen royalty percentage, on a country-by-country and product-by-product basis. In addition, the Company is obligated to reimburse Imperial for annual patent related costs incurred related to the license. In December 2024, certain development milestones for Imperial were achieved and £0.6 million ($0.7 million USD) was included in research and development expense and accrued expenses and other current liabilities as of December 31, 2024.

The Imperial Agreement remains in effect for the latest of the date on which all valid claims covering manufacture, sale or use of the products sold are expired, fifteen (15) years after the date of the first sale of a licensed product or a know-how product to a third-party, twenty (20) years after the effective date of the Imperial Agreement, the date of expiry or termination of any data access agreement or the date of expiry or termination of any material supply agreement, whichever is later.

Amneal Agreements

On September 30, 2024, the Company executed two contracts (Amneal Agreements) with affiliates of Amneal Pharmaceuticals Inc. (collectively, “Amneal”), including a license agreement and development and supply agreement.

Under the license agreement, Amneal receives an exclusive license to manufacture and commercialize the Company’s drug product candidate (“Product”) after its regulatory approval in certain emerging markets in South and Southeast Asia, North Africa, and the Middle East (“Territory”). The Company will receive royalties calculated as a high single-digit percentage of Amneal’s gross profits from Product sales. Amneal can terminate the license agreement for convenience at any time on a country-by-country basis. The license agreement automatically terminates upon the development and supply agreement termination or a material breach by or insolvency of any of the parties.

Under the development and supply agreement, Amneal will initially provide research services related to Product development. The parties intend to concurrently construct a new manufacturing facility in India (“New Facility”) that Amneal will own, operate, and control during the construction. The Company is required to finance the construction of the New Facility based on the percentage of the actual costs incurred and subject to an aggregate cap of $100.0 million. Under the development and supply agreement, the Company’s contribution to the New Facility construction costs is capped at $100.0 million (“Metsera Construction Costs”) unless it subsequently changes the initial specifications for the New Facility.

Amneal is expected to be the preferred supplier and distributor of the Product within the Territory.

The development and supply agreement term lasts through the seventh anniversary of the product’s first commercial sale of the Product within the Territory. The development and supply agreement is subject to early termination for material breach by or an insolvency event of any of the parties as well as certain change in control events related to the parties and their affiliates. The Company has a unilateral right to extend the development and supply agreement once by five years.

No payments were made, and no income or expenses were recognized under the Amneal Agreements through December 31, 2024.

9. Convertible preferred stock and stockholders’ equity

Convertible preferred stock

In May and June 2023, the Company sold an aggregate of 23,266,665 shares of Series Seed at a purchase price of $1.50 per share and received $34.8 million in net proceeds. The Company issued 13,333,333 shares of its Series Seed upon converting the outstanding principal balance of its promissory note (see Note 6).

In August and October 2023, the Company sold an aggregate of 29,666,664 shares of its Series A at a purchase price of $3.00 per share and received $88.9 million in net proceeds. Pursuant to the August 2023 Series A Stock Purchase Agreement, the Series A investors may be required to purchase an additional 35,833,330 shares of Series A at the original purchase price of $3.00 per share. The future tranche right was triggered in March 2024; as such, the Company sold the additional shares of Series A. The Company determined that the future tranche right to purchase additional shares of Series A was not a freestanding financial instrument as it was not separately exercisable and legally detachable. The future tranche right was evaluated as an embedded derivative and was not bifurcated from the Series A shares.

During March 2024, the Company sold an additional 14,499,999 shares of its Series A preferred stock at a purchase price of $3.00 per share and received $43.4 million in net proceeds as part of an additional closing. During August 2024, the Company sold 35,833,330 shares of its Series A preferred stock, to existing Series A preferred stock investors, at a purchase price of $3.00 per share and received $107.5 million in net proceeds in conjunction with a Second Tranche Closing of the Series A preferred stock.

During August 2024, the Company sold 9,696,970 shares of its Series A-1 preferred stock at a purchase price of $3.30 per share and received $31.9 million in net proceeds.

During November 2024, the Company sold 42,658,718 shares of its Series B preferred stock at a purchase price of $5.04 per share and received $215.0 million in gross proceeds.

The redeemable convertible preferred stock (Preferred Stock) consisted of the following at December 31, 2024 (amounts in thousands, except share data):

Class	Authorized	Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series Seed	36,599,998	36,599,998	$54,815	$54,900	15,576,298
Series A	79,999,993	79,999,993	239,752	240,000	34,046,558
Series A-1	9,696,970	9,696,970	31,931	32,000	4,126,854
Series B	42,658,718	42,658,718	214,359	215,000	18,154,765

	168,955,679	168,955,679	$540,857	$541,900	71,904,475

The following is a summary of the rights, preferences, and terms of the Series Seed and the Series A (collectively, Preferred Stock):

Dividends

The holders of Preferred Stock were entitled to receive, when and if declared by the board of directors, dividends at the rate of 6% of the applicable original issue price of $1.50 per share for each share of Series Seed, $3.00 per share for each share of Series A, $3.30 per share for each share of Series A-1 and $5.04 per share for each share of Series B. No dividends have been declared by the board of directors as of December 31, 2024.

Voting

Prior to our IPO, each holder of Preferred Stock was entitled to a number of votes equal to the number of common shares they can convert to as of the record date. The holders of record of preferred stockholders vote with common stockholders as a single class on an as-converted basis and could elect two (2) directors of the Company (the Preferred Directors). Common stockholders could elect one director.

Liquidation

In the event of a liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, or in the event of a deemed liquidation event, which includes a sale of the Company as defined in the Company’s articles of incorporation, holders of Preferred Stock were entitled to receive, in preference to all other stockholders, the greater of (i) an amount equal to the Preferred Stock original issue price, plus any dividends declared but unpaid, or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into common stock. If upon the occurrence of such event, the assets and funds available for distribution were insufficient to pay such holders the full amount to which they are entitled, then the entire assets legally available for distribution were to be distributed ratably among the holders of Preferred Stock in proportion to the full amounts to which they would otherwise be entitled.

Conversion

Each share of Preferred Stock was convertible into common stock at any time at the option of the holder thereof at the conversion price then in effect. The per share conversion price for the Series Seed, Series A, Series A-1 and Series B was $1.50, $3.00, $3.30 and $5.04 per share, respectively. All shares of Preferred Stock automatically converted into common stock at the conversion price then in effect in connection with the IPO of the Company’s common stock.

Redemption

The Preferred Stock was subject to redemption under certain deemed liquidation events not solely within the control of the Company, as defined, and as such was considered contingently redeemable for accounting purposes and was classified as temporary equity in the Company’s balance sheets.

Common stock

The holders of the common stock are entitled to one vote for each share of common stock held at all meetings of stockholders. Unless required by law, there shall be no cumulative voting. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment of all preferential amounts required to be paid to the holders of shares of Convertible Preferred Stock, the remaining funds and assets available for distribution to the stockholders of the Company will be distributed among the holders of shares of common stock, pro rata based on the number of shares of common stock held by each such holder.

10. Stock-based compensation

Stock Options

During 2023, the Company adopted the 2023 Stock Equity Incentive Plan (the “2023 Plan”), which provides for the granting of incentive stock options and non-statutory stock options and restricted stock awards. The Company’s employees, officers, independent directors, and other persons are eligible to receive awards under the 2023 Plan. During 2024, the Company amended the 2023 Plan to increase the number of shares of common stock available for issuance to 10,063,739. As of December 31, 2024, there were 1,310,670 shares available for future issuance. The Company’s stock options vest based on the terms in each award agreement, generally four years and have a contractual term of ten years.

The amount, terms of grants, and exercisability provisions are determined and set by the Company’s board of directors or compensation committee. The Company measures employee and nonemployee stock-based awards at grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the award.

The Company recorded stock-based compensation expense in the accompanying statements of operations and comprehensive loss as follows (amounts in thousands):

	December 31,
	2024	2023
Research and development	$1,087	$85
General and administrative	1,307	—

Total	$2,394	$85

The following table summarizes the activity for the periods indicated:

	Number of shares	Weighted average exercise price per share	Weighted average remaining contractual term (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2024	1,489,535	$0.26	9.4	$4,830
Granted	7,394,399	$5.33
Forfeited	(130,865)	$3.51

Outstanding at December 31, 2024	8,753,069	$4.50	9.4	$32,204

Vested and Exercisable at December 31, 2024	1,128,641	$1.94	8.8	$7,040

The weighted-average grant date fair value of options granted was $3.79 and $0.19 per share for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, the total unrecognized compensation expense related to unvested stock option awards was $25.5 million which the Company expects to recognize over a weighted-average period of approximately 3.3 years.

The grant date fair value of each option grant was estimated using the Black-Scholes option-pricing model using the following weighted-average assumptions:

	December 31,
	2024	2023
Expected term (in years)	6.02	5.86
Expected volatility	80.6%	77.2%
Risk-free interest rate	4.0%	3.9%
Expected dividend yield	0.0%	0.0%

Performance-based stock options

The table above includes 40,000 option awards granted to a non-employee in March 2024 where vesting is contingent upon meeting certain performance milestones. Compensation expense for performance-based stock options is only recognized when management determines it is probable that the awards will vest. During the year ended December 31, 2024, no expense was recognized because the performance conditions were not considered probable of achievement.

Restricted Stock

Upon approval by the Board of Directors, certain employees and advisors have purchased restricted shares of common stock. These shares of restricted stock are subject to repurchase rights. Accordingly, the Company has recorded the proceeds from the issuance of restricted stock as a liability in the balance sheets included as a component of accrued expenses or other long-term liabilities based on the scheduled vesting dates. The restricted stock liability is reclassified into stockholders’ (deficit) equity as the restricted stock vests. A summary of the status of and changes in unvested restricted stock for the year ended December 31, 2024 is as follows:

	Number of shares	Weighted Average Grant Date Fair Value Per Share
Unvested Restricted Common Stock as of December 31, 2023	2,021,512	$0.0001
Repurchased	(276,629)	$0.0001
Vested	(1,536,968)	$0.0001

Unvested Restricted Common Stock as of December 31, 2024	207,915	$0.0001

As of December 31, 2024, unrecognized stock-based compensation expense related to that Company’s unvested restricted stock awards was de minimis.

11. Income taxes

The Company’s pre-tax loss for the years ended December 31, 2024 and 2023 were as follows (in thousands):

	2024	2023
United States	$165,404	$45,681
United Kingdom	53,061	1,525

Total	$218,465	$47,206

The income tax expense (benefit) consisted of the following for the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
Current
Federal	$—	$—
State & Local	—	—
Foreign	—	—

	—	—
Deferred Tax Expense
Federal	—	—
State & Local	—	—
Foreign	(9,338)	—

	(9,338)	—

Income Tax Benefit	$(9,338)	$—

A reconciliation of the statutory U.S. federal income tax rate to the Company’s effective tax rate is as follows:

	2024	2023
Federal statutory rate	21.00%	21.00%
State taxes	2.40%	6.54%
Permanent differences	—	(4.32)%
Stock-based compensation	(0.11)%	—
Change in fair value of contingent consideration	(8.69)%	—
Research credit	0.99%	—
Transaction costs	—	(1.20)%
Change in valuation allowance	(12.28)%	(22.15)%
Foreign rate differential	0.97%	0.13%

Effective tax rate	4.28%	0.00%

The increase in the effective tax rate of 4.31% for the year ended December 31, 2024 was primarily due to the change in fair value of contingent consideration not being deductible for tax purposes and indefinite-lived IPR&D in the U.K. being offset with a partial valuation allowance.

Deferred tax assets and liabilities as of December 31, 2024 and December 31, 2023 are related to the following (in thousands):

	2024	2023
Intangibles	$2,459	$2,679
Accrued expenses	1,104	133
Stock-based compensation	471	25
Lease liabilities	404	—
Capitalized research & development	18,540	3,815
Research credit	2,162	—
Net operating loss	22,127	4,129

Total deferred tax assets	47,267	10,781

Less valuation allowance	(37,518)	(10,684)

Deferred tax assets, net of valuation allowance	9,749	97

Intangibles	(17,130)	(17,355)
Fixed assets	(3)	(3)
Right-of-Use assets	(396)	—

Total gross deferred tax liabilities	(17,529)	(17,358)

Net deferred tax liabilities	$(7,780)	$(17,261)

In assessing the realizability of the net deferred tax assets, the Company considers all relevant positive and negative evidence to determine whether it is more likely than not that some portion of the deferred income tax will not be realized. The realization of the gross deferred tax assets is dependent on several factors, including the generation of sufficient taxable income prior to expiration of the net operation loss carryforwards. As of December 31, 2024, and 2023, the Company has concluded that a full valuation allowance was necessary for substantially all of its U.S. net deferred tax assets. As of December 31, 2024, the Company has concluded that a partial valuation allowance was necessary for its U.K. net deferred tax assets due to the indefinite-lived IPR&D in the U.K. At December 31, 2024 and 2023, the Company had recorded a valuation allowance of approximately $37.5 million and $10.7 million, respectively. The change in the valuation allowance during the years ended December 31, 2024 and 2023 was approximately $26.8 million and $10.5 million, respectively.

At December 31, 2024, the Company had federal net operating loss (“NOL”) carryforwards of approximately $31.0 million, state NOL carryforwards of approximately $35.0 million and foreign NOL carryforwards of $52.8 million. At December 31, 2023, the Company had gross federal NOL carryforwards of approximately $13.0 million, state NOL carryforwards of approximately $15.2 million and foreign NOL carryforwards of $0.4 million. The federal and foreign NOLs will carry forward indefinitely and the state NOL carryforwards will begin to expire in 2042. Under the provision of Internal Revenue Code Section 382, certain substantial changes in the Company’s ownership may result in a limitation of U.S. net operating loss carryforwards that can be utilized annually to offset future taxable income and taxes payable

Entities are also required to evaluate, measure, recognize and disclose any uncertain income tax provisions taken on their income tax returns. The Company has analyzed its tax positions and has concluded that as of December 31, 2024, there were no significant uncertain positions.

The Company’s U.S. federal and state net operating losses have occurred since its inception in 2022 and as such, tax years subject to potential tax examination could apply from that date because the utilization of net operating losses from prior years opens the relevant year to audit by the IRS and/or state taxing authorities. Interest and penalties, if any, as they relate to income taxes assessed, are included in the income tax provision.

As of December 31, 2024, the Company has asserted that all of the unremitted earnings of its foreign subsidiaries are indefinitely reinvested. It is not practicable to estimate the amount of any additional taxes which may be payable on these undistributed earnings.

12. Related Party Transactions

Due to Validae Health, L.P. and Population Health Partners, L.P.

The Company has a services agreement with Validae Health, L.P., an Affiliate of Population Health Partners, L.P. (Validae Health), which has significant influence over the Company, pursuant to which Validae Health agreed to provide business development, clinical development, commercialization, strategic, administrative and related services to the Company in exchange for (i) the reimbursement of out-of-pocket expenses incurred by Validae Health in connection with the provision of such services, (ii) the reimbursement of allocable overhead costs incurred by Validae Health in connection with the provision of such services, including compensation costs of employees of Validae Health based on the percentage of business time and effort dedicated to the Company, in all cases plus an administrative margin of 10%, and (iii) prior to October 2024, a monthly administrative fee. The amounts due to Validae Health at December 31, 2024 and 2023 were $0.4 million and $0.9 million, respectively.

For the year ended December 31, 2024, the Company recognized $4.0 million of general and administrative expense and $2.1 million of research and development expense in the accompanying consolidated statements of operations and comprehensive loss. For the year ended December 31, 2023, the Company recognized $6.1 million of general and administrative expense and $2.7 million of research and development expense in the accompanying consolidated statements of operations and comprehensive loss.

Due to Zihipp Ltd. Shareholders

The Company has related party balances due to former Zihipp shareholders, entities with common ownership. As of December 31, 2023, the Company had balances due to the former Zihipp shareholders of $0.5 million. These amounts were paid in February 2024 relating to the working capital adjustment from the acquisition of Zihipp on September 22, 2023. As of December 31, 2024, the Company had a note payable to former Zihipp shareholders with a principal balance of $8.3 million and accrued interest of $0.1 million.

ARCH Venture Partners

During the year ended December 31, 2024, the Company received $45.0 million upon issuing 15,000,000 shares of its Series A preferred stock and $27.0 million upon issuing 5,357,142 shares of its Series B preferred stock to ARCH Venture Partners. During the year ended December 31, 2023, the Company received $9.9 million upon issuing 6,600,000 shares of its Series Seed preferred stock and $45.0 million upon issuing 15,000,000 shares of its Series A preferred stock to ARCH Venture Partners.

In November 2022, the Company entered issued a convertible promissory note to ARCH Venture Partners and received aggregate proceeds of $15.0 million (see Note 6). In May 2023, the Company completed a Series Seed raise in which the convertible promissory note automatically converted into 13,333,333 shares of Series Seed. Immediately prior to the debt converting in May 2023, the Company recognized a $5.5 million change in fair value of the debt equal to the excess fair value of the Series Seed issued and the cash paid for interest over the carrying value of the debt.

13. Subsequent events

Reverse Stock Split

On January 23, 2025, the Company’s board of directors approved an amendment to the Company’s certificate of incorporation providing for a 2.349723-for-1 reverse stock split of the Company’s issued and outstanding common stock. The reverse stock split became effective on January 27, 2025. The accompanying consolidated financial statements and notes to the consolidated financial statements give retroactive effect to the reverse stock split for all periods presented.

Following the reverse stock split, each share of the Company’s Preferred Stock was convertible on a 2.349723-for-1 basis into common stock. The amendment to the Company’s certificate of incorporation also provided that, in addition to the other existing triggers to automatic conversion, all shares of the Company’s Preferred Stock would automatically convert into shares of common stock at such conversion rate upon the closing of an initial public offering of the Company’s common stock pursuant to the Company’s Registration Statement on Form S-1 (Reg. No. 333-284225).

Initial Public Offering

In February 2025, the Company completed its IPO in which the Company sold 17,569,444 shares of its common stock at a public offering price of $18.00 per share. The Company received net proceeds of $288.4 million after deducting underwriting discounts, commissions, and other offering expenses paid by the Company. In addition, immediately prior to the closing of the IPO all of the Company’s outstanding shares of Preferred Stock converted into an aggregate of 71,904,475 shares of common stock.

Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

Ernst & Young LLP was appointed by the Company’s Board of Directors as the Company’s independent registered public accounting firm on June 13, 2024. The Company did not have an independent registered public accounting firm prior to such date. The Company did not consult with Ernst & Young LLP during the years ended December 31, 2022 and 2023 and the interim period from January 1, 2024 to June 13, 2024 with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Ernst & Young LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue.

Item 9A. Controls and Procedures.

Limitations on Effectiveness of Controls and Procedures

In designing and evaluating our disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints and that management is required to apply judgment in evaluating the benefits of possible controls and procedures relative to their costs.

Evaluation of Disclosure Controls and Procedures

As of December 31, 2024, management, with the participation and supervision of our Chief Executive Officer and our Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Based on that evaluation, our Chief Executive Officer and our Chief Financial Officer have concluded that, as of December 31, 2024, our disclosure controls and procedures were effective at the reasonable assurance level.

Management’s Annual Report on Internal Control Over Financial Reporting

This Annual Report on Form 10-K does not include a report of management’s assessment regarding our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) or an attestation report of our independent registered accounting firm due to a transition period established by rules of the SEC for newly public companies. Additionally, our independent registered accounting firm will not be required to opine on the effectiveness of our internal control over financial reporting pursuant to Section 404 until such time as we are no longer an “emerging growth company” as defined in the JOBS Act.

Changes in Internal Control over Financial Reporting

There are no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that occurred during the quarter ended December 31, 2024, that have materially affected, or are reasonably likely to materially affect, our internal control financial reporting.

Item 9B. Other Information.

(a)	None.

(b)

During the three months ended December 31, 2024, no directors or “officers” (as defined in Rule 16a-1(f) under the Exchange Act) of the Company adopted, modified or terminated a “Rule 10b5-1 trading arrangement” and/or “non-Rule 10b5-1 trading arrangement,” as each term is defined in Item 408 of Regulation S-K .

Item 9C. Disclosure Regarding Foreign Jurisdictions that Prevent Inspections.

Not applicable.

PART III

Item 10. Directors, Executive Officers and Corporate Governance.

Directors and Executive Officers

The following table sets forth the name, age and position of each of our executive officers and directors as of March 25, 2025:

Name	Age	Position
Executive Officers
Clive A. Meanwell, M.B., Ch.B., M.D.	67	Executive Chairman of the Board of Directors
Christopher Whitten Bernard	41	President, Chief Executive Officer and Director
Christopher J. Visioli	49	Chief Financial Officer and Chief Business Officer
Steven Marso, M.D.	57	Chief Medical Officer
Brian Hubbard, Ph.D.	52	Chief Scientific Officer

Directors
Paul L. Berns	58	Director
Kristina M. Burow	51	Director
Joshua Pinto, Ph.D.	41	Director

Executive Officers

Clive A. Meanwell, M.B., Ch.B., M.D. has served as our Executive Chairman of the Board of Directors since September 2024 and as our Founder and a member of our Board of Directors since our inception in June 2022. Dr. Meanwell previously served as our Chief Executive Officer from March 2023 to September 2024. Dr. Meanwell has served as a director of Fractyl Health, Inc., a publicly-held metabolic therapeutics company since June 2021. Dr. Meanwell is a Co-Founder of Population Health Partners, L.P., a life sciences investment firm, and, since May 2020 has served as its Chairman and Managing Partner, as well as a managing member of Population Health Partners GP, LLC, its General Partner. Since January 2003, Dr. Meanwell has served as Vice Chairman of BB Biotech AG, a publicly-held Swiss biotechnology investment company, where he has also served as a director since 2004. Dr. Meanwell founded and served as Executive Chairman, Chief Executive Officer, and Director of The Medicines Company, a biopharmaceutical company focused on cardiovascular and infectious diseases and surgery, from 1997 to December 2018, and as a Director and Chief Innovation Officer from December 2018 to January 2020, prior to its sale to Novartis in January 2020. Prior to his founding of The Medicines Company, Dr. Meanwell was a Partner at MPM Capital, a venture capital firm. Before then, he held leadership roles of increasing scope at Roche worldwide, culminating as Senior Vice President and Director in the pharmaceutical division. Dr. Meanwell began his career in cancer treatment and research. He holds an M.B., Ch.B. and M.D. magna cum laude from the University of Birmingham, United Kingdom. We believe that Dr. Meanwell’s extensive life science, medical product development, regulatory, commercial and leadership experience qualifies him to serve on our Board of Directors.

Christopher Whitten Bernard has served as our President, Chief Executive Officer and a member of our Board of Directors since September 2024. From March 2023 to September 2024, Mr. Bernard served as our Chief Operating Officer. Mr. Bernard is a Co-Founder of Population Health Partners, L.P., a life sciences investment firm, and, since May 2020 has served as a managing member of Population Health Partners GP, LLC, its General Partner. Mr. Bernard previously served as Vice Chairman and Managing Partner of Population Health Partners, L.P. from May 2020 to September 2024. Mr. Bernard served as Senior Vice President, Commercial Strategy and Business Development of The Medicines Company, a biopharmaceutical company focused on addressing cardiovascular disease, from January 2019 to April 2020. Prior to that, Mr. Bernard served in a variety of roles as a Consultant at McKinsey & Company from 2013 to 2018. Mr. Bernard holds an M.B.A. from the Kellogg School of Management at Northwestern University and a B.A. in Music from Brown University. We believe that Mr. Bernard’s vast biopharmaceutical and leadership experience qualifies him to serve on our Board of Directors.

Christopher J. Visioli has served as our Chief Financial Officer since October 2024 and Chief Business Officer since August 2023. Since September 2020, Mr. Visioli has also served as Partner of Population Health Partners, L.P., a life sciences investment firm. Prior to that, Mr. Visioli held a number of leadership roles at The Medicines Company from June 2003 to May 2020, most recently as its Chief Financial Officer. Prior to that, Mr. Visioli was a management consultant at Ernst & Young. Mr. Visioli holds an M.B.A. from Columbia Business School and a B.S. in Electrical Engineering from Cornell University.

Brian Hubbard, Ph.D. has served as our Chief Scientific Officer since May 2023. Prior to joining us, Dr. Hubbard served as Chief Executive Officer of Anji Pharmaceuticals, a clinical-stage biotechnology company, from February 2018 to April 2024. Prior to that, Dr. Hubbard served as Chief Executive Officer of Dogma Therapeutics, a discovery stage biotechnology company, from September 2015 to November 2021. Dr. Hubbard holds a Ph.D. in Chemistry from the University of Illinois and a B.S. in Chemistry from William & Mary.

Steven Marso, M.D. has served as our Chief Medical Officer since May 2023. Prior to joining us, Dr. Marso served as Medical Director of Cardiovascular Services of Hospital Corporation of America, a large health care provider, from 2016 to 2023, where he led all cardiovascular-related efforts across the Mid America division. Prior to that, Dr. Marso served as Director of Interventional Cardiology/Professor of Medicine of University of Texas SW Medical Center, a hospital/educational center, from 2014 to 2016. Dr. Marso holds an M.D. from the University of Kansas and a Bachelor in Cellular Biology from University of Kansas.

Non-Employee Directors

Paul L. Berns has served as a member of our Board of Directors since May 2023. Mr. Berns has served as a managing director of ARCH Venture Partners, a venture capital firm focused on early-stage technology companies, since 2021 and previously held various roles at ARCH from 2018 to 2021. Mr. Berns was the founder and served as chief executive officer and chairman of the board of directors of Neumora Therapeutics, a publicly-traded clinical-stage biopharmaceutical company, from 2020 to 2023. Mr. Berns has served as a director of Unity Biotechnology, Inc., a publicly-traded biotechnology company, since March 2018. He also served as a director of EQRx, Inc., a biopharmaceutical company, from January 2020 up to its acquisition by Revolution Medicines, Inc. in 2023, Jazz Pharmaceuticals plc, a publicly-traded pharmaceutical company, from 2010 to July 2021, and Vyne Therapeutics Inc., a publicly-traded clinical-stage biopharmaceutical company, from November 2017 to March 2020. Mr. Berns holds a B.S. in Economics from the University of Wisconsin. We believe that Mr. Berns’ financial expertise and experience in the industry qualify him to serve on our Board of Directors.

Kristina M. Burow has served as a member of our Board of Directors since May 2023. Ms. Burow has served as Managing Director of ARCH Venture Partners, a venture capital firm focused on early-stage technology companies, since November 2011 and previously held various roles at ARCH from 2002 to 2011. Ms. Burow has served as a Co-Founder and director of Neumora Therapeutics, a publicly-traded clinical-stage biopharmaceutical company, since January 2020. Ms. Burow also has served as a director of Boundless Bio, Inc., a publicly-traded clinical-stage oncology company, since February 2018, and Scholar Rock Holding Corporation, a publicly-traded biopharmaceutical company, since August 2014. Ms. Burow currently serves on the boards of directors of various private biotechnology and biopharmaceutical companies, including Orbital Therapeutics, Mirador Therapeutics, Treeline Biosciences, Autobahn Therapeutics, and Magnet Therapeutics among others. She previously was a co-founder and member of the board of directors of Receptos, a public biotechnology company, acquired by Celgene. Ms. Burow previously served on the board of directors of various public biotechnology and biopharmaceutical companies, including Beam Therapeutics, Gossamer Bio, UNITY Biotechnology, Vir Biotechnology Inc., among others and various private biotechnology and biopharmaceutical companies, including Vividion Therapeutics, Inc. until its acquisition by Bayer. Prior to joining ARCH, Ms. Burow was an Associate with the Novartis BioVenture Fund and an early employee at the Genomics

Institute of the Novartis Research Foundation, both part of Novartis, a public pharmaceutical company. Ms. Burow holds a B.S. in Chemistry from the University of California, Berkeley, an M.A. in Chemistry from Columbia University and an M.B.A. from the University of Chicago Booth School of Business. We believe Ms. Burow is qualified to serve on our Board of Directors because of her extensive experience investing and serving on the board of companies in the biopharmaceutical and biotechnology companies.

Joshua Pinto, Ph.D. has served as a member of our Board of Directors since September 2024. Dr. Pinto has served as chief financial officer of Neumora Therapeutics since June 2021. Prior to Neumora, Dr. Pinto held roles of increasing responsibility at Credit Suisse, a public financial services company, from April 2015 to June 2021, most recently serving as director of healthcare investment banking from January 2019 to June 2021, where he focused on the life sciences sector and was responsible for advising biotech companies on mergers, acquisitions, restructurings, activism and financing. Dr. Pinto worked for Piper Jaffray, a financial services company, as an associate in healthcare banking from 2014 to 2015. Before that, he worked in global external R&D at Eli Lilly, a public pharmaceutical company, from 2013 to 2014. Dr. Pinto holds a B.S. in Business Administration and Biochemistry from Centenary College of Louisiana, an M.B.A. in Finance from McMaster University and a Ph.D. in Neuroscience from McMaster University. We believe that Dr. Pinto’s experience in the industry qualify him to serve on our Board of Directors.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Committees

Our Board of Directors has three standing committees—Audit, Compensation and Nominating and Corporate Governance—each of which operates under a charter approved by our Board of Directors. Each committee’s charter is available under the Corporate Governance section of our website at www.metsera.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website.

Audit Committee

The Audit Committee’s responsibilities include, among other things:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating our Board of Directors’ oversight of our internal control over financial reporting, disclosure controls and procedures and Code of Business Conduct and Ethics;

•	discussing our risk management policies;

•	meeting independently with our internal auditing staff, if any, registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the Audit Committee report required by Securities Exchange Commission (“SEC”) rules.

The members of our Audit Committee are Mr. Pinto, Ms. Burow and Mr. Berns. Mr. Pinto serves as the chairperson of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable listing rules of Nasdaq (the “Nasdaq rules”). Our Board of Directors has determined that Mr. Pinto is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules. Our Board of Directors has determined that Mr. Pinto meets the independence requirements of Rule 10A-3 under the Exchange Act and the applicable Nasdaq rules. We are relying on the phase-in exemption provided under Rule 10A-3 of the Exchange Act and the Nasdaq listing rules with respect to the composition of our Audit Committee. Each of Ms. Burow and Mr. Berns falls outside of the safe harbor provisions of Rule 10A-3(e)(1)(ii) under the Exchange Act, however serves on our Audit Committee in accordance with the phase-in exemption referenced above. Further, in accordance with the phase-in exemption, a majority of the members of our Audit Committee will satisfy the independence standards under the Exchange Act and the Nasdaq listing rules within 90 days of January 30, 2025 and all members of our Audit Committee will satisfy the independence standards under the Exchange Act and the Nasdaq listing rules within one year from January 30, 2025.

Compensation Committee

The Compensation Committee’s responsibilities include

•	reviewing and approving, or recommending for approval by the Board of Directors, the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing and administering our incentive compensation and equity incentive plans;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required; and

•	preparing the annual Compensation Committee report required by SEC rules, to the extent required.

The members of our Compensation Committee are Ms. Burow, Mr. Berns and Mr. Pinto. Ms. Burow serves as the chairperson of the committee. Our Board of Directors has determined that each of Ms. Burow, Mr. Berns and Mr. Pinto is independent under the applicable Nasdaq rules, including the Nasdaq rules specific to membership on the Compensation Committee, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include, among other things:

•	identifying individuals qualified to become members of our Board of Directors;

•	recommending to our Board of Directors the persons to be nominated for election as directors and to each board committee;

•

developing and recommending to our Board of Directors corporate governance guidelines, and reviewing and recommending to our Board of Directors proposed changes to our corporate governance guidelines from time to time; and

•	overseeing a periodic evaluation of our Board of Directors.

The members of our Nominating and Corporate Governance Committee are Mr. Meanwell, Mr. Berns and Ms. Burow. Mr. Meanwell serves as the chairperson of the committee. Our Board of Directors has determined that Mr. Berns and Ms. Burow are independent under the applicable Nasdaq rules and the SEC rules and regulations. We are relying on the initial public offering phase-in exemption provided under the Nasdaq listing rules with respect to the composition of our Nominating and Corporate Governance Committee. All members of our Nominating and Corporate Governance Committee will satisfy the independence standards under the Nasdaq listing rules within one year from January 30, 2025.

Code of Ethics and Code of Conduct

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. A current copy of the Code of Business Conduct and Ethics is posted on the Corporate Governance section of our Investors website, which is located at investors.metsera.com.

We intend to satisfy the disclosure requirement under applicable SEC or Nasdaq rules regarding an amendment to, or waiver from, a provision of this Code of Business Conduct and Ethics by posting such information on our website, at the address and location specified above.

Insider Trading Compliance Policy

We have adopted an Insider Trading Compliance Policy that governs the purchase, sale and/or other dispositions of our securities by directors, officers, and employees, together with any legal entities controlled by such individuals and any other person designated by the Company. We believe our Insider Trading Compliance Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any applicable Nasdaq rules.

Stockholder Recommendations for Director Candidates

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and Corporate Governance Committee, c/o Secretary, Metsera, Inc., 3 World Trade Center, 175 Greenwich Street, New York, NY 10007. In the event there is a vacancy, and assuming that appropriate biographical and background materials have been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Item 11. Executive Compensation.

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2024 Summary Compensation Table” below. In 2024, our “named executive officers” and their positions were as follows:

•	Christopher Whitten Bernard, our President and Chief Executive Officer;

•	Clive A. Meanwell, M.B., Ch.B., M.D., our Executive Chairman and former Chief Executive Officer;

•	Christopher Visioli, our Chief Business Officer and Chief Financial Officer;

•	Brian Hubbard, Ph.D., our Chief Scientific Officer; and

•	Gbola Amusa, M.D., our former Chief Financial Officer and current Executive Vice President, Strategic Finance and Investor Relations.

Dr. Meanwell served as our Chief Executive Officer through September 27, 2024, when Mr. Bernard was appointed as our President and Chief Executive Officer and Dr. Meanwell became our Executive Chairman. Mr. Visioli previously served as our Chief Business Officer and became our Chief Financial Officer on October 28, 2024, when Dr. Amusa assumed the role of Executive Vice President, Strategic Finance and Investor Relations.

2024 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Christopher Whitten Bernard(3) President and Chief Executive Officer	2024	521,538	241,644	5,206,040	—	5,969,222
Clive A. Meanwell, M.B., Ch.B., M.D.(4) Executive Chairman and former Chief Executive Officer	2024	83,077	59,836	1,716,704	—	1,859,617
Christopher Visioli(5) Chief Financial Officer, Chief Business Officer	2024	102,308	190,000	2,746,711	—	3,039,019
Brian Hubbard, Ph.D. Chief Scientific Officer	2024	401,539	181,430	613,963	—	1,196,932
Gbola Amusa, M.D.(6) Former Chief Financial Officer	2024	363,462	133,336	1,255,355	—	1,752,153

(1)

The amounts reported represent discretionary annual cash bonuses, which were approved by the Board of Directors in March 2025 at 100% of each individual’s target bonus based on the Company’s performance for 2024.

(2)	The amounts reported represent the aggregate grant date fair value of the stock options granted during 2024, calculated in accordance with ASC Topic 718.
(3)	Mr. Bernard served as our Chief Operating Officer through September 27, 2024 when he was promoted to President and Chief Executive Officer.
(4)

Dr. Meanwell served as our Chief Executive Officer through September 27, 2024 as part of the services provided by Validae Health, L.P. and, on and after September 27, 2024, as our Executive Chairman. While Dr. Meanwell commenced services as our Executive Chairman on September 27, 2024, his employment with the Company commenced on October 1, 2024. For more information, see Part III, Item 13 “Certain Relationships and Related Transactions, and Director Independence.”

(5)

Mr. Visioli served as our Chief Business Officer as part of the services provided by Validae Health, L.P. through September 27, 2024, commenced employment as our Chief Business Officer on September 27, 2024 and has served as our Chief Business Officer and Chief Financial Officer since October 28, 2024. For more information, see Part III, Item 13 “Certain Relationships and Related Transactions, and Director Independence.”

(6)

Dr. Amusa commenced employment with us as our Chief Financial Officer on February 26, 2024 and transitioned to our Executive Vice President, Strategic Finance and Investor Relations on October 28, 2024.

Narrative to Summary Compensation Table

2024 salaries

The named executive officers receive a base salary to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Mr. Bernard’s annual base salary was established at $500,000 when he served as our Chief Operating Officer and was increased to $600,000 on September 27, 2024 when he was promoted to President and Chief Executive Officer. Dr. Meanwell served as our Chief Executive Officer through September 27, 2024 as part of the services provided by Validae Health, L.P., and, from and after September 27, 2024, as our Executive Chairman. While Dr. Meanwell commenced services as our Executive Chairman on September 27, 2024, his employment with the Company commenced on October 1, 2024, when he began to earn a base salary of $400,000. Mr. Visioli served as our Chief Business Officer as part of the services provided by Validae Health, L.P. through September 27, 2024 and commenced employment as our Chief Business

Officer on September 27, 2024, when he began to earn a base salary of $475,000, and was promoted to our Chief Business Officer and Chief Financial Officer on October 28, 2024. For more information regarding the services provided by Dr. Meanwell and Mr. Visioli through Validae Health, L.P., see Part III, Item 13 “Certain Relationships and Related Transactions, and Director Independence.” The annual base salary for Dr. Hubbard during 2024 was $400,000 but was increased to $440,000 in December 2024. Dr. Amusa’s annual base salary for 2024 was $450,000.

Our Board of Directors and Compensation Committee may adjust base salaries from time to time in their discretion.

2024 bonuses

We offer our named executive officers the opportunity to earn discretionary cash bonuses to compensate them for individual and company performance as approved by our Board of Directors. Mr. Bernard’s target bonus for 2024 was established at 40% of his annual base salary when he served as our Chief Operating Officer and was increased to 60% of his annual base salary on September 27, 2024 when he was promoted to President and Chief Executive Officer. The 2024 target bonuses for each of Dr. Meanwell, Mr. Visioli, Dr. Hubbard, and Dr. Amusa were 60%, 40%, 45% and 35% of the named executive officer’s annual base salary, respectively.

Our Board of Directors and Compensation Committee may adjust our named executive officer target annual bonuses from time to time in their discretion. In March 2025, the Compensation Committee recommended, and our Board of Directors approved, that bonuses in respect of performance during 2024 be paid to each executive officer at an amount equal to 100% of such officer’s target annual bonus.

Equity compensation

We offer stock options to our employees, including our named executive officers, as the long-term incentive component of our compensation program. Our stock options generally allow employees to purchase shares of our common stock at a price equal to the fair market value of our common stock on the date of grant, as determined by the Board of Directors. Stock options granted during and after September 2024 typically vest over 4 years, with grants made to continuing service providers vesting in equal monthly installments over the 4-year period and grants made to newly hired service providers vesting as to 25% of the underlying shares on the first anniversary of the date of grant and in equal monthly installments over the following three years, in each case, subject to the holder continuing to provide services to us. Stock options granted prior to September 2024 typically vest in substantially equal annual installments over 4 years. Stock options granted to our named executive officers will vest in full either (i) upon a change in control (as defined in the 2023 Stock Incentive Plan (the “2023 Plan”)) or (ii) if such officer is terminated without cause or resigns for good reason within one year following a change in control (as such terms are defined in the 2023 Plan). From time to time, our Board of Directors may also construct alternate vesting schedules as it determines are appropriate to motivate particular employees. Typically, stock options we grant to employees are intended to qualify as “incentive stock options” to the extent permitted under the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

In connection with Dr. Amusa’s commencement of employment with us in February 2024 as our Chief Financial Officer, we granted Dr. Amusa an option to purchase 483,035 shares of our common stock for $3.50 per share, which our Board of Directors determined equaled the fair market value of our common stock as of the date of grant. Dr. Amusa’s option vests as to 25% of the shares underlying the option on each of the first four anniversaries of February 26, 2024, subject to continued service to us through the applicable vesting date. Dr. Amusa’s options will vest in full upon a change in control (as defined in the 2023 Plan).

In September 2024, we granted Mr. Bernard and Mr. Visioli an option to purchase 1,702,328 and 255,349 shares of our common stock, respectively, for $4.32 per share, which our Board of Directors determined equaled the fair market value of our common stock as of the date of grant. Each option vests as to 1/48th of the original number of shares underlying the option on each monthly anniversary of September 27, 2024, subject to continued service to us through the applicable vesting date. Each option will vest in full if such officer is terminated without cause or resigns for good reason within one year following a change in control (as such terms are defined in the 2023 Plan).

We granted Mr. Visioli an option to purchase 340,465 shares of our common stock in November 2024 for $8.18 per share, which our Board of Directors determined equaled the fair market value of our common stock as of the date of grant, in connection with his promotion to Chief Financial Officer. Mr. Visioli’s option vests as to 1/48th of the original number of shares underlying the option on each monthly anniversary of October 28, 2024, subject to continued service to us through the applicable vesting date. Each option will vest in full if Mr. Visioli is terminated without cause or resigns for good reason within one year following a change in control (as such terms are defined in the 2023 Plan).

In November 2024, we granted Dr. Meanwell an option to purchase 297,907 shares of our common stock for $8.18 per share, which our Board of Directors determined equaled fair market value as of the date of grant. Dr. Meanwell’s option vests as to 1/48th of the original number of shares underlying the option on each monthly anniversary of September 27, 2024, subject to continued service to us through the applicable vesting date. Dr. Meanwell’s options will vest in full upon a change in control (as defined in the 2023 Plan).

In November 2024, we also granted Dr. Hubbard an option to purchase 106,395 shares of our common stock for $8.18, which our Board of Directors determined equaled fair market value as of the date of grant. Dr. Hubbard’s option vests as to 1/48th of the original number of shares underlying the option on each monthly anniversary of November 28, 2024, subject to continued service to us through the applicable vesting date. Such options will vest in full if Mr. Hubbard is terminated without cause or resigns for good reason within one year following a change in control (as such terms are defined in the 2023 Plan).

We have adopted a 2025 Incentive Award Plan (the “2025 Plan”), in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and to enable our company to obtain and retain services of these individuals. Following the effective date of the 2025 Plan, we will not make any further grants under the 2023 Plan. However, the 2023 Plan will continue to govern the terms and conditions of the outstanding awards granted under it. For additional information about the 2025 Plan, please see the section titled “Incentive Compensation Plans” below.

Other elements of compensation

Employee benefits and perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our employee benefit plans and programs, including medical, dental, and vision benefits, and short- and long-term disability, accidental death and dismemberment, and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2024.

	Option Awards
Name	Vesting Commencement Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Christopher Whitten Bernard	09/27/2024		106,396	1,595,933	4.32	09/27/2034
Clive A. Meanwell, M.B., Ch.B, M.D.	09/27/2024		18,619	279,288	8.18	11/12/2034
Christopher Visioli	09/27/2024		15,959	239,390	4.32	09/27/2034
	10/28/2024		14,186	326,279	8.18	11/12/2034
Brian Hubbard, Ph.D.	05/26/2023	(2)	79,797	239,390	0.26	05/26/2033
	11/28/2024		2,216	104,179	8.18	11/28/2034
Gbola Amusa, M.D.	2/26/2024	(2)	—	483,035	3.50	3/15/2034

(1)

Except as otherwise noted, each option vests and becomes exercisable in substantially equal monthly installments through the fourth anniversary of the vesting commencement date, subject to continued service to us. Stock options granted to our named executive officers in 2024 will vest in full either (i) upon a change in control (as defined in the 2023 Plan) or (ii) if such officer is terminated without cause or resigns for good reason within one year following the change in control (as such terms are defined in the 2023 Plan), as described above under “Narrative to Summary Compensation Table—Equity Compensation.”

(2)

Option vests and becomes exercisable as to 25% of the original number of shares subject to the option on each of the first four anniversaries of the vesting commencement date, subject to continued service to us. Each of these options will vest in full upon a change in control (as defined in the 2023 Plan).

Executive Compensation Arrangements

Offer Letters

We have entered into an offer letter with each of our named executive officers in connection with the named executive officer’s commencement of employment with us. Each offer letter establishes an annual base salary, target annual bonus opportunity and eligibility for benefits for the named executive officer and provides for an initial stock option grant. In addition, each offer letter, other than Mr. Meanwell’s, provides for certain severance payments and benefits in connection with qualifying terminations of employment. Each of our named executive officers is eligible to participate in the Metsera, Inc. Severance Plan, which we refer to as the Severance Plan and is described below under the heading “Severance Plan”. If a named executive officer elects to participate in the Severance Plan by entering into a participation agreement, then the terms and conditions of the Severance Plan will supersede any provisions pertaining to severance payments or benefits in such named executive officer’s offer letter.

In connection with Mr. Bernard’s promotion to President and Chief Executive Officer, the Company entered into an offer letter with Mr. Bernard providing that if the Company terminates his employment without “cause” or if he resigns for “good reason” (each as defined in the offer letter), in each case, subject to his execution and nonrevocation of a release of claims in favor of the Company, he will receive severance in an amount equal to 12 months’ annual base salary and payment of the employer-portion of COBRA premiums during the 12-month period following the date of such termination of employment. If such qualifying termination of employment occurs during the three-months prior or 12 months following a “change in control” (as defined in the offer letter), then Mr. Bernard shall receive severance in an amount equal to 18 months’ annual base salary and 150% of his then-current target annual bonus and payment of the employer-portion of COBRA premiums during the 18-month period following the date of such termination of employment.

Dr. Hubbard’s and Dr. Amusa’s offer letters each provide that if the Company terminates his employment without “cause” or if he resigns for “good reason” (each as defined in the offer letter), in each case, subject to his execution and nonrevocation of a release of claims in favor of the Company, he will receive severance in an amount equal to 12 months’ annual base salary.

Mr. Visioli’s offer letter provides that if the Company terminates his employment without “cause” or if he resigns for “good reason” (each as defined in the offer letter), in each case, subject to his execution and nonrevocation of a release of claims in favor of the Company, he will receive severance in an amount equal to 12 months’ annual base salary and payment of the employer-portion of COBRA premiums during the 12-month period following the date of such termination of employment. If such qualifying termination of employment occurs during the three-months prior or 12 months following a “change in control” (as defined in the offer letter), then Mr. Visioli shall receive severance in an amount equal to 12 months’ annual base salary and 100% of his then-current target annual bonus and payment of the employer-portion of COBRA premiums during the 12-month period following the date of such termination of employment.

Severance Plan

In January 2025, we adopted the Severance Plan. Under the Severance Plan, in the event a named executive officer elects to participate in the Severance Plan by entering into a participation agreement, the terms and conditions of the Severance Plan will supersede the severance benefits provided in the named executive officer’s offer letter. Under the Severance Plan, if a named executive officer participant’s employment with us is terminated by us without cause (as defined in the Severance Plan) or by the named executive officer participant for good reason (as defined in the Severance Plan), then, subject to the timely delivery of a general release of claims, the named executive officer participant will be entitled to receive a cash severance payment equal to 12 (or, for Mr. Bernard, 18) months’ base salary, payable in substantially equal installments over the six-month period following the named executive officer participant’s termination of employment, and up to 12 (or, for Mr. Bernard, 18) months of company-funded healthcare continuation coverage. In the event such termination of employment occurs within the period commencing three months prior to a change in control (as defined in the Severance Plan) and ending on the first anniversary of the change in control, then, in lieu of the foregoing severance amounts, the named executive officer participant is entitled to receive a lump sum cash payment in an amount equal to the sum of 12 (or, for Mr. Bernard, 18) months of base salary and 100% (or, for Mr. Bernard, 150%) of the named executive officer participant’s target bonus opportunity for the year of termination, up to 12 (or, for Mr. Bernard, 18) months of company-funded healthcare continuation coverage, and full vesting acceleration of all equity awards (with performance for performance-based awards determined pursuant to the terms and conditions of the applicable award agreement).

Director Compensation

2024 Director Compensation Table

In 2024, we did not maintain a formalized non-employee director compensation program, though we provided non-employee directors ad hoc equity awards in connection with their services on our Board of Directors. Accordingly, on September 27, 2024, we granted Mr. Pinto an option to purchase 148,953 shares of our common stock with an exercise price of $4.32 per share, and on November 12, 2024, we granted Ms. Burow and Mr. Berns an option to purchase 148,953 and 223,430 shares of our common stock, respectively, with an exercise price of $8.18 per share. The options held by Mr. Pinto, Ms. Burow and Mr. Berns vest in equal monthly installments over three years following grant, in each case, subject to the holder’s continued services to us. The vesting of the option held by Mr. Pinto fully accelerates upon certain terminations of service following a change in control, and the options held by Ms. Burow and Mr. Berns will vest in full upon a change in control.

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during the year ended December 31, 2024. Mr. Bernard, our President and Chief Executive Officer, and

Dr. Meanwell, our Executive Chairman, are also directors but do not receive any additional compensation for their service as directors. See “Executive Compensation” for more information regarding the compensation earned by Mr. Bernard and Dr. Meanwell.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Joshua Pinto, Ph.D.	—	445,752	445,752
Kristina M. Burow	—	849,994	849,994
Paul L. Berns	—	1,274,990	1,274,990

(1)	The amounts reported represent the aggregate grant date fair value of the stock options granted in 2024, calculated in accordance with ASC Topic 718.

The table below shows the aggregate numbers of shares of our common stock underlying option awards held by each non-employee director who held an option award as of December 31, 2024.

Name	Options Outstanding at Fiscal Year End
Joshua Pinto, Ph.D.	148,953
Kristina M. Burow	148,953
Paul L. Berns	223,430

Following our initial public offering, our non-employee directors are compensated in accordance with our non-employee director compensation program (the “Director Compensation Program”). Pursuant to the Director Compensation Program, our non-employee directors receive cash compensation, paid quarterly in arrears, as follows:

•	Each non-employee director receives a cash retainer in the amount of $40,000 per year.

•	Any chair of our Board of Directors receives an additional cash retainer in the amount of $30,000.

•	Any lead independent director receives an additional cash retainer in the amount of $30,000 per year.

•

The chairperson of the Audit Committee receives a cash retainer in the amount of $20,000 per year for such chairperson’s service on the Audit Committee. Each non-chairperson member of the Audit Committee receives a cash retainer in the amount of $10,000 per year for such member’s service on the Audit Committee.

•

The chairperson of the Compensation Committee receives a cash retainer in the amount of $15,000 per year for such chairperson’s service on the Compensation Committee. Each non-chairperson member of the Compensation Committee receives a cash retainer in the amount of $7,500 per year for such member’s service on the Compensation Committee.

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The chairperson of the Nominating and Corporate Governance Committee receives a cash retainer in the amount of $10,000 per year for such chairperson’s service on the Nominating and Corporate Governance Committee. Each non-chairperson member of the Nominating and Corporate Governance Committee receives a cash retainer in the amount of $5,000 per year for such member’s service on the Nominating and Corporate Governance Committee.

Each non-employee director may elect, on an annual basis, to convert all or a portion of such non-employee director’s annual retainer into a number of restricted stock units granted under the 2025 Plan, which will be fully vested on the date of grant, and, subject to approval of our Board of Directors, settlement of the restricted stock units may be deferred at the election of the non-employee director.

Under the Director Compensation Program, upon initial appointment or election to the board, each non-employee director is automatically granted an option (the “Initial Grant”) under the 2025 Plan to purchase that number of shares of our common stock equal to (i) $700,000, divided by (ii) the per share grant date fair value of the option award. An Initial Grant will vest as to 1/36th of the underlying shares on a monthly basis over three years, subject to continued service through the applicable vesting date. In addition, on the date of each annual meeting of our stockholders, each non-employee director who (i) has been serving on our Board of Directors for at least four months and (ii) will continue to serve as a non-employee director immediately following such annual meeting will automatically be granted an option (the “Annual Grant”) under the 2025 Plan to purchase that number of shares of our common stock equal to (i) $350,000, divided by (ii) the per share grant date fair value of the option award. The Annual Grant will vest in full on the earlier of the (i) first anniversary of the grant date, and (ii) immediately prior to the annual meeting of our stockholders following the date of grant, subject to continued service through the applicable vesting date.

Pursuant to the Director Compensation Program, upon a change in control transaction, all outstanding equity awards held by our non-employee directors will vest in full.

Incentive Compensation Plans

The following summarizes the material terms of the 2025 Plan and the 2025 Employee Stock Purchase Plan, which is the long-term incentive compensation plans in which our directors and named executive officers are eligible to participate, and the 2023 Plan, under which we have previously made periodic grants of equity and equity-based awards to our directors and named executive officers.

2025 Incentive Award Plan

The principal purpose of the 2025 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. The material terms of the 2025 Plan, are summarized below.

Share reserve. Under the 2025 Plan, 10,110,641 shares of our common stock are initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards and other stock-based awards. The number of shares initially reserved for issuance or transfer pursuant to awards under the 2025 Plan will be increased by (i) the number of shares represented by awards outstanding under the 2023 Plan, or 2023 Plan Awards, that become available for issuance under the counting provisions described below following the effective date and (ii) an annual increase on each January 1 beginning in 2026 and ending in 2035, equal to the lesser of (A) 5% of the sum of (1) the number of shares of our common stock and (2) the number of shares of our common stock issuable upon the exercise of warrants to purchase shares of our common stock with an exercise price per share of $0.01 or less, in each case, outstanding (on an as converted basis) on the immediately preceding December 31 and (B) such smaller number of shares of stock as determined by our Board of Directors; provided, however, that no more than 92,000,000 shares of stock may be issued upon the exercise of incentive stock options.

The following counting provisions are in effect for the share reserve under the 2025 Plan:

•

to the extent that an award (including a 2023 Plan Award) terminates, expires or lapses for any reason or an award is settled in cash without the delivery of shares, any shares subject to the award at such time will be available for future grants under the 2025 Plan;

•

to the extent shares are tendered or withheld to satisfy the grant, exercise price or tax withholding obligation with respect to any award under the 2025 Plan or 2023 Plan Award, such tendered or withheld shares will be available for future grants under the 2025 Plan;

•

to the extent shares subject to stock appreciation rights are not issued in connection with the stock settlement of stock appreciation rights on exercise thereof, such shares will be available for future grants under the 2025 Plan;

•	to the extent that shares of our common stock are repurchased by us prior to vesting so that shares are returned to us, such shares will be available for future grants under the 2025 Plan;

•	the payment of dividend equivalents in cash in conjunction with any outstanding awards or 2023 Plan Awards will not be counted against the shares available for issuance under the 2025 Plan; and

•

to the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the 2025 Plan.

In addition, the sum of the grant date fair value of all equity-based awards and the maximum that may become payable pursuant to all cash-based awards to any individual for services as a non-employee director during his or her first year of service may not exceed $1,500,000 and $1,000,000 for any calendar year thereafter.

Administration. The Compensation Committee of our Board of Directors administers the 2025 Plan unless our Board of Directors assumes authority for administration. The Compensation Committee must consist of at least three members of our Board of Directors, each of whom is intended to qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “independent director” within the meaning of the rules of the applicable stock exchange, or other principal securities market on which shares of our common stock are traded. The 2025 Plan provides that the Board of Directors or Compensation Committee may delegate its authority to grant awards to employees other than executive officers and certain senior executives of the company to a committee consisting of one or more members of our Board of Directors or one or more of our officers, other than awards made to our non-employee directors, which must be approved by our full Board of Directors.

Subject to the terms and conditions of the 2025 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2025 Plan. The administrator is also authorized to adopt, amend or rescind rules relating to administration of the 2025 Plan. Our Board of Directors may at any time remove the Compensation Committee as the administrator and revest in itself the authority to administer the 2025 Plan. The full Board of Directors administers the 2025 Plan with respect to awards to non-employee directors.

Eligibility. Options, SARs, restricted stock and all other stock-based and cash-based awards under the 2025 Plan may be granted to individuals who are then our officers, employees or consultants or are the officers, employees or consultants of certain of our subsidiaries. Such awards also may be granted to our directors. Only employees of our company or certain of our subsidiaries may be granted incentive stock options, or ISOs.

Awards. The 2025 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, other stock- or cash-based awards and dividend equivalents, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

•

Nonstatutory Stock Options, or NSOs, provide for the right to purchase shares of our common stock at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

•

Incentive Stock Options, or ISOs, are designed in a manner intended to comply with the provisions of Section 422 of the Code, and are subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2025 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

•

Restricted stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, however, extraordinary dividends will generally be placed in escrow, and will not be released until restrictions are removed or expire.

•

Restricted stock units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, restricted stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

•

SARs may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our common stock over a set exercise price. The exercise price of any SAR granted under the 2025 Plan must be at least 100% of the fair market value of a share of our common stock on the date of grant. SARs under the 2025 Plan will be settled in cash or shares of our common stock, or in a combination of both, at the election of the administrator.

•

Other stock or cash based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The plan administrator will determine the terms and conditions of other stock or cash based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

•

Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between a specified date and the date such award terminates or expires, as determined by the plan administrator. In addition, dividend equivalents with respect to shares covered by a performance award will only be paid to the participant at the same time or times and to the same extent that the vesting conditions, if any, are subsequently satisfied and the performance award vests with respect to such shares.

Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals.

Change in control. In the event of a change in control, unless the plan administrator elects to terminate an award in exchange for cash, rights or other property, or cause an award to accelerate in full prior to the change in control, such award will continue in effect or be assumed or substituted by the acquirer, provided that any performance-based portion of the award will be subject to the terms and conditions of the applicable award agreement. The administrator may also make appropriate adjustments to awards under the 2025 Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions. If a participant experiences a termination of service during the period beginning three months prior to the change in control and ending 12 months after the change in control that is effected by the company without cause or by the participant for good reason, then any awards held by such participant will become fully vested (with performance to be determined in accordance with the terms and conditions of the applicable award agreement).

Adjustments of awards. In the event of any stock dividend or other distribution, stock split, reverse stock split, reorganization, combination or exchange of shares, merger, consolidation, split-up, spin-off, recapitalization, repurchase or any other corporate event affecting the number of outstanding shares of our common stock or the share price of our common stock that would require adjustments to the 2025 Plan or any awards under the 2025 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the administrator will make appropriate, proportionate adjustments to: (i) the aggregate number and type of shares subject to the 2025 Plan, (ii) the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards), and (iii) the grant or exercise price per share of any outstanding awards under the 2025 Plan.

Amendment and termination. The administrator may terminate, amend or modify the 2025 Plan at any time and from time to time. However, we must generally obtain stockholder approval to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule). Notwithstanding the foregoing, an option may be amended to reduce the per share exercise price below the per share exercise price of such option on the grant date and options may be granted in exchange for, or in connection with, the cancellation or surrender of options having a higher per share exercise price without receiving additional stockholder approval.

No incentive stock options may be granted pursuant to the 2025 Plan after the tenth anniversary of the effective date of the 2025 Plan, and no additional annual share increases to the 2025 Plan’s aggregate share limit will occur from and after such anniversary. Any award that is outstanding on the termination date of the 2025 Plan will remain in force according to the terms of the 2025 Plan and the applicable award agreement.

2025 Employee Stock Purchase Plan

We have adopted and our stockholders have approved the 2025 Employee Stock Purchase Plan (“ESPP”), which became effective upon the day prior to the first public trading date of our common stock. The ESPP is designed to allow our eligible employees to purchase shares of our common stock, at semi-annual intervals, with their accumulated payroll deductions. The ESPP is intended to qualify under Section 423 of the Code. The material terms of the ESPP are summarized below.

Components. The ESPP is comprised of two distinct components in order to provide increased flexibility to grant options to purchase shares under the ESPP to U.S. and to non-U.S. employees. Specifically, the ESPP authorizes (1) the grant of options to U.S. employees that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the Section 423 Component) and (2) the grant of options that are not intended to be tax-qualified under Section 423 of the Code to facilitate participation for employees located outside of the United States who do not benefit from favorable U.S. tax treatment and to provide flexibility to comply with non-U.S. law and other considerations (the Non-Section 423 Component). Where possible under local law and custom, we expect that the Non-Section 423 Component generally will be operated and administered on terms and conditions similar to the Section 423 Component.

Administration. Subject to the terms and conditions of the ESPP, our Compensation Committee administers the ESPP. Our Compensation Committee can delegate administrative tasks under the ESPP to the services of an agent and/or employees to assist in the administration of the ESPP. The administrator will have the discretionary authority to administer and interpret the ESPP. Interpretations and constructions of the administrator of any provision of the ESPP or of any rights thereunder will be conclusive and binding on all persons. We will bear all expenses and liabilities incurred by the ESPP administrator.

Share reserve. The maximum number of shares of our common stock which are authorized for sale under the ESPP is equal to the sum of (a) 1,263,830 shares of common stock and (b) an annual increase on each January 1 beginning in 2026 and ending in 2035, equal to the lesser of (i) 1% of the sum of (A) the number of shares of our common stock and (B) the number of shares of our common stock issuable upon the exercise of warrants to purchase shares of our common stock with an exercise price per share of $0.01 or less, in each case, outstanding (on an as converted basis) on the immediately preceding December 31 and (ii) such number of shares of common stock as determined by our Board of Directors; provided, however, that no more than 17,500,000 shares of our common stock may be issued under the ESPP. The shares reserved for issuance under the ESPP may be authorized but unissued shares or reacquired shares.

Eligibility. Employees eligible to participate in the ESPP for a given offering period generally include employees who are employed by us or one of our subsidiaries on the first day of the offering period, or the enrollment date. Our employees (and, if applicable, any employees of our subsidiaries) who customarily work less than five months in a calendar year or are customarily scheduled to work less than 20 hours per week will not be eligible to participate in the ESPP. Finally, an employee who owns (or is deemed to own through attribution) 5% or more of the combined voting power or value of all our classes of stock or of one of our subsidiaries will not be allowed to participate in the ESPP.

Participation. Employees will enroll under the ESPP by completing a payroll deduction form permitting the deduction from their compensation of at least 1% of their compensation but not more than 15% of their compensation. Such payroll deductions shall be expressed as a whole number percentage, and the accumulated deductions will be applied to the purchase of shares on each purchase date. However, a participant may not purchase more than 100,000 shares in each offering period and may not subscribe for more than $25,000 in fair market value of shares of our common stock (determined at the time the option is granted) during any calendar year. The ESPP administrator has the authority to change these limitations for any subsequent offering period.

Offering. Under the ESPP, participants are offered the option to purchase shares of our common stock at a discount during a series of successive offering periods, the duration and timing of which will be determined by the ESPP administrator. However, in no event may an offering period be longer than 27 months in length.

The option purchase price will be the lower of 85% of the closing trading price per share of our common stock on the first trading date of an offering period in which a participant is enrolled or 85% of the closing trading price per share on the purchase date, which will occur on the last trading day of each offering period.

Unless a participant has previously canceled his or her participation in the ESPP before the purchase date, the participant will be deemed to have exercised his or her option in full as of each purchase date. Upon exercise, the participant will purchase the number of whole shares that his or her accumulated payroll deductions will buy at the option purchase price, subject to the participation limitations listed above.

A participant may cancel his or her payroll deduction authorization at any time prior to the end of the offering period. Upon cancellation, the participant will have the option to either (i) receive a refund of the participant’s account balance in cash without interest or (ii) exercise the participant’s option for the current offering period for the maximum number of shares of common stock on the applicable purchase date, with the remaining account balance refunded in cash without interest. Following at least one payroll deduction, a participant may also decrease (but not increase) his or her payroll deduction authorization once during any offering period. If a participant wants to increase or decrease the rate of payroll withholding, he or she may do so effective for the next offering period by submitting a new form before the offering period for which such change is to be effective.

A participant may not assign, transfer, pledge or otherwise dispose of (other than by will or the laws of descent and distribution) payroll deductions credited to a participant’s account or any rights to exercise an option or to receive shares of our common stock under the ESPP, and during a participant’s lifetime, options in the ESPP shall be exercisable only by such participant. Any such attempt at assignment, transfer, pledge or other disposition will not be given effect.

Adjustments upon changes in recapitalization, dissolution, liquidation, merger or asset sale. In the event of any increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by us, we will proportionately adjust the aggregate number of shares of our common stock offered under the ESPP, the number and price of shares which any participant has elected to purchase under the ESPP and the maximum number of shares which a participant may elect to purchase in any single offering period. If there is a proposal to dissolve or liquidate us, then the ESPP will terminate immediately prior to the consummation of such proposed dissolution or liquidation, and any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our dissolution or liquidation. We will notify each participant of such change in writing at least ten business days prior to the new exercise date. If we undergo a merger with or into another corporation or sell all or substantially all of our assets, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or the parent or subsidiary of the successor corporation. If the successor corporation refuses to assume the outstanding options or substitute equivalent options, then any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our proposed sale or merger. We will notify each participant of such change in writing at least ten business days prior to the new exercise date.

Amendment and termination. Our Board of Directors may amend, suspend or terminate the ESPP at any time. However, the Board of Directors may not amend the ESPP without obtaining stockholder approval within 12 months before or after such amendment to the extent required by applicable laws.

2023 Plan

The 2023 Plan was adopted by our Board of Directors in May 2023. We have previously granted stock options to our named executive officers under the 2023 Plan, as described in more detail above. The principal purpose of the 2023 Plan was to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions to us by providing them with equity ownership opportunities.

We will not make any further grants under the 2023 Plan. However, the 2023 Plan will continue to govern the terms and conditions of the outstanding awards granted under the 2023 Plan which, as of March 21, 2025, constitute 8,679,657 outstanding stock options and no restricted stock awards.

Eligibility. The 2023 Plan provided for the grant of non-qualified options, restricted stock, or other stock-based awards to employees, non-employee members of the Board of Directors and consultants. The 2023 Plan provided for the grant of ISOs to employees.

Administration. Our Board of Directors administers the 2023 Plan. The administrator had the authority to select the service providers to whom equity awards were granted under the 2023 Plan, the number of shares to be subject to those awards under the 2023 Plan, and the terms and conditions of the awards granted. In addition, the administrator has the authority to construe and interpret the 2023 Plan and to adopt rules for the administration, interpretation and application of the 2023 Plan that are consistent with the terms of the 2023 Plan.

Awards. The 2023 Plan provides that each award is set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

•	NSOs provide for the right to purchase shares of our common stock at a specified price which shall be not less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us. NSOs may be granted for any term specified by the administrator, but in no event more than 10 years after they are granted.

•

ISOs were designed in a manner intended to comply with the provisions of Section 422 of the Code, and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant (or 110% for an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of our capital stock), may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant (or five years for an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of our capital stock).

•

Restricted stock could be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator, including whether there is any purchase price. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Recipients of restricted stock awards will generally have rights equivalent to those of a stockholder with respect to such shares upon grant without regard to vesting.

•

Other stock-based awards are awards of shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Stock awards may be granted to participants as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The plan administrator determines the terms and conditions of stock awards.

Transfer. A participant may not transfer stock awards under our 2023 Plan other than by will, the laws of descent and distribution, or as otherwise provided under our 2023 Plan.

Certain events. In the event of any change in our capital structure or our business by reason of any stock split, reverse stock split, dividend, combination or reclassification of shares, recapitalization, or other change in our capital structure, or an extraordinary cash dividend, merger, consolidation, spin-off, split-off, reorganization, partial or complete liquidation, sale or transfer of all or substantially all of our assets or business, or any other corporate transaction or event affecting the common stock that would require adjustments to the 2023 Plan or any awards under the 2023 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the administrator will make appropriate, proportionate adjustments to: (i) the aggregate number and kind of shares with respect to which awards may be granted or awarded under the 2023 Plan, (ii) the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards), and (iii) the grant or exercise price per share of any outstanding awards under the 2023 Plan.

In the event of any transaction or event described above (including any change in control), the administrator may make appropriate adjustments to awards under the 2023 Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions or to comply with changes in applicable laws or accounting principles.

Amendment and termination. Our Board of Directors may amend or terminate the 2023 Plan or any portion thereof at any time; an amendment of the 2023 Plan shall be subject to the approval of our stockholders only to the extent required by applicable laws. As described above, no further awards may be granted under our 2023 Plan.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has been our current or former officer or employee. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our Compensation Committee during the fiscal year ended December 31, 2024. During the fiscal year ended December 31, 2024, none of the other relationships required to be disclosed by the rules of the SEC existed aside from those identified in Part III, Item 13, “Certain Relationships and Related Transactions, and Director Independence.”

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about our equity compensation plans as of December 31, 2024.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options Warrants and Rights ($)	Number of Securities Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders:
Stock Options	8,753,069	4.50	1,310,670	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	8,753,069	4.50	1,310,670	(1)

(1)

Consists of awards under the 2023 Plan. As of January 31, 2025, no further grants will be made under the 2023 Plan. The 2025 Plan and the ESPP became effective on January 31, 2025. For additional information regarding the 2023 Plan, 2025 Plan and the ESPP, see Item 11, “Executive Compensation” above.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to holdings of our common stock by (i) stockholders who beneficially owned more than 5% of the outstanding shares of our common stock, and (ii) each of our directors (which includes all nominees), each of our named executive officers and all directors and executive officers as a group as of March 7, 2025, unless otherwise indicated. The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Applicable percentage ownership is based on 105,050,219 shares of common stock outstanding as of March 7, 2025. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of March 7, 2025 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed below is 3 World Trade Center, 175 Greenwich Street, New York, NY 10007. We believe, based on information provided to us that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner	Number	Percentage
5% or Greater Stockholders
Entities Affiliated with ARCH Venture Partners(1)	26,816,808	25.5%
Validae Health, L.P.(2)	12,767,462	12.2
Entities Affiliated with FMR LLC(3)	11,058,496	10.5
Executive Officers and Directors
Christopher Whitten Bernard(4)	13,015,718	12.4
Clive A. Meanwell(5)	12,810,906	12.2
Christopher Visioli(6)	79,796	*
Brian Hubbard(7)	90,878	*
Gbola Amusa(8)	120,758	*
Paul L. Berns(9)	9,302,270	8.9
Kristina M. Burow(10)	26,837,495	25.5
Joshua Pinto(11)	28,962	*
All current executive officers and directors as a group (8 persons)(12)	41,521,104	39.2%

*	Less than one percent.
(1)

Based on a Schedule 13D filed with the SEC on February 10, 2025. ARCH Venture Fund XII, L.P. (“AVF XII”) is the record owner of 18,503,128 shares of common stock (“AVF XII Record Shares”). ARCH Venture Partners XII, L.P. (“AVP XII LP”), as the sole general partner of AVF XII, may be deemed to beneficially own the AVF XII Record Shares. ARCH Venture Partners XII, LLC (“AVP XII LLC”), as the sole general partner of AVP XII LP, may be deemed to beneficially own the AVF XII Record Shares. ARCH Venture Fund XIII, L.P. (“AVF XIII”) is the record holder of 8,313,680 shares of common stock (“AVF XIII Record Shares”). ARCH Venture Partners XIII, L.P. (“AVP XIII LP”), as the sole general partner of AVF XIII, may be deemed to beneficially own the AVF XIII Record Shares. ARCH Venture Partners XIII, LLC (“AVP XIII LLC”), as the sole general partner of AVP XIII LP, may be deemed to beneficially own the AVF XIII Record Shares. Steven Gillis, Robert Nelson, Keith Crandell and Kristina Burow are the investment committee members for AVP XII LLC and Paul Berns, Steven Gillis, Robert Nelson, Keith Crandell and Kristina Burow are the investment committee members for AVP XIII LLC. All of the foregoing reporting persons reported shared voting and dispositive power with respect to 26,816,808 shares of common stock. See footnotes (9) and (10) below for additional information regarding Mr. Berns beneficial ownership and Ms. Burow’s beneficial ownership, respectively. The address for Arch Venture Partners and its affiliates is 8755 West Higgins Road, Suite 1025, Chicago, IL 60631.

(2)

Based on information known to the Company, Population Health Partners GP, LLC (“PHP GP LLC”), as the sole general partner of Validae Health, L.P., may be deemed to beneficially own the shares of common stock held by Validae Health, L.P. (“Validae Shares”). As the members of PHP GP LLC, each of Christopher Whitten Bernard, Christopher Cox and Clive A. Meanwell, M.B., Ch.B., M.D. may also be deemed to share the power to direct the disposition and vote of the Validae Shares. See footnotes (4) and (5) below for additional information regarding Mr. Bernard’s beneficial ownership and Dr. Meanwell’s beneficial ownership, respectively. The address of Validae Health, L.P. is 1200 Morris Turnpike, Suite 3005, Short Hills, NJ 07078.

(3)

Based on a Schedule 13D filed with the SEC on February 5, 2025. FMR LLC has sole voting and dispositive power over 11,058,496 shares of common stock and Abigail P. Johnson (together with FMR LLC, “FMR”) has sole dispositive power over 11, 058,496 shares of common stock. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.

(4)

In addition to the beneficial ownership reported in footnote (2), reflects options to purchase 248,256 shares of common stock that are exercisable as of March 7, 2025 or will become exercisable within 60 days of March 7, 2025.

(5)

In addition to the beneficial ownership reported in footnote (2), reflects options to purchase 43,444 shares of common stock that are exercisable as of March 7, 2025 or will become exercisable within 60 days of March 7, 2025.

(6)	Reflects options to purchase 79,796 shares of common stock that are exercisable as of March 7, 2025 or will become exercisable within 60 days of March 7, 2025.
(7)	Reflects options to purchase 90,878 shares of common stock that are exercisable as of March 7, 2025 or will become exercisable within 60 days of March 7, 2025.
(8)	Reflects options to purchase 120,758 shares of common stock that are exercisable as of March 7, 2025 or will become exercisable within 60 days of March 7, 2025.
(9)

Mr. Berns reports beneficial ownership of 8,313,680 shares of common stock held of record by AVF XIII as reported in footnote (1). In addition, reflects 957,559 shares of common stock held directly by Mr. Berns and options to purchase 31,031 shares of common stock that are exercisable as of March 7, 2025 or will become exercisable within 60 days of March 7, 2025.

(10)

In addition to the beneficial ownership reported in footnote (1), reflects options to purchase 20,687 shares of common stock that are exercisable as of March 7, 2025 or will become exercisable within 60 days of March 7, 2025.

(11)	Reflects options to purchase 28,962 shares of common stock that are exercisable as of March 7, 2025 or will become exercisable within 60 days of March 7, 2025.
(12)

In addition to the ownership reported in footnotes (4)-(7) and (9)-(11), includes options to purchase 436,221 shares of common stock that are exercisable as of March 7, 2025 or will become exercisable within 60 days of March 7, 2025.

Item 13. Certain Relationships and Related Transactions, and Director Independence.

The following includes a summary of transactions since January 1, 2023 to which we have been a party in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described in Part III, Item 11 “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Preferred Stock Financings

Series Seed Preferred Stock Financing. From May 2023 to June 2023, we issued and sold to investors in private placements an aggregate of 23,266,665 shares of Series Seed preferred stock at a purchase price of $1.50 per share, for aggregate consideration of approximately $34.9 million and 13,333,333 shares of Series Seed Preferred Stock in connection with the conversion of a convertible promissory note in accordance with its terms.

Series A Preferred Stock Financing. From August 2023 to August 2024, we issued and sold to investors in private placements an aggregate of 79,999,993 shares of our Series A preferred stock at a purchase price of $3.00 per share, for aggregate consideration of approximately $240.0 million.

Series B Preferred Stock Financing. In November 2024, we issued and sold to investors in private placements an aggregate of 42,658,718 shares of our Series B preferred stock at a purchase price of $5.04 per share, for aggregate consideration of approximately $215.0 million.

The following table sets forth the aggregate number of shares of our capital stock acquired by beneficial owners of more than 5% of our capital stock in the financing transactions described above at the time of the consummation of each such transaction, as determined under rules issued by the SEC and assuming the voting of the preferred stock and the common stock as a single class on an as-converted to common stock basis. Each share of our Series Seed preferred stock, Series A preferred stock and Series B preferred stock identified in the following table converted into 0.425582079249 shares of common stock upon the closing of our initial public offering.

Participants(1)	Series Seed Preferred Stock	Series A Preferred Stock	Series B Preferred Stock
Entities affiliated with ARCH Venture Partners(2)	19,933,333	30,000,000	5,357,142
Entities affiliated with FMR LLC(3)	—	7,333,332	5,952,380
GV 2023, L.P.	—	7,333,332	992,063
MC Longevity, LP	—	7,333,332	—
Entities affiliated with Newpath Partners(4)	—	7,333,332	793,650
SVF II US Aggregator (DE) LLC	—	—	992,063

(1)

Additional details regarding these stockholders and their equity holdings are provided in Part III, Item 12, “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

(2)	Represents securities acquired by ARCH Venture Fund XII, L.P. and ARCH Venture Fund XIII, L.P.
(3)

Represents securities acquired by F-Prime Capital Partners Life Sciences Fund VIII LP and other funds and accounts managed by direct or indirect subsidiaries of FMR LLC that, collectively with F-Prime Capital Partners Life Sciences Fund VIII LP, beneficially own more than 5% of our common stock, on an as-converted basis.

(4)	Represents securities acquired by Newpath Partners II, L.P. and Newpath Partners III, L.P.

Agreements with Stockholders

Amended and Restated Investor Rights Agreement

We entered into a Second Amended and Restated Investor Rights Agreement on November 12, 2024 with the holders of our preferred stock, including entities with which certain of our directors are related. The agreement provides, among other things, for certain rights relating to the registration of such holders’ common stock, including shares issuable upon conversion of preferred stock. See “Description of Capital Stock” filed with this Annual Report as Exhibit 4.2 for additional information.

Amended and Restated Voting Agreement

We entered into a Second Amended and Restated Voting Agreement on November 12, 2024 (the “Voting Agreement”), pursuant to which the following directors were elected to serve as members on our Board of Directors: Christopher Whitten Bernard, Kristina M. Burow, Paul L. Berns and Clive A. Meanwell, M.B., Ch.B., M.D. and Joshua Pinto, Ph.D. were initially selected to serve on our Board of Directors. Ms. Burow and Mr. Berns were initially selected to serve on our Board of Directors as representatives of holders of our preferred stock, as designated by ARCH Venture Fund XII, L.P. Dr. Meanwell was initially selected to serve on our Board of Directors as the representative of holders of our common stock, as designated by Validae Health, L.P. (“Validae”), an affiliate of Population Health Partners, L.P. Mr. Bernard and Dr. Pinto were selected to serve on our Board of Directors by a majority of the other members of our Board of Directors and were elected by the holders of our common stock and preferred stock, voting together as a single class.

The Voting Agreement terminated upon the closing of our initial public offering, and members previously elected to our Board of Directors pursuant to this agreement will continue to serve as directors until they resign, are removed or their successors are duly elected by the holders of our common stock. The composition of our Board of Directors is described in more detail in Part III, Item 10 “Directors, Executive Officers and Corporate Governance.”

Services Arrangement with Validae Health, L.P.

We have entered into a service agreement with Validae pursuant to which Validae has agreed to provide business development, clinical development, commercialization, strategic, administrative and related services to us. Our Executive Chairman, Clive A. Meanwell, M.B., Ch.B., M.D., served as our President from our formation in June 2022 until September 2024, and as our Chief Executive Officer from March 2023 until September 2024, as part of the services provided by Validae pursuant to the services agreement. In addition, our Chief Financial Officer, Christopher J. Visioli, served as our Chief Business Officer from March 2023 until September 2024, as part of the services provided by Validae pursuant to the services agreement. The services agreement will continue in effect until the completion date of all services agreed between the parties. We may terminate at any time upon 30 days’ prior written notice. Validae may terminate upon three months’ prior written notice, provided that such termination by Validae may not be effective prior to October 1, 2025. For the year ended December 31, 2024 and the year ended December 31, 2023, we paid Validae $6.1 million and $8.8 million, respectively, in management and services fees and other reimbursements under the services agreement.

Offer Letters

We have entered into offer letter agreements with certain of our executive officers, as more fully described in Part III, Item 11 “Executive Compensation.”

Director and Officer Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. See “Description of Capital Stock” filed with this Annual Report as Exhibit 4.2 for additional information.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year, or, for so long as we qualify as a smaller reporting company, the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee will be tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

Director Independence

Our Board of Directors currently consists of five members. Our Board of Directors has determined that, of our directors, Mr. Berns, Ms. Burow and Mr. Pinto do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the Nasdaq rules. For information regarding independence of our directors with respect to the committees on which they serve, please see Item 10, “Directors, Executive Officers and Corporate Governance.”

Item 14. Principal Accountant Fees and Services.

Ernst & Young LLP has served as our independent registered public accounting firm since 2024. The following table sets forth all fees paid or accrued by us for professional audit services and other services rendered by Ernst & Young LLP for the years ended December 31, 2024 and 2023. Services rendered in connection with financial statements for the year ended December 31, 2023 were accrued for as of such period and are therefore reflected below for the year ended December 31, 2023.

Fee Category	2024	2023
Audit Fees	$1,260,000	$480,000
Audit Related Fees	—	—
Tax Fees	40,000	—
All Other Fees	—	—

Total Fees	$1,300,000	$480,000

Audit Fees

Includes fees for audits of our annual consolidated financial statements and for services provided in connection with SEC filings, including consents and comfort letters. The fees for the year ended December 31, 2024 include services rendered in connection with our initial public offering.

Tax Fees

Includes fees for professional services related to tax compliance.

Audit Committee Pre-Approval Policy and Procedures

The Audit Committee pre-approves all audit services and permitted non-audit services (including the fees and terms thereof) to be provided to us by Ernst & Young LLP, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit. The Audit Committee may delegate authority to one or more of its members to grant pre-approvals of audit services and permitted non-audit services provided that the decisions of such Audit Committee member or members must be reported to the full Audit Committee at its next scheduled meeting.

PART IV

Item 15. Exhibits and Financial Statement Schedules.

The following documents are filed as part of this Annual Report on Form 10-K:

a)	Financial Statements. See Index to Financial Statements included in the consolidated financial statements in this Annual Report on Form 10-K.

b)

Financial Statement Schedules. All financial statement schedules are omitted because they are not applicable or required, or the information required to be set forth therein is included in the consolidated financial statements or notes thereto included in the Index to Financial Statements of this Annual Report on Form 10-K.

c)	Exhibits.

Exhibit Index

		Incorporated by Reference				Filed/ Furnished Herewith
Exhibit No.	Description of Exhibit	Form	File No.	Exhibit No.	Filing Date
2.1+	Second Deed of Amendment to the Share Purchase Agreement, dated September 22, 2023, by and between the Registrant and the selling shareholders of Zihipp Ltd., as amended.	S-1	333-284225	2.1	1/10/2025

3.1	Amended and Restated Certificate of Incorporation.	8-K	001-42489	3.1	2/3/2025

3.2	Amended and Restated Bylaws.	8-K	001-42489	3.2	2/3/2025

4.1	Specimen Stock Certificate evidencing the shares of common stock.	S-1/A	333-284225	4.1	1/27/2025

4.2	Description of Capital Stock					*

10.1†	2023 Equity Incentive Plan, as amended, and form of award agreements thereunder.	S-1	333-284225	10.1	1/10/2025

10.2†	2025 Incentive Award Plan and form of award agreements thereunder.	S-1/A	333-284225	10.2	1/27/2025

10.3†	2025 Employee Stock Purchase Plan.	S-1/A	333-284225	10.3	1/27/2025

10.4†	Severance Plan.	S-1/A	333-284225	10.4	1/27/2025

10.5†	Non-Employee Director Compensation Program.	S-1/A	333-284225	10.5	1/27/2025

10.6†	Offer Letter by and between Metsera, Inc. and Christopher Whitten Bernard.	S-1	333-284225	10.5	1/10/2025

10.7†	Offer Letter by and between Metsera, Inc. and Clive A. Meanwell, M.B., Ch.B., M.D.	S-1	333-284225	10.6	1/10/2025

10.8†	Offer Letter by and between Metsera, Inc. and Christopher J. Visioli.	S-1	333-284225	10.7	1/10/2025

10.9†	Offer Letter by and between Metsera, Inc. and Brian Hubbard, Ph.D.	S-1	333-284225	10.8	1/10/2025

10.10†	Offer Letter by and between Metsera, Inc. and Gbola Amusa.	S-1	333-284225	10.9	1/10/2025

10.11†	Form of Indemnification Agreement by and among Metsera, Inc. and its directors and officers.	S-1/A	333-284225	10.11	1/27/2025

10.12	Second Amended and Restated Investor Rights Agreement, dated November 12, 2024, by and among Metsera, Inc. and certain of its stockholders.	S-1	333-284225	10.11	1/10/2025

10.13+	Second Amended and Restated License Agreement, dated March 15, 2024, by and between Metsera, Inc. and D&D Pharmatech Inc.	S-1	333-284225	10.12	1/10/2025

10.14+	License Agreement, dated March 15, 2024, by and between Metsera, Inc. and D&D Pharmatech Inc.	S-1	333-284225	10.13	1/10/2025

10.15+	Intellectual Property License Agreement, dated February 28, 2019, by and between Zihipp Ltd. and Imperial College of Science, Technology and Medicine, and amendments thereto.					*

10.16	Novation Agreement, dated February 28, 2019, by and among Zihipp Ltd., Imperial College of Science, Technology and Medicine and IP2IPO Innovations Limited.	S-1	333-284225	10.15	1/10/2025

10.17+	Development and Supply Agreement, dated September 30, 2024, by and between Metsera, Inc. and Amneal Biopharma Solutions Private Limited.	S-1	333-284225	10.20	1/10/2025

19.1	Insider Trading Compliance Policy.					*

21.1	Subsidiaries of the Registrant.	S-1	333-284225	21.1	1/10/2025

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.					*

31.1	Certification of the Chief Executive Officer pursuant to section 302 of the Sarbanes-Oxley Act of 2002 for the year ended December 30, 2024.					*

31.2	Certification of the Chief Financial Officer pursuant to section 302 of the Sarbanes-Oxley Act of 2002 for the year ended December 30, 2024.					*

32.1	Certification of the Chief Executive Officer pursuant to section 906 of the Sarbanes-Oxley Act of 2002 for the year ended December 30, 2024.					**

32.2	Certification of the Chief Financial Officer pursuant to section 906 of the Sarbanes-Oxley Act of 2002 for the year ended December 30, 2024.					**

97.1	Policy for Recovery of Erroneously Awarded Compensation.					*

101.INS	Inline XBRL Instance Document—the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.	*

101.SCH	Inline XBRL Taxonomy Extension Schema Document	*

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)	*

+	Portions of this exhibit (indicated by asterisks) have been redacted in compliance with Regulation S-K Item 601(b)(10)(iv).
†	Indicates a management contract or compensatory plan.
*	Filed
**	Furnished

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Metsera, Inc.

Date: March 26, 2025	By:	/s/ Christopher Whitten Bernard
Christopher Whitten Bernard
President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Christopher Whitten Bernard Christopher Whitten Bernard	President and Chief Executive Officer and Director (Principal Executive Officer)	March 26, 2025

/s/ Christopher J. Visioli Christopher J. Visioli	Chief Financial Officer (Principal Financial and Accounting Officer)	March 26, 2025

/s/ Clive A. Meanwell	Executive Chairman and Director	March 26, 2025
Clive A. Meanwell, M.B., Ch.B., M.D.

/s/ Paul L. Berns	Director	March 26, 2025
Paul L. Berns

/s/ Kristina Burow	Director	March 26, 2025
Kristina Burow

/s/ Joshua Pinto	Director	March 26, 2025
Joshua Pinto, Ph.D.

Annex G

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2025

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _______ to _______

Commission File Number: 001-42489

METSERA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	92-0931552
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 World Trade Center 175 Greenwich Street New York, New York	10007
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 784-6595

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	MTSR	The Nasdaq Global Select Market

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of July 21, 2025, the registrant had 105,055,538 shares of common stock outstanding.

G-i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q (Quarterly Report) contains forward-looking statements. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements are neither historical facts nor assurances of future performance. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “target,” “should,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. The forward-looking statements include, but are not limited to, statements about:

•

the timing, progress and results of preclinical studies and clinical trials for our current and future product candidates and the reporting and interpretation of data from those studies and trials, including our product development plans and strategies;

•	our ability to successfully complete our preclinical studies and clinical trials;

•	our ability to finalize the design of any product candidate and advance our candidates as monotherapies or in combination with our other product candidates, as applicable;

•	our ability to leverage our platforms and peptide library to expand and pursue our discovery portfolio and deliver highly differentiated product candidates;

•	our ability to progress additional programs and leverage our team’s extensive track record to further develop our pipeline, including additional indications we may pursue;

•	our ability to establish scaled manufacturing prior to commercial launch of our product candidates;

•	the prevalence of certain diseases and conditions we intend to treat and the size of the market opportunity for our product candidates;

•	expectations regarding the size, scope and design of our clinical trials;

•	the likelihood of our clinical trials demonstrating safety and efficacy of our product candidates and other positive results;

•	the timing of initiation and completion, and the progress of our drug discovery and research programs;

•

the timing of our planned Investigational New Drug application (IND) submissions to the U.S. Food and Drug Administration (FDA) or any comparable submissions to foreign regulatory authorities for our product candidates;

•	the timing of announcement of interim, topline and preliminary results from clinical trials;

•	our projected operating expenses and capital expenditure requirements;

•	our ability to leverage the clinical, regulatory, and manufacturing advancements to accelerate our clinical trials and approval of product candidates;

•	our ability to meet future regulatory standards with respect to our product candidates, if approved;

•	our commercialization, marketing and manufacturing;

•	the anticipated impact of geopolitical and macroeconomic factors on our business, including impacts from tariffs;

•	the implementation of our strategic plans for our business, programs and platforms;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our programs and platforms;

•	developments related to our competitors and our industry;

•	the success of competing therapies that are or may become available;

•	our ability to maintain compliance with our license agreements and maintain rights to our licensed technology;

•	our ability to identify and enter into future license agreements and collaborations;

•	our reliance on third parties to conduct clinical trials of our product candidates;

•	our reliance on third parties for the manufacture of our product candidates;

•	developments related to our programs and platforms;

•	regulatory developments in the United States and foreign countries, including the potential impact of tariffs on our business;

•	our expectations regarding the period during which we will qualify as an emerging growth company under the JOBS Act or a smaller reporting company;

•	our ability to attract and retain key scientific and management personnel; and

•	our use of proceeds from our initial public offering, our financial performance, estimates of our expenses, capital requirements and needs for additional financing.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this Quarterly Report and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this Quarterly Report. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein for any reason after the date of this report to conform these statements to new information, future events or otherwise.

We may from time to time provide estimates, projections and other information concerning our industry, the general business environment, and the markets for certain diseases, including estimates regarding the potential size of those markets and the estimated incidence and prevalence of certain medical conditions. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events, circumstances or numbers, including actual disease prevalence rates and market size, may differ materially from the information reflected in this Quarterly Report. Unless otherwise expressly stated, we obtained the industry, market and competitive position data from our internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies and publicly available information in addition to research, surveys and studies conducted by third parties that have not been independently verified which may, in the future, prove not to have been accurate.

As used in this Quarterly Report, unless otherwise specified or the context otherwise requires, the terms “we,” “our,” “us,” “Metsera,” and the “Company” refer to Metsera, Inc. and its subsidiaries. All brand names or trademarks appearing in this Quarterly Report are the property of their respective owners. Metsera may use its website as a distribution channel of material information about the Company. Financial and other important information regarding the Company is routinely posted on and accessible through the Investors & News section of its website at investors.metsera.com. In addition, stockholders may sign up to automatically receive email alerts and other information about the Company by using the “Email Alerts” option on the Investors & Media page and submitting their email address.

SUMMARY OF MATERIAL RISKS ASSOCIATED WITH OUR BUSINESS

The risk factors summarized and detailed below could materially harm our business, operating results and/or financial condition, impair our future prospects and/or cause the price of our common stock to decline. A summary of the material risks that may affect our business, operating results and financial condition include, but are not necessarily limited to, those relating to:

•

We are a clinical-stage biotechnology company with a limited operating history and no history of commercializing products and have incurred significant operating losses since our inception and expect to incur significant losses for the foreseeable future.

•	We may never generate any revenue or become profitable or, if we achieve profitability, we may not be able to sustain it.

•

We will require substantial additional capital to finance our operations, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our development programs, commercialization efforts or other operations.

•	Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

•

We currently depend entirely on the success of our product candidates. Drug development is a highly uncertain undertaking and involves a substantial degree of risk. If we are unable to successfully develop any of our current or future product candidates, or experience significant delays in doing so, our business will be materially harmed.

•

Preclinical development is uncertain. Our preclinical programs may experience delays or may never advance to clinical trials, which would adversely affect our ability to obtain regulatory approvals or commercialize these programs on a timely basis or at all, which would have an adverse effect on our business.

•

Clinical and preclinical development involves a lengthy and expensive process with an uncertain outcome, and the results of prior clinical trials and studies involving our product candidates are not necessarily predictive of our future results. Our product candidates may not show favorable results in preclinical studies or clinical trials or receive regulatory approval on a timely basis, if at all.

•

Any difficulties or delays in the commencement or completion, or the termination or suspension, of our current or planned clinical trials or preclinical studies could result in increased costs to us, delay or limit our ability to receive approval for and commercialize any product candidates and generate revenue.

•

We may find it difficult to enroll patients in our clinical trials. If we encounter difficulties or delays enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

•

Use of any of our current or future product candidates could be associated with side effects, adverse events or other properties or safety risks, which could delay or preclude regulatory approval, cause us to suspend or discontinue clinical trials, abandon any of our current or future product candidates, limit the commercial profile of an approved label or result in other significant negative consequences that could severely harm our business, financial condition, results of operations and prospects.

•

The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed. Additional time may be required to obtain marketing authorizations for any product candidates that we develop as biologic-device combination products.

•

We currently, and may in the future, conduct certain of our clinical trials for our product candidates outside of the United States. However, the FDA and foreign regulatory authorities may not accept data from such trials, which could materially harm our business.

•

We rely on third parties to conduct our clinical trials and preclinical studies. If these third parties do not successfully carry out their contractual duties, comply with applicable regulatory requirements, or meet expected deadlines, any of our current or future product candidates and our ability to seek or obtain regulatory approval for or commercialize any of our current or future product candidates may be delayed.

•

We currently rely on third parties for the manufacture and shipping of our product candidates for clinical development, which subjects us to risks associated with international operations, including exposure to tariffs, and increases the risk that we will not have sufficient quantities of our current or future product candidates or such quantities at an acceptable cost, which could delay, prevent, or impair our development or commercialization efforts.

•

We have entered into license and collaboration agreements, and may in the future enter into further strategic alliances, to maximize the potential of our product candidates, and we may not realize the anticipated benefits of such collaborations or alliances. We may continue to form collaborations or alliances in the future with respect to any of our current or future product candidates, but may be unable to do so or to realize the potential benefits of such transactions, which may cause us to alter or delay our development and commercialization plans.

•

We face significant competition from entities that have made substantial investments into developing novel treatment for patients with obesity and overweight, including large pharmaceutical companies with approved therapies in our current indications, and biopharmaceutical, specialty pharmaceutical and biotechnology companies developing novel treatments and technology platforms.

•	Any product candidates for which we intend to seek approval as biologic products may face competition sooner than anticipated.

•	Our success is dependent on our ability to attract and retain highly qualified management and other clinical and scientific personnel.

•

If we or our licensors are unable to obtain, maintain, defend and enforce patent or other intellectual property protection for any of our current or future product candidates or technology, or if the scope of the patent or other intellectual property protection obtained is not sufficiently broad, our competitors or other third parties could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize any of our current or future product candidates may be adversely affected.

The risks described above should be read together with the text of the full risk factors described below in the section entitled “Risk Factors” and the other information set forth in this Quarterly Report, including our condensed consolidated financial statements and the related notes, as well as in other documents that we file with the Securities Exchange Commission (SEC). The risks summarized above or described in full below are not the only risks that we face. Additional risks and uncertainties not precisely known to us, or that we currently deem to be immaterial may also materially adversely affect our business, financial condition, results of operations and future growth prospects.

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements.

METSERA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$530,919	$352,447
Prepaid expenses and other current assets	7,157	6,686

Total current assets	538,076	359,133
Property and equipment, net	248	57
Operating lease right-of-use asset	1,042	1,385
Intangible assets	74,830	68,521
Goodwill	23,907	21,892
Other assets	1,557	—

Total assets	$639,660	$450,988

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$22,912	$20,837
Accrued expenses and other current liabilities	37,556	17,877
Note payable with related parties	—	8,387
Due to related parties	300	392
Operating lease liabilities, current	740	714
Contingent consideration, current	40,800	19,100

Total current liabilities	102,308	67,307
Deferred tax liabilities	8,496	7,780
Operating lease liabilities, noncurrent	324	701
Contingent consideration, noncurrent	79,300	87,850

Total liabilities	190,428	163,638

Redeemable convertible preferred stock, par value $0.00001 per share:
Series Seed redeemable convertible preferred stock: no shares and 36,599,998 shares authorized as of June 30, 2025 and December 31, 2024, respectively; no shares and 36,599,998 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively (Liquidation value of $54,900 at December 31, 2024)	—	54,815
Series A redeemable convertible preferred stock: no shares and 79,999,993 shares authorized as of June 30, 2025 and December 31, 2024, respectively; no shares and 79,999,993 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively (Liquidation value of $240,000 at December 31, 2024)	—	239,752
Series A-1 redeemable convertible preferred stock: no shares and 9,696,970 shares authorized as of June 30, 2025 and December 31, 2024, respectively; no shares and 9,696,970 shares issued and outstanding as of June 30, 2025 and December 31, 2024 (Liquidation value of $32,000 at December 31, 2024)	—	31,931

	June 30, 2025	December 31, 2024
Series B redeemable convertible preferred stock: no shares and 42,658,718 shares authorized as of June 30, 2025 and December 31, 2024, respectively; no shares and 42,658,718 shares issued and outstanding as of June 30, 2025 and December 31, 2024 (Liquidation value of $215,000 at December 31, 2024)	—	214,359
Commitments and contingencies (Note 7)
Stockholders’ equity (deficit):
Preferred stock, par value $0.00001 per share: 10,000,000 shares and no shares authorized as of June 30, 2025 and December 31, 2024, respectively; no shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively.	—	—
Common stock, par value $0.00001 per share: 800,000,000 and 72,348,953 shares authorized as of June 30, 2025 and December 31, 2024, respectively; 104,892,841 and 15,368,385 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively.	1	—
Additional paid-in capital	838,119	2,479
Accumulated other comprehensive income (loss)	13,561	1,160
Accumulated deficit	(402,449)	(257,146)
Total stockholders’ equity (deficit)	449,232	(253,507)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$639,660	$450,988

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

METSERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
Operating expenses:
Acquired in-process research and development	$—	$—	$—	$90
Research and development	60,511	20,855	117,697	38,668
General and administrative	11,482	5,643	20,085	9,718
Change in fair value of contingent consideration	(870)	1,507	13,150	592

Total operating expenses	71,123	28,005	150,932	49,068
Loss from operations	(71,123)	(28,005)	(150,932)	(49,068)
Other income (expense):
Interest expense	(39)	(27)	(140)	(27)
Foreign exchange loss	(2,958)	(17)	(4,547)	(18)
Interest income	5,405	1,063	10,316	1,956

Loss before income taxes	(68,715)	(26,986)	(145,303)	(47,157)
Income tax benefit	—	258	—	549

Net loss	$(68,715)	$(26,728)	$(145,303)	$(46,608)

Net loss per share of common stock, basic and diluted	$(0.66)	$(1.86)	$(1.62)	$(3.31)

Weighted-average shares of common stock outstanding, basic and diluted	104,879,649	14,367,751	89,719,624	14,102,215

Comprehensive loss:
Net loss	$(68,715)	$(26,728)	$(145,303)	$(46,608)
Other comprehensive income (loss):
Foreign currency translation adjustment	8,294	106	12,401	(525)

Total other comprehensive income (loss)	8,294	106	12,401	(525)

Comprehensive loss	$(60,421)	$(26,622)	$(132,902)	$(47,133)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

METSERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE

PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share data)

(Unaudited)

	Redeemable					Accumulated
	convertible				Additional	other		Total
	preferred stock		Common stock		paid-in	comprehensive	Accumulated	stockholders’
	Shares	Amount	Shares	Amount	capital	income (loss)	deficit	equity (deficit)
Balance at December 31, 2024	168,955,679	$540,857	15,368,385	$—	$2,479	$1,160	$(257,146)	$(253,507)
Conversion of redeemable convertible preferred stock	(168,955,679)	(540,857)	71,904,475	1	540,856	—	—	540,857
Issuance of common stock upon initial public offering, net of offering costs	—	—	17,569,444	—	288,411	—	—	288,411
Issuance of common stock under equity incentive plans related to vesting of restricted stock units	—	—	22,610	—	—	—	—	—
Exercise of common stock options	—	—	5,319	—	19	—	—	19
Stock-based compensation expense	—	—	—	—	2,088	—	—	2,088
Foreign currency translation adjustment	—	—	—	—	—	4,107	—	4,107
Net loss	—	—	—	—	—	—	(76,588)	(76,588)

Balance at March 31, 2025	—	$—	104,870,233	$1	$833,853	$5,267	$(333,734)	$505,387

Issuance of common stock under equity incentive plans related to vesting of restricted stock units	—	—	22,608	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	4,266	—	—	4,266
Foreign currency translation adjustment	—	—	—	—	—	8,294	—	8,294
Net loss	—	—	—	—	—	—	(68,715)	(68,715)

Balance at June 30, 2025	—	$—	104,892,841	$1	$838,119	$13,561	$(402,449)	$449,232

	Redeemable					Accumulated
	convertible				Additional	other		Total
	preferred stock		Common stock		paid-in	comprehensive	Accumulated	stockholders’
	Shares	Amount	Shares	Amount	capital	income (loss)	deficit	equity (deficit)
Balance at December 31, 2023	66,266,662	$143,683	13,831,417	$—	$85	$2,752	$(48,019)	$(45,182)
Issuance of Series A convertible preferred stock, net of issuance costs	14,499,999	43,387	—	—	—	—	—	—
Issuance of common stock under equity incentive plans related to vesting of restricted stock units	—	—	478,777	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	79	—	—	79
Foreign currency translation adjustment	—	—	—	—	—	(631)	—	(631)
Net loss	—	—	—	—	—	—	(19,880)	(19,880)

Balance at March 31, 2024	80,766,661	$187,070	14,310,194	$—	$164	$2,121	$(67,899)	$(65,614)

Issuance of common stock under equity incentive plans related to vesting of restricted stock units	—	—	148,510	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	381	—	—	381
Foreign currency translation adjustment	—	—	—	—	—	106	—	106
Net loss	—	—	—	—	—	—	(26,728)	(26,728)

Balance at June 30, 2024	80,766,661	$187,070	14,458,704	$—	$545	$2,227	$(94,627)	$(91,855)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

METSERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the six months ended June 30,
	2025	2024
Operating activities:
Net loss	$(145,303)	$(46,608)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	12	3
Non-cash interest expense	—	27
Stock-based compensation expense	6,354	460
Change in fair value of contingent consideration	13,150	592
Income tax benefit	—	(549)
Non-cash lease expense	(8)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(451)	(992)
Other assets	(1,557)	—
Accounts payable	2,056	5,590
Accrued expenses and other liabilities	19,471	5,546
Due to related parties	(92)	565
Payment of contingent consideration	(6,938)	—

Net cash used in operating activities	(113,306)	(35,366)

Investing activities:
Purchase of property and equipment	(198)	(42)

Net cash used in investing activities	(198)	(42)

Financing activities:
Proceeds from the sale of convertible preferred stock, net of offering costs paid	—	43,387
Proceeds from the sale of common stock in initial public offering, net of offering costs paid	288,411	—
Proceeds from the exercise of common stock options	19	—
Settlement of deferred payment related to the acquisition of Zihipp, Ltd.	—	(515)
Payment of contingent consideration	(1,383)	(6,264)

Net cash provided by financing activities	287,047	36,608

Effect of exchange rates on cash and cash equivalents	4,929	(27)
Net increase in cash and cash equivalents	178,472	1,173
Cash and cash equivalents, beginning of the period	352,447	75,195

Cash and cash equivalents, end of the period	$530,919	$76,368

Supplemental cash flow disclosures:
Cash paid for interest	$207	$—

Supplemental non-cash financing activities:
Issuance of common stock upon conversion of convertible preferred stock	$540,856	$—

Issuance of related party note to settle contingent consideration	$—	$5,925

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

METSERA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization, Liquidity and Risk

Unless the context otherwise requires, references in these notes to “Metsera,” “the Company,” “we,” “us” and “our” and any related terms are intended to mean Metsera, Inc. and its consolidated subsidiaries.

Organization

Metsera, Inc., a Delaware corporation, was incorporated in June 2022 and is a clinical-stage biotechnology company developing next-generation injectable and oral nutrient stimulated hormone (NuSH) analog peptides to treat obesity, overweight and related conditions. We have developed and are implementing proprietary methods and platform technologies to advance a broad, scalable and combinable portfolio of injectable and oral NuSH analog peptides with the potential to not only address the limitations of approved therapies, but also many of the anticipated limitations of next-generation therapies in development. We use our proprietary MINT peptide library of NuSH analog peptides alongside our Half-life Augmentation by Lipid Optimization (HALO) half-life extending platform and our MOMENTUM oral NuSH analog peptide delivery platform to deliver highly differentiated product candidates that we are advancing into clinical trials for obesity, overweight and other related conditions.

Initial Public Offering (IPO)

In February 2025, we completed our IPO in which we sold 17,569,444 shares of our common stock at a public offering price of $18.00 per share. We received net proceeds of $288.4 million after deducting underwriting discounts, commissions and other offering expenses.

Liquidity and Risk

We incurred losses and negative operating cash flows since our inception and have an accumulated deficit of $402.4 million as of June 30, 2025. During the three and six months ended June 30, 2025, we incurred a net loss of $68.7 million and $145.3 million, respectively, and for the six months ended June 30, 2025, we had negative operating cash flows of $113.3 million. We anticipate incurring additional losses until such time, if ever, that we can generate significant sales of our product candidates currently in development. Substantial additional financing will be needed to fund our operations and to commercially develop our product candidates, if approved. No assurance can be given that any such financing will be available when needed or that our research and development efforts will be successful.

Since our inception in June 2022, we have funded our operations through the issuance of shares of our redeemable convertible preferred stock, convertible notes in private placements and common stock issued during our IPO completed in February 2025. As of June 30, 2025, we had cash and cash equivalents of $530.9 million. We believe the available cash and cash equivalents as of June 30, 2025, will enable us to fund our operating expense and capital expenditure requirements through at least 12 months from the issuance date of these financial statements.

2. Basis of Presentation and Significant Accounting Policies

Basis of Presentation

Our unaudited condensed consolidated financial statements include those of Metsera, Inc. and its wholly owned subsidiaries, Zihipp Ltd. and Zihipp Inc. (collectively, “Zihipp”) that were acquired in September 2023 (refer to Note 3, Acquisition of Zihipp Ltd.). All significant intercompany account balances and transactions have been eliminated upon consolidation.

The accompanying unaudited condensed consolidated financial statements and notes hereto have been prepared in conformity with the rules and regulations of the Securities and Exchange Commission (SEC) for interim financial reporting and, therefore, omit or condense certain footnotes and other information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) as set forth in the Financial Accounting Standards Board’s (FASB) accounting standards codification.

These unaudited condensed consolidated financial statements have been prepared on the same basis as, and should be read in conjunction with, our audited consolidated financial statements and notes thereto included in our Form 10-K for the year ended December 31, 2024 (our Annual Report), as filed with the SEC on March 26, 2025. In the opinion of management, our unaudited condensed consolidated financial statements include all normal and recurring adjustments that are considered necessary to present fairly our financial position, results of operations and cash flows for the interim periods presented. Operating results for the three and six months ended June 30, 2025, are not considered necessarily indicative of the results that may be expected for the year ending December 31, 2025, for any other interim period or for any other future year.

Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (ASC) and the Accounting Standards Updates (ASU) of the FASB and SEC.

Reverse Stock Split

In January 2025, our board of directors approved an amendment to our certificate of incorporation providing for a 2.349723-for-1 reverse stock split of our issued and outstanding common stock. The reverse stock split became effective on January 27, 2025. The accompanying unaudited condensed consolidated financial statements and notes herein give retroactive effect to the reverse stock split for all periods presented. Refer to Note 8, Convertible Preferred Stock and Stockholders’ Equity (Deficit), for additional details.

Significant Accounting Policies

There have been no significant changes to our significant accounting policies described in Note 2, Basis of Presentation and Significant Accounting Policies, of our audited consolidated financial statements within our Annual Report.

Segment Information

We operate and manage our business as a single operating segment for the purposes of assessing performance and making operating decisions. Our current focus is on the development of clinical and preclinical product candidates focused on developing next-generation injectable and oral nutrient stimulated hormone, analog peptides to treat obesity, overweight and related conditions. We have one reportable segment. The determination of reportable segments is based on our chief operating decision maker’s (CODM) use of financial information provided for the purpose of assessing performance and making operating decisions. Our CODM is our Chief Executive Officer.

The CODM assesses performance for the segment based on net loss. The measure of segment assets is reported on the accompanying condensed consolidated balance sheets as total assets.

To date, we have not generated any product revenue. We expect to continue to incur significant expenses and operating losses for the foreseeable future as we advance our product candidates through all stages of development and clinical trials and, ultimately, seek regulatory approval. As such, our CODM uses cash forecast models in deciding how to invest into the segment. Such cash forecast models are reviewed to assess the entity-wide operating results and performance. Net loss is used to monitor budget versus actual results. Monitoring budgeted versus actual results is used in assessing performance of the segment and in establishing management’s compensation, along with cash forecast models.

The table below summarizes the significant expense categories regularly reviewed by our CODM for the three and six months ended June 30, 2025 and 2024.

	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
Research and Development Programs:
MET-097i	$22,513	$5,146	$45,462	$8,845
MET-233i	12,039	3,137	20,565	6,685
Oral peptide platform	7,211	6,025	18,102	11,349
Additional key pipeline combinations with GLP-1 RA + amylin agonism	4,643	881	7,827	1,864
Development and discovery infrastructure	14,105	5,666	25,741	9,925
Personnel	3,048	982	5,559	1,594
Stock-based compensation included within general and administrative expenses	2,357	132	3,619	155
Professional fees and other	6,077	4,529	10,907	7,969
Acquired in-process research and development	—	—	—	90
Change in fair value of contingent consideration	(870)	1,507	13,150	592
Interest income	(5,405)	(1,063)	(10,316)	(1,956)
Other expense, net(a)	2,997	44	4,687	45

Loss before income taxes	68,715	26,986	145,303	47,157
Income tax benefit	—	(258)	—	(549)

Segment net loss	68,715	26,728	145,303	46,608
Reconciliation of profit or loss:
Adjustments and reconciling items	—	—	—	—

Consolidated net loss	$68,715	$26,728	$145,303	$46,608

(a)	Includes the change in interest expense and foreign exchange loss.

Net Loss Per Share

Basic net loss per share of common stock is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during each period. The weighted-average number of shares of common stock outstanding used in the basic net loss per share calculation does not include unvested restricted stock awards as these instruments are considered contingently issuable shares until they vest.

Diluted net loss per share of common stock includes the effect, if any, from the potential exercise or conversion of securities, such as convertible debt, redeemable convertible preferred stock, restricted stock awards and stock options, which would result in the issuance of incremental shares of common stock. For diluted net loss per share, the weighted-average number of shares of common stock is the same for basic net loss per share due to the fact that when a net loss exists, dilutive securities are not included in the calculation as the impact is anti-dilutive. Our convertible preferred stock and unvested restricted stock entitles the holder to participate in our dividends and earnings, and, if we were to recognize net income, we would have to use the two-class method to calculate earnings per share. The two-class method is not applicable during periods with a net loss, as the holders of the convertible preferred stock and unvested restricted stock have no obligation to fund losses.

The following potentially dilutive securities have been excluded from the computation of diluted weighted-average shares of common stock outstanding, as they would be anti-dilutive:

	As of June 30,
	2025	2024
Redeemable convertible preferred stock outstanding[1]	—	80,766,661
Unvested restricted stock awards outstanding	162,697	1,117,596
Stock options outstanding	12,018,132	3,373,775

	12,180,829	85,258,032

[1]

Amounts in the above table reflect redeemable convertible preferred stock outstanding as of June 30, 2024. These shares were converted on a 2.349723-for-1 basis immediately prior to the IPO. Refer to Note 8, Convertible Preferred Stock and Stockholders’ Equity (Deficit), for additional information on conversion.

Income Taxes

We had no income tax benefit or expense for the three and six months ended June 30, 2025. We had an income tax benefit of $0.3 million and $0.5 million for the three and six months ended June 30, 2024, respectively. We continue to have a full valuation allowance for substantially all of our net deferred tax assets in the U.S. The tax benefit related to the three and six months ended June 30, 2024, was the result of the net operating losses in the U.K. for the period for which a deferred tax asset was created and netted against the indefinite-lived deferred tax liability established upon the Zihipp acquisition in September 2023 as we expect the deferred tax liability will be a source of taxable income for purposes of determining the realization of the deferred tax asset related to net operating losses in the U.K. which have an unlimited carryforward.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by us as of the specified effective date. Unless otherwise discussed, we do not believe that the impact of recently issued standards that are not yet effective will have a material impact on our consolidated financial statements or related disclosures.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2022-09). ASU No. 2023-09 is intended to improve income tax disclosure requirements by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) the disaggregation of income taxes paid by jurisdiction. The guidance makes several other changes to the income tax disclosure requirements. The guidance in ASU 2023-09 will be effective for annual reporting periods in fiscal years beginning after December 15, 2024. We currently evaluating the impact that the adoption of this pronouncement will have on our consolidated financial statements and disclosures.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (ASU No. 2024-03). ASU No. 2024-03 is intended to improve expense disclosures by requiring disaggregation of specific expense categories in the notes to the financial statements and a qualitative description of the remaining expense amounts not separately disaggregated. The standard is effective for public business entities for annual periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027. Early adoption is permitted, and entities may apply the standard prospectively or retrospectively. We are currently evaluating the impact of adopting this standard on our consolidated financial statements and related disclosures.

3. Acquisition of Zihipp Ltd.

On September 22, 2023 (the Closing Date), we entered into a share purchase agreement, as amended, with the selling shareholders holding the entire issued share capital of Zihipp, a biopharmaceutical company focused on the development of peptide hormones for use in novel therapeutics for the treatment of diabetes and obesity, pursuant to which we acquired 100% of the outstanding equity interests of Zihipp. Through Zhipp’s exclusive licensing agreement with the Imperial College of London, Zihipp had rights to all patent applications and pre-clinical and clinical data packages for various programs associated with the license at the time of acquisition. The acquisition of Zihipp expanded our current pipeline of novel therapeutics for obesity and diabetes.

The acquisition of Zihipp involved upfront and deferred cash payments totaling $34.3 million and contingent consideration with an estimated fair value of $42.9 million at the time of acquisition. Contingent consideration is comprised of future potential development, regulatory, commercial and joint venture (JV) milestone payments as well as royalties on net product sales and out-licensed intellectual property. Under the terms of the agreement, we are obligated to make the following payments: (i) payments on the first achievement of certain development milestones of up to $52.5 million, with additional payment(s) of $27.5 million upon achieving certain other development milestones, in each case; (ii) payments on the first achievement of certain regulatory milestones of up to $30.0 million, plus (a) $30.0 million and/or (b) $10.0 million upon achieving certain other regulatory milestones, in each case, as applicable, provided that (a) and (b) occur within 15 years from the Closing Date; (iii) commercial milestone payment(s) of $5.0 million upon achieving certain commercial milestone events, in each case; and (iv) JV milestone payments of up to $35.0 million as a result of certain royalties, milestones, dividends, sales or other interests and irrevocable consideration payments received from SanPlena LLC.

In addition, the former Zihipp shareholders are entitled to low-single digit royalties on net product sales and low-single to mid-teen digit payment of net receipts on non-royalty license income at certain milestone events for out-licensed intellectual property. The royalty term shall terminate on a Licensed Product-by-Licensed Product and country-by-country basis on the latest of (i) the 10-year anniversary of the first commercial sale of such Licensed Product in such country, (ii) the expiration of any regulatory exclusivity period that covers such Licensed Product in such country, and (iii) the expiration of our last-to-expire licensed patent or a jointly owned patent that covers such the Licensed Product in such country.

As a result of certain development milestones being achieved in previous periods under the agreement, we paid $8.5 million during the three and six months ended June 30, 2025, comprised of a note payable to related parties principal balance of $8.3 million and accrued interest through the payment date of $0.2 million. For additional information related to our acquisition of Zihipp, please refer to Note 4, Acquisition of Zihipp Ltd., to our audited consolidated financial statements included in our Annual Report.

4. Licensing Agreements

D&D Pharmatech Inc. License and Collaboration Agreement

In April 2023, we entered into a license and collaboration agreement with D&D Pharmatech Inc. (D&D), which was amended in May 2023, and further amended in March 2024 (the License Agreement). We were granted an exclusive, worldwide, sublicensable license to exploit licensed compounds and products under the licensed technology.

Simultaneously with the License Agreement, we entered into a separate Research and Collaboration Agreement with D&D’s affiliate, Neuraly Inc. (Neuraly). Under this arrangement, Neuraly is responsible for the preclinical development of certain Licensed Products, defined within the agreement, while we will manage all other development activities as specified in the Research Plans.

Upon execution of the agreement, we were required to pay D&D an upfront fee of $10.0 million. Additionally, we are also required to make payments to D&D up to an aggregate of $123.0 million upon the achievement of various development and regulatory milestones, up to an aggregate of $337.5 million in commercial milestones and low-single to low double digit royalties on net product sales of the licensed technology. We are eligible to receive non-royalty sublicense income and the contingent payments under the agreement are structured as loan notes with twelve months’ interest.

During the three months ended June 30, 2025, we made no payments under the D&D agreements. During the six months ended June 30, 2025, we made a payment of $2.0 million related to certain development milestones that were achieved under the D&D agreements in November 2024 that was previously recognized within research and development expense within our Statement of Operations and Comprehensive Loss for the year ended December 31, 2024, as well as within other current liabilities in our Balance Sheet as of December 31, 2024. No additional milestones were achieved under the License Agreement during the three and six months ended June 30, 2025. No milestones were achieved or payments made during the three and six months ended June 30, 2024.

During the three and six months ended June 30, 2025, we recognized $1.0 million and $2.4 million, respectively, for full-time employee (FTE) expenses and the cost of reagents and raw materials related to Neuraly. During the three and six months ended June 30, 2024, we recognized $1.9 million and $4.0 million, respectively, for full-time employee (FTE) expenses and the cost of reagents and raw materials related to Neuraly. In addition, during the three and six months ended June 30, 2024, we recognized acquired in-process research and development expense of $0.1 million in connection with the upfront payments for the license acquired in the accompanying consolidated statements of operations and comprehensive loss.

For additional information related to our agreements with D&D, please refer to Note 8, Licensing Agreements, to our audited consolidated financial statements included in our Annual Report.

Imperial College of Science, Technology and Medicine

In connection with the acquisition of Zihipp in September 2023, we acquired an exclusive intellectual property license agreement with the Imperial College of Science, Technology and Medicine (Imperial), whereby Imperial granted us an exclusive license for the development and commercialization of the licensed products (the Imperial Agreement).

Pursuant to the Imperial Agreement, Imperial is eligible to receive up to £20.5 million (approximately $28.1 million at an exchange rate of 1.37 as of June 30, 2025) upon the achievement of certain development and regulatory milestones primarily based on the initiation of clinical trial phases and regulatory approval. In addition, we are obligated to pay Imperial low-single digit percentage royalties on net sales on a country-by-country and product-by-product basis and mid-single digit to mid-teen percentage of net receipts from sublicenses. In addition, we are obligated to reimburse Imperial for annual patent related costs incurred related to the licensed technology.

No development milestones related to the Imperial Agreement were achieved during the three and six months ended June 30, 2025 and 2024 and as such, no amounts were included in research and development or accrued expenses and other current liabilities for the comparative periods. For additional information related to our agreement with Imperial, please refer to Note 8, Licensing Agreements, to our audited consolidated financial statements included in our Annual Report.

Amneal Agreements

In September 2024, we executed two contracts (the Amneal Agreements) with affiliates of Amneal Pharmaceuticals Inc. (collectively, Amneal), including a license agreement and a development and supply agreement.

Under the license agreement, Amneal received an exclusive license to manufacture and commercialize our drug product candidate(s) (Product(s)) after our regulatory approval in certain emerging markets in South and Southeast Asia, North Africa and the Middle East (Territory). We will receive royalties calculated as a high single-digit percentage of Amneal’s gross profits from Product(s) sales.

Under the development and supply agreement, Amneal will initially provide research services related to Product(s) development. The parties are constructing a new manufacturing facility in India (New Facility) that Amneal will own, operate, and control during the construction. We are required to finance the construction of the New Facility based on the percentage of the actual costs incurred and subject to an aggregate cap of $100.0 million. Under the development and supply agreement, our contribution to the New Facility construction costs is capped at $100.0 million unless we subsequently change the initial specifications for the New Facility.

No amounts were recorded related to the construction of the New Facility during the three months ended June 30, 2025. During the six months ended June 30, 2025, we recorded $1.6 million related to the construction of the New Facility, which was included in other assets within our condensed consolidated balance sheets as of June 30, 2025. For additional information related to our agreements with Amneal, please refer to Note 8, Licensing Agreements, to our audited consolidated financial statements included in our Annual Report.

5. Fair Value Measurements

We utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. We determine fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

(a)	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

(b)

Level 2 Inputs: Observable inputs other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

(c)

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The following table presents our assets and liabilities that are measured at fair value on a recurring basis:

	As of June 30, 2025
(In thousands)	Level 1	Level 2	Level 3	Total Fair Value
Assets:
Cash equivalents:
Money Market Funds	$57,164	$—	$—	$57,164
Certificates of Deposit	—	50,000	—	50,000

Total Assets	$57,164	$50,000	$—	$107,164

Liabilities:
Contingent consideration - current and noncurrent	$—	$—	$120,100	$120,100

Total liabilities	$—	$—	$120,100	$120,100

	As of December 31, 2024
(In thousands)	Level 1	Level 2	Level 3	Total Fair Value
Assets:
Cash equivalents:
Money Market Funds	$55,954	$—	$—	$55,954
Certificates of Deposit	—	100,000	—	100,000

Total Assets	$55,954	$100,000	$—	$155,954

Liabilities:
Contingent consideration - current and noncurrent	$—	$—	$106,950	$106,950

Total liabilities	$—	$—	$106,950	$106,950

We have not recognized any impairments of our assets measured and carried at fair value during the three and six months ended June 30, 2025. There have been no changes in valuation techniques, inputs utilized or transfers between fair value measurement levels in the periods presented. Our certificates of deposit are held at amortized cost which approximate their fair value based on Level 2 inputs due to their short-term nature.

As of June 30, 2025, our contingent consideration liabilities represented our only Level 3 assets or liabilities carried at fair market value. Changes in the fair value remeasurement of our contingent consideration liabilities can result from changes in one or multiple inputs, including adjustments to discount rates, changes in the expected achievement or timing of any development, regulatory, commercial or royalty-based milestones, changes in the amount or timing of expected future net cash flows, changes in the probability or timing of certain events. These fair value measurements represent Level 3 measurements as they are based on significant inputs not observable in the market. The following table provides a roll forward of our total contingent consideration liabilities that are categorized within Level 3 of the fair value hierarchy for the six months ended June 30, 2025 and 2024:

(In thousands)	Contingent consideration	Total
Balance at December 31, 2024	$106,950	$106,950
Change in fair value	13,150	13,150

Balance at June 30, 2025	$120,100	$120,100

(In thousands)	Contingent consideration	Total
Balance at December 31, 2023	$45,800	$45,800
Change in fair value	592	592
Settlements	(12,189)	(12,189)

Balance at June 30, 2024	$34,203	$34,203

Contingent Consideration

Contingent consideration represents future potential milestone and royalty payment obligations in connection with the acquisition of Zihipp. At the time of achievement of certain milestones, payments of contingent consideration can be made in cash or notes payable can be issued for future payments that accrue interest based on the terms and conditions within the agreement. The fair value of the contingent consideration totaled $42.9 million at the time of acquisition and was estimated based on the probability of milestone achievement and an estimated discount rate. Refer to Note 3, Acquisition of Zihipp Ltd., for additional information on the contingent consideration payments made during three and six months ended June 30, 2025.

The change in fair value in contingent consideration during the three and six months ended June 30, 2025, was primarily attributable to an increase in the probability of achievement of our development milestones and a lower yield due to an increase in our credit rating. The change in fair value in contingent consideration during the year ended December 31, 2024, was primarily attributable to the pursuit of a new product, increase in the probability of success as well as the time value and related accretion.

The following table includes quantitative information about the significant unobservable inputs for the components of the our contingent consideration liabilities as of the periods indicated:

	June 30, 2025	December 31, 2024
Development Milestones
Probability of achievement	11.1% - 100.0%	n/a - 75.0%
Discount rate	9.5% - 9.6%	9.0% - 9.5%
Expected years until payment	0.0 - 3.9	0.8 - 4.1
Regulatory Milestones
Probability of achievement	0.7% - 56.3%	2.4% - 56.3%
Discount rate	9.5% - 10.2%	9.2% - 10.2%
Expected years until payment	2.3 - 7.4	2.5 - 7.6
Commercial Milestones
Probability of achievement	4.7% - 53.4%	14.4% - 53.4%
Discount rate	9.5% - 10.0%	9.4% - 10.0%
Expected years until payment	3.3 - 6.4	3.5 - 6.6
Royalties on Net Sales
Probability of achievement	0.8% - 31.9%	2.0% - 33.0%
Discount rate	9.6% - 11.4%	9.5% - 11.8%
Expected years until payment	3.8 - 19.8	4.3 - 20.3

6. Balance Sheet Components

Prepaid expenses and other current assets consist of the following:

	As of
	June 30,	December 31,
(In thousands)	2025	2024(a)
Prepaid research and development costs	$3,504	$1,690
Deferred financing fees	—	3,046
Prepaid insurance	875	63
Other prepaid expenses	592	303
Other current assets	2,186	1,584

Total prepaid expenses and other current assets	$7,157	$6,686

(a)	Certain prior period amounts have been reclassified to conform with current period presentation.

Accrued expenses and other current liabilities consist of the following:

	As of
(In thousands)	June 30, 2025	December 31, 2024
Employee compensation and related benefits	$5,241	$5,815
Research and development	30,198	9,680
Professional services and other general and administrative	1,707	1,972
Deferred tax credits	410	410

Total accrued expenses and other current liabilities	$37,556	$17,877

7. Commitments and Contingencies

Litigation

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. We were not subject to any material legal proceedings as of June 30, 2025, and, to the best of its knowledge, no material legal proceedings are currently pending or threatened.

Indemnification

In the ordinary course of business, we may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, we have entered into indemnification agreements with officers and members of the Board that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. As of June 30, 2025 and December 31, 2024, we had not experienced any losses related to these indemnification obligations and no claims with respect thereto were outstanding.

Contingent Consideration

In connection with the acquisition of Zihipp the Company is subject to contingent milestone payments and future royalty payments on net product sales. Refer to Note 3, Acquisition of Zihipp Ltd., for additional information on the contingent consideration payments made during three and six months ended June 30, 2025.

8. Convertible Preferred Stock and Stockholders’ Equity (Deficit)

Convertible Preferred Stock

In May and June 2023, we sold an aggregate of 23,266,665 shares of Series Seed convertible preferred stock at a purchase price of $1.50 per share and received $34.8 million in net proceeds. In May 2023, we issued an additional 13,333,333 shares of our Series Seed convertible preferred stock related to the settlement and conversion of the outstanding principal balance of our promissory note.

In August and October 2023, we sold an aggregate of 29,666,664 shares of our Series A convertible preferred stock at a purchase price of $3.00 per share and received $88.9 million in net proceeds. Pursuant to the August 2023 Series A Stock Purchase Agreement, the Series A investors were required to purchase an additional 35,833,330 shares of Series A convertible preferred stock at the original purchase price of $3.00 per share.

During March 2024, we sold an additional 14,499,999 shares our Series A convertible preferred stock at a purchase price of $3.00 per share and received $43.4 million in net proceeds as part of an additional closing.

During August 2024, we sold 35,833,330 shares of Series A convertible preferred stock, to existing Series A convertible preferred stock investors, at a purchase price of $3.00 per share and received $107.5 million in net proceeds in conjunction with a Second Tranche Closing of the Series A convertible preferred stock.

During August 2024, the Company sold 9,696,970 shares of its Series A-1 convertible preferred stock at a purchase price of $3.30 per share and received $31.9 million in net proceeds.

During November 2024, the Company sold 42,658,718 shares of its Series B convertible preferred stock at a purchase price of $5.04 per share and received $214.4 million in net proceeds.

Immediately prior to the closing of the IPO all of our outstanding shares of convertible preferred stock were converted on a 2.349723-for-1 basis into an aggregate of 71,904,475 shares of common stock. As of June 30, 2025, there were no shares of redeemable convertible preferred stock authorized, issued or outstanding. The following table depicts the conversion of convertible preferred stock to common stock prior to the closing of the IPO.

	Authorized	Issued and outstanding	Carrying value	Liquidation value	Common stock issued upon conversion
Class
Series Seed	36,599,998	36,599,998	$54,815	$54,900	15,576,298
Series A	79,999,993	79,999,993	239,752	240,000	34,046,558
Series A-1	9,696,970	9,696,970	31,931	32,000	4,126,854
Series B	42,658,718	42,658,718	214,359	215,000	18,154,765

	168,955,679	168,955,679	$540,857	$541,900	71,904,475

Preferred Stock

Pursuant to the terms of the amended and restated certificate of incorporation, we have 10,000,000 authorized shares of preferred stock, par value $0.00001 per share, all of which shares of preferred stock are undesignated. Our board of directors or any authorized committee thereof is expressly authorized, without further action by our stockholders, to issue such shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges and restrictions of preferred stock. There were no issued and outstanding shares of preferred stock as of June 30, 2025 and December 31, 2024.

Common Stock

Pursuant to the terms of the amended and restated certificate of incorporation, we have 800,000,000 authorized shares of common stock, par value $0.00001 per share. There were 104,892,841 and 15,368,385 shares of common stock issued and outstanding as of June 30, 2025 and December 31, 2024, respectively.

The holders of the common stock are entitled to one vote for each share of common stock held of record by such holder on all matters voted upon by our stockholders. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the restated certificate of incorporation that relates solely to the rights, powers, preferences or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled and there is no cumulative voting.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, the funds and assets available for distribution to the stockholders will be distributed among the holders of shares of common stock, pro rata based on the number of shares of common stock held by each such holder.

9. Stock-based Compensation

Equity Incentive Plans

In the first quarter of 2025, we adopted the 2025 Incentive Award Plan (the 2025 Plan), in order to facilitate the issuance of stock-based compensation awards and cash-based performance bonus awards to attract, retain and motivate selected employees, consultants and directors. Concurrently, we adopted and the stockholders approved the 2025 Employee Stock Purchase Plan (the ESPP), which became effective upon the day prior to the first public trading date of the Company’s common stock. The ESPP provides employees with an opportunity to acquire shares of common stock at a discounted price. No awards have been granted under the ESPP as of June 30, 2025.

Prior to the 2025 Plan, we granted awards under the 2023 Stock Equity Incentive Plan (the 2023 Plan), which was adopted in May of 2023. Following the effective date of the 2025 Plan, no further awards will be granted under the 2023 Plan, however, the 2023 Plan continues to govern the terms and conditions of all outstanding awards granted under it.

Stock-based Compensation

We recorded stock-based compensation expense in the accompanying unaudited condensed consolidated statements of operations and comprehensive loss as follows:

	For the three months ended June 30,		For the six months ended June 30,
(In thousands)	2025	2024	2025	2024
Research and development	$1,909	$249	$2,735	$305
General and administrative	2,357	132	3,619	155

Total stock-based compensation expense	$4,266	$381	$6,354	$460

Stock Options

Our stock options vest based on the terms in each award agreement, which is generally four years and have a contractual term of ten years. The following table summarizes the stock option activity for the periods indicated:

		Weighted	Weighted
		average	average
	Number	exercise	remaining	Aggregate
	of	price	contractual	intrinsic value
	shares	per share	term (years)	(in millions)
Outstanding at December 31, 2024	8,753,069	$4.50	9.4	$32.2
Granted	3,421,261	$25.98
Exercised	(5,319)	$3.51
Forfeited	(150,879)	$10.68

Outstanding at June 30, 2025	12,018,132	$10.54	9.2	$217.0
Vesting and exercisable at June 30, 2025	2,477,476	$3.60	8.6	$61.6

The weighted-average grant date fair value of options granted was $19.44 and $2.58 per share for the six months ended June 30, 2025 and 2024, respectively. As of June 30, 2025, the total unrecognized compensation expense related to unvested stock option awards was $84.4 million which we expect to recognize over a weighted-average period of approximately 3.2 years. Stock options granted during the six months ended June 30, 2025, were inclusive of our annual long-term incentive awards, which were granted in May 2025.

The grant date fair value of each option grant was estimated using the Black-Scholes option-pricing model using the following weighted-average assumptions:

	For the six months ended June 30,
	2025	2024
Expected term (in years)	6.0	6.1
Expected volatility	87.1%	83.7%
Risk-free interest rate	4.2%	4.3%
Expected dividend yield	0.0%	0.0%

Performance-based Stock Options

The table above includes 17,023 option awards that were forfeited during the six months ended June 30, 2025, related to a non-employee. Vesting of the award was contingent upon meeting certain performance milestones that was not met during the vesting period. Compensation expense for performance-based stock options is only recognized when management determines it is probable that the awards will vest. As the award was never probable of vesting, no expense was recognized.

Restricted Stock

Upon approval by the board of directors, certain employees and advisors have purchased restricted shares of common stock. These shares of restricted stock are subject to repurchase rights. Accordingly, we have recorded the proceeds from the issuance of restricted stock as a liability in the balance sheets included as a component of accrued expenses or other long-term liabilities based on the scheduled vesting dates. The restricted stock liability is reclassified into stockholders’ equity (deficit) as the restricted stock vests. A summary of the status of and changes in unvested restricted stock as of June 30, 2025, was as follows:

	Number of shares	Weighted Average Grant Date Fair Value Per Share
Unvested Restricted Common Stock as of December 31, 2024	207,915	$0.0001
Vested	(45,218)	$0.0001
Forfeitures	—	$—

Unvested Restricted Common Stock as of June 30, 2025	162,697	$0.0001

As of June 30, 2025 unrecognized stock-based compensation expense related to our unvested restricted stock awards was de minimis.

10. Related Party Transactions

Due to Validae Health, L.P. and Population Health Partners, L.P.

We have a services arrangement with Validae Health, L.P., an Affiliate of Population Health Partners, L.P. (Validae Health) and significant stockholder of Metsera, pursuant to which Validae Health provides business development, clinical development, commercialization, strategic, administrative and related services to the Company in exchange for (i) the reimbursement of out-of-pocket expenses incurred by Validae Health in connection with the provision of such services and (ii) the reimbursement of allocable overhead costs incurred by Validae Health in connection with the provision of such services, including compensation costs of employees of Validae Health based on the percentage of business time and effort dedicated to us, in all cases plus an administrative margin of 10%. In addition, prior to October 2024, Validae Health also received a monthly administrative fee (the Validae Services Arrangement). The amounts due to Validae Health that are included within the caption due to related parties in our accompanying condensed consolidated balance sheets as of June 30, 2025 and December 31, 2024 were $0.3 million and $0.4 million, respectively.

For the three months ended June 30, 2025, we recognized $0.9 million of general and administrative expense and $33.5 thousand of research and development expense in the accompanying condensed consolidated statements of operations and comprehensive loss. For the six months ended June 30, 2025, we recognized $1.7 million of general and administrative expense and $0.2 million of research and development expense in the accompanying condensed consolidated statements of operations and comprehensive loss.

For the three and six months ended June 30, 2024, we recognized $2.1 million and $4.0 million of general and administrative expense and $0.6 million and $1.3 million of research and development expense, respectively, in our accompanying condensed consolidated statements of operations and comprehensive loss.

Due to Zihipp Ltd. Shareholders

In the second quarter of 2025, we made a payment related to our outstanding note payable to former Zihipp Ltd. shareholders totaling $8.5 million, which was comprised of a principal balance of $8.3 million and accrued interest of $0.2 million. As of June 30, 2025, there were no outstanding notes payable to former Zihipp Ltd. shareholders. As of December 31, 2024, we had a note payable to former Zihipp shareholders with a principal balance of $8.3 million and accrued interest of $0.1 million.

ARCH Venture Partners

During the six months ended June 30, 2025, we received approximately $40.0 million in net proceeds upon issuing 2,222,222 shares of our common stock during our IPO to ARCH Venture Partners, a significant shareholder of the Company. There were no such issuances during the three months ended June 30, 2025 or during the three and six months ended June 30, 2024.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis of our financial condition and results of operations should be read together with our unaudited condensed consolidated financial statements and related notes thereto included elsewhere in this Quarterly Report on Form 10-Q (Quarterly Report), as well as our audited consolidated financial statements and accompanying notes thereto and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in our Annual Report on Form 10-K for the year ended December 31, 2024 (Annual Report) filed with the Securities and Exchange Commission (SEC) on March 26, 2025. Some of the information contained in this discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. Our actual results and the timing of selected events could differ materially from those discussed in these forward-looking statements as a result of several factors including, but not limited to, those discussed in Part II, Item 1A, “Risk Factors” and elsewhere in this Quarterly Report. See also the section titled “Special Note Regarding Forward-Looking Statements.”

Overview

Introduction

We are a clinical-stage biopharmaceutical company accelerating the next generation of medicines for obesity and metabolic diseases. Metsera is advancing a broad portfolio of oral and injectable incretin, non-incretin and combination therapies with potential best-in-class profiles to address multiple therapeutic targets and meet the future needs of a rapidly evolving weight loss treatment landscape. Metsera was founded in 2022 and is based in New York City.

Obesity and overweight are among the fastest-growing and most prevalent chronic human conditions, affecting approximately 2.5 billion people worldwide and driving a broad range of severe diseases. Currently approved NuSH analog peptides are a promising treatment option for obesity and overweight. However, the current treatment landscape exhibits several key limitations, including impediments to chronic therapy in large populations, such as administration by weekly injection, prolonged titration and tolerability issues; insufficient weight loss; lack of effective, well-tolerated oral dosing alternatives; and challenges in scaling manufacturing. We have developed and are implementing proprietary methods and platform technologies that we believe will allow us to develop and advance a broad, scalable and combinable portfolio of injectable and oral NuSH analog peptides with the potential to not only address the limitations of approved therapies, but also many of the anticipated limitations of next-generation therapies in development. We use our proprietary MINT peptide library of NuSH analog peptides alongside our Half-life Augmentation by Lipid Optimization (HALO™) half-life extending platform and our MOMENTUM™ oral NuSH analog peptide delivery platform to deliver highly differentiated product candidates that we are advancing into clinical trials for obesity or overweight.

Our Pipeline

Our Programs

MET-097i

MET-097i, our most advanced product candidate, is a fully biased, monthly, subcutaneously injectable ultra-long acting GLP-1 receptor agonist (RA) that we are developing for the treatment of obesity and overweight. We have completed a Phase 1/2 clinical trial of MET-097i in the United States in participants with obesity or overweight but who are otherwise healthy and have reported preliminary results from this trial.

We are currently conducting three double-blind, placebo-controlled Phase 2b clinical trials of MET-097i: VESPER-1, VESPER-2 and VESPER-3, to further evaluate the differentiated profile of MET-097i, and enable rapid transition into Phase 3 clinical trials.

MET-233i

MET-233i is a monthly, ultra-long acting, subcutaneously injectable amylin analog, with enhanced solubility and miscibility with our other NuSH analog peptides, that we are developing for the treatment of obesity and overweight. We are developing MET-233i as a monotherapy or in combination with other NuSH analog peptides, including MET-097i. In June, we presented five-week weight loss, tolerability, and pharmacokinetic data for MET-233i monotherapy, positioning MET-233i as a potential first-in-class monthly amylin analog. We also believe that these data support the ability to combine MET-233i with MET-097i as a monthly therapy, and we have initiated a co-administration trial with MET-097i.

MET-097o, MET-224o, and MET-002o

MET-097o is an oral formulation of MET-097i and is in development for the treatment of obesity and overweight. MET-224o is also an oral, fully biased, ultra-long acting GLP-1 RA that we are developing for the treatment of obesity and overweight. In October 2024, our Clinical Trial Application (CTA) was approved by Health Canada for a formulation optimization study of our MOMENTUM™ oral peptide delivery platform using prototype compound MET-002o, and we have initiated dosing in that trial in Canada. In parallel to this formulation optimization trial, we plan to complete Investigational New Drug (IND)- and CTA-enabling studies of MET-097o and MET-224o, with a goal of allowing us to transition into clinical trials that incorporate the learnings of the MET-002o formulation optimization trial.

Additional Key Pipeline Programs

In addition to these programs, we have preclinical programs that are advancing several other NuSH analog peptides. These include approaches that are designed to prolong duration of exposure to potentially enable less frequent dosing and more gradual onset of NuSH exposure, such as MET-815i, as well as approaches targeting pathways complementary to the GLP-1 pathway, including an amylin analog for oral administration, as well as gastric inhibitory polypeptide (GIP; MET-034i), glucagon (MET-067i) and peptide YY (PYY; MET-PYYi) analogs for subcutaneous injection.

Key Business Developments

Below is a summary of certain events during our second fiscal quarter ended June 30, 2025, other recent business updates, and anticipated milestones. Additional information about our business, our products, and our product candidates is included in Part I. Item 1., “Business” included in our Annual Report on Form 10-K, filed with the SEC on March 26, 2025, and above under the section entitled “Our Programs.”

MET-097i: Topline data release from VESPER-1 and interim VESPER-3 expected in September 2025; Phase 3 initiation on track for late 2025.

•

The VESPER program includes three ongoing Phase 2b trials designed to further evaluate the differentiated profile of MET-097i and enable rapid transition into Phase 3 clinical trials. All three trials (VESPER-1, VESPER-2, and VESPER-3) are fully enrolled and on track.

•

We expect to release topline data from VESPER-1 together with interim data from the titration phase of VESPER-3 in September 2025. Combined, these data will inform the weekly dosing regimens we plan to investigate in Phase 3 trials.

•	We expect to release topline 28-week results from the monthly dosing portion of VESPER-3 by year-end 2025 or in early 2026.

•	We believe we are on track to initiate the Phase 3 program of MET-097i in late 2025.

MET-233i: Delivered class-leading Phase 1 results, including 8.4% five-week weight loss and 19-day observed half-life; 12-week monotherapy data expected in late 2025.

•	In June, we announced topline five-week weight loss, tolerability, and pharmacokinetic data for MET-233i monotherapy, supporting MET-233i as a potential first-in-class monthly amylin analog.

•	In these data, MET-233i demonstrated mean placebo-subtracted weight loss up to 8.4% at Day 36 and placebo-like tolerability on candidate starting doses.

•	MET-233i also demonstrated a 19-day observed half-life and consistent pharmacokinetics with MET-097i, supporting a potential first-in-category monthly multi-NuSH combination with MET-097i.

•	We expect to announce topline 12-week data from the MET-233i monotherapy trial in late 2025.

MET-233i and MET-097i: 12-week co-administration data expected by year-end 2025 or in early 2026.

•	We expect to announce topline 12-week data from the MET-233i and MET-097i co-administration trial by year-end 2025 or in early 2026.

Oral peptide platform: MET-097o program and alternate candidate MET-224o on track; four-week topline data for selected lead expected in late 2025.

•	Preliminary four-week weight loss, tolerability, and pharmacokinetic data for the selected lead candidate are expected in late 2025.

Additional key pipeline programs: Combination and prodrug candidates continue to advance, with multiple clinical milestones expected in late 2025 and early 2026.

•	Preliminary data from co-administration of MET-034, an investigational ultra-long acting GIP RA (Metsera’s third HALO™-engineered peptide in clinical testing), with MET-097i are expected in late 2025.

•	IND-enabling studies progressing for MET-815, a prodrug of MET-097i with potential for quarterly maintenance dosing; clinical trial initiation planned for year-end 2025 or early 2026.

Business Overview

Since our inception, we have devoted substantially all of our resources to building our organization, including an acquisition, raising capital, researching, discovering and developing potential drug candidates, establishing and maintaining our intellectual property portfolio, conducting preclinical studies and clinical trials, organizing and staffing our company, business planning and providing general and administrative support for these operations. During the three and six months ended June 30, 2025, our net losses totaled $68.7 million and $145.3 million, respectively. As of June 30, 2025, we had an accumulated deficit of $402.4 million. Substantially all our net losses have resulted from costs incurred in connection with our research and development programs and, to a lesser extent, from general and administrative costs associated with our operations. Prior to our IPO, we historically funded our operations primarily with proceeds from the sale and issuance of shares of our convertible preferred stock and convertible notes in private placements. Through June 30, 2025, we raised aggregate net proceeds of approximately $824.3 million from the issuance and sale of shares of our Series Seed, Series A, Series A-1 and Series B convertible preferred stock, the issuance of a convertible promissory note and our IPO.

Based upon our current operating plan, we believe that our existing cash and cash equivalents as of the date of this Quarterly Report will be sufficient to fund our projected operating expenses, working capital and capital expenditure needs into 2027. We have based this estimate on our current assumptions, which may prove to be wrong, and we may exhaust our available capital resources sooner than we expect.

We expect to continue to incur significant and increasing net operating losses for the foreseeable future as we:

•	advance our product candidates through clinical and preclinical development;

•	seek regulatory approval, prepare for and, if approved, proceed to commercialization of our product candidates;

•	continue our research and development efforts and expand our pipeline of product candidates;

•	attract, hire and retain additional personnel;

•	maintain, expand and protect our intellectual property portfolio;

•	operate as a public company;

•	implement operational, financial and management information systems;

•	make royalty, milestone or other payments under current, and any future, license or collaboration agreements;

•	establish a sales, marketing and distribution infrastructure to commercialize any product candidate for which we may obtain marketing approval; and

•	establish manufacturing capacity to supply clinical trials in our pipeline and eventually for commercialization.

In addition, our net losses may fluctuate significantly from period to period, depending upon the timing of our expenditures on research and development activities. Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our prepaid expenses and other current assets, accounts payable and accrued and other current liabilities. In addition, we expect to incur additional costs associated with operating as a public company, including significant legal, audit, accounting, regulatory and tax-related services associated with maintaining compliance with an exchange listing and Securities and Exchange Commission (SEC) requirements, director and officer liability insurance costs, investor and public relations costs and other expenses.

We do not have any products approved for sale, and we do not expect to generate any revenue from product sales unless and until we successfully complete development and obtain regulatory approval for one or more product candidates, which will not be for many years, if ever. Because of the numerous risks and uncertainties associated with product development, we may never achieve or sustain profitability and, unless and until we are able to develop and commercialize our product candidates, we will need to continue to raise substantial additional capital. Accordingly, until such time as we can generate significant revenue from product sales, if ever, we plan to finance our operations through a combination of equity offerings, debt financings, collaborations, licensing arrangements and other similar arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. We cannot assure you that we will be successful in obtaining additional financing as and when needed to finance our operations on terms acceptable to us, or at all. Any failure to raise capital as and when needed could have a negative impact on our financial condition and could force us to delay, reduce or terminate our research and development programs or other operations, or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Components of Results of Operations

Operating Expenses

Acquired In-Process Research and Development Expenses

Acquired in-process research and development expenses consist of initial up-front payments incurred in connection with licenses acquired that do not meet the definition of a business and have no alternative future use.

Research and Development Expenses

Research and development expenses have primarily related to discovery efforts and preclinical and clinical development of our product candidates.

Research and development expenses include:

Direct costs, including:

•

external research and development expenses incurred under agreements with clinical research organizations (CROs) investigative sites, consultants and other third parties that conduct our preclinical and toxicology studies and clinical trials;

•	expenses related to manufacturing our product candidates for clinical trials and preclinical studies, including fees paid to contract manufacturing organizations (CMOs);

•	expenses related to compliance with regulatory requirements; and

•	laboratory supplies and materials used for internal research and development activities.

Indirect costs, including:

•	Salaries, payroll taxes, employee benefits and stock-based compensation for those individuals involved in research and development efforts; and

•	Facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent, maintenance of facilities, utilities, insurance, equipment and other supplies.

We track external research and development expenses on a program-by-program basis. However, we do not track our internal research and development expenses on a program-by-program basis as they primarily relate to resources that are deployed across multiple projects under development.

Research and development activities are central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect our research and development expenses to increase significantly over the next several years as we continue to invest in research and development activities related to developing our product candidates, conduct our clinical trials, including later-stage clinical trials, and seek regulatory approvals for our product candidates that successfully complete clinical trials, as we expand our product pipeline and as we increase personnel to support our research and development efforts.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and employee-related costs, including stock-based compensation, for personnel in executive, finance and other administrative functions. Other significant costs include facilities related expenses not included in research and development expense, legal fees related to intellectual property and corporate matters, other professional fees for accounting and consulting services, insurance and other administrative expenses.

We expect that our general and administrative expense will increase for the foreseeable future as we continue to expand our headcount and operations to support the growth of our business, as we advance our product candidates through clinical development, and if any of our product candidates receive marketing approval, as we commence commercialization efforts. We also expect increased expenses related to audit, legal, regulatory and tax-related services associated with maintaining compliance with exchange listing and SEC requirements, director and officer insurance premiums, board of director fees, investor relations costs and other expenses.

Change in Fair Value of Contingent Consideration

Contingent consideration represents future potential milestone and royalty payment obligations in connection with the acquisition of Zihipp Ltd. (Zihipp). The fair value of the contingent consideration was estimated based on the probability of milestone achievement, estimated time to payment and an estimated discount rate.

Other Income (Expense)

Interest Expense

Interest expense primarily consists of interest payable on notes to the former shareholders of Zihipp related to the achievement of certain development milestones.

Foreign Exchange Gain (Loss)

Foreign exchange gain (loss) consists of gains or losses from exchange rate changes on transactions denominated in currencies other than the U.S. dollar.

Interest Income

Interest income consists of interest earned from our cash and cash equivalents.

Results of Operations

Comparison of the three and six months ended June 30, 2025 and 2024

The following table sets forth our results of operations:

	For the three months ended June 30,			For the six months ended June 30,
(In thousands)	2025	2024	$ Change	2025	2024	$ Change
Operating expenses:
Acquired in-process research and development	$—	$—	$—	$—	$90	$(90)
Research and development	60,511	20,855	39,656	117,697	38,668	79,029
General and administrative	11,482	5,643	5,839	20,085	9,718	10,367
Change in fair value of contingent consideration	(870)	1,507	(2,377)	13,150	592	12,558

Total operating expenses	71,123	28,005	43,118	150,932	49,068	101,864

Loss from operations	(71,123)	(28,005)	(43,118)	(150,932)	(49,068)	(101,864)
Other income (expense):
Interest expense	(39)	(27)	(12)	(140)	(27)	(113)
Foreign exchange loss	(2,958)	(17)	(2,941)	(4,547)	(18)	(4,529)
Interest income	5,405	1,063	4,342	10,316	1,956	8,360

Loss before income taxes	(68,715)	(26,986)	(41,729)	(145,303)	(47,157)	(98,146)
Income tax benefit	—	258	(258)	—	549	(549)

Net loss	$(68,715)	$(26,728)	$(41,987)	$(145,303)	$(46,608)	$(98,695)

Operating Expenses

Acquired In-Process Research and Development Expenses

During the three and six months ended June 30, 2025, we recognized no acquired in-process research and development. During the three and six months ended June 30, 2024, we recognized $0.1 million of acquired in-process research and development expenses in connection with the licenses acquired from D&D Pharmatech Inc. (D&D).

For additional information related to the licenses acquired from D&D, please refer to Note 4, Licensing Agreements, to our condensed consolidated financial statements included in Part 1, Item 1 in this Quarterly Report.

Research and Development Expenses

Research and development expenses increased by $39.7 million from $20.9 million during the three months ended June 30, 2024, to $60.5 million for the three months ended June 30, 2025. Research and development expenses increased by $79.0 million from $38.7 million during the six months ended June 30, 2024, to $117.7 million for the six months ended June 30, 2025. The increases for the three and six months ended June 30, 2025, compared to the same periods in the prior year, were primarily driven by the ramp up in product candidate development and the related preclinical, clinical and contract manufacturing costs associated with our portfolio of injectable and oral development programs as well as increases in personnel-related expenses, including stock-based compensation, to support our ongoing research and development activities.

Research and development expenses by program during the three and six months ended June 30, 2025 and 2024 are summarized in the table below:

	For the three months ended June 30,		For the six months ended June 30,
Strategy (In thousands)	2025	2024	2025	2024
Fully biased, monthly GLP-1 RA	$22,513	$5,146	$45,462	$8,845
Amylin agonism + GLP-1 RA	12,039	3,137	20,565	6,685
Oral peptide platform	7,211	6,025	18,102	11,349
Additional key pipeline combinations with GLP-1 RA + amylin agonism	4,643	881	7,827	1,864
Development and discovery infrastructure, including personnel related	14,105	5,666	25,741	9,925

Total research and development expenses	$60,511	$20,855	$117,697	$38,668

General and Administrative Expenses

General and administrative expenses increased by $5.8 million from $5.6 million for the three months ended June 30, 2024, to $11.5 million for the three months ended June 30, 2025. The increase related to the three months ended June 30, 2025, compared to the same period in the prior year, was primarily driven by increases in personnel-related expenses of $2.1 million and stock-based compensation of $2.2 million as we continue to expand our operations to support our advancements in research and development. The increase compared to the prior period also includes a $1.2 million increase in professional fees primarily associated with increased costs associated with being a public company.

General and administrative expenses increased by $10.4 million from $9.7 million for the six months ended June 30, 2024, to $20.1 million for the six months ended June 30, 2025. The increases related to the six months ended June 30, 2025, compared to the same periods in the prior year, were primarily driven by increases in personnel-related expenses of $4.0 million and stock-based compensation of $3.5 million as we continue to expand our operations to support our advancements in research and development. The increase compared to the prior period also includes a $1.6 million increase in professional fees primarily associated with increased costs associated with being a public company as well as a $1.5 million increase in market research activities. These increases were partially offset by decreases in management fees.

Change in Fair Value of Contingent Consideration

For the three months ended June 30, 2025, we recognized a $0.9 million benefit related to the change in fair value of contingent consideration associated with the Zihipp acquisition that occurred in 2023. For the three months ended June 30, 2024, we recognized a $1.5 million expense related to the change in fair value of contingent consideration associated with Zihipp. The change in fair value of contingent consideration during the three months ended June 30, 2025, was primarily attributable to a higher yield due to an increase in our discount rate, slightly offset by an increase in the probability of achievement of our development milestones. The change in fair value of contingent consideration during the three months ended June 30, 2024, was primarily attributable to an increase in the probability of achievement of our development milestones partially offset by an increase in the estimated cost of debt.

For the six months ended June 30, 2025, we recognized a $13.2 million expense related to the change in fair value of contingent consideration. For the six months ended June 30, 2024, we recognized a $0.6 million expense related to the change in fair value of contingent consideration. The change in fair value of contingent consideration during the six months ended June 30, 2025, was primarily attributable to an increase in the probability of achievement of our development milestones slightly offset by a higher yield due to an increase in our discount rate. The change in fair value of contingent consideration during the six months ended June 30, 2024, was primarily attributable to an increase in the probability of achievement of our development milestones partially offset by an increase in the estimated cost of debt.

Other Income (Expense)

Interest Expense

For the three months ended June 30, 2025 and 2024, we recognized interest expense of $39.0 thousand and $27.0 thousand, respectively, related to the notes payable to the former shareholders of Zihipp related to the achievement of certain development milestones. The increase related to the three months ended June 30, 2025, compared to the same period in the prior year, was primarily due to a higher principal amount outstanding during the three months ended June 30, 2025.

For the six months ended June 30, 2025 and 2024, we recognized interest expense of $0.1 million and $27.0 thousand, respectively. The increase related to the six months ended June 30, 2025, compared to the same period in the prior year, was primarily due to a higher principal amount outstanding during the six months ended June 30, 2025.

Foreign Exchange Loss

For the three months ended June 30, 2025 and 2024, we recognized foreign exchange losses of $3.0 million and $17.0 thousand, respectively, from exchange rate changes on transactions denominated in currencies other than the U.S. dollar.

For the six months ended June 30, 2025 and 2024, we recognized foreign exchange losses of $4.5 million and $18.0 thousand, respectively, from exchange rate changes on transactions denominated in currencies other than the U.S. dollar.

Interest Income

For the three months ended June 30, 2025 and 2024, we recognized $5.4 million and $1.1 million, respectively, of interest income. The increase in interest income for the three months ended June 30, 2025, compared to the same period in 2024, was primarily driven by higher cash and cash equivalents balances.

For the six months ended June 30, 2025 and 2024, we recognized $10.3 million and $2.0 million, respectively, of interest income. The increase in interest income for the six months ended June 30, 2025, compared to the same period in 2024, was primarily driven by higher cash and cash equivalents balances.

Liquidity and Capital Resources

Source of Liquidity

We have incurred net losses and negative cash flows from operations since our inception and anticipate we will continue to incur net losses for the foreseeable future.

To date, we have funded our operations primarily with proceeds from the sale and issuance of shares of our convertible preferred stock, convertible notes in private placements and our initial public offering. Through December 31, 2024, we had raised aggregate net proceeds of approximately $535.9 million from sales of shares of our convertible preferred stock and the issuance of a convertible promissory note. In February 2025, we completed our IPO pursuant to which we issued and sold an aggregate of 17,569,444 shares of our common stock at a price to the public of $18.00 per share. We received gross proceeds of $316.2 million, or aggregate net proceeds of $288.4 million after deducting underwriting discounts and commissions of $22.1 million and other offering expenses of $5.7 million. As of June 30, 2025, we had cash and cash equivalents of $530.9 million and an accumulated deficit of $402.4 million.

We expect to continue to incur significant operating losses in the foreseeable future to support the planned continued development of our product candidates. Our future viability is dependent on our ability to generate cash from our operating activities or to raise additional capital to finance our operations. There is no assurance that we will succeed in obtaining sufficient funding on terms acceptable to us to fund continuing operations, if at all.

Future Funding Requirements

Our primary uses of cash are to fund our operations, which consist primarily of research and development expenditures related to our programs and, to a lesser extent, general and administrative expenditures. We anticipate that we will continue to incur significant and increasing expenses for the foreseeable future as we continue to advance our product candidates, expand our corporate infrastructure, including the costs associated with being a public company, further our research and development initiatives for our product candidates, incur costs associated with potential commercialization, attract, hire and retain personnel, maintain, expand and protect our intellectual property portfolio, implement operational, financial and management information systems, and make royalty, milestone or other payments. We are subject to all the risks typically related to the development of new drug candidates, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. We anticipate that we will need substantial additional funding in connection with our continuing operations.

We do not have any products approved for sale, and we do not expect to generate any revenue from product sales unless and until we successfully complete development and obtain regulatory approval for one or more product candidates, which will not be for many years, if ever. Because of the numerous risks and uncertainties associated with product development, we may never achieve or sustain profitability and, unless and until we are able to develop and commercialize our product candidates, we will need to continue to raise substantial additional capital. Accordingly, until such time as we can generate significant revenue from product sales, if ever, we plan to finance our operations through a combination of equity offerings, debt financings, collaborations, licensing arrangements and other similar arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. We cannot assure you that we will be successful in obtaining additional financing as and when needed to finance our operations on terms acceptable to us, or at all. Any failure to raise capital as and when needed could have a negative impact on our financial condition and could force us to delay, reduce or terminate our research and development programs or other operations, or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. Our ability to continue as a going concern is dependent upon our ability to successfully accomplish these plans and secure these sources of financing and ultimately attain profitable operations.

As a result of the numerous risks and uncertainties associated with research, development and commercialization of our products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to, the following:

•

the initiation, type, number, scope, progress, expansions, results, costs and timing of clinical trials and preclinical studies of any of our current and future product candidates we may choose to pursue, including the costs of modification to clinical development plans based on feedback that we may receive from regulatory authorities;

•

the costs and timing of manufacturing for any of our current or future product candidates, including commercial manufacturing at sufficient scale, if any product candidate is approved, including as a result of inflation, any supply chain issues or component shortages;

•

the costs, timing and outcome of regulatory meetings and reviews of any of our current or future product candidates in any jurisdictions in which we or our current or any future collaborators may seek approval for any of our current or future product candidates;

•	the costs of obtaining, maintaining, enforcing and protecting our patents and other intellectual property and proprietary rights;

•	our efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company, including enhanced internal control over financial reporting;

•

the costs associated with hiring additional personnel and consultants as our business grows, including additional executive officers and clinical development, regulatory, chemistry, manufacturing and control, quality and commercial personnel;

•	the timing and payment of milestone, royalty or other payments we must make pursuant to our existing and potential future license or collaboration agreements with third parties;

•	the costs and timing of establishing or securing sales and marketing capabilities, if any of our current or future product candidates is approved;

•	our ability to achieve sufficient market acceptance, coverage and adequate reimbursement from third-party payors and adequate market share and revenue for any approved products;

•	our ability and strategic decision to develop future product candidates, and the timing of such development, if any;

•	patients’ willingness to pay out-of-pocket for any approved products in the absence of coverage and/or adequate reimbursement from third-party payors;

•	the terms and timing of establishing and maintaining collaborations, licenses and other similar arrangements; and

•	costs associated with any products or technologies that we may in-license or acquire.

Based upon our current operating plan, we estimate that our existing cash and cash equivalents as of the date of this Quarterly Report will be sufficient to fund our projected operating expenses and capital expenditure requirements into 2027. However, we have based this estimate on assumptions that may prove to be wrong, and our operating plan may change as a result of many factors currently unknown to us. In addition, we could utilize our available capital resources sooner than we expect. For additional information on risks associated with our substantial capital requirements, please read the section entitled “Risk Factors” included elsewhere in this Quarterly Report.

Cash Flows

The following table sets forth summary of our cash flow activity for the years indicated:

	For the six months ended June 30,
(In thousands)	2025	2024
Net cash used in operating activities	$(113,306)	$(35,366)
Net cash used in investing activities	(198)	(42)
Net cash provided by financing activities	287,047	36,608
Effect of exchange rate changes on cash	4,929	(27)

Net increase in cash and cash equivalents	$178,472	$1,173

Operating Activities

During the six months ended June 30, 2025, net cash used in operating activities was $113.3 million. Net cash used in operating activities reflected our net loss of $145.3 million, adjusted by a $12.5 million net change in our operating assets and liabilities and non-cash charges of $19.5 million. Our non-cash adjustments consisted primarily of $13.2 million related to the change in fair value of our contingent consideration and $6.4 million related to stock-based compensation expense. The net change in our operating assets and liabilities primarily reflects an increase in accrued expenses and other liabilities and accounts payable driven by increases in accruals related to external research and development services and the timing of payments of invoices, partially offset by decreases related to the payment of contingent consideration.

During the six months ended June 30, 2024, net cash used in operating activities was $35.4 million. Cash used in operating activities reflected our net loss of $46.6 million, adjusted by a $10.7 million net change in our operating assets and liabilities and non-cash charges of $0.5 million. The net change in our operating assets and liabilities primarily reflects an increase in accounts payable and accrued expenses and other liabilities driven by timing of invoices and payments as well as increases in accruals related to external research and development. Our non-cash adjustments consisted of $0.6 million related to the change in fair value of our contingent consideration and $0.5 million related to stock-based compensation expense, partially offset by a income tax benefit of $0.5 million.

Investing Activities

During the six months ended June 30, 2025, net cash used in investing activities was $0.2 million and related to the purchase of property and equipment.

During the six months ended June 30, 2024, net cash used in investing activities was $42.0 thousand and related to the purchase of property and equipment.

Financing Activities

During the six months ended June 30, 2025, net cash provided by financing activities was $287.0 million. Net cash provided by financing activities consisted primarily of $288.4 million of proceeds received from our IPO, net of offering costs paid, partially offset by contingent consideration payments of $1.4 million.

During the six months ended June 30, 2024, net cash provided by financing activities was $36.6 million. Net cash provided by financing activities consisted of $43.4 million received from the sale of our Series Seed and Series A convertible preferred stock, net of offering costs paid related to the sale of convertible stock, partially offset by contingent consideration payments of $6.3 million and a $0.5 million payment for the settlement of a deferred payment related to the acquisition of Zihipp.

Contractual Obligations and Commitments

We enter into contracts in the normal course of business with our CMOs, CROs and other third parties to support development activities. These contracts are generally cancelable by us.

As of June 30, 2025 we had future minimum lease commitments of $1.1 million related to noncancelable operating leases for office space, under a long-term lease arrangement.

Under the Amneal Agreements, we are required to finance the construction of the New Facility based on the percentage of the actual costs incurred and subject to an aggregate cap of $100.0 million. See “Key Agreements” section below for additional information.

Payment obligations in connection with the acquisition of Zihipp and license agreements with D&D are contingent upon future events such as our achievement of pre-specified development, regulatory and commercial milestones, or royalties on net product sales. As of June 30, 2025, the timing and likelihood of achieving the milestones and generating future product sales are uncertain and therefore, any related payments are not included in the discussion above. See “Key Agreements” section below for additional information.

Key Agreements

Acquisition of Zihipp Ltd.

On September 22, 2023 (the Closing Date), we entered into a share purchase agreement, as amended, with the selling shareholders holding the entire issued share capital of Zihipp, a biopharmaceutical company focused on the development of peptide hormones for use in novel therapeutics for the treatment of diabetes and obesity, pursuant to which we acquired 100% of the outstanding equity interests of Zihipp. Through Zhipp’s exclusive licensing agreement with the Imperial College of London, Zihipp had rights to all patent applications and pre-clinical and clinical data packages for various programs associated with the license at the time of acquisition. The acquisition of Zihipp expanded our current pipeline of novel therapeutics for obesity and diabetes.

The acquisition of Zihipp involved upfront and deferred cash payments totaling $34.3 million and contingent consideration with an estimated fair value of $42.9 million at the time of acquisition. Contingent consideration is comprised of future potential development, regulatory, commercial and joint venture (JV) milestone payments as well as royalties on net product sales and out-licensed intellectual property. Under the terms of the agreement, we are obligated to make the following payments: (i) payments on the first achievement of certain development milestones of up to $52.5 million, with additional payment(s) of $27.5 million upon achieving certain other development milestones, in each case; (ii) payments on the first achievement of certain regulatory milestones of up to $30.0 million, plus (a) $30.0 million and/or (b) $10.0 million upon achieving certain other regulatory milestones, in each case, as applicable, provided that (a) and (b) occur within 15 years from the Closing Date; (iii) commercial milestone payment(s) of $5.0 million upon achieving certain commercial milestone events, in each case; and (iv) JV milestone payments of up to $35.0 million as a result of certain royalties, milestones, dividends, sales or other interests and irrevocable consideration payments received from SanPlena LLC. In addition, the former Zihipp shareholders are entitled to low-single digit royalties on net product sales and low-single to mid-teen digit payment of net receipts on non-royalty license income at certain milestone events for out-licensed intellectual property. The royalty term shall terminate on a Licensed Product-by-Licensed Product and country-by-country basis on the latest of (i) the 10-year anniversary of the first commercial sale of such Licensed Product in such country, (ii) the expiration of any regulatory exclusivity period that covers such Licensed Product in such country, and (iii) the expiration of our last-to-expire licensed patent or a jointly owned patent that covers such the Licensed Product in such country.

For additional information regarding amounts incurred during the three and six months ended June 30, 2025 and 2024 related to our acquisition of Zihipp, please refer to Note 3, Acquisition of Zihipp Ltd., to our unaudited condensed consolidated financial statements included herein.

D&D License Agreements

In April 2023, we entered into a license and collaboration agreement with D&D Pharmatech Inc. (D&D), which was amended in May 2023, and further amended in March 2024 (the License Agreement). We were granted an exclusive, sublicensable, worldwide license under certain patent rights and know how to develop, manufacture, commercialize and otherwise exploit compounds and products containing certain peptide and modified peptide GLP-1 agonists and amylin/calcitonin agonists (Licensed Products). For certain Licensed Products, we may exploit such Licensed Products for oral use in any fields, and for other Licensed Products developed by us and formulated for oral delivery using D&D’s platform technology, we may exploit such Licensed Products for oral use for the treatment, cure or control of diabetes, obesity, weight loss or nonalcoholic steatohepatitis (NASH). D&D also granted us a right of first refusal with respect to offers from third parties for D&D to assign, sell, or license certain injectable amylin agonist or GLP-1 agonist molecules for the treatment, cure or control of diabetes, obesity, weight loss or NASH.

Simultaneously with the License Agreement, we also entered into an Amended and Restated Research and Collaboration Agreement (the Collaboration Agreement) with D&D and its wholly-owned subsidiary, Neuraly, Inc. (Neuraly) pursuant to which we co-develop certain Licensed Products with D&D. Under the Collaboration Agreement, all inventions jointly-developed are owned jointly by the parties with D&D’s interest therein exclusively licensed to us under the terms of the Collaboration Agreement and the License Agreement.

Under the License Agreement, we are obligated to use commercially reasonable efforts to develop through regulatory approval, in the applicable field in the United States and at least three specified major market countries, and commercialize in the countries in which regulatory approval is received, at least: (i) one Licensed Product that includes a compound from a specified group of GLP-1 agonists, (ii) one Licensed Product that includes a compound from a specified group of GLP-1/GIP/glucagon triple agonists, another GLP-1 agonist (including any peptide-based multi-agonist targeting GLP-1 receptors) developed by D&D, or an amylin agonist (including any peptide-based multi-agonist targeting amylin) developed by D&D, and (iii) one Licensed Product that includes either a GLP-1 agonist or an amylin agonist developed by us and formulated for oral delivery using D&D’s platform technology. During the term of the License Agreement, D&D is restricted from developing, manufacturing or commercializing any (i) oral amylin agonist or oral GLP-1 agonist for the treatment, cure or control of diabetes, obesity, weight loss, or NASH by utilizing D&D’s platform technology, or (ii) any compound that has the identical amino acid backbone sequence as a licensed compound under the License Agreement or any compound covered by a patent right obtained jointly by the parties under the License Agreement.

We paid D&D a one-time, upfront payment of $10 million upon entering the License Agreement. We are obligated to pay D&D, upon the achievement of specific development and regulatory milestones by Licensed Products: (i) up to $26 million in the aggregate for each GLP-1 agonist or amylin agonist Licensed Products that are developed by us and formulated for oral delivery using D&D’s platform technology and that achieve such milestones, (ii) up to $52 million in the aggregate for each of the first Licensed Product that includes (a) a compound from a specified group of GLP-1 agonists, (b) a compound from a specified group of GLP-1/GIP/glucagon triple agonists, (c) another GLP-1 agonist developed by D&D using D&D’s platform technology or (d) an amylin agonist developed by D&D using D&D’s platform technology, to achieve such milestones, and (iii) up to $45 million in the aggregate for each subsequent Licensed Product for those categories in (ii) above, to achieve such milestones. We are also obligated to pay D&D up to $112.5 million in the aggregate upon the achievement of specific sales milestones by Licensed Products that include a GLP-1 agonist or an amylin agonist developed by us and developed for oral delivery using D&D’s platform technology and up to $225 million in the aggregate upon the achievement of specific sales milestones by Licensed Products that include a GLP-1 agonist or amylin agonist developed by D&D using D&D’s platform technology. We have also agreed to pay D&D, on a Licensed Product-by-Licensed Product and country-by-country basis during the royalty term (subject to customary reductions) on annual net sales of such Licensed Product in such country: (i) tiered low-single to mid-single digit percentage royalties on Licensed Products that include a GLP-1 agonist or an amylin agonist developed by us and formulated for oral delivery using D&D’s platform technology and (ii) tiered mid-single digit to low double digit percentage royalties on Licensed Products that include a GLP-1 agonist or amylin agonist developed by D&D using D&D’s platform technology. The royalty term commences on the date of first commercial sale of such Licensed Product in the applicable country and ends on the latest of (i) the expiration of the last valid claim within the licensed patent rights covering such Licensed Product in such country, (ii) the tenth anniversary of the first commercial sale of such Licensed Product in such country, (iii) the expiration of regulatory exclusivity for such Licensed Product in such country, and (iv) the first commercial sale of a generic product competitor of such Licensed Product in such country. We are also required to pay D&D a mid-single digit to mid-teen percentage of any non-royalty sublicense income received by us under a sublicense to exploit an Licensed Products with the percentage varying based on the development stage of the Licensed Product at the time the sublicense is granted. We are also obligated to pay D&D a fee upon undergoing any first change of control, if such change of control occurs after the initiation of a Phase 2 clinical trial for an Licensed Product or a Triple G Licensed Products (see “—D&D Triple G License Agreement” below), where such fee is equal to a mid-single digit percentage of any consideration received by us in connection with such change of control, subject to a cap of $35 million.

For a more detailed description of the License Agreement refer to Part I, Item 1, “Business—Licensing, Partnerships and Collaborations” included in our Annual Report on Form 10-K for the year ended December 31, 2024. For additional information regarding amounts incurred during the three and six months ended June 30, 2025 and 2024 related to the D&D License Agreement, please refer to Note 4, License Agreements, to our unaudited condensed consolidated financial statements included herein.

D&D Triple G License Agreement

In March 2024, we entered into a license agreement (the Triple G License Agreement), with D&D, pursuant to which D&D granted us an exclusive, sublicensable, worldwide license under certain patent rights and know how to develop, manufacture, commercialize and otherwise exploit compounds and products containing certain peptide-based triple agonists targeting the receptors for GLP-1, GIP, and glucagon (Triple G Licensed Products) administered by injection for the treatment, cure or control of all diseases and conditions (the Field).

Pursuant to our Collaboration Agreement with D&D and Neuraly, Neuraly is responsible for certain preclinical development of Triple G Licensed Products and all inventions that are jointly-developed are owned jointly by the parties to the Collaboration Agreement, with D&D’s interest therein exclusively licensed to us. We have sole control over and are responsible for all other manufacturing, development, commercialization, and medical affairs for the Triple G Licensed Products in the Field. During the term of the Triple G License Agreement, D&D is restricted from developing, manufacturing or commercializing any injectable GLP-1 agonist, dual GLP-1/GIP agonist, or GLP-1/GIP/glucagon triple agonist that is developed or commercialized for the treatment, cure or control of diabetes, obesity, weight loss, or NASH, except for certain existing compounds. We paid D&D a one-time, upfront payment of $50,000 upon entering the Triple G License Agreement. We are obligated to pay D&D up to $52 million in aggregate upon the achievement of specific development and regulatory milestones by the first Triple G Licensed Product and up to $45 million in aggregate for each subsequent Triple G Licensed Product to achieve a subset of such milestones. We are also obligated to pay D&D up to $165 million in aggregate upon the achievement of specific sales milestones by Triple G Licensed Products. We also agreed to pay D&D, on a Triple G Licensed Product-by-Triple G Licensed Product and country-by-country basis during the royalty term (subject to customary reductions), tiered mid-single digit to low double digit percentage royalties on annual net sales of such Triple G Licensed Product in such country. The royalty term commences upon the first commercial sale of such Triple G Licensed Product in the applicable country and ends on the latest of (i) the expiration of the last valid claim within the licensed patent rights covering such Triple G Licensed Product in such country, (ii) the tenth anniversary of the first commercial sale of such Triple G Licensed Product in such country, (iii) the expiration of regulatory exclusivity for such Triple G Licensed Product in such country, and (iv) the first commercial sale of a generic product competitor of such Triple G Licensed Product in such country. We are also required to pay D&D a mid-single digit to mid-teen percentage of any non-royalty sublicense income received by us under a sublicense to exploit Triple G Licensed Products, with the percentage varying based on the development stage of the Triple G Licensed Product at the time the sublicense is granted.

For a more detailed description of the Triple G License Agreement, refer to Part I, Item 1, “Business—Licensing, Partnerships and Collaborations” included in our Annual Report on Form 10-K for the year ended December 31, 2024. For additional information regarding amounts incurred during the three and six months ended June 30, 2025 and 2024 related to the Triple G License Agreement, please refer to Note 4, License Agreements, to our unaudited condensed consolidated financial statements included herein.

Imperial License Agreement

In September 2023, in connection with our acquisition of Zihipp Ltd., we acquired an exclusive intellectual property license agreement dated February 28, 2019, which was amended in December 2020, December 2021, February 2023, and June 2023 (the Imperial Agreement) with Imperial College of Science, Technology and Medicine. The Imperial Agreement was novated in February 2019 by Imperial College of Science, Technology and Medicine to Imperial Innovations Limited and Imperial Innovations Limited later changed its name to IP2IPO Innovations Limited (Imperial). Under the Imperial Agreement, Imperial granted us an exclusive, sublicensable worldwide license, subject to compliance with certain conditions, under certain licensed patents and know-how to develop, manufacture and commercialize certain products, including MET-097i and MET-233i (Imperial Licensed Products) for use in human and veterinary therapeutics.

Under the Imperial Agreement, we are required to use reasonable efforts to develop and commercially exploit the Imperial Licensed Products throughout the world as soon as reasonably practicable. We are also required to use diligent and reasonable efforts to supply Imperial Licensed Products in certain developing countries at a price that reflects the direct cost of manufacture plus a customary margin for a generic pharmaceutical product in such country. Imperial reserves the right for itself and its affiliates, employees, students and its other researchers to further research and develop the licensed intellectual property.

Pursuant to the Imperial Agreement, we are obligated to pay Imperial up to £20.5 million (approximately $28.1 million at an exchange rate of 1.37 as of June 30, 2025) in the aggregate upon the achievement of certain development, regulatory and financing milestones. Upon entering into the Imperial Agreement, Imperial also received an allotment of 333,333 ordinary shares of Zihipp. We are required to pay Imperial an annual license fee and, upon the achievement of certain funding, regulatory, and patent prosecution milestones, we are obligated to reimburse Imperial for certain patent related costs. We are obligated to pay Imperial tiered, low-single digit percentage royalties on net sales of the Imperial Licensed Products, subject to reductions if we require a license from a third party to its intellectual property in order to exploit an Imperial Licensed Product. We are also required to pay Imperial a mid-single digit to mid-teen percentage of net receipts from sublicenses where the percentage depends on the regulatory stage of the applicable Imperial Licensed Product at the time of such sublicense.

For a more detailed description of the Imperial Agreement, refer to Part I, Item 1, “Business—Licensing, Partnerships and Collaborations” included in our Annual Report on Form 10-K for the year ended December 31, 2024. For additional information regarding amounts incurred during the three and six months ended June 30, 2025 and 2024 related to the Imperial Agreement, please refer to Note 4, License Agreements, to our unaudited condensed consolidated financial statements included herein.

Amneal Supply Agreement

In September 2024, we entered into a Development and Supply Agreement (the Supply Agreement) with Amneal Biopharma Solutions Private Limited, a subsidiary of Amneal Pharmaceuticals, Inc. (Amneal). Under the Supply Agreement, Amneal will develop, manufacture, and supply certain drug substances and oral and injectable drug products for us for clinical and commercial use worldwide (other than certain South and Southeast Asian, African, and Middle Eastern countries) (the Territory). We are also providing funding in support of the construction of a new Amneal facility for the manufacture of drug substances and drug products, which Amneal will use to manufacture peptide drug substances and injectable peptide products for us and drug substances and drug products for itself and its other customers.

Amneal is responsible for process development, manufacture and supply of drug substances and drug products designated by us. Amneal is designated as our preferred supplier for commercial products, and we are required to purchase an agreed upon percentage of our annual commercial drug substance and drug product needs, subject to certain conditions and price competitiveness for which we may reduce the supply thresholds.

Amneal is required to supply the agreed upon percentage of our annual needs, and use reasonable, diligent efforts to supply all of our requirements of drug product if requested, up to 100,000,000 cartridge-based injectable drug product units per year, and of drug substance, up to the maximum annual capacity of the new facility. Amneal is restricted from developing, manufacturing, supplying and/or marketing any competing GLP-1 and amylin agonist products for competitors, with limited exceptions for certain competitors and products already controlled by a third-party acquirer of Amneal in the event Amneal is acquired.

Amneal is responsible for constructing a new facility in India for the manufacture of injectable peptide drug products, a portion of which is required to have a maximum annual capacity of at least 100,000,000 units of injectable drug product that is dedicated to us. We are obligated to pay up to $100 million over four years for the construction of the facility, and we are entitled to receive an aggregate rebate of up to $100 million based on each unit of drug product manufactured by Amneal at the facility for us, Amneal and Amneal’s other customers. Following the first commercial sale of the first injectable drug product, we are obligated to order a minimum number of units of injectable drug product annually, with any shortfall subject to a mid-single digit payment per unit not ordered, and excess orders carrying forward to the next year.

The supply price for commercial drug product and drug substance is a combination of a predetermined fixed price based on cost-of-goods plus a corresponding mark-up and an earn-out based on the gross profit of the products.

In the event of a supply failure, we may source the shortfall from alternate suppliers and receive credits against future orders from Amneal for a specified time period. Amneal must prioritize our orders to prevent or mitigate supply failures. Amneal must secure and maintain an adequate safety stock of drug products and key components to avoid supply shortfalls.

For a more detailed description of the Supply Agreement, refer to Part I, Item 1, “Business—Licensing, Partnerships and Collaborations” included in our Annual Report on Form 10-K for the year ended December 31, 2024. For additional information regarding amounts incurred during the three and six months ended June 30, 2025 and 2024 related to the Supply Agreement please refer to Note 4, License Agreements, to our unaudited condensed consolidated financial statements included in Part 1, Item 1 in this Quarterly Report.

Critical accounting policies and estimates

We prepare our financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made and changes in estimates may occur.

During the three and six months ended June 30, 2025, there were no material changes to our critical accounting estimates or in the methodology used for estimates from those described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2024.

JOBS Act and Smaller Reporting Company Status

As an emerging growth company under the Jumpstart Our Business Startups Act of 2012 (the JOBS Act) we can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards and as a result of this election, our consolidated financial statements may not be comparable to companies that comply with public company effective dates. We intend to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of Sarbanes-Oxley.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the consummation of our initial public offering, or December 31, 2030, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if, among other factors, the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year (subject to certain conditions), or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We are also a smaller reporting company as defined in the Exchange Act. We will lose our status as a smaller reporting company effective as of January 1, 2026. For our remaining periodic reports related to the fiscal year ending December 31, 2025, we may take advantage of certain of the scaled disclosures available to smaller reporting companies.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information required under this item.

Item 4. Controls and Procedures.

Limitations on Effectiveness of Controls and Procedures

In designing and evaluating our disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and that management is required to apply judgment in evaluating the benefits of possible controls and procedures relative to their costs.

Evaluation of Disclosure Controls and Procedures

As of June 30, 2025, management, with the participation and supervision of our Chief Executive Officer and our Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Based on that evaluation, our Chief Executive Officer and our Chief Financial Officer have concluded that, as of June 30, 2025, our disclosure controls and procedures were effective at the reasonable assurance level.

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that occurred during the quarter ended June 30, 2025 that have materially affected, or are reasonably likely to materially affect, our internal control financial reporting.

PART II—OTHER INFORMATION

Item 1. Legal Proceedings.

We are not subject to any material legal proceedings.

Item 1A. Risk Factors.

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with the other information in this Quarterly Report, including our condensed consolidated financial statements and the related notes included in this Quarterly Report and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our securities. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of our common stock could decline, and you could lose part or all of your investment. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations.

Risks Related to Our Limited Operating History, Financial Position and Capital Requirements

We are a clinical-stage biotechnology company with a limited operating history and no history of commercializing products and have incurred significant operating losses since our inception and expect to incur significant losses for the foreseeable future.

Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. We are a clinical-stage biotechnology company with a limited operating history upon which you can evaluate our business and prospects. We commenced operations in June 2022, have no products approved for commercial sale and have not generated any revenue from product sales. Since our inception, we have devoted substantially all of our resources to building our organization, including an acquisition, raising capital, researching, discovering and developing potential drug candidates, establishing and maintaining our intellectual property portfolio, conducting preclinical studies and clinical trials, organizing and staffing our company, business planning and providing general and administrative support for these operations. We have not yet demonstrated the ability to successfully obtain regulatory approvals, manufacture products at commercial scale or conduct sales and marketing activities necessary for successful product commercialization. Consequently, any predictions made about our future success or viability may not be as accurate as they could be if we had a history of successfully developing and commercializing biopharmaceutical products.

We have incurred significant operating losses since our inception and expect to incur significant losses for the foreseeable future. We do not have any products approved for sale and have not generated any revenue from product sales. If we are unable to successfully develop, obtain requisite approval for and commercialize any of our current or future product candidates, we may never generate revenue. Our net losses totaled $145.3 million and $46.6 million for the six months ended June 30, 2025 and 2024, respectively. As of June 30, 2025, we had an accumulated deficit of $402.4 million. Substantially all of our losses have resulted from expenses incurred in connection with our research and development activities and from general and administrative costs associated with our operations. Any of our current and future product candidates will require substantial additional development time and resources before we would be able to apply for or receive regulatory approvals and begin generating revenue from product sales. We expect to continue to incur significant and increasing losses for the foreseeable future as we:

•	advance our product candidates through clinical and preclinical development;

•	seek regulatory approval, prepare for and, if approved, proceed to commercialization of our product candidates;

•	continue our research and development efforts and expand our pipeline of product candidates;

•	attract, hire and retain additional personnel;

•	maintain, expand and protect our intellectual property portfolio;

•	operate as a public company;

•	implement operational, financial and management information systems;

•	make royalty, milestone or other payments under current, and any future, license or collaboration agreements;

•	establish a sales, marketing and distribution infrastructure to commercialize any product candidate for which we may obtain marketing approval; and

•	establish manufacturing capacity to supply clinical trials in our pipeline and eventually for commercialization.

We may never generate any revenue or become profitable or, if we achieve profitability, we may not be able to sustain it.

To become and remain profitable, we must succeed in developing, obtaining regulatory approvals for, and eventually commercializing products that generate significant revenue. This will require us to be successful in a range of challenging activities, including completing clinical trials and preclinical studies and obtaining regulatory approval for one or more of our current and future product candidates, and manufacturing, marketing, and selling any products for which we may obtain regulatory approval. We are only in the preliminary stages of only a few of these activities. We may never succeed in these activities and, even if we do, may never generate revenue that is significant enough to achieve profitability. In addition, we have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical industry. Because of the numerous risks and uncertainties associated with biopharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable may have an adverse effect on the value of our company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product candidates, achieve our strategic objectives or even continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

We will require substantial additional capital to finance our operations, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our development programs, commercialization efforts or other operations.

The development of biopharmaceutical product candidates, including conducting preclinical studies and clinical trials, is a very time-consuming, capital-intensive and uncertain process. Our operations have consumed substantial amounts of cash since inception. We expect our expenses to substantially increase in connection with our ongoing activities, particularly as we conduct our ongoing and planned clinical trials of our product candidates and potentially seek regulatory approval for any of our current and future product candidates we may develop. In addition, if we are able to progress any of our in-licensed product candidates through development and commercialization, we expect to be required to make milestone and royalty payments pursuant to various license or collaboration agreements with third parties. If we obtain regulatory approval for any of our current or future product candidates, we also expect to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution. Because the outcome of any clinical trial or preclinical study is highly uncertain, we cannot reliably estimate the actual amount of capital necessary to successfully complete the development and commercialization of any of our current or future product candidates. Furthermore, we expect to incur additional costs associated with operating as a public company.

We expect that our existing cash and cash equivalents will allow us to advance the clinical development of MET-097i, MET-233i and our selected lead oral candidate, and we expect that the remainder will be utilized to fund other research and development activities as well as working capital and other general corporate needs. We have based these estimates on assumptions that may prove to be wrong, and we could use our capital resources sooner or differently than we currently expect. Our operating plans and other demands on our cash resources may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned. Our existing cash and cash equivalents may not be sufficient to complete development of any of our current or future product candidates. We will require substantial capital in order to advance any of our current and future product candidates through clinical trials, regulatory approval and commercialization.

Our future capital requirements will depend on many factors, including, but not limited to:

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the initiation, type, number, scope, progress, expansions, results, costs and timing of clinical trials and preclinical studies of any of our current and future product candidates we may choose to pursue, including the costs of modification to clinical development plans based on feedback that we may receive from regulatory authorities;

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the costs and timing of manufacturing for any of our current or future product candidates, including commercial manufacturing at sufficient scale, if any product candidate is approved, including as a result of inflation, any supply chain issues or component shortages;

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the costs, timing and outcome of regulatory meetings and reviews of any of our current or future product candidates in any jurisdictions in which we or our current or any future collaborators may seek approval for any of our current or future product candidates;

•	the costs of obtaining, maintaining, enforcing and protecting our patents and other intellectual property and proprietary rights;

•	our efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company, including enhanced internal control over financial reporting;

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the costs associated with hiring additional personnel and consultants as our business grows, including additional executive officers and clinical development, regulatory, chemistry, manufacturing and control (CMC), quality and commercial personnel;

•	the timing and payment of milestone, royalty or other payments we must make pursuant to our existing and potential future license or collaboration agreements with third parties;

•	the costs and timing of establishing or securing sales and marketing capabilities, if any of our current or future product candidates is approved;

•	our ability to achieve sufficient market acceptance, coverage and adequate reimbursement from third-party payors and adequate market share and revenue for any approved products;

•	our ability and strategic decision to develop future product candidates, and the timing of such development, if any;

•	patients’ willingness to pay out-of-pocket for any approved products in the absence of coverage and/or adequate reimbursement from third-party payors;

•	the terms and timing of establishing and maintaining collaborations, licenses and other similar arrangements; and

•	costs associated with any products or technologies that we may in-license or acquire.

Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. We plan to finance our operations through a combination of equity offerings, debt financings, collaborations, licensing arrangements and other similar arrangements. Our ability to raise additional funds may be adversely impacted by global economic conditions, disruptions to, and volatility in, the credit and financial markets in the United States and worldwide, and diminished liquidity and credit availability. If the equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts, or even cease operations. Attempting to secure additional financing may divert our management from our day-to-day activities, which may adversely affect our ability to develop any of our current or future product candidates.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our operations through equity offerings, debt financings or other capital sources, including potential collaborations, licenses and other similar arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Such restrictions could adversely impact our ability to conduct our operations and execute our business plan.

If we raise additional funds through future collaborations, licenses and other similar arrangements, we may be required to relinquish valuable rights to our future revenue streams, product candidates, research programs, intellectual property or proprietary technology, or grant licenses on terms that may not be favorable to us and/or that may reduce the value of our common stock. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed or on terms acceptable to us, we would be required to delay, limit, reduce or terminate our product development or future commercialization efforts, or grant rights to develop and market product candidates that we might otherwise prefer to develop and market ourselves, or on less favorable terms than we would otherwise choose.

Risks Related to the Development and Regulatory Approval of Our Product Candidates

We currently depend entirely on the success of our product candidates. Drug development is a highly uncertain undertaking and involves a substantial degree of risk. If we are unable to successfully develop any of our current or future product candidates, or experience significant delays in doing so, our business will be materially harmed.

We currently have no products approved for commercial sale or for which marketing approval has been sought. Our product candidates, including MET-097i, MET-233i and our oral candidates, are in clinical, preclinical or earlier stages of development. We have invested substantially all of our efforts and financial resources in developing our current product candidates, identifying potential product candidates and conducting preclinical studies and clinical trials. Our ability to generate product revenues, which we do not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of our product candidates. The success of our product candidates will depend on several factors, including the following:

•	successful initiation and completion of preclinical studies with favorable results, including toxicology and other studies designed to be compliant with good laboratory practice (GLP) requirements;

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allowance to proceed with clinical trials under INDs by the FDA, or of similar regulatory submissions by comparable foreign regulatory authorities, for the conduct of clinical trials of our product candidates;

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successful initiation, enrollment, and completion of clinical trials in accordance with good clinical practice (GCP) requirements and other applicable rules and regulations, and completion of clinical trials with favorable results;

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maintaining and establishing relationships with CROs and clinical sites for the clinical development of any of our current and future product candidates, and ability of such CROs and clinical sites to comply with clinical trial protocols, GCPs and other applicable requirements;

•	demonstrating the safety, purity, potency and efficacy of our product candidates to the satisfaction of the FDA and other applicable regulatory authorities;

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receipt of regulatory approvals from regulatory authorities, including approvals of Biologics License Applications (BLAs) from the FDA, or New Drug Applications (NDAs) and maintaining any such approvals;

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maintaining relationships with our third-party manufacturers and their ability to comply with current Good Manufacturing Practices (cGMPs), as well as timely making arrangements with our third-party manufacturers for, or establishing our own, commercial manufacturing capabilities at a cost and scale sufficient to support commercialization;

•	establishing sales, marketing and distribution capabilities and launching commercial sales of our product candidates, if and when approved, either alone or in collaboration with others;

•	obtaining, maintaining, protecting and enforcing patent and any potential trade secret protection or regulatory exclusivity for our product candidates;

•	maintaining an acceptable safety profile of our product candidates following regulatory approval, if any;

•	maintaining and growing an organization of people who can develop and, if approved, commercialize, market and sell our product candidates; and

•	acceptance of our product candidates, if approved, by patients, the medical community and third-party payors.

The success of our business, including our ability to finance our company and generate any revenue in the future, will depend on the successful development, regulatory approval and commercialization of our product candidates, which may never occur. In the future, we may also become dependent on other product candidates that we may develop or acquire; however, given our stage of development, it may be several years, if at all, before we have demonstrated the safety, purity, potency or efficacy of a product candidate sufficient to warrant approval for commercialization. If we are unable to develop, or obtain regulatory approval for, or, if approved, successfully commercialize our product candidates, we may not be able to generate sufficient revenue to continue our business.

Preclinical development is uncertain. Our preclinical programs may experience delays or may never advance to clinical trials, which would adversely affect our ability to obtain regulatory approvals or commercialize these programs on a timely basis or at all, which would have an adverse effect on our business.

Before we can commence clinical trials for any product candidate, we may be required to complete extensive preclinical studies to support an IND in the United States or a similar application in other foreign jurisdictions. Conducting preclinical testing is a lengthy, time-consuming, and expensive process and delays associated with product candidates for which we are directly conducting preclinical testing and studies may cause us to incur additional operating expenses. Although we have completed certain clinical trials and have additional clinical trials ongoing for our product candidates, we cannot be certain of the timely completion or outcome for any ongoing or future preclinical testing and studies for our other product candidates, whether the outcome of our preclinical testing will ultimately support the further development of our other product candidates or if the FDA or comparable foreign regulatory authorities will accept our proposed clinical programs. As a result, we cannot be sure that we will be able to submit INDs or similar applications for our preclinical programs on the timelines we expect, if at all, and we cannot be sure that submission of INDs or similar applications will result in the FDA or comparable foreign regulatory authorities allowing clinical trials to begin.

Clinical and preclinical development involves a lengthy and expensive process with an uncertain outcome, and the results of prior clinical trials and studies involving our product candidates are not necessarily predictive of our future results. Our product candidates may not show favorable results in preclinical studies or clinical trials or receive regulatory approval on a timely basis, if at all.

Drug and biologic product development is expensive and can take many years to complete, and its outcome is inherently uncertain. We cannot guarantee that any clinical trials or preclinical studies will be conducted as planned, including whether we are able to meet expected timeframes for data readouts, or completed on schedule, if at all, and failure can occur at any time during the trial or study process, including due to factors that are beyond our control. Despite promising preclinical or clinical results, any of our current or future product candidates can unexpectedly fail at any stage of clinical or preclinical development. The historical failure rate for product candidates in our industry is high.

The results from preclinical studies or clinical trials of any of our current and future product candidates, or a competitor’s product candidate in the same class, may not predict the results of later clinical trials of any of our current or future product candidates. Any of our current or future product candidates in later stages of clinical trials may fail to show the desired characteristics despite having progressed through preclinical studies and initial clinical trials. It is not uncommon to observe results in clinical trials that are unexpected based on preclinical studies and early clinical trials, and many product candidates fail in later stage clinical trials despite very promising early results.

Moreover, preclinical and clinical data may be susceptible to varying interpretations and analyses. A number of companies in the biopharmaceutical and biotechnology industries have suffered significant setbacks in clinical development even after achieving promising results in earlier studies. Such setbacks have occurred and may occur for many reasons, including, but not limited to: clinical sites and investigators may deviate from clinical trial protocols, whether due to lack of training or otherwise and we may fail to detect any such deviations in a timely manner; patients may fail to adhere to any required clinical trial procedures, including any requirements for post-treatment follow-up; our product candidates may fail to demonstrate safety, purity, potency or efficacy in certain patient subpopulations, which has not been observed in earlier trials due to limited sample size, lack of analysis or otherwise; or our clinical trials may not adequately represent the patient populations we intend to treat, whether due to limitations in our trial designs or otherwise, such as where one patient subgroup is over-represented in the clinical trial. There can be no assurance that we will not suffer similar setbacks despite the data we observed in earlier or ongoing studies. Based upon negative or inconclusive results, we or any current or any future collaborator may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials, which would cause us to incur additional operating expenses and delays and may not be sufficient to support regulatory approval on a timely basis or at all.

For the foregoing reasons, we cannot be certain that our ongoing and planned clinical trials and preclinical studies will be successful. Any safety concerns observed in any one of our clinical trials in our targeted indications could limit the prospects for regulatory approval of our product candidates in those and other indications, which could have a material adverse effect on our business, financial condition and results of operations.

Any difficulties or delays in the commencement or completion, or the termination or suspension, of our current or planned clinical trials or preclinical studies could result in increased costs to us, delay or limit our ability to receive approval for and commercialize any product candidates and generate revenue.

Before obtaining approval from regulatory authorities for the sale of any of our current or future product candidates, we must conduct extensive preclinical studies and clinical trials to demonstrate the safety, purity, potency and efficacy of our product candidates. In addition, before we can initiate clinical development for any future preclinical product candidates, we must submit the results of preclinical studies to the FDA or comparable foreign regulatory authorities along with other information, including information about product candidate CMC and our proposed clinical trial protocol, as part of an IND or similar regulatory submission to foreign regulatory authorities for clinical trials outside of the United States. The FDA or comparable foreign regulatory authorities may require us to conduct additional preclinical studies for any future product candidates before it allows us to initiate clinical trials under any IND or similar foreign regulatory submission, which may lead to delays or increase the costs of developing future product candidates.

Moreover, issues may arise that could cause regulatory authorities to suspend or terminate our ongoing or planned clinical trials. Any such delays in the commencement or completion, or the termination or suspension, of our ongoing and planned clinical trials or preclinical studies could significantly affect our product development timelines and product development costs.

We do not know whether our planned clinical trials or preclinical studies will begin on time or if our ongoing or future trials or studies will be completed on schedule, if at all. The commencement, data readouts and completion of clinical trials and preclinical studies can be delayed for a number of reasons, including delays related to:

•	inability to obtain animals or materials to initiate and generate sufficient preclinical, toxicology, or other in vivo or in vitro data to support the initiation or continuation of clinical trials;

•	obtaining authorization from regulatory authorities to commence a clinical trial or reaching a consensus with regulatory authorities on trial design;

•	the FDA or comparable foreign regulatory authorities disagreeing as to the design or implementation of our clinical trials;

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any failure or delay in reaching an agreement with CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	delays in identifying, recruiting and training suitable clinical investigators;

•	obtaining approval from one or more institutional review boards (IRBs) or ethics committees (ECs) at clinical trial sites;

•	IRBs/ECs refusing to approve, suspending or terminating the trial at an investigational site, precluding enrollment of additional patients or withdrawing their approval of the trial;

•	changes to the clinical trial protocol;

•	clinical sites deviating from the trial protocol and dropping out of a trial;

•	failure by our CROs to perform an accordance with GCP requirements or applicable regulatory requirements or guidelines in other countries;

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obtaining sufficient quantities of any of our current or future product candidates, including in respect of any combination product candidates, and related raw materials or obtaining sufficient quantities of other materials needed for use in clinical trials and preclinical studies;

•	patients failing to enroll or remain in our trials at the rate we expect or failing to return for post-treatment follow-up;

•	patients choosing alternative treatments for the indications for which we are developing any of our current or future product candidates or participating in completing clinical trials;

•	lack of adequate funding to continue the clinical trials or preclinical studies or costs being greater than we anticipate;

•	patients experiencing severe or serious unexpected drug-related adverse effects;

•	occurrence of serious adverse events in trials of the same class of agents conducted by other companies that could be considered similar to any of our current or future product candidates;

•	selection of clinical endpoints that require prolonged periods of clinical observation or extended analysis of the resulting data;

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transfer of manufacturing processes to larger-scale facilities operated by third-party manufacturers, delays or failure by our third-party manufacturers or us to make any necessary changes to such manufacturing process, or failure of such third-party manufacturers to produce clinical trial materials in accordance with cGMP regulations or other applicable requirements; and

•	third parties being unwilling or unable to satisfy their contractual obligations in a timely manner.

Clinical trials must be conducted in accordance with the FDA and other applicable regulatory authorities’ legal requirements, regulations or guidelines, and are subject to oversight by these governmental agencies and ECs or IRBs at the medical institutions where the clinical trials are conducted. We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such trials are being conducted, by a data safety monitoring board for such trial or by the FDA or comparable foreign regulatory authorities. Such authorities may impose such a suspension, including a clinical hold, or termination due to a number of factors, including, among other reasons, failure to conduct the clinical trial in accordance with GCP and other regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or comparable foreign regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. In addition, changes in regulatory requirements and policies may occur, and we may need to amend clinical trial protocols to comply with these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for reexamination, which may impact the costs, timing or successful completion of a clinical trial.

Further, we and our collaborators are currently conducting, and we, our collaborators and any future collaborators may in the future conduct, clinical trials in foreign countries, which presents additional risks that may delay completion of our clinical trials. For example, we and our collaborators are currently conducting clinical trials in Canada. These risks include the failure of enrolled patients in foreign countries to adhere to clinical protocols as a result of differences in healthcare services or cultural customs, managing additional administrative burdens associated with foreign regulatory schemes, and political and economic risks relevant to such foreign countries, including war. See—“Risk Factors—We may conduct certain of our clinical trials for our product candidates outside of the United States. However, the FDA and foreign regulatory authorities may not accept data from such trials, which could materially harm our business.”

Moreover, principal investigators for our clinical trials have served and may in the future serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA or comparable foreign regulatory authorities. The FDA or comparable foreign regulatory authority may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA or comparable foreign regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA or comparable foreign regulatory authority, as the case may be, and may ultimately lead to the denial of regulatory approval of any of our current or future product candidates.

In addition, we may make formulation or manufacturing changes to any of our current or future product candidates, in which case we may need to conduct additional preclinical studies or clinical trials to bridge our current versions of any of our current or future product candidates to earlier versions. If we are unable to conduct such studies or trials, or if we otherwise fail to adequately bridge the current versions of our product candidates to earlier versions, then we may be unable to utilize any data we have gathered from studies or trials that evaluated such earlier versions in our planned regulatory submissions, which could delay our programs. For example, in future studies of any of our current or future product candidates, we may utilize materials produced by a different third-party manufacturer than the third-party manufacturer that produced materials in our ongoing and planned studies, and we may be unable to demonstrate full comparability between lots produced by our current manufacturer and any future supplier. As a result, we may be required to gather additional data before we are able to submit a marketing application for our current or future product candidates, if ever.

Many of the factors that cause, or lead to, the termination or suspension of, or a delay in the commencement or completion of, clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate. Any delays to our clinical trials that occur as a result could shorten any period during which we may have the exclusive right to commercialize any of our current or future product candidates. In such cases, our competitors may be able to bring products to market before we do, and the commercial viability of any of our current or future product candidates could be significantly reduced. Any of these occurrences may harm our business, financial condition, results of operations and prospects.

We may find it difficult to enroll patients in our clinical trials. If we encounter difficulties or delays enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

Successful and timely completion of each clinical trial will require that we identify and enroll a specified and sufficient number of eligible patients to participate and remain in the trial until its conclusion. We may not be able to initiate or continue certain clinical trials if we are unable to identify and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or comparable foreign regulatory authorities outside the United States. Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors, including the size and characteristics of the patient population, the process for identifying patients, the proximity and availability of clinical trial sites for prospective patients, the inclusion and exclusion criteria for the trial, the design of the clinical trial, our ability to recruit clinical trial investigators with the appropriate competencies and experience, and competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages and risks of the product candidates being studied in relation to other available therapies, including any new products that may be approved for the indications we are investigating as well as any product candidates under development. We will be required to identify and enroll a sufficient number of patients for each of our clinical trials, obtain and maintain patient consent for each patient enrolled and monitor such patients adequately during and after treatment. Potential patients for any planned clinical trials may not be adequately diagnosed or identified with the diseases which we are targeting, which could adversely impact the outcomes of our trials and could have safety concerns for the potential patients. Potential patients for any planned clinical trials may also not meet the entry criteria for such trials.

Additionally, other pharmaceutical companies targeting obesity and overweight are recruiting clinical trial patients from these patient populations, which may make it more difficult to fully enroll our clinical trials. Our clinical trials will compete with marketed products that are available for use in the same disease areas as our product candidates and other clinical trials for investigational product candidates in the same disease areas as our product candidates. This competition could reduce the number and types of patients available to us, because some patients who might have opted to enroll in our clinical trials may instead opt to receive an approved therapy or enroll in a trial being conducted by one of our competitors. The eligibility criteria of our clinical trials, once established, may further limit the pool of available trial participants. If patients are unwilling or unable to participate in our trials for any reason, including the existence of concurrent clinical trials for similar target populations, the availability of approved therapies, or the fact that enrolling in our trials may prevent patients from taking a different product, or we otherwise have difficulty enrolling a sufficient number of patients, the timeline for recruiting patients, conducting trials and obtaining regulatory approval of any of our current or future product candidates may be delayed. Our inability to enroll a sufficient number of patients for any of our future clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether.

In addition, we rely on, and will continue to rely on, CROs and clinical trial sites to ensure proper and timely conduct of our clinical trials and preclinical studies. Though we have entered into agreements governing their services, we have limited influence over their actual performance. We cannot be certain that our assumptions used in determining expected clinical trial timelines are correct or that we will not experience delays or difficulties in enrollment, or be required by the FDA or other regulatory authority to increase our enrollment, which would result in the delay of completion of such trials beyond our expected timelines.

Use of any of our current or future product candidates could be associated with side effects, adverse events or other properties or safety risks, which could delay or preclude regulatory approval, cause us to suspend or discontinue clinical trials, abandon any of our current or future product candidates, limit the commercial profile of an approved label or result in other significant negative consequences that could severely harm our business, financial condition, results of operations and prospects.

Results of our, our collaborators’ or any future collaborators’ clinical trials could reveal a high and unacceptable severity and prevalence of expected or unexpected side effects or unexpected characteristics. Undesirable side effects caused by our product candidates when used alone or in combination with approved or investigational drugs could cause us or regulatory authorities or IRBs to interrupt, delay or halt clinical trials and could result in a more restrictive label, or lead to the delay or denial of regulatory approval by the FDA or comparable foreign regulatory authorities. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition, results of operations and prospects significantly.

Moreover, if any of our current or future product candidates are associated with undesirable side effects in clinical trials or demonstrate characteristics that are unexpected, we may elect to abandon their development or limit their development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective, which may limit the commercial expectations for such product candidate, if approved. Additionally, adverse developments in clinical trials of product candidates conducted by others or adverse events associated with commercial products offered by others may cause the FDA or other regulatory oversight bodies to suspend or terminate our clinical trials or change the requirements for approval of any of our product candidates, or otherwise adversely affect the clinical and commercial development of our product candidates.

We may also be required to modify our development and clinical trial plans based on findings in our ongoing clinical trials or concerns of the FDA or other regulatory authorities. For example, the FDA has raised concerns regarding novel enteric coated absorption enhancing formulas for oral drugs, which could impact the development programs for our orally-administered product candidates.

It is possible that as we, our collaborators or any future collaborators test any of our current or future product candidates in larger, longer and more extensive clinical trials, including with different dosing regimens, or as the use of these product candidates becomes more widespread following any regulatory approval, more illnesses, injuries, discomforts and other adverse events than were observed in earlier trials, as well as new conditions that did not occur or went undetected in previous trials, may be discovered. If any such side effects become known later in development or upon approval, such findings may harm our business, financial condition, results of operations and prospects significantly.

In addition, we are currently and may in the future study any of our current or future product candidates in combination with other therapies, which may exacerbate adverse events associated with such product candidate. If significant adverse events or other side effects are observed in any of our ongoing or planned clinical trials, we may have difficulty recruiting patients to the clinical trials, or we may be required to abandon the trials or our development efforts of that product candidate altogether. We, the FDA, other comparable foreign regulatory authorities or an IRB may suspend clinical trials of a product candidate at any time for various reasons, including a belief that subjects in such trials are being exposed to unacceptable health risks or adverse side effects. Even if the side effects do not preclude the product candidate from obtaining or maintaining regulatory approval, undesirable side effects may inhibit market acceptance due to tolerability concerns as compared to other available therapies. Any of these developments could materially harm our business, financial condition and future prospects.

Additionally, if any of our product candidates receives regulatory approval, and we or others later identify undesirable side effects caused by such product, a number of potentially significant negative consequences could result. For example, the FDA could require us to adopt a Risk Evaluation and Mitigation Strategy (REMS) to ensure that the benefits of treatment with such product candidate outweigh the risks for each potential patient, which may include, among other things, a communication plan to health care practitioners, patient education, extensive patient monitoring or distribution systems and processes that are highly controlled, restrictive and more costly than what is typical for the industry. We or our collaborators may also be required to adopt a REMS or engage in similar actions, such as patient education, certification of health care professionals or specific monitoring, if we or others later identify undesirable side effects caused by any product that we develop alone. Other potentially significant negative consequences associated with adverse events include:

•	IRBs, ECs or safety monitoring committees may recommend that enrollment or dosing be placed on hold or that additional safety measures be implemented for ongoing clinical trials;

•	we may be required to suspend marketing of a product or we may decide to remove such product from the marketplace;

•	regulatory authorities may withdraw or change their approvals of a product;

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regulatory authorities may require additional warnings or contraindications on the label or limit access of a product to selective specialized centers with additional safety reporting and with requirements that patients be geographically close to these centers for all or part of their treatment;

•	we may be required to create a medication guide outlining the risks of a product for patients or to conduct post-marketing studies;

•	we may be required to change the way a product is dosed, distributed or administered, or conduct additional clinical trials;

•	we may be subject to limitations on how we may promote the product;

•	we could be subject to fines, injunctions or the imposition of criminal or civil penalties, or be sued and held liable for harm caused to subjects or patients; and

•	a product may become less competitive and our reputation may suffer.

Any of these events could diminish the usage or otherwise limit the commercial success of our product candidates and prevent us from achieving or maintaining market acceptance of our product candidates, if approved by the FDA or other regulatory authorities.

If any of our current or future product candidates receive regulatory approval, they may be subject to stringent labeling requirements, including the potential imposition of a boxed warning. A boxed warning, also known as a “Black Box” warning, is ordinarily used to highlight for prescribers one of the following situations: (1) There is an adverse reaction so serious in proportion to the potential benefit from the drug (e.g., a fatal, life threatening or permanently disabling adverse reaction) that it is essential that it be considered in assessing the risks and benefits of using the drug; (2) or there is a serious adverse reaction that can be prevented or reduced in frequency or severity by appropriate use of the drug (e.g., patient selection, careful monitoring, avoiding certain concomitant therapy, addition of another drug or managing patients in a specific manner, avoiding use in a specific clinical situation); or (3) FDA approved the drug with restrictions to ensure safe use because the FDA concluded that the drug can be safely used only if distribution or use is restricted.

For example, the FDA has required the full prescribing information of other approved GLP-1 RAs, such as Wegovy and Zepbound, to carry a boxed warning regarding the risk of thyroid C-cell tumors. The boxed warnings state that semaglutide and tirzepatide, the active ingredients in Wegovy and Zepbound, respectively, cause thyroid C-cell tumors in rodents, but that it is unknown whether Wegovy and Zepbound cause thyroid C-cell tumors in humans. The boxed warnings for both drugs also indicate that they are contraindicated in patients with a personal or family history of medullary thyroid carcinoma or in patients with multiple endocrine neoplasia syndrome type 2. We expect that the label of our GLP-1 RA monotherapy or GLP-1 RA combination product candidates, if approved, may carry similar warnings.

If the FDA requires us to include a boxed warning in the prescribing information of any of our current or future product candidates, the inclusion of the boxed warning could adversely affect the market acceptance and commercial success of any of our current or future product candidates. The inclusion of a boxed warning could diminish the usage or otherwise limit the commercial success of our product candidates and prevent us from achieving or maintaining market acceptance of our product candidates, if approved by the FDA or other regulatory authorities.

We currently, and may in the future, conduct certain of our clinical trials for our product candidates outside of the United States. However, the FDA and foreign regulatory authorities may not accept data from such trials, which could materially harm our business.

We and our collaborators are currently conducting, and we, our collaborators and any future collaborators may in the future conduct clinical trials for any of our current or future product candidates outside the United States. The acceptance of study data from clinical trials conducted outside the United States or another jurisdiction by the FDA or comparable foreign regulatory authority may be subject to certain conditions or may not be accepted at all. For example, in cases where data from foreign clinical trials are intended to serve as the sole basis for regulatory approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless the data are applicable to the U.S. population and U.S. medical practice; the trials were performed by clinical investigators of recognized competence and pursuant to GCP regulations; and the data may be considered valid without the need for an on-site inspection by the FDA, or if the FDA considers such inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. In addition, even where the foreign study data are not intended to serve as the sole basis for approval, if the relevant study was not conducted pursuant to an IND, the FDA will not accept the data as support for a marketing application unless the study was conducted in accordance with GCP requirements and the FDA is able to validate the data from the study through an on-site inspection if deemed necessary. Many foreign regulatory authorities have similar requirements for clinical data gathered outside of their respective jurisdictions. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any comparable foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA or any comparable foreign regulatory authority does not accept such data from our clinical trials of any of our current or future product candidates, we would need to conduct additional trials, which could be costly and time-consuming, and which may not ultimately support approval in the applicable jurisdiction.

Conducting clinical trials outside the United States also exposes us to additional risks, including risks associated with:

•	foreign regulatory requirements;

•	foreign exchange fluctuations;

•	compliance with foreign manufacturing, customs, shipment, and storage requirements;

•	inconsistent standards for reporting and evaluating clinical data and adverse events;

•	diminished protection of intellectual property in some countries; and

•	public health concerns or political instability, civil unrest, war or similar events that may jeopardize our ability to commence, conduct or complete a clinical trial and evaluate resulting data.

Interim, topline and preliminary data from our clinical trials and preclinical studies that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we have and may in the future publicly disclose interim, topline or preliminary data from our clinical trials and preclinical studies, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We may also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the interim, topline or preliminary results that we report may differ from future results of the same studies or trials, or different conclusions or considerations may qualify such results once additional data have been received and fully evaluated. Topline and preliminary data also remain subject to audit and verification procedures that may result in the final data being materially different from the topline or preliminary data we previously published. As a result, topline and preliminary data should be viewed with caution until the final data are available. Interim data from clinical trials are further subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between interim, topline or preliminary data and final data could significantly harm our business prospects. Further, disclosure of interim data by us or by our competitors could result in volatility in the price of our common stock.

In addition, others, including regulatory authorities, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product, and our company in general. Moreover, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular drug, product candidate or our business. If the interim, topline or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for and commercialize any of our current or future product candidates may be harmed, which could harm our business, financial condition, results of operations and future prospects.

The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time-consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

We are not permitted to market our product candidates in the U.S. until we receive regulatory approval of a BLA or an NDA from the FDA. The process of obtaining such regulatory approval is expensive, often takes many years following the commencement of clinical trials and can vary substantially based upon the type, complexity and novelty of the product candidates involved, as well as the target indications and patient population. Approval policies or regulations may change, and the FDA and comparable foreign regulatory authorities have substantial discretion in the approval process, including the ability to delay, limit or deny approval of a product candidate for many reasons. Despite the time and expense invested in clinical development of product candidates, regulatory approval of a product candidate is never guaranteed. Of the large number of drugs in development, only a small percentage successfully complete the FDA or foreign regulatory approval processes and are commercialized. We have not obtained regulatory approval for any product candidate, and it is possible that none of our existing product candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval.

Prior to obtaining approval to commercialize a product candidate in the U.S. or abroad, we must demonstrate with substantial evidence from adequate and well-controlled clinical trials, and to the satisfaction of the FDA or comparable foreign regulatory authorities, that such product candidates are safe, pure, potent and/or effective for their intended uses, and in the case of biological products in the U.S., that such product candidates are safe, pure and potent for their intended uses. Results from nonclinical studies and clinical trials can be interpreted in different ways. Even if we believe available nonclinical or clinical data support the safety, purity, potency or efficacy of our product candidates, such data may not be sufficient to obtain approval from the FDA and comparable foreign regulatory authorities. The FDA or comparable foreign regulatory authorities, as the case may be, may also require us to conduct additional preclinical studies or clinical trials for our product candidates either prior to or post-approval, or may object to elements of our clinical development program.

We are developing certain product candidates that we believe will be regulated as combination products by the FDA and comparable regulatory authorities. Combination products require coordination within the FDA and comparable regulatory agencies for review of each of their components (e.g., drug, device, and/or biologic components) that would ordinarily require review by different centers within the FDA for their authorization as standalone products. Although the FDA and comparable foreign agencies have systems in place for the review of combination products, we may experience additional delays in the development and commercialization of our product candidates due to regulatory timing constraints and uncertainties in the product development and approval process. Moreover, although we anticipate that the drug or device component of any product candidates we develop will be reviewed in connection with the review of the underlying biologic license application, and that no separate marketing application for the drug or device component of such product candidates will be required where those components are expected to be marketed with the underlying biologic, the FDA or comparable regulatory authorities may disagree and require that we obtain a separate marketing authorization of the drug or device component, which could further delay or prevent marketing approval of such combination product candidates.

The FDA or comparable foreign regulatory authorities can delay, limit or deny approval of a product candidate for many reasons, including:

•	such authorities may disagree with the design or execution of our clinical trials;

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negative or ambiguous results from our clinical trials or results may not meet the level of statistical significance, clinical significance, or persuasiveness required by the FDA or comparable foreign regulatory agencies for approval;

•	serious and unexpected drug-related side effects may be experienced by participants in our clinical trials or by patients using drugs similar to our product candidates;

•	the population studied in the clinical trial may not be sufficiently broad or representative to assure safety in the full population for which we seek approval;

•	such authorities may not accept clinical data from trials that are conducted at clinical facilities or in countries where the standard of care is potentially different from that of their own country;

•	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•	such authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

•	such authorities may disagree with us regarding the formulation, labeling and/or the product specifications of our product candidates;

•	approval may be granted only for indications that are significantly more limited than those sought by us, and/or may include significant restrictions on distribution and use;

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such authorities may find deficiencies in the manufacturing processes or facilities of the third-party manufacturers with which we currently contract or which we may utilize in the future for clinical and commercial supplies;

•	the approval policies or regulations of such authorities or the laws they enforce may significantly change in a manner rendering our clinical data insufficient for approval; or

•	such authorities may not accept a submission due to, among other reasons, the content or formatting of the submission.

With respect to foreign markets, approval procedures vary among countries and, in addition to the foregoing risks, may involve additional product testing, administrative review periods and agreements with pricing authorities. In addition, even if we were to obtain approval, regulatory authorities may approve our product candidates for fewer or more limited indications than we request, may not approve the price we intend to charge for our products, may grant approval contingent on the performance of costly post-marketing clinical trials or other commitments, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

Additional time may be required to obtain marketing authorizations for any product candidates that we develop as biologic-device combination products.

We expect our current injectable product candidates will be regulated as combination products, as our therapeutic candidates will be administered by the patient using a disposable injector device marketed together with the therapeutic candidate, if approved, and in at least one case, we anticipate combining a drug and biologic candidate together for administration using a device. Development of a product candidate as a combination product candidate requires close coordination within the FDA and within comparable regulatory agencies for review of each of the drug, biologic and device components that comprise the product and would typically be reviewed by different centers within the FDA if offered for use as standalone products. For example, the FDA’s review of a marketing application for a biologic-device combination that has a primary mode of action as a biologic would likely be subject to a biologics license application with the Center for Biologics Evaluation and Research as the lead center, with coordination with the Center for Devices and Radiological Health for the review of the device component. Although the FDA and comparable foreign agencies have or may have systems in place for the review and approval of such combination products, we may experience additional delays in the development and commercialization of such product candidates due to regulatory timing constraints and uncertainties in the product development and approval process. Moreover, although we anticipate that the device component of any combination product candidates we develop will be reviewed within the usual time frames expected for the marketing authorization application for an underlying therapeutic candidate, and that no separate marketing application for the device components of such product candidates will be required in the United States, the FDA or comparable regulatory authorities may delay approval or require us to conduct additional studies with the device, which may delay the approval of the combination product.

Even if we obtain FDA approval for any of our product candidates in the United States, we may never obtain approval for or commercialize such candidates in any other jurisdiction, which would limit our ability to realize their full market potential.

In order to market any products in any particular jurisdiction, we must establish and comply with numerous and varying regulatory requirements on a country-by-country basis regarding safety and efficacy. Approval by the FDA in the United States does not ensure approval by regulatory authorities in other countries or jurisdictions. However, the failure to obtain approval in one jurisdiction may negatively impact our ability to obtain approval elsewhere. In addition, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not guarantee regulatory approval in any other country.

Approval processes vary among countries and can involve additional product testing and validation, as well as additional administrative review periods. Seeking foreign regulatory approval could result in difficulties and increased costs for us and require additional preclinical studies or clinical trials which could be costly and time-consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. We do not have any product candidates approved for sale in any jurisdiction, including in international markets, and we do not have experience in obtaining regulatory approval in international markets. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approvals in international markets are delayed, our target market will be reduced and our ability to realize the full market potential of any product we develop will be adversely impacted.

Even if we receive regulatory approval for any product candidate, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense, and we may be subject to penalties if we fail to comply with regulatory requirements.

For any regulatory approvals that we may receive for our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, sampling, import, export and recordkeeping for our product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, including both federal and state requirements in the United States and requirements of comparable foreign regulatory authorities, as well as ongoing compliance with cGMPs and GCPs for any clinical trials. The holder of an NDA or BLA also must submit supplemental applications and obtain prior approval for certain changes to the approved product, product labeling, or manufacturing process.

Manufacturers of drug and biological products and their facilities are subject to continual review and periodic, unannounced inspections by the FDA and other regulatory authorities for compliance with cGMPs and other applicable regulations and standards. Accordingly, we will need to continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control. Manufacturers and other parties involved in the supply chain must also meet chain of distribution requirements and build electronic, interoperable systems for product tracking and tracing and for notifying the FDA of counterfeit, diverted, stolen, and intentionally adulterated products or other products that are otherwise unfit for distribution in the United States.

In addition, any regulatory approvals we may receive will require the submission of periodic reports to regulatory authorities and ongoing surveillance to monitor the safety and efficacy of the product. Such approvals may also contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, and may include burdensome post-approval study or risk management requirements. For example, the FDA may require a REMS as a condition of approval of our product candidates, which could include requirements for a medication guide, physician training and communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools.

If we or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facilities where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. This may also result in revisions to the approved labeling to add new safety information, imposition of post-marketing studies or clinical trials to assess new safety risks, or imposition of distribution restrictions or other restrictions under a REMS program. In addition, failure to comply with FDA and other comparable foreign regulatory requirements may subject our company to administrative or judicially imposed sanctions, including:

•	restrictions on the marketing or manufacturing of our products, withdrawal of the product from the market or voluntary or mandatory product recalls;

•	restrictions on product distribution or use, or requirements to conduct post-marketing studies or clinical trials;

•	fines, restitutions, disgorgement of profits or revenues, warning letters, untitled letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications submitted, or suspension or revocation of approvals;

•	revisions to the labeling, including limitations of use or requirements for additional warnings, contraindications, or other safety information, including boxed warnings;

•	product seizures or detentions, or refusal to permit the import or export of our products; and

•	injunctions or the imposition of civil or criminal penalties.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and generate revenue and could require us to expend significant time and resources in response and could generate negative publicity.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be promulgated that could prevent, limit or delay marketing authorization of any product candidates we develop. The U.S. Supreme Court’s July 2024 decision to overturn prior established case law giving deference to regulatory agencies’ interpretations of ambiguous statutory language has introduced uncertainty regarding the extent to which the FDA’s regulations, policies and decisions may become subject to increasing legal challenges, delays and/or changes. We also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may be subject to enforcement action and we may not achieve or sustain profitability.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

The FDA and other regulatory agencies strictly regulate marketing, labeling, advertising and the promotional claims that may be made about prescription products, such as any of our current or future product candidates, if approved. In particular, a product may not be promoted for uses that are not approved by the FDA or other regulatory agencies as reflected in the product’s approved labeling. If we receive regulatory approval for any of our current or future product candidates, physicians may prescribe, in their independent professional medical judgment, legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Physicians may believe that such off-label uses are the best treatment for some patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict a manufacturer’s communications about off-label use of their products. Similar requirements apply in foreign jurisdictions. If we are found to have promoted such off-label uses, we may become subject to significant liability. The U.S. federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The government has also required companies to enter into consent decrees or imposed permanent injunctions under which specified promotional conduct is changed or curtailed. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA-approved labeling. If we cannot successfully manage the promotion of any of our current or future product candidates, if approved, we could become subject to significant liability, which would materially adversely affect our business and financial condition.

Disruptions at the FDA, the SEC, and other government agencies caused by funding shortages, staffing limitations or global health concerns could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner, or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could have a negative impact on our business.

The ability of the FDA or foreign regulatory authorities to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also prolong the time necessary for new drugs or biologics to be reviewed and/or approved by necessary government agencies, which would adversely affect our business.

For example, in recent years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC, and other government employees and stop critical activities. In addition, the current U.S. Presidential administration has issued certain policies and Executive Orders directed towards reducing, and subsequent reductions have occurred to, employee headcount and costs associated with U.S. administrative agencies, including the FDA, and it remains unclear the degree to which these efforts may limit or otherwise adversely affect the FDA’s ability to conduct routine activities.

If a prolonged government shutdown were to occur, or if renewed global health concerns, funding shortages or staffing limitations hinder or prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, such events could significantly affect the ability of the FDA to review and process our regulatory submissions in a timely manner, which could have a material adverse effect on our business.

Risks Related to Our Reliance on Third Parties

We rely on third parties to conduct our clinical trials and preclinical studies. If these third parties do not successfully carry out their contractual duties, comply with applicable regulatory requirements, or meet expected deadlines, any of our current or future product candidates and our ability to seek or obtain regulatory approval for or commercialize any of our current or future product candidates may be delayed.

We are dependent on third parties to assist us in conducting our clinical trials and preclinical studies. Specifically, we rely on, and intend to continue to rely on, medical institutions, clinical investigators, CROs and consultants to conduct our preclinical studies and clinical trials in accordance with our clinical protocols and applicable regulatory requirements. These CROs, investigators and other third parties play a significant role in the conduct and timing of these trials and subsequent collection and analysis of data. While we have and will have agreements governing the activities of our third-party contractors, we have limited influence over their actual performance. Nevertheless, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards and requirements, and our reliance on our CROs and other third parties does not relieve us of our regulatory responsibilities. In addition, we and our CROs are required to comply with GLP requirements, as applicable, for certain preclinical studies, as well as GCP requirements, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for any of our current and future clinical trials of product candidates. Regulatory authorities enforce these requirements through periodic inspections of laboratories conducting GLP studies, trial sponsors, principal investigators and trial sites. If we, our investigators, or any of our CROs or trial sites fail to comply with applicable GLP or GCP or other requirements, the clinical data generated in our preclinical studies or clinical trials may be deemed unreliable, the statistical analysis and robustness of our datasets could be compromised, and the FDA or comparable foreign regulatory authorities may require us to perform additional preclinical studies or clinical trials before approving our marketing applications, if ever. Further, our clinical trials must be conducted with investigational products produced in accordance with cGMP regulations. Failure to comply with these regulations may require us to repeat clinical trials, which would delay the development and regulatory approval process.

Furthermore, these CROs and investigators are not our employees, and we will not be able to control, other than by contract, the amount of resources, including time, which they devote to our product candidates and clinical trials. There is no guarantee that any of our CROs, investigators or other third parties will devote adequate time and resources to such trials or studies or perform as contractually required. If any of these third parties fail to meet expected deadlines, adhere to our clinical protocols or meet regulatory requirements, or otherwise perform in a substandard manner, our clinical trials may be extended, delayed or terminated. In addition, many of the third parties with whom we contract may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other development activities that could harm our competitive position.

Our CROs have the right to terminate their agreements with us in the event of an uncured material breach and under other specified circumstances. If any of our relationships with these third parties terminate, we may not be able to enter into arrangements with alternative third parties on commercially reasonable terms, in a timely manner or at all. Switching or adding additional CROs, investigators and other third parties involves additional cost and requires our management’s time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we work to carefully manage our relationships with our CROs, investigators and other third parties, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition, results of operations and prospects.

We currently rely on third parties for the manufacture and shipping of our product candidates for clinical development, which subjects us to risks associated with international operations, including exposure to tariffs, and increases the risk that we will not have sufficient quantities of our current or future product candidates or such quantities at an acceptable cost, which could delay, prevent, or impair our development or commercialization efforts.

We currently rely on third parties for the manufacture and shipping of our product candidates for clinical development, some of which operate outside of the United States. Reliance on third-party manufacturers may expose us to different risks than if we were to manufacture product candidates ourselves. The facilities used by our third-party manufacturers to manufacture any of our current or future product candidates must be approved for the manufacture of such product candidate by the FDA and any comparable foreign regulatory authority pursuant to inspections that will be conducted after we submit a marketing application to the FDA or any comparable submission to a foreign regulatory authority. We do not currently control the manufacturing process of, and are completely dependent on, third-party manufacturers for compliance with cGMP requirements for manufacture of products. There can be no assurance that our clinical product supplies will not be limited, interrupted, terminated, or will be of satisfactory quality or be available at acceptable prices. If we or these third-party manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or any comparable foreign regulatory authority, we and these third-party manufacturers will not be able to secure and/or maintain regulatory approval for our manufacturing facilities.

In addition, we have no control over the ability of third-party manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or any comparable foreign regulatory authority does not authorize the manufacture of any of our current or future product candidates at these facilities or if it withdraws any such authorization in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market any of our current or future product candidates, if approved. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, seizures or recalls of any of our current or future product candidates, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of any of our current or future product candidates.

Our or a third party’s failure to execute on our manufacturing requirements on commercially reasonable terms, in a timely manner and in compliance with cGMP or other regulatory requirements could adversely affect our business in a number of ways, including:

•	an inability to initiate or continue clinical trials of any of our current or future product candidates, or a hold on clinical trials of any of our current or future product candidates;

•	delay in submitting marketing applications, or receiving regulatory approvals, for any of our current or future product candidates;

•	subjecting third-party manufacturing facilities to additional inspections by regulatory authorities;

•	requirements to cease development or to recall batches of any of our current or future product candidates; and

•	in the event of approval to market and commercialize any of our current or future product candidates, an inability to meet commercial demands for any of our current or future product candidates.

In addition, we have entered into a supply agreement with Amneal Biopharma Solutions Private Limited, a subsidiary of Amneal Pharmaceuticals, Inc. (Amneal). Pursuant to the agreement, Amneal will serve as our preferred supply partner of certain product candidates for developed markets, including the United States and Europe, and will develop, manufacture and supply certain drug substances and oral and injectable drug products for us for clinical and commercial use. We believe this agreement will provide us with sufficient capacity to satisfy our initial commercialization efforts for such current or future product candidates, if approved. Pursuant to the agreement, we will provide funding in support of the construction of two new greenfield manufacturing facilities in India, one for the manufacture of drug substances (peptide synthesis) and one for drug products (sterile fill-finish manufacturing), which Amneal will use to manufacture peptide drug substances and injectable peptide products for us, itself and its other customers. There can be no assurance that the new facilities will be completed and if completed, that the facilities will provide us with sufficient capacity to satisfy our commercialization efforts, that we will recoup the extent of our funding and investment in the new facilities, or that we or a regulator will find the facility to be in compliance with applicable regulatory or product requirements. Further, the successful completion of the facilities is subject to financial and operational risks of Amneal which is beyond our control. See the section titled “Business—Licensing, Partnerships and Collaborations” within our Annual Report for additional information.

Other than our agreement with Amneal, we do not currently have any long-term commitments or commercial supply agreements with our third-party manufacturers. We may be unable to establish any other long-term supply agreements with third-party manufacturers or to do so on acceptable terms or at all, which increases the risk of failing to timely obtain sufficient quantities of our product candidates or such quantities at an acceptable cost. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•	failure of third-party manufacturers to comply with regulatory requirements and maintain quality assurance;

•	breach of the manufacturing agreement by the third party;

•	failure to manufacture our product according to our specifications;

•	failure to obtain adequate raw materials and other materials required for manufacturing;

•	failure to manufacture our product according to our schedule or at all;

•	failure to successfully scale up manufacturing capacity, if required;

•	misappropriation of our proprietary information, including our trade secrets and know-how;

•	obligation to pay tariff duties for products imported from certain countries; and

•	termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.

Further, any of our current and future product candidates that we may develop may compete with other product candidates and products for access to manufacturing facilities.

We currently use third-party vendors located in foreign countries to manufacture certain of our product candidates for clinical development. In 2025, the U.S. Presidential Administration announced new tariffs on certain products manufactured in China and announced and then paused, lifted or reduced tariffs on certain products manufactured in many other countries around the world. Additional tariffs may be announced in the future. In addition, the U.S. Presidential Administration has not yet imposed tariffs specifically on imported pharmaceutical products, it has indicated an intent to do so. We intend to design our clinical supply arrangements and any commercial manufacturing arrangements, including with Amneal, to be diversified across suppliers and geographies to provide flexibility and mitigate risk, including the impact of tariffs on pharmaceutical products, if any. However, there can be no assurances that we will be successful in doing so. If the manufacturing of our product candidates or any approved products requires us to pay significant tariffs, our results of operations and financial condition could be adversely affected.

Any performance failure on the part of our existing or future manufacturers, suppliers or vendors could delay clinical development or regulatory approval, and any related remedial measures may be costly or time-consuming to implement. In addition, there are a limited number of manufacturers capable of manufacturing NuSH analog peptides, such as GLP-1 RAs, and therefore any need to switch third-party manufacturers may result in development and commercialization delays and increase our operating costs. For example, the high prevalence of obesity and overweight, and the high interest in approved NuSH analog peptides, has contributed to drug shortages for Wegovy and Zepbound. If our existing or future third-party manufacturers and suppliers cannot perform as agreed or cannot fulfill our commercial supply requirements, we may be required to replace such manufacturers or suppliers and we may be unable to replace them on a timely basis or at all. If we later switch third-party manufacturers, we may be unable to demonstrate comparability between lots produced previously and those produced by such new third-party manufacturers, in which case we may be required to gather additional data utilizing material produced by such new third-party manufacturers before we are able to submit a BLA, NDA or similar marketing application for our product candidates, if ever.

As a result, our current and anticipated future dependence upon others for the manufacture of any of our current or future product candidates may adversely affect our future profit margins and our ability to commercialize any products that receive regulatory approval on a timely and competitive basis.

We have entered into license and collaboration agreements, and may in the future enter into further strategic alliances, to maximize the potential of our product candidates, and we may not realize the anticipated benefits of such collaborations or alliances. We may continue to form collaborations or alliances in the future with respect to any of our current or future product candidates, but may be unable to do so or to realize the potential benefits of such transactions, which may cause us to alter or delay our development and commercialization plans.

We have entered into license and collaboration agreements, and may in the future seek to enter into collaborations, joint ventures, additional licenses and other similar arrangements for the development or, if approved, commercialization of any of our current and future product candidates due to capital costs required to develop or commercialize such product candidates or otherwise. For example, we have entered into a supply agreement with Amneal and license agreements with D&D Pharmatech Inc (D&D), and Imperial College of Science, Technology and Medicine (Imperial College) pursuant to which, for the latter two agreements, we have exclusive and worldwide rights to develop and commercialize our product candidates. For a more complete description of these agreements, see the section titled “Business—Licensing, Partnerships and Collaborations” within our Annual Report. We may not be successful in our efforts to establish or maintain collaborations because our research and development pipeline may be insufficient, future product candidates may be deemed to be at too early of a stage of development for collaborative effort or third parties may not view any of our current or future product candidates as having the requisite potential to demonstrate safety and efficacy, or significant commercial opportunity.

We may have conflicts with our current or future collaborators, such as conflicts concerning the interpretation of preclinical or clinical data, the achievement of milestones, the interpretation of contractual obligations, payments for services, development obligations, or the ownership of intellectual property developed during our collaboration. Moreover, a collaborator with marketing and distribution rights to one or more products may not commit sufficient resources to the marketing and distribution of such product or products. If any conflicts arise with any of our collaborators, such collaborator may act in a manner that is adverse to our best interests. Any such disagreement could result in one or more of the following, each of which could delay or prevent the development or commercialization of our product candidates, and in turn prevent us from generating revenue: disputes regarding milestone payments or royalties; uncertainty regarding ownership of intellectual property rights arising from our collaborative activities, which could prevent us from entering into additional collaborations; unwillingness by the collaborator to cooperate in the development or manufacture of a product candidate, including providing us with data or materials; unwillingness on the part of a collaborator to keep us informed regarding the progress of its development and commercialization activities or to permit public disclosure of the results of those activities; initiating of litigation or alternative dispute resolution options by either party to resolve the dispute; or attempts by either party to terminate the agreement.

In addition, we face significant competition in seeking appropriate strategic partners, and the negotiation process can be time-consuming and complex. Even if we are successful in our efforts to establish or maintain such collaborations, the terms that we agree upon may not be favorable to us. As a result, we may need to relinquish valuable rights to our future revenue streams, research and development programs, intellectual property, any of our current or future product candidates, or grant licenses on terms that may not be favorable to us, as part of any such arrangement, and such arrangements may restrict us from entering into additional agreements with other potential collaborators. In addition, our current collaborations limit, and potential future collaborations may limit, our control over the amount and timing of resources that our collaborators will dedicate to the development or commercialization of any of our current or future product candidates. Our ability to generate revenue from these arrangements will depend on any current or future collaborators’ abilities to successfully perform the functions assigned to them in these arrangements. We cannot be certain that, following a collaboration, license, or strategic transaction, we will achieve an economic benefit that justifies such transaction, and such transaction may not yield additional development product candidates for our pipeline. Furthermore, we may not be able to maintain such collaborations if, for example, the development or approval of any of our current or future product candidates are delayed, the safety of any such product candidate is questioned, or the sales of any of our current or future product candidates, if approved, are unsatisfactory.

In addition, future collaborations may be terminable by our collaborators and strategic partners, and we may not be able to adequately protect our rights under these agreements. Furthermore, strategic partners may negotiate for certain rights to control decisions regarding the development and, if approved, commercialization of any of our current or future product candidates, and may not conduct those activities in the same manner as we do. Any termination of our current collaborations or collaborations we enter into in the future, or any delay in entering into collaborations related to any of our current or future product candidates, could delay the development and, if approved, commercialization of such product candidates, and reduce their competitiveness if they reach the market, which could have a material adverse effect on our business, financial condition, results of operations and future prospects.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor or other third party will discover them or that our trade secrets will be misappropriated or disclosed.

Because we currently rely on third parties to manufacture our product candidates and to perform quality testing, we must, at times, share our proprietary technology and confidential information, including trade secrets, with them. We seek to protect our proprietary technology, in part, by entering into confidentiality agreements, and, if applicable, material transfer agreements, collaborative research agreements, service agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors or other third parties, are intentionally or inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets and despite our efforts to protect our trade secrets, a competitor’s or other third party’s discovery of our proprietary technology and confidential information or other unauthorized use or disclosure of such technology or information would impair our competitive position and may have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks Related to Commercialization of Our Product Candidates

We face significant competition from entities that have made substantial investments into developing novel treatment for patients with obesity and overweight, including large pharmaceutical companies with approved therapies in our current indications, and biopharmaceutical, specialty pharmaceutical and biotechnology companies developing novel treatments and technology platforms.

The development and commercialization of therapies for the treatment of obesity and overweight is highly competitive. Our product candidates, if approved, will face significant competition, including from well-established, currently marketed therapies that have been developed by large, well-known pharmaceutical companies, and our failure to demonstrate a meaningful improvement to the existing standard of care may prevent us from achieving significant market penetration. In particular, there is intense competition in the obesity and overweight field, especially with the advent of GLP-1 RAs, such as Wegovy, marketed by Novo Nordisk, and Zepbound, marketed by Eli Lilly. There are numerous other companies that have commercialized or are developing treatments for obesity and overweight that we will compete with, including Amgen, AstraZeneca, Boehringer Ingelheim, Merck, QL Biopharma, Roche, Structure Therapeutics, Viking Therapeutics, AbbVie and Zealand Pharma. While we believe that our platform and our knowledge, experience and scientific resources provide us with competitive advantages, we face competition from these companies and other major pharmaceutical and biotechnology companies, including specialty pharmaceutical companies, and academic institutions, governmental agencies and public and private research institutions, among others.

These aforementioned products have been marketed for several years and are well established among physicians, patients, guidelines and third-party payers, creating potential adoption challenges for new entrants, such as requiring demonstration of incremental value or benefits and/or reduction of healthcare system costs. These challenges will impact current and future products as they look to enter or expand the market.

We anticipate that we will continue to face increasing competition as new therapies and combinations thereof, and related data, emerge. Competitors, independently or through collaboration, are developing products that potentially directly compete with our current of future product candidates and which may be longer lasting or more efficacious, or receive FDA or other applicable regulatory approval more rapidly than any of our current or future product candidates. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other applicable regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. In addition, our ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of generic products. There are generic products currently on the market for certain of the indications that we are pursuing and additional products are expected to become available on a generic basis over the coming years. If our product candidates are approved, we expect that they will be priced at a significant premium over competitive generic products.

Many of our current or potential competitors, either alone or with their collaboration partners, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified management and other personnel and establishing clinical trial sites and participants registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Any product candidates for which we intend to seek approval as biologic products may face competition sooner than anticipated.

The Biologics Price Competition and Innovation Act of 2009 (BPCIA) established an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity, potency and efficacy of its product.

We believe that certain of our product candidates, such as MET-097i, if approved as a biological product under a BLA, should qualify for the 12-year period of reference product exclusivity. However, there is a risk that this exclusivity could be shortened due to Congressional action or otherwise, or that the FDA will not consider our product candidates to be reference products for competing products, potentially creating the opportunity for biosimilar competition sooner than anticipated. Moreover, the extent to which a biosimilar, once approved, could be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products will depend on a number of marketplace and regulatory factors continue to develop. In addition, we are developing MET-097i in combination with MET-233i, which we believe will be regulated as a combination drug-biologic product, given that MET-233i is regulated as a small molecule and would be subject to an NDA if we pursued approval for this product candidate as a monotherapy, and MET-097i is regulated as a biologic and would be subject to a BLA if we pursued approval for this product candidate as a monotherapy. Although we believe that the combination will be subject to a BLA, if our combination drug-biologic product is approved and is deemed not eligible for 12 years of exclusivity under the BPCIA, we will be subject to competition sooner than anticipated. If competitors are able to obtain marketing approval for biosimilars referencing our products, our products may become subject to competition from such biosimilars, with the attendant competitive pressure and consequences.

The commercial success of any of our current or future product candidates will depend upon the degree of market acceptance of such product candidates by physicians, patients, healthcare payors and others in the medical community.

Even if any of our current or future product candidates receive regulatory approval, they may not gain market acceptance among physicians, patients, healthcare payors or others in the medical community. The commercial success of any of our current or future product candidates will depend significantly on the broad adoption and use of the resulting product by these individuals and organizations for approved indications. The degree of market acceptance of our products will depend on a number of factors, including:

•	demonstration of clinical efficacy and safety, including as compared to any more-established products or other alternative products that may later be approved;

•	the indications for which any of our current or future product candidates are approved, if any;

•	the limitation of our targeted patient population and other limitations or warnings contained in any FDA-approved labeling;

•	acceptance of a new drug for the relevant indication by healthcare providers and their patients;

•	the pricing and cost-effectiveness of our products, as well as the cost of treatment with our products in relation to alternative treatments and therapies;

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our ability to obtain and maintain sufficient third-party coverage and adequate reimbursement from government healthcare programs, including Medicare and Medicaid, private health insurers and other third-party payors;

•	the price concessions required by third-party payors to obtain coverage;

•	the willingness of patients to pay all, or a portion of, out-of-pocket costs associated with our products in the absence of sufficient third-party coverage and adequate reimbursement;

•	any restrictions on the use of our products, and the prevalence and severity of any adverse effects;

•	potential product liability claims;

•	the timing of market introduction of our products as well as availability, safety and efficacy of competitive drugs;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the effectiveness of our or any current or future collaborators’ sales and marketing strategies; and

•	unfavorable publicity relating to the product, or favorable publicity about competitive products.

If any of our current or future product candidates is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors or patients, we may not generate sufficient revenue from that product and may not become or remain profitable. Our efforts to educate the medical community and third-party payors regarding the benefits of our products may require significant resources and may never be successful.

The successful commercialization of any of our current or future product candidates, if approved, will depend in part on the extent to which governmental authorities and health insurers establish coverage, adequate reimbursement levels and favorable pricing policies.

The availability of coverage and the adequacy of reimbursement by governmental healthcare programs such as Medicare and Medicaid, private health insurers and other third-party payors are essential for most patients to be able to afford prescription medications such as any of our current or future product candidates, if approved. Our ability to achieve coverage and acceptable levels of reimbursement for our products by third-party payors will have an effect on our ability to successfully commercialize those products. Accordingly, we will need to successfully implement a coverage and reimbursement strategy for any approved product candidate. Even if we obtain coverage for a given product by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments or other cost-sharing that patients find unacceptably high.

If we participate in the Medicaid Drug Rebate Program or other governmental pricing programs, in certain circumstances, our products would be subject to ceiling prices set by such programs, which could reduce the revenue we may generate from any such products. Participation in such programs would also expose us to the risk of significant civil monetary penalties, sanctions and fines should we be found to be in violation of any applicable obligations thereunder.

Third-party payors increasingly are challenging prices charged for biopharmaceutical products and services, and many third-party payors may refuse to provide coverage and reimbursement for particular drugs when an equivalent generic drug or a less expensive therapy is available. It is possible that a third-party payor may consider our products as substitutable and offer to reimburse patients only for a less expensive competitor product. Even if we are successful in demonstrating improved efficacy or improved convenience of administration with our products, pricing of existing drugs may limit the amount we will be able to charge for our products. These payors may deny or revoke the reimbursement status of a given product or establish prices for new or existing marketed products at levels that are too low to enable us to realize an appropriate return on our investment in product development. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize our products and may not be able to obtain a satisfactory financial return on products that we may develop.

There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products. In the United States, third-party payors, including private and governmental payors, such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs will be covered. Some third-party payors may require pre-approval of coverage or implement prior authorization or step therapy programs for new or innovative devices or drug therapies before they will reimburse patients who use such therapies, which may be time-consuming or costly for patients and lead to a reduction in revenue. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for any of our current or future product candidates.

Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. We cannot be sure that reimbursement will be available for any product candidate that we commercialize and, if reimbursement is available, the level of reimbursement. In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs.

Obtaining and maintaining reimbursement status is time-consuming, costly and uncertain. The Medicare and Medicaid programs increasingly are used as models for how private payors and other governmental payors develop their coverage and reimbursement policies for drugs. However, no uniform policy for coverage and reimbursement for products exists among third-party payors in the United States. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Furthermore, rules and regulations regarding reimbursement change frequently, and, in some cases, at short notice, and we believe that changes in these rules and regulations are likely. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe and other countries has and will continue to put pressure on the pricing and usage of any of our current or future product candidates, if approved in these jurisdictions. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. Other countries allow companies to fix their own prices for medical products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our products. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our products. We expect to experience pricing pressures in connection with the sale of any of our products due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative and regulatory changes. The downward pressure on healthcare costs in general, and prescription drugs, surgical procedures and other treatments in particular, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. See “Risks Related to Our Business Operations and Industry—Current and future U.S. healthcare reform legislation or regulation may increase the difficulty and cost for us to obtain coverage for and commercialize any of our current or future product candidates and may adversely affect the prices we may set” below for additional related information.

Economic uncertainty may reduce patient demand for any of our current or future product candidates, if approved, which may adversely affect our business, financial condition and results of operations.

To the extent that any of our current or future product candidates are approved for indications that are not covered by or reimbursable through governmental authorities and health insurers, patients will bear the entire cost of our products. The decision to undergo therapy using our products for non-covered indications is thus driven by patient demand, which may be influenced by a number of factors, such as:

•	the success of our sales and marketing programs, including our consumer marketing initiatives;

•	the extent to which physicians recommend our products, if approved, to their patients;

•	consumer sentiment about the benefits and risks of obesity and overweight drugs generally and our products, if approved, in particular, including satisfaction of patient expectations;

•	the cost, safety and effectiveness of our products, if approved, in comparison to other obesity and overweight drugs; and

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general consumer confidence, which may be impacted by economic and political conditions. Economic downturns in the United States and international markets would likely have an adverse effect on demand for our products, if approved.

Our business, financial condition and results of operations will be adversely affected if we cannot generate significant patient demand for our products, if approved.

If we receive regulatory approvals for any of our current or future product candidates, we may face substantial competition from compounding pharmacies.

Under the Federal Food, Drug, and Cosmetic Act (FDCA) the FDA has oversight over the compounding of human drug products without an approved drug application. Compounding is a practice in which a licensed pharmacist, a licensed physician, or, in the case of an outsourcing facility, a person under the supervision of a licensed pharmacist, combines, mixes or alters ingredients of a drug to create a medication tailored to the needs of an individual patient.

Section 503A of the FDCA establishes conditions under which compounded human drug products are exempt from certain requirements of the FDCA, including prior approval of an NDA, compliance with cGMPs, and labeling requirements, provided that the drug is compounded on the basis of receipt of valid patient-specific prescriptions and meets other requirements. Section 503B of the FDCA established conditions for a new category of compounders known as outsourcing facilities, which may compound a drug without marketing approval, but are subject to cGMP requirements and other obligations. Subject to these conditions, outsourcing facilities may distribute compounded drugs either pursuant to patient-specific prescriptions or in response to an order from a health care provider, such as a hospital, that is not for an identified individual patient (e.g., for office stock).

Section 503A of the FDCA restricts compounding drugs that are essentially copies of commercially available drugs, but certain amounts are permissible under the law as long as the compounding is not done “regularly or in inordinate amounts.” However, all other conditions of Section 503A must be met, including that the compounding is done on the basis of a valid prescription for an individual patient. When a drug is on the FDA’s drug shortage list, meaning that the demand or projected demand for the drug within the United States exceeds the supply of the drug, that drug is not considered to be “commercially available” such that the limitation on compounding “essentially copies” is lifted. The FDA intends to consider a compounded drug product to be essentially a copy of a commercially available drug if it has the same Active Pharmaceutical Ingredient (API), has the same, similar, or an easily substitutable dosage strength; and can be used by the same route of administration.

Outsourcing facilities registered under Section 503B are also restricted from making essentially a copy of an FDA-approved drug, but this limitation is lifted for identical or nearly identical copies of an FDA-approved drug if that drug is on the FDA’s drug shortage list. When a drug is on the FDA’s drug shortages list, an outsourcing facility regulated under Section 503B of the FDCA can use a bulk drug substance, also known as an API, to make that drug. The FDA considers a compounded drug to be essentially a copy of a commercially available drug under Section 503B if the compounded drug product and the FDA-approved drug have the same API, route of administration, dosage form, strength, and excipients.

A number of GLP-1 products were previously identified on the FDA shortage list, which then allowed for “essentially copies” of these drugs to be compounded by outsourcing facilities, and where applicable, 503A compounders, and sold to meet demand. For example, tirzepatide and semaglutide, the active ingredients in Zepbound and Wegovy, respectively, were included on the FDA’s drug shortage list, which enabled compounding facilities to compound these drugs. These compounded formulations of GLP-1 products are generally less expensive than the branded, approved products, so could be a more attractive option for patients, particularly where not covered and reimbursed by third party payors.

The FDA has at times determined that shortages of tirzepatide and semaglutide have existed and at other times determined that such shortages have been resolved; Even where the FDA ultimately decides to remove a product from the shortage list, this action may not clear the market of compounded versions of the product, which could present a competitive threat to us if we obtain approval for our product candidates. Moreover, even though the FDCA does not allow for compounded versions of biologics, and we expect many of our product candidates to be regulated as biologics, we could nevertheless face competition from compounded, less expensive versions of other GLP-1 products, such as tirzepatide or semaglutide.

The potential availability of compounded versions of GLP-1 products may impact our pricing strategy and market penetration, and undermine our ability to establish a strong market position. Furthermore, any adverse events or quality issues associated with compounded versions of these products could negatively impact the perception of our product. These competitive pressures could materially and adversely affect our business and financial condition.

If the market opportunities for any of our current or future product candidates are smaller than we believe they are, our revenue may be adversely affected, and our business may suffer.

The precise incidence and prevalence for all the conditions we aim to address with our product candidates are unknown. Our projections of both the number of people who have these conditions and their associated diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our product candidates, are based on our beliefs and estimates. These estimates have been derived from a variety of sources, including sales of our competitors, our own market insights, internal market intelligence and internally generated data and assumptions, scientific literature, surveys of clinics, patient foundations or market research. Market opportunity estimates, whether obtained or derived from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Further, new clinical trials may change the estimated incidence or prevalence of these diseases. The total addressable market across all of our product candidates will ultimately depend upon, among other things, the diagnosis criteria included in the final label for each of our product candidates approved for sale for these indications, the ability of our product candidates to improve on the safety, convenience, cost and efficacy of competing therapies or therapies in development, acceptance by the medical community and patients, drug pricing and reimbursement. The number of patients in the United States and other major markets and elsewhere may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our product candidates or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect our business, financial condition, results of operations and prospects. Further, even if we obtain significant market share for our product candidates, because some of our potential target populations are very small, we may never achieve profitability despite obtaining such significant market share.

We currently have no marketing and sales organization and have no experience as a company in commercializing products, and we may need to invest significant resources to develop these capabilities.

We have no internal sales, marketing or distribution capabilities, nor have we ever commercialized a product. If any of our current or future product candidates ultimately receive regulatory approval, we must build a marketing and sales organization with technical expertise and supporting distribution capabilities to commercialize each such product in major markets, which will be expensive and time-consuming, or collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems.

We have no prior experience as a company with the marketing, sale or distribution of biopharmaceutical products and there are significant risks involved in the building and managing of a sales organization, including our ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. We may not be able to enter into collaborations or hire consultants or external service providers to assist us in sales, marketing and distribution functions on acceptable financial terms, or at all. In addition, our product revenue and our profitability, if any, may be lower if we rely on third parties for these functions than if we were to market, sell and distribute any products that we develop ourselves; such third parties may fail to devote the necessary resources and attention to sell and market our products effectively. There can be no assurance that we will be able to develop in-house sales and distribution capabilities or establish or maintain relationships with third-party collaborators to commercialize any product in the United States or overseas. If we are not successful in commercializing our products, either on our own or through arrangements with one or more third parties, we may not be able to generate any future product revenue and we would incur significant additional losses.

Our future growth may depend, in part, on our ability to operate in foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

Our future growth may depend, in part, on our ability to develop and commercialize any of our current or future product candidates in foreign markets. We are not permitted to market or promote any of our current or future product candidates before we receive regulatory approval from applicable regulatory authorities in foreign markets, and we may never receive such regulatory approvals for any of our current or future product candidates. To obtain separate regulatory approval in many other countries we must comply with numerous and varying regulatory requirements regarding safety and efficacy and governing, among other things, clinical trials, commercial sales, pricing and distribution of any of our current or future product candidates. Approval procedures may be more onerous than those in the United States and may require that we conduct additional preclinical studies or clinical trials. If we obtain regulatory approval of any of our current or future product candidates and ultimately commercialize our products in foreign markets, we would be subject to additional risks and uncertainties, including:

•	different regulatory requirements for approval of drugs in foreign countries;

•	reduced protection for intellectual property rights;

•	the existence of additional third-party patent rights of potential relevance to our business;

•	compliance with export control and import laws and regulations and changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

•	foreign reimbursement, pricing and insurance regimes;

•	workforce uncertainty in countries where labor unrest is common;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geopolitical actions, including war and terrorism, public health pandemics or epidemics, or natural disasters including earthquakes, typhoons, floods and fires.

Risks Related to Our Business Operations and Industry

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.

Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including, but not limited to:

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the timing and cost of, and level of investment in, research, development, regulatory approval, and commercialization activities relating to any of our current or future product candidates, which may change from time to time, including the need to conduct unanticipated clinical trials or trials that are larger or more complex than anticipated;

•	our ability to enroll patients in clinical trials and the timing of enrollment;

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the timing and success or failure of preclinical studies or clinical trials for any of our current or future product candidates or competing product candidates, or any other change in the competitive landscape of our industry, including consolidation among our competitors or partners;

•	coverage and reimbursement policies with respect to any of our current or future product candidates, if approved, and potential future drugs that compete with our products;

•	the cost of manufacturing any of our current or future product candidates, which may vary depending on the quantity of production and the terms of our agreements with third-party manufacturers;

•	expenditures that we may incur to acquire, in-license, develop or commercialize additional product candidates;

•	the level of demand for any approved products, which may vary significantly and be difficult to predict;

•	our ability to commercialize any of our current or future product candidates, if approved, inside and outside of the United States, either independently or working with third parties;

•	our ability to establish and maintain collaborations, licensing or other arrangements;

•	potential unforeseen business disruptions that increase our costs or expenses;

•	future accounting pronouncements or changes in our accounting policies; and

•	the timing and amount of any milestone, royalty or other payments payable by us or due to us under any collaboration, licensing or other similar agreement.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance.

This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated revenue or earnings guidance we may provide.

Our success is dependent on our ability to attract and retain highly qualified management and other clinical and scientific personnel.

Our success depends in part on our continued ability to attract, recruit, retain, manage and motivate highly qualified management, clinical, and scientific personnel, and we face significant competition for experienced personnel. We are highly dependent upon our senior management, as well as our senior scientists and other members of our management team. The loss of services of any of these individuals could delay or prevent the successful development of our product pipeline, initiation or completion of our clinical trials and preclinical studies, regulatory approvals or the commercialization of any of our current or future product candidates. Although we have executed offer letters with certain key members of our senior management team, these agreements are terminable at will, with or without notice and, therefore, we may not be able to retain their services as expected. We do not currently maintain “key person” life insurance on the lives of our executives or any of our employees. This lack of insurance means that we may not have adequate compensation for the loss of the services of these individuals.

In addition, employment candidates and existing employees often consider the value of the stock awards they receive in connection with their employment. If the perceived benefits of our stock awards decline, either because we are a public company or for other reasons, it may harm our ability to recruit and retain highly skilled employees. Our employees may be more likely to leave us if the shares they own have significantly appreciated in value relative to the original purchase prices of the shares, or if the exercise prices of the options that they hold are significantly below the market price of our common stock, particularly after the expiration of the lock-up agreements entered into in connection with our IPO, which will expire at the close of business on July 29, 2025.

We will need to expand and effectively manage our managerial, operational, financial and other resources in order to successfully pursue our clinical development and commercialization efforts. We may not be successful in maintaining our unique company culture and continuing to attract or retain qualified management, clinical, and scientific personnel in the future due to the intense competition for qualified personnel among biopharmaceutical, biotechnology and other businesses. Our industry has experienced a high rate of turnover of management personnel in recent years. If we are not able to attract, integrate, retain and motivate necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development objectives, our ability to raise additional capital and our ability to implement our business strategy.

We will need to grow our organization, and we may experience difficulties in managing our growth and expanding our operations, which could adversely affect our business.

As of July 18, 2025, we had 104 full-time and 5 part-time employees. As our development and commercialization plans and strategies develop, and as we operate as a public company, we expect to expand our employee base for managerial, operational, financial and other resources. In addition, we have limited experience in manufacturing and commercialization. As our product candidates enter and advance through preclinical studies and clinical trials, we will need to expand our development and regulatory capabilities and may enter into additional collaborations or strategic partnerships with third parties that bring late-stage clinical development and commercialization expertise, infrastructure and the resources as we enter pivotal trials for any of our current or future product candidates. In the future, we expect to have to manage additional relationships with collaborators or partners, suppliers and other organizations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, reporting systems and procedures. We may not be able to implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. Our inability to successfully manage our growth and expand our operations could adversely affect our business, financial condition, results of operations and prospects.

We may expend our limited resources to pursue a particular product candidate in specific indications and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we focus our development efforts on certain selected product candidates in certain selected indications. As a result, we may forgo or delay pursuit of opportunities with other product candidates or other indications for our existing product candidates that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future development programs and product candidates for specific indications may not yield any commercially viable product candidates. At any time, we may decide to discontinue the development or commercialization of any of our products or product candidates for a variety of reasons, including the appearance of new technologies that render our product obsolete, competition from a competing product, or changes in or inability to comply with applicable regulatory requirements. If we terminate a program in which we have invested significant resources, we will not receive any return on our investment and we will have missed the opportunity to allocate those resources to potentially more productive uses. In addition, if we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

We are subject to various U.S. federal, state and foreign healthcare laws and regulations, which could increase compliance costs, and our failure to comply with these laws and regulations could harm our reputation, subject us to significant fines and liability or otherwise adversely affect our business.

Our business operations and current and future arrangements with investigators, healthcare professionals, consultants, marketing personnel, third-party payors, patient organizations and customers expose us to broadly applicable foreign, federal and state fraud and abuse and other healthcare laws and regulations. These laws may constrain the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute any products for which we obtain regulatory approval. Such laws include:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or providing any remuneration (including any kickback, bribe or certain rebates), directly or indirectly, overtly or covertly, in cash or in kind, in return for, either the referral of an individual or the purchase, lease, or order, or arranging for or recommending the purchase, lease, or order of any good, facility, item or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act or federal civil monetary penalties (discussed below);

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the federal false claims laws, including the civil False Claims Act, and civil monetary penalties laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, to the federal government, claims for payment or approval that are false or fraudulent, knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim, or from knowingly making or causing to be made a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. Manufacturers can be held liable under the federal False Claims Act even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The federal False Claims Act also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the federal False Claims Act and to share in any monetary recovery;

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the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA) which imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the Centers for Medicare & Medicaid Services (CMS) information related to payments and other “transfers of value” made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain non-physician practitioners (physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, anesthesiology assistants and certified nurse-midwives), and teaching hospitals and other healthcare providers, as well as ownership and investment interests held by physicians and their immediate family members;

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federal price reporting laws, which require manufacturers to calculate and report complex pricing metrics to government programs, where such reported prices may be used in the calculation of reimbursement and/or discounts on approved products; and

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; some state laws require biopharmaceutical companies to comply with the biopharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; some state laws that require biopharmaceutical companies to report information on the pricing of certain drug products; and some state and local laws that require the registration or pharmaceutical sales representatives.

Efforts to ensure that our current and future business arrangements both internally and with third parties will comply with applicable healthcare and privacy laws and regulations will involve ongoing substantial costs. It is possible that governmental authorities will conclude that our business practices, including certain consulting agreements we have entered into with physicians who are paid, in part, in the form of stock or stock options, may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. Due to the breadth of these laws, the narrowness of statutory exceptions and regulatory safe harbors available, and the range of interpretations to which they are subject, it is possible that some of our current or future practices might be challenged under one or more of these laws. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government-funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations. Defending against any such actions can be costly and time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. Further, if any of the physicians or other healthcare providers or entities with whom we expect to do business are found not to be in compliance with applicable laws or regulations, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs.

Current and future U.S. healthcare reform legislation or regulation may increase the difficulty and cost for us to obtain coverage for and commercialize any of our current or future product candidates and may adversely affect the prices we may set.

In the United States and some foreign jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system, including cost-containment measures that may reduce or limit coverage and reimbursement for newly approved drugs and affect our ability to profitably sell any of our current or future product candidates for which we obtain regulatory approval. In particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that seek to reduce healthcare costs and improve the quality of healthcare.

For example, in March 2010, the Patient Protection and Affordable Care Act (ACA), as amended by the Health Care and Education Reconciliation Act of 2010 was enacted in the United States. The ACA established an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents; extended manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations; expanded eligibility criteria for Medicaid programs; expanded the entities eligible for discounts under the 340B drug pricing program; increased the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program; established a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research, along with funding for such research; and established a Center for Medicare & Medicaid Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending.

Since its enactment, there have been executive, judicial and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. For example, beginning April 1, 2013, Medicare payments to providers were reduced under the sequestration required by the Budget Control Act of 2011, which will remain in effect through the 2032 fiscal year, unless additional Congressional action is taken. Due to the Statutory Pay-As-You-Go Act of 2010, estimated budget deficit increases resulting from the American Rescue Plan Act of 2021, and subsequent legislation, Medicare payments to providers will be further reduced starting in 2025 absent further legislation. Additionally, on January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. On March 11, 2021, the American Rescue Plan Act of 2021 was signed into law, which eliminated the statutory cap on the Medicaid drug rebate, beginning January 1, 2024. The rebate was previously capped at 100% of a drug’s average manufacturer price. Further, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs. Such scrutiny has resulted in several recent congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient assistance programs, and reform government program reimbursement methodologies for products.

On August 16, 2022, President Biden signed the Inflation Reduction Act of 2022 (the IRA) into law. This statute marks the most significant action by Congress with respect to the pharmaceutical industry since adoption of the ACA in 2010. Among other things, the IRA (i) directs the Department of Health and Human Services (HHS) to negotiate the price of certain high-expenditure, single-source drugs and biologics covered under Medicare; (ii) imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation; (iii) reduces the out-of-pocket cap for Medicare Part D beneficiaries to $2,000 starting in 2025. The IRA permits the Secretary of HHS to implement many of these provisions through guidance, as opposed to regulation, for the initial years. HHS has and will continue to issue and update guidance as these programs are implemented. CMS has published the negotiated prices for the initial ten drugs, which will first be effective in 2026, and the list of the subsequent 15 drugs that will be subject to negotiation. The implementation of the IRA is currently subject to ongoing litigation that challenges the constitutionality of the IRA’s drug price negotiation program provisions. The outcome of this litigation as well as the effects of the IRA on the pharmaceutical industry cannot yet be fully determined but is likely to be significant. Additional drug pricing proposals could appear in future legislation.

At the state level, state governments have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, financial condition, results of operations and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. These measures could reduce the ultimate demand for any of our current and future product candidates, if approved, or put pressure on our product pricing, which could negatively affect our business, financial condition, results of operations and prospects.

We expect that these existing laws and other healthcare reform measures both at the federal and state level that may be adopted in the future may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors.

Our revenue prospects could be affected by changes in healthcare spending and policy in the United States and abroad. We operate in a highly regulated industry and new laws, regulations or judicial decisions, or new interpretations of existing laws, regulations or decisions, related to healthcare availability, the method of delivery or payment for healthcare products and services could negatively impact our business, operations and financial condition. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

•	the demand for our current or future product candidates, if we obtain regulatory approval;

•	our ability to set a price that we believe is fair for our products;

•	our ability to obtain coverage and reimbursement approval for a product;

•	our ability to generate revenue and achieve or maintain profitability;

•	the level of taxes that we are required to pay; and

•	the availability of capital.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit, delay or cease commercialization of our products.

We face an inherent risk of product liability as a result of the clinical trials of any of our current and future product candidates and will face an even greater risk if we commercialize any of our current or future product candidates, if approved. For example, we may be sued if any of our current or future product candidates allegedly cause injury or are found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product candidate, negligence, strict liability and a breach of warranties. Claims may be brought against us by clinical trial participants, patients or others using, administering or selling products that may be approved in the future. Claims could also be asserted under state consumer protection acts.

If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit, delay or cease the commercialization of our products. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for our products;

•	injury to our reputation and significant negative media attention;

•	withdrawal of clinical trial participants;

•	costs to defend the related litigation;

•	a diversion of our management’s time and our resources;

•	substantial monetary awards to trial participants or product recipients;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	significant negative financial impact;

•	the inability to commercialize any of our current or future product candidates; and

•	a decline in our stock price.

We may need to increase our insurance coverage as we expand our clinical trials or if we commence commercialization of any of our current or future product candidates. Insurance coverage is increasingly expensive. Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of any of our current or future product candidates. Although we will maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies will also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

Our insurance policies are expensive and protect us from only some business risks, which will leave us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include property, general liability, employee benefits liability, commercial automobile, workers’ compensation, transportation and storage, cyber liability, clinical trials, directors’ and officers’ and employment practices insurance. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. No assurance can be given that an insurance carrier will not seek to cancel or deny coverage after a claim has occurred. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our business, financial condition, results of operations and future prospects.

We and our service providers may be subject to a variety of data protection, privacy and security obligations, including laws, regulations, standards and contractual provisions, which could increase compliance costs, and our actual or perceived failure to comply with such laws and obligations could subject us to potentially significant liability, fines or penalties and otherwise harm our business.

We and our service providers maintain a large quantity of sensitive information, including confidential business, employee and health-related information, and are subject to laws and regulations governing the privacy and security of such information. The global data protection landscape is rapidly evolving, and we and our service providers may be affected by or subject to existing, amended, or new laws and regulations in the future, as our operations continue to expand or if we operate in foreign jurisdictions. These laws and regulations may be subject to differing interpretations, thus creating potentially complex compliance issues for us and our service providers, strategic partners and future customers. The cost of compliance with these laws, regulations and standards is high and is likely to increase in the future. Any failure or perceived failure by us to comply with federal, state or foreign laws or regulations, our internal policies and procedures or our contracts governing our processing of personal information could result in negative publicity, government investigations and enforcement actions, claims by third parties and damage to our reputation, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

As our operations and business grow, we may become subject to or affected by new or additional data protection laws and regulations and face increased scrutiny or attention from regulatory authorities. In the

United States, numerous federal and state laws and regulations, including health information privacy laws, data breach notification laws and consumer protection laws, that govern the collection, use, storage, transfer, disclosure, protection and other processing of health-related and other personal information could apply to our operations or the operations of our collaborators and third-party providers. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data and CROs) that are subject to privacy and security requirements under HIPAA. Consequently, depending on the facts and circumstances, we could be subject to significant penalties if we knowingly receive individually identifiable health information from a HIPAA-covered healthcare provider, research institution, or CRO that has not satisfied HIPAA’s requirements for disclosure of individually identifiable health information.

In addition, certain state laws govern the privacy and security of health-related and other personal information, many of which may differ from each other and from HIPAA, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. By way of example, the California Consumer Privacy Act, as amended by the California Privacy Rights Act, collectively, the CCPA, requires covered businesses that process the personal information of California residents to, among other things: (i) provide certain disclosures to California residents regarding the business’s collection, use, and disclosure of their personal information; (ii) receive and respond to requests from California residents to access, delete, and correct their personal information, or to opt out of certain disclosures of their personal information; and (iii) enter into specific contractual provisions with service providers that process California resident personal information on the business’s behalf. Additional compliance investment and potential business process changes may be required. Similar laws have been passed in other states, and are continuing to be proposed at the state and federal level, reflecting a trend toward more stringent privacy legislation in the United States. In addition to these comprehensive consumer privacy laws and proposals, a number of other states have passed or proposed more limited privacy laws that focus on specific privacy issues such as biometric data and the privacy of health and medical information, such as Washington state’s My Health My Data Act, which has a private right of action that further increases the relevant compliance risk. Connecticut and Nevada have also passed similar laws regulating consumer health data. These various privacy and security laws may impact our business activities, including our identification of research subjects, relationships with business partners and ultimately the marketing and distribution of our products. State laws are changing rapidly and there is discussion in the U.S. Congress of a new comprehensive federal data privacy law to which we may likely become subject, if enacted. In the event that we are subject to or affected by HIPAA, the CCPA or other domestic privacy and data protection laws, any liability from failure to comply with the requirements of these laws could adversely affect our financial condition.

We are subject to the United Kingdom General Data Protection Regulation (the UK GDPR) and may in the future be subject to the European Union equivalent of the same (the EU GDPR) together with the UK GDPR, the GDPR. The GDPR, together with national legislation, regulations and guidelines of the European Economic Area (EEA) member states and the UK governing the processing of personal data, impose strict obligations and restrictions on the ability to collect, analyze and transfer personal data. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including providing notice to the individuals to whom the personal data relates regarding data processing activities, implementing safeguards to protect the privacy and security of personal data, implementing processes to handle requests from individuals to exercise their data protection rights, maintaining records of our processing activities and to document data protection impact assessments where there is high risk processing, providing notification of data breaches in certain circumstances, and taking certain measures when engaging third-party processors or sub-processors. Companies that are subject to the GDPR face compliance obligations and risk, including regulatory enforcement and potential fines for noncompliance of up to £17.5 million (€20 million) or 4% of the annual global revenues of the noncompliant company, whichever is greater.

Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, and the efficacy and longevity of current transfer mechanisms between the EEA, and the United States remains uncertain. Case law from the Court of Justice of the European Union (the CJEU) states that reliance on the standard contractual clauses—a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism—alone may not necessarily be sufficient in all circumstances and that transfers must be assessed on a case-by-case basis. On July 10, 2023, the European Commission adopted its Adequacy Decision in relation to the new EU-US Data Privacy Framework (the DPF) rendering the DPF effective as a GDPR transfer mechanism to U.S. entities self-certified under the DPF. The DPF can be used for transfers outside of the UK through its UK Extension. We expect the existing legal complexity and uncertainty regarding international personal data transfers to continue. In particular, the DPF Adequacy Decision has already been challenged and international data transfers to the United States and to other jurisdictions may continue to be subject to enhanced scrutiny by regulators. As a result, we may need to make certain operational changes and implement revised EU standard contractual clauses and other relevant documentation for those data transfers within required time frames, particularly if we decided to conduct clinical trials in the EU. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.

Compliance with U.S. and international data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, store, use, transfer, disclose and otherwise process data, update our data privacy and security policies and procedures, or in some cases, impact our ability to operate in certain jurisdictions. Failure by us or our collaborators and our service providers to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include civil or criminal penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business. Moreover, clinical trial subjects about whom we or our potential collaborators obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose such information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend, could result in adverse publicity and adversely affect our business, financial condition, results of operations and future prospects.

Our information technology systems, or those of any of our third-party service providers, may fail or suffer security incidents, breaches, or compromises and other disruptions, which could result in a material disruption of our development programs, compromise sensitive information related to our business or prevent us from accessing critical information, potentially exposing us to liability or otherwise adversely affecting our business.

In the ordinary course of business, we collect, store and transmit confidential information (including but not limited to intellectual property, proprietary and confidential business information and personal information). Our information technology systems and those of our third-party service providers, strategic partners and other contractors or consultants are vulnerable to attack, damage and interruption from computer viruses and malware (e.g. ransomware), malicious code, natural disasters, terrorism, war, telecommunication and electrical failures, hacking, cyberattacks, phishing attacks and other social engineering schemes, employee theft or misuse, human error, fraud, denial or degradation of service attacks, sophisticated nation-state and nation-state-supported actors or unauthorized access or use by persons inside our organization, or persons with access to systems inside our organization. In addition, attacks upon information technology systems are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives and expertise. Furthermore, because the techniques (including artificial intelligence) used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security incidents that may remain undetected for an extended period. Even if identified, we may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence.

We and certain of our service providers are from time to time subject to cyberattacks, security incidents, breaches or compromises. While we do not believe that we have experienced any material system failure, accident or security breach to date, if any such event, whether actual or perceived, were to occur, it could impact our reputation and/or operations, cause us to incur significant costs, including legal expenses, harm customer confidence, hurt our expansion into new markets, cause us to incur remediation costs, or cause us to lose existing customers. For example, the loss of clinical trial data from clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. We also currently rely on a third party to manufacture our product candidates, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any actual or perceived disruption or security incident affects our systems (or those of our third-party collaborators, service providers, contractors or consultants) or were to result in a loss of or accidental, unlawful or unauthorized access to, use of, release of, or other processing of personally identifiable information, or damage to, our confidential or proprietary data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability, the further development and commercialization of any of our current or future product candidates could be delayed, and we could be subject to significant fines, penalties or liabilities for any noncompliance to certain privacy and security laws.

We have also outsourced elements of our information technology infrastructure, and as a result a number of third-party vendors may or could have access to our confidential information. If our third-party vendors fail to protect their information technology systems and our confidential and proprietary information, we may be vulnerable to disruptions in service and unauthorized access to our confidential or proprietary information and we could incur liability and reputational damage. If the information technology systems of our third-party vendors and other contractors and consultants become subject to disruptions or security breaches, incidents, or compromises, we may have insufficient recourse against such third parties and we may have to expend significant resources to mitigate the impact of such an event, and to develop and implement protections to prevent future events of this nature from occurring. Some of the federal, state and foreign government requirements include obligations of companies to notify individuals of security breaches involving particular categories of personally identifiable information, which could result from incidents experienced by us or by our vendors, contractors, or organizations with which we have formed strategic relationships. Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. Although we currently hold cybersecurity insurance, the costs related to significant security breaches or disruptions could be material and cause us to incur significant expenses and we cannot guarantee that such insurance will continue to be available on acceptable terms or in amounts sufficient to cover the potentially significant losses that may result for a security incident or breach.

Our business is subject to risks arising from pandemics and epidemic diseases.

The COVID-19 worldwide pandemic presented substantial public health and economic challenges and affected our employees, patients, physicians and other healthcare providers, communities and business operations, as well as the U.S. and global economies and financial markets. Any future pandemic or epidemic disease outbreaks, if they were to occur, could disrupt the supply chain and the manufacture or shipment of drug substances and finished drug products for any of our current or future product candidates for use in our, our collaborators’ or any future collaborators’ clinical trials and research and preclinical studies and, delay, limit or prevent our employees and CROs from continuing research and development activities, impede our clinical trial initiation and recruitment and the ability of patients to continue in clinical trials, alter the results of the clinical trial based on participants contracting the disease or otherwise increasing the number of observed adverse events, impede testing, monitoring, data collection and analysis and other related activities, any of which could delay our preclinical studies and clinical trials and increase our development costs, and have a material adverse effect on our business, financial condition, results of operations and prospects. Any future pandemic or epidemic disease outbreak could also potentially further affect the business of the FDA or other foreign regulatory authorities, which could result in delays in meetings related to our planned clinical trials, as well have an adverse impact on global economic conditions which could have an adverse effect on our business and financial condition, including impairing our ability to raise capital when needed.

Our business could be affected by litigation, government investigations and enforcement actions.

We currently operate in a number of jurisdictions in a highly regulated industry and we could be subject to litigation, government investigation and enforcement actions on a variety of matters in the United States or foreign jurisdictions, including, without limitation, intellectual property, regulatory, product liability, environmental, whistleblower, false claims, privacy, anti-kickback, anti-bribery, securities, commercial, employment and other claims and legal proceedings that may arise from conducting our business. Any determination that our operations or activities are not in compliance with existing laws or regulations could result in the imposition of fines, civil and criminal penalties, exclusion from participation in government-funded healthcare programs, such as Medicare and Medicaid, equitable remedies, including disgorgement, injunctive relief and/or other sanctions against us, and remediation of any such findings could have an adverse effect on our business operations.

Legal proceedings, government investigations and enforcement actions can be expensive and time-consuming. An adverse outcome resulting from any such proceedings, investigations or enforcement actions could result in significant damages awards, fines, penalties, exclusion from the federal healthcare programs, healthcare debarment, injunctive relief, product recalls, reputational damage and modifications of our business practices, which could have a material adverse effect on our business, financial condition, results of operations and future prospects. Even if such a proceeding, investigation or enforcement action is ultimately decided in our favor, the investigation and defense thereof could require substantial financial and management resources.

Our employees and independent contractors, including collaborators, principal investigators, CROs, consultants and vendors, may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk that our employees and independent contractors, including collaborators, principal investigators, CROs, consultants and vendors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violate: (i) the laws and regulations of the FDA and other comparable foreign regulatory requirements, including those laws that require the reporting of true, complete and accurate information to such authorities, (ii) manufacturing standards, including cGMP requirements, (iii) federal and state data privacy, security, fraud and abuse and other healthcare laws and regulations in the United States and abroad, (iv) laws that require the true, complete and accurate reporting of financial information or data, or (v) laws that prohibit insider trading. Activities subject to these laws also involve the improper use or misrepresentation of information obtained in the course of clinical trials, the creation of fraudulent data in our or our collaborators’ preclinical studies or clinical trials, or illegal misappropriation of drug product, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and financial results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgements, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, imprisonment, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws and curtailment of our operations, any of which could adversely affect our business, financial condition, results of operations and future prospects.

We may engage in strategic transactions that could impact our liquidity, increase our expenses and present significant distractions to our management.

We have in the past, and may in the future consider strategic transactions, such as acquisitions of companies, asset purchases, and out-licensing or in-licensing of intellectual property, products or technologies.

Additional potential transactions that we may consider in the future include a variety of business arrangements, including spin-offs, strategic partnerships and collaborations, joint ventures, restructurings, divestitures, business combinations, and investments. We may not be able to find suitable partners or acquisition candidates, and we may not be able to complete such transactions on favorable terms, if at all.

Any future transactions could increase our near and long-term expenditures, result in potentially dilutive issuances of our equity securities, including our common stock, or the incurrence of debt, contingent liabilities, amortization expenses or acquired in-process research and development expenses, any of which could affect our financial condition, liquidity and results of operations. Future acquisitions may also require us to obtain additional financing, which may not be available on favorable terms or at all. These transactions may never be successful and may require significant time and attention of our management. For example, in September 2023, we acquired 100% of the equity interests in Zihipp Ltd., a biopharmaceutical company developing peptide hormones for diabetes and obesity treatments. In addition, the integration of any business that we may acquire in the future may disrupt our existing business and may be a complex, risky and costly endeavor for which we may never realize the full benefits. Furthermore, we may experience losses related to investments in other companies, including as a result of failure to realize expected benefits or the materialization of unexpected liabilities or risks, which could have a material negative effect on our results of operations and financial condition. Accordingly, although there can be no assurance that we will undertake or successfully complete any additional transactions of the nature described above, any additional transactions that we do complete could have a material adverse effect on our business, financial condition, results of operations and future prospects.

Public opinion and scrutiny of treatments for obesity and overweight may impact public perception of our company and product candidates, or may adversely affect our ability to conduct our business and our business plans.

Public perception may be influenced by claims, such as claims that our product candidates are unsafe, unethical or immoral and, consequently, our approach may not gain the acceptance of the public or the medical community. Negative public reaction to treatments for obesity and overweight in general could result in greater government regulation and stricter labeling requirements of products to treat these chronic conditions, including our product candidates, if approved, and could cause a decrease in the demand for any product candidates we may develop. For example, severe adverse events observed with GLP-1 RAs include, but are not limited to, acute pancreatitis, acute gallbladder disease, acute kidney injury and worsening of diabetic retinopathy. Such side effects associated with GLP-1 receptor or GLP-1/GIP receptor targeting treatments may negatively impact public perception of us or our incretin-based product candidates. Adverse public attitudes may also adversely impact our ability to enroll clinical trials. Moreover, our success will depend upon physicians specializing in the treatment of those diseases that our product candidates target prescribing, and their patients being willing to receive, treatments that involve the use of our product candidates in lieu of, or in addition to, existing treatments they are already familiar with and for which greater clinical data may be available. Adverse events in our clinical trials, even if not ultimately attributable to our product candidates, and the resulting publicity could result in withdrawal of clinical trial participants, increased governmental regulation, unfavorable public perception, potential regulatory delays in the testing or approval of our product candidates, stricter labeling requirements for those product candidates that are approved and a decrease in demand for any such product candidates. More restrictive government regulations or negative public opinion could have an adverse effect on our business, financial condition, results of operations and prospects, and may delay or impair the development and, if approved, commercialization of our product candidates or demand for any products we may develop.

Our ability to use net operating loss carryforwards and other tax attributes may be limited.

We have incurred substantial losses during our history, do not expect to become profitable in the near future and may never achieve profitability. As of December 31, 2024 and 2023, we had $31.0 million and $13.0 million, respectively, in gross federal net operating loss (NOL) carryforwards and as of December 31, 2024 and 2023, we had $52.8 million and $0.4 million in foreign NOL carryforwards, respectively. NOL carryforwards may be available to offset our future taxable income, if any. Our NOL carryforwards and other tax attributes are subject to expiration, review and possible adjustment by the Internal Revenue Service (IRS) and state tax authorities.

In addition, under Section 382 of the U.S. Internal Revenue Code of 1986, as amended (the Code) our federal NOL carryforwards may be or become subject to an annual limitation in the event we have had or have in the future an “ownership change.” For these purposes, an “ownership change” generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. Although we believe there have been one or more ownership changes resulting from past transactions, we have not determined the amount of the cumulative change in our ownership resulting from our initial public offering or other transactions, or any resulting limitations on our ability to utilize our NOL carryforwards and other tax attributes. However, we believe that our ability to utilize our NOL carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes that resulted from our initial public offering. If we earn taxable income, such limitations could result in increased future income tax liability to us and our future cash flows could be adversely affected.

As of December 31, 2024, we concluded that a full valuation allowance was necessary for substantially all of our U.S. net deferred tax assets, including our U.S. net operating losses. As of December 31, 2024, we recorded a partial valuation allowance related to our U.K. net deferred tax assets due to the indefinite-lived acquired in-process research and development in the U.K.

Risks Related to Our Intellectual Property

If we or our licensors are unable to obtain, maintain, defend and enforce patent or other intellectual property protection for any of our current or future product candidates or technology, or if the scope of the patent or other intellectual property protection obtained is not sufficiently broad, our competitors or other third parties could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize any of our current or future product candidates may be adversely affected.

We rely, and may in the future rely, upon a combination of patent, trade secret and know-how for any of our current and future product candidates, and proprietary technologies to prevent third parties from exploiting our achievements, thus eroding our competitive position in our market. These legal measures afford only limited protection, and competitors or others may gain access to or use our intellectual property and proprietary information. Our success depends in large part on our ability to obtain, maintain, expand, enforce, and defend the scope, ownership or control, validity and enforceability of our intellectual property protection in the United States and other countries with respect to any of our current and future product candidates and other proprietary technologies we may develop. We generally seek, and may in the future seek, to protect our proprietary position, in part, by filing patent applications in the United States and abroad relating to any of our current and future product candidates and technology, manufacturing processes and methods of use. We may also seek to protect our proprietary position by acquiring or further in-licensing relevant issued patents or pending patent applications from third parties. We will endeavor to seek additional patent protection to cover proprietary features of our product candidates and novel discoveries that are important to our business. Some of our in-licensed patent families were drafted, filed, and prosecuted by our licensors and even where we now control the right to prosecution under the applicable license agreements, we are still required to solicit input and consider comments from such licensors. Additionally, some of our patent families are in an early stage of prosecution and cannot be enforced against third parties practicing the technology claimed in such applications unless, and until, patents are issued from such applications, and then only to the extent the issued claims cover the third parties’ activities. If we are unable to obtain, maintain, expand, enforce and defend the scope, ownership or control, validity and enforceability of our intellectual property protection, our business, financial condition, results of operations and prospects could be materially harmed.

Changes in either the patent laws or their interpretation in the United States and other jurisdictions may diminish our ability to protect our intellectual property, obtain, maintain, expand, enforce and defend our intellectual property rights and, more generally, could affect the value of our intellectual property or narrow the scope of our protection. We cannot predict whether the patent applications we currently or may in the future pursue or may in-license will issue as patents in any particular jurisdiction, whether the claims of any issued patents will provide sufficient protection against competitors or other third parties, or if these patents are challenged by our competitors, whether the patents will be found to be invalid, unenforceable, or not infringed or not owned or controlled by us. The patent prosecution process is expensive, time-consuming, and complex, and we may not be able to file, prosecute, maintain, enforce, defend or license all necessary or desirable patent applications or patents at a reasonable cost or in a timely manner or in all jurisdictions. It is also possible that we or our licensors will fail, or previously failed, to identify patentable aspects of research and development output in time to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, licensees, third-party collaborators, CROs, contract manufacturers, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. Consequently, we may not be able to prevent any third party from using any of our technology that is in the public domain to compete with any of our current or future product candidates or technologies. In addition, our ability to obtain and maintain valid and enforceable patents depends on whether the differences between our inventions and the prior art allow our inventions to be patentable in light of the prior art. Furthermore, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we or our licensors were the first to invent the inventions claimed in any of our owned or licensed patents or pending patent applications, or that we or our licensors were the first to file for patent protection of such inventions. If a third party can establish that we or our licensors were not the first to invent or the first to file for patent protection of such inventions, our patents and patent applications may not issue as patents and even if issued, may be challenged and invalidated or rendered unenforceable.

The patent position of biopharmaceutical companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. As a result, the issuance, scope, validity, enforceability and commercial value of our owned and in-licensed patent rights are highly uncertain. Our current and future patent applications may not result in patents being issued.

Further, even if patents are granted, they may not afford sufficient protection of any of our current or future product candidates or their intended uses against competitors, nor can there be any assurance that the issued patents cannot be designed around, invalidated by third parties, or effectively prevent others from commercializing any of our current or future product candidates. Furthermore, even if granted, the resulting patents may be difficult to enforce. Obtaining and maintaining our owned and in-licensed patent protection depends on compliance with various procedural, document submission, information disclosure, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated if we fail to comply with these requirements. If we experience noncompliance events that cannot be corrected and we lose our patent rights, competitors could enter the market, which would have a material adverse effect on our business. Further, any issued patents that we own or license or may own or license in the future covering any of our current or future product candidates could be narrowed or found invalid or unenforceable if challenged in court or before administrative bodies in the United States or other countries, including the U.S. Patent and Trademark Office (USPTO). Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, lack of written description or non-enablement. In addition, patent validity challenges may, under certain circumstances, be based upon non-statutory obviousness-type double patenting, which, if successful, could result in a finding that the claims are invalid for obviousness-type double patenting. In certain circumstances, the finding could be cured by filing a retroactive terminal disclaimer over unexpired reference patent(s), which would result in a reduction of patent term, including a reduction or loss of a patent term adjustment granted by the USPTO. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld information material to patentability from the USPTO, or made a misleading statement, during prosecution. Also, patent terms, including any extensions or adjustments that may or may not be available to us, may not protect our competitive position on any of our current or future product candidates for an adequate amount of time, and we may be subject to claims challenging the inventorship, ownership, validity, enforceability of our owned or in-licensed patents and/or other intellectual property. Changes in U.S. patent law, or laws in other countries, could diminish the value of patents in general, thereby impairing our ability to protect any of our current or future product candidates. Further, if we encounter delays in our development and testing, clinical trials or regulatory review and approval of any of our current or future product candidates, the period of time during which we could market such product candidates under patent protection may be reduced (i.e., patents protecting such product candidates might expire before or shortly after such product candidates are commercialized). Thus, our owned and in-licensed patents may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours or afford us any meaningful competitive advantage.

Moreover, the claim coverage in a patent application can be significantly reduced before the corresponding patent is granted. Even if patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us or otherwise provide us with any competitive advantage. Any patents issuing from our owned and in-licensed patent applications may be challenged, narrowed, circumvented or invalidated by third parties. Consequently, we do not know whether any of our current or future product candidates and other proprietary technology will be protectable or remain protected by valid and enforceable patents. Even if a patent is granted, our competitors or other third parties may be able to circumvent the patent by developing similar or alternative technologies or products in a non-infringing manner which could materially adversely affect our business, financial condition, results of operations and prospects. Furthermore, our competitors or other third parties may avail themselves of safe harbors under the Drug Price Competition and Patent Term Restoration Act of 1984 (the Hatch-Waxman Amendments) to conduct research and clinical trials.

The issuance of a patent is not conclusive as to its inventorship, ownership, scope, validity, or enforceability, and our patent rights may be challenged in the courts or patent offices in the United States and abroad. We may be subject to post-grant proceedings at the USPTO challenging the validity of one or more claims of our owned and in-licensed patents. Third-party submissions may also be made prior to a patent’s issuance, precluding the granting of a patent based on our pending patent application. A third party may also claim that our owned and in-licensed patent rights are invalid or unenforceable in a litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. In addition, we may become involved in opposition, derivation, revocation, reexamination, reissue, interference, inter partes review, post-grant review proceedings or other similar proceedings in the United States and/or foreign jurisdictions challenging our patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, our patent rights, and may allow third parties, including generic drug companies, to commercialize any of our current or future product candidates and use any other proprietary technologies we may develop to compete directly with us.

Moreover, some of our owned and in-licensed patent rights may in the future be co-owned with third parties. In the United States, each co-owner has the freedom to license and exploit the technology. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patent rights, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. In addition, we may need the cooperation of any such co-owners of such patent rights in order to enforce such patent rights against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects.

If we fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, or if any of our material license agreements are terminated, we could lose our rights to key intellectual property and components enabling our technologies.

Our commercial success will heavily depend on the maintenance of our license agreements. We are a party to license agreements with Imperial College and D&D Pharmatech that are important to our business. If, for any reason, our license agreements are terminated or we otherwise lose some or all of the rights under such agreements, it would adversely affect our business. For example, our license agreements with Imperial College and D&D Pharmatech impose, and future agreements may impose, various development, diligence, commercialization, milestone payment, royalty and other obligations on us and require us to meet development timelines, or to exercise commercially reasonable efforts to develop and commercialize licensed products, in order to maintain the licenses. If we breach any obligations under such license agreements, the applicable licensor may terminate our license, which could have a material adverse effect on us.

The agreements under which we license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations, and future prospects. For example, disputes may arise regarding the payment of the royalties or other payments due to licensors in connection with the rights we license from them. Licensors may contest the basis of such payments, including the royalties we retained and claim that we are obligated to make payments under a broader basis. In addition, disputes may arise between us and our current or future licensors regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which our technology and processes infringe, misappropriate or otherwise violate intellectual property of the licensor that is not subject to the licensing agreement;

•	our right to sublicense patents and other rights to third parties;

•	our right to transfer or assign the license;

•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	our financial or other obligations under the license agreement;

•	the priority of invention of patented technology; and

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our current or future licensors and us and our partners.

Such disputes may be costly to resolve and may divert management’s attention away from day-to-day activities. In addition to the costs of any litigation we may face, any legal action against us could increase our payment obligations under the respective agreement and require us to pay interest and potentially damages to such licensors. If disputes over intellectual property that we have licensed, or license in the future, prevent or impair our ability to maintain our licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, financial condition, results of operations, and future prospects.

Despite our best efforts, our current or future licensors might conclude that we materially breached our license agreements and might therefore terminate the license agreements, thereby removing our ability to develop and commercialize products, if approved, and technology covered by these license agreements. Such termination would result in the ability of the prior licensor to assert the prior licensed patents against us, or the prior licensor could license the patents to a competitor who could assert the prior licensed patents against us. As a result, we may be required to cease our development, manufacture and commercialization of our product candidates and use of our proprietary technologies covered by the patent rights owned by the licensors, which could have a material adverse effect on us. Alternatively, the prior licensor could abandon the patent rights, which would reduce the barrier to entry into the market. If these in-licenses are terminated, or if the licensed patents fail to provide the intended exclusivity, and if competitors circumvent any regulatory exclusivity, competitors would have the freedom to market products identical to ours. These events could have a material adverse effect on our competitive position, business, financial condition, results of operations, and future prospects.

Termination of these agreements or reduction or elimination of our rights under these agreements may result in our having to negotiate new or reinstated agreements with less favorable terms or cause us to lose our rights under these agreements, including our rights to important intellectual property or technology. For example, we may agree to terms that could enable third parties (potentially including our competitors) to receive licenses to a portion of the intellectual property that is subject to our existing licenses. Any of these events could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects, and we may be required to identify and license replacement technology from third parties, which may not be available on reasonable terms, if at all.

Further development of our proprietary technology and product candidates may require us to enter into additional license or collaboration agreements. Our future licenses may not provide us with exclusive rights to use the licensed intellectual property and technology, or may not provide us with exclusive rights to use such intellectual property and technology in all relevant fields of use and in all territories in which we may wish to develop or commercialize our product candidates and proprietary technology in the future.

For a more complete description of these agreements, see Part I, Item 1A, “Business—Licensing, Partnerships and Collaborations” in our Annual Report.

We may not be able to protect our intellectual property and proprietary rights throughout the world.

Filing, prosecuting, maintaining, enforcing and defending patents on any of our current or future product candidates in all countries throughout the world is expensive, and the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. Prosecution of foreign patent applications is often a longer process, and patents may grant at a later date, and with a shorter term, than in the United States. The requirements for patentability differ in certain jurisdictions and countries. Additionally, the patent laws of some countries do not afford intellectual property protection to the same extent as the laws of the United States. For example, other countries may impose substantial restrictions on the scope of claims, including limiting patent protection to specifically disclosed embodiments. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our intellectual property in and into the United States or other jurisdictions. Competitors may use our intellectual property in jurisdictions where we have not pursued and obtained patent protection to develop their own products and, further, may export infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products, and our owned and in-licensed patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biopharmaceutical products, which could make it difficult for us to stop the infringement of our owned and in-licensed patents or marketing of competing products in violation of our intellectual property and proprietary rights generally. In addition, some jurisdictions, such as Europe, Japan and China, may have a heightened standard for patentability than in the United States, including, for example, the requirement of claims having literal support in the original patent filing and the limitation on using supporting data that is not in the original patent filing. Under those heightened patentability requirements, we may not be able to obtain sufficient patent protection in certain jurisdictions even though the same or similar patent protection can be secured in the United States and other jurisdictions.

Proceedings to enforce our owned and in-licensed intellectual property and proprietary rights in the United States or other jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents and any patents we may own or license in the future at risk of being invalidated or interpreted narrowly, could put our owned and in-licensed patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our owned and in-licensed intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop.

Many countries have compulsory licensing laws under which a patent owner or exclusive licensee may be compelled to grant licenses to third parties, including governmental agencies. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner or exclusive licensee may have limited remedies, which could materially diminish the value of such patent. If we are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations and prospects may be adversely affected. In addition, geopolitical actions in the United States and in foreign countries (such as the Russia and Ukraine conflict) could increase the uncertainties and costs surrounding the prosecution or maintenance of our patent applications or those of any licensors and the maintenance, enforcement or defense of our issued patents which could impair our competitive intellectual property position.

Obtaining and maintaining our owned and in-licensed patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various non-U.S. government agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. In some circumstances, we may be dependent on licensors to take the necessary action to comply with these requirements with respect to any licensed intellectual property. For example, periodic maintenance fees, renewal fees, annuity fees, and various other government fees on patents and applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of our owned and in-licensed patents and applications. In certain circumstances, we may rely on licensing partners to pay these fees due to the U.S. and non-U.S. patent agencies. In some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can cause abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market with similar or identical products or technology, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

The USPTO and various non-U.S. government agencies require compliance with certain foreign filing requirements during the patent application process. For example, in some countries, including the United States, China, India and some European countries, a foreign filing license is required before certain patent applications are filed. The foreign filing license requirements vary by country and depend on various factors, including where the inventive activity occurred, citizenship status of the inventors, the residency of the inventors and the invention owner, the place of business for the invention owner and the nature of the subject matter to be disclosed (e.g., items related to national security or national defense). In some, but not all cases, for example in China and India, a foreign filing license cannot be obtained retroactively in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment of a pending patent application or can be grounds for revoking or invalidating an issued patent, resulting in the loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, potential competitors might be able to enter the relevant markets with similar or identical products or technology, which could have a material adverse effect on our business, financial condition, results of operations and prospects. We may also be dependent on licensors to take the necessary actions to comply with these requirements with respect to the intellectual property license.

Public health pandemics (such as the COVID-19 pandemic), geopolitical instability (war and terrorism), natural disasters, or similar events may impair our and our licensors’ ability to comply with these procedural, document submission, fee payment, and other requirements imposed by government patent agencies, which may materially and adversely affect our ability to obtain or maintain patent protection for any of our current and future product candidates.

Changes in patent laws or their interpretations could diminish the value of patents in general, thereby impairing our ability to protect our products.

Changes in either the patent laws or interpretation of the patent laws in the United States or in other countries could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Assuming that other requirements for patentability are met, prior to March 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith America Invents Act (the America Invents Act) enacted in September 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. A third party that files a patent application in the USPTO after March 2013, but before us or our licensors could therefore be awarded a patent covering an invention of ours or our licensors even if we or our licensors had made the invention before it was made by such third party. This requires us to be cognizant of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or our licensors are the first to either (i) file any patent application related to any of our current or future product candidates and other proprietary technologies we may develop or (ii) invent any of the inventions claimed in our patents or patent applications.

The America Invents Act also included a number of significant changes that affect the way patent applications are prosecuted and also affect patent litigation. These include allowing third party protests and submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO-administered post-grant proceedings, including post-grant review, inter partes review and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims or any patent claims we may license in the future that would not have been invalidated if first challenged by the third party as a defendant in a district court action.

In addition, the patent positions of companies in the development and commercialization of pharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. We cannot predict how decisions by the courts, the U.S. Congress or the USPTO may impact the value of our owned and in-licensed patent rights. For example, the U.S. Supreme Court held in Amgen v. Sanofi (2023) that a functionally claimed genus was invalid for failing to comply with the enablement requirement of the Patent Act. As such, our owned and in-licensed patent rights with functional claims may be vulnerable to third party challenges seeking to invalidate these claims for lacking enablement or adequate support in the specification. Depending on future actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future. In addition to heightened patentability requirements, the Supreme Court and Federal Circuit’s interpretation of biosimilar product approval under the BPCIA, has evolved in recent years, affecting the “patent dance” provisions of the statute, which are intended to resolve any patent infringement issues before the approval of a biosimilar. Similarly, changes in patent law and regulations in other countries or jurisdictions or changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may weaken our ability to obtain new patents or to enforce patents that we have or may obtain or license in the future.

In 2012, the European Union Patent Package (EU Patent Package) regulations were passed with the goal of providing a single pan-European Unitary Patent and a new European Unified Patent Court (UPC) for litigation involving European patents. The EU Patent Package was implemented on June 1, 2023. As a result, all European patents, including those issued prior to ratification of the EU Patent Package, now by default automatically fall under the jurisdiction of the UPC, unless otherwise opted out. It is uncertain how the UPC will impact granted European patents in the biotechnology and pharmaceutical industries. Our European patents and patent applications, if issued, could be challenged in the UPC. During the first seven years of the UPC’s existence, the UPC legislation allows a patent owner to opt its European patents out of the jurisdiction of the UPC. We may decide to opt out our future European patents from the UPC, but doing so may preclude us from realizing the benefits of the UPC. Moreover, if we do not meet all of the formalities and requirements for opt-out under the UPC, our future European patents could remain under the jurisdiction of the UPC. The UPC will provide our competitors with a new forum to centrally revoke our European patents and allow for the possibility of a competitor to obtain pan-European injunction. Such a loss of patent protection could have a material adverse impact on our business and our ability to commercialize our technology and any of our current and future product candidates due to increased competition and, resultantly, on our business, financial condition, results of operations and prospects. The UPC and Unitary Patent are significant changes in European patent practice. As the UPC is a new court system, there is limited precedent for the court, increasing the uncertainty of any litigation in the UPC.

Issued patents covering any of our current or future product candidates could be found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad.

Our owned and in-licensed patent rights may be subject to priority, validity, inventorship, ownership and enforceability disputes. Legal proceedings relating to intellectual property claims, with or without merit, are unpredictable and generally expensive and time-consuming and likely to divert significant resources from our core business, including distracting our management and scientific personnel from their normal responsibilities and generally harm our business. If we or any licensors are unsuccessful in any of these proceedings, such patents and patent applications may be narrowed, invalidated or held unenforceable. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we initiate legal proceedings against a third party to enforce a patent covering any of our current or future product candidates, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could include an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement, lack of sufficient written description, failure to claim patent-eligible subject matter or obviousness-type double patenting. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading or inconsistent statement, during prosecution. Third parties may raise claims challenging the validity or enforceability of a patent before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in the revocation of, cancellation of, shortening the term of or amendment to our owned or in-licensed patent rights or any patent rights we may obtain or license in the future in such a way that they no longer cover any of our current or future product candidates or prevent third parties from competing with our product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection for any of our current or future product candidates. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that we do not have the right to stop the other party from using the invention at issue on the grounds that our owned and in-licensed patent claims do not cover the invention, or decide that the other party’s use of our patented technology falls under the safe harbor to patent infringement under 35 U.S.C. § 271(e). Such a loss of patent protection would have a material adverse impact on our business, financial condition, results of operations and prospects.

Patent terms may be inadequate to protect the competitive position of any of our current or future product candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are paid timely, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional or international patent application filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering any of our current or future product candidates are obtained, once the patent has expired, we may be vulnerable to competition from competitive products, including generics. Given the amount of time required for the development, testing and regulatory review of any of our current or future product candidates, patents protecting such product candidates might expire before or shortly after such product candidates are commercialized. As a result, our intellectual property may not provide us with sufficient rights to exclude others from commercializing products similar or identical to our product candidates. If we do not have sufficient patent life to protect our products, our business, financial condition, results of operations and future prospects will be adversely affected.

If we do not obtain patent term extension and equivalent extensions outside of the United States for any of our current or future product candidates, our business may be materially harmed.

Depending upon the timing, duration and specifics of any FDA regulatory approval of any of our current or future product candidates, one or more of our owned or in-licensed U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent term extension of up to five years as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended, and only those claims covering the approved drug, a method for using it or a method for manufacturing it may be extended. Similar patent term restoration provisions to compensate for commercialization delay caused by regulatory review are also available in certain foreign jurisdictions, such as in Europe under Supplemental Protection Certificate. However, we may not be granted an extension for various reasons, including failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents, or failing to satisfy other applicable requirements. Moreover, the applicable time period afforded could be less than we request. In addition, to the extent we wish to pursue patent term extension based on a patent that we may license from a third party in the future, we may need the cooperation of that third party. If we are unable to obtain patent term extension, or the foreign equivalent, or if the term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our business, financial condition, results of operations and prospects could be materially harmed.

We or our licensors may be subject to claims challenging the inventorship or ownership of our owned and in-licensed patents and other intellectual property.

We or our licensors may be subject to claims that former employees, consultants, licensees, collaborators or other third parties have an interest in our owned or in-licensed patent rights, trade secrets, or other intellectual property as an inventor, co-inventor or owner of trade secrets. For example, we or our licensors may have inventorship or ownership disputes arise from conflicting obligations of consultants or others who are involved in developing any of our current or future product candidates and other proprietary technologies we may develop. We or our licensors may have relied on third-party consultants or collaborators or on funds from third parties, such as from a government entity, such that we or our licensors are not the sole and exclusive owners of the patents we in-licensed. The failure to name the proper inventors on a patent application can result in the patents issuing therefrom being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our product candidates or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership of our owned or in-licensed patent rights, trade secrets or other intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as ownership of, or the right to use intellectual property that is important to any of our current or future product candidates and other proprietary technologies we may develop. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and future prospects.

If we are unable to protect the confidentiality of our and our licensors’ trade secrets, our business and competitive position would be harmed.

In addition to seeking patent protection for any of our current or future product candidates and proprietary technologies, we may rely on trade secret protection and confidentiality agreements to protect our unpatented know-how, technology, and other proprietary information and to maintain our competitive position. We seek to protect these trade secrets and other proprietary technology, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, licensees, third-party collaborators, CROs, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. Trade secrets and know-how can be difficult to protect. We cannot guarantee that we have entered into applicable agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Monitoring unauthorized uses and disclosures is difficult, and we do not know whether the steps we have taken to protect our proprietary technologies will be effective. We cannot guarantee that any potential trade secrets and other proprietary and confidential information will not be disclosed or that competitors will not otherwise gain access to trade secrets. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret (such as through a cybersecurity breach) is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. Furthermore, others may independently discover similar trade secrets and proprietary information. If any of our trade secrets were to be disclosed or misappropriated or if any such information were to be independently developed by a competitor or other third party, our competitive position would be materially and adversely harmed. Additionally, we may need to share our proprietary information, including trade secrets, with future business partners, collaborators, contractors and others located in countries at heightened risk of theft of trade secrets, including through direct intrusion by private parties or foreign actors, and those affiliated with or controlled by state actors.

We may be subject to claims that third parties have an ownership interest in our trade secrets. For example, we may have disputes arise from conflicting obligations of our employees, consultants or others who are involved in developing any of our current or future product candidates. Litigation may be necessary to defend against these and other claims challenging ownership of our trade secrets. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable trade secret rights, such as exclusive ownership of, or right to use, trade secrets that are important to any of our current or future product candidates and other proprietary technologies we may develop. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We may be subject to claims that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.

Some of our employees, consultants and advisors are currently or were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer, or that we caused an employee to breach the terms of his or her non-competition or non-solicitation agreement. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our management.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self- executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market any of our current or future product candidates.

We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are or will be complete or thorough, nor can we be certain that we have identified or will identify each and every third-party patent and pending patent application in the United States and abroad that is relevant to or necessary for the commercialization of any of our current or future product candidates in any jurisdiction. Patent applications in the United States and elsewhere are not published until approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering any of our current or future product candidates could have been filed by others without our knowledge.

The scope of a patent claim is determined by the interpretation of the law, the words of a patent claim, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending patent application may be incorrect, which may negatively impact our ability to market our products. We may incorrectly determine that any of our current or future product candidates are not covered by a third-party patent or may incorrectly predict whether a third party’s pending patent application will issue with claims of relevant scope. Alternatively, we may incorrectly determine that the Hatch-Waxman Amendments are a defense for a safe harbor to infringement of a patent we consider relevant to the research or clinical development of any of our current or future product candidates. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect, and we may incorrectly conclude that a third-party patent is invalid and unenforceable or not infringed. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market any of our current or future product candidates. If we fail to identify and correctly interpret relevant patents, we may be subject to infringement claims. Also, because the claims of published patent applications can change between publication and patent grant, there may be published patent applications that may ultimately issue with claims that we infringe.

As the number of competitors in the market grows and the number of patents issued in this area increases, the possibility of patent infringement claims escalates. Moreover, in recent years, individuals and groups that are non-practicing entities, commonly referred to as “patent trolls,” have purchased patents and other intellectual property assets for the purpose of making claims of infringement in order to extract settlements. From time to time, we may receive threatening letters, notices or “invitations to license,” or may be the subject of claims that our products and business operations infringe or violate the intellectual property rights of others. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing any of our current or future product candidates that are held to be infringing. We might, if possible, also be forced to redesign any of our current or future product candidates or services so that we no longer infringe the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

Third-party claims of intellectual property infringement, misappropriation, or other violations against us or our collaborators could be expensive and time-consuming and may prevent or delay the development and commercialization of any of our current or future product candidates.

Our commercial success depends in part on our and our collaborators’ ability to avoid infringing, misappropriating and otherwise violating the patents and other intellectual property rights of third parties. There is a substantial amount of complex litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including interference, derivation, inter partes review, post-grant review, and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions.

Numerous U.S. and foreign-issued patents and pending patent applications owned by third parties exist in the fields in which we plan to commercialize our programs (including obesity, weight loss and maintenance programs) and in which we are developing other proprietary technologies. As the biotechnology and pharmaceutical industries expand and more patents are issued, and as we gain greater visibility and market exposure as a public company, the risk increases that our programs and commercializing activities may give rise to claims of infringement of the patent rights of others. We cannot guarantee that our programs and other proprietary technologies we develop will not infringe existing or future patents owned by third parties. We may not be aware of patents that have already been issued for which a third party, such as a competitor in the fields in which we are developing our programs, might assert as infringed by us. It is also possible that patents owned by third parties of which we are aware, but which we do not believe we infringe or that we believe we have valid defenses to any claims of patent infringement, could be found to be infringed by us. It is not unusual that corresponding patents issued in different countries have different scopes of coverage, such that in one country a third-party patent does not pose a material risk, but in another country, the corresponding third-party patent may pose a material risk to any of our current or future product candidates. In addition, because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that we may infringe. For example, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover any of our current or future product candidates or the use of any of our current or future product candidates.

If any third-party claims that we infringe their patents or that we are otherwise employing their proprietary technology without authorization and initiates litigation against us, even if we believe such claims are without merit, a court could hold that such patents are valid, enforceable and infringed by us. Defense of infringement claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and other employee resources from our business, and may impact our reputation. If a successful claim of infringement against us, we may be enjoined from further developing or commercializing the infringing products or technologies. In addition, we may be required to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties and/or redesign our infringing products or technologies, which may be impossible or require substantial time and monetary expenditure. Such licenses may not be available on commercially reasonable terms or at all. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be nonexclusive, which could result in our competitors gaining access to the same intellectual property. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms or at all, we may be unable to commercialize the infringing products or technologies or such commercialization efforts may be significantly delayed, which could in turn significantly harm our business. In addition, we may in the future pursue patent challenges with respect to third-party patents, including as a defense against the foregoing infringement claims. The outcome of such challenges is unpredictable.

Even if resolved in our favor, the foregoing proceedings could be very expensive, particularly for a company of our size, and time-consuming. Such proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such proceedings adequately. Some of our competitors may be able to sustain the costs of litigation or administrative proceedings more effectively than we can because of greater financial resources. Such proceedings may also absorb significant time of our technical and management personnel and distract them from their normal responsibilities. Uncertainties resulting from such proceedings could impair our ability to compete in the marketplace. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may in the future pursue invalidity proceedings with respect to third-party patents. The outcome following legal assertions of invalidity is unpredictable. Even if resolved in our favor, these legal proceedings may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such proceedings adequately. Some of these third parties may be able to sustain the costs of such proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent proceedings could compromise our ability to compete in the marketplace. If we do not prevail in the patent proceedings the third parties may assert a claim of patent infringement directed at any of our current or future product candidates.

We may become involved in lawsuits to protect or enforce our owned and in-licensed patents and other intellectual property rights, which could be expensive, time-consuming and unsuccessful.

Third parties, such as competitors, may infringe our owned or in-licensed patent rights. In an infringement proceeding, a court may decide that a patent we own or license is invalid or unenforceable or may refuse to stop the other party from using the invention at issue. In addition, our owned or in-licensed patent rights may become involved in inventorship, ownership, priority, enforceability, or validity disputes. To counter or defend against such claims can be expensive and time-consuming. An adverse result in any litigation proceeding could put our patent rights at risk of being invalidated, held unenforceable or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation and proceedings, there is a risk that some of our confidential information could be compromised by disclosure during such litigation and proceedings.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our registered or unregistered trademarks or trade names may be challenged, infringed, diluted, circumvented or declared generic or determined to be infringing, misappropriating or violating other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in the markets of interest. During trademark registration proceedings, we may receive rejections of our applications by the USPTO or in other foreign jurisdictions. Although we are given an opportunity to respond to such rejections, we may be unable to overcome them. If our trademarks are successfully challenged or determined to be infringing, misappropriating or violating other marks, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, which may not survive such proceedings. Moreover, any name we may propose to use with any of our current or future product candidates in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. Similar requirements exist in Europe. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA or an equivalent administrative body in a foreign jurisdiction objects to any of our proposed proprietary product names, we may be required to expend significant additional resources to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe, misappropriate or otherwise violate the existing rights of third parties and be acceptable to the FDA. Furthermore, in many countries, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark.

We may not be able to obtain, protect or enforce our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement, misappropriation, dilution or other claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively, and our business may be adversely affected. Our efforts to obtain, enforce or protect our proprietary rights related to trademarks, trade names, domain name, or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our business, financial condition, results of operations and prospects.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•

others may be able to make products that are similar to any of our current or future product candidates or utilize similar technology but that are not covered by the claims of the patents that we own or may license in the future;

•	we or our licensors or collaborators might not have been the first to make the inventions covered by our current or future patent applications;

•	we or our licensors or collaborators might not have been the first to file patent applications covering our or their inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•	it is possible that our pending and future patent applications that we own or may license will not lead to issued patents;

•	any issued patent that we own or license in the future may be held invalid or unenforceable, including as a result of legal challenges by our competitors or other third parties;

•	others may have access to the same intellectual property rights licensed to us in the future on a non-exclusive basis;

•

our competitors or other third parties might conduct research and development activities in countries where we or our licensors do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not develop additional proprietary technologies that are patentable;

•	we may fail to identify potential patentable subject matter and/or may fail to file on it;

•	the patents or other intellectual property rights of others may harm our business; and

•

we may choose not to file for patent protection to maintain certain trade secrets or know-how, and a third party may subsequently file a patent application covering such intellectual property or disclose information resulting in a loss of protection for such trade secret.

Should any of the foregoing occur, it could adversely affect our business, financial condition, results of operations and prospects.

We may not be successful in obtaining or maintaining necessary rights to product components and processes for our development pipeline through acquisitions and in-licenses.

The growth of our business may depend in part on our ability to acquire, in-license or use third-party intellectual property and proprietary rights. For example, any of our current or future product candidates may require specific formulations to work effectively and efficiently, we may develop product candidates containing our compounds and pre-existing pharmaceutical compounds, we may develop combination therapies with our compounds and third-party compounds, any of which could require us to obtain rights to use intellectual property held by third parties. In addition, with respect to any patent or other intellectual property rights we may co-own with third parties, we may require licenses to such co-owners’ interest to such patents. We may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify as necessary or important to our business operations. In addition, we may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. Were that to happen, we may need to cease use of the compositions or methods covered by those third-party intellectual property rights and may need to seek to develop alternative approaches that do not infringe, misappropriate or otherwise violate those intellectual property rights, which may entail additional costs and development delays, even if we were able to develop such alternatives, which may not be feasible. Even if we can obtain a license, it may be non-exclusive, which means that our competitors may also receive access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology.

Additionally, we may collaborate with academic institutions to accelerate our research and development under written agreements with these institutions. In certain cases, these institutions provide us with an option to negotiate a license to any of the institution’s rights in technology resulting from the collaboration. Even if we hold such an option, we may be unable to negotiate a license from the institution within the specified timeframe or under terms that are acceptable to us. If we are unable to do so, the institution may offer the intellectual property rights to others, potentially blocking our ability to pursue our program. Even if we can obtain a license, it may be non-exclusive, and our competitors may also receive access to the same technologies licensed to us.

The licensing and acquisition of third-party intellectual property rights is a competitive area, and companies that may be more established or have greater resources than we do may also be pursuing strategies to license or acquire third-party intellectual property rights that we may consider necessary or attractive to commercialize any of our current or future product candidates. More established companies may have a competitive advantage over us due to their size, cash resources or greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. There can be no assurance that we will be able to successfully complete these types of negotiations and ultimately acquire the rights to the intellectual property surrounding any of our current or future product candidates that we may seek to develop or market. If we are unable to successfully obtain rights to required third-party intellectual property or to maintain the existing intellectual property rights we have, we may have to abandon development of certain programs and our business, financial condition, results of operations, and prospects could suffer.

Risks Related to the Ownership of Our Common Stock

We may fail to satisfy the continued listing requirements of Nasdaq.

If we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with the listing requirements of Nasdaq.

The trading price of the shares of our common stock is volatile and purchasers of our common stock could incur substantial losses.

Our stock price has been and is likely to remain volatile. The stock market in general and the market for stock of biopharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock at a price that you consider attractive or satisfactory. The market price for our common stock may be influenced by many factors, including:

•	results of our clinical trials and preclinical studies, and the results of trials of our competitors or those of other companies in our market sector;

•	our ability to enroll patients in our future clinical trials;

•

our ability to obtain and maintain regulatory approval of any of our current or future product candidates or additional indications thereof, or limitations to specific label indications or patient populations for its use, or changes or delays in the regulatory review process;

•	regulatory or legal developments in the United States and foreign countries;

•	changes in the structure of healthcare payment systems;

•	the success or failure of our efforts to develop, acquire, or license any of our current or future product candidates;

•	innovations, clinical trial results, product approvals and other developments regarding our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	manufacturing, supply, or distribution delays or shortages;

•	any changes to our relationship with any manufacturers, suppliers, collaborators or other strategic partners;

•	achievement of expected product sales and profitability;

•	variations in our financial results or development timelines or those of companies that are perceived to be similar to us, including variations from expectations of securities analysts or investors;

•	market conditions in the biopharmaceutical sector and issuance of securities analysts’ reports or recommendations;

•	trading volume of our common stock;

•	an inability to obtain additional funding;

•	sales of our stock by us, our insiders or our stockholders, as well as the anticipation of lock-up releases or expiration of market stand-off or lock-up agreements;

•

general economic, industry, geopolitical and market conditions, such as military conflict or war, inflation and financial institution instability, or pandemic or epidemic disease outbreaks, many of which are beyond our control;

•	additions or departures of senior management, directors or key personnel;

•	intellectual property, product liability or other litigation against us or our inability to enforce our intellectual property;

•	changes in our capital structure, such as future issuances of securities and the incurrence of additional debt; and

•	changes in accounting standards, policies, guidelines, interpretations or principles.

In addition, in the past, stockholders have initiated class action lawsuits against biopharmaceutical companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs, divert our management’s attention and resources and damage our reputation, which could have a material adverse effect on our business, financial condition, results of operations and future prospects.

Our executive officers, directors, and principal stockholders, if they choose to act together, have the ability to significantly influence all matters submitted to stockholders for approval.

As of July 21, 2025, our executive officers, directors and greater than 5% stockholders, in the aggregate, beneficially owned approximately 53.1% of our outstanding common stock. In computing the number of shares beneficially owned, shares of common stock subject to options, warrants or other rights held by this group that are currently exercisable or will become exercisable within 60 days of July 21, 2025, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. As a result, such persons, to the extent they act together, will have the ability to significantly influence all matters submitted to our board of directors or stockholders for approval, including the appointment of our management, the election and removal of directors and approval of any significant transaction, as well as our management and business affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would benefit other stockholders.

We do not currently intend to pay dividends on our common stock, so any returns on your investment will be limited to the value of our common stock.

We have never declared or paid any cash dividend on our common stock. We currently anticipate that we will retain future earnings for the development, operation, and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, any future debt agreements may preclude us from paying dividends. Any return to stockholders will therefore be limited to the appreciation of their stock. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

Sales of a substantial number of shares of our common stock in the public market could cause our common stock price to fall.

The lock-up agreements entered into in connection with our IPO will expire at the close of business on July 29, 2025. BofA Securities, Inc., and Goldman Sachs & Co. LLC in their sole discretion, may permit our equity holders who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements. After the lock-up agreements expire, the shares of common stock previously subject to lock-up agreements will be eligible for sale in the public market. If our stockholders from prior to our initial public offering sell, or indicate an intention to sell, or if the market perceives that such stockholders might sell, substantial amounts of our common stock in the public market after applicable restrictions on resale lapse, the market price of our common stock could decline. As of July 21, 2025, we had outstanding a total of 105,055,538 shares of common stock. Of these shares, 17,569,444 shares of our common stock were sold in the initial public offering, substantially all of which are freely tradable, without restriction, in the public market.

In addition, the holders of approximately 71.9 million shares, or 68.4% of our total outstanding common stock, have rights, subject to some conditions, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or our other stockholders, subject to the lock-up agreements described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. Any sales of securities by these stockholders could have a material adverse effect on the market price of our common stock.

In addition, in the future, we may issue additional shares of common stock, or other equity or debt securities convertible into common stock, in connection with a financing, acquisition, employee arrangement, or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause the price of our common stock to decline.

We are currently an emerging growth company and a smaller reporting company, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and may remain an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering, or December 31, 2030. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” as defined under the Exchange Act, our annual gross revenue exceeds $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley);

•

not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, unless the SEC determines the new rules are necessary for protecting the public;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We are also a smaller reporting company as defined in the Exchange Act for the fiscal year ending December 31, 2025. We will lose our status as a smaller reporting company effective as of January 1, 2026. For our remaining periodic reports related to the fiscal year ending December 31, 2025, we may take advantage of certain of the scaled disclosures available to smaller reporting companies.

We have taken advantage of reduced reporting burdens in this Quarterly Report. For example, in this Quarterly Report, we have taken advantage of some of the scaled disclosures permitted, such as excluding quantitative and qualitative disclosures about market risk that would be required if we were not a smaller reporting company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be reduced or more volatile.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. We intend to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of Sarbanes-Oxley.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable and may lead to entrenchment of management.

Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could significantly reduce the value of our shares to a potential acquiror or delay or prevent changes in control or changes in our management without the consent of our board of directors. The provisions in our governing documents include the following:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•

the exclusive right of our board of directors, unless the board of directors grants such right to the stockholders, to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	the required approval of at least 66-2/3% of the shares entitled to vote to remove a director for cause, and the prohibition on removal of directors without cause;

•

the ability of our board of directors to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•	the ability of our board of directors to alter our amended and restated bylaws without obtaining stockholder approval;

•

the required approval of at least 66-2/3% of the shares entitled to vote to adopt, amend or repeal our amended and restated bylaws or repeal the provisions of our amended and restated certificate of incorporation regarding the election and removal of directors;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•	an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the exclusive forum for certain actions and proceedings;

•

the requirement that a special meeting of stockholders may be called only by the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•

advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

We are also subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law. Under Section 203, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the board of directors has approved the transaction.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between us and our stockholders and that the federal district courts are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine; provided, that, this provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, our amended and restated certificate of incorporation also provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. These choice of forum provisions may result in increased costs to stockholders to bring a claim, limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, and may generally have the effect of discouraging lawsuits against us and our directors, officers and other employees. However, stockholders are not deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the choice of forum provisions in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

General Risk Factors

We incur significant increased costs as a result of operating as a public company, and our management is required to devote substantial time to compliance initiatives.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. We are subject to the reporting requirements of the Exchange Act, which requires, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, Sarbanes-Oxley, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of Sarbanes-Oxley, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and certain corporate governance practices. Further, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC has adopted additional rules and regulations in these areas, such as mandatory “say on pay” voting requirements that will apply to us when we cease to be an emerging growth company. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

The rules and regulations applicable to public companies have substantially increased and are expected to continue to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will decrease our net income or increase our net loss and may require us to reduce expenditures in other areas of our business. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to comply with these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws and anti-money laundering laws and regulations. We could face criminal liability and other serious consequences for violations, which could harm our business.

We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls and anti-corruption and anti-money laundering laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, CROs, contractors and other collaborators and partners from authorizing, promising, offering, providing, soliciting or receiving, directly or indirectly, improper payments or anything else of value to or from recipients in the public or private sector. We may engage third parties for clinical trials outside of the United States, to sell our products abroad if and when we enter a commercialization phase, and/or to obtain necessary permits, licenses, patent registrations and other regulatory approvals. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. We can be held liable for the corrupt or other illegal activities of our employees, agents, CROs, contractors and other collaborators and partners, even if we do not explicitly authorize or have actual knowledge of such activities, and any training or compliance programs or other initiatives we undertake to prevent such activities may not be effective.

Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

Furthermore, U.S. export control laws and economic sanctions prohibit the provision of certain products and services to countries, governments, and persons targeted by U.S. sanctions. U.S. sanctions that have been or may be imposed may impact our ability to continue activities at future clinical trial sites within regions covered by such sanctions. If we fail to comply with export and import regulations and such economic sanctions, penalties could be imposed, including fines and/or denial of certain export privileges. These export and import controls and economic sanctions could also adversely affect our supply chain.

We and any of our third-party manufacturers or suppliers may use potent chemical agents and hazardous materials, and any claims relating to improper handling, storage, or disposal of these materials could be time-consuming or costly.

We and any of our third-party manufacturers or suppliers and our current or any future collaborators may use biological materials, potent chemical agents and hazardous materials, including chemicals and biological agents and compounds that could be dangerous to human health and safety of the environment. Our operations and the operations of our third-party manufacturers and suppliers also produce hazardous waste products. Federal, state and local laws and regulations govern the use, generation, manufacture, storage, handling and disposal of these materials and wastes. Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair our product development efforts. In addition, neither we or our third-party manufacturers and suppliers can eliminate the risk of accidental injury or contamination from these materials or wastes. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. In the event of contamination or injury at our, our manufacturers’ or our suppliers’ sites, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended. Although we maintain workers’ compensation insurance for certain costs and expenses we may incur due to injuries to our employees resulting from work-related injuries, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for toxic tort claims that may be asserted against us in connection with the storage or disposal of biologic, hazardous or radioactive materials.

In addition, we may incur substantial costs in order to comply with current or future environmental, health, and safety laws and regulations, which have tended to become more stringent over time. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions or liabilities, which could materially adversely affect our business, financial condition, results of operations and future prospects.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our operations and the operations of our manufacturers, suppliers, collaborators, CROs and clinical sites could be subject to earthquakes, power shortages, telecommunications or infrastructure failures, cybersecurity incidents, physical security breaches, water shortages, floods, hurricanes, typhoons, blizzards and other extreme weather conditions, fires, public health pandemics or epidemics (including, for example, the COVID-19 pandemic) and other natural or manmade disasters, geopolitical actions or business interruptions, for which we are predominantly self-insured. We rely on third-party manufacturers or suppliers in various countries to produce our current or future product candidates and its components and on CROs and clinical sites to conduct our clinical trials, and do not have a redundant source of supply for all components of any of our current or future product candidates. Our ability to obtain clinical or, if approved, commercial, supplies of any of our current or future product candidates could be disrupted if the operations of these suppliers were affected by a man-made or natural disaster, geopolitical action or other business interruption, and our ability to commence, conduct or complete our clinical trials in a timely manner could be similarly adversely affected by any of the foregoing. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses.

Unstable market and economic conditions and adverse developments with respect to financial institutions and associated liquidity risk may have serious adverse consequences on our business, financial condition and stock price.

From time to time, the global credit and financial markets have experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of military conflict, including the conflicts between Russia and Ukraine and in the Middle East, terrorism or other geopolitical events, such as new tariffs or proposed tariffs between the U.S. and other nations. Sanctions imposed by the United States and other countries in response to conflicts, including the one in Ukraine, may also adversely impact the financial markets and the global economy, and any economic countermeasures by the affected countries or others could exacerbate market and economic instability. In addition, in 2023 the closures of financial institutions and their placement into receivership with the FDIC created bank-specific and broader financial institution liquidity risk and concerns. Future adverse developments with respect to specific financial institutions or the broader financial services industry may lead to market-wide liquidity shortages, impair the ability of companies to access near-term working capital needs, and create additional market and economic uncertainty. There can be no assurance that future credit and financial market instability and a deterioration in confidence in economic conditions will not occur.

Our general business strategy may be adversely affected by any such economic downturn, liquidity shortages, volatile business environment or continued unpredictable and unstable market conditions. If the equity and credit markets deteriorate, or if adverse developments are experienced by financial institutions, it may cause short-term liquidity risk and also make any necessary debt or equity financing more difficult, more costly, more onerous with respect to financial and operating covenants and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay, limit, reduce or abandon product development or future commercialization efforts or grant rights to develop and market our product candidates even if we would otherwise prefer to develop and market such product candidates ourselves. In addition, there is a risk that one or more of our current service providers, financial institutions, manufacturers and other partners may be adversely affected by the foregoing risks, which could directly affect our ability to attain our operating goals on schedule and on budget.

If securities or industry analysts publish unfavorable research or reports about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us, our business, our market or our competitors. If one or more of the analysts who covers us downgrades our stock, or if we fail to meet the expectations of one or more of these analysts, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to regularly publish reports on us, interest in our stock could decrease, which could cause our stock price or trading volume to decline.

If we fail to maintain proper and effective internal control over financial reporting, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.

Pursuant to Section 404 of Sarbanes-Oxley, our management will be required to report upon the effectiveness of our internal control over financial reporting beginning with our second annual report. When we lose our status as an “emerging growth company” and do not otherwise qualify as a non-accelerated filer, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. To comply with the requirements of being a reporting company under the Exchange Act, we may need to upgrade our information technology systems; implement additional financial and management controls, reporting systems and procedures; and hire additional accounting and finance staff. If we or, if required, our auditors are unable to conclude that our internal control over financial reporting is effective, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.

We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting once that firm begins its Section 404 reviews, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and biopharmaceutical companies have experienced significant stock price volatility in recent years. If we face such litigation, even if ultimately decided in our favor, it could result in substantial costs and a diversion of our management’s attention and resources, which could harm our business.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

Recent Sales of Unregistered Equity Securities

None.

Use of Proceeds from our Public Offering of Common Stock

On February 3, 2025, we completed the initial public offering (IPO) of our common stock pursuant to which we issued and sold 17,569,444 shares of our common stock at a price to the public of $18.00 per share.

All shares issued and sold in the initial public offering were registered under the Securities Act pursuant to a Registration Statement on Form S-1 (File No. 333-284225), as amended (the Registration Statement), declared effective by the SEC on January 30, 2025.

There has been no material change in the expected use of the net proceeds from our IPO as described in our Registration Statement. The remaining net proceeds from our IPO have been invested primarily in savings and money market accounts. There has been no material change in the expected use of the net proceeds from our initial public offering as described in our last periodic report.

Issuer Purchases of Equity Securities

None.

Item 3. Defaults Upon Senior Securities.

Not applicable.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

(a)	None.

(b)	None.

(c)

During the quarter ended June 30, 2025, none of our directors or officers (as defined in Rule 16a-1 under the Exchange Act) adopted or terminated a “Rule 10b5-1 trading arrangement” or “non-Rule 10b5-1 trading arrangement” (as those terms are defined in Item 408 of Regulation S-K).

Item 6. Exhibits.

Furnish the exhibits required by Item 601 of Regulation S-K (§ 229.601 of this chapter).

Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed/ Furnished Herein
10.1†	2023 Equity Incentive Plan, as amended, and form of award agreements thereunder.					*

10.2†	Offer Letter by and between Metsera, Inc. and Matthew Lang.					*

31.1	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.					*

Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed/ Furnished Herein

31.2	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.					*

32.1	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.					**

32.2	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.					**

101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL Document.					*

101.SCH	Inline XBRL Taxonomy Extension Schema Linkbase Document.					*

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.					*

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.					*

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.					*

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.					*

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).					*

*	Filed herewith.
**	Furnished herewith.
†	Indicates a management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

METSERA, INC.

Date: July 28, 2025	By:	/s/ Christopher Whitten Bernard
Christopher Whitten Bernard
President and Chief Executive Officer
(Principal Executive Officer)

Date: July 28, 2025	By:	/s/ Christopher J. Visioli
Christopher J. Visioli
Chief Financial Officer
(Principal Financial Officer)

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION METSERA, INC. 3 WORLD TRADE CENTER 175 GREENWICH STREET NEW YORK, NY 10007 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [TBD]. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/MTSR2025SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on [TBD]. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V80475-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY METSERA, INC. PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION The Board of Directors of Metsera, Inc. recommends you vote FOR the following proposals (as listed in the proxy statement): For Against Abstain 1. To adopt the Agreement and Plan of Merger, dated as of September 21, 2025 (as it may be amended from time to time, the “Merger ! ! ! Agreement”), by and among Pfizer Inc., a Delaware corporation (“Parent”), Mayfair Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Metsera, Inc. (“Metsera”), pursuant to which Merger Sub will merge with and into Metsera (the “Merger”), with Metsera continuing as the surviving corporation in the Merger and as a wholly-owned subsidiary of Parent. 2. To adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the ! ! ! Merger Agreement at the time of the Special Meeting. NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting and any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Meeting: The Notice and Proxy Statement are available at www.proxyvote.com. METSERA, INC. Special Meeting of Stockholders [TBD], 2025 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Christopher Whitten Bernard and Matthew Lang, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of METSERA, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [TBD] Eastern Time on [TBD], held at www.virtualshareholdermeeting.com/MTSR2025SM, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations for each of the proposals included herein. If any other matters properly come before the meeting, and any adjournment or postponement thereof, the persons named in the proxy will vote in their discretion on such matters. PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION Continued, and must be signed and dated on the other side